As filed with the Securities and Exchange Commission on January 23, 2006

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Eastern Insurance Holdings, Inc.

(Exact name of registrant as specified in its articles of incorporation)

Pennsylvania	6331	20-2653793
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

25 Race Avenue

Lancaster, Pennsylvania 17603

(888) 654-4100

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Bruce M. Eckert Chief Executive Officer Eastern Insurance Holdings, Inc. 25 Race Avenue Lancaster, Pennsylvania 17603 (717) 396-7095	Robert M. McAlaine Chairman Eastern Insurance Holdings, Inc. 25 Race Avenue Lancaster, Pennsylvania 17603 (717) 396-7095
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Jeffrey P. Waldron, Esq. Stevens & Lee P.C. 620 Freedom Business Center King of Prussia, Pennsylvania 19406 (610) 205-6028	David L. Harbaugh, Esq. Morgan Lewis & Bockius LLP 1701 Market Street Philadelphia, Pennsylvania 19103 (215) 963-5751

Approximate date of commencement of proposed sale to the public: Upon completion of the merger described herein.

If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box, and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, no par value per share	3,675,765 shares	$10.00	$36,757,650 (1)	$2,838 (2)

(1)	Estimated solely for the purpose of calculating the registration fee.

(2)	Calculated in accordance with Rule 457(f).

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

[EHC LOGO]

The board of directors of Eastern Holding Company, Ltd. (“EHC”) is soliciting proxies for use at the special meeting of shareholders to be held on             ,                 , 2006 at             .m., Local Time, at the Genesis Building, 5th Floor, Grand Cayman, Cayman Islands, B.W.I.

This proxy statement/prospectus relates to the proposed domestication of EHC from a Cayman Islands company to a Pennsylvania corporation and the proposed merger of EHC with and into a wholly owned subsidiary of Eastern Insurance Holdings, Inc. (“Eastern Holdings”). Eastern Holdings has been formed in connection with the conversion of Educators Mutual Life Insurance Company (“Educators”) from a mutual life insurance company to a stock life insurance company pursuant to a plan of conversion adopted by Educators. If the conversion is completed, Educators will become a wholly owned subsidiary of Eastern Holdings. Immediately after the conversion of Educators, EHC will merge with and into a wholly owned subsidiary of Eastern Holdings.

Completion of the domestication and the merger are conditioned upon the completion of the conversion. Approval of both the domestication of EHC as a Pennsylvania corporation and the merger require the affirmative vote of two-thirds of the votes cast by EHC common and series A voting preferred shareholders voting as a single class at the special meeting of shareholders. In addition, the merger requires the affirmative vote of 75% of the votes cast by holders of EHC series A voting preferred stock at the special meeting of shareholders. In connection with the execution of the merger agreement, directors of EHC, who hold 51.9% of the issued and outstanding common and series A voting preferred shares of EHC and 48.0% of the issued and outstanding series A voting preferred shares of EHC, have agreed to vote their shares of EHC stock in favor of the merger and the domestication. Eastern Holdings, Educators, and EHC have applied for and received all necessary regulatory approvals in order to complete the conversion and the merger. The completion of the merger is expected to occur immediately after the completion of the conversion.

If the merger is completed, each share of EHC common stock issued and outstanding immediately prior to the merger will be converted into the right to receive $5,717.98, consisting of $2.597.98 in cash and 312 shares of Eastern Holdings common stock valued at $10.00 per share. The total consideration to be received by EHC shareholders is equal to 1.28 times the fully diluted book value of EHC at September 30, 2005. If the merger is completed after March 31, 2006, the total consideration will be 1.28 times the fully diluted book value of the EHC at December 31, 2005.

For the purpose of determining the number of shares of Eastern Holdings common stock to be issued in the merger to EHC shareholders, Eastern Holdings common stock will be deemed to have a value of $10.00 per share, which is the price at which Eastern Holdings common stock is being offered to Educators members and others, including EHC shareholders, in the conversion. You will receive a separate prospectus with respect to the offering of Eastern Holdings common stock in the conversion. In addition to your right to receive Eastern Holdings common stock in connection with the merger, and subject to the prior rights of others under the plan of conversion, you will have the right, but not the obligation, to purchase for cash Eastern Holdings common stock in the conversion.

Eastern Holdings common stock has been conditionally approved for trading on The Nasdaq National Market under the symbol “EIHI.” There is no market for Eastern Holdings common stock at this time, and there can be no assurance that an active and liquid trading market will develop for the common stock.

The domestication of EHC from a Cayman Islands business corporation to a Pennsylvania business corporation will be a tax free reorganization, and EHC will not recognize any gain or loss as a result of the domestication. You will be deemed to have exchanged your stock in the Cayman Islands corporation for stock in the Pennsylvania corporation. If you hold your stock in the Cayman Islands corporation as a capital asset, you will recognize as capital gain your realized gain on the deemed exchange of your stock in the Cayman Islands corporation for stock in the Pennsylvania corporation, unless you either (a) elect to include in income as a deemed dividend the earnings and profits attributable to your stock in EHC, or (b) qualify for a de minimis exception because the fair market value of your EHC stock is less than $50,000 on the date of domestication. The gain you realize will be the excess of the fair market value of the stock received in the domesticated Pennsylvania corporation over your adjusted tax basis in your shares of the Cayman Islands corporation prior to domestication.

The merger will be a tax free reorganization, and neither EHC or Eastern Holdings will recognize any gain or loss as a result of the merger. You will not recognize any loss on the exchange of your shares of EHC common stock in the domesticated Pennsylvania corporation for a combination of cash and shares of Eastern Holdings common stock. However, you will recognize gain equal to the lesser of the amount of cash received or the gain realized. The gain you realize will be the excess of the sum of the fair market value of the Eastern Holdings common stock and cash you receive over your adjusted tax basis in your shares of EHC common stock that you surrender in the exchange.

The EHC board of directors unanimously recommends that EHC shareholders vote FOR the domestication of EHC and FOR adoption of the merger agreement.

This proxy statement/prospectus provides you with detailed information about Educators’ conversion, the proposed merger and related matters. You should read this proxy statement/prospectus carefully, including the appendices and the Risk Factors beginning on page 19.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this document. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated February     , 2006, and is first being mailed to shareholders of EHC on or about February     , 2006.

[EHC Logo]

Eastern Holding Company, Ltd.

Genesis Building, 5th Floor, Grand Cayman, Cayman Islands, B.W.I.

Notice of Special Meeting Of Shareholders

NOTICE IS HEREBY GIVEN that a special meeting of shareholders of Eastern Holding Company, Ltd. will be held at                  .m., Local Time, on                  , 2006 at the Genesis Building, 5th Floor, Grand Cayman, Cayman Islands, B.W.I., for the following purposes:

•	To consider and vote upon a proposal to approve the domestication of Eastern Holding Company, Ltd. from the Cayman Islands to Pennsylvania;

•	To consider and vote upon a proposal to approve the merger agreement entered into among Eastern Holding Company, Ltd., Educators Mutual Life Insurance Company, and Eastern Insurance Holdings, Inc.; and

•	To transact such other business as may properly come before the meeting.

The board of directors of Eastern Holding Company, Ltd. has fixed the close of business on                      , 2006 as the record date for determining shareholders entitled to notice of, and to vote at, the special meeting.

Your vote is important regardless of the number of shares you own. Whether or not you plan to attend the special meeting, the board of directors of Eastern Holding Company, Ltd. urges you to complete, sign, date and return the enclosed proxy card as soon as possible in the enclosed postage-paid envelope. This will not prevent you from voting in person at the special meeting, but will assure that your vote is counted if you are unable to attend. If you are a shareholder whose shares are not registered in your own name, you will need additional documentation from your record holder in order to vote personally at the special meeting.

By Order of the Board of Directors,

[Executive Vice President] and Corporate Secretary

Grand Cayman, Cayman Islands

February     , 2006

(i)

(ii)

(iii)

ANNEXES

A.	Agreement and Plan of Reorganization, dated as of March 17, 2005, among Eastern Holding Company, Ltd., Eastern Insurance Holdings, Inc. and Educators Mutual Life Insurance Company	A-1

B.	Opinion of Griffin Financial Group LLC	B-1

C.	Financial Statements of Eastern Holding Company, Ltd.	C-1

D.	Financial Statements of Educators Mutual Life Insurance Company	D-1

E.	Statutory Provisions Relating to Dissenters’ Rights	E-1

(iv)

QUESTIONS AND ANSWERS ABOUT THE TRANSACTION

Q:	What am I being asked to vote on?

A:	You are being asked to vote on two proposals:

•	the domestication of EHC from the Cayman Islands to Pennsylvania, and

•	adoption of the merger agreement among Educators, Eastern Holdings and EHC, pursuant to which:

•	EHC will merge with and into a newly formed subsidiary of Eastern Holdings, and

•	you will receive $2.597.98 in cash and 312 shares of Eastern Holdings common stock valued at $10.00 per share for each share of EHC common stock that you hold.

As a part of this transaction, Educators will convert from a mutual life insurance company to a stock life insurance company and become a subsidiary of Eastern Holdings.

Q.	What is this document?

A.	This document describes the domestication and the merger and is both a proxy statement of EHC and a prospectus of Eastern Holdings. It is a proxy statement of EHC because it is being used by EHC to solicit your vote at the special meeting of EHC shareholders that will be held to vote on the domestication and the merger. It is a prospectus of Eastern Holdings because Eastern Holdings is offering shares of its common stock together with cash in exchange for your shares of EHC common stock if the merger is completed.

Q:	How does the EHC board of directors recommend I vote on the proposals?

A:	The EHC board unanimously recommends that you vote “FOR” the domestication and “FOR” the proposal to approve the merger agreement.

Q.	Why is my vote important?

A.	If you fail to vote at the special meeting, it will be more difficult for EHC to obtain the quorum necessary to take action at the special meeting.

Q:	What vote is required to approve the domestication and the merger?

A.	Approval of both the domestication of EHC as a Pennsylvania corporation and the merger require the affirmative vote of two-thirds of the votes cast by EHC common and series A voting preferred shareholders voting as a single class at the special meeting of shareholders. In addition, the merger requires the affirmative vote of 75% of the votes cast by holders of EHC series A voting preferred stock at the special meeting of shareholders.

Q:	How do I vote?

A:	You may vote in person at the meeting or by returning your completed proxy card in the enclosed postage-paid envelope. If you return your signed proxy card, your shares will be voted in accordance with your instructions. If you return your signed proxy card, but do not designate how you wish to vote, your shares will be voted “FOR” each proposal.

Q:	Can I change my vote after I have mailed my signed proxy card?

A:	Yes. There are three ways for you to revoke your proxy and change your vote. First, you may send a written notice to the Secretary of EHC stating that you would like to revoke your proxy. Second, you may complete and submit a new proxy card with a later date. Third, you may vote in person at the special meeting, provided you deliver your ballot in person or deliver a written revocation to the Secretary of EHC prior to the voting of such proxy.

Q:	What is the domestication?

A:	EHC is a Cayman Islands corporation. Domestication is a process by which EHC becomes a Pennsylvania corporation. No change will occur in EHC’s operations or business.

Q:	Why does EHC need to domesticate?

A:	EHC needs to domesticate for two reasons: (i) Cayman Islands law does not authorize mergers, and (ii) under United States federal income tax law, EHC must be a domestic company in order to qualify the merger as a reorganization. If a merger qualifies as a reorganization under the Internal Revenue Code, it is not a taxable event to EHC or Eastern Holdings.

Q:	What are the consequences of domestication to EHC and Eastern Holdings?

A:	As a result of the domestication, the income of EHC and its subsidiary Eastern Re Ltd, S.P.C. will be subject to United States federal income tax prospectively from the date of domestication. Therefore, the income of EHC and Eastern Holdings will be reduced from what it otherwise would be if it were not subject to United States federal income tax. This will reduce the net income of EHC.

Q:	What are the tax consequences of domestication to me?

A:	We expect that the domestication will be taxable to you if your EHC stock has a fair market value equal to or greater than $50,000 on the date of the domestication. See “Tax Aspects – The Domestication.”

Q:	What is the consideration for the merger?

A:	The approximate aggregate purchase price to be paid in the merger for all outstanding EHC shares is estimated at $73.7 million, which is 1.28 times the fully diluted book value of EHC at September 30, 2005. If the merger is not completed by March 31, 2006, the purchase price will be 1.28 times the fully diluted book value of EHC at December 31, 2005. On a per share basis, each outstanding share of EHC common stock, other than shares with respect to which dissenters’ rights are exercised, will be converted into the right to receive $5,717.98, consisting of $2.597.98 in cash and 312 shares of Eastern Holdings common stock valued at $10.00 per share.

Q:	How many shares of common stock of Eastern Holdings will be issued in the merger to the shareholders of EHC?

A:	Eastern Holdings expects to issue 3,675,765 shares of its common stock in the merger to the holders of EHC capital stock. Assuming the issuance of 3,675,765 shares in the merger, EHC shareholders would hold between 30.7% and 40.0%, respectively, of the total number of shares of Eastern Holdings common stock issued and outstanding after completion of the conversion and the merger. These ownership percentages vary within this range depending upon how many shares of Eastern Holdings common stock are sold in the conversion offering and will increase if EHC’s management and shareholders purchase shares of Eastern Holdings common stock in the conversion offering. EHC’s management intends to subscribe to purchase Eastern Holdings common stock in the conversion, but may not be successful in doing so because other subscribers have a priority right to do so under the plan of conversion.

Q:	Is the completion of the merger subject to any conditions?

A:	The completion of the merger is subject to the following conditions:

•	approval by EHC shareholders of the domestication of EHC to Pennsylvania from the Cayman Islands;

•	approval of the merger by EHC shareholders;

•	receipt of all necessary regulatory approvals; and

•	approval of the conversion by the members of Educators and completion of the conversion.

Q:	What is a conversion?

A:	Educators is a mutual insurance company. In a conversion, a mutual insurance company (which is controlled by its members) converts to a stock insurance company (which is owned by its shareholders) pursuant to a plan of conversion. In connection with the conversion, Eastern Holdings will be offering shares of its common stock to Educators’ members and other eligible subscribers, including EHC shareholders. This is called the conversion offering.

Q:	Why did I receive a separate document from Eastern Holdings?

A:	Under the plan of conversion adopted by Educators, shareholders of EHC are being offered the right to buy Eastern Holdings common stock in the conversion offering, subject to the prior rights of Educators’ members and other eligible subscribers. Therefore, you also received the conversion offering prospectus from Eastern Holdings in connection with that stock offering.

Q:	Do I have to buy stock in the conversion offering?

A:	No. You have the right to buy Eastern Holdings common stock, subject to the prior rights of Educators’ members and other eligible subscribers, but you have no obligation to buy Eastern

Holdings common stock. Whether or not you buy Eastern Holdings common stock will have no effect on the merger consideration you receive if the merger is approved by EHC shareholders.

Q:	When do you expect the domestication, the merger and the conversion to be completed?

A:	We expect that the conversion will occur first, followed immediately by the domestication and then the merger. All three transactions are expected to occur on the same day or consecutive days during the first or second quarter of 2006.

Q:	In connection with determining the consideration for the merger, how was the value of Eastern Holdings’ stock determined?

A:	Under Pennsylvania law governing conversions, a valuation of Educators must be performed and an amount of Eastern Holdings common stock equal to the valuation must be sold to Educators members, other eligible subscribers and the public. As of November 30, 2005, the appraised value of Educators was determined to be between $55.3 million and $74.8 million, which can be adjusted up to an adjusted maximum of $83.1 million. Therefore, Eastern Holdings must sell stock within this range to complete the conversion. The per share value of $10.00 was chosen because it is the customary price at which common stock is sold in conversion transactions. For purposes of determining the merger consideration, the value of Eastern Holdings common stock to be delivered to EHC shareholders is assumed to have the same value as the $10.00 offering price of the Eastern Holdings common stock in the conversion offering. However, neither the independent appraisal of Educators nor the $10.00 per share offering price of Eastern Holdings common stock necessarily indicates the price at which Eastern Holdings’ common stock will trade in the market after the conversion and the merger.

Q:	What are the tax consequences of the merger to me?

A:	We expect the merger to be tax-free with respect to the shares of Eastern Holdings common stock that you receive and to be taxable with respect to cash you receive in the merger. See “Tax Aspects – The Merger.”

Q:	Can I sell my Eastern Holdings shares after the merger, and will the shares be traded on any stock market?

A:	Unless you are an affiliate of Eastern Holdings or EHC, you can freely sell your shares. We intend to list the shares on The Nasdaq Stock Market under the symbol “EIHI.” We cannot assure you that an active trading market for Eastern Holdings common stock will exist after completion of the merger.

Q:	Should I send in my EHC stock certificates now?

A:	No. Shortly after the merger is completed, Eastern Holdings will send you written instructions for exchanging your stock certificates. You will be asked to return your EHC stock certificates at that time.

Q:	What is going to be Eastern Holdings’ corporate structure following completion of the conversion and the merger?

A:	Eastern Holdings will be a holding company for Educators, which will become a wholly owned subsidiary of Eastern Holdings, and EHC will merge with and into a newly formed subsidiary of Eastern Holdings following the conversion and will no longer exist. A chart showing the corporate structure of Eastern Holdings after completion of the merger is included in the summary section of this proxy statement/prospectus.

Q:	Why has EHC entered into this transaction with Educators?

A:	The merger and the conversion are expected to provide EHC with additional statutory surplus and permit EHC to expand its workers’ compensation business. The cash that you will receive in exchange for your EHC stock will enable you to liquidate part of your investment in EHC. In addition, because Eastern Holdings’ common stock is expected to be listed on The Nasdaq Stock Market, Eastern Holdings common stock issued to you in the merger should be a more liquid investment than the shares of EHC stock that you now hold.

Q:	Who will be the directors and management of Eastern Holdings?

A:	Eastern Holdings’ board of directors consists of eleven (11) members, six of whom are directors of Educators and five of whom are directors of EHC. Mr. Robert M. McAlaine, Educators’ non-employee Chairman, Bruce M. Eckert, EHC’s Chief Executive Officer, Michael L. Boguski, EHC’s President and Chief Operating Officer, and Kevin M. Shook, EHC’s Chief Financial Officer hold the same positions at Eastern Holdings and are the management of Eastern Holdings.

Q:	Whom should I call with questions or to obtain additional copies of this document?

A:	You should contact:

Kevin M. Shook

Chief Financial Officer

Eastern Insurance Holdings, Inc.

25 Race Avenue

Lancaster, Pennsylvania 17603

Telephone: (717) 735-1660

CERTAIN IMPORTANT INFORMATION

You should rely only on the information contained in this proxy statement/prospectus. We have not authorized any person to provide you with information that is different from that contained in this proxy statement/prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information contained in this proxy statement/prospectus is accurate only as of the date of this proxy statement/prospectus, regardless of the time of delivery of this proxy statement/prospectus. Our business, financial condition, results of operations and prospects may have changed since that date. In this proxy statement/prospectus:

•	“Eastern Holdings,” “we,” “us” and “our” refer to Eastern Insurance Holdings, Inc. prior to completion of the conversion and the merger and after completion of the conversion and the merger to Eastern Insurance Holdings, Inc. and all of its subsidiaries;

•	“domestication” refers to the transaction in which EHC becomes a Pennsylvania corporation and relinquishes its status as a Cayman Islands corporation;

•	“merger” refers to the merger of EHC into a subsidiary of Eastern Holdings, as a result of which EHC will become a wholly owned subsidiary of Eastern Holdings;

•	the “conversion” refers to a series of transactions by which Educators will convert from a mutual life and health insurance company to a stock life and health insurance company, become a subsidiary of Eastern Holdings and change its name to Eastern Life and Health Insurance Company;

•	the “conversion offering” refers to the offering by Eastern Holdings of up to $83.1 million of its common stock to eligible subscribers under the plan of conversion in a subscription offering and, if necessary, to the general public in a community offering;

•	“members” refers to (i) the named insureds under an individual insurance policy issued by Educators, (ii) the named insureds under a group insurance policy issued by Educators, and (iii) the certificateholders insured under a group insurance policy issued by Educators;

•	“traditional business” refers to workers’ compensation insurance policies written by EHC’s domestic workers’ compensation insurance companies. Workers’ compensation insurance is a system (established under state and federal laws) under which employers provide insurance for benefit payments to their employees for work-related injuries, deaths and diseases, regardless of fault;

•

“segregated portfolio cell” refers to a segregated pool of assets within EHC’s Cayman Islands insurance subsidiary, Eastern Re Ltd., S.P.C., which we refer to as Eastern Re. Eastern Re, a segregated portfolio company under Cayman Islands law, is a reinsurance company that operates as a single legal entity with segregated pools of assets, or segregated portfolio cells. The pool of assets and associated liabilities of each segregated portfolio cell are solely for the benefit of the segregated portfolio dividend participants, and the pool of assets of one segregated portfolio cell are statutorily protected from the creditors of the others. Eastern Re currently has eleven distinct segregated portfolio cells; and

•	“alternative markets” refers to arrangements in which workers’ compensation policies written by EHC’s domestic workers’ compensation insurance companies are reinsured 100% by Eastern Re, and a segregated portfolio dividend participant or group of segregated portfolio dividend participants assume all or a portion of the aggregate shared risk. The insurer provides related insurance services, including policy issuance and underwriting, as well as claims, risk and investment management.

SUMMARY

This summary highlights selected information from this proxy statement/prospectus and may not contain all of the information that is important to you. To understand the domestication and the merger fully, you should read this entire proxy statement/prospectus carefully, including the financial statements and the notes to financial statements of Educators and EHC included in this proxy statement/prospectus.

The Special Meeting

EHC will hold a special meeting of shareholders on                     ,                      , 2006, at              .m., local time, at the Genesis Building, 5th Floor, Grand Cayman, Cayman Islands, B.W.I.

At the meeting, you will be asked to vote on a proposal to approve the domestication of EHC from the Cayman Islands to Pennsylvania and on a proposal to approve and adopt the merger agreement among EHC, Eastern Holdings and Educators and any such other business as may properly come before the meeting.

On September 30, 2005, there were 4,410 shares of EHC common stock outstanding, 2,868 shares of series A voting preferred stock outstanding and 3,902 shares of series B nonvoting preferred stock outstanding. The series A voting preferred stock and the series B nonvoting preferred stock are identical in all respects except for voting rights and a share of both series of preferred stock automatically converts to one share of common stock immediately prior to the closing of the merger.

If you owned shares of EHC common stock or series A voting preferred stock at the close of business on                          , 2006, you are entitled to vote at the special meeting. At the meeting you will have one vote for each share of EHC common stock or series A voting preferred stock you owned on                          , 2006.

Approval of both the domestication of EHC as a Pennsylvania corporation and the merger require the affirmative vote of two-thirds of the votes cast by EHC common and series A voting preferred shareholders voting as a single class at the special meeting of shareholders. In addition, the merger requires the affirmative vote of 75% of the votes cast by holders of EHC series A voting preferred stock at the special meeting of shareholders.

We are a Pennsylvania corporation recently organized by Educators and EHC. Following the mutual-to-stock conversion of Educators and the merger of our wholly owned subsidiary with EHC, we will be the holding company for Educators and EHC. We are not an operating company and have not engaged in any business to date. Our executive offices are located at 25 Race Avenue, Lancaster, Pennsylvania 17603, and our telephone number is (717) 396-7095. We have not yet established a website.

Eastern Holding Company, Ltd.

EHC is a Cayman Islands holding company incorporated in 1997. EHC’s principal subsidiaries are Global Alliance Holdings Ltd., doing business as Eastern Alliance Insurance Group, a Pennsylvania corporation, and Eastern Re, a Cayman Islands corporation. Global Alliance has three operating subsidiaries – Eastern Alliance Insurance Company, Allied Eastern Indemnity

Company, and Employers Alliance, Inc. Eastern Alliance and Allied Eastern, which we collectively refer to as EAIG, are Pennsylvania stock property and casualty insurance companies; Employers Alliance, a Pennsylvania corporation, is a third-party claims administrator.

EHC provides a broad range of workers’ compensation products through Eastern Alliance and Allied Eastern, some of which are reinsured by Eastern Re. EHC also provides claims administration and risk management services through Employers Alliance. Through quota share assumed reinsurance agreements at Eastern Re, EHC also participates in programs covering underground storage tanks, non-hazardous waste haulers and fire sprinkler contractors, all of which are underwritten by other unaffiliated insurance companies. EHC manages these operations through four business segments: workers’ compensation insurance, specialty reinsurance, segregated portfolio cell business, and corporate/third party administration. EHC’s primary market is small and medium size Pennsylvania employers generally with 300 employees or less for whom service, in addition to price, is frequently a key determinant in the choice of insurer. See “Business of EHC.”

At September 30, 2005, EHC had total consolidated assets of $193.6 million and shareholders’ equity of $52.1 million. For the nine months ended September 30, 2005, and the year ended December 31, 2004, EHC had gross premiums written of $80.6 million and $83.2 million, respectively, and consolidated net income of $11.2 million and $6.4 million, respectively.

EHC’s headquarters is located at the Genesis Building, 5th Floor, Grand Cayman, Cayman Islands, B.W.I., and its telephone number is (345) 949-7966. The website address of its United States companies is www.eains.com.

Educators Mutual Life Insurance Company

Educators is a Pennsylvania-domiciled mutual life and health insurance company that offers group benefits products. Originally founded in 1910 to offer disability income products to public school teachers in central Pennsylvania, Educators offers group dental, disability and life insurance products. Educators’ target policyholder base is primarily composed of small and medium size employers of 300 or fewer employees. Educators previously offered group medical insurance, but terminated the sale of these products in 2002 due to competitive market conditions.

Educators actively markets its group benefits products primarily in the Mid-Atlantic, Southeast and Midwest regions of the continental United States, and is licensed to do business in 41 states and the District of Columbia. Educators offers its products through independent insurance agents, general agencies and brokers, which we refer to as producers. For the year ended December 31, 2004, none of Educators’ independent producers represented 5% or more of its direct premiums written. Direct premiums written excludes the impact of all reinsurance premiums, either assumed or ceded. See “Business of Educators.”

At September 30, 2005, Educators had total consolidated assets of $111.3 million and total equity of $60.7 million. For the nine months ended September 30, 2005, and the year ended December 31, 2004, Educators had direct premiums written of $31.0 million and $40.8 million, respectively, and a consolidated net loss of $502,000 and net income of $1.8 million, respectively.

Educators’ executive offices are located at 202 North Prince Street, Lancaster, Pennsylvania 17603 and its telephone number is (717) 397-2751. Educators’ website address is www.emlife.com.

The Domestication

Subject to the approval of EHC shareholders at the special meeting, EHC intends to become a Pennsylvania corporation and relinquish its status as a Cayman Islands corporation. This will occur immediately after the conversion and immediately before the merger. The domestication is necessary because Cayman Islands law does not provide for mergers and United States federal income tax law only permits tax free mergers between domestic corporations. As a result of the domestication, EHC and its subsidiary, Eastern Re Ltd, S.P.C. will be subject to United States federal income tax prospectively from the date of domestication. Therefore, the income of EHC and Eastern Re will be reduced from what it otherwise would be if it were not subject to United States federal income tax.

Federal Income Tax Consequences of the Domestication

The domestication of EHC from a Cayman Islands corporation to a Pennsylvania business corporation will be a tax free reorganization, and EHC will not recognize any gain or loss as a result of the domestication. You will be deemed to have exchanged your stock in the Cayman Islands corporation for stock in the Pennsylvania corporation. If you hold your stock in the Cayman Islands corporation as a capital asset, you will recognize as capital gain your realized gain (but will not recognize any loss) on the deemed exchange of your stock in the Cayman Islands corporation for stock in the Pennsylvania corporation, unless you either:

•	elect to include in income as a deemed dividend the earnings and profits attributable to your stock in EHC, or

•	qualify for a de minimis exception because the fair market value of your EHC stock is less than $50,000 on the date of domestication.

The gain you realize will be the excess of the fair market value of the stock received in the domesticated Pennsylvania corporation over your adjusted tax basis in your shares of Cayman Islands corporation prior to domestication. See “Tax Aspects – The Domestication.”

The Merger

Educators and EHC entered into a merger agreement dated March 17, 2005. The merger agreement was the result of arms’ length negotiations between Educators and EHC. The purchase price to be paid for EHC is $73.7 million, which is 1.28 times the fully diluted book value of EHC at September 30, 2005. If the merger does not occur on or before March 31, 2006, the purchase price will be 1.28 times the fully diluted book value of EHC at December 31, 2005.

As a result of the merger, EHC shareholders will own at least 30.7% and as much as 40.0% of the outstanding shares of Eastern Holdings, depending upon the number of shares sold in the conversion offering. This percentage ownership interest will increase if EHC’s management and EHC shareholders also purchase shares of Eastern Holdings common stock in the conversion offering. EHC’s management does intend to subscribe to purchase Eastern Holdings common stock, but may not be able to do so because of the priority rights of other eligible subscribers.

Completion of the merger is subject to various conditions, including:

•	approval by EHC shareholders of the domestication of EHC to Pennsylvania from the Cayman Islands;

•	approval of the merger by EHC shareholders;

•	receipt of all necessary regulatory approvals; and

•	approval of the conversion by the members of Educators and completion of the conversion.

In connection with the execution of the merger agreement, directors of EHC, who hold 51.9% of the issued and outstanding shares of EHC common stock and series A voting preferred stock and 48.0% of the series A voting preferred stock, have agreed to vote their shares of EHC stock in favor of the merger and the domestication. Eastern Holdings, Educators, and EHC have applied for and received all necessary regulatory approvals in order to complete the conversion and the merger. The completion of the merger is expected to occur immediately after the completion of the conversion and the domestication.

Federal Income Tax Consequences of the Merger

The merger will be a tax free reorganization and neither EHC or Eastern Holdings will recognize any gain or loss as a result of the merger. You will not recognize any loss on the exchange of your shares of EHC common stock in the domesticated Pennsylvania corporation for a combination of cash and shares of Eastern Holdings common stock. However, you will recognize gain equal to the lesser of the amount of cash received or the gain realized. The gain you realize will be the excess of the sum of the fair market value of the Eastern Holdings common stock and cash you receive over your adjusted tax basis in your shares of EHC common stock that you surrender in the exchange. See “Tax Aspects – The Merger.”

Treatment of Stock Options and Warrants in the Merger

The merger agreement permits EHC to amend its option plan to grant additional options and to accelerate the vesting of outstanding options, and EHC has made these amendments to its option plan. As a result, options to acquire 1,713 shares of EHC common stock are outstanding. The merger agreement also provides that any options outstanding on the date of closing will be canceled. Therefore, because the per share merger consideration exceeds the per share exercise price of all options, we expect that all options will be exercised before closing. In addition to stock options, EHC has outstanding warrants to acquire 300 shares, which will be converted into the right to acquire 171,539 shares of Eastern Holdings common stock.

The form, but not the aggregate amount, of consideration paid with respect to shares of common stock of EHC acquired upon the exercise of EHC stock options is different than the consideration that will be paid with respect to all other EHC shares. Each option share will be converted into the right to receive:

•	an amount in cash equal to the option exercise price paid for such share,

•	an additional amount in cash equal to 49% of the difference between $5,717.98 and the exercise price of the option, and

•	shares of Eastern Holdings common stock having a value equal to 51% of the difference between $5,717.98 and the exercise price of the option. For this purpose each share of Eastern Holdings common stock will be valued at the initial offering price of $10.00 per share.

Special Dividend

Under the terms of the merger agreement, because the merger was not completed on or before December 31, 2005, EHC will pay a special dividend to shareholders of record on the business day immediately preceding closing. This special dividend will be in an amount equal to the increase, if any, in EHC’s consolidated shareholders’ equity, as determined in accordance with U.S. GAAP, from November 1, 2005, to the end of the calendar month preceding the closing of the merger and will be paid within 30 days after closing. Furthermore, if the merger is not completed on or before March 31, 2006, then the purchase price will be equal 1.28 times EHC’s fully diluted book value at December 31, 2005, and EHC, in lieu of the special dividend described in the preceding sentence, will pay a special dividend to shareholders of record on the business day immediately preceding closing in an amount equal to the increase, if any, in EHC’s consolidated shareholders’ equity, as determined in accordance with U.S. GAAP, from February 1, 2006 to the end of the calendar month preceding the closing of the merger.

Opinion of our Financial Advisor

Griffin Financial Group, LLC, which we refer to as Griffin Financial, delivered its opinion to the EHC board of directors that, as of the date of its opinion and based upon and subject to the factors and assumptions set forth therein, the merger consideration was fair, from a financial point of view, to EHC.

The opinion of Griffin Financial is addressed to the EHC board of directors, is directed only to the consideration to be paid in the merger and does not constitute a recommendation as to how any EHC shareholder should vote with respect to the merger agreement. The full text of the written opinion of Griffin Financial, dated March 17, 2005, which sets forth the procedures followed, limitations on the review undertaken, matters considered and assumptions made in connection with the opinion, is attached as Annex B to this proxy statement/prospectus. We recommend that you read the opinion carefully in its entirety.

Conversion of Educators from Mutual to Stock Form

Contemporaneously with the execution of the merger agreement, Educators adopted a plan of conversion on March 17, 2005, as amended on June 9, 2005, and on November 17, 2005. The conversion involves a series of transactions by which Educators will convert from a mutual life and health insurance company to a stock life and health insurance company. Following the conversion, Educators will become our subsidiary and will change its name to Eastern Life and Health Insurance Company. Educators will continue to be subject to the regulation and supervision of the Pennsylvania Insurance Department, which we refer to as the Department.

As part of the conversion, we are offering for sale in a subscription offering between $55.3 million and $74.8 million of our common stock. This amount may be automatically increased to $83.1 million solely to accommodate the purchase of a 10% interest by our employee stock ownership plan, which we refer to as our ESOP, if Educators’ members subscribe for more than 90% of the $74.8 million of common stock originally offered. The subscription offering is being made in the following order of priority:

•	Educators members under those policies in force as of March 17, 2005;

•	our ESOP;

•	directors, officers, managers and employees of Educators and IBSi ( a subsidiary of Educators prior to being sold on October 31, 2005) as of March 17, 2005, and as of the closing date, and any person who served as a director of Educators after January 1, 1998;

•	directors, officers, managers and employees of EHC as of March 17, 2005, and as of the closing date; and

•	shareholders of EHC as of March 17, 2005.

The per share purchase price in the conversion offering is $10.00. If an insufficient number of shares are subscribed for in the subscription offering, we may sell shares in a community offering, with preference given to residents of Lancaster County, Pennsylvania.

Completion of the conversion is subject to various conditions, including:

•	approval of the conversion by the members of Educators at a special meeting of members to be held on , 2006;

•	receipt of all necessary regulatory approvals; and

•	approval by EHC shareholders of the domestication and the merger at the special meeting.

The conversion, the domestication and the merger will not be completed unless each of the conversion, the domestication and the merger is completed.

Directors and Management of Eastern Holdings

Our board of directors consists of eleven members, six of whom are directors of Educators and five of whom are directors of EHC. Mr. Robert M. McAlaine, our non-executive Chairman, also serves as the non-executive Chairman of Educators. Bruce M. Eckert, our Chief Executive Officer and a director, also serves as the Chief Executive Officer of EHC. Michael L. Boguski, our President and Chief Operating Officer, and Kevin M. Shook, our Treasurer and Chief Financial Officer, hold the same positions at EHC. See “Management.”

Interests of our Directors and Executive Officers in the Merger

Directors and officers of EHC who are shareholders of EHC may have economic interests in the conversion and the merger that are different from, or in addition to, the interest of Educators policyholders. These interests include rights under employment agreements entered into contemporaneously with the plan of conversion and the merger agreement, rights to continued indemnification and insurance coverage by Eastern Holdings after the merger, and rights of EHC directors and officers under EHC’s stock option plan. In addition, directors and officers of EHC who are EHC shareholders will receive cash and shares of Eastern Holdings common stock in exchange for their shares of EHC in the merger. The following table sets forth the book value of such shares as of September 30, 2005 and the cash and pro forma book value of the shares of Eastern Holdings common stock that each such officer and director will receive in the merger.

Name of Officer or Director of EHC	Book Value of EHC Shares Owned at September 30, 2005	Amount of Cash Consideration to be Received in the Merger	Amount of Eastern Stock Consideration to be Received in the Merger
Lawrence W. Bitner	$2,573,092	$745,580	$2,547,978
Michael L. Boguski	2,233,587	2,224,895	634,096
Paul R. Burke	11,771,002	6,820,622	8,246,260
Bruce M. Eckert	2,787,516	2,631,061	936,960
Suzanne M. Emmet	732,616	738,946	198,803
Robert A. Gilpin	746,018	746,712	208,191
Scott C. Penwell	875,566	608,617	512,108
Kevin M. Shook	780,690	835,785	176,297
James L. Zech	11,771,002	6,820,622	8,246,260

Employees, officers, and directors of Eastern Holdings, Educators and EHC will also be able to acquire shares of Eastern Holdings common stock pursuant to various stock-based benefit plans either adopted in connection with the conversion offering or subsequent to its completion. Shareholders of Eastern Holdings who are not directors or employees of Eastern Holdings or one of its subsidiaries will not have an opportunity to participate in such plans.

Our ESOP will buy shares of common stock offered in the conversion offering with a portion of the net proceeds received in the offering. The shares will be allocated to the employee participants in the ESOP over a period of ten years at no cost to the employees.

The stock compensation plan will be implemented if we receive shareholder approval of the plan. Such approval cannot be obtained earlier than six months after the conversion. If the stock compensation plan is approved by our shareholders, we intend to grant stock options and restricted stock awards to certain officers, employees and directors. The restricted stock awards will consist of shares of Eastern Holdings’ common stock, which will be issued at no cost to directors and certain officers and employees. The stock options also will be issued to directors, officers and employees without cost to them, but they will be required to pay the applicable exercise price at the time of exercise to receive the shares of common stock covered by the options.

You will find more information about our ESOP and the stock compensation plan by reading the section of this proxy statement/prospectus entitled “Management – New Stock Benefit Plans.”

The following table summarizes the stock benefits that directors, officers and employees may receive in connection with or subsequent to the conversion offering, assuming that the number of shares sold is at the midpoint of the offering range:

Plan	Individuals Eligible To Receive Awards	% of Shares Issued	Number of Shares	Value of Shares Based on $10.00 Share Price
ESOP	All full-time employees	10.0%	650,000	$6,500,000
Shares available under the stock compensation plan for restricted stock awards	Directors and selected officers and employees	4.0%	260,000	$2,600,000
Shares available under the stock compensation plan for stock options	Directors and selected officers and employees	10.0%	650,000		(1)

(1)	Stock options will be granted with a per share exercise price at least equal to the market price of our common stock on the date of grant. The value of a stock option will depend upon increases, if any, in the price of our common stock during the term of the stock option.

In addition, five executive officers of EHC entered into employment agreements contemporaneously with the execution of the merger agreement.

Our Strategy

We will be the holding company for Educators and EHC after the conversion and the merger. After the conversion and the merger, we will offer a diverse range of insurance products, primarily to small and medium size businesses, through our operating subsidiaries. We will use the capital provided by the conversion offering primarily to expand EHC’s workers’ compensation and related businesses. We also plan to integrate Educators’ group benefits business with EHC’s workers’ compensation business. The key elements of our strategy are:

•	Focus Distribution on Small and Medium Size Businesses. We will continue to focus distribution of our products to our target market of small and medium size businesses;

•	Expand Commitment to Producer Service. We will adopt EHC’s commitment to producer service and its active producer management process, which consists, among other things, of assigning underwriters to producers in an effort to foster effective working relationships. Also, as part of EHC’s active producer management process, all EHC producers or their principals own EHC stock. We will continue to align the interests of Eastern Holdings and its producers by encouraging producers to own Eastern Holdings stock;

•	Target Middle Atlantic and Southeastern States. We initially will focus our distribution efforts in Middle Atlantic and Southeastern states where we believe we are able to provide a level of service that will allow us to maintain a competitive advantage;

•	Seek an Improved A.M. Best Rating. Both Educators and EHC’s domestic insurance subsidiaries currently are rated “B++” (Very Good) by A.M. Best, which is the fifth highest of A.M. Best’s sixteen rating categories. After receiving the proceeds from the conversion offering and the combination of Educators and EHC under our holding company, we will seek an upgrade of the “B++” (Very Good) rating. We believe an upgraded rating will allow Educators and EHC’s domestic insurance subsidiaries to write policies for rating sensitive customers that they are currently unable to access. A.M. Best has given no indication, however, that it will accede to such a request, and has indicated that it will monitor and evaluate our post-closing sales performance, business integration and expense reductions before measuring the impact of the conversion and the merger on our ratings;

•	Expand Distribution of Educators’ Group Benefits Products. In order to improve the performance of Educators’ group benefits business, we expect to distribute Educators’ term life, dental and disability insurance products through EHC’s Pennsylvania network of independent producers and cross-sell Educators’ group benefits products to EHC’s existing alternative market customers. To initiate that process, Educators and EHC have entered into a distribution agreement whereby Educators agrees to introduce EHC and its affiliates’ insurance products to Educators’ producers and EHC agrees to introduce Educators and its insurance products to EHC and its affiliates’ producers. This strategy is dependent on the ability and willingness of the respective producers of EHC and Educators to distribute the products of our other companies; and

•	Growth Through New Product Introductions and Acquisitions. We expect to selectively expand our business through prudent new product introductions and acquisitions. These acquisitions may include the acquisition of mutual or stock insurance companies through conversion and merger transactions, the purchase of books of business, the purchase of “shell” insurance companies with active state licenses, or other strategic alliances. We currently have no specific plans, intentions, arrangements or understandings regarding any transaction.

Risks Associated with Our Strategy

Our ability to successfully execute this strategy is subject to a number of significant risks. The most significant of these risks include:

•	our ability to integrate Educators’ and EHC’s operations;

•	any delay in or a failure to obtain an improvement in the A.M. Best Ratings of our insurance companies; and

•	our ability to improve the performance of Educators’ group benefits business.

See “Risk Factors – Risk Factors Relating to Our Business.”

Our Structure Following the Conversion and the Merger

The following chart shows our corporate structure following completion of the transactions described in this proxy statement/prospectus:

Our Dividend Policy

After the conversion is completed, our board of directors will have the authority to declare dividends on our common stock, subject to statutory and regulatory requirements. We intend to consider a policy of paying cash dividends on our common stock. The rate of such dividends and the initial or continued payment thereof will depend upon a number of factors, including the amount of net proceeds we retain in the conversion offering, investment opportunities available, capital requirements, our financial condition and results of operations, tax considerations, statutory and regulatory limitations, the amount of dividends that our insurance company subsidiaries can pay to us, and general economic conditions. We can provide no assurance that any dividends will be paid or that, if paid, will not be reduced or eliminated in future periods.

EHC Shareholders Will Have Dissenters’ Rights

Immediately after the domestication and before the merger EHC will be a Pennsylvania corporation. As a result, you have the right under Pennsylvania law to dissent from the merger, and to demand and receive cash for the “fair value” of your EHC capital stock. In order to assert dissenters’ rights, EHC shareholders must:

•	file a written notice of intent to dissent with EHC prior to the shareholder vote at the EHC special meeting of shareholders;

•	not vote in favor of the merger;

•	file a written demand for payment and deposit the certificates representing the EHC shares for which dissenters’ rights are being asserted as requested by the notice that will be sent by Eastern Holdings after the completion of the merger; and

•	comply with certain other statutory procedures set forth in Pennsylvania law.

If you sign and return your proxy without voting instructions, we will vote your proxy in favor of the merger and you will lose any dissenters’ rights that you may have. A copy of the relevant provisions of Pennsylvania law related to dissenters’ rights is attached to this proxy statement/prospectus as Annex E.

Board Recommendations

After careful consideration, our board of directors has unanimously determined that the domestication and the merger agreement and the transactions contemplated by thereby are advisable, fair to and in the best interests of EHC and unanimously recommends that EHC’s shareholders vote “FOR” the domestication and “FOR” adoption of the merger agreement.

RISK FACTORS

You should carefully consider the risks described below before making an investment decision. The risks and uncertainties described below are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of these risks actually occur, our business, financial condition and results of operations could be materially adversely affected and the value of our common stock could decline substantially. The use of the terms “we” and “our” throughout this “Risk Factors” section refers to Eastern Holdings, Educators and EHC collectively or individually as the context requires

Risk Factors Relating to Our Business

Our results may be adversely affected if our actual losses exceed our loss reserves.

Both Educators and EHC maintain loss reserves to cover estimated amounts needed to pay for insured losses and for the loss adjustment expenses necessary to settle claims with respect to insured events that have occurred, including events that have not yet been reported to us. Estimating loss and loss adjustment expense reserves is a difficult and complex process involving many variables and subjective judgments; reserves do not represent an exact measure of liability. Accordingly, our loss reserves may prove to be inadequate to cover our actual losses. We regularly review our reserving techniques and our overall amount of reserves. We review historical data and consider the impact of various factors such as:

•	trends in claim frequency and severity;

•	information regarding each claim for losses;

•	legislative enactments, judicial decisions and legal developments regarding damages; and

•	trends in general economic conditions, including inflation and levels of employment.

If we determine that our loss reserves are inadequate, we will have to increase them. This adjustment would reduce income during the period in which the adjustment is made, which could have a material adverse impact on our financial condition and results of operations. For example, a weak job market in 2001 and 2002 increased EHC’s losses because it takes longer to return injured employees to work in a weak job market. As a result, EHC increased its workers’ compensation insurance segment loss reserves in 2003 and 2002 by $4.3 million and $3.1 million, respectively, because it concluded that its reserves for the prior periods were inadequate. These reserve increases decreased EHC’s pre-tax income by the amount of the increases in those years, respectively. For additional information, see “Business of EHC – Loss Reserves.”

If we do not accurately establish our premium rates, our results of operations may be adversely affected.

In general, the premium rates for our insurance policies are established when coverage is initiated and therefore, before all of the underlying costs are known. Premium rate means the amount charged per unit of insurance. Like other insurance companies, we rely on estimates and assumptions in setting our premium rates. Establishing adequate rates is necessary, together with investment income, to generate sufficient revenue to offset losses, loss adjustment expenses and other underwriting expenses and to earn a profit. If we fail to accurately assess the risks that we assume, we may fail to charge adequate premium rates to cover our losses and expenses, which could reduce our net income and cause us to become unprofitable. As a result, our actual costs for providing insurance coverage to our policyholders may be significantly higher than our premiums. For example, competitive pressures in the group medical business caused Educators to establish premium rates that were too low in relation to rising healthcare costs, and this eventually necessitated Educators’ exit from this line of business.

In order to set premium rates accurately, we must collect and properly analyze a substantial volume of data; develop, test, and apply appropriate rating formulae; closely monitor and recognize changes in trends; project both severity and frequency of losses with reasonable accuracy; and estimate customer retention. Customer retention means the amount of exposure a policyholder retains on any one risk or group of risks. The term may apply to an insurance policy, where the policyholder is an individual, family or business, or a reinsurance policy, where the policyholder is an insurance company. We must also implement our pricing accurately in accordance with our assumptions. For example, if we expand the geographic market in which we offer our workers’ compensation insurance products we may not price these products accurately or adequately. Our ability to undertake these efforts successfully, and as a result set premium rates accurately, is subject to a number of risks and uncertainties, including:

•	inaccurate assessment of new markets in which we have little or no prior experience;

•	insufficient or unreliable data;

•	incorrect or incomplete analysis of available data;

•	uncertainties generally inherent in estimates and assumptions;

•	our inability to implement appropriate rating formulae or other pricing methodologies;

•	costs of ongoing medical treatment;

•	our inability to accurately estimate customer retention, investment yields and the duration of our liability for loss and loss adjustment expenses; and

•	unanticipated court decisions, legislation or regulatory action.

Consequently, we could set our premium rates too low, which could negatively affect our results of operations and our profitability, or we could set our premium rates too high, which could reduce our ability to obtain new or retain existing business and lead to lower revenues.

If we do not effectively manage the growth of our operations we may not be able to compete or operate profitably.

Our growth strategy includes enhancing our market share in our existing markets, entering new geographic markets, introducing new insurance products and programs, further developing our agency relationships, and pursuing merger and acquisition opportunities. Our strategy is subject to various risks, including risks associated with our ability to:

•	identify profitable new geographic markets to enter;

•	obtain licenses in new states in which we wish to market and sell our products;

•	successfully implement our underwriting, pricing, claims management, and product strategies over a larger operating region;

•	properly design and price new and existing products and programs and reinsurance facilities;

•	identify, train and retain qualified employees;

•	identify, recruit and integrate new independent producers;

•	formulate and execute a merger and acquisition strategy; and

•	augment our internal monitoring and control systems as we expand our business.

We also may encounter difficulties in the implementation of our growth strategies, including unanticipated expenditures. In addition, our growth strategies may require us to enter into markets or product lines in which we have little or no prior experience. Any such difficulties could result in diversion of senior management time and adversely affect our financial results.

We may have difficulty integrating the operations of Educators and EHC and may incur substantial costs in connection with the integration.

We could experience material, unanticipated difficulties or expenses in connection with the merger. Before the merger, Educators and EHC operated independently, each with its own locations, products, customers, independent producers, employees, culture and systems. The process of integrating information technology systems, consolidating administrative functions, and coordinating product and service offerings may take longer, cost more and provide fewer benefits than originally projected.

Our ability to successfully integrate the operations of Educators and EHC may be limited by our ability to:

•	integrate the appropriate personnel of EHC and Educators into our combined operations;

•	manage a group benefits business with senior management whose experience is primarily in workers’ compensation insurance;

•	minimize disruption to our ongoing business including our relations with employees and independent producers;

•	distribute Educators’ term life, dental and disability insurance products through EHC’s Pennsylvania network of independent producers and cross-sell Educators’ group benefits products to EHC’s existing alternative market customers;

•	integrate our respective technology and information systems and procedures, including financial reporting; and

•	coordinate infrastructure operations in an effective and efficient manner.

We also expect to realize certain cost savings and other financial and operating benefits as a result of the merger. We cannot predict, however, whether these cost savings and benefits will be achieved. The integration of Educators and EHC will require significant attention from management, and any difficulties we encounter in integrating our operations could have a material adverse effect on our revenues and operating results.

If we cannot improve results and premium volume in our group benefits business, our financial results will be adversely affected and we may terminate or sell our group benefits business.

The historical results of the group benefits business operated by Educators have been adversely affected by the cost structure that was in place to support both the group benefits business and the group medical insurance business before Educators exited the group medical insurance business. For the nine months ended September 30, 2005 and the years ended December 31, 2004 and 2003, the group benefits segment experienced pre-tax underwriting losses totaling $1.8 million, $2.3 million, and $1.3 million, respectively, and an underwriting gain of $618,000 for the year ended December 31, 2002. Underwriting loss (or gain) means the extent to which claims incurred and operating expenses exceed (or are less than) net premiums earned. In calculating underwriting profit or loss, reinsurance assumed and ceded is included, but net investment income and net realized investment gains and losses are excluded. It is our current intention to attempt to integrate the group benefits business with the workers’ compensation business of EHC and increase the group benefits premium volume by marketing the group benefits business through EHC’s existing distribution network of independent producers and cross-marketing it to existing alternative markets customers. If we are unable to improve results in the group benefits segment, our consolidated results and return on equity will be adversely affected, and we could elect to terminate the group benefits business and place it in run-off or sell it. We have not established any timeframe or benchmark for improvement, but placing the group benefits business in run-off or selling the group benefits business could cause us to incur certain costs that could materially and adversely affect our financial condition and results of operations for the period or periods in which they are incurred.

All of the specialty reinsurance business of Eastern Re is controlled by one of our directors, who is also a director and shareholder of EHC, and is placed with one primary insurer and the loss of this business would adversely affect us.

One of EHC’s four business segments is specialty reinsurance, which had $13.3 million in assumed premiums and net income of $3.3 million for the year ended December 31, 2004. This represented 51.8% of EHC’s net income for the period. Eastern Re assumes this business through reinsurance contracts with a large, primary insurer. This business is directly or indirectly managed by one producer, Americana Program Underwriters, Inc. (“AmPro”). AmPro binds 63.7% of our specialty reinsurance segment’s assumed reinsurance premiums. Lawrence Bitner is a director of Eastern Holdings and EHC, and the AmPro employee who produces the program business for the primary insurer. Because he produces this profitable business, he has been able to cause the primary insurer to reinsure this business with Eastern Re. If Mr. Bitner were no longer a director of Eastern Holdings or otherwise determined that it was no longer in his best interest to benefit EHC, Mr. Bitner could cause this specialty reinsurance business to be placed with another reinsurer and also could cause the insurance policies that are subject to this specialty reinsurance to be written by a primary insurance carrier that would not purchase reinsurance coverage in respect of the business or would not place reinsurance with Eastern Re. In addition, under the terms of the current reinsurance agreement with the primary insurer, the merger gives the primary insurer the right to terminate the reinsurance agreement. This primary insurer has agreed to forebear from exercising this right at present, but has not waived its right to do so. In any of these events, the loss of this business would have a material adverse effect on our results of operations.

Our ability to manage our exposure to underwriting risks depends on the availability and cost of reinsurance coverage.

Reinsurance is the practice of transferring part of an insurance company’s liability and premium under an insurance policy to another insurance company. We use reinsurance arrangements to limit and manage the amount of risk we retain, to stabilize our underwriting results and to increase our underwriting capacity. Although we have not recently experienced difficulty in obtaining reinsurance at reasonable prices, the availability and cost of reinsurance is subject to current market conditions and may vary significantly over time. Any decrease in the amount of our reinsurance will increase our risk of loss. We may be unable to maintain our desired reinsurance coverage or to obtain other reinsurance coverage in adequate amounts and at favorable rates. If we are unable to renew our expiring coverage or obtain new coverage, it will be difficult for us to manage our underwriting risks and operate our business profitably.

It is also possible that the losses we experience on insured risks for which we have obtained reinsurance will exceed the coverage limits of the reinsurance. If the amount of our reinsurance coverage is insufficient, our insurance losses could increase substantially.

If our reinsurers do not pay our claims in a timely manner, we may incur losses.

We are subject to loss and credit risk with respect to the reinsurers with whom we deal because buying reinsurance does not relieve us of our liability to policyholders. Educators had net reinsurance recoverables of $24.5 million and EHC had net reinsurance recoverables of $7.4 million at September 30, 2005. Of Educators’ reinsurance recoverables, $16.1 million related to a block of long-term disability claims that Educators ceded to The Hartford Life and Accident Insurance Company through an indemnity reinsurance agreement. This reinsurance recoverable is not collateralized. If our reinsurers are not capable of fulfilling their financial obligations to us, our insurance losses would increase, which would negatively affect our financial condition and results of operations.

The sale of IBSi may adversely affect Educators’ relationship with its producers and thereby adversely affect our financial results.

In 2004, Educators’ wholly owned subsidiary, IBSi, accounted for approximately 95% of Educators’ direct premiums written. On October 31, 2005, IBSi was sold to a buyer group comprised of two former employees and a third person who previously was a producer for Educators in North Carolina. Under the terms of the sale, IBSi has the exclusive right to sell Educators’ products in the states of North Carolina, South Carolina and Virginia through December 31, 2006. In 2007, IBSi has the exclusive right to act as the general agent on sales by its twenty largest agents and brokers in that territory. Provided that certain production goals are met, IBSi’s right of exclusivity in respect to these twenty producers will continue through December 31, 2008. The North Carolina, South Carolina and Virginia market is very important to Educators. In 2004, 44% of Educators’ direct premiums written were written in this market. A transfer of this business by IBSi to other insurance carriers would materially and adversely affect Educators’ results of operations.

In other states, IBSi no longer serves as Educators’ exclusive general agent. Educators instead markets its insurance products in these states through its own network of independent producers. Except in Pennsylvania and Maryland, IBSi may continue to offer Educators’ insurance products on a non-exclusive basis. Educators is in the process of establishing direct contractual arrangements with the producers who were previously under contract with IBSi. If Educators is unable to establish new direct contractual arrangements with these producers, its business could be materially and adversely affected. Excluding IBSi itself, no one producer accounted for more than 5% of Educators’ direct premiums written in the year ended December 31, 2004.

A reduction in our A.M. Best rating or our inability to increase our A.M. Best rating could affect our ability to write new business or renew our existing business.

Ratings assigned by A.M. Best are an important factor influencing the competitive position of insurance companies. Our operating subsidiaries hold a financial strength rating of “B++” (Very Good) by A.M. Best, the fifth highest rating out of 16 classifications. A.M. Best ratings represent independent opinions of financial strength and ability to meet obligations to policyholders and are not directed toward the protection of investors. Therefore, A.M. Best ratings should not be relied upon as a basis for an investment decision to purchase our common stock. Financial strength ratings are used by producers and customers as a means of assessing the financial strength and quality of insurers. If our financial position deteriorates, we may not be able to maintain our current financial strength rating from A.M. Best. A downgrade of our rating could severely limit or prevent us from writing desirable business or from renewing our existing business. The lines of business that Educators writes and the markets in which Educators operates are particularly sensitive to changes in A.M. Best financial strength ratings. For example, the 2003 downgrade of Educators from an “A-” rating to a “B++” rating adversely affected its premium volume. See “Business of Educators – London Life Coinsurance Agreement.” A further downgrade in Educators’ financial strength rating might make it impossible for Educators to retain its current group benefits business and eliminate any chance of selling new business. In addition, our inability to reclaim an “A-” rating for Educators or receive an upgrade in rating for EHC’s domestic operating subsidiaries, as a result of the conversion and merger, could negatively affect our ability to implement our strategy. See “Business of Educators – A.M. Best Rating.”

Our investment performance may suffer as a result of adverse capital market developments, which may affect our financial results and ability to conduct business.

We invest the premiums we receive from policyholders until cash is needed to pay insured claims or other expenses. At September 30, 2005, Educators had investments of $74.3 million and EHC had investments of $118.6 million. For the nine months ended September 30, 2005, Educators had $2.8 million of net investment income representing 8.4% of its total revenues, and EHC had $3.2 million of investment income representing 5.0% of its total revenues. Our investments will be subject to a variety of investment risks, including risks relating to general economic conditions, market volatility, interest rate fluctuations, liquidity risk and credit risk. In particular, an unexpected increase in the volume or severity of claims may force us to liquidate securities, which may cause us to incur capital losses. If we do not structure the duration of our investments to match our insurance and reinsurance liabilities, we may be forced to liquidate investments prior to maturity at a significant loss to cover such payments. Investment losses could significantly decrease our asset base and statutory surplus, thereby affecting our ability to conduct business.

Our revenues may fluctuate with changes in interest rates.

Our investment portfolio contains a significant amount of fixed-income securities, including bonds, mortgage-backed securities (MBSs) and other securities. The market values of all of our investments fluctuate depending on economic and political conditions and other factors beyond our control. The market values of our fixed-income securities are particularly sensitive to changes in interest rates.

For example, if interest rates rise, fixed-income investments generally will decrease in value. If interest rates decline, these investments generally will increase in value except for MBSs, which may decline due to higher prepayments on the mortgages underlying the securities.

At September 30, 2005, MBSs constituted 2.0% of the market value of Educators’ investment portfolio and 34.1% of the market value of EHC’s investment portfolio. MBSs, including collateralized mortgage obligations (CMOs), are subject to prepayment risks that vary with, among other things, interest rates. During periods of declining interest rates, MBSs generally prepay faster as the underlying mortgages are prepaid and/or refinanced by the borrowers in order to take advantage of lower interest rates. MBSs that have an amortized cost that is greater than par (i.e., purchased at a premium) may incur a reduction in yield or a loss as a result of prepayments. In addition, during such periods, we generally will be unable to reinvest the proceeds of any prepayment at comparable yields. Conversely, during periods of rising interest rates, the frequency of prepayments generally decreases, and we may receive interest payments that are below the then prevailing interest rate for longer than expected. MBSs that have an amortized cost that is less than par (i.e., purchased at a discount) may incur a decrease in yield or a loss as a result of slower prepayments.

The outcome of recent industry investigations and regulatory proposals could adversely affect our financial condition and results of operations.

The insurance industry has recently become the focus of increased scrutiny by regulatory and law enforcement authorities, as well as class action attorneys and the general public, relating to allegations of improper special payments, price-fixing, bid-rigging, improper accounting practices and other alleged misconduct, including payments made by insurers to producers and the practices surrounding the placement of insurance business. More recently, there has been increased scrutiny of the use of finite reinsurance and other reinsurance arrangements. Many state insurance departments have distributed questionnaires to insurance companies and to producers seeking information on (i) the compensation arrangements used to pay producers for the production of new insurance business and the renewal of in-force insurance policies, and (ii) the disclosures that are made to insurance purchasers regarding such compensation arrangements. We have received and responded to requests for information from one state insurance department and have received no further requests for information. A number of enforcement actions have been commenced and several proposals for new legislation or regulations to regulate producer compensation practices and disclosures are under development. It is not possible to foresee the outcome of these investigations and proceedings, or whether and, if so, how new legislation or regulations may prohibit or limit prevailing producer compensation procedures and policies.

If new legislation were enacted or new regulations adopted that (i) restricted the types of direct and indirect compensation that a producer may receive in connection with insurance sales; (ii) regulated a producer’s ability to place a customer’s insurance business with an insurer in which the producer has a direct or indirect financial interest; and/or (iii) regulated the disclosure that must be made relative to producer compensation practices, such legislation could materially and adversely affect Educators’ and EHC’s future operations. EHC, in particular, has followed a business model under which its producers are encouraged to become EHC shareholders in order to align each producer’s interest with those of EHC, and to encourage producers to continue to direct the insurance business they control to EHC. In addition, EHC has in place captive insurance arrangements with some of its producers that allow such producers to share in EHC’s underwriting profits, which, in turn, encourages these producers to direct business to EHC. This business model has been one of the reasons for EHC’s growth and success. We intend to continue these practices. In particular, although we will not offer any incentives or disincentives of any kind for doing so, we expect to continue to encourage producers to become shareholders of Eastern Holdings by purchasing Eastern Holdings common stock in the market.

In December 2004, the National Association of Insurance Commissioners, or NAIC, approved amendments to its model Producer Licensing Act. The NAIC is an organization of the insurance commissioners or directors of all 50 states and the District of Columbia organized to promote consistency of regulatory practice and statutory accounting standards throughout the United States. The amendments contain new disclosure requirements for producers regarding compensation arrangements. If adopted, the NAIC amendments would require producers to disclose to customers, in certain circumstances, information concerning compensation arrangements. The NAIC also directed its Executive Task Force on Broker Activities to give further consideration to the development of additional requirements for recognition of a fiduciary responsibility on the part of producers, disclosure of all quotes received by a producer and disclosures relating to reinsurance arrangements between insurers and reinsurance companies affiliated with a producer. We cannot predict the effect that the NAIC’s recent compensation disclosure amendments or anticipated future activities in this area, at the NAIC or state level, will have on influencing future legal actions, changes to business practices or regulatory requirements applicable to us.

If we fail to comply with insurance industry regulations, or if those regulations become more burdensome, we may not be able to operate profitably.

Our insurance companies are regulated by government agencies in the states in which we do business, and we must comply with a number of state and federal laws and regulations. Most insurance regulations are intended to protect the interests of insureds rather than those of shareholders and other investors. These regulations, generally administered by the department of insurance in each state in which we do business, relate to, among other things:

•	approval of policy forms and premium rates;

•	mandating certain insurance benefits;

•	standards of solvency, including establishing statutory and risk-based capital requirements for statutory surplus;

•	classifying assets as admissible for purposes of determining statutory surplus;

•	licensing of insurers and their producers;

•	regulating unfair trade and claim practices, including through the imposition of restrictions on marketing and sales practices, distribution arrangements and payment of inducements;

•	restrictions on the nature, quality and concentration of investments;

•	assessments by guaranty funds, second injury funds and other associations including residual risk pools;

•	restrictions on the ability of our insurance company subsidiaries to pay dividends to us;

•	restrictions on transactions between our insurance company subsidiaries and their affiliates;

•	restrictions on acquisitions and dispositions of insurance companies;

•	restrictions on the size of risks insurable under a single policy;

•	requiring deposits for the benefit of policyholders;

•	requiring certain methods of accounting;

•	periodic examinations of our operations and finances;

•	claims administration practices;

•	prescribing the form and content of records of financial condition required to be filed; and

•	requiring reserves for unearned premiums, losses and other purposes.

If we fail to comply with these laws and regulations, state insurance departments can exercise a range of remedies from the imposition of fines to being placed in rehabilitation or liquidation. State insurance departments also conduct periodic examinations of the affairs of insurance companies and require the filing of annual and other reports relating to financial condition, holding company issues and other matters. These regulatory requirements may adversely affect or inhibit our ability to achieve some or all of our business objectives.

Part of our strategy includes expanded licensing and product filings for EHC as well as additional product filings for Educators. Regulatory authorities, however, have broad discretion to deny or revoke licenses for various reasons, including the violation of regulations. If we do not have or obtain the requisite licenses and approvals or do not comply with applicable regulatory requirements, insurance regulatory authorities could preclude or temporarily suspend us from carrying on some or all of our activities, including our expansion objectives, or otherwise penalize us. This could adversely affect our ability to integrate the operations of Educators and EHC and to operate our business consistent with our strategy following the conversion and the merger. Furthermore, changes in the level of regulation of the insurance industry or changes in laws or regulations or interpretations of such laws and regulations by regulatory authorities could adversely affect our ability to operate our business.

We are subject to various accounting and financial requirements established by the NAIC. Eastern Re is and will continue to be subject to the laws of the Cayman Islands and regulations promulgated by the Cayman Islands Monetary Authority. Failure to comply with these laws, regulations and requirements could result in consequences ranging from a regulatory examination to a regulatory takeover of one or more of our insurance companies. This would make our business less profitable. In addition, state regulators and the NAIC continually re-examine existing laws and regulations, with an emphasis on insurance company solvency issues and fair treatment of policyholders. Insurance laws and regulations could change or additional restrictions could be imposed that are more burdensome and make our business less profitable. Because these laws and regulations are for the protection of policyholders, any changes may not be in your best interest as a shareholder. See “Regulation.”

Compliance with applicable laws and regulations is time consuming and personnel-intensive, and changes in these laws and regulations may materially increase our direct and indirect compliance and other expenses of doing business, thus adversely affecting our financial condition and results of operations. For a further discussion of the regulatory framework in which we operate, see “Regulation.”

Acts of terrorism could negatively affect our business and our financial condition.

Under our workers’ compensation policies, we are required to provide workers’ compensation benefits for losses resulting from certain acts of terrorism. The impact of any terrorist act is unpredictable, and the ultimate impact on us will depend upon the nature, extent, location and timing of such an act. Any such impact could be material.

The Terrorism Risk Insurance Act of 2002 is effective for the period from November 26, 2002 through December 31, 2005. Prior to the act, insurance coverage by private insurers for losses

(other than workers’ compensation) arising out of acts of terrorism was severely limited. The Act provides, among other things, that all licensed insurers must offer terrorism coverage on most commercial lines of business for acts of terrorism. Losses arising out of acts of terrorism that are certified as such by the Secretary of the Treasury of the United States and that exceed $5.0 million will be reimbursed by the Federal Government subject to a limit of $100.0 billion in any year and less a deductible calculated for each insurer. Each insurance company is responsible for a deductible based on a percentage of its direct earned premiums in the previous calendar year. For losses in excess of the deductible, the Federal Government will reimburse 90% of the insurer’s loss, up to the insurer’s proportionate share of the $100.0 billion.

Notwithstanding the protection provided by reinsurance and the Terrorism Risk Insurance Act of 2002, the risk of severe losses to us from acts of terrorism has not been eliminated. EHC’s reinsurance treaties include various exclusions limiting its reinsurers’ obligation to cover losses caused by acts of terrorism. Accordingly, events constituting acts of terrorism may not be covered by, or may exceed the capacity of, our reinsurance and could adversely affect our business and financial condition. In addition, the Terrorism Risk Insurance Act is set to expire on December 31, 2005, and the U.S. Department of the Treasury has recommended that Congress not extend the law in its current form. If this law is not extended or is extended in a scaled-back form, which is the current proposal by the U.S. Department of the Treasury, reinsurance for losses arising from terrorism may be unavailable or prohibitively expensive, and we may be further exposed to material losses arising from acts of terrorism.

The group benefits insurance and workers’ compensation insurance markets in which we will operate are highly competitive. Our competitors are better positioned to engage in competitive pricing, which may impede our ability to attract and retain business.

Competition in these markets is based on many factors. These factors include the perceived financial strength of the insurer, premiums charged, policy terms and conditions, services provided, reputation, financial ratings assigned by independent rating agencies and the experience of the insurer in the line of insurance to be written. Both Educators and EHC compete with stock insurance companies, mutual companies, local cooperatives and other underwriting organizations. Our principal competitors in the group benefits market include Aetna, Inc., Wellpoint, Inc., Assurant, Inc., Guardian Life Insurance Company of America, The Hartford Life Insurance Company, Jefferson Pilot Life Insurance Company, Metropolitan Life Insurance Company, and Sun Life Insurance Company. Our principal competitors in the workers’ compensation insurance market include Pennsylvania’s State Workers’ Insurance Fund, PMA Capital Insurance Group, Erie Insurance Group, Guard Insurance Group, Penn National Insurance Company, Selective Insurance Group, Cincinnati Insurance Company, and Lackawanna Insurance Group. Many of these competitors have higher ratings and substantially greater financial, technical and operating resources than we have.

The group benefits and workers’ compensation lines of insurance are subject to significant price competition. Many of our competitors have the ability to offer lower rates to attract potential business and to retain existing business. If competitors price their products aggressively, our ability to grow or renew our business may be adversely affected. If we are forced to meet their pricing to compete, our underwriting results may also be adversely affected. In addition, we pay producers on a commission basis to produce business. Some competitors may offer higher commissions to independent producers or offer insurance at lower premium rates through the use of salaried personnel or other distribution methods that do not rely on independent producers. Increased competition and pricing competition could adversely affect our ability to attract and retain business and thereby reduce our profits from operations.

We could be adversely affected by the loss of our key personnel.

The success of our business is dependent, to a large extent, on the efforts of certain key managers, in particular, Bruce M. Eckert, our Chief Executive Officer, Michael L. Boguski, our President and Chief Operating Officer, Kevin M. Shook, our Treasurer and Chief Financial Officer, Robert A. Gilpin, our Vice President of Marketing and Alternative Markets, Suzanne M. Emmet, our Vice President of Claims, and M. Christine Gimber, Educators’ Vice President of Insurance Operations. We have employment agreements with each of Messrs. Eckert, Boguski, Shook, Gilpin, Ms. Emmet, and Ms. Gimber, which contain covenants not to compete and are described under “Management”. We do not maintain key man life insurance on any of these executives. The loss of key personnel could prevent us from fully implementing our business strategy and could significantly and negatively affect our financial condition and results of operations. As we continue to grow, we will need to recruit and retain additional qualified management personnel, and our ability to do so will depend upon a number of factors, such as our results of operations and prospects and the level of competition then prevailing in the market for qualified personnel. The current market for qualified insurance personnel is highly competitive. See “Directors and Executive Officers” under the section entitled “Management.”

Our results of operations may be adversely affected by any loss of business from key producers and by the creditworthiness of our producers.

Our products are marketed by independent producers. Other insurance companies compete with EHC for the services and allegiance of these producers. Because they are independent, these producers are not obligated to direct business to EHC and may choose to direct business to our competitors, or may direct less desirable risks to us. EHC’s ten largest producers accounted for 60.9% and 59.5% of its direct premiums written in 2004 and 2003, respectively. EHC’s largest producer, The Alliance of Central Pennsylvania, Inc., accounted for 25.6% and 26.0% of direct premiums written for the years ended December 31, 2004 and 2003, respectively. No other producer accounted for more than 10% of the direct premiums written of EHC’s workers’ compensation insurance segment for the years ended December 31, 2004 or 2003. No independent producer accounted for more than 5% of Educators’ direct premiums written for the year ended December 31, 2004. As a result of the sale of IBSi, Educators will be dependent on IBSi continuing to exclusively market its group benefits products to IBSi’s network of independent producers in North Carolina, South Carolina, and Virginia. Educators is prohibited from directly marketing its products in these states until December 31, 2006. If IBSi is unsuccessful in maintaining its existing relationships with key independent producers in these states, Educators’ direct written premiums could be adversely impacted. If premium volume produced by any of EHC’s large producers were to decrease significantly, it would have a material adverse effect on us.

In addition, in accordance with industry practice, our customers sometimes pay the premiums for their policies to producers for payment to us. These premiums are considered paid when received by the producer and, thereafter, the customer is no longer liable to us for those amounts, whether or not we have actually received the premiums from the producer. Consequently, we assume a degree of credit risk associated with our reliance on producers in connection with the collection of insurance premiums.

Because EHC’s workers’ compensation insurance business is concentrated in Pennsylvania, EHC is subject to local economic risks as well as to changes in the regulatory and legal climate in Pennsylvania.

Almost all of EHC’s workers’ compensation premium volume is produced in Pennsylvania. EHC’s workers’ compensation insurance business is affected by the economic health of Pennsylvania for two principal reasons. First, premium growth is dependent upon payroll growth, which, in turn, is affected by economic conditions. Second, losses and loss adjustment expenses can increase in weak economic conditions because it is more difficult to return injured workers to the job when employers are otherwise reducing payrolls. This phenomenon was the principal reason that EHC increased loss reserves in 2003 and 2002. Finally, as predominantly a single state insurer, EHC can be adversely affected by any material change in Pennsylvania law or regulation or any Pennsylvania court decision affecting workers’ compensation carriers generally.

Educators’ premium volume could decline if the coinsurance arrangement with London Life Re is terminated.

In order to mitigate the impact of the April 2003 downgrade by A.M. Best, Educators entered into a coinsurance agreement with London Life Reinsurance Company effective October 1, 2003, and a companion stop loss reinsurance agreement with London Life International Reinsurance Corporation (an affiliate of London Life Reinsurance Company). Under the coinsurance agreement, London Life has reinsured all of Educators’ liability on benefit claims under Educators’ in-force insurance policies written or renewed after October 1, 2003. London Life, in turn, is reinsured for these benefit costs by London Life International. Educators, in turn, reinsures London Life International against loss on this business pursuant to the stop loss reinsurance agreement. The transaction is purposely circular so that all risk of loss on Educators’ in-force business will remain with Educators so long as it remains solvent. If, however, Educators were to become insolvent, then London Life would be required to pay Educators the full amount of the reinsured benefit costs under the coinsurance agreement, but London Life International would have only a subordinated claim as a general creditor for reimbursement under the stop loss agreement. Notwithstanding this arrangement, if Educators were to become insolvent, depending on the extent of its liabilities, there can be no assurance that the payment by London Life will be sufficient to allow Educators to fund the claims of its policyholders and certificateholders.

London Life receives a quarterly fee of the greater of $15,000 or 25% times the product of .0012 and the annualized premium of the in-force policies of Educators that are subject to this arrangement. Educators also must maintain assets in a trust account for London Life’s benefit having a value equal to no less than 105% of statutory claim reserves on the reinsured business. Educators can terminate the coinsurance agreement at any time and immediately recapture the reinsured business and the assets in the trust. London Life can terminate the coinsurance agreement on ninety (90) days’ prior notice to Educators. However, if Educators’ A.M. Best rating falls below “B”, its surplus falls below a level specified in the coinsurance agreement, or it is the subject of regulatory action, London Life can terminate the coinsurance agreement immediately. In any event, the coinsurance agreement would remain in-force for insurance policies sold or renewed by Educators prior to the termination date, but only until the earlier of the policy termination date or the next renewal date.

Educators believes that the arrangement with London Life has been generally effective in preserving Educators’ in-force block of business, but the overall benefit has been limited because the arrangement has not been effective in enabling Educators to compete for new sales. In order to compete effectively for new business, we believe that Educators must secure an upgrade of its current A.M. Best rating to no less than “A-” (Excellent). There can be no assurance that Educators will be able to secure such a rating upgrade in the foreseeable future.

Our results may fluctuate as a result of many factors, including cyclical changes in the insurance industry.

Results of companies in the insurance industry, and particularly the property and casualty insurance industry, historically have been subject to significant fluctuations and uncertainties. The industry’s profitability can be affected significantly by:

•	rising levels of actual costs that are not known by companies at the time they price their products;

•	volatile and unpredictable developments, including man-made and natural catastrophes;

•	changes in reserves resulting from the general claims and legal environments as different types of claims arise and judicial interpretations relating to the scope of insurers’ liability develop; and

•	fluctuations in interest rates, inflationary pressures and other changes in the investment environment, which affect returns on invested capital and may impact the ultimate payout of losses.

Historically, the financial performance of the insurance industry has fluctuated in cyclical periods of low premium rates and excess underwriting capacity resulting from increased competition, followed by periods of high premium rates and a shortage of underwriting capacity resulting from decreased competition. Fluctuations in underwriting capacity, demand and competition, and the impact on EHC and Educators of the other factors identified above, could have a negative impact on our results of operations and financial condition. We believe that underwriting capacity and price competition in the current market is increasing. This additional underwriting capacity may result in increased competition from other insurers seeking to expand the kinds or amounts of business they write or cause some insurers to seek to maintain market share at the expense of underwriting discipline. We cannot give any assurance that in the future we will be able to retain or attract customers at prices we consider adequate.

Future changes in financial accounting standards or practices or existing tax laws may adversely affect our reported results of operations.

Financial accounting standards in the United States are constantly under review and may be changed from time to time. We would be required to apply these changes when adopted. Once implemented, these changes could materially affect our financial results of operations and/or the way in which such results of operations are reported. Similarly, we will be subject to taxation in the United States and a number of state jurisdictions. Rates of taxation, definitions of income, exclusions from income, and other tax policies are subject to change over time. Eastern Re is domiciled in the Cayman Islands. Changes in Cayman Islands tax laws could have a material impact on Eastern Re and our consolidated results of operations.

We expect that the adoption of Statement of Financial Accounting Standard (“SFAS”) No. 123 (Revised 2004), entitled “Share-Based Payment,” effective for the periods commencing after June 15, 2006, will have a material and adverse impact on our reported results. Because the factors that will affect compensation expense we incur due to the adoption of SFAS No. 123 (Revised 2004) are unknown, the impact on our future operating results cannot be determined. Changes in these or other rules, or modifications to our current practices, may have a significant adverse effect on our reported operating results or in the way in which we conduct our business in the future.

Proposals to federally regulate the insurance business could affect our business.

Currently, the U.S. federal government does not directly regulate the insurance business. However, federal legislation and administrative policies in several areas can significantly and adversely affect insurance companies. These areas include financial services regulation, securities regulation, pension regulation, privacy, tort reform legislation and taxation. In addition, various forms of directed federal regulation of insurance have been proposed. These proposals include the State Modernization and Regulatory Transparency Act, which would maintain state-based regulation of insurance but would affect state regulation of certain aspects of the insurance business, including rates, producer and company licensing, and market conduct examinations. We cannot predict whether this or other proposals will be adopted, or what impact, if any, such proposals or, if enacted, such laws may have on our business, financial condition or results of operations.

Risk Factors Relating to the Conversion, the Domestication and the Merger

The valuation of our common stock for purposes of the conversion offering and for purposes of determining the merger consideration is not necessarily indicative of the future price of our common stock, and the price of our common stock may decline after the conversion offering and the merger.

There can be no assurance that shares of our common stock will be able to be sold in the market at or above the $10.00 per share initial conversion offering price, which is based upon an independent appraisal. For purposes of determining the merger consideration, the value of Eastern Holdings common stock to be delivered to EHC shareholders is assumed to have the same value as the $10.00 offering price of the Eastern Holdings common stock in the conversion offering. Therefore we cannot assure you that the value of our stock that you receive as part of the merger consideration will not decline. The independent appraisal is not intended, and should not be construed, as a recommendation of any kind as to the advisability of accepting merger shares in the proposed merger, or purchasing shares of common stock in the conversion offering.

The domestication of EHC to the United States will eliminate the ability of the Eastern Holdings’ consolidated group to avoid United States federal income tax on Eastern Re’s income.

Although Eastern Re will remain a Cayman Islands corporation after the conversion and the merger, it will be controlled by EHC, which following the transactions described in this proxy statement/prospectus will be converted to a Pennsylvania corporation. As a result, under applicable federal income tax laws and regulations, Eastern Re will be deemed a controlled foreign corporation and EHC, prospectively, will be subject to United States federal income tax on Eastern Re’s “subpart F income,” which includes, among other things, investment income and income from insuring or reinsuring risks located outside the insurer’s country of incorporation. This will have an adverse effect on the consolidated results of Eastern Holdings. For example, if the income of Eastern Re had been subject to United States federal income tax for the year ended December 31, 2004, EHC’s net income would have been reduced by approximately $1.1 million, assuming a 34% effective tax rate. Additionally, Cayman Islands’ law and regulations, including, but not limited to, Cayman Islands’ insurance regulations, restrict the declaration and payment of dividends and the making of distributions by Eastern Re unless specific regulatory requirements are met. Accordingly, Eastern Re may not be able to declare and pay dividends sufficient to pay the United States tax incurred by EHC on subpart F income earned by Eastern Re. In that event, Eastern Holdings would have to rely on its own assets or dividends from its other insurance company subsidiaries to pay this tax. Eastern Holdings’ ability to receive dividends from its other insurance company subsidiaries is also subject to restrictions, as described elsewhere in this proxy statement/prospectus.

A challenge to the Pennsylvania Insurance Commissioner’s approval of the Plan of Conversion could put the terms of the conversion in question and reduce the market price of our common stock.

The Pennsylvania Insurance Commissioner issued an order approving the plan of conversion on                     , 2006. The Pennsylvania law governing the conversion, which we refer to as the Conversion Act, provides that any action challenging the validity of or arising out of the acts taken or proposed to be taken under the Conversion Act must be commenced no later than 30 days after the later of the approval of the plan of conversion by the Pennsylvania Insurance Commissioner or the adoption of the plan by a vote of the eligible policyholders. Any list of possible challenges that could be brought with respect to Educators’ conversion is necessarily speculative. In prior mutual-to-stock conversion transactions, complaints and petitions have been filed claiming, among other things, that (i) the applicable conversion statute or portions of the statute are unconstitutional, (ii) disclosures to policyholders were inadequate, (iii) consideration was improperly distributed to or allocated among policyholders, and (iv) the insurance commissioner abused his or her authority or committed errors of law in reviewing and approving the transaction or that his or her findings were not supported by substantial evidence. Complaints have sought both injunctive relief and damages, and parties to the lawsuits have included policyholder plaintiffs (individually or representing a purported class) and, as defendants, the converting company and the insurance commissioner.

The existence of any such challenges could reduce the market price of our common stock. A successful challenge to the plan or the Pennsylvania Insurance Commissioner’s order approving the plan could result in monetary damages, modification to the plan or rescission of the Insurance Commissioner’s approval of the plan. In addition, a successful challenge would probably result in substantial uncertainty relating to the terms and effectiveness of the plan, and an extended period of time could be required to reach a final determination. Such an outcome could reduce the market price of our common stock.

We will have broad discretion over the use of the net proceeds that we retain from the conversion offering.

Although we expect to use the net proceeds of the conversion offering to pay the cash portion of the consideration to be paid to EHC shareholders in the merger, to fund a loan to our ESOP, to purchase shares of common stock to fund the stock compensation plan and to purchase all of the stock of Educators, we do not have a specific plan for the use of the balance of the net proceeds. Our management will have broad discretion with respect to the use of the balance of the net proceeds. We expect to use the remainder of the net proceeds for general corporate purposes, which may include, among other things, purchasing investment securities and further expanding our insurance operations.

Compliance with the requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Sarbanes-Oxley Act and Nasdaq listing requirements could result in higher operating costs and adversely affect our results of operations.

When the conversion offering and merger are effective, we will be subject to the periodic reporting, proxy solicitation, insider trading and other obligations imposed under the Exchange Act. In addition, most of the provisions of the Sarbanes-Oxley Act of 2002 will become applicable to us, as will Nasdaq listing requirements with which we must comply, in order for our common stock to be traded on Nasdaq. Compliance with these requirements will increase our legal and accounting costs and the cost of directors and officers liability insurance, and will require management to devote substantial time and effort to ensure initial and ongoing compliance with these obligations. A key component of compliance under the Exchange Act is to produce quarterly and annual financial reports within prescribed time periods after the close of our fiscal year and each fiscal quarter. Historically, we have not been required to prepare such financial reports within these time periods. Failure to satisfy these reporting requirements may result in delisting of our common stock by Nasdaq, SEC inquiries or SEC sanctions. Moreover, the provision of the Sarbanes-Oxley Act that requires public companies to review and report on the adequacy of their internal controls over financial reporting will be applicable to us in 2007. We anticipate that compliance with the requirements of this provision will require a substantial commitment of time and money by us. We currently estimate that these expenses will be approximately $750,000 to $1.5 million, which will be paid in 2006 and 2007. The amount ultimately paid to outside consultants will depend on the extent to which our own personnel are utilized to complete this project. These expenses as well as the additional management time and attention needed to comply with these requirements may have a material adverse effect on our financial condition and results of operations.

We face uncertainties related to the effectiveness of internal controls, particularly with regard to Educators’ financial reporting controls and information technology security.

Commencing in 2007, we will be required to review and report on the adequacy of our internal controls over financial reporting under the Sarbanes-Oxley Act. It should be noted that any system of internal controls, however well designed and operated, can provide only reasonable, and not absolute, assurance that the objectives of the system are met. In addition, the design of any internal control system is based in part upon certain assumptions about the likelihood of future events. Because of these and other inherent limitations of internal control systems, there can be no assurance that any design will achieve its stated goal under all potential future conditions, regardless of how remote. Deficiencies or weaknesses that are not yet identified could emerge, and the identification and corrections of these deficiencies or weaknesses could have a material impact on our results of operations.

We will be required to publicly report on deficiencies or weaknesses in our internal controls that meet a materiality standard as required by law. Management may, at a point in time, categorize a deficiency or weakness as immaterial or minor and therefore not be required to publicly report such deficiency or weakness. Such determination, however, does not preclude a change in circumstances such that the deficiency or weakness could, at a later time, become a reportable condition that could have a material impact on our results of operations.

Historically, Educators did not prepare financial statements in accordance with U.S. GAAP. As part of the process of completing five years of audited U.S. GAAP financial statements for use in this transaction, Educators’ auditor made several recommendations regarding improvements in financial reporting and internal controls. The auditor recommended that Educators consider replacing its general ledger system and expanding its financial reporting staff. Management anticipates using EHC’s current general ledger system for combined financial reporting as part of the merger and integration of Educators and EHC, including for Educators’ financial reporting. Management believes that this integration process will significantly improve the financial reporting and controls at Educators. However, there can be no assurance that this integration will be successful, and if this integration is not successful, we may have difficulty producing periodic reports to meet Exchange Act reporting requirements.

Additionally, Educators’ auditor identified areas for improvement in Educators’ information technology security, and EHC also has identified areas for improvements in its information systems. These areas include network security, AS400 security, computer room environmental controls and disaster recovery. Management anticipates that these security measures will be improved as part of the Sarbanes-Oxley compliance effort. If these efforts are not successful, we may not be able to achieve Sarbanes-Oxley compliance.

Risk Factors Relating to Our Common Stock

Management could effectively control certain situations that may be viewed as contrary to your interests.

The extent of management’s control over Eastern Holdings is related to the following factors:

•	Management of Eastern Holdings and their associates expect to subscribe for up to approximately 358,750 shares of the common stock to be issued in the conversion offering. In addition, members of management of EHC will receive approximately 2,170,696 shares of our common stock in connection with the merger.

•	The ESOP will purchase 10% of the shares to be issued in the conversion offering. The shares held by the ESOP will be voted in the manner directed by the ESOP participants.

•	Following the conversion offering, and subject to shareholder approval, we intend to implement the stock compensation plan pursuant to which shares of restricted stock and stock options will be issued to certain of our directors, officers and employees.

•	Certain statutory and regulatory provisions, as well as provisions in our articles of incorporation and bylaws, may make it easier for existing management to retain their positions and discourage certain acquisition proposals.

As a result of these factors, management could acquire, directly or indirectly, a substantial equity interest in Eastern Holdings. If all members of management were to act together as a group, they could have a significant influence over the outcome of the election of directors and any other shareholder vote. Therefore, management might have the power to take actions that nonaffiliated shareholders may deem to be contrary to the shareholders’ best interests.

Provisions in our articles and bylaws and statutory provisions may serve to entrench management and also may discourage takeover attempts that you may believe are in your best interests.

We will be subject to provisions of Pennsylvania corporate and insurance law that hinder a change of control. Pennsylvania law requires the Department’s prior approval of a change of control of an insurance holding company. Under Pennsylvania law, the acquisition of 10% or more of the outstanding capital stock of an insurer or its holding company is presumed to be a change in control. Approval by the Department may be withheld even if the transaction would be in the shareholders’ best interest if, among other things, the Department determines that the transaction would be detrimental to policyholders.

Our articles of incorporation and bylaws also contain provisions that may discourage a change in control. These provisions include:

•	the prohibition of ownership and voting of shares having in excess of 10% of the total voting power of the outstanding stock of Eastern Holdings for a period of three years after the conversion;

•	a classified board of directors divided into three classes serving for successive terms of three years each;

•	a provision that the board of directors has the authority to issue shares of authorized but unissued common stock and preferred stock and to establish the terms of any one or more series of preferred stock, including voting rights, without additional shareholder approval;

•	the prohibition of cumulative voting in the election of directors;

•	the requirement that nominations for the election of directors made by shareholders and any shareholder proposals for inclusion on the agenda at any annual meeting must be made by notice (in writing) delivered or mailed to us not less than 90 days or more than 120 days prior to the meeting;

•	the provision that, for a period of three years, any merger, consolidation, sale of assets or similar transaction involving Eastern Holdings requires the affirmative vote of shareholders entitled to cast at least 66 2/3% of the votes which all shareholders are entitled to cast, unless the transaction is approved in advance by 66 2/3% of the members of the board of directors;

•	the prohibition of shareholder action without a meeting and the prohibition of shareholders being able to call a special meeting;

•	the requirement that certain provisions of our articles of incorporation can only be amended by an affirmative vote of shareholders entitled to cast at least 80% of all votes that shareholders are entitled to cast, unless approved by an affirmative vote of at least 80% of the members of the board of directors; and

•	the requirement that certain provisions of our bylaws can only be amended by an affirmative vote of shareholders entitled to cast at least 66 2/3%, or in certain cases 80%, of all votes that shareholders are entitled to cast.

These provisions may serve to entrench management and may discourage a takeover attempt that you may consider to be in your best interest or in which you would receive a substantial premium over the current market price. These provisions may make it extremely difficult for any one person or group of affiliated persons to acquire voting control of Eastern Holdings, with the result that it may be extremely difficult to bring about a change in the board of directors or management. Some of these provisions also may perpetuate present management because of the additional time required to cause a change in the control of the board. Other provisions make it difficult for shareholders owning less than a majority of the voting stock to be able to elect even a single director. See the subsections entitled “New Stock Benefit Plans” and “Agreements with Executive Officers” in the “Management” section and the sections entitled “Regulation” and “Description of Eastern Holdings Capital Stock.”

Provisions of the Pennsylvania Business Corporation Law, which we refer to as the PBCL, that are applicable to publicly traded companies provide, among other things, that we may not engage in a business combination with an “interested shareholder” during the five-year period after the interested shareholder became such, except under certain specified circumstances. Under the PBCL an interested shareholder is generally a holder of 20% or more of our voting stock. The PBCL also contains provisions providing for the ability of shareholders to object to the acquisition by a person, or group of persons acting in concert, of 20% or more of our outstanding voting securities and to demand that they be paid a cash payment for the fair value of their shares from the controlling person or group.

Our ESOP and stock compensation plan will increase our costs, which will reduce our income.

Our employee stock ownership plan will purchase 10% of the shares of common stock sold in the conversion offering with funds borrowed from Eastern Holdings. The cost of acquiring the shares of common stock for the employee stock ownership plan, and therefore the amount of the loan, will be between $5.5 million at the minimum of the offering range and $8.3 million at the adjusted maximum of the offering range. The loan will be repaid over a ten-year period. We will record annual employee stock ownership plan expenses in an amount equal to the fair value of shares of common stock committed to be released to employees. If shares of our common stock appreciate in value over time, compensation expense relating to the employee stock ownership plan will increase.

We also intend to adopt a stock compensation plan after the conversion offering under which plan participants would be awarded shares of our common stock (at no cost to them) or options to purchase shares of our common stock. The number of shares of common stock or options granted under the stock compensation plan may not exceed 4% and 10%, respectively, of our total outstanding shares.

The shares of common stock granted under the stock-based incentive plan will be expensed by us over their vesting period at the fair market value of the shares on the date they are awarded. If the shares of common stock to be granted under the plan are repurchased in the open market (rather than issued directly from authorized but unissued shares by Eastern Holdings) and cost the same as the purchase price in the offering, the reduction to shareholders’ equity due to the plan would be between $2.2 million at the minimum of the offering range and $3.3 million at the adjusted maximum of the offering range. To the extent we repurchase shares of common stock in the open market to fund the grants of shares under the plan, and the price of such shares exceeds the offering price of $10.00 per share, the reduction to shareholders’ equity would exceed the range described above. Conversely, to the extent the price of such shares is below the offering price of $10.00 per share, the reduction to shareholders’ equity would be less than the range described above.

Finally, new accounting rules will require public companies to recognize as compensation expense in their income statement the grant-date fair value of stock options, by their first fiscal year beginning after June 15, 2006. In addition, public companies must revalue their estimated compensation costs at each subsequent reporting period and may be required to recognize the additional compensation expense at these dates. This could result in significant compensation and benefits expense. When we record an expense for the grant of options using the fair value method as described in the new accounting rules, we will incur significant compensation and benefits expense, which will reduce our net income.

The implementation of the stock compensation plan may dilute your percentage ownership interest and may also result in downward pressure on the price of our stock.

We intend to adopt a stock compensation plan following the conversion offering. This stock-based incentive plan will be funded through either open market purchases or from the issuance of authorized but unissued shares. After giving effect to the merger and adoption of the stock compensation plan, shareholders would experience a reduction in ownership interest totaling 9.1% in the event newly issued shares are used to fund stock options or awards of shares of common stock under the plan in an amount equal to 4% and 10%, respectively, of the shares issued in the conversion offering. In addition, the existence of a significant amount of stock and stock options that would be issuable upon the adoption and approval of our stock compensation plan may be perceived by the market as having a dilutive effect, which could lead to a decrease in the price of our common stock.

The trading price of shares of our common stock may decline for reasons beyond our control.

The trading price of shares of our common stock may decline for many reasons, some of which are beyond our control, including among others:

•	quarterly variations in our results of operations;

•	changes in expectations as to our future results of operations, including financial estimates by securities analysts and investors;

•	announcements by third parties of claims against us;

•	changes in law and regulation;

•	results of operations that vary from those expected by securities analysts and investors; and

•	future sales of shares of our common stock.

In addition, the stock market in recent years has experienced substantial price and volume fluctuations that sometimes have been unrelated or disproportionate to the operating performance of companies. As a result, the trading price of shares of our common stock may be below the initial public offering price, and you may not be able to sell your shares at or above the price you pay to purchase them.

Recently, stock prices of companies in the insurance industry also have experienced substantial volatility as a result of the civil complaint filed by the Attorney General of the State of New York against one of the nation’s largest insurance producers. Contributing to this volatility have been subsequent press reports indicating that the Attorney General’s ongoing investigation of the insurance industry is expanding to include additional companies and practices and that other state attorneys general and insurance regulators are conducting their own investigations of the insurance industry. The recent volatility in insurance industry stocks may continue for the foreseeable future and may affect the price of our stock.

There is currently no public market for our common stock and no assurance that an active trading market for our common stock will develop. This illiquidity could have an adverse effect on the market price of our common stock.

Because we have never issued stock, there is no current trading market for our common stock. Consequently, we cannot assure you that an active and liquid trading market for our common stock will develop or that, if developed, will continue. An active and liquid trading market will depend on the existence and individual decisions of willing buyers and sellers at any given time, over which neither we nor any market maker will have any control. If an active trading market does not develop or is sporadic, this may hurt the market value of our common stock and make it difficult to buy or sell shares on short notice. We have applied to have our common stock listed for quotation on The Nasdaq National Market under the symbol “EIHI.”

If our insurance subsidiaries are not sufficiently profitable, our ability to pay dividends will be limited by regulatory restrictions.

We have no operations of our own other than holding the stock of our subsidiaries. We will depend primarily on dividends paid by our insurance company subsidiaries and proceeds from the offering retained by us to pay dividends to shareholders. We will receive dividends only after all of our subsidiaries’ obligations and regulatory requirements have been satisfied. If Educators and the insurance subsidiaries of EHC are not sufficiently profitable, our ability to pay dividends to you in the future will be limited. Our domestic insurance subsidiaries’ ability to pay dividends to EHC is limited by the insurance laws and regulations of Pennsylvania. The maximum dividend that the domestic insurance entities may pay without prior approval from the Department is limited to the greater of 10% of statutory surplus or 100% of statutory net income for the most recently filed annual statement. The maximum amount of dividends that may be paid by EHC’s domestic insurance subsidiaries in 2005 without regulatory approval is $3.6 million. If Educators were a stock company the maximum amount of dividends that Educators would be able to pay in 2005 without regulatory approval is $5.6 million. Eastern Re must receive approval from the Cayman Islands Monetary Authority before it can pay any dividend to EHC.

FORWARD LOOKING STATEMENTS

This document contains forward-looking statements, which can be identified by the use of such words as “estimate,” “project,” “believe,” “intend,” “anticipate,” “plan,” “seek,” “expect” and similar expressions. These forward-looking statements include:

•	statements of goals, intentions and expectations;

•	statements regarding prospects and business strategy; and

•	estimates of future costs, benefits and results.

These forward-looking statements are subject to significant risks, assumptions and uncertainties, including, among other things, the factors discussed under the heading “Risk Factors” that could affect the actual outcome of future events.

All of these factors are difficult to predict and many are beyond our control. These important factors include those discussed under “Risk Factors” and those listed below:

•	the ability to carry out our business plans, including specifically our ability to integrate the operations of EHC and Educators and cross-sell their respective product lines through the distribution system of the other party;

•	future economic conditions in the regional and national markets in which we compete that are less favorable than expected;

•	the effect of legislative, judicial, economic, demographic and regulatory events in the states in which we do business;

•	the ability to enter new markets successfully and capitalize on growth opportunities either through mergers or the expansion of our producer network;

•	financial market conditions, including, but not limited to, changes in interest rates and the stock markets causing a reduction of investment income or investment gains, an acceleration of the amortization of deferred policy acquisition costs, reduction in the value of our investment portfolio or a reduction in the demand for our products;

•	the impact of acts of terrorism and acts of war;

•	the effects of terrorist related insurance legislation and laws;

•	changes in general economic conditions, including inflation, unemployment, interest rates and other factors;

•	the cost, availability and collectibility of reinsurance;

•	estimates and adequacy of loss reserves and trends in losses and loss adjustment expenses;

•	heightened competition, including specifically the intensification of price competition, increased underwriting capacity and the entry of new competitors and the development of new products by new and existing competitors;

•	the effects of mergers, acquisitions and dispositions;

•	changes in the coverage terms selected by insurance customers, including higher deductibles and lower limits;

•	changes in the underwriting criteria that we use resulting from competitive pressures;

•	our inability to obtain regulatory approval of, or to implement, premium rate increases;

•	the potential impact on our reported net income that could result from the adoption of future accounting standards issued by the Financial Accounting Standards Board or other standard-setting bodies;

•	inability to carry out marketing and sales plans, including, among others, development of new products or changes to existing products and acceptance of the new or revised products in the market;

•	unanticipated changes in industry trends and ratings assigned by nationally recognized rating organizations;

•	adverse litigation or arbitration results; and

•	adverse changes in applicable laws, regulations or rules governing insurance holding companies and insurance companies, and tax or accounting matters including limitations on premium levels, increases in minimum capital and reserves, and other financial viability requirements, and changes that affect the cost of, or demand for our products.

Because forward-looking information is subject to various risks and uncertainties, actual results may differ materially from that expressed or implied by the forward-looking information. Therefore, we caution you not to place undue reliance on this forward-looking information, which speaks only as of the date of this proxy statement/prospectus.

All subsequent written and oral forward-looking information attributable to Eastern Holdings, Educators or EHC or any person acting on our behalf is expressly qualified in its entirety by the cautionary statements contained or referred to in this section. We do not undertake any obligation to publicly release any revisions that may be made to any forward-looking statements to reflect events or circumstances occurring after the date of this proxy statement/prospectus.

Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. Eastern Holdings has no obligation to update or revise any forward-looking statements to reflect any changed assumptions, any unanticipated events or any changes in the future.

THE SPECIAL MEETING

Date, Time and Place

EHC will hold a special meeting of shareholders on                     ,                          , 2006, at                          .m., local time, at the Genesis Building, 5th Floor, Grand Cayman, Cayman Islands, B.W.I.

Matters to be Considered at the Special Meeting

At the special meeting, EHC shareholders will consider and vote upon proposals to:

•	approve the domestication of EHC;

•	approve the merger agreement among EHC, Eastern Holdings and Educators; and

•	transact any other business that may properly be brought before the special meeting.

Record Date; Stock Entitled to Vote; Quorum

You are entitled to notice of, and to vote at, the special meeting if you owned EHC capital stock at the close of business on                          , 2006. As of September 30, 2005, 4,410 shares of EHC common stock 2,868 shares of series A voting preferred stock and 3,902 shares of series B nonvoting preferred stock were issued and outstanding and held by approximately 183 holders of record. The series A voting preferred stock and the series B voting preferred stock are identical in all respects except for voting rights and a share of both series of preferred stock automatically converts to one share of common stock immediately prior to the closing of the merger.

A quorum requires the presence, in person or by proxy, of shareholders entitled to cast at least a majority of the votes that all shareholders of EHC are entitled to cast on the record date.

EHC intends to count the following shares as present at the special meeting for the purpose of determining a quorum:

•	shares of EHC common stock and series A voting preferred stock present in person at the special meeting but not voting or abstaining on any matter; and

•	shares of EHC common stock and series A voting preferred stock represented by a proxy on which the shareholder has abstained on any matter.

Required Vote

Approval of both the domestication of EHC as a Pennsylvania corporation and the merger require the affirmative vote of two-thirds of the votes cast by EHC common and series A voting preferred shareholders voting as a single class at the special meeting of shareholders. In addition, the merger requires the affirmative vote of 75% of the votes cast by holders of EHC series A voting preferred stock at the special meeting of shareholders. You have one vote for each share of EHC common stock or series A voting preferred stock that you hold of record on each matter to be considered at the special meeting.

Voting of Proxies; Abstentions

Shares represented by all properly executed proxies received in time for the special meeting will be voted in the manner specified on each proxy. Properly executed proxies that do not contain voting instructions will be voted in favor of the domestication of EHC and in favor of the merger agreement.

If you abstain from voting on any proposal considered at the special meeting, such abstention will not be counted as a vote “for” or “against” the proposal for purposes of the special meeting.

Revocability of Proxies

If you grant a proxy, you may revoke your proxy at any time until it is voted by:

•	delivering a notice of revocation to , , Eastern Holding Company, Ltd., Genesis Building, 5th Floor, Grand Cayman, Cayman Islands, B.W.I.;

•	submitting a duly executed proxy card with a later date; or

•	appearing at the special meeting and voting in person.

Attendance at the special meeting will not in and of itself revoke a proxy.

Solicitation of Proxies

EHC will bear the cost of the solicitation of proxies from its shareholders.

Exchange of Stock Certificates

You should not send in your stock certificates with your proxy card. You will receive materials for exchanging your shares of EHC capital stock after the effective date of the merger, if it is approved.

PROPOSAL ONE: DOMESTICATION OF EHC

Reasons for Domestication

EHC’s management and board of directors are recommending that EHC domesticate as a Pennsylvania corporation because EHC will be unable to complete the merger unless it becomes a United States corporation. Cayman Islands law does not permit a Cayman Islands corporation, such as EHC, to enter into a merger. In addition, the merger may not qualify as a tax free reorganization under United States federal income tax law unless EHC domesticates as a United States corporation. If the merger did not qualify as a tax free reorganization, the merger would be a taxable event to EHC and its shareholders.

Conditions to Domestication

The domestication of EHC as a Pennsylvania corporation will not occur unless all of the conditions to completion of the merger have been satisfied, including approval of the domestication and merger agreement by the shareholders of EHC, receipt of all required regulatory approvals, and completion of the conversion, including the conversion offering.

Consequences of Domestication

Except for the tax consequences described below, the domestication will have no material effect on EHC or its shareholders because its separate existence as a Pennsylvania corporation will be transitory. Promptly after the domestication, EHC will be merged into a subsidiary of Eastern Holdings, its separate existence will cease, and the shareholders of EHC will become shareholders of Eastern Holdings. EHC shareholders will receive Eastern Holdings common stock and cash, and the rights and obligations of former EHC shareholders will thereafter be governed by Pennsylvania law and the articles of incorporation and bylaws of Eastern Holdings. Operationally, EHC’s successor and EHC’s subsidiaries do not anticipate that the domestication will have any effect on the insurance business conducted by EHC’s subsidiaries.

Federal Income Tax Consequences of Domestication

Although Eastern Re will remain a Cayman Islands corporation after the conversion and merger, it will be controlled indirectly by Eastern Holdings, which is a Pennsylvania corporation. As a result, under applicable federal income tax laws and regulations, Eastern Re will be deemed a controlled foreign corporation and its income will be subject to United States federal income tax prospectively. This will have an adverse effect on the consolidated results of Eastern Holdings. For example, if the income of Eastern Re had been subject to United States federal income tax in 2004, EHC’s net income would have been reduced by approximately $1.1 million, assuming a 34% effective tax rate.

Unless you either:

•	elect to include in income as a deemed dividend the all earnings and profits amount with respect to your EHC stock, as discussed below under “Tax Aspects – The Domestication — The ALL E&P Election;” or

•	qualify for a de minimis exception because the fair market value of your EHC stock on the date of the domestication is less than $50,000;

you will recognize as capital gain your realized gain (but will not recognize any loss) on the deemed exchange of EHC stock in the Cayman Islands corporation for EHC stock in the Pennsylvania corporation. See “Tax Aspects – The Domestication.”

Required Vote

Approval of the domestication of EHC as a Pennsylvania corporation requires the affirmative vote of two-thirds of the votes cast by EHC common and series A voting preferred shareholders voting as a single class at the special meeting of shareholders.

The board of directors of EHC unanimously recommends that the shareholders of EHC vote “FOR” approval of the domestication of EHC as a Pennsylvania corporation.

PROPOSAL TWO: ADOPTION OF THE MERGER AGREEMENT

In this section of the proxy statement/prospectus we describe the material features of the proposed merger. This description is not complete and is qualified in its entirety by reference to the merger agreement, which is attached as Annex A and is incorporated by reference into this proxy statement/prospectus. We urge you to read the merger agreement in its entirety.

General

The merger agreement provides for the merger of EHC with and into a newly formed, wholly owned subsidiary of Eastern Holdings. In the transaction, each share of EHC capital stock, other than shares with respect to which dissenters’ rights are exercised, will be converted into the right to receive $5,717.98, consisting of $2.597.98 in cash and 312 shares of Eastern Holdings common stock valued at $10.00 per share. The purchase price is based on the fully diluted book value of EHC at September 30, 2005. If the merger is not completed by March 31, 2006, the purchase price will be 1.28 times the fully diluted book value of EHC at December 31, 2005.

On March 17, 2005, the EHC board of directors unanimously adopted the merger agreement. In adopting the merger agreement, the board of directors of EHC determined that the merger was advisable and in the best interests of EHC and its shareholders.

The merger will not occur unless the conversion is completed. The completion of the merger is expected to occur immediately after the completion of the conversion and the domestication. Eastern Holdings expects to issue approximately 3,675,765 shares of Eastern Holdings common stock in the merger to the holders of EHC common stock. Assuming the issuance of 3,675,765 shares in the merger, EHC shareholders would hold between 30.7% and 40.0% of the total number of shares of Eastern Holdings issued and outstanding after completion of the merger and the conversion. This percentage ownership interest varies within this range depending upon how many shares of Eastern Holdings common stock are sold in the conversion offering and will increase if EHC’s management and EHC shareholders also purchase shares of Eastern Holdings common stock in the conversion offering. EHC’s management does intend to subscribe to purchase Eastern Holdings common stock, but may not be able to do so because of the priority rights of other eligible subscribers.

Griffin Financial, as financial advisor to EHC, has determined that the terms of the merger are fair to EHC from a financial point of view. See “Opinion of EHC’s Financial Advisor.”

Background of the Merger

Educators’ board of directors started discussing the issues of a demutualization and public offering in the mid 1990’s. After consultation with legal and investment banking advisors, the board began the demutualization/initial public offering process in May 1997. However, due to the deterioration of Educators’ core group medical business, the process was terminated later that year.

Educators exited the group medical business in 2002 with the intent to grow its existing group benefits business into a new core business. Educators’ new distribution subsidiary, IBSi, was a key component of that strategy. Because the medical insurance business accounted for approximately 80% of its revenue, Educators had significant excess capital and no core business. Although reductions in employees from 156 in 2002 to 125 on December 31, 2004 and to 94 on June 30, 2005 resulted in cost reductions, the fixed costs of Educators’ office lease, defined benefit plan, retiree medical coverage and information technology infrastructure prevented it from reaching an expense level commensurate with its reduced revenue base.

In the second and third quarters of 2002, Educators’ board reviewed and discussed various alternative strategies and business plans to grow the company’s remaining business. The board directed management to prepare criteria for measuring the company’s performance under the plan to grow the group benefits business. In February 2003, Educators’ board instructed management to prepare a request for proposal to outside consultants for the purpose of assisting management and the board with determining the long-term viability of Educators business strategy.

Educators received six responses to its request for proposal, and in June 2003, Tillinghast Towers Perrin was engaged to evaluate Educators’ business plan. After extensive study, Tillinghast concluded that Educators should continue implementing its management strategy for 12 to 18 months, measuring progress against predefined standards. As measured against such standards, satisfactory progress was not achieved through the first quarter of 2004. This failure was due in part to Educators’ A.M. Best rating downgrade from “A-” (Excellent) to “B++” (Very Good), which negatively affected new sales. As a result, the board began considering alternative strategies, including acquisitions, merger and liquidation.

In 2003, EHC began to explore opportunities for raising additional capital and in September 2003 met with representatives of Griffin Financial Group, LLC to discuss potential alternatives. One of the alternatives presented by Griffin was a transaction in which a mutual insurance company would convert to the stock form of ownership and merge with EHC concurrent with the completion of the conversion. Griffin noted that the balance sheet and strategic position of Educators would make Educators a candidate for a transaction of this nature.

In January 2004, EHC invited Griffin to make a presentation regarding conversion/merger transactions to EHC’s senior management team. Griffin made this presentation on January 23, 2004, and in early February was invited to present to EHC’s board of directors a more detailed analysis of a conversion/merger transaction with Educators. Griffin met with EHC’s board on March 9, 2004 and again on March 26, 2004 to discuss a potential transaction. Shortly after the March 26, 2004 meeting, Griffin was authorized by EHC to contact Educators regarding a combination of EHC and Educators.

Discussions and Negotiations. Griffin met with Mr. W. Lloyd Snyder III, an independent director of Educators, on April 9, 2004. This meeting included a discussion of current trends and merger activity in the insurance industry. Griffin mentioned the potential combination of EHC and Educators, and discussed, in general terms, the form of transaction for such a combination. On April 12, 2004, Mr. Snyder contacted Griffin and indicated that Educators was interested in further discussions regarding a combination with EHC. Bruce M. Eckert, the Chairman of EHC, and a representative of Griffin met with Mr. Robert M. McAlaine, the Chairman of Educators, and Mr. Snyder on May 19, 2004. The meeting included a discussion of the recent financial performance of each company, the business models of each company, and the potential combination of the companies.

In mid-June of 2004, Mr. McAlaine contacted Griffin and proposed that the Executive Committee of Educators’ board meet with Mr. Eckert and Griffin to discuss the transaction in more detail. This meeting occurred on July 14, 2004 and included a review of EHC’s financial condition, performance, and business model by Mr. Eckert and a detailed description of the transaction by Griffin. Shortly after this meeting, Mr. McAlaine contacted Mr. Eckert and indicated that Educators was prepared to proceed with negotiations regarding a combination of the companies.

EHC prepared and delivered a draft letter of intent to Educators in early August 2004. Educators’ board discussed the draft letter of intent and other transaction-related details at its regularly scheduled board meetings on August 23, 2004 and September 23, 2004. Shortly after the September 23rd board meeting, Mr. McAlaine contacted Mr. Eckert and indicated that, while a transaction with EHC was still of interest to Educators, the board had determined that it should assess the company’s strategic alternatives prior to negotiating a transaction with EHC on an exclusive basis. He also indicated that Educators had engaged an independent consulting firm to assist Educators’ board with the assessment and that the independent consultant’s report would be completed in time for presentation and consideration at Educators’ board meeting on November 18, 2004.

On November 19, 2004, Mr. McAlaine contacted Mr. Eckert and indicated that Educators was prepared to move forward with EHC on an exclusive basis and that the board had appointed a merger committee consisting of five directors. A revised letter of intent was then delivered to EHC by Educators, and on December 20, 2004, the companies and their respective advisors met to discuss pending issues in connection with the letter of intent. Although the companies agreed on a number of issues in the letter of intent, they did not agree on pricing, form of consideration, and other structural and governance issues.

During the ensuing eight weeks, EHC and Educators continued discussions regarding the transaction and commenced mutual due diligence. Educators hired the law firms of Morgan, Lewis & Bockius LLP and Barley Snyder LLC and the accounting firm of Beard Miller Company LLP to evaluate the terms of the proposed merger and perform financial and legal due diligence. An independent consulting firm was hired to explore alternative merger candidates. The consultant concluded that EHC was the best available candidate for merger with Educators, because it satisfied Educators’ primary goal of obtaining a new core product line and offered the opportunity to employ its capital towards the development of EHC’s business. Moreover, combining Educators with EHC’s management team, market focus, and culture, as well as its location in Lancaster, was attractive.

After further negotiation, EHC and Educators entered into a letter of intent for the merger and conversion on January 17, 2005. After the completion of additional due diligence by the parties and further negotiation of the details of the merger and conversion, Educators adopted the plan of conversion and approved the merger agreement, and EHC approved the merger agreement on March 17, 2005.

EHC’s Reasons for the Merger

In reaching its decision to approve the merger and the other transactions contemplated by the merger agreement, and to recommend that our shareholders vote to adopt the merger agreement, the EHC board of directors consulted with management and its financial and legal advisors. EHC’s board of directors considered the following factors and potential benefits of the merger, each of which it believed supported its decision:

•	the historical prices paid for EHC’s common stock, and the fact that the $5,717.98 per share to be paid for each share of EHC’s common stock in the merger represents a substantial premium to these purchase prices;

•	the profitable growth of EHC and the need to increase capital to improve underwriting capacity, coupled with the fact that the capital provided by the conversion of Educators will permit EHC to access this capital on a cost-effective basis;

•	the fact that EHC’s management will assume similar roles in Eastern Holdings as they currently hold in EHC;

•	the possible synergies between EHC’s workers compensation business and the group benefits business of Educators, including particularly the possibility that each entity could cross-sell its products through the distribution network of the other entity;

•	the possible alternatives to the proposed merger, including continuing to operate EHC on a stand-alone basis or seeking to grow through acquisitions, the risks associated with such alternatives, and the board’s belief that the merger will maximize shareholder value and is more favorable to our shareholders than any other alternative reasonably available to EHC;

•	the process through which EHC, with the assistance of its financial advisor, engaged in discussions with Educators;

•	the presentation of Griffin Financial, including its opinion that, as of the date of the opinion and based upon and subject to the factors and assumptions set forth in the opinion, the consideration to be received by Educators in the proposed merger is fair, from a financial point of view, to EHC (see “The Merger—Opinion of Our Financial Advisor “ and Annex B to this proxy statement/prospectus);

•	the terms of the merger agreement, including without limitation:

•	the limited number and nature of the conditions to Educators obligation to complete the merger, including that for purposes of the merger agreement a “material adverse effect” on EHC does not include circumstances resulting from changes in general economic or industry conditions;

•	the provisions of the merger agreement that allow EHC, under certain circumstances, to furnish information to and conduct negotiations with third parties regarding a business combination;

•	the provisions of the merger agreement that provide the board of directors with the ability to terminate the merger agreement in order to accept a superior proposal;

EHC’s board of directors also considered the following factors, among others:

•	the risk that the merger might not be completed in a timely manner or at all, including the risk that the conversion could not be completed;

•	the interests of EHC’s executive officers and directors in the merger (see “Interests of Our Directors and Executive Officers in the Merger”);

•	the fact that the merger consideration consists, in part, of cash and will therefore be taxable to our shareholders for U.S. federal income tax purposes;

•	the restrictions on EHC’s ability to solicit or engage in discussions or negotiations regarding alternative business combination transactions, subject to specified exceptions;

•	the risk of diverting management focus and resources from other strategic opportunities and from operational matters while working to implement the merger; and

•	the possibility of management and employee disruption associated with the merger.

EHC’s board of directors did not assign relative weights to the above factors or the other factors considered by it. In addition, the board of directors did not reach any specific conclusion on each factor considered, but with the assistance of its advisors, conducted an overall analysis of these factors. Individual members of the board of directors may have given different weights to different factors.

After taking into account all of the factors set forth above, as well as others, EHC’s board of directors determined that the potential benefits of the merger outweigh the potential risks and that the merger agreement and the transactions contemplated by the merger agreement are advisable and fair and in the best interests of EHC and its shareholders. The board of directors has unanimously approved the merger agreement and the merger and recommends that you vote to adopt the merger agreement at the special meeting.

Opinion of EHC’s Financial Advisor

EHC retained Griffin Financial on February 23, 2005, to serve as its financial advisor in connection with the merger and to deliver an opinion as to whether the consideration to be paid in the merger is fair, from a financial point of view, to EHC.

At the meeting of EHC’s board of directors on March 17, 2005, Griffin Financial delivered its oral opinion, subsequently confirmed in writing, that, as of that date and based upon and subject to assumptions made, matters considered and qualifications and limitations set forth in the written opinion, the consideration pursuant to the merger was fair, from a financial point of view, to EHC.

The full text of the written opinion of Griffin Financial, dated March 17, 2005, which sets forth the assumptions made, matters considered and qualifications and limitations on the review undertaken by Griffin Financial in connection with its opinion, is attached as Annex B to this proxy statement/prospectus and is incorporated in this document by reference. The summary of Griffin Financial’s opinion set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion. EHC stockholders are urged to, and should, read Griffin Financial’s opinion carefully and in its entirety. Griffin Financial’s opinion was delivered to the EHC board of directors for the use and benefit of the EHC board of directors and is directed only to the fairness, from a financial point of view, of the consideration in the merger. Griffin Financial was not asked to, and did not, recommend the specific consideration payable in the merger, which consideration was determined through negotiations between EHC and Educators. The opinion does not address the merits of the underlying decision by EHC to engage in the merger and does not constitute, nor should it be construed as, a recommendation to any shareholder as to how the shareholder should vote with respect to the merger or any other matter.

In arriving at its opinion, Griffin Financial, among other things:

•	reviewed certain business and financial information relating to EHC that it deemed to be relevant, including EHC’s capital structure;

•	reviewed certain information relating to the business, earnings, cash flow, assets, liabilities and prospects of EHC furnished to it by EHC;

•	conducted discussions with members of senior management and representatives of EHC concerning the matters described above;

•	reviewed the results of operations of EHC and compared them with those of certain publicly traded companies that it deemed to be relevant;

•	compared the proposed financial terms of the merger with the financial terms of certain other mergers that it deemed to be relevant;

•	participated in certain discussions and negotiations among representatives of EHC and Educators and their financial and legal advisors;

•	reviewed a draft of the merger agreement; and

•	performed other studies and analyses that it considered appropriate.

In preparing its opinion, Griffin Financial assumed and relied upon the accuracy and completeness of all information supplied or otherwise made available to Griffin Financial, or that was discussed with or reviewed by or for Griffin Financial, or that was publicly available. Griffin Financial did not assume any responsibility for independently verifying this information or undertake an independent evaluation or appraisal of the assets or liabilities of EHC, and Griffin Financial was not furnished with any such evaluation or appraisal. Griffin Financial did not evaluate the solvency or fair value of EHC under any state or federal laws relating to bankruptcy, insolvency or similar matters. In addition, Griffin Financial did not assume any obligation to conduct, and Griffin Financial did not conduct any physical inspection of the properties or facilities of EHC. With respect to the financial projection information furnished to or discussed with Griffin Financial by EHC, Griffin Financial assumed that all such information was reasonably prepared and reflects the best currently available estimates and judgments of the senior management of EHC as to the future financial and operating performance of EHC. In addition, Griffin Financial made no independent investigation as to the adequacy of EHC’s loss reserves.

For purposes of delivering its opinion, Griffin Financial assumed that, in all respects material to its analyses:

•	the merger will be completed substantially in accordance with the terms set forth in the merger agreement, without waiver, modification or amendment of any material, condition or agreement;

•	the final terms of the merger agreement will not vary materially from the form reviewed in connection with Griffin Financial’s opinion;

•	in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the conversion and merger, no delay, limitation, restrictions or condition will be imposed that would have a material adverse effect on EHC or the contemplated benefits of the merger; and

•	the merger will be treated as a tax-free reorganization for federal income tax purposes.

Griffin Financial’s opinion was based upon market, economic and other conditions as they existed and could be evaluated on, and on the information made available to Griffin Financial as of, the date of its opinion.

The EHC board of directors selected Griffin Financial as its financial advisor because of its reputation as an regionally recognized investment banking and advisory firm with substantial experience in transactions similar to the merger and because Griffin Financial is familiar with EHC and its business. As part of its investment banking and financial advisory business, Griffin Financial is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, private placements and valuations for corporate and other purposes.

Griffin Financial is acting as financial advisor to EHC in connection with the merger and will receive a fee from EHC, a significant portion of which is contingent upon the consummation of the merger. Griffin Financial received $75,000 from EHC upon the announcement of the merger agreement and $150,000 upon the filing of the Eastern Holdings registration statement filed in connection with the conversion offering Upon consummation of the merger, Griffin Financial will receive an additional fee equal to 1% of the transaction value, as defined in the engagement letter between EHC and Griffin Financial, less amounts previously paid thereunder. EHC also agreed to indemnify Griffin Financial and its affiliates from and against certain liabilities and expenses, which may include certain liabilities under federal securities laws, in connection with its engagement and to reimburse Griffin Financial for its reasonable out-of-pocket expenses incurred in connection with its engagement, including the reasonable fees of its legal counsel.

Financial Analyses of Griffin Financial

In performing its analyses, Griffin Financial made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Griffin Financial and EHC. Any estimates contained in the analyses performed by Griffin Financial are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by Griffin Financial’s analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which those businesses or securities might actually be sold. Accordingly, the analyses and estimates are inherently subject to substantial uncertainty. Griffin Financial’s opinion was among a number of factors taken into consideration by EHC’s board of directors in making its determination to approve the merger agreement. In addition, EHC’s board of directors did not rely on any single analysis in making its determination. Consequently, the analyses described below should not be viewed as determinative of the decision of EHC’s board of directors or management with respect to the fairness of the consideration to be paid pursuant to the merger.

At the March 17, 2005 meeting of EHC’s board of directors, Griffin Financial made a presentation of certain financial analyses of the merger. Griffin Financial performed each of the financial analyses summarized below. The summary below does not purport to be a complete description of the analyses performed by Griffin Financial and underlying its opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description.

In arriving at its opinion, Griffin Financial considered the results of all of its analyses and did not attribute any particular weight to any analysis or factor that it considered. The financial analyses summarized below include information presented in tabular format. Griffin Financial believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion. The tables alone do not constitute a complete description of the financial analyses.

Selected Comparable Transactions Analysis

For the merger, Griffin Financial calculated:

•	the multiples of the transaction value per share to both EHC’s book value per share and tangible book value per share at December 31, 2004; and

•	the multiples of the transaction value per share to both EHC’s earnings per share for the twelve months ended December 31, 2004, both as reported and as adjusted to tax effect EHC’s off-shore subsidiary’s earnings.

Using publicly available financial information, including company investor presentations and information obtained from SNL Financial, Griffin Financial selected and examined 28 transactions in the insurance industry that have been announced since January 1, 2000. SNL Financial is a recognized data service that collects, standardizes and disseminates relevant corporate, financial, market and mergers and acquisitions data for companies in the industries it covers. Of the selected comparable transactions, 12 involved transaction values in excess of $100 million and 16 involved transaction values less than $100 million.

The following transactions were reviewed by Griffin Financial:

Acquiror	Target

ProAssurance Corp.	NCRIC Group Inc.
United National Group Ltd.	Penn-America Group Inc.
Specialty Underwriters Alliance	Potomac Ins Co. of Illinois
White Mountains Insurance	Sirius International Group
St. Paul Cos.	Travelers Property Casualty
Enstar Group Inc.	Toa-Re Insurance Co. (U.K.)
Nationwide Mutual Insurance Co.	THI Holdings Inc.
J.P. Morgan Chase & Co.	Sequoia Insurance Co.
Fairfax Financial Holdings Ltd.	First Capital Insurance Ltd.
RenaissanceRe Holdings Ltd.	Overseas Partners Cat Ltd.
Kingsway Fin 1 Services Inc.	American Country Holdings Inc.
Fairfax Financial Holdings Ltd.	Old Lyme Insurance Cos.
Investor Group	Preserver Group Inc.
IAT Reinsurance Syndicate Ltd.	Harco National Ins Co.
Alleghany Corp.	Capitol Transamerica Corp.
Safety Holdings Inc.	Thomas Black Corp.
Argonaut Group Inc.	Front Royal Inc.
Vesta Insurance Group Inc.	FL Select Ins Holdings Inc.
Arch Capital Group Ltd.	Altus Holdings Ltd.
XL Capital Ltd.	London Assurance America
XL Capital Ltd.	Winterthur Intl Insurance Co.
Hub International Ltd.	Kaye Group Inc.
American National Insurance	Farm Family Holdings Inc.
American International Group	HSB Group Inc.
Medical Assurance Inc.	Professionals Group Inc.
Ohio Farmers Insurance Co.	Old Guard Group Inc.
Fairfax Financial Holdings Ltd.	Sen-Tech International Hldgs
Enstar Group Inc.	Brittany Insurance Co.

Griffin Financial considered these selected transactions to be reasonably similar, but not identical, to the merger. A complete analysis involves complex considerations and judgments concerning differences in the selected transactions and other factors that could affect the premiums paid in such comparable transactions to which the merger is being compared. Mathematical analysis (such as determining the mean and median) is not by itself a meaningful method of using the selected comparable transaction data.

For each of the selected comparable transactions, Griffin Financial calculated:

•	the ratios of the implied transaction value per share to both the book value per share and the tangible book value per share using the target company’s most recent financial reports at the time of announcement of the comparable transaction; and

•	the multiples of the implied transaction value per share to the latest twelve months earnings per share at the time of announcement of the comparable transaction.

The mean and median values of these premiums and multiples for the selected comparable transactions were then compared to those calculated for the merger. The following table compares the foregoing calculations for the merger and the mean and median of the foregoing calculations for the selected comparable transactions.

	Educators/ EHC		Comparable Merger and Acquisition Transactions
			Mean		Median
Implied Transaction Value as a Multiple of:
Book Value	1.28	x	1.20	x	1.06	x
Tangible Book Value	1.30	x	1.34	x	1.41	x
Latest Twelve Months EPS As Reported	9.59	x	16.17	x	12.47	x
Latest Twelve Months EPS As Adjusted (1)	11.72	x	16.17	x	12.47	x

(1)	Adjusted to tax effect off-shore subsidiary’s earnings.

Discounted Earnings Analysis

Griffin Financial performed a discounted earnings analysis to estimate a range of the present values per share of EHC capital stock, assuming forecasted earnings per share estimates for EHC of $427.54 for 2005 and $470.29 for 2006. After 2006, earnings per share were estimated to increase annually at 10% for EHC. The cash flows were modeled assuming that EHC continues to operate as an independent entity. The valuation range was determined by calculating the “terminal value” of EHC common stock. In calculating the terminal value of EHC common stock, Griffin Financial applied multiples ranging from 8.0x to 14.0x to forecasted earnings. The earnings stream and the terminal value were then discounted back using discount rates ranging from 14.0% to 18.0%, which are rates Griffin Financial viewed as the appropriate range for a company with EHC’s risk and growth characteristics.

Based on the above assumptions, Griffin Financial determined that the present value of the EHC capital stock ranged from $3,771 to $6,300 per share.

Griffin Financial analyzed the potential pro forma effect of the merger on EHC’s and Educators’ earnings per share in 2004, book value and tangible book value per share at December 31, 2004, return on equity, and ratio of net premiums written to surplus. For purposes of this analysis, Griffin Financial utilized the following assumptions based on historical financial information of EHC and Educators:

•	an investment yield of 4.00% on the investment portfolios of EHC and Educators;

•	the exchange of each share of EHC capital stock for $2,297.17 in cash and 239.09 shares of Eastern Holdings common stock in the merger (note that these amounts have increased because of EHC’s earnings subsequent to the execution of the merger agreement);

•	an effective combined federal and state income tax rate of 34%;

•	offering expenses of $2,750,000;

•	combined cost savings of 15%; and

•	Educators’ Employee Stock Ownership Plan and Management Stock Compensation Plan purchase, in aggregate, 14% of Educators conversion offering, using borrowed funds.

This analysis indicated that the key ratios of Educators and EHC would be effected as set forth in the following table:

	Educators	EHC	Pro Forma Combined
Diluted earnings per share	$0.27	$400.3 (Adjusted)	$1.03
		$488.71 (Reported)
Accretion/(Dilution) for EHC			20.27%
Return on Equity	1.40%	10.92%	6.51%
Book Value per share	$19.23	$3,662.59 (Fully Diluted)	$16.01
		$3,740.18 (Reported)
Accretion/(Dilution) for EHC			104.94%
Tangible Book Value per share	$19.23	$3,603.39 (Fully Diluted)	$14.23
		$3,670.29 (Reported)
Accretion/(Dilution) for EHC			85.15%
Net Premiums Written/Surplus	0.39	1.35	0.78

Actual results may vary from projected results and the variations may be material.

Recommendation of EHC’s Board of Directors

The board of directors of EHC believes that the terms of the merger are in the best interests of EHC and has approved the merger agreement. ACCORDINGLY, THE EHC BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT EHC SHAREHOLDERS VOTE “FOR” APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

Dissenters’ Rights for EHC Shareholders

General

Under Pennsylvania law, shareholders of EHC have the right to dissent from the merger and to obtain payment of the “fair value” of their shares in the event of the completion of the merger.

If you are contemplating exercising your right to dissent, we urge you to read carefully the provisions of Subchapter D of Chapter 15 of the Pennsylvania Business Corporation Law of 1988, as amended, which is attached to this document as Annex E. The following discussion describes the steps that you must take if you want to exercise your right to dissent. You should read this summary and the full text of the law.

Before the effective date of the merger, send any written notice or demand required concerning your exercise of dissenters’ rights to Eastern Holding Company, Ltd., Genesis Building, 5th Floor, Grand Cayman, Cayman Islands, B.W.I. (Attn: Scott C. Penwell, Secretary). After the completion of the merger, send correspondence to Eastern Insurance Holdings, Inc., 25 Race Avenue, Lancaster, Pennsylvania 17603 (Attn: Scott C. Penwell, Secretary).

The term “fair value” means the value of a share of EHC common stock immediately before the day of the merger taking into account all relevant factors, but excluding any appreciation or depreciation in anticipation of the merger.

Notice of Intention to Dissent

If you wish to dissent, you must:

•	prior to the vote of EHC shareholders on the merger agreement at the EHC special meeting, file a written notice of intention to demand payment of the fair value of your shares of EHC common stock if the merger is completed;

•	make no change in your beneficial ownership of EHC capital stock from the date you give notice through the day of the merger; and

•	not vote your EHC stock for approval of the merger agreement.

Neither a proxy nor a vote against approval of the merger constitutes the necessary written notice of intention to dissent.

Notice to Demand Payment

If the merger is approved by the required vote of EHC shareholders, EHC or Eastern Holdings, as the case may be, will mail a notice to all dissenting shareholders who gave due notice of intention to demand payment and who did not vote for approval of the merger agreement. The notice will state where and when an EHC shareholder must deliver a written demand for payment and where such shareholder must deposit certificates for EHC capital stock in order to obtain payment. The notice will include a form for demanding payment and a copy of the relevant provisions of Pennsylvania law. The time set for receipt of the demand for payment and deposit of stock certificates will be not less than 30 days from the date of mailing of the notice.

Failure to Comply with Notice to Demand Payment, etc.

EHC shareholders must take each step in strict compliance with Pennsylvania law and in the indicated order to maintain their dissenters’ rights. If a shareholder fails to follow these steps, such shareholder will lose the right to dissent and will receive the same merger consideration as the non-dissenting shareholders.

Payment of Fair Value of Shares

Promptly after the effective date of the merger, or upon timely receipt of demand for payment if the effective date has already occurred, Eastern Holdings will send to each dissenting shareholder who has deposited his or her stock certificates, the amount that Eastern Holdings estimates to be the fair value of the EHC common stock held by such shareholder. The remittance or notice will be accompanied by:

•	a closing balance sheet and statement of income of EHC for the fiscal year ending not more than 16 months before the date of remittance or notice, together with the latest available interim financial statements;

•	a statement of Eastern Holdings’ estimate of the fair value of EHC common stock; and

•	a notice of the right of the dissenting shareholder to demand supplemental payment, accompanied by a copy of the relevant provisions of Pennsylvania law.

Estimate by Dissenting Shareholder of Fair Value of Shares

If a dissenting shareholder believes that the amount stated or remitted by Eastern Holdings is less than the fair value of the EHC common stock, the dissenting shareholder may send his or her estimate of the fair value of the EHC common stock to Eastern Holdings. If Eastern Holdings remits payment of its estimated value of a dissenting shareholder’s EHC common stock and the dissenting shareholder does not file his or her own estimate within 30 days after the mailing by Eastern Holdings of its remittance, the dissenting shareholder will be entitled to no more than the amount remitted by Eastern Holdings.

Valuation Proceedings

If any demands for payment remain unsettled within 60 days after the latest to occur of:

•	the effective date of the merger;

•	timely receipt by EHC or Eastern Holdings, as the case may be, of any demands for payment; or

•	timely receipt by EHC or Eastern Holdings, as the case may be, of any estimates by dissenters of the fair value;

then, Eastern Holdings may file an application, in the Court of Common Pleas of Lancaster County, Pennsylvania, requesting that the court determine the fair value of the EHC common stock. If this happens, all dissenting shareholders, no matter where they reside, whose demands have not been settled, will become parties to the proceeding. In addition, a copy of the application will be delivered to each dissenting shareholder.

If Eastern Holdings fails to file the application, then any dissenting shareholder, on behalf of all dissenting shareholders who have made a demand and who have not settled their claim against Eastern Holdings, may file an application in the name of Eastern Holdings at any time within the

30 day period after the expiration of the 60 day period and request that the Lancaster County Court of Common Pleas determine the fair value of the shares.

The fair value determined by the Lancaster County Court of Common Pleas may, but need not, equal the dissenting shareholders’ estimates of fair value. If no dissenter files an application, then each dissenting shareholder entitled to do so shall be paid no more than Eastern Holdings’ estimate of the fair value of the EHC common stock, and may bring an action to recover any amount not previously remitted, plus interest at a rate the Lancaster County Court of Common Pleas finds fair and equitable.

Eastern Holdings’ intends to negotiate in good faith with any dissenting shareholder. If, after negotiation, a claim cannot be settled, then Eastern Holdings will file an application requesting that the fair value of the EHC common stock be determined by the Lancaster County Court of Common Pleas.

Cost and Expenses

The costs and expenses of any valuation proceedings performed by the Lancaster County Court of Common Pleas, including the reasonable compensation and expenses of any appraiser appointed by such court to recommend a decision on the issue of fair value, will be determined by such court and assessed against Eastern Holdings, except that any part of the costs and expenses may be apportioned and assessed by such court against any or all of the dissenting shareholders who are parties and whose action in demanding supplemental payment is dilatory, obdurate, arbitrary, vexatious or in bad faith, in the opinion of such court.

The Merger Agreement

Merger Consideration

The approximate aggregate purchase price to be paid in the merger for all outstanding EHC shares is $73.7 million, which is 1.28 times the fully diluted book value of EHC at September 30, 2005. If the merger is not completed by March 31, 2006, the purchase price will be equal to 1.28 times the fully diluted book value of EHC at December 31, 2005. On a per share basis, each outstanding share of EHC common stock, other than shares with respect to which dissenters rights are exercised, will be converted into the right to receive $5,717.98, consisting of $2.597.98 in cash and 312 shares of Eastern Holdings common stock. For such purposes fully diluted book value assumes:

•	the exercise of all of the outstanding options to acquire 1,713 shares of EHC common stock that have been granted under the EHC stock option plan and the receipt by EHC of approximately $5.4 million as the exercise price for these options;

•	the exercise of the outstanding warrants to acquire 300 shares of EHC common stock and the receipt by EHC of $300,000 as the exercise price for these warrants; and

•	the conversion of 6,770 outstanding shares of EHC series A voting and series B nonvoting preferred stock to 6,770 shares of EHC common stock, which will occur automatically as a result of the merger.

As of the date of this proxy statement/prospectus, there were options to purchase EHC common stock covering an aggregate of 1,713 shares outstanding under the 2002 management stock option plan. All of such shares will be exercisable as of the effective date of the merger. Any EHC options that are not exercised prior to consummation of the conversion and the merger will be cancelled. Because the exercise price of all options is less than the per share merger consideration, EHC expects that all options will be exercised.

The form, but not the aggregate amount, of consideration paid with respect to shares of common stock of EHC acquired upon the exercise of EHC stock options is different than the consideration that will be paid with respect to all other EHC shares. Each option share will be converted into the right to receive:

•	an amount in cash equal to the option exercise price paid for such share,

•	an additional amount in cash equal to 49% of the difference between $5,717.98 and the exercise price of the option, and

•	shares of Eastern Holdings common stock having a value equal to 51% of the difference between $5,717.98 and the exercise price of the option. For this purpose each share of Eastern Holdings common stock will be valued at the initial offering price of $10.00 per share.

The outstanding warrants to purchase 300 shares of EHC stock will be converted into the right to purchase 171,539 shares of Eastern Holdings common stock at an exercise price of $1.75 per share.

Special Dividend

Under the terms of the merger agreement, because the merger was not completed on or before December 31, 2005, EHC will pay a special dividend to shareholders of record on the business day immediately preceding closing. This special dividend will be in an amount equal to the increase, if any, in EHC’s consolidated shareholders’ equity, as determined in accordance with U.S. GAAP, from November 1, 2005, to the end of the calendar month preceding the closing of the merger and will be paid within 30 days after closing. Furthermore, if the merger is not completed on or before March 31, 2006, then the purchase price will be equal 1.28 times EHC’s fully diluted book value at December 31, 2005, and EHC, in lieu of the special dividend described in the preceding sentence, will pay a special dividend to shareholders of record on the business day immediately preceding closing in an amount equal to the increase, if any, in EHC’s consolidated shareholders’ equity, as determined in accordance with U.S. GAAP, from February 1, 2006 to the end of the calendar month preceding the closing of the merger.

Conditions to Completion of the Merger

The merger agreement provides that consummation of the merger is subject to the satisfaction of certain conditions, or the waiver of certain conditions by Educators and Eastern Holdings, on the one hand, and EHC on the other, as the case may be, at or prior to the date the merger is completed. Each of the parties’ obligations under the merger agreement is subject to the following conditions, among others:

•	approval of the domestication by EHC shareholders;

•	approval of the merger by EHC shareholders;

•	approval of the conversion by the members of Educators;

•	receipt of all necessary regulatory approvals required to complete all related transactions, including the conversion and the merger (all regulatory approvals have been received);

•	completion of the conversion offering;

•	approval for listing of the shares of Eastern Holdings common stock on The Nasdaq Stock Market;

•	receipt by the parties of an opinion or a private letter ruling from the IRS that the conversion and the merger will each be treated for federal income tax purposes as constituting a reorganization within the meaning of Section 368(a) of the Internal Revenue Code (a private letter ruling acceptable to EHC and Educators was received on December 13, 2005.);

•	the number of shares of EHC common stock with respect to which dissenters’ rights have been exercised in connection with the merger do not exceed 10% of the number of outstanding shares of EHC common stock; and

•	the absence of a material adverse change in the assets, liabilities, financial condition, results of operation, prospects or business of EHC or Educators.

Conduct of Business Prior to the Closing Date

Under the terms of the merger agreement, Eastern Holdings, Educators and EHC have agreed to conduct their respective businesses and engage in transactions only in the ordinary course of business and consistent with past practice except as expressly contemplated or permitted under the merger agreement, except with the prior written consent of Eastern Holdings and Educators or EHC, as the case may be. Each of Eastern Holdings, Educators and EHC have also agreed to use, and to cause each of their respective subsidiaries to use, commercially reasonable efforts to preserve its respective business organization intact, to keep available to itself and the other parties the present services of its key employees, and to preserve to itself and to the other parties the goodwill of its customers and others with whom business relationships exist.

In addition, under the terms of the merger agreement, each of Eastern Holdings, Educators and EHC has agreed that, except as otherwise agreed to or as permitted by the merger agreement, it will not, and will cause each of its subsidiaries not to:

•	declare, set aside, make or pay any dividend or other distribution, whether in cash, stock or property or any combination, in respect of common stock, except that EHC may declare a dividend immediately prior to the effective date of the merger equal to net income earned in November and December 2005;

•	merge or consolidate with any other person, acquire a material amount of assets or equity of any other person, or, other than in the ordinary course of business, make or commit to make any capital expenditure having a cost in excess of $100,000; or enter into, modify or amend any lease, except for modifications or amendments that are not materially adverse;

•	sell, lease, license or subject to any lien or encumbrance, or otherwise surrender, relinquish or dispose of any real property owned or any other assets or property except pursuant to existing written contracts or commitments or in the ordinary course of business consistent with past practice;

•	pay, discharge, settle or satisfy any claims, liabilities or obligations other than settlement of policy claims or other payments, discharges, settlements or satisfactions in the ordinary course of business and consistent with past practice, settlements of litigation (excluding claims litigation) that individually do not exceed $25,000 or $100,000 in the aggregate, or payment of indebtedness and other obligations made in the ordinary course of business consistent with past practices and in accordance with scheduled amortization or repayment schedules;

•	issue any shares of its capital stock, other than upon exercise of options or warrants to purchase shares of EHC common stock, or issue, grant, modify or authorize any warrants, options, rights or convertible securities or other arrangements or commitments that would obligate EHC to issue or dispose of any of its capital stock or other ownership rights, except for the grant and exercise of options authorized under EHC’s stock option plan; effect any recapitalization, reclassification, stock dividend, stock split or like change in capitalization; or purchase, redeem or otherwise acquire any shares of its capital stock;

•	amend its articles of incorporation, bylaws or similar organizational documents;

•	other than in the ordinary course of business consistent with past practices, make or rescind any election relating to taxes, settle or compromise any claim, audit or controversy relating to taxes that exceeds $50,000 individually or in the aggregate; make a request for a written tax ruling except concerning the qualified status of any employee benefit plan or concerning the merger, the conversion or the domestication of EHC as a Pennsylvania corporation; enter into a written and binding agreement with any taxing authority relating to taxes; or change in any material respect any of its methods of reporting income and deductions for federal income tax purposes from those employed in the preparation of its federal income tax return for the year ended December 31, 2003, except as required by changes in laws or regulations;

•	enter into:

•	any transaction, agreement, arrangement or commitment not made in the ordinary course of business; or

•	any agreement, arrangement or commitment relating to the employment of an employee, or amend any such existing agreement, arrangement or commitment;

•	change its method of accounting except as required by changes in laws or regulations or generally accepted accounting principles;

•	adopt, enter into, terminate or amend any employee benefit plan, increase in any manner the compensation of any employee, director or consultant except in the ordinary course of business consistent with past practice; pay any benefit or amount not required under any benefit plan; grant or pay any severance or termination pay or increase the severance or termination pay of any director, officer, employee or consultant; or grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or any benefit plan, except that EHC is permitted to grant and accelerate the vesting of all options contemplated by its 2002 stock compensation plan;

•	except in the ordinary course of business, modify or amend in any material respect or terminate any material contract or enter into any new agreement that would be considered a material contract;

•	abandon, modify, waive, terminate, or otherwise change any insurance license except as may be necessary to comply with any applicable law or such modifications or waivers that would not, individually or in the aggregate, restrict such party’s business or operations in any material respect;

•	terminate, cancel or amend any insurance coverage maintained by it with respect to any material assets which is not replaced by a comparable amount of insurance coverage;

•	take any action that would prevent or impede the merger or the conversion from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

•	make any material change in its underwriting, claims management, pricing or reserving practices;

•	take any action that would result in any of the representations and warranties contained in the merger agreement not to be true and correct in any material respect at the date of completion of the merger or that would cause any of the conditions to consummation of the merger from being satisfied;

•	issue or assume any indebtedness in an amount in excess of $200,000; or guarantee the obligations of any person except one of its subsidiaries;

•	take any action that is not expressly permitted by the merger agreement or that would reasonably be expected to result in a reduction of its insurer financial strength rating by A.M. Best; or

•	agree to do any of the foregoing or permit any subsidiary to do any of the foregoing.

Required Approval

Approvals of the Department are required in order to consummate the conversion and the merger. The Department approved the plan of conversion by order dated February __, 2006, subject to approval by Educators’ members eligible to vote on the plan of conversion. In addition, by order dated February __, 2006, the Department approved Eastern Holdings’ holding company application to: (1) acquire all the common stock of Educators, and (2) complete the merger and the acquisition of EHC.

Pursuant to regulations of the Department, the plan of conversion must be approved by at least two-thirds of the total number of votes cast by Educators’ members eligible to vote on the plan of conversion. In addition, the completion of the conversion and the merger cannot occur unless the domestication of EHC as a Pennsylvania corporation and the merger agreement are approved by the shareholders of EHC at the special meeting. The affirmative vote of at least two-thirds of the votes cast by EHC shareholders at the special meeting is required to approve both the domestication and the merger.

In connection with the execution of the merger agreement, directors of EHC, who hold 51.9% of the issued and outstanding EHC capital stock on a fully diluted basis, have agreed to vote their shares of EHC capital stock in favor of the merger and the domestication. The completion of the merger is expected to occur immediately after the completion of the conversion and the domestication.

EHC Board of Directors’ Covenant to Recommend the Merger Agreement; Educators Board of Directors’ Covenant to Recommend the Plan of Conversion

Under the merger agreement, EHC agreed to convene as soon as reasonably practicable a special meeting of shareholders to consider and vote upon the approval of the domestication of EHC as a Pennsylvania corporation and approval of the merger agreement. In addition, the merger agreement requires EHC’s board of directors to recommend that EHC shareholders approve the merger agreement and the transactions contemplated by the merger agreement.

Likewise, Educators agreed to call and convene a special meeting of its members as soon as reasonably practicable to consider and vote upon the plan of conversion. The merger agreement also requires Educators’ board of directors to recommend that the Educators members eligible to vote on the plan of conversion approve the plan of conversion.

Acquisition Proposals

The merger agreement provides that neither EHC nor any of its subsidiaries shall, and that EHC shall not authorize or permit any of its or any of its subsidiaries’ directors, officers, employees, agents and representatives to, directly or indirectly, solicit, initiate, or encourage the submission of any “acquisition proposal,” or enter into, continue or participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or agree to endorse or take any other action to facilitate any acquisition proposal or any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, an acquisition proposal.

An “acquisition proposal” is defined to mean any proposal or offer with respect to any of the following, other than the transactions contemplated by the merger agreement:

•	any merger, consolidation, or other business combination involving EHC or any of its subsidiaries;

•	any acquisition of a substantial equity interest in, or a substantial portion of the business or assets of, EHC or any of its subsidiaries;

•	any transaction with respect to any recapitalization or restructuring of EHC or any of its subsidiaries; or

•	any transaction similar to any of the foregoing with respect to EHC or any of its subsidiaries.

Nothing in the merger agreement, however, prevents EHC’s board of directors from at any time prior to the approval of the merger by EHC’s shareholders:

•	providing information in response to a request therefor by a person who has made an unsolicited bona fide acquisition proposal; or

•	engaging in any negotiations or discussions with any person who has made an unsolicited bona fide acquisition proposal,

if and only to the extent that in each of the cases referred to above: (1) the EHC board of directors determines in good faith after consultation with outside legal counsel that such action would be required in order for its directors to comply with their fiduciary duties under applicable law, and (2) prior to taking such action EHC provides reasonable notice to Educators that it is taking such action and receives from the person so requesting such information an executed confidentiality agreement the terms of which are substantially similar to the confidentiality agreement into which Educators and EHC entered.

The merger agreement further provides that the board of directors of EHC shall not: (1) withdraw or modify, in a manner adverse to Educators, its approval or recommendation of the domestication or the merger, (2) approve or recommend any acquisition proposal, or (3) enter into any agreement with respect to an acquisition proposal unless the board of directors determines in good faith that such acquisition proposal is a “superior proposal”, provides at least five business days notice to Educators of EHC’s intent to take any of such actions, negotiates in good faith with Educators regarding any proposed amendments to the merger agreement offered by Educators during such period, and determines in good faith that the acquisition proposal continues to be a superior proposal.

A “superior proposal” means any bona fide acquisition proposal that the EHC board of directors determines in good faith (1) after consultation with its financial advisor, is more favorable to EHC than the merger, (2) has commitments for any necessary financing, and (3) is reasonably likely to be consummated on the terms set forth in such proposal, taking into account all legal, financial, regulatory and other aspects of the proposal.

In the event EHC (1) notifies Educators that EHC intends to enter into discussions or negotiations with, or furnish information to, anyone that makes an acquisition proposal, (2) takes any of the actions described in the second preceding paragraph, or enters into an agreement (excluding a confidentiality agreement) with respect to an acquisition proposal, then Educators may terminate the merger agreement. In the event that (i) Educators terminates the merger agreement pursuant to this provision or EHC terminates the agreement to accept an acquisition proposal, or (ii) if any person publicly announces an intention to make an acquisition proposal, the agreement is terminated for any reason, and within 12 months following such termination EHC enters into an agreement to consummate an acquisition proposal, then in either event, EHC will be required to pay a fee of $2,000,000 to Educators.

The merger agreement contains similar provisions with respect to Educators.

Existing Benefit Plans

The merger agreement provides that Eastern Holdings will recognize the service and earnings of officers and employees of EHC and their respective subsidiaries who become employees of Eastern Holdings after the merger for purposes of vesting and eligibility to participate in any Eastern Holdings employee benefit plans to the same extent that such service and earnings were recognized for similar purposes under any comparable plan or program maintained by EHC or Educators. Eastern Holdings has agreed to honor all benefit obligations and contractual rights of current and former employees of EHC and Educators and all employment, severance, deferred compensation, and change in control agreements, plans or policies disclosed in the merger agreement that EHC or Educators entered into with their respective officers. The termination and other benefits to which such officers are entitled are described under “– Management – Agreements with Executive Officers” and under “– Interests of EHC’s Directors, Officers and Employees in the Conversion and Merger.”

Representations and Warranties

The merger agreement contains representations and warranties of Educators and EHC which are customary in merger agreements, including, but not limited to, representations and warranties concerning the organization and capitalization of Educators and EHC and their respective subsidiaries; the due authorization, execution, delivery and enforceability of the merger agreement; the consents or approvals required, and the lack of conflicts or violations under applicable articles of incorporation or association, bylaws, instruments and laws with respect to the transactions contemplated by the merger agreement; the absence of material adverse changes; the documents to be filed with the SEC and other regulatory agencies; the conduct of business in the ordinary course and absence of certain changes; the financial statements; compliance with laws; and pending or threatened litigation. The representations and warranties of Educators and EHC will not survive beyond the effective date of the merger. If the merger agreement is terminated without completion of the merger, there will be no liability on the part of any parties to the merger agreement except in certain circumstances as discussed below. See “– Completion of the Conversion and the Merger; Termination and Amendment.”

Completion of the Conversion and the Merger; Termination and Amendment

The time and date at which the merger is completed will be the date the articles of merger are filed with the Pennsylvania Secretary of State with respect to the merger of EHC with and into Eastern Holdings unless a later date and time is specified as the effective time in such articles of merger. Such time and date will be immediately after the completion of the conversion and the domestication. Eastern Holdings and EHC will not make such filing until receiving all requisite regulatory approvals (which have been received), approval of the domestication and merger agreement by the requisite votes of the shareholders of EHC and approval of the plan of conversion by the requisite vote of the eligible policyholders of Educators, and the satisfaction or waiver of all other conditions to the conversion and the merger.

The merger agreement may be terminated prior to the effective date of the merger by the mutual written consent of Educators and EHC or, subject to certain exceptions set forth in the merger agreement, by either Educators or EHC in the event:

•	EHC’s shareholders fail to approve the domestication and the merger agreement after a vote taken thereon at the special meeting;

•	Educators’ eligible policyholders fail to approve the conversion after a vote taken thereon at a meeting called for such purpose;

•	the other party materially breaches any representation, warranty, covenant or undertaking in the merger agreement if such breach causes a condition to closing under the merger agreement not to be satisfied and such breach has not been timely cured after notice; provided that the party seeking to terminate the merger agreement pursuant to this provision has not taken any action that would cause it to be in material violation of any of its representations, warranties, or covenants in the merger agreement;

•	any approval, consent or waiver of a governmental authority required to permit consummation of the merger, the conversion or the other transactions contemplated by the merger agreement has been denied;

•	any United States federal or state court of competent jurisdiction or United States federal or state governmental authority has issued a final unappealable order, decree or ruling or taken any other action permanently restraining, enjoining, or otherwise prohibiting completion of the merger, the conversion or the other transactions contemplated by the merger agreement; provided that the party seeking to terminate the merger agreement shall have used all reasonable best efforts to remove such order;

•	the merger is not completed by June 30, 2006, provided that this right to terminate shall not be available to any party whose failure to perform an obligation in accordance with the merger agreement resulted in the merger not being completed by such date; or

•	the board of directors of the other party has taken any of the actions with respect to an “acquisition proposal” by another person that are prohibited under the terms of the merger agreement. See “Acquisition Proposals.”

In the event of the termination of the merger agreement, as provided above, the merger agreement shall become void and have no effect, and there will be no liability on the part of any party to the merger agreement or their respective officers or directors, except that certain provisions regarding confidential information and expenses shall survive and remain in full force and effect; and no party shall be relieved from any liability arising out of the breach by such party of any of the terms and conditions of the merger agreement.

The merger agreement may be amended or supplemented at any time by mutual agreement of the parties to the merger agreement, subject to certain limitations.

Description of the Conversion

The plan of conversion provides generally that Eastern Holdings will offer shares of common stock for sale in the subscription offering to eligible policyholders, its ESOP, Educators’ and EHC’s directors, officers, and employees, and eligible shareholders of EHC. You will receive a separate prospectus with respect to the conversion that describes the conversion in more detail. In addition, subject to the prior rights of holders of subscription rights, Eastern Holdings and Educators may elect to offer the shares of common stock not subscribed for in the subscription offering, if any, for sale in a community offering commencing prior to or upon completion of the subscription offering.

The aggregate price of the shares of common stock to be issued in the conversion will be within the offering range, which was determined based upon an independent appraisal of the estimated pro forma market value of the common stock. The offering range is currently $55,250,000 to $74,750,000. This amount may be increased to $83,055,556 shares to accommodate the purchase by the ESOP of 10% of the shares sold in the conversion offering. All shares of common stock to be issued and sold in the conversion will be sold at the same $10.00 price. The independent appraisal will be affirmed or, if necessary, updated before the conversion is completed. The appraisal has been performed by Feldman Financial Advisers, Inc., a consulting firm experienced in the valuation and appraisal of insurance companies.

Interests of EHC’s Directors and Officers in the Conversion and the Merger

Directors and officers of EHC who are shareholders of EHC may have economic interests in the conversion and the merger that are different from or in addition to, the interest of Educators policyholders. These interests include rights under employment agreements entered into contemporaneously with the plan of conversion and the merger agreement, rights to continued indemnification and insurance coverage by Eastern Holdings after the merger, and rights of EHC directors and officers under EHC’s stock option plan. In addition, directors and officers of EHC who are EHC shareholders will receive cash and shares of Eastern Holdings common stock in exchange for their shares of EHC in the merger. The following table sets forth the book value of such shares as of September 30, 2005 and the cash and pro forma book value of the shares of Eastern Holdings common stock that each such officer and director will receive in the merger.

Name of Officer or Director of EHC	Book Value of EHC Shares Owned at September 30, 2005	Amount of Cash Consideration to be Received in the Merger	Amount of Eastern Stock Consideration to be Received in the Merger
Lawrence W. Bitner	$2,573,092	$745,580	$2,547,978
Michael L. Boguski	2,233,587	2,224,895	634,096
Paul R. Burke	11,771,002	6,820,622	8,246,260
Bruce M. Eckert	2,787,516	2,631,061	936,960
Suzanne M. Emmet	732,616	738,946	198,803
Robert A. Gilpin	746,018	746,712	208,191
Scott C. Penwell	875,566	608,617	512,108
Kevin M. Shook	780,690	835,785	176,297
James L. Zech	11,771,002	6,820,622	8,246,260

Employees, officers, and directors of Eastern Holdings, Educators and EHC will also be able to acquire shares of Eastern Holdings common stock pursuant to various stock-based benefit plans either adopted in connection with the conversion offering or subsequent to its completion. Shareholders of Eastern Holdings who are not directors or employees of Eastern Holdings or one of its subsidiaries will not have an opportunity to participate in such plans.

Our ESOP will buy shares of common stock offered in the conversion offering with a portion of the net proceeds received in the offering. The shares will be allocated to the employee participants in the ESOP over a period of ten years at no cost to the employees.

A stock compensation plan will be implemented if we receive shareholder approval of the plan. Such approval cannot be obtained earlier than six months after the conversion. If the stock compensation plan is approved by our shareholders, we intend to grant stock options and restricted stock awards to certain officers, employees and directors. The restricted stock awards will consist of shares of Eastern Holdings’ common stock, which will be issued at no cost to directors and certain officers and employees. The stock options also will be issued to directors, officers and employees without cost to them, but they will be required to pay the applicable exercise price at the time of exercise to receive the shares of common stock covered by the options.

You will find more information about our ESOP and the stock compensation plan by reading the section of this proxy statement/prospectus entitled “Management – New Stock Benefit Plans.”

The following table summarizes the stock benefits that directors, officers and employees may receive in connection with or subsequent to the conversion offering, assuming that the number of shares sold is at the midpoint of the offering range:

Plan	Individuals Eligible To Receive Awards	% of Shares Issued	Number of Shares	Value of Shares Based on $10.00 Share Price
ESOP	All full-time employees	10.0%	650,000	$6,500,000
Shares available under the stock compensation plan for restricted stock awards	Directors and selected officers and employees	4.0%	260,000	$2,600,000
Shares available under the stock compensation plan for stock options	Directors and selected officers and employees	10.0%	650,000	(1)

(1)	Stock options will be granted with a per share exercise price at least equal to the market price of our common stock on the date of grant. The value of a stock option will depend upon increases, if any, in the price of our common stock during the term of the stock option.

Employment Agreements

In connection with the execution of the merger agreement, EHC entered into employment agreements with Messrs. Eckert, Boguski, and Shook. Under the terms of the employment agreements, Mr. Eckert will be employed as the chief executive officer of Eastern Holdings while Mr. Boguski will be employed as the president and chief operating officer. Mr. Eckert currently serves as the chief executive officer of EHC, and Mr. Boguski currently serves as president and chief operating officer of EHC. Mr. Shook, who currently serves as the chief financial officer of EHC, will be employed as the treasurer and chief financial officer of Eastern Holdings. EHC also entered into employment agreements with Suzanne M. Emmet and Robert A. Gilpin. See “– Management — Agreements with Executive Officers.” With respect to executive officers of EHC who have entered into employment agreements with EHC, each agreement will be honored and assumed by Eastern Holdings or EHC.

Indemnification of Directors, Officers and Employees Against Claims

In the merger agreement, Eastern Holdings agreed to indemnify the directors and officers of Educators, EHC and their respective subsidiaries with respect to any losses, claims, lawsuits, damages, liabilities or expenses that arise out of, result from, or are otherwise attributable to such person’s status or service as an officer or director of EHC, Educators or any of their respective subsidiaries; provided, however, that indemnification won’t be provided for such losses to the extent that indemnification is prohibited by law, such person would not have been entitled to indemnification from either EHC or Educators if the loss was incurred and reported prior to the effective date of the merger, or if the loss arises out of intentional misconduct, knowing dishonesty, or fraud on the part of such person.

EHC and Educators have purchased directors’ and officers’ liability insurance policies providing coverage for matters occurring prior to the effective date of the merger on substantially the same terms and conditions as their existing insurance policies, which policies will remain in effect for a six-year period.

Delivery of Certificates

Under the terms of the merger agreement, upon completion of the merger each outstanding share of EHC stock, other than treasury shares, will be converted into the right to receive $5,717.98, consisting of $2.597.98 in cash and 312 shares of Eastern Holdings common stock, valued at $10.00 per share. The number of shares that will be issued to EHC shareholders is based on the purchase price of $10.00 per share at which Eastern Holdings common stock is being offered in the conversion offering.

After completion of the merger, each holder of a certificate or certificates previously evidencing issued and outstanding shares of EHC stock, upon surrender of such certificates to the exchange agent appointed by Eastern Holdings, will be entitled to receive a certificate or certificates representing the number of full shares of Eastern Holdings common stock to be issued in exchange for such shares of EHC stock. No later than seven business days following the consummation of the merger, the exchange agent will mail to each holder of record of EHC stock, a form of letter of transmittal, which will specify that delivery will be effected, and risk of loss and title to such certificate will pass, only upon delivery of such certificate to the exchange agent, advising such holder of the terms of the exchange effected by the merger and of the procedure for surrendering to the exchange agent such certificate in exchange for a certificate or certificates evidencing Eastern Holdings common stock. You should not forward EHC stock certificates to Eastern Holdings or the exchange agent until you have received the transmittal letter.

Until you surrender the certificates representing your shares of EHC stock, you will not be entitled to receive any dividends in respect of the Eastern Holdings common stock into which such shares have been converted by virtue of the merger. In the event that dividends are declared and paid by Eastern Holdings in respect of Eastern Holdings common stock after the consummation of the merger but prior to surrender of certificates representing shares of EHC stock, dividends payable in respect of shares of Eastern Holdings common stock not then issued shall accrue without interest. Any such dividends will be paid without interest upon surrender of the certificates representing such shares of EHC stock. Eastern Holdings will be entitled, after the consummation of the conversion and the merger, to treat certificates representing shares of EHC stock as evidencing ownership of the number of full shares of Eastern Holdings common stock into which the shares of EHC stock represented by such certificates have been converted even if the holder of the shares of EHC stock has failed to surrender such certificates.

Eastern Holdings will not be obligated to deliver a certificate or certificates representing shares of Eastern Holdings common stock to which a holder of EHC stock would otherwise be entitled as a result of the merger until such holder surrenders the certificate or certificates representing the shares of EHC stock for exchange as discussed above, or, in default thereof, an appropriate affidavit of loss and indemnity agreement and/or a bond as may be required in each case by Eastern Holdings. If any certificate evidencing shares of Eastern Holdings common stock is to be issued in a name other than that in which the certificate evidencing EHC stock being surrendered in exchange is registered, Eastern Holdings will require that the certificate so surrendered be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange pay to the exchange agent any transfer tax due or other tax required by reason of the issuance of a certificate for shares of Eastern Holdings common stock in any name other than that of the registered holder of the certificate surrendered or otherwise establish to the satisfaction of the exchange agent that such tax has been paid or is not payable.

Resale of Shares of Eastern Holdings Common Stock Issued in the Merger

The Eastern Holdings common stock issued in connection with the merger will be freely transferable under the Securities Act of 1933, except for shares issued to any EHC shareholder who may be deemed to be an affiliate of Eastern Holdings for purposes of Rule 144 promulgated under the Securities Act or an affiliate of EHC for purposes of Rule 145 promulgated under the Securities Act. Affiliates will include persons, generally executive officers, directors and 10% shareholders, who control, are controlled by or are under common control with: (1) Eastern Holdings or EHC at the time of EHC’s annual meeting, or (2) Eastern Holdings at or after the completion of the merger. The ability of affiliates to resell shares of Eastern Holdings common stock received in the merger under Rule 145 generally will be subject to Eastern Holdings’ having satisfied its reporting requirements under the Securities Exchange Act for specified periods prior to the time of sale. Affiliates also would be permitted to resell Eastern Holdings common stock received in the merger pursuant to an effective registration statement under the Securities Act or another available exemption from the Securities Act registration requirements. Neither the registration statement of which this proxy statement/prospectus is a part nor this proxy statement/prospectus cover any resales of Eastern Holdings common stock received in the merger by persons who may be deemed to be affiliates of Eastern Holdings or EHC.

EHC agreed in the merger agreement to use its reasonable best efforts to cause each person who may be deemed to be an affiliate of it for purposes of Rule 145 to deliver to Educators a letter agreement intended to ensure compliance with the Securities Act. All of such persons have delivered executed letter agreements addressing this matter.

Certain Restrictions on Purchase or Transfer of Shares After the Conversion and the Merger

All shares of Eastern Holdings common stock purchased in connection with the conversion by any of Educators’ directors or executive officers will be subject to a restriction that the shares not be sold for a period of one year following the conversion, except in the event of the death of such director or executive officer or pursuant to a merger or similar transaction approved by the Department. Each certificate for restricted shares will bear a legend giving notice of this restriction on transfer, and appropriate stop-transfer instructions will be issued to Eastern Holdings’ transfer agent. Any shares of Eastern Holdings common stock issued within this one year period as a stock dividend, stock split or otherwise with respect to such restricted stock will be subject to the same restrictions. Eastern Holdings’ directors and executive officers will also be subject to the insider trading rules promulgated pursuant to the Securities Exchange Act of 1934 as long as Eastern Holdings’ common stock is registered pursuant to Section 12(g) of the Securities Exchange Act.

Purchases of Eastern Holdings common stock by its directors, executive officers and their associates during the three-year period following completion of the conversion may be made only through a broker or dealer registered with the SEC, except with the prior written approval of the Department. This restriction does not apply, however, to negotiated transactions involving more than 1% of Eastern Holdings’ outstanding common stock or to certain purchases of stock pursuant to an employee stock benefit plan, such as the ESOP, or by any non-tax-qualified employee stock benefit plan, such as the stock compensation plan.

Any repurchases of Eastern Holdings common stock by Eastern Holdings in the future may be subject to the receipt of any necessary regulatory approvals or non-objections during the first year after the conversion.

Tax Aspects

In the opinion of Morgan, Lewis & Bockius LLP, counsel to Educators, and Stevens & Lee, PC, counsel to EHC, the following discussion addresses the material United States federal income tax consequences of:

•	the conversion to Educators;

•	the domestication to EHC, and to an EHC shareholder that is a U.S. Person, as defined below, that holds shares of EHC common stock as a capital asset; and

•	the merger to Eastern Holdings, the subsidiary of Eastern Holdings into which EHC is merged (referred to in this discussion as NewSub), EHC, and to an EHC shareholder that is a U.S. Person that holds shares of EHC common stock as a capital asset.

The following discussion is based, primarily, on a private letter ruling that Educators has obtained from the Internal Revenue Service (referred to in this discussion as the PLR), in which the Internal Revenue Service has provided the rulings that are described below. Nevertheless, some of the discussion below under “The Domestication,” “The All E&P Election” and “The Merger,” is outside the scope of the PLR and is based upon the Internal Revenue Code of 1986, as amended (which is referred to in this discussion as the Code), Treasury regulations promulgated under the Code, judicial authorities, published positions of the Internal Revenue Service and other applicable authorities, all as in effect on the date of this discussion and all of which are subject to change (possibly with retroactive effect) and to differing interpretations. No assurance can be given that the Internal Revenue Service would not assert, or that a court would not sustain, a position contrary to any part of the discussion under “The Domestication,” “The All E&P Election” or “The Merger,” that is outside the scope of the PLR.

The following discussion is directed solely to EHC shareholders that are U.S. Persons and hold shares of EHC common stock as a capital asset within the meaning of Section 1221 of the Code, and it does not purport to address all of the United States federal income tax consequences that may be applicable to Educators, Eastern Holdings, NewSub or EHC, or to the individual circumstances of particular categories of EHC shareholders in light of their specific circumstances. For example, if a partnership holds shares of EHC common stock, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partner of a partnership that holds shares of EHC common stock, you should consult your tax advisor. In addition, the following discussion does not address aspects of United States federal income taxation that may be applicable to EHC shareholders subject to special treatment under the Code, such as financial institutions, insurance companies, pass-through entities, regulated investment companies, real estate investment trusts, financial asset securitization investment trusts, dealers or traders in securities, tax-exempt organizations, EHC shareholders who hold their shares of EHC common stock as part of a hedge, straddle or conversion transaction, EHC shareholders who acquired their shares of EHC common stock pursuant to the exercise of employee stock options or otherwise as compensation, or EHC shareholders who may be considered with respect to EHC or any of its non-U.S. subsidiaries as

“United States shareholders” for purposes of the “controlled foreign corporation” (or “CFC”) rules of the Code (generally, a U.S. Person, as defined below, who owns or is deemed by operation of certain constructive ownership rules under the Code to own 10% or more of the total combined voting power of all classes of the stock of EHC or Eastern RE entitled to vote (i.e., 10% U.S. Shareholders)). In addition, the discussion does not address the U.S. alternative minimum tax consequences of the proposed transactions or any aspect of state, local or foreign taxation.

For purposes of this discussion, the term “U.S. Person” means (a) a citizen or resident of the United States, (b) a corporation, or an entity treated as a corporation, that is created or organized in or under the laws of the United States or any political subdivision thereof, (c) an estate the income of which is subject to U.S. federal income taxation regardless of its source, (d) a trust if either (i) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more U.S. Persons have the authority to control all substantial decisions of such trust or (ii) the trust has a valid election in effect to be treated as a U.S. Person for U.S. federal income tax purposes, or (e) any other person or entity that is treated for U.S. federal income tax purposes as if it were one of the foregoing.

The Conversion

The Internal Revenue Service has ruled in the PLR that:

•	the conversion of Educators from a mutual insurance company to a stock insurance company will be a reorganization within the meaning of Section 368(a)(1)(E) of the Code;

•	for federal income tax purposes, Educators in its post-conversion stock form will constitute one and the same taxable entity as Educators in its pre-conversion mutual form;

•	neither Educators in its pre-conversion mutual form nor Educators in its post-conversion stock form will recognize gain or loss as a result of the conversion; and

•	the tax attributes of Educators in its pre-conversion mutual form will remain unchanged as tax attributes of Educators in its post-conversion stock form. Thus, Educators’ basis in its assets, holding period for its assets, net operating loss carryovers, if any, capital loss carryovers, if any, earnings and profits and accounting methods will not be changed by reason of the conversion.

The Domestication

The closing of the Merger is conditioned upon EHC (referred to in this discussion as “EHC Cayman”) becoming a domestic business corporation under the applicable laws of the Commonwealth of Pennsylvania (referred to in this discussion as “EHC U.S.”) on or before the Closing Date. For purposes of the following discussion, the transactions that occur and that are deemed to occur as part of the conversion of EHC Cayman to EHC U.S. are referred to as the Domestication.

The Internal Revenue Service has ruled in the PLR that:

•	for federal income tax purposes, the Domestication will be treated as a transfer by EHC Cayman of its assets to EHC U.S. in exchange for EHC U.S. stock and the assumption by EHC U.S. of the liabilities of EHC Cayman, followed by the distribution by EHC Cayman to its shareholders of such EHC U.S. stock in exchange for their shares of EHC Cayman stock. (The deemed exchange by EHC Cayman shareholders of their shares of EHC Cayman stock for shares of EHC U.S. stock is referred to in this discussion as the Share Exchange.) The Domestication will be a reorganization within the meaning of Section 368(a)(1)(F) of the Code and Section 1.367(b)-2(f) of the Treasury regulations. EHC Cayman and EHC U.S. will each be “a party to a reorganization” within the meaning of Section 368(b) of the Code;

•	no gain or loss will be recognized by EHC Cayman on the transfer of its assets to EHC U.S. in exchange for EHC U.S. stock and the assumption by EHC U.S. of the liabilities of EHC Cayman;

•	no gain or loss will be recognized by EHC U.S. on its receipt of the assets of EHC Cayman in exchange for EHC U.S. stock and the assumption by EHC U.S. of the liabilities of EHC Cayman;

•	EHC U.S.’s basis in each EHC Cayman asset received by EHC U.S. in the Domestication will equal the basis of such asset in the hands of EHC Cayman immediately before the Domestication;

•	EHC U.S.’s holding period for each EHC Cayman asset received by EHC U.S. in the Domestication will include the period during which such asset was held by EHC Cayman;

•	EHC U.S. will succeed to and take into account the earnings and profits, or deficit in earnings and profits, of EHC Cayman as of the date of the Domestication. Any deficit in earnings and profits of EHC Cayman will be used only to offset the earnings and profits accumulated after the date of the Domestication;

•

unless, as discussed below, a shareholder of EHC Cayman makes the election provided in Treasury regulation Section 1.367(b)-3(c)(3) to include in income as a deemed dividend the all earnings and profits amount with respect to its EHC Cayman stock, or otherwise qualifies for the de minimis exception set forth in Treasury regulation Section 1.367(b)-3(c)(4) (because the fair market value of the EHC Cayman stock owned by such EHC shareholder on the date of the Share Exchange is less than $50,000), such shareholder will recognize gain (but not loss) on the Share Exchange equal to the excess of the fair market value of the shares of EHC U.S. stock received by such shareholder in the Share Exchange over such shareholder’s adjusted tax basis in the shares of EHC Cayman stock that were surrendered by such shareholder in the Share Exchange. Generally, though not addressed by the Internal Revenue Service in the PLR: (a) a shareholder of EHC Cayman must calculate gain or loss separately for each identifiable block of EHC Cayman stock that is surrendered by such shareholder in the Share Exchange; (b) a shareholder of EHC Cayman may not offset a loss recognized on one block of EHC Cayman stock against gain recognized on another block of EHC Cayman stock; and (c) gain recognized on a block of EHC Cayman stock should be treated as long term capital gain if such shareholder’s holding period for such EHC Cayman stock exceeds one year on the date of the Share Exchange;

•	each shareholder of EHC Cayman that makes the election provided in Treasury regulation section 1.367(b)-3(c)(3) to include in income as a deemed dividend the all earnings and profits amount with respect to its EHC Cayman stock and satisfies the associated notice requirements described below will include in income as a deemed dividend the all earnings and profits amount with respect to its EHC Cayman stock and will not otherwise recognize gain or loss on the Share Exchange;

•	each shareholder of EHC Cayman that qualifies for the de minimis exception set forth in Treasury regulation section 1.367(b)-3(c)(4) (because the fair market value of the EHC Cayman stock owned by such EHC shareholder on the date of the Share Exchange is less than $50,000) will not recognize any gain or loss on the Share Exchange;

•	unless, as discussed below, a shareholder of EHC Cayman makes the election provided in Treasury regulation Section 1.367(b)-3(c)(3) to include in income as a deemed dividend the all earnings and profits amount with respect to its EHC Cayman stock, or otherwise qualifies for the de minimis exception set forth in Treasury regulation Section 1.367(b)-3(c)(4) (because the fair market value of the EHC Cayman stock owned by such EHC shareholder on the date of the deemed exchange is less than $50,000), the basis of the EHC U.S. stock received by such shareholder in the Share Exchange will equal such shareholder’s basis in the EHC Cayman stock surrendered plus the amount of gain recognized by such shareholder in the Share Exchange. Generally, as noted above, a shareholder of EHC Cayman must calculate gain or loss separately for each identifiable block of EHC Cayman stock that is surrendered by such shareholder in the Share Exchange, and a shareholder of EHC Cayman may not offset a loss recognized on one block of EHC Cayman stock against gain recognized on another block of EHC Cayman stock;

•	in the case of a shareholder of EHC Cayman that makes the election provided in Treasury regulation Section 1.367(b)-3(c)(3) to include in income as a deemed dividend the all earnings and profits amount with respect to its EHC Cayman stock and satisfies the associated notice requirements described below, the basis of the EHC U.S. stock received by such shareholder in the Share Exchange will equal such shareholder’s basis in the EHC Cayman stock surrendered plus the all earnings and profits amount included in income by such shareholder as a deemed dividend with respect to its EHC Cayman stock;

•	each shareholder of EHC Cayman that qualifies for the de minimis exception set forth in Treasury regulation Section 1.367(b)-3(c)(4) (because the fair market value of the EHC Cayman stock owned by such EHC shareholder on the date of the Share Exchange is less than $50,000) will have a basis in the EHC U.S. stock received by such shareholder in the Share Exchange equal to its basis in the EHC Cayman stock surrendered in exchange therefor;

•	the holding period of the EHC U.S. stock received by each shareholder of EHC Cayman in the Share Exchange will include the period during which such shareholder held the EHC Cayman stock surrendered in exchange therefor, provided the EHC Cayman stock was held as a capital asset at the time of the Domestication; and

•	the taxable year of EHC Cayman will end upon the close of the date of the Domestication.

The ALL E&P Election

A shareholder of EHC Cayman may elect to include in income as a deemed dividend the all earnings and profits amount with respect to its stock in EHC Cayman, in lieu of recognizing realized gain on the Share Exchange, if the following conditions are satisfied:

•	first, EHC must provide the exchanging shareholder information to substantiate the exchanging shareholder’s all earnings and profits amount with respect to its EHC Cayman stock; and

•	second, the exchanging EHC shareholder must comply with the notice requirements described in Section 1.367(b)-1(c) of the Treasury regulations, generally as follows:

•	the exchanging EHC shareholder must (i) attach its Section 367(b) notice, described below, to a timely filed federal tax return (including extensions) for the exchanging EHC shareholder’s taxable year in which income is realized in the Share Exchange, and (ii) send notification of such election to EHC on or before the date the Section 367(b) notice is filed; and

•	the Section 367(b) notice must include the following information—

•	a statement that the exchange is a Section 367(b) exchange;

•	a complete description of the exchange;

•	a description of any stock, securities or other consideration transferred or received in the exchange;

•	a statement that describes any amount required, under the Section 367(b) regulations, to be taken into account as income or loss or as an adjustment to basis, earnings and profits, or other tax attributes as a result of the exchange;

•	any information that is or would be required to be furnished with a federal income tax return pursuant to regulations under Section 332, 351, 354, 355, 356, 361 or 368 of the Code (whether or not a federal income tax return is required to be filed), if such information has not otherwise been provided by the person filing the Section 367(b) notice;

•	any information required to be furnished with respect to the exchange under Sections 6038, 6038A, 6038B, 6038C or 6046 of the Code, or the regulations under those sections, if such information has not otherwise been provided by the person filing the Section 367(b) notice; and

•	a statement that the shareholder is making the election described in Section 1.367(b)-3(c)(3). This statement must include—

•	a copy of the information the shareholder received from EHC U.S. establishing and substantiating the shareholder’s all earnings and profits amount with respect to the shareholder’s stock in EHC Cayman; and

•	A representation that the shareholder has notified EHC U.S. that the shareholder is making the election described in Section 1.367(b)-3(c)(3).

[EHC shareholders who wish to determine the all earnings and profits amount attributable to their stock in EHC Cayman and obtain a form of section 367(b) notice should contact EHC at                                                                                                           .]

The Merger

The Internal Revenue Service has ruled in the PLR that:

•	provided the merger qualifies as a statutory merger, NewSub’s acquisition of substantially all of the assets of EHC U.S. in exchange for Eastern Holdings common stock, cash and NewSub’s assumption of the liabilities of EHC U.S. will be a reorganization under Section 368(a)(1)(A) of the Code by reason of Section 368(a)(2)(D) of the Code. EHC U.S., Eastern Holdings and NewSub will each be a “party to a reorganization” within the meaning of Section 368(b) of the Code;

•	no gain or loss will be recognized by EHC U.S. on its transfer of substantially all of its assets to NewSub in exchange for Eastern Holdings common stock, cash and NewSub’s assumption of the liabilities of EHC U.S.;

•	no gain or loss will be recognized by either Eastern Holdings or NewSub on the acquisition by NewSub of substantially all of the assets of EHC U.S. in exchange for Eastern Holdings common stock, cash and NewSub’s assumption of the liabilities of EHC U.S.;

•	the basis of each EHC U.S. asset received by NewSub in the merger will be the same as the basis of that asset in the hands of EHC U.S. immediately before its transfer;

•	the holding period of each EHC U.S. asset received by NewSub in the merger will include the period during which such asset was held by EHC U.S.;

•	no gain or loss will be recognized by EHC U.S. on its distribution of Eastern Holdings common stock to EHC U.S. shareholders pursuant to the plan of reorganization;

•	for federal income tax purposes, EHC U.S. shareholders who receive subscriptions rights in their capacity as EHC U.S. shareholders pursuant to the plan of conversion will be treated as receiving such subscription rights in the merger. Such subscription rights will be treated as securities that have no principal amount and not as “other property.” Gain will be recognized by EHC U.S. shareholders who exchange EHC U.S. stock for Eastern Holdings common stock and cash in the merger, but not in excess of the amount of cash received. Generally, though not addressed by the Internal Revenue Service in the PLR: (a) the amount of such shareholder’s gain on the exchange will be the excess of (i) the sum of the fair market value of the Eastern Holdings common stock and the amount of cash received by such EHC U.S. shareholder in exchange for the shares of EHC U.S. common stock that were surrendered by such shareholder in the exchange, over (ii) such shareholder’s adjusted tax basis in the shares of EHC U.S. common stock that were surrendered by such shareholder in the exchange; (b) for this purpose, a shareholder of EHC U.S. must calculate gain or loss separately for each identifiable block of shares of EHC U.S. common stock that were surrendered by such shareholder in the exchange, and the EHC U.S. shareholder may not offset a loss recognized on one block of EHC U.S. common stock against gain recognized on another block of EHC U.S. common stock; and (c) gain recognized on a block of EHC U.S. common stock should be treated as long term capital gain if such shareholder’s holding period for such EHC U.S. common stock exceeds one year on the date of the exchange. If, as discussed below, the exchange has the effect of the distribution of a dividend (determined with the application of certain constructive ownership rules under Section 318(a) of the Code), then the amount of the gain recognized that is not in excess of the EHC U.S. shareholder’s ratable share of undistributed earnings and profits will be treated as a dividend. No loss will be recognized;

•	the basis of Eastern Holdings common stock received by each EHC U.S. shareholder will equal such shareholder’s basis in the EHC U.S. stock surrendered in exchange therefor, (a) decreased by the amount of cash received and (b) increased by the amount treated as a dividend and the amount of gain recognized by the shareholder on the exchange (not including any part of the gain treated as a dividend). Generally, though not addressed by the Internal Revenue Service in the PLR, if a shareholder of EHC U.S. has differing tax bases with respect to the shareholder’s shares of EHC U.S. common stock that the shareholder surrenders in the exchange, the shareholder should consult a tax advisor in order to identify the particular tax basis of the particular shares of Eastern Holdings common stock received in the exchange;

•	the holding period of the Eastern Holdings common stock received by each EHC U.S. shareholder in the merger will include the period during which such shareholder held the EHC U.S. stock surrendered in exchange therefor, provided the EHC U.S. stock was held as a capital asset at the time of the merger. Generally, though not addressed by the Internal Revenue Service in the PLR, if a shareholder of EHC U.S. has differing holding periods with respect to the shareholder’s shares of EHC U.S. common stock that the shareholder surrenders in the exchange, the shareholder should consult a tax advisor in order to identify the particular holding periods of the particular shares of Eastern Holdings common stock received in the exchange;

•	the basis of the NewSub stock in the hands of Eastern Holdings will be determined under Sections 1.358-6(c)(1) and 1.1502-30 of the Treasury regulations; and

•	pursuant to Section 381 of the Code and Section 1.381(a)-1 of the Treasury regulations, NewSub will succeed to and take into account the items of EHC U.S. described in Section 381(c) of the Code, subject to the conditions and limitations specified in Sections 381, 382, 383 and 384 of the Code and the Treasury regulations thereunder.

For purposes of determining whether the cash received in the merger by a shareholder of EHC U.S. has the effect of a distribution of a dividend for federal income tax purposes, a shareholder of EHC U.S. is treated as if the shareholder first exchanged all of the shareholder’s shares of EHC U.S. common stock solely for Eastern Holdings common stock and then Eastern Holdings immediately redeemed a portion of the Eastern Holdings common stock received in exchange for the cash the shareholder actually received in the exchange (which is referred to in this document as a “deemed redemption”). Under this analysis, in general, if the receipt of cash by a shareholder of EHC U.S. in the deemed redemption results in a “substantially disproportionate” reduction in the holder’s voting stock interest in Eastern Holdings or is “not essentially equivalent to a dividend,” the receipt of the cash will not have the effect of the distribution of a dividend.

The deemed redemption will be “substantially disproportionate,” and, therefore, will not have the effect of a distribution of a dividend with respect to a shareholder of EHC U.S. if the percentage of the outstanding Eastern Holdings common stock that is actually and constructively owned by the shareholder immediately after the deemed redemption is less than 80% of the percentage of the outstanding Eastern Holdings common stock that is considered to be actually and constructively owned by the shareholder immediately before the deemed redemption. The deemed redemption will not be “essentially equivalent to a dividend,” and, therefore, will not have the effect of a distribution of a dividend with respect to a shareholder of EHC U.S. if it results in a “meaningful reduction” in the shareholder’s proportionate interest in Eastern Holdings. If a shareholder of EHC U.S. that is considered to have a relatively minimal stock interest in Eastern Holdings and no right to exercise control over corporate affairs suffers a reduction in the shareholder’s proportionate interest in Eastern Holdings, the shareholder should be regarded as having suffered a meaningful reduction of its interest in Eastern Holdings. For example, the Internal Revenue Service has held in a published ruling that, in the case of a less than 1% shareholder who does not have management control over the corporation, any reduction in the shareholder’s proportionate interest will constitute a “meaningful reduction.”

In applying this deemed redemption analysis, certain attribution rules apply in determining the ownership interest of a shareholder of EHC U.S. in Eastern Holdings immediately after the merger, but before the deemed redemption, and after the deemed redemption. Under those rules, a shareholder of EHC U.S. is deemed to own stock held by certain family members, estates and trusts of which the shareholder is a beneficiary, a partnership in which the shareholder is a partner, and a corporation in which the shareholder is a direct or indirect 50% shareholder, as well as stock subject to options that are held by the shareholder or the entities. Because these constructive ownership rules are complex, each shareholder of EHC U.S. who believes that it may be subject to these rules should consult its tax advisor.

Cash Received in Lieu of Fractional Shares.

A shareholder of EHC U.S. who receives cash in lieu of a fractional share of Eastern Holdings common stock will recognize gain or loss equal to the difference between the amount of cash received and the portion of the adjusted tax basis of the shareholder’s shares of EHC U.S.

common stock that are allocable to the fractional interest. Such gain or loss will constitute capital gain or loss, and will generally be long-term capital gain or loss if the holding period for the shares was greater than one year as of the date of the exchange.

Backup Withholding

Under the Internal Revenue Code, a shareholder of EHC U.S. may be subject, under certain circumstances, to backup withholding at a 28% rate with respect to the amount of consideration received pursuant to the Domestication and/or the merger, unless the shareholder provides proof of an applicable exemption or a correct taxpayer identification number and otherwise complies with applicable requirements of the backup withholding rules. Any amounts withheld under the backup withholding rules are not an additional tax and may be refunded or credited against the holder’s federal income tax liability, provided the required information is furnished to the Internal Revenue Service.

THE ABOVE DISCUSSION MAY NOT APPLY TO CERTAIN CATEGORIES OF SHAREHOLDERS SUBJECT TO SPECIAL TREATMENT UNDER THE INTERNAL REVENUE CODE. SHAREHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS TO DETERMINE THE SPECIFIC TAX CONSEQUENCES OF THE DOMESTICATION AND THE MERGER, INCLUDING FEDERAL, STATE, LOCAL, AND FOREIGN TAX CONSEQUENCES OF THE DOMESTICATION AND THE MERGER.

Accounting Treatment of the Merger

The merger will be accounted for under the purchase method of accounting under accounting principles generally accepted in the United States of America. Under this method, EHC’s assets and liabilities as of the date of the merger will be recorded at their respective fair values and added to those of Eastern Holdings. Any difference between the purchase price for EHC and the fair value of the identifiable net assets acquired will be recorded as goodwill. In accordance with Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” issued in July 2001, the goodwill resulting from the merger will not be amortized to expense, but instead will be reviewed for impairment at least annually and to the extent goodwill is impaired, its carrying value will be written down to its implied fair value and a charge will be made to earnings. Intangibles with definite useful lives recorded by Eastern Holdings in connection with the merger will be amortized to expense in accordance with the new rules. The financial statements of Eastern Holdings issued after the merger will reflect the results attributable to the acquired operations of EHC beginning on the date of completion of the merger.

Expenses of the Conversion and the Merger

The merger agreement provides, in general, that Educators and EHC shall each bear and pay all of the respective costs and expenses incurred by it in connection with the transactions contemplated by the merger agreement, including fees and expenses of their respective financial consultants, investment bankers, accountants and legal counsel, provided, however, that if the merger agreement is terminated, EHC and Educators will each pay one-half of the total expenses incurred by the parties. See “– Completion of the Conversion and the Merger; Termination and Amendment.”

Selected Consolidated Financial and Other Data of Educators

The following table sets forth Educators’ selected consolidated financial and other data for the periods ended and as of the dates indicated. The income statement and balance sheet data for each of the years in the five year period ended December 31, 2004, are derived from Educators’ audited consolidated financial statements. Results for the nine months ended September 30, 2005 may not be indicative of results for the year ending December 31, 2005. The consolidated income statement data for the nine months ended September 30, 2005 and 2004 and the consolidated balance sheet data as of September 30, 2005 and 2004 are derived from the unaudited consolidated financial statements of Educators and its subsidiaries and include all adjustments (consisting only of normal recurring accruals) that we consider necessary for a fair presentation of such financial information for such periods.

This presentation does not purport to be complete. You should read the following information along with the information contained in this proxy statement/prospectus, including “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Educators,” and the consolidated financial statements and related notes of Educators contained elsewhere in this proxy statement/prospectus.

(Dollars in thousands)
(Unaudited) At or for the Nine Months Ended September 30,	At or for the Years Ended December 31,
2005	2004	2004	2003	2002	2001	2000
Income Statement Data:
Direct premiums written	$31,022	$30,552	$40,790	$43,911	$98,139	$110,322	$121,326
Net premiums written	29,344	29,367	39,070	41,678	94,863	106,512	113,527
Net premiums earned	$29,343	$29,360	$39,057	$41,714	$94,875	$106,489	$112,847
Investment income, net of expenses	2,816	2,749	3,724	4,361	5,645	6,156	7,703
Net realized gain (loss) on investments	336	695	1,271	662	461	1,074	(2,349)
Other revenue	873	694	946	978	230	222	154

Total revenue	$33,368	$33,498	$44,998	$47,715	$101,211	$113,941	$118,355

Expenses:
Claims incurred	$20,805	$18,970	$25,932	$25,379	$75,899	$83,601	$87,825
General insurance expenses	5,944	6,112	7,975	9,453	13,131	14,860	17,529
Commissions and related expenses	3,464	3,544	4,636	4,696	7,892	8,438	9,040
Other expenses	2,549	2,677	3,660	6,041	7,580	8,632	4,547
Conversion/merger expenses (1)	821	—	—	—	—	—	—

Total expenses	$33,583	$31,303	$42,203	$45,569	$104,502	$115,531	$118,941

Income (loss) before income taxes and minority interest in income (loss) of subsidiary	$(215)	$2,195	$2,795	$2,146	$(3,291)	$(1,590)	$(586)
Income taxes (benefit)	287	751	1,012	709	(1,061)	(479)	(146)

Income (loss) before minority interest in income (loss) of subsidiary	$(502)	$1,444	$1,783	$1,437	$(2,230)	$(1,111)	$(440)
Minority interest in income (loss) of subsidiary	—	—	—	—	—	—	(205)

Net income (loss)	$(502)	$1,444	$1,783	$1,437	$(2,230)	$(1,111)	$(235)

Selected Balance Sheet Data (at period end):
Total investments and cash	$82,182	$85,128	$85,168	$85,252	$92,796	$98,703	$105,618
Total assets	111,303	112,887	111,689	113,854	123,520	132,789	152,158
Reserves for unpaid claims, claim adjustment expenses, and claims payable	43,982	44,603	43,400	46,026	55,139	61,279	72,305
Unearned premiums	99	93	98	88	122	135	5,666
Total liabilities	50,585	50,279	49,148	51,498	62,367	70,777	88,572
Minority interest in subsidiary	—	—	—	—	—	—	1,848
Total equity	60,718	62,608	62,541	62,355	61,154	62,012	61,738
U.S. GAAP Ratios (2):
Loss ratio (3)	70.9%	64.6%	66.4%	60.8%	80.0%	78.5%	77.8%
Expense ratio (4)	43.5%	42.0%	41.7%	48.4%	30.2%	30.0%	27.6%
Combined ratio (5)	114.4%	106.6%	108.1%	109.2%	110.2%	108.5%	105.4%
Statutory Data (6):
Statutory surplus	$54,946	$56,584	$56,359	$55,407	$53,054	$54,250	$56,944
Ratio of net premiums written to statutory surplus	—	—	.69	x	.75	x	1.79	x	1.96	x	1.99	x

(1)	Conversion/merger expenses are reported separately in Educators’ income before income taxes. Conversion/merger expenses consist primarily of the direct costs of engaging independent accountants, investment bankers, legal and other consultants to advise Educators on matters related to the conversion and the merger.

(2)	U.S. GAAP means United States generally accepted accounting principles and SAP means statutory accounting practices prescribed or permitted by the Pennsylvania Department of Insurance. Results presented in accordance with U.S. GAAP vary in certain respects from results presented in accordance with SAP. Prescribed SAP includes state laws, regulations and general administrative rules, as well as a variety of NAIC publications. Educators uses SAP to prepare various financial reports for use by insurance regulators.

(3)	Calculated by dividing claims incurred by net premiums earned.

(4)	Calculated by dividing the sum of general insurance expenses, commission and related expenses, other expenses and conversion/merger expenses by net premiums earned.

(5)	The sum of the loss ratio and the expense ratio. A combined ratio under 100% generally indicates an underwriting profit. A combined ratio over 100% generally indicates an underwriting loss.

(6)	Our statutory surplus, as determined under SAP, is the amount remaining after all liabilities, including claim reserves, are subtracted from all admitted assets. Admitted assets are assets prescribed or permitted by the Pennsylvania Department of Insurance to be recognized on the statutory balance sheet.

Selected Consolidated Financial and Other Data of EHC

The following table sets forth EHC’s selected financial and other data for the periods ended and as of the dates indicated. The income statement and balance sheet data for each of the years in the four year period ended December 31, 2004, are derived from EHC’s audited consolidated financial statements. The income statement and balance sheet data for the year ended December 31, 2000, are derived from EHC’s unaudited consolidated financial statements. Results for the nine months ended September 30, 2005 may not be indicative of results for the year ending December 31, 2005. The consolidated income statement data for the nine months ended September 30, 2005 and 2004 and the consolidated balance sheet data as of September 30, 2005 and 2004 are derived from the unaudited consolidated financial statements of EHC and its subsidiaries and include all adjustments (consisting only of normal recurring accruals) that we consider necessary for a fair presentation of such financial information for such periods.

This presentation does not purport to be complete. You should read the following information along with the information contained in this proxy statement/prospectus, including “Management’s Discussion and Analysis of Financial Condition and Results of Operations of EHC,”

and the consolidated financial statements and related notes of EHC contained elsewhere in this proxy statement/prospectus.

(Dollars in thousands)
(Unaudited) At or for the Nine Months Ended September 30,	(Unaudited) At or for the Years Ended December 31,
2005	2004	2004	2003	2002	2001	2000
Income Statement Data:
Direct premiums written	$68,837	$61,355	$69,895	$57,989	$43,347	$27,421	$2,546
Reinsurance premiums assumed	11,714	9,167	13,263	11,471	8,431	6,709	5,615
Net premiums written	72,747	63,536	75,242	62,430	46,890	31,771	7,918
Net premiums earned	$61,107	$52,859	$72,846	$55,437	$39,541	$26,358	$6,644
Investment income, net of expenses	3,232	2,141	3,081	2,195	1,371	1,148	272
Net realized investment gains (losses)	154	825	711	885	(468)	(1,232)	2,788
Equity in earnings (losses) of limited partnerships	10	27	71	62	(182)	(50)	—
Other revenue	484	478	635	737	876	677	805

Total revenue	$64,987	$56,330	$77,344	$59,316	$41,138	$26,901	$10,509

Expenses:
Loss and loss adjustment expenses	$32,913	$36,511	$49,811	$42,336	$27,505	$15,246	$2,648
Acquisition and other underwriting expenses	8,175	7,857	10,104	8,449	5,100	4,082	1,941
Other expenses	7,354	6,541	8,653	7,400	5,864	4,585	1,957
Policyholder dividend expense	176	237	174	169	362	585	—
Segregated portfolio dividend expense (1)	363	338	641	(81)	480	608	(101)
Merger related expenses (2)	648	—	—	—	—	—	—

Total expenses	$49,629	$51,484	$69,383	$58,273	$39,311	$25,106	$6,445

Income before income taxes	15,358	4,846	7,961	1,043	1,827	1,795	4,064
Income tax expense (benefit)	4,159	631	1,529	(660)	304	486	—

Net income	$11,199	$4,215	$6,432	$1,703	$1,523	$1,309	$4,064

Selected Balance Sheet Data (at period end):
Total investments and cash	$143,867	$112,950	$121,101	$94,788	$63,705	$35,865	$18,240
Total assets	193,582	155,067	153,559	130,085	89,102	52,896	22,424
Reserves for losses and loss adjustment expenses	74,595	56,796	63,144	45,141	26,254	14,418	3,819
Unearned premiums	42,789	39,435	30,573	27,898	20,739	13,316	2,999
Total liabilities	141,508	115,900	111,871	94,724	55,509	37,410	7,597
Total shareholders’ equity	52,074	39,167	41,688	35,361	33,593	15,486	14,827
U.S. GAAP Ratios:
Loss and loss adjustment expense ratio (3)	53.9%	69.1%	68.4%	76.4%	69.6%	57.8%	39.9%
Underwriting expense ratio (4)	26.5%	27.2%	25.7%	28.6%	27.7%	32.9%	58.7%
Policyholder dividend ratio (5)	0.3%	0.4%	0.2%	0.3%	0.9%	2.2%	0.0%
Combined ratio (6)	80.7%	96.7%	94.3%	105.3%	98.2%	92.9%	98.6%
Return on average equity (7)	32.7%	14.9%	16.7%	4.9%	6.2%	8.6%	31.6%
Statutory Data: (8)
Statutory surplus	$37,174	$26,551	$29,076	$25,180	$24,314	$7,568	$—
Ratio of net premiums written to statutory surplus	—	—	1.34	x	1.41	x	1.13	x	2.69	x	—

(1)	The segregated portfolio dividend expense represents the change in accrual for the dividend that may be payable to the segregated portfolio dividend participants.

(2)	Merger related costs are reported separately in our consolidated income from continuing operations before income taxes. Merger related expenses consist primarily of the direct costs of engaging independent accountants, investment bankers, legal and other consultants to advise EHC on matters related to the merger.

(3)	Calculated by dividing loss and loss adjustment expenses by net premiums earned.

(4)	Calculated by dividing the sum of acquisition and other underwriting expenses, other expenses and merger related expenses by net premiums earned. Other underwriting expenses exclude expenses related to segregated portfolio cell preferred dividends for purposes of calculating the underwriting expense ratio.

(5)	Calculated by dividing policyholder dividend expense by net premiums earned.

(6)	The sum of the loss and loss adjustment expense ratio, underwriting expense ratio and policyholder dividend ratio.

(7)	Return on average shareholders’ equity is the ratio expressed as a percentage of net income to the average of the beginning of period and end of period total shareholders’ equity. The calculations for the nine months ended September 30, 2005 and 2004 use annualized net income as the numerator. Annualized results are not necessarily indicative of EHC’s actual results for the full year.

(8)	Data is for Eastern Alliance and Allied Eastern only. As a Cayman Islands company, Eastern Re is not required to, and does not, report its financial position and results of operations on a statutory basis. EHC’s domestic insurance subsidiaries use SAP to prepare various financial reports for use by insurance regulators.

Dividends

After the conversion is completed and subject to the provisions of the Department’s order approving the conversion and the merger, our board of directors will have the authority to declare dividends on our common stock, subject to statutory and regulatory requirements. We intend to consider a policy of paying cash dividends on our common stock.

Although we will have the capacity to pay dividends after the conversion, no decision on the timing or the possible amount of any dividend payments has been made. The rate of such dividends and the initial or continued payment thereof will depend upon a number of factors, including the amount of net proceeds retained by us in the conversion, investment opportunities available, capital requirements, our financial condition and results of operations, tax considerations, statutory and regulatory limitations, and general economic conditions. We are subject to the requirements of Pennsylvania law that generally limit the payment of dividends to amounts that will not have the effect of making a corporation unable to pay its debts as they become due in the ordinary course of business or if the corporation’s total assets would be less than its total liabilities plus the amount, if any, needed to satisfy any preferential rights that shareholders may have if the corporation were dissolved. No assurances can be given that any dividends will be paid or that, if paid, will not be reduced or eliminated in future periods.

Dividends from us will depend, in large part, upon receipt of dividends from Educators and the insurance company subsidiaries of EHC because we initially will have no source of income other than dividends from Educators and the insurance company subsidiaries of EHC, earnings from the investment of the net proceeds from the sale of common stock retained by us, and interest payments with respect to the loan by us to the ESOP. We cannot assure you that the Department will approve the declaration or payment by Educators or EHC of any dividends to us.

Our domestic insurance subsidiaries’ ability to pay dividends to EHC is limited by the insurance laws and regulations of Pennsylvania. The maximum dividend that the domestic insurance entities may pay without prior approval from the Department is limited to the greater of 10% of statutory surplus or 100% of statutory net income for the most recently filed annual statement. The maximum amount of dividends that could be paid by EHC’s domestic insurance subsidiaries in 2005, 2004 and 2003 without regulatory approval is $3.6 million, $2.6 million and $2.4 million, respectively. If Educators were a stock company the maximum amount of dividends that Educators may pay in 2005 without regulatory approval is $5.6 million. The maximum amount of dividends that Educators would have been able to pay in 2004 and 2003 was $5.5 million and $5.3 million, respectively. Eastern Re must receive approval from the Cayman Islands Monetary Authority before it can pay any dividend to EHC. Subsequent to the conversion and the merger, any dividend paid by Eastern Re would be subject to a 30% withholding tax under U.S. tax law.

Market For Eastern Holdings Common Stock

Because the conversion represents our initial public offering, there is no market for Eastern Holdings common stock at this time. We have been conditionally approved to have our common stock listed for quotation on The Nasdaq National Market under the symbol “EIHI.”

The development of an active and liquid trading market depends upon the existence of willing buyers and sellers, the presence of which is not within our control or the control of any market maker. Furthermore, there can be no assurance that you will be able to sell your shares at or above the $10.00 per share purchase price of the conversion offering. Keefe, Bruyette & Woods, Inc. intends to make a market in our common stock upon completion of the conversion and the merger and will assist us in encouraging additional market makers to establish and maintain a market for our common stock, but it is under no obligation to do so. We cannot assure you that other market makers will be obtained or that an active and liquid trading market for our common stock will develop or, if developed, will be maintained.

Currently, there are no shares of our common stock outstanding. Our articles of incorporation authorize the issuance of 20,000,000 shares of our common stock. We propose to issue up to 8,305,556 shares of common stock in the conversion offering and approximately 3,675,765 shares of our common stock in connection with the merger.

Immediately after completion of the conversion and the merger, there will be outstanding warrants to purchase 300 shares of our common stock at an exercise price of $1,000 per share. In addition, under the stock compensation plan that we intend to submit to our shareholders for approval at least six months after the completion of the conversion and the merger, options to purchase up to 10% of the number of shares of common stock issued in the conversion offering may be granted to officers, directors and key employees of Eastern Holdings and its subsidiaries. In addition, we may grant to such directors, officers and key employees shares of restricted stock in an amount equal to 4% of the number of shares issued in the conversion offering. We may purchase shares of our common stock in the open market to provide the shares for such restricted awards, or we may issue such shares from authorized but unissued shares. See “Management – New Stock Benefit Plans.”

Except as described above, there are no other outstanding warrants or options to purchase our common stock or securities convertible into our common stock.

Capitalization

The following table presents the historical capitalization of Educators and EHC at September 30, 2005, and our pro forma consolidated capitalization after giving effect to the acquisition of EHC by Eastern Holdings and the conversion offering proceeds, based upon the sale of the number of shares shown below and the other assumptions set forth under “Unaudited Pro Forma Financial Information – Additional Pro Forma Data” (dollars in thousands).

Pro Forma Capitalization at September 30, 2005

	Educators Historical Capitalization	EHC Historical Capitalization	Combined Capitalization without Conversion Offering Proceeds	Pro Forma Eastern Holdings, Educators and EHC (1)
				Minimum	Midpoint	Maximum	Adjusted Maximum
Long term debt	$—	$8,007	$8,007	$8,007	$8,007	$8,007	$8,007
Shareholders’ equity:
Common stock, no par value per share; authorized shares – 20,000,000;	—	—	—
Additional paid in capital	$—	$28,468	$28,468	$87,950	$97,547	$107,143	$115,318
Retained earnings	59,575	24,418	83,993	59,652	59,652	59,652	59,652
Accumulated other comprehensive income, net of tax	1,143	(812)	331	1,143	1,143	1,143	1,143
Less: common stock to be acquired by ESOP (2)	—	—	—	(5,525)	(6,500)	(7,475)	(8,306)

Total shareholders’ equity	$60,718	$52,074	$112,792	$143,220	$151,842	$160,463	$167,807

(1)	No effect has been given to the issuance of additional shares of common stock pursuant to the proposed Eastern Holdings stock compensation plan. Eastern Holdings intends to adopt a stock compensation plan and to submit such plan to shareholders at a meeting of shareholders to be held at least six months following completion of the conversion and the merger. If the plan is approved by shareholders, an amount equal to 14% of the shares of common stock sold in the conversion offering will be reserved for future issuance under such plan and, of this amount, 4% will be reserved for future restricted stock awards and 10% will be reserved for future stock option grants. Your ownership percentage would decrease by approximately 3.8% if shares were issued from Eastern Holdings authorized but unissued shares upon the grant of all potential restricted stock awards, and if 6,500,000 shares were sold in the conversion. See “Pro Forma Unaudited Financial Information – Additional Pro Forma Data” and “Management – New Stock Benefit Plans – Stock Compensation Plan.”

(2)	Assumes that 10% of the common stock sold in the conversion offering will be purchased by the ESOP. The common stock acquired by the ESOP is reflected as a reduction in shareholders’ equity. Assumes the funds used to acquire the ESOP shares will be borrowed from Eastern Holdings. See Note 1 to the table set forth under “Pro Forma Unaudited Financial Information – Additional Pro Forma Data” and “Management – New Stock Benefit Plans – Employee Stock Ownership Plan.”

Unaudited Pro Forma Financial Information

The following pro forma condensed consolidated balance sheet at September 30, 2005 gives effect to the conversion offering, implementation of the ESOP and the acquisition of EHC by Eastern Holdings, as if they had occurred as of September 30, 2005. The data is based on the assumption that 6,500,000 shares of common stock (the midpoint of the valuation range) are sold in the subscription offering and that 3,675,765 shares of common stock are issued to EHC shareholders as consideration in the merger.

The following pro forma condensed consolidated statements of income for the year ended December 31, 2004, and the nine months ended September 30, 2005, present our consolidated operating results as if the conversion offering, implementation of the ESOP and the acquisition of EHC by Eastern Holdings were completed on January 1, 2004.

Under the plan of conversion, Educators will convert from a Pennsylvania-chartered mutual insurance company to a Pennsylvania-chartered stock insurance company. Educators will issue shares of its capital stock to Eastern Holdings in exchange for a portion of the net proceeds from the sale of common stock in this offering. The conversion will be accounted for as a simultaneous reorganization, recapitalization and share offering. The conversion will not change the historical accounting basis of Educators’ consolidated financial statements.

Completion of the conversion offering is contingent on the sale of a minimum of 5,525,000 shares of common stock in the conversion. If less than 5,525,000 shares of common stock are subscribed for in the subscription offering, the remaining shares, up to a maximum of 7,475,000 shares, will be offered in the community offering.

The pro forma information does not claim to represent what our consolidated financial position or results of operations would have been had the conversion occurred on the dates indicated. This information is not intended to project our consolidated financial position or results of operations for any future date or period. The pro forma adjustments are based on available information and certain assumptions that we believe are factually supportable and reasonable under the circumstances. The unaudited pro forma condensed consolidated financial information should be read in conjunction with the accompanying notes, and the other financial information included elsewhere in this prospectus.

The pro forma adjustments and pro forma amounts are provided for informational purposes only. Our consolidated financial statements will reflect the effects of the conversion and the cash and stock consideration paid to EHC’s shareholders in the merger by Eastern Holdings only from the date they occur.

Unaudited Pro Forma Condensed Consolidated Balance Sheet

As of September 30, 2005

(In thousands, except per share data)

	Educators Historical	Pro Forma Conversion Adjustments		EHC Historical	Pro Forma Adjustments		Eastern Holdings Pro Forma Consolidated
Assets
Cash and invested assets	$82,182	$54,289 (1)		$143,867	$(30,403	)(4)	$249,935
Premiums receivable	65	—		27,260	—		27,325
Deferred acquisition costs	—	—		6,626	(6,626	)(3)	—
Reinsurance recoverable on unpaid losses and LAE	24,518	—		7,397	—		31,915
Intangible assets	—	—		—	8,793	(4)	8,793
Goodwill, historical	—	—		779	(779	)(3)	—
Goodwill, EHC acquisition	—	—		—	6,956	(4)	6,956
Net deferred tax assets	1,067	—		2,576	(441	)(3)	3,202
Other assets	3,471	—		5,077	(1,427	)(3)	7,121

Total assets	$111,303	$54,289		$193,582	$(23,927)		$335,247

Liabilities
Reserves for unpaid losses and LAE	$43,982	—		$74,595	2,448	(3)	$121,025
Unearned premium reserves	99	—		42,789	(11,352	)(3)	31,536
Other liabilities	4,330	—		16,117	179	(3)	20,626
Pension and benefit liabilities	2,174	—		—	—		2,174
Junior subordinated debt	—	—		8,007	37	(3)	8,044

Total liabilities	$50,585	—		$141,508	$(8,688)		$183,405

Shareholders’ equity
Series A preferred stock	—	—		—	—		—
Series B preferred stock	—	—		—	—		—
Common capital stock	—	—		—	—		—
Common stock	—	—		—	—		—
Unearned compensation	—	(6,500	)(1)		—		(6,500)
Additional paid in capital	—	60,789	(1)	28,468	8,290	(2)	97,547
Retained earnings	59,575	—		24,418	(24,341	)(2)	59,652
Accumulated other income, net of deferred taxes	1,143	—		(812)	812	(2)	1,143

Total shareholders’ equity	$60,718	$54,289		$52,074	$(15,239)		$151,842

Total liabilities and shareholders’ equity	$111,303	$54,289		$193,582	$(23,927)		$335,247

Pro forma shareholders’ equity per share							$14.92	(4)
Pro forma tangible shareholders’ equity per share							$13.37	(4)

NOTES TO UNAUDITED PRO FORMA

CONDENSED CONSOLIDATED BALANCE SHEET

(1)	The unaudited pro forma condensed consolidated balance sheet, as prepared, gives effect to the sale of common stock at the midpoint of the estimated range of the pro forma market value of Educators as a subsidiary of Eastern Holdings, as determined by the independent valuation of Feldman Financial. The following table presents the estimated net proceeds at the minimum, midpoint, maximum, and adjusted maximum of the estimated valuation range plus the shares to be issued to the ESOP in the amount equal to 10% of the shares issuable in the conversion (dollars in thousands).

	Minimum	Midpoint	Maximum	Adjusted Maximum
Gross proceeds from the conversion	$55,250	$65,000	$74,750	$83,056
Less: common stock acquired by the ESOP	(5,525)	(6,500)	(7,475)	(8,306)
Less: offering expenses	(4,058)	(4,211)	(4,365)	(4,496)

Net proceeds from conversion	$45,667	$54,289	$62,910	$70,254

Total shares issued by Eastern Holdings as a result of conversion	5,525,000	6,500,000	7,475,000	8,305,556

(2)	Reflects the acquisition of EHC by Eastern Holdings as follows (dollars in thousands):

	Common Stock	Additional Paid in Capital	Retained Earnings	Accumulated Other Income
Issuance of 3,675,765 shares of Eastern Holdings common stock, no par value, to acquire EHC	$—	$36,758	$—	$—
Cancellation of EHC additional paid in capital	—	(28,468)	—	—
Purchase accounting adjustments (see (3) below)	—	—	77	—
Cancellation of EHC retained earnings	—	—	(24,418)	—
Cancellation of EHC accumulated other income	—	—	—	812

	$—	$8,290	$(24,341)	$812

(3)	In preparing pro forma financial statements for Eastern Holdings’ acquisition of EHC, an allocation of the purchase price was made to the estimated fair value of assets acquired and liabilities assumed. The allocation was based on the estimated fair values of balance sheet account items at the date of acquisition. The following table summarizes the adjustments resulting from this process (in thousands):

	Adjustments, Gross of Tax	Deferred tax Adjustments	Goodwill Adjustments	Net Equity Adjustments
Deferred acquisition costs	$(6,626)	$1,640	$—	$(4,986)
Prepaid reinsurance	(1,427)	—	—	(1,427)
Reserve for loss and LAE	(2,448)	742	—	(1,706)
Unearned premiums	11,352	(2,836)	—	8,516
Goodwill	(779)	—	—	(779)
Other liabilities	(179)	—	662	483
Junior subordinated debentures	(37)	13	—	(24)

Total	$(144)	$(441)	$662	$77

(4)	The following tables reflect the merger with EHC as follows (dollars in thousands, except per share data):

Issuance of 3,675,765 shares of Eastern Holdings common stock, no par value, to acquire EHC	$36,758
Cash consideration to acquire EHC	36,964

Total consideration to acquire EHC	73,722
Acquisition expenses	662
Less: EHC adjusted shareholders’ equity	67,428

Estimated goodwill	$6,956

Historical shareholders’ equity	$52,074
Identifiable intangible assets	8,793
Exercise of EHC stock options	6,561

Adjusted EHC shareholders’ equity	$67,428

Cash consideration paid to acquire EHC shares	$(36,964)
Exercise of EHC stock options	6,561

Net cash used	$(30,403)

	Minimum	Midpoint	Maximum	Adjusted Maximum
Pro forma shareholders’ equity	$143,220	$151,842	$160,463	$167,807
Pro forma shareholders’ equity per share	$15.57	$14.92	$14.39	$14.01
Pro forma tangible shareholders’ equity per share	$13.85	$13.37	$12.28	$12.69
Total shares issued by Eastern Holdings as a result of conversion	5,525,000	6,500,000	7,475,000	8,305,556
Issuance of shares of Eastern Holdings common stock, no par value, to acquire EHC	3,675,765	3,675,765	3,675,765	3,675,765

Pro forma combined shares outstanding	9,200,765	10,175,765	11,150,765	11,981,321

The following table presents unaudited pro forma income statement information for the nine months ended September 30, 2005, assuming the sale of 6,500,000 shares in the conversion offering at the midpoint of the offering range.

Unaudited Pro Forma Condensed Consolidated Income Statement

For the Nine Months Ended September 30, 2005

(In thousands, except share and per share data)

	Educators Historical	EHC Historical	Pro Forma Adjustments		Eastern Holdings Pro Forma Consolidated (10)
Revenue:
Net premiums earned	$29,343	$61,107	$—		$90,450
Net investment income	2,816	3,232	10	(2)	6,058
Net realized gains (losses)	336	164	—		500
Other revenue	873	484	—		1,357

Total revenue	33,368	64,987	10		98,365

Expenses:
Loss and LAE	20,805	32,913	(458	)(3)	53,260
Acquisition and other underwriting expenses	9,408	8,175	—		17,583
Policyholder dividend expense	—	176	—		176
Segregated portfolio dividend expense	—	363	56	(5)	419
Amortization of intangible assets	—	—	1,418	(6)	1,418
Other expenses	3,370	8,002	488	(7)	11,860

Total expenses	33,583	49,629	1,504		84,716

Income (loss) before income taxes	(215)	15,358	(1,494)		13,649
Provision for income taxes	287	4,159	1,167 (7	(9) ) (8)	5,606

Net income (loss)	$(502)	$11,199	$(2,654)		$8,043

Earnings per share data:
Net income per share of common stock					$.84
Shares considered outstanding in calculating pro forma net income per share (11)					9,615,140

The following table presents pro forma income statement information for the year ended December 31, 2004, assuming the sale of 6,500,000 shares in the conversion offering at the midpoint of the offering range.

Unaudited Pro Forma Condensed Consolidated Income Statement

For the Year Ended December 31, 2004

(In thousands, except share and per share data)

	Educators Historical	EHC Historical	Pro Forma Adjustments		Eastern Holdings Pro Forma Consolidated (10)
Revenue:
Net premiums earned	$39,057	$72,846	$(7,504	)(1)	$104,399
Net investment income	3,724	3,081	13	(2)	6,818
Net realized gains	1,271	782	—		2,053
Other revenue	946	635	—		1,581

Total revenue	44,998	77,344	(7,491)		114,851

Expenses:
Loss and LAE	25,932	49,811	(1,034	)(3)	74,709
Acquisition and other underwriting expenses	12,611	10,104	(5,062	)(4)	17,653
Policyholder dividend expense	—	174	—		174
Segregated portfolio dividend expense	—	641	223	(5)	864
Amortization of intangible assets	—	—	2,373	(6)	2,373
Other expenses	3,660	8,653	650	(7)	12,963

Total expenses	42,203	69,383	(2,850)		108,736

Income (loss) before income taxes	2,795	7,961	(4,641)		6,115
Provision for income taxes	1,012	1,529	1,133 (771	(9) )(8)	2,903

Net income (loss)	$1,783	$6,432	$(5,003)		$3,212

Earnings per share data:
Net income per share of common stock					$0.34
Shares considered outstanding in calculating pro forma net income per share (11)					9,558,265

NOTES TO UNAUDITED PRO FORMA

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(1)	Net premiums earned were adjusted to reflect the reduction of unearned premiums on the unaudited pro forma condensed consolidated balance sheet as of September 30, 2005. EHC’s unearned premium reserves were risk adjusted and discounted by the risk free rate for the period that is equivalent to the duration of the reserves as required to adjust to fair value in purchase accounting. This resulted in a decrease to net premiums earned of $8.3 million for the year ended December 31, 2004. Net premiums earned were adjusted to exclude the amortization of prepaid reinsurance written off on the unaudited pro forma condensed consolidated balance sheet as of September 30, 2005. For the year ended December 31, 2004, net premiums earned were increased by $845,000 as a result of this adjustment.

(2)	Does not reflect any income from the investment of net proceeds available for investment and assumed to be received as of the beginning of each period in accordance with Article 11 of Regulation S-X. This income is not “factually supportable” as that term is used in the Securities and Exchange Commission’s rules and regulations. On a short-term basis, these proceeds will be invested primarily in U.S. government securities and other federal agency securities. Investment income, net of expenses, was adjusted to reflect the net amortization of the junior subordinated debt included in the pro forma unaudited condensed consolidated balance sheet as of September 30, 2005 as if the cost basis had been adjusted to the estimated fair market value at the beginning of each period. For purposes of this calculation, the estimated fair market value was amortized over the remaining period until the junior subordinated debt is callable at par, which is May 15, 2008.

(3)	Loss and LAE was adjusted to include the amortization of the fair value adjustment that was recorded on the unaudited pro forma condensed consolidated balance sheet as of September 30, 2005. The fair value of the reserves for losses and LAE was risk adjusted and discounted by the risk free rate for the period that is equivalent to the duration of the reserves. For the year ended December 31, 2004 and the nine months ended September 30, 2005, loss and LAE was reduced by $1.0 million and $458,000, respectively, as a result of this adjustment. Loss adjustment expense, or LAE, means the expenses involved in settling claims, including legal and other fees, and the portion of general expenses allocated to claim settlement.

(4)	Acquisition and other underwriting expenses were adjusted to exclude amortization of deferred acquisition costs written off on the unaudited pro forma condensed consolidated balance sheet as of September 30, 2005. Deferred acquisition costs means primarily commissions and premium taxes, which vary with and are primarily related to the production of new business, are deferred and amortized to achieve a matching of revenues and expenses when reported in financial statements prepared in accordance with U.S. GAAP. For the year ended December 31, 2004, underwriting expenses were reduced by $5.1 million as a result of this adjustment.

(5)	Segregated portfolio dividend expense was adjusted to reflect the net impact of all fair value equity adjustments to the segregated portfolio cell segment, which is ultimately a change in the amount of dividend that is payable to the segregated portfolio dividend participants. For the year ended December 31, 2004 and the nine months ended September 30, 2005, segregated portfolio dividend expense was increased by $223,000 and $56,000, respectively, as a result of this adjustment.

(6)	Amortization of intangible assets was adjusted to include amortization of identifiable intangible assets that were recorded on the unaudited pro forma condensed consolidated balance sheet as of September 30, 2005. For the year ended December 31, 2004 and the nine months ended September 30, 2005 amortization expense was recorded in the amount of $2.4 million and $1.4 million, respectively, as a result of this adjustment. A summary of intangible assets, including estimated useful lives, is as follows as of September 30, 2005:

		Estimated Useful Life
Agency relationships (a)	$1,690	15 years
Renewal rights (b)	6,287	15 years
Multi-year assumed reinsurance contract (c)	816	1.75 years

	$8,793

(a)	The intangible asset with respect to agency relationships represents the value of EHC’s contractual relationships with its independent agents that distribute and process new business on behalf of EHC.

(b)	An intangible asset had been recorded relating to the value of renewal rights of EHC’s in-force workers’ compensation insurance policies.

(c)	An intangible asset had been provided for the value of EHC’s multi-year assumed reinsurance contract with an unaffiliated insurance company.

(7)	General operating expenses include a pro forma adjustment to recognize compensation expense under the ESOP for shares of common stock committed to be released to participants as the principal and interest of the $6,500,000 loan from Eastern Holdings to the ESOP is repaid. The pro forma adjustment reflects the amounts repaid on the ESOP loan based on 10 equal annual installments.

(8)	Adjustments to reflect the federal income tax effects of (1) – (7) above.

(9)	Adjustments to reflect change in tax status of Eastern Re, an Eastern Holdings subsidiary.

(10)	The unaudited pro forma condensed combined statements of income, as prepared, give effect to the sale of common stock at the midpoint of the estimated range of the pro forma market value of Educators as a subsidiary of Eastern Holdings, as determined by the independent valuation of Feldman Financial. The unaudited pro forma condensed combined financial statements also give effect to the shares issued to EHC shareholders in the merger. The following table provides a comparison between the sale of common stock at the minimum, midpoint, maximum and adjusted maximum of the estimated valuation range plus the shares to be issued to the ESOP in an amount equal to 10% of the shares issuable in the conversion (in thousands, except share and per share data).

	September 30, 2005				December 31, 2004
	5,525,000 Shares	6,500,000 Shares	7,475,000 Shares	8,305,556 Shares	5,525,000 Shares	6,500,000 Shares	7,475,000 Shares	8,305,556 Shares
Net income	$8,091	$8,043	$7,995	$7,954	$3,277	$3,212	$3,148	$3,093
Net income per share of common stock	$0.93	$0.84	$0.76	$0.71	$0.38	$0.34	$0.30	$0.28
Shares considered outstanding in calculating pro forma net income per share	8,724,233	9,615,140	10,506,046	11,264,966	8,675,890	9,558,265	10,440,640	11,192,292

(11)	It is assumed that 10% of the shares issuable in the conversion offering will be purchased by Eastern Holdings’ ESOP. For purposes of this table, the funds used to acquire such shares are assumed to have been borrowed by the ESOP from Eastern Holdings. The amount to be borrowed is reflected as a reduction to shareholders’ equity. Annual contributions are expected to be made to the ESOP in an amount at least equal to the principal and interest requirement of the debt. Eastern Holdings’ total annual payment of the ESOP debt is based upon 10 equal annual installments of principal and interest. The pro forma net earnings assumes: (i) that the contribution to the ESOP is equivalent to the debt service requirement for the nine months ended September 30, 2005 and the year ended December 31, 2004, at an average fair value of $10.00; (ii) that 27,625, 32,500, 37,375 and 41,528 and 55,250, 65,000, 74,750 and 83,056 shares at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively, were committed to be released at the end of the nine months ended September 30, 2005 and at the end of the year ended December 31, 2004, respectively, at an average fair value of $10.00 per share in accordance with SOP 93-6; and (iii) for purposes of calculating the net income per share, the weighted average of the ESOP shares which have not been committed for release, equal to 476,532, 560,625, 644,719 and 716,355 and 524,875, 617,500, 710,125 and 789,029 shares at the minimum, midpoint, maximum and adjusted maximum of the offering range during the nine months ended September 30, 2005 and the year ended December 31, 2004, respectively, were subtracted from total shares outstanding of 9,200,765, 10,175,765, 11,150,765 and 11,981,321 at the minimum, midpoint, maximum and adjusted maximum of the offering range on such dates.

Additional Pro Forma Data

The actual net proceeds from the sale of Eastern Holdings common stock in the conversion offering cannot be determined until the conversion is completed. However, the conversion offering net proceeds are currently estimated to be between $51.1 million and $78.6 million, based upon the following assumptions:

•	The ESOP will purchase 10.0% of the shares of common stock sold in the conversion offering with a loan from Eastern Holdings;

•	Expenses of the offering, other than the fees to be paid to Keefe, Bruyette & Woods, Inc., direct or incremental costs of Educators’ conversion and direct expenses paid or to be paid by EHC with respect to the acquisition of EHC by Eastern Holdings are estimated to be $3.4 million. Keefe, Bruyette & Woods, Inc. will receive fees equal to approximately 1.5% of the aggregate purchase price of the shares of stock sold in the conversion offering, excluding any shares purchased by any employee benefit plans, and any of Educators’ or EHC’s directors, officers or employees or members of their households; and

•	358,750 shares of common stock will be purchased by Educators’ and EHC’s executive officers and directors, and members of their households.

Eastern Holdings has prepared the following tables, which set forth Educators’ historical consolidated net income and retained earnings prior to the conversion and the acquisition of EHC by Eastern Holdings and Eastern Holdings’ pro forma consolidated net income and shareholders’ equity following the conversion and the acquisition of EHC by Eastern Holdings. In preparing these tables and in calculating pro forma data, the following assumptions have been made:

•	Pro forma earnings have been calculated assuming the stock had been sold at the beginning of the periods;

•	Historical and pro forma per share amounts have been calculated by dividing historical and pro forma amounts by the indicated number of shares of stock, as adjusted to give effect to the purchase of shares by the ESOP; and

•	Pro forma shareholders’ equity amounts have been calculated as if Eastern Holdings common stock had been sold in the conversion offering on September 30, 2005, and, accordingly, no effect has been given to the assumed earnings effect of the net proceeds from the conversion offering.

The following pro forma information may not be representative of the financial effects of the conversion at the date on which the conversion and the merger actually occur and should not be taken as indicative of future results of operations. Pro forma shareholders’ equity represents the difference between the stated amount of Eastern Holdings’ assets and liabilities computed in accordance with generally accepted accounting principles. Shareholders’ equity does not give effect to intangible assets in the event of a liquidation. The pro forma shareholders’ equity is not intended to represent the fair market value of our common stock and may be different than amounts that would be available for distribution to shareholders in the event of liquidation.

The tables on the following pages summarize historical consolidated data of Educators and EHC, and Eastern Holdings’ pro forma data at or for the dates and periods indicated based on the assumptions set forth above and in the table and should not be used as a basis for projection of the market value of our common stock following the conversion and the merger (dollars in thousands).

At or For the Nine Months Ended September 30, 2005
5,525,000 shares sold at $10.00 per share (Minimum of range)	6,500,000 shares sold at $10.00 per share (Midpoint of range)	7,475,000 shares sold at $10.00 per share (Maximum of range)	8,305,556 shares sold at $10.00 per share (Adjusted Maximum of range)
Pro forma conversion offering proceeds
Gross proceeds of public offering	$55,250	$65,000	$74,750	$83,056
Less estimated offering expenses and underwriting commissions	(4,058)	(4,211)	(4,365)	(4,496)

Estimated net conversion proceeds	51,192	60,789	70,385	78,560
Less ESOP shares (1)	(5,525)	(6,500)	(7,475)	(8,306)

Estimated net conversion proceeds after ESOP shares	$45,667	$54,289	$62,910	$70,254

Pro forma shareholders’ equity
Historical equity of Educators	$60,718	$60,718	$60,718	$60,718
Pro forma conversion proceeds after ESOP shares	45,667	54,289	62,910	70,254

Pro forma equity before merger with EHC	106,385	115,007	123,628	130,972
Total consideration paid to EHC shareholders	73,722	73,722	73,722	73,722
Other pro forma adjustments (2)	77	77	77	77
Less cash consideration paid to EHC shareholders	(36,964)	(36,964)	(36,964)	(36,964)

Pro forma shareholders’ equity (3)	$143,220	$151,842	$160,463	$167,807

Pro forma outstanding shares
Total shares offered in conversion	5,525,000	6,500,000	7,475,000	8,305,556
Total shares issued to EHC in merger	3,675,765	3,675,765	3,675,765	3,675,765

Pro forma outstanding shares (4)	9,200,765	10,175,765	11,150,765	11,981,321

Pro forma book value per share	$15.57	$14.92	$14.39	$14.01

Pro forma tangible book value per share	$13.85	$13.37	$12.28	$12.69

Pro forma price to book value	64.2%	67.0%	69.5%	71.4%

Pro forma net income:
Historical combined net income	$10,697	$10,697	$10,697	$10,697
ESOP	(274)	(322)	(370)	(411)
Other pro forma adjustments (5)	(2,332)	(2,332)	(2,332)	(2,332)

Pro forma net income	$8,091	$8,043	$7,995	$7,954

Weighted average shares outstanding (4)	8,724,233	9,615,140	10,506,046	11,264,966

Pro forma net income per share (6)	$0.93	$0.84	$0.76	$0.71

Pro forma price to net income per share (6)	8.1	x	9.0	x	9.9	x	10.6	x

	For the Year Ended December 31, 2004
	5,525,000 shares sold at $10.00 per share (Minimum of range)		6,500,000 shares sold at $10.00 per share (Midpoint of range)		7,475,000 shares sold at $10.00 per share (Maximum of range)		8,305,556 shares sold at $10.00 per share (Adjusted Maximum of range)
Pro forma net income:
Historical combined	$8,215		$8,215		$8,215		$8,215
ESOP	(365)		(429)		(493)		(548)
Other pro forma adjustments (5)	(4,574)		(4,574)		(4,574)		(4,574)

Pro forma net income	$3,277		$3,212		$3,148		$3,093

Weighted average shares outstanding (4)	8,657,890		9,558,265		10,440,640		11,192,292

Pro forma net income per share (6)	$0.38		$0.34		$0.30		$0.28

Pro forma price to net income per share (7)	26.5	x	29.8	x	33.2	x	36.2	x

(1)	It is assumed that 10% of the aggregate shares sold in the conversion offering will be purchased by the ESOP. The funds used to acquire such shares are assumed to have been borrowed by the ESOP from Eastern Holdings. The amount to be borrowed is reflected as a reduction to shareholders’ equity. Annual contributions are expected to be made to the ESOP in an amount at least equal to the principal and interest requirement of the debt. The pro forma net income assumes: (i) that the contribution to the ESOP is equivalent to the debt service requirements for the nine months ended September 30, 2005 and the year ended December 31, 2004, at an average fair value of $10.00 per share; and (ii) only the ESOP shares committed to be released were considered outstanding for purposes of the net income per share calculations.

(2)	Other pro forma adjustments of $77,000, net of tax, represent net fair value adjustments recorded by EHC to its balance sheet as a result of the acquisition of EHC by Eastern Holdings.

(3)	No effect has been given to the issuance of additional shares in connection with the grant of options or restricted stock awards under the stock compensation plan that Eastern Holdings expects to adopt following the conversion offering or with respect to the outstanding warrants to purchase EHC stock that will be converted into the right to purchase up to 171,539 shares of Eastern Holdings common stock. Under the stock compensation plan, an amount equal to the aggregate of 10% of the common stock sold in the conversion offering, or 552,500, 650,000 and 747,500 shares at the minimum, midpoint, and maximum of the estimated offering range, respectively, will be reserved for future issuance upon the exercise of options to be granted under the stock compensation plan. Also under the stock compensation plan an amount equal to the aggregate of 4% of the shares of common stock sold in the conversion offering, or 221,000, 260,000, and 299,000 shares of common stock at the minimum, midpoint, and maximum of the estimated offering range, respectively, will be purchased either through open market purchases or directly from Eastern Holdings. Eastern Holdings expects to adopt this plan and seek shareholder approval of the plan six months after completion of the conversion and the merger. The issuance of authorized but unissued shares of Eastern Holdings common stock for the purpose of making restricted stock awards under the stock compensation plan instead of open market purchases would dilute the voting interests of existing shareholders by approximately 3.8% at the midpoint of the offering range.

(4)

It is assumed that 10% of the shares issuable in the conversion offering will be purchased by Eastern Holdings’ ESOP. For purposes of this table, the funds used to acquire such shares are assumed to have been borrowed by the ESOP from Eastern Holdings. The amount to be borrowed is reflected as a reduction to shareholders’ equity. Annual contributions are expected to be made to the ESOP in an amount at least equal to the principal and interest requirement of the debt. Eastern Holdings’ total annual payment of the ESOP debt is based upon 10 equal annual installments of principal and interest. The pro forma net earnings assumes: (i) that the contribution to the ESOP is equivalent to the debt service requirement for the nine months ended September 30, 2005 and the year ended December 31, 2004, at an average fair value of $10.00; (ii) that 27,625, 32,500, 37,375 and 41,528 and 55,250, 65,000, 74,750 and 83,056 shares at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively, were committed to be released at the end of the nine months ended September 30, 2005 and at the end of the year ended December 31, 2004, respectively, at an average fair value of $10.00 per share in accordance with SOP 93-6; and (iii) for purposes of calculating the net income per share, the weighted average of the ESOP shares which have not been committed for release, equal to 476,532, 560,625, 644,719 and 716,355 and 524,875, 617,500, 710,125 and 789,029 shares at the minimum, midpoint, maximum and adjusted maximum of the offering range during the nine months ended September 30, 2005 and the year ended December 31, 2004, respectively, were subtracted from total shares outstanding of 9,200,765, 10,175,765, 11,150,765 and 11,981,321 at the minimum, midpoint, maximum and adjusted maximum of the offering range on such dates.

(6)	Other pro forma adjustments of $2.3 million and $4.6 million for the nine months ended September 30, 2005, and the year ended December 31, 2004, respectively, represent the income statement impact of fair value adjustments recorded by EHC to its balance sheet as a result of the acquisition of EHC by Eastern Holdings.

(7)	Based on pro forma net income for the nine months ended September 30, 2005, or the year ended December 31, 2004, as applicable. The calculation for the nine months ended September 30, 2005 uses annualized pro forma net income per share as the denominator.

Management’s Discussion and Analysis of Financial Condition and Results of Operations of Educators

The following discussion and analysis of Educators’ financial condition and results of operations should be read in conjunction with the consolidated financial statements of Educators and accompanying notes thereto included elsewhere in this prospectus. Some of the information contained in this discussion and analysis, or set forth elsewhere in this prospectus, constitutes forward-looking statements that involve risks and uncertainties. Please see “Forward-Looking Statements” and “Risk Factors” for more information. You should review “Risk Factors” for a discussion of important factors that could cause actual results to differ materially from the results described in, or implied by, the forward-looking statements contained herein.

Overview

Educators is a provider of group benefits insurance products, including dental, short and long-term disability and term life. Educators generates revenue, net income and cash flow primarily from premiums generated by its group benefits business and investment income. Educators’ financial results are impacted by a number of factors, including, but not limited to, price competition in the group benefits industry, changes in claim frequency and severity, and prevailing interest rates.

Educators managed its operations through two business segments prior to the sale of IBSi: a group benefits segment and a general agency segment. Effective October 31, 2005, Educators sold its general agency segment, which consisted of its wholly-owned subsidiary, IBSi. Educators reports certain corporate investments and operating expenses in a separate corporate segment. A fourth business segment, group medical insurance, was placed into run-off in 2002. The run-off was substantially complete as of December 31, 2004, with only $245,000 in outstanding claim reserves related to disputed claim issues remaining.

Educators’ financial results over the past three years have been adversely affected by the exit from its group medical business, an increasing loss ratio on its group benefits business and challenges encountered in increasing its group benefits business premium volume. Educators’ exit from the group medical business resulted in a significant decline in net premiums earned, leaving existing operating expenses to be covered by a significantly smaller premium base from the group benefits business. As a result of these and other difficulties, Educators reported a consolidated net loss of $502,000 for the nine months ended September 30, 2005, consolidated net income of $1.8 million and $1.4 million for the years ended December 31, 2004 and 2003, respectively, and a consolidated net loss of $2.2 million for the year ended December 31, 2002. You should read this section in its entirety, along with the consolidated financial statements included in this document, for a more detailed assessment of Educators’ financial results since 2002.

Historically, through its wholly owned subsidiary, IBSi, Educators provided insurance agency and marketing services to group benefits and medical insurance carriers. On October 31, 2005, Educators sold IBSi to two IBSi employees and an outside investor. After October 31, 2005, IBSi’s results will no longer be included in Educators’ consolidated financial statements. We anticipate that the sale of IBSi and the concurrent reorganization of Educators’ operations will entail considerable management time and expense. We cannot reliably estimate, however, what the ultimate cost to Educators will be. You should read “Business of Educators – General Agency Segment (IBSi)” for a more detailed description of the sale of IBSi.

Revenues

Educators derives its revenue primarily from net premiums earned, net investment income, and net realized investment gains. Prior to the sale of IBSi, Educators also derived revenue from sales and marketing fee income.

Net premiums earned. Net premiums earned represent the earned portion of net premiums written. Net premiums written is the difference between direct premiums written (as described in the following paragraph) and premiums ceded, or transferred, to reinsurers. Educators does not assume premiums from other insurance companies.

Direct premiums written represent all premiums billed on policies underwritten by Educators during a specified policy period. The majority of Educators’ insurance policies are billed on a monthly basis with premiums being earned in the month in which coverage is provided. At the end of each accounting period, the portion of the premiums that are not yet earned are included in unearned premiums and are recognized as revenue in subsequent periods over the remaining term of the policy. For example, a monthly premium with a due date of January 15 would result in approximately 50% of the premiums being earned in January and 50% being earned in February.

Educators’ net premiums earned are generated from insurance policies sold to employer groups for dental, short and long-term disability and term life products. Educators cedes a portion of its direct premiums written on term life and long-term disability products to reinsurers.

Net investment income and net realized investment gains and losses. Educators invests its surplus and the funds supporting its insurance liabilities in cash, cash equivalents, fixed income securities, and certain other investment instruments. Net investment income includes interest earned on invested assets less expenses related to investing activities. Realized gains and losses on invested assets are reported separately from net investment income. Educators recognizes realized gains when invested assets are sold for an amount greater than their cost or amortized cost (in the case of fixed income securities), and Educators recognizes realized losses when invested assets are sold for an amount less than their cost or amortized cost or are written down as a result of an “other than temporary” impairment.

Sales and marketing fee income. Prior to the sale of IBSi, Educators earned sales and marketing fee income on insurance policies sold through IBSi’s network of independent insurance producers that sold, solicited or negotiated contracts of insurance on behalf of insurers or insureds. Sales and marketing fee income was based on a negotiated percentage with each insurance carrier with which IBSi had contracted and was generally recognized as revenue in the period in which the policy became effective. Sales and marketing fee income also included bonus revenue paid by certain carriers if IBSi met agreed-upon production levels. Bonus revenue was recognized in the period in which the agreed-upon production levels were met.

Expenses

Educators typically incurs the following categories of expenses:

Claims incurred. Claims incurred are the largest expense item in Educators’ consolidated financial statements and include claim payments made, estimates of future claim payments,

adjustments in such estimates made in prior periods, and costs associated with investigating, defending, and adjusting claims.

General insurance expenses. These expenses are the internal operating expenses of Educators relating to such functions as underwriting, claims processing, billing, policyholder maintenance, accounting, actuarial, and other expenses incurred in conducting Educators’ business.

Commissions and related expenses. Educators pays commissions to producers for the premiums that they produce. Commission rates vary by line of business and are scaled based on the level of premiums sold. In addition, Educators may pay a sales and marketing fee to general agents serving as intermediaries between Educators and individual producers. Sales and marketing fee payments typically represent a percentage of the premium paid to Educators.

Premium taxes and related fees. Educators pays state and local taxes based on a percentage of premiums it writes in each state or jurisdiction, as well as certain other fees for licenses and other administrative assessments. These expenses are included in general insurance expenses.

Other expenses. Other expenses represent internal operating expenses of IBSi (prior to the sale) and expenses incurred by Educators that are deemed corporate in nature and, accordingly, are allocated to the corporate segment.

Income tax expense. Educators is subject to federal income taxes. Prior to the sale of IBSi, Educators filed a consolidated federal income tax return with IBSi. Income tax expense includes an amount for both current and deferred income taxes. Current income tax expense includes an amount for Educators’ current year federal income tax liability and any adjustments related to differences between the prior year federal income tax estimate and the actual income tax expense reported in the tax return. Deferred tax expense represents the change in Educators’ net deferred tax asset, exclusive of the tax effect related to changes in unrealized gains and losses in Educators’ investment portfolio.

Key Financial Measures

Educators evaluates its insurance operations by monitoring certain key measures of growth and profitability. Educators measures growth by monitoring changes in direct and net premiums written. Changes in direct premiums written are evaluated by monitoring changes in product mix, covered lives and policy lapse rates. Educators measures underwriting profitability by monitoring changes in the loss, expense and combined ratios. On a segmental basis, operating results are measured by monitoring net income or loss.

Loss Ratio. The loss ratio is the ratio (expressed as a percentage) of claims incurred in a given calendar year to the net premiums earned during such period. The calendar year loss ratio may be impacted, positively or negatively, by adjustments in prior period estimates of the outstanding claim reserve. A decrease in the prior period estimate of the outstanding claim reserve will lower the calendar year loss ratio, while an increase will result in a higher calendar year loss ratio.

Expense Ratio. The expense ratio is the ratio (expressed as a percentage) of general insurance expenses, commissions and related expenses, other expenses and conversion/merger expenses incurred to net premiums earned. The expense ratio measures Educators’ efficiency in producing, underwriting, and administering its insurance business. Underwriting includes reviewing applications for insurance coverage, deciding whether to provide all or part of the coverage requested, and determining the appropriate premium to charge.

Combined Ratio. The combined ratio is the sum of the loss ratio and the expense ratio and measures Educators’ overall underwriting profitability. If the combined ratio is below 100%, Educators recognizes an underwriting profit. If the combined ratio is at or above 100%, Educators recognizes an underwriting loss. If Educators’ combined ratio equals or exceeds 100%, it has not generated underwriting income. Net investment income may or may not be sufficient to generate net income in periods during which an underwriting loss is incurred.

Critical Accounting Policies and Estimates

Educators’ consolidated financial statements contain certain valuations that are inherently subjective in nature and which require Educators’ management to make assumptions and use best estimates to determine the reported values. If factors such as those described in the “Risk Factors” section of this prospectus cause actual events or results to differ materially from management’s underlying assumptions or estimates, there could be a material adverse effect on Educators’ results of operations, financial condition and liquidity. You should read Note 2 to the consolidated financial statements presented in this prospectus for more information on key accounting policies that affect Educators.

Educators’ management has discussed the development and selection of its critical accounting estimates with the audit committee of Educators’ board of directors, and the audit committee has reviewed the related disclosure presented below.

Educators’ management believes that the following critical accounting policies affect significant estimates used in the preparation of Educators’ consolidated financial statements:

Unpaid Claims and Claim Adjustment Expenses

The reserve for unpaid claims and claim adjustment expenses consists of reported but unpaid claims related to Educators’ long-term disability, short-term disability and term life products, as well as an estimate of incurred but not reported (IBNR) claims.

The reserve for reported claims on Educators’ long-term disability product is calculated using the tabular reserve method. Under the tabular reserve method, the reserve for each reported claim is calculated using a standard valuation table. Due to the long-term nature of long-term disability reserves, management discounts the liability using an interest rate that reflects Educators’ estimate of its investment return that will be earned over the expected life of the claim. In establishing the discount rate, Educators’ management evaluates the current interest rate environment at the end of each year and, if necessary, adjusts the interest rate for the following year based on the expected rate of return on new investments. The discount rates for claims incurred in 2004, 2003, and 2002 were 3.09%, 4.25%, and 4.60%, respectively. The trend of lower discount rates reflects the declining interest rate environment during those periods. A lower discount rate results in a higher claim reserve and an increase in claims incurred, whereas a higher discount rate results in a lower claim reserve and a decrease in claims incurred. For IBNR claims, Educators’ management estimates the reserve based on historical patterns of claims incurred as a percentage of in-force premium as of the balance sheet date.

Short-term disability reserves are estimated using statistical claim development models, taking into consideration historical claim severity and frequency patterns and changes in benefit structures that may impact the amount at which claims are ultimately settled. For the most recent incurral months, which usually consist of the last three months, the reserve is estimated by applying a loss ratio to net premiums earned. The loss ratio selected takes into consideration recent claim trends.

Term life reserves consist of reported but unpaid and IBNR claims on Educators’ term life product, as well as a life premium waiver reserve. Reported but unpaid life claims represent those claims reported to Educators as of the balance sheet date for which payment has not yet been made. Term life IBNR claims are estimated based on historical patterns of claims incurred as a percent of in-force premium as of the balance sheet date.

Life premium waiver reserves represent the present value of future premium payments under those term life policies for which the premiums have been waived due to the insured’s disability. Life premium waiver reserves are calculated using the tabular reserve method. Educators’ management relies on the use of standard industry valuation tables to calculate life premium waiver reserves. Due to the long-term nature of premium waiver reserves, the reserve is discounted using a rate of 3%, which is built into the standard valuation table.

Claims Payable

The reserve for claims payable consists of an estimate of reported but unpaid dental and medical claims and IBNR claims. The reserve for claims payable is estimated using statistical claim development models, taking into consideration historical claim severity and frequency patterns and changes in benefit structures that may impact the amount at which claims are ultimately settled. For the most recent incurral months, which usually consist of the last three months, the reserve is estimated by applying a loss ratio to net premiums earned. The reserve for claims payable includes an estimate of administrative costs to process unreported claims.

“Other Than Temporary” Investment Impairments

Educators classifies its fixed income investment portfolio as “available for sale.” Investments classified as available for sale are recorded in Educators’ consolidated balance sheet at estimated fair value, with changes in fair value included in accumulated other comprehensive income, net of tax. Educators’ management regularly performs various analytical procedures with respect to its investments, including a review for investments that may be “other than temporarily” impaired. Upon identification of investments that may be impaired, Educators performs a detailed review of those investments meeting predefined thresholds.

The factors Educators considers in determining whether the cost basis of an investment should be written down to its estimated fair value, include, among others, whether:

•	a decline in value has persisted for 12 continuous months;

•	the value has been 20% or more below cost for six continuous months or more;

•	there are significant declines in value for shorter periods of time; and

•	a decline in value is other than temporary.

In reaching the conclusion that a decline in value is other than temporary, Educators’ management considers, among other things, whether (i) the issuer is in financial distress, (ii) the investment is secured, (iii) a significant credit rating action has occurred, (iv) scheduled interest payments were delayed or missed, and (v) changes in laws or regulations have affected the issuer in particular or the issuer’s industry as a whole.

Educators includes the amount of any impairment write-down in its results of operations as a net realized investment loss in the period in which the impairment arose. For the years ended December 31, 2003, and 2002, Educators recorded pre-tax charges for other than temporary impairments totaling $426,000 and $1.0 million, respectively. There were no impairment charges recorded for the year ended December 31, 2004 or the nine months ended September 30, 2005.

Benefit Plan Liabilities

Educators sponsors a defined benefit pension plan and a defined benefit post-retirement life and health plan (collectively referred to as the benefit plans) for its eligible employees. The estimated liability related to the benefit plans is determined by Educators’ external consulting actuaries using assumptions selected by management. The assumptions used in estimating the liability include the discount rate, expected rate of return on underlying plan assets, expected future salary increases, and the expected healthcare cost trend. Educators’ management evaluates these assumptions on an annual basis, and adjusts them, if necessary, based on current and historical trends in interest rates, investment returns, salary levels, and healthcare costs. Management’s assumptions for the measurement of the benefit plan liabilities at December 31, 2004 and 2003 were as follows:

	Pension Plan		Postretirement Plan
	2004	2003	2004	2003
Discount rate	5.75%	6.00%	5.75%	6.00%
Expected rate of return on assets	6.50%	6.50%	N/A	N/A
Future salary increases	4.50%	5.00%	4.50%	5.00%
Healthcare cost trend rate	N/A	N/A	10.00 - 11.00%	7.00 - 8.00%

Deferred Income Taxes

Educators records deferred income taxes for the difference between the tax basis and book basis of assets and liabilities. Management evaluates the recoverability of the net deferred tax asset based on Educators’ historical trend of generating taxable income or losses, as well as expectations of future taxable income or loss. As of September 30, 2005, Educators recorded a net deferred tax asset of $1.1 million, which includes a gross deferred tax asset related to alternative minimum tax credits totaling $415,000. Alternative minimum tax credits do not expire under current Internal Revenue Service rules and can be used to offset future ordinary taxable income. Management believes that its net deferred tax asset as of September 30, 2005 is fully realizable.

Reinsurance Recoverables

Reinsurance is the practice whereby one insurer, called the reinsurer, in consideration of a premium paid to that insurer, agrees to indemnify another insurer, called the ceding company, for part or all of the liability of the ceding company under one or more policies or contracts of insurance which it has issued. Educators records amounts recoverable from reinsurers on both paid and unpaid claims. The recoverables are estimated in a manner consistent with the claim reserves associated with the reinsured policy. Reinsurance recoverables on unpaid claim reserves are reported as assets on the consolidated balance sheet, rather than being netted against the related claim reserves because the reinsurance does not relieve Educators of its legal liability to its policyholders. Reinsurance recoverables are subject to credit risk associated with the particular reinsurer. In addition, the same uncertainties associated with estimating claim reserves affect the estimates for reinsurance recoverables on unpaid claims. Educators evaluates the financial condition of its reinsurers on a regular basis. As of September 30, 2005, all of Educators’ reinsurers were rated “A-” (Excellent) or better by A.M. Best.

Consolidated Results of Operations

Overview

Educators’ financial results over the past three years have been adversely affected by the exit from its group medical business, an increasing loss ratio on its group benefits business and challenges encountered in increasing its group benefits business premium volume.

As a result of the foregoing, Educators reported a consolidated net loss of $502,000 for the nine months ended September 30, 2005, consolidated net income of $1.8 million and $1.4 million for the years ended December 31, 2004 and 2003, respectively, and a consolidated net loss of $2.2 million for the year ended December 31, 2002. The net loss for the nine months ended September 30, 2005 was primarily attributable to transaction-related expenses totaling $821,000 and non-recurring charges related to officer agreements totaling $514,000. Excluding the effects of these items, Educators would have reported income before income taxes of $1.1 million. The 2004 and 2003 net income was primarily attributable to reserve releases related to the group medical business of $1.6 million and $5.0 million, respectively. Excluding the effects of the reserve releases, Educators would have reported net income of $727,000 in 2004 and a net loss of $1.9 million in 2003.

Educators’ exit from the group medical business resulted in a significant decline in net premiums earned, leaving existing operating expenses to be covered by a significantly smaller premium base in the group benefits business. As a result, Educators has sought to reduce operating expenses to a level commensurate with its significantly reduced revenue base. Net premiums earned decreased 58.8% from 2002 to 2004, from $94.9 million to $39.1 million. General insurance expenses decreased 39.3% from 2002 to 2004, from $13.1 million to $8.0 million. Although Educators has reduced recurring operating expenses over the past three years, primarily through staff reductions, premium growth in the group benefits business has not been sufficient to cover fully existing expenses.

The exit from the group medical business also resulted in a decrease in net investment income of $1.9 million from 2002 to 2004. The decrease in net investment income was primarily attributable to a lower average investment balance, lower investment yields as higher cash balances were maintained to fund the run-off of claim payments, and the impact of the decreasing interest rate environment on the fixed income portfolio.

Educators’ transition from a group medical insurer to a group benefits insurer presented a significant challenge with respect to the replacement of the premium volume generated by the group medical business. The premium per unit for group benefits products is much lower than that of group medical products, therefore significant premium sales were needed to achieve critical mass with group benefits as the core business. Although net premiums earned in the group benefits business increased from $30.2 million in 2002 to $35.6 million in 2003 and to $38.8 million in 2004, this growth began to decline significantly in 2003, primarily as a result of the rating downgrade by A.M. Best in April 2003 from “A-” to “B++”, which led to a decline in new business sales in 2003 and 2004.

In addition to declining premium growth, the results of the group benefits business have also been impacted by an increasing loss ratio, as the group benefits loss ratio has increased from 68.2% in 2002 to 70.9% for the nine months ended September 30, 2005. The increase in the loss ratio was primarily attributable to increased claim frequency in both the dental and short-term disability lines, as well as claim cost inflation in the dental line. The competitive pricing environment in the group benefits industry has also contributed to the increased loss ratio as new and renewal rate increases have not kept pace with the increased claim costs.

IBSi produced unfavorable financial results in 2002, 2003 and 2004. Its results, however, improved as Educators’ management focused on expense reductions and IBSi’s in-force premium from external carrier relationships increased. IBSi’s net losses, excluding the effects of non-recurring impairment charges, improved from $2.0 million in 2002 to $1.4 million in 2003 and $690,000 in 2004. IBSi’s expense reductions primarily reflected a decrease in its employee base, from 43 as of December 31, 2002 to 26 as of December 31, 2004, with a consequent $1.5 million decrease in salary and related expenses over the same period. An increase in in-force premium resulted in an increase in sales and marketing fees from 2002 to 2004. Sales and marketing fees from external carriers totaled $946,000 in 2004, $891,000 in 2003, and $230,000 in 2002.

The following table represents Educators’ consolidated results of operations for the years ended December 31, 2004, 2003, and 2002 and the nine months ended September 30, 2005 and 2004:

	Nine Months Ended September 30,		Years Ended December 31,
	2005	2004	2004	2003	2002
			(in thousands)
Revenue:
Net premiums earned	$29,343	$29,360	$39,057	$41,714	$94,875
Net investment income	2,816	2,749	3,724	4,361	5,645
Net realized investment gains	336	695	1,271	662	461
Other revenue	873	694	946	978	230

Total revenue	33,368	33,498	44,998	47,715	101,211
Expenses:
Claims incurred	20,805	18,970	25,932	25,379	75,899
General insurance expenses	5,944	6,112	7,975	9,453	13,131
Commissions and related expenses	3,464	3,544	4,636	4,696	7,892
Other expenses	2,549	2,677	3,660	6,041	7,580
Conversion/merger expenses	821	—	—	—	—

Total expenses	33,583	31,303	42,203	45,569	104,502

Income (loss) before income taxes	(215)	2,195	2,795	2,146	(3,291)
Income tax expense (benefit)	287	751	1,012	709	(1,061)

Net income (loss)	$(502)	$1,444	$1,783	$1,437	$(2,230)

Nine Months Ended September 30, 2005 compared to Nine Months Ended September 30, 2004. Educators reported a consolidated net loss of $502,000 for the nine months ended September 30, 2005, a decrease of $1.9 million, or 134.8%, when compared to consolidated net income of $1.4 million for the nine months ended September 30, 2004. The decrease in the consolidated results of operations primarily reflects an increase in the loss ratio from 64.6% for the first nine months of 2004 to 70.9% for the first nine months of 2005, transaction-related expenses totaling $821,000, and a charge for one-time termination benefits totaling $514,000 related to agreements with executive officers. The increase in the loss ratio from 2004 to 2005 primarily reflects the release of $1.4 million of group medical claim reserves during the first nine months of 2004, which reduced the 2004 loss ratio by 4.9%.

Revenue totaled $33.4 million for the nine months ended September 30, 2005, a decrease of $130,000, or 0.4%, compared to revenue of $33.5 million for the nine months ended September 30, 2004. Net realized investment gains decreased $359,000, or 51.7%, from $695,000 to $336,000, which was partially offset by an increase in other revenue of $179,000 and an increase in net investment income of $67,000. The decrease in net realized investment gains primarily reflects an increase in the unrealized loss on the equity call option component of Educators’ convertible bond portfolio totaling $328,000. The increase in other revenue reflects increased sales and marketing fee income at IBSi. The increase in investment income primarily reflects an increase in Educators’ interest in its hedge fund limited partnership investment.

Claims incurred totaled $20.8 million for the nine months ended September 30, 2005, an increase of $1.8 million, or 9.7%, compared to $19.0 million for the nine months ended September 30, 2004, primarily reflecting the release of group medical claim reserves of $1.4 million in 2004.

General insurance and other expenses totaled $8.5 million for the nine months ended September 30, 2005, a decrease of $296,000, or 3.4%, compared to expenses of $8.8 million for the nine months ended September 30, 2004. Excluding charges totaling $514,000 related to the one-time termination benefits, general insurance and other expenses decreased $810,000, or 9.2%, from 2004 to 2005. The decrease in expenses reflects management’s continued focus on expense reductions, primarily through employee downsizing. Educators’ had 85 employees at September 30, 2005, compared to 112 employees at September 30, 2004. Educators further reduced its employee base by thirteen employees at October 31, 2005, as a result of the sale of IBSi.

Income tax expense totaled $287,000 for the nine months ended September 30, 2005 and the effective tax rate was (133.5)%, compared to income tax expense of $751,000 for the nine months ended September 30, 2004 and an effective tax rate of 34.2%. The 2005 effective tax rate primarily reflects a permanent difference of $245,000 related to non-deductible transaction expenses, and a prior year tax return adjustment totaling $178,000.

Year Ended December 31, 2004 compared to Year Ended December 31, 2003. Net income totaled $1.8 million for the year ended December 31, 2004, an increase of $346,000, or 24.1%, from $1.4 million for the year ended December 31, 2003. The improvement in net income was primarily attributable to reduced operating expenses, as well as favorable reserve development from the continued run-off of the group medical business.

Revenue totaled $45.0 million for the year ended December 31, 2004, a decrease of $2.7 million, or 5.7%, from $47.7 million for the year ended December 31, 2003. Net premiums earned decreased $2.7 million over the same period, or 6.4%, to $39.1 million, as the group medical business continued to run-off. Net premiums earned in the group medical business decreased to $304,000 for the year ended December 31, 2004 from $6.1 million for the year ended December 31, 2003. The decrease in group medical premiums was partially offset by premium growth in the group benefits business of $3.2 million to $38.8 million for the year ended December 31, 2004 from $35.6 million for the year ended December 31, 2003. Net investment income decreased $637,000, or 14.6%, to $3.7 million in 2004. The decrease in net investment income was primarily attributable to lower average invested assets for the first three quarters of 2004 than in 2003 and the reinvestment of proceeds from sales and maturities of investments at lower average yields. These decreases in revenue were partially offset by a $609,000 increase in net realized gains for the year ended December 31, 2004, from $662,000 for the year ended December 31, 2003 to $1.3 million for the year ended December 31, 2004. The increase in net realized gains was primarily attributable to the sale of certain investments that previously had been written down in accordance with Educators’ impairment policy and subsequently sold at a gain.

Claims incurred totaled $25.9 million for the year ended December 31, 2004, an increase of $553,000, or 2.2%, from $25.4 million for the year ended December 31, 2003. Claims incurred in the group benefits business increased $3.0 million, or 12.2%, to $27.5 million in 2004. The increase in claims incurred in the group benefits business was offset by a decrease in claims incurred of $2.4 million in the group medical business from $831,000 for the year ended December 31, 2003 to $(1.6) million for the year ended December 31, 2004.

General insurance and other expenses totaled $11.6 million for the year ended December 31, 2004, a decrease of $3.9 million, or 24.9%, from $15.5 million for the year ended December 31, 2003. The decrease in expenses was attributable to staff reductions at IBSi in 2004, and a triennial insurance department examination fee and a non-recurring consulting project which were incurred in 2003. IBSi’s employee base decreased from 34 as of December 31, 2003, to 26 as of December 31, 2004. Salaries and related employee benefit expenses decreased $464,000, from $2.2 million in 2003 to $1.7 million in 2004. In addition, a pre-tax charge totaling $925,000 was recorded in 2003 related to the impairment of certain software.

Income tax expense totaled $1.0 million for the year ended December 31, 2004, an increase of $303,000, or 42.7%, from $709,000 for the year ended December 31, 2003. Effective tax rates were 36.2% and 33.0% in 2004 and 2003, respectively. The 2003 effective tax rate reflects a permanent difference for interest related to an Internal Revenue Service audit of prior tax years.

Year Ended December 31, 2003 compared to Year Ended December 31, 2002. Net income totaled $1.4 million for the year ended December 31, 2003, an increase of $3.7 million, or 164.4%, from a net loss of $2.2 million for the year ended December 31, 2002. The improvement in net income was primarily attributable to the favorable reserve development related to the run-off of the group medical business. The 2003 loss ratio was 60.8%, compared to the loss ratio of 80.0% in 2002. The lower 2003 loss ratio was primarily attributable to the release of approximately $5.0 million in group medical claim reserves related to prior years. The improvement in net income also reflects a $1.3 million decrease in operating expenses at IBSi during 2003.

Revenue totaled $47.7 million for the year ended December 31, 2003, a decrease of $53.5 million, or 52.9%, from $101.2 million for the year ended December 31, 2002. Net premiums earned decreased $53.2 million, or 56.0%, to $41.7 million for the year ended December 31, 2003, which was primarily attributable to the exit from the group medical business in 2002. Net premiums earned in the group medical business decreased to $6.1 million in 2003 from $64.7 million in 2002. Net investment income decreased $1.3 million, or 22.8%, to $4.4 million in 2003. The decrease in net investment income was primarily attributable to lower average invested assets, as investments were liquidated to fund the group medical run-off. These decreases in revenue were partially offset by an increase in other revenue of $748,000 from 2002 to 2003, primarily consisting of sales and marketing fee income from IBSi. The increase in sales and marketing fee income was primarily attributable to an increase in IBSi’s premiums produced from 2002 to 2003.

Claims incurred totaled $25.4 million for the year ended December 31, 2003, a decrease of $50.5 million, or 66.6%, from $75.9 million for the year ended December 31, 2002. The decrease in claims incurred was primarily attributable to the impact of the exit from the group medical business in 2002. Claims incurred in the group medical business for the year ended December 31, 2003 were $831,000, a 98.5% decrease from the year ended December 31, 2002.

General insurance and other expenses totaled $15.5 million for the year ended December 31, 2003, a decrease of $5.2 million, or 25.2%, from $20.7 million for the year ended December 31, 2002. The decrease in expenses was primarily attributable to personnel reductions and other related expenses associated with the exit from the group medical business and a reduction in operating expenses at IBSi. Although expenses decreased, the expense ratio rose to 48.4% in 2003 from 30.2% in 2002, reflecting the impact of declining net premiums earned as a result of the group medical business run-off.

Income tax expense totaled $709,000 for the year ended December 31, 2003, an increase of $1.8 million, or 166.8%, from an income tax benefit of $1.1 million for the year ended December 31, 2002. The increase in income tax expense was primarily attributable to pre-tax income in 2003, compared to a pre-tax loss in 2002. Effective tax rates were 33.0% and (32.2)% in 2003 and 2002, respectively. The 2003 effective tax rate reflects a permanent difference for interest related to an Internal Revenue Service audit of tax years prior to 1998.

Group Benefits Segment

The following table sets forth the historical results of operations relating to Educators’ group benefits segment, which consists of Educators’ dental, short and long-term disability and term life products:

	Nine Months Ended September 30,		Years Ended December 31,
	2005	2004	2004	2003	2002
	(in thousands)
Revenue:
Net premiums earned	$29,343	$29,056	$38,753	$35,602	$30,222
Net investment income	2,607	2,658	3,617	3,908	3,365
Net realized investment gains (losses)	332	682	1,255	601	280

Total revenue	32,282	32,396	43,625	40,111	33,867

Expenses:
Claims incurred	20,811	20,407	27,543	24,548	20,622
General insurance expenses	5,798	5,875	7,573	6,869	4,234
Commissions and related expenses	4,550	4,526	5,920	5,446	4,748

Total expenses	31,159	30,808	41,036	36,863	29,604

Income (loss) before income taxes	1,123	1,588	2,589	3,248	4,263
Income tax expense (benefit)	11	655	915	1,089	725

Net income (loss)	$1,112	$933	$1,674	$2,159	$3,538

Nine Months Ended September 30, 2005 compared to Nine Months Ended September 30, 2004. Net income in the group benefits segment totaled $1.1 million for the nine months ended September 30, 2005, an increase of $179,000, or 19.2%, when compared to net income of $933,000 for the nine months ended September 30, 2004. The increase in net income primarily reflects a decrease in income tax expense of $644,000, offset by a decrease in pre-tax income of $465,000.

Net premiums earned totaled $29.3 million for the nine months ended September 30, 2005, an increase of $287,000, or 1.0%, when compared to net premiums earned of $29.1 million for the nine months ended September 30, 2004. The increase in net premiums earned primarily reflects an increase in short-term disability premiums totaling $557,000, offset by a decrease in dental premiums of $348,000. Net premiums earned in the long-term disability and term life lines remained relatively consistent with the prior year.

The increase in short-term disability premiums is being driven by a 6.1% increase in in-force certificates from 2004 to 2005, and a 3.1% increase in premiums per certificate. The increase in premiums per certificate primarily reflects new and renewal rate increases of 7.0% and 8.6%, respectively. The decrease in dental premiums primarily reflects an increase in the year-to-date lapse rate, which totaled 27.0% for the nine months ended September 30, 2005, compared to 21.3% for the nine months ended September 30, 2004. The increase in the dental lapse rate primarily reflects the impact of Educators’ premium rate increases and the related loss of customers to competitors offering lower rates. The increase in the dental lapse rate was partially offset by a 5.6% increase in premiums per certificate, which reflects new and renewal rate increases of 2.6% and 11.2%, respectively.

Claims incurred totaled $20.8 million for the nine months ended September 30, 2005, an increase of $404,000, or 2.0%, when compared to claims incurred of $20.4 million for the nine months ended September 30, 2004. The increase primarily reflects a 0.7% increase in the loss ratio, from 70.2% in 2004 to 70.9% in 2005. The loss ratios, by line of business, are as follows for the nine months ended September 30, 2005 and 2004:

	Nine Months Ended September 30,
Line	2005	2004
Dental	70.7%	73.4%
Short-term disability	78.4%	70.9%
Long-term disability	59.6%	57.7%
Term life	68.1%	61.9%
Weighted average of all lines	70.9%	70.2%

The increase in the loss ratio from 2004 to 2005 primarily reflects increased claim severity in the short-term disability line and an increase in premium waiver claims in the term life line. The short-term disability loss ratio increased 7.5%, from 70.9% in 2004 to 78.4% in 2005, which primarily reflects an 8.4% increase in claim severity. The term life loss ratio increased 6.2%, from 61.9% in 2004 to 68.1% in 2005, primarily reflecting a 26.1% increase in reported premium waiver claims, from 23 in 2004 to 29 in 2005. In addition to the increase in reported claims, premium waiver claim severity increased 11.2% from 2004 to 2005. The increase in the short-term disability and term life loss ratios was offset by a decrease in the dental loss ratio of 2.7%. The decrease in the dental loss ratio primarily reflects a 2.4% decrease in claim utilization.

General insurance expenses totaled $5.8 million for the nine months ended September 30, 2005, compared to $5.9 million for the nine months ended September 30, 2004. The expense ratio totaled 35.3% for the nine months ended September 30, 2005, compared to 35.8% for the nine months ended September 30, 2004. The decrease in the expense ratio reflects management’s continued focus on expense reductions.

The effective tax rate in the group benefits segment was 1.0% for the nine months ended September 30, 2005, compared to an effective tax rate of 41.3% for the nine months ended September 30, 2004. The decrease in the effective tax rate primarily reflects the impact of alternative minimum tax credit carryforwards, totaling $102,000, which reduced the regular tax liability, offset by a prior year tax return adjustment, which increased income tax expense, totaling $161,000.

Year Ended December 31, 2004 compared to Year Ended December 31, 2003. Net income in the group benefits segment totaled $1.7 million for the year ended December 31, 2004, a decrease of $485,000, or 22.5%, from $2.2 million for the year ended December 31, 2003. The decrease in net income was primarily attributable to an increase in the loss ratio from 69.0% in 2003 to 71.1% in 2004.

Net premiums earned totaled $38.8 million for the year ended December 31, 2004, an increase of $3.2 million, or 8.9%, from $35.6 million for the year ended December 31, 2003. The increase was primarily attributable to the dental and short-term disability lines, on which net premiums increased by $1.9 million and $1.0 million, respectively. The dental increase was primarily attributable to new business and renewal rate increases of 9.9% and 11.7%, respectively, while the short-term disability increase reflected an increase in new business sales of $339,000 from 2003 to 2004 and a decrease in the annual lapse rate from 22.8% in 2003 to 12.9% in 2004.

Claims incurred totaled $27.5 million for the year ended December 31, 2004, an increase of $3.0 million, or 12.2%, from $24.5 million for the year ended December 31, 2003. The increase was primarily attributable to an increase in net premiums earned, as well as an increase in loss ratio to 71.1% in 2004 from 69.0% in 2003. Loss ratios for the years ended December 31, 2004 and 2003, by line of business, were as follows:

	Years Ended December 31,
Line	2004	2003
Dental	72.6%	71.6%
Short-term disability	71.9%	67.4%
Long-term disability	67.7%	71.9%
Term life	65.6%	59.2%
Weighted average of all lines	71.1%	69.0%

The short-term disability loss ratio increased from 2003 to 2004 due to an increase in claim frequency. The increase in the life loss ratio was primarily attributable to a lower than average volume of reported claims in 2003, combined with a higher benefit per reported claim in 2004. Reported life claims totaled 193 in 2004, with an aggregate benefit amount of $4.0 million, compared to reported claims of 182 in 2003, with an aggregate benefit amount of $3.6 million. The increase in the short-term disability and term life loss ratios was partially offset by a decrease in the long-term disability loss ratio. Reported long-term disability claims increased from 65 in 2003 to 84 in 2004, however, the loss ratio was impacted by the release of prior year reserves totaling $363,000 related to potential claim litigation that did not materialize. Excluding the impact of the prior year reserve release, the 2004 long-term disability loss ratio would have been 82.7%

General insurance expenses totaled $7.6 million for the year ended December 31, 2004, an increase of $704,000, or 10.3%, from $6.9 million for the year ended December 31, 2003. The increase in general insurance expenses is consistent with the corresponding increase in net premiums earned, and the expense ratio remained consistent at 34.8% and 34.6% in 2004 and 2003, respectively.

Commissions and related expenses totaled $5.9 million for the year ended December 31, 2004, an increase of $474,000, or 8.7%, from $5.4 million for the year ended December 31, 2003.

The increase was primarily attributable to an increase in net premiums earned, as commissions and related expenses as a percent of net premiums earned remained consistent at 15.3% in both 2004 and 2003.

Income tax expense totaled $915,000 for the year ended December 31, 2004, a decrease of $174,000, or 16.0%, from $1.1 million for the year ended December 31, 2003. The effective tax rate was 35.3% in 2004, compared to 33.5% in 2003, which was primarily attributable to non-taxable income in 2003.

Year Ended December 31, 2003 compared to Year Ended December 31, 2002. Net income in the group benefits segment totaled $2.2 million for the year ended December 31, 2003, a decrease of $1.4 million, or 39.0%, from $3.5 million for the year ended December 31, 2002. The decrease in net income was primarily attributable to an increase in the loss ratio from 68.2% in 2002 to 69.0% in 2003 and an increase in the expense ratio from 29.7% in 2002 to 34.6% in 2003.

Net premiums earned totaled $35.6 million for the year ended December 31, 2003, an increase of $5.4 million, or 17.8%, from $30.2 million for the year ended December 31, 2002. The increase was primarily attributable to the dental line, which increased $5.3 million from 2002 to 2003. The increase in dental premiums was impacted by new business and renewal rate increases of 13.8% and 11.6%, respectively, and strong sales in the last six months of 2002 and the first six months of 2003.

Claims incurred totaled $24.6 million for the year ended December 31, 2003, an increase of $3.9 million, or 19.0%, from $20.6 million for the year ended December 31, 2002. The increase was primarily attributable to the increase in net premiums earned as well as an increase in the loss ratio from 68.2% to 69.0% in 2002 and 2003, respectively. Loss ratios for the years ended December 31, 2003 and 2002, by line of business, were as follows:

	Years Ended December 31,
Line	2003	2002
Dental	71.6%	66.9%
Short-term disability	67.4%	68.6%
Long-term disability	71.9%	70.2%
Term life	59.2%	70.9%
Weighted average of all lines	69.0%	68.2%

The dental loss ratio increased to 71.6% in 2003 due to an increase in claim frequency and higher than anticipated costs per claim. Claim costs increased 7.2% from 2002 to 2003, while claim frequency increased 2.5% over the same period. The long-term disability loss ratio increased from 70.2% to 71.9%. The 2002 loss ratio was positively impacted by the release of prior year reserves totaling $590,000 related to claim litigation matters that were resolved or that did not materialize. Excluding the effects of the prior year reserve release, the 2002 long-term disability loss ratio would have been 97.2%, compared to the 2003 loss ratio of 71.9%. The decrease in the loss ratio from 2002 to 2003 primarily reflects a decrease in reported claims, from 88 in 2002 to 65 in 2003. The decrease in the term life loss ratio was primarily attributable to a lower than average volume of reported claims in 2003, combined with a lower average payout per reported claim. Reported life insurance claims totaled 182, with an aggregate benefit amount of $3.6 million in 2003, compared to 201 reported life insurance claims, with an aggregate benefit amount of $4.5 million in 2002.

General insurance expenses totaled $6.9 million for the year ended December 31, 2003, an increase of $2.6 million, or 62.2%, from $4.2 million for the year ended December 31, 2002. The increase in general insurance expenses was primarily attributable to the increase in net premiums earned and the reallocation of operating expenses from the group medical business to the group benefits business.

Commissions and related expenses totaled $5.4 million for the year ended December 31, 2003, an increase of $698,000, or 14.7%, from $4.7 million for the year ended December 31, 2002. The increase was primarily attributable to increases in net premiums earned, as commissions and related expenses as a percent of net premiums earned remained relatively consistent at 15.3% in 2003 and 15.7% in 2002.

Income tax expense totaled $1.1 million for the year ended December 31, 2003, an increase of $364,000, or 50.2%, from $725,000 for the year ended December 31, 2002. The effective tax rate increased from 17.0% in 2002 to 33.5% in 2003, which primarily reflected a permanent difference for potential tax liabilities related to prior tax years that was recorded in 2002.

General Agency Segment

Historically, through its affiliate, IBSi, Educators provided insurance agency and marketing services to group benefits and medical insurance carriers. On October 31, 2005, Educators sold IBSi to two IBSi employees and an outside investor. After October 31, 2005, IBSi’s results will no longer be included in Educators’ consolidated financial statements. You should read “Business of Educators – General Agency Segment (IBSi)” for a more detailed description of the sale of IBSi.

The following table sets forth the historical results of operations relating to IBSi, which was Educators’ general agency operation:

	Nine Months Ended September 30,		Years Ended December 31,
	2005	2004	2004	2003	2002
	(in thousands)
Revenue:
Sales and marketing fees	$1,959	$1,676	$2,230	$2,126	$2,476
Net investment income	110	40	62	59	105

Total revenues	2,069	1,716	2,292	2,185	2,581
Expenses:
Operating expenses	2,001	2,498	3,323	4,278	5,561
Non-recurring impairment charges	—	—	81	925	—

Total expenses	2,001	2,498	3,404	5,203	5,561

Income (loss) before income taxes	68	(782)	(1,112)	(3,018)	(2,980)
Income tax expense (benefit)	44	(263)	(369)	(1,022)	(1,008)

Net income (loss)	$24	$(519)	$(743)	$(1,996)	$(1,972)

Nine Months Ended September 30, 2005 compared to Nine Months Ended September 30, 2004. IBSi’s net income totaled $24,000 for the nine months ended September 30, 2005, an improvement of $543,000, when compared to the net loss of $519,000 for the nine months ended September 30, 2004. The improved operating results primarily reflect an increase in sales and marketing fees and a reduction in operating expenses.

Revenue totaled $2.0 million for the nine months ended September 30, 2005, an increase of $353,000, or 20.6%, when compared to revenue of $1.7 million for the nine months ended September 30, 2004. Sales and marketing fee revenue related to non-EML business increased $179,000, reflecting an increase in the premium managed by IBSi. Premium managed by IBSi increased $5.3 million, from $27.6 million through the nine months ended September 30, 2004 to $32.9 million through the nine months ended September 30, 2005. Net investment income increased $70,000, from $40,000 in 2004 to $110,000 in 2005, primarily reflecting an increase in short-term interest rates.

Operating expenses totaled $2.0 million for the nine months ended September 30, 2005, a decrease of $497,000, or 19.9%, when compared to expenses of $2.5 million for the nine months ended September 30, 2004. The decrease in operating expenses primarily reflects a reduction in IBSi’s workforce, which resulted in a decrease in salaries and related expenses from $1.4 million in 2004 to $1.0 million in 2005.

The effective tax rate was 64.7% for the nine months ended September 30, 2005, compared to an effective tax rate of 33.6% for the nine months ended September 30, 2004. The increase in the effective tax rate primarily reflects a tax return adjustment related to the 2004 tax year totaling $17,000.

Year Ended December 31, 2004 compared to Year Ended December 31, 2003. IBSi’s net loss totaled $743,000 for the year ended December 31, 2004, an improvement of $1.3 million, or 62.8%, from a net loss of $2.0 million for the year ended December 31, 2003. Although sales and marketing fees were relatively flat from 2003 to 2004, operating expenses decreased $1.0 million as a result of staff reductions. In addition, non-recurring impairment charges related to certain software reduced net income by $611,000 in 2003.

Year Ended December 31, 2003 compared to Year Ended December 31, 2002. IBSi’s net loss totaled $2.0 million for the year ended December 31, 2003, consistent with the net loss incurred for the year ended December 31, 2002. Sales and marketing fees decreased $350,000, which was primarily attributable to a $1.0 million decrease in fees earned on Educators’ business, offset by a $661,000 increase in fees earned on third-party carrier business. The decrease in fees earned on Educators’ business reflected decreasing premium volume stemming from Educators’ exit from the group medical business. Operating expenses decreased $1.3 million from 2002 to 2003, primarily as a result of staff reductions.

Financial Position

September 30, 2005 compared to December 31, 2004. Consolidated assets totaled $111.3 million at September 30, 2005, compared to $111.7 million at December 31, 2004. Cash and cash equivalents decreased $3.0 million, primarily related to the payment of transaction-related expenses, offset by an increase in reinsurance recoverables totaling $723,000, an increase in deferred income taxes totaling $581,000, and capitalized transaction-related expenses totaling $1.2 million, which are included in other assets. The increase in the reinsurance recoverable is directly related to the increase in unpaid claims and claim adjustment expenses. The increase in deferred income taxes primarily reflects the decrease in the unrealized gains on investments, totaling $2.0 million (gross of tax), for the nine months ended September 30, 2005.

Consolidated liabilities totaled $50.6 million at September 30, 2005, compared to $49.2 million at December 31, 2004. The increase primarily reflects an increase in unpaid claims and claim adjustment expenses totaling $690,000 and an increase in accounts payable and accrued expenses of $623,000. The increase in unpaid claims and claim adjustment expenses primarily reflects an increase in both LTD and premium waiver reserves. The increase in accounts payable and accrued expenses primarily relates to transaction-related expenses incurred but unpaid at September 30, 2005 totaling $171,000 and a charge for one-time termination benefits related to officer agreements totaling $514,000.

Consolidated equity totaled $60.7 million at September 30, 2005, compared to $62.5 million at December 31, 2004. The decrease reflects the net loss of $502,000 for the nine months ended September 30, 2005, as well as temporary unrealized losses in our fixed income portfolio totaling $1.3 million, net of tax.

December 31, 2004 compared to December 31, 2003. Consolidated assets totaled $111.7 million at December 31, 2004, compared to $113.9 million at December 31, 2003. The decrease was primarily attributable to depreciation of property and equipment totaling $529,000 and a $1.0 million decrease in the reinsurance recoverable. The decrease in the reinsurance recoverable balance was consistent with the decrease in reserves over the same period.

Consolidated liabilities totaled $49.1 million at December 31, 2004, compared to $51.5 million at December 31, 2003. The decrease was primarily attributable to lower reserves of $2.6 million, as the group medical business run-off was substantially completed by December 31, 2004.

Consolidated equity totaled $62.5 million at December 31, 2004, compared to $62.4 million at December 31, 2003. Net income totaling $1.8 million was primarily offset by a decrease in the unrealized gains in Educators’ investment portfolio totaling $1.6 million, net of tax.

Liquidity and Capital Resources

Educators’ principal sources of cash include premiums, investment income, and proceeds from the sale and maturities of investments. Prior to the sale of IBSi, sales and marketing fees were also a source of cash. Principal uses of cash include claim payments, commissions, and general insurance and other expenses.

Educators’ fixed income investment portfolio is structured so that investments mature periodically over time in reasonable relation to current expectations of future claim payments. As of September 30, 2005, the effective duration of Educators’ fixed income portfolio was approximately 2.4 years. Currently, claim payments and operating expenses are made from operating cash flows and income from investments. Educators does not anticipate having to sell securities in its investment portfolio to fund claims or operating expenses. In the event the sale of securities becomes necessary, Educators may incur loses on those sales, which would adversely affect its results of operations and could reduce net investment income.

Educators maintains an unsecured line of credit agreement with a commercial bank in the amount of $5.0 million. Educators has not had to borrow from the line of credit in the past and does not expect any borrowings in the foreseeable future; however, if circumstances were to change and Educators had to borrow from the line of credit to fund claims or operating expenses, Educators’ results of operations would be reduced by any related interest expense.

Cash flows for the nine months ended September 30, 2005 and 2004 and for the years ended December 31, 2004, 2003 and 2002 were as follows:

	Nine Months Ended September 30,		Years Ended December 31,
	2005	2004	2004	2003	2002
	(in thousands)
Cash flows from operating activities	$(1,256)	$1,122	$1,175	$(7,384)	$(8,189)
Cash flows from investing activities	(1,776)	563	(7,078)	10,996	11,373
Cash flows from financing activities	—	—	—	—	—

Net increase (decrease) in cash and cash equivalents	$(3,032)	$1,685	$(5,903)	$3,612	$3,184

Nine Months Ended September 30, 2005 compared to Nine Months Ended September 30, 2004. Cash flows from operating activities decreased $2.4 million, from $1.1 million in 2004 to $(1.3) million in 2005, primarily reflecting transaction-related payments of $1.9 million and an increase in claim payments totaling $358,000.

Cash flows from investing activities decreased $2.3 million, from $563,000 in 2004 to $(1.8) million in 2005, primarily reflecting a decrease in proceeds from sales and maturities of fixed income securities totaling $1.2 million and $4.8 million, respectively, offset by a decrease in investment purchases of $3.6 million.

Year Ended December 31, 2004 compared to Year Ended December 31, 2003. Cash flows from operating activities increased $8.6 million to $1.2 million in the year ended December 31, 2004, from $(7.4) million in December 31, 2003. The increase was primarily attributable to lower claim payments related to the group medical run-off, which totaled approximately $105,000 in 2004 compared to approximately $10.9 million in 2003, funding of Educators’ defined benefit plan totaling $535,000 in 2004 compared to $850,000 in 2003, and net federal income tax payments totaling $278,000 in 2004 compared to $552,000 in 2003. Net tax payments in 2003 included a $609,000 payment to settle audit adjustments related to an Internal Revenue Service audit of Educators’ 1997 federal income tax return.

In the year ended December 31, 2004, cash flows from investing activities decreased $18.1 million from $11.0 million in the year ended December 31, 2003, to $(7.1) million in December 31, 2004. The decrease was primarily attributable to Educators’ investment of excess cash held in money market funds for anticipated claim payouts related to the group medical business run-off. As the run-off was substantially complete in late 2004, approximately $9.5 million in cash was invested in securities with an average book yield of 3.18% and an average life of approximately two years. The investment of the excess cash was intended to increase the overall yield on cash and cash equivalents while maintaining a relatively short position. In addition, Educators invested $2.0 million in a hedge fund with the intent to further diversify and improve the overall return on the portfolio.

Year Ended December 31, 2003 compared to Year Ended December 31, 2002. Cash flows from operating activities increased $805,000 in the year ended December 31, 2003 to $(7.4) million, from $(8.2) million in December 31, 2002. The increase was primarily attributable to higher sales and marketing fee collections from external carriers at IBSi from $230,000 in 2002 to $654,000 in 2003, and lower cash expenditures related to staff reductions as a result of Educators’ exit from the group medical business. Cash expenditures related to operating expenses totaled $13.8 million in 2003 compared to $18.8 million in 2002. Offsetting these increases in cash flows were net cash outflows from the group medical business run-off. Cash collected from premiums decreased approximately $52.1 million, while cash paid to settle claims decreased only $46.6 million.

Cash flows from investing activities decreased $377,000, from $11.4 million in the year ended December 31, 2002, to $11.0 million in the year ended December 31, 2003. This decrease was primarily attributable to a larger amount of investment securities maturing in 2002 compared to 2003.

Other Commitments

There are no minimum contributions required under Educators’ defined benefit pension plan for 2005. Educators contributed $450,000 to the defined benefit pension plan for the year ending December 31, 2005.

On May 18, 2005, the board of directors of Educators resolved to freeze its defined benefit pension plan, effective as of December 31, 2005. While the freezing of the defined benefit pension plan will not result in any additional cost for future employee service being incurred by the plan, there is no guarantee that the plan’s invested assets at December 31, 2005 will be sufficient to cover the existing obligations of the plan. In the event the plan’s invested assets are not sufficient to cover the plan’s liabilities, Educators will be required to make additional contributions to the plan. Educators does not anticipate having to make a minimum contribution to the plan in 2006; however, the calculation of Educators’ funding requirements for 2006 have not yet been completed.

As of September 30, 2005, Educators did not have any commitments or guarantees that would require significant cash outlays in the foreseeable future, and its management has no plans for significant capital expenditures.

Off-Balance Sheet Arrangements

Educators has no off-balance sheet arrangements that have or are reasonably likely to have a current or, as of September 30, 2005, future effect on Educators’ financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

Quantitative and Qualitative Disclosures About Market Risk

Market risk is the potential economic loss principally arising from adverse changes in the fair value of financial instruments. The major components of market risk affecting Educators are credit risk and interest rate risk.

Credit Risk. Credit risk is the potential economic loss principally arising from adverse changes in the financial condition of a specific debt issuer. Educators manages this risk by investing primarily in high quality fixed income securities. As of December 31, 2004, Educators’ fixed income portfolio, excluding convertible securities, had an average credit quality of “A+,” while the convertible portfolio had an average credit rating of “BBB.” Educators independently, and through its outside investment manager, monitors the financial condition of all of the issuers of fixed income securities in its portfolio. To limit its exposure to risk, Educators employs stringent diversification rules that limit the credit exposure to any single issuer or business sector.

Interest Rate Risk. As of December 31, 2004, Educators had fixed income securities with an estimated fair value of $71.9 million, which were subject to interest rate risk. Educators manages its exposure to interest rate risk through an asset/liability matching and capital management process. In the management of interest rate risk, the characteristics of duration, credit and variability of cash flows are critical elements. Interest rate risks are assessed regularly and balanced within the context of the liability and capital position of Educators.

The following table provides information about Educators’ fixed income securities (excluding convertible securities with an estimated fair value of $7.2 million) that are sensitive to changes in interest rates and shows the effect of hypothetical changes in interest rates as of December 31, 2004. The selected hypothetical changes do not indicate what would be the potential best or worst case scenarios.

Hypothetical Change in Interest Rates	Estimated Change in Fair Value	Fair Value	Hypothetical Percentage Increase (Decrease) in Equity
	(dollars in thousands)
200 basis point decrease	$4,092	$68,791	6.5%
100 basis point decrease	1,992	66,691	3.2%
50 basis point decrease	981	65,680	1.6%
No change	—	64,699	0.0%
50 basis point increase	(962)	63,737	-1.5%
100 basis point increase	(1,896)	62,803	-3.0%
200 basis point increase	(3,694)	61,005	-5.9%

Contractual Obligations

The maturities of Educators’ principal cash obligations, as of December 31, 2004, are estimated to be as follows:

		Payments due by period
Contractual Obligations	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
	(in thousands)
Operating lease obligations	$888	$254	$634	$—	$—
Reserves	43,400	10,303	8,962	7,090	17,045
Benefit plan liabilities	2,125	188	725	661	551

Total	$46,413	$10,745	$10,321	$7,751	$17,596

The reserves due by period in the table above are based upon the reserve estimates as of December 31, 2004, and actuarial estimates of expected payout patterns by line of business. As a result, Educators’ calculation of reserve payments due by period is subject to the same uncertainties associated with determining the level of reserves and the additional uncertainties arising from the difficulty of predicting when claims (including claims that have not yet been reported to Educators) will be paid. For a discussion of Educators’ reserving process, see “Business of Educators – Unpaid Claims, Claim Adjustment Expenses and Claims Payable.” Actual payments of claims incurred by period will vary, perhaps materially, from the above table to the extent that current estimates of accident and health and life reserves vary from actual ultimate claim amounts and as a result of variations between expected and actual payout patterns.

Impact of Inflation

Inflation rates may impact Educators’ financial condition and operating results in several ways. Fluctuations in rates of inflation influence interest rates, which in turn affect the market value of the investment portfolio and yields on new investments. The effects of changing interest rates would most heavily impact the long-term disability product line, where claim payments can extend out many years beyond the date of the initial claim. When a claim occurs, Educators sets aside reserves to cover anticipated future claim payments on the claim, and discounts the future claim payments based upon the prevailing interest rate. A change in interest rates could cause Educators to change its reserve levels on its active claims, which would impact financial results. The cost of lower interest rates is typically passed on to Educators’ policyholders through higher premium rates. This reflects the need to post higher reserve levels in times of lower interest rates.

Inflation also affects the portion of losses and loss reserves related to dental claim expenses. In the dental product line, inflation is constantly impacting Educators’ claim payments. Inflation in benefit levels in dental is the result of dental providers increasing their prices to keep pace with inflation. Educators typically experiences about 6% to 8% annual inflation in Educators’ claim levels due to provider price adjustments. Since the premium charged for this product is based solely on coverage level, and not volume, Educators consistently needs to update its premiums on these products in order to keep pace with the increase in cost of benefits. Educators analyzes the effect of inflation on its block of business on a semi-annual basis, and makes regular price trend increases on a quarterly basis.

Claim levels relative to price levels are not impacted by the effects of inflation in Educators’ short-term disability and life product lines. In life and short-term disability, wage inflation typically increases the in-force volume of benefits. Educators’ pricing, however, is tied to the volume of benefits, as premium levels actually rise along with inflationary increases in benefits. In addition, claims in these two product lines are settled shortly after the claim is incurred, so these lines are generally not affected by changing interest rates.

Recent Accounting Pronouncements

EITF 03-1

In March 2004, the Emerging Issues Task Force (“EITF”) reached a consensus regarding EITF 03-1, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments.” The consensus provides guidance for evaluating whether an investment is other-than-temporarily impaired. Educators has applied the disclosure provisions of EITF 03-1 to its consolidated financial statements. In September 2004, the Financial Accounting Standards Board (“FASB”) issued Staff Position (“FSP”) EITF 03-1-1, which delayed the effective date of the application of the recognition and measurement provisions of EITF 03-1. In the third quarter of 2005, the FASB decided not to provide additional guidance on the meaning of other-than-temporary impairment and directed its staff to finalize proposed FASB Staff Position (FSP) EITF 03-1-a, “Implementation Guidance for the Application of Paragraph 16 of EITF Issue No. 03-1.” The final FSP, retitled as FSP FAS 115-1, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments” will be finalized in the fourth quarter of 2005 and will be subject to adoption for reporting periods beginning after December 15, 2005. Educators does not believe that the adoption of this guidance will have a material impact on its financial condition or results of operations.

FASB Staff Position No. FAS 106-2

In May 2004, the FASB issued Staff Position No. FAS 106-2 (“FAS 106-2”), “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003” (the “Act”). FAS 106-2 provides guidance to sponsors of postretirement medical plans in accounting for, and disclosing, the effects of the Act on a plan’s accumulated postretirement benefit obligation (“APBO”) and net postretirement benefit cost (“NPBC”). The Act provides a federal subsidy for prescription drug benefits to those plans that meet an “actuarial equivalency” test, which compares a plan’s prescription drug benefit to the prescription drug benefits provided under Medicare Part D. FAS 106-2 is effective for non-public entities that sponsor a plan with less than 100 participants for fiscal years beginning after December 31, 2004. Management has concluded that the prescription drug benefit provided under Educators’ postretirement medical plan for the year ending December 31, 2005 meets the actuarial equivalency test under the Act, however, management has decided not to apply for the subsidy.

Management’s Discussion and Analysis of Financial Condition and Results of Operations of EHC

The following discussion of EHC’s financial condition and results of operations should be read in conjunction with the consolidated financial statements and accompanying notes thereto of EHC included elsewhere in this prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, constitutes forward-looking statements that involve risks and uncertainties. Please see “Forward-Looking Statements” and “Risk Factors” for more information. You should review “Risk Factors” for a discussion of important factors that could cause actual results to differ materially from the results described in, or implied by the forward-looking statements contained herein.

Overview

EHC provides a broad range of workers’ compensation products through Eastern Alliance and Allied Eastern, some of which are reinsured through an intercompany reinsurance agreement with Eastern Re. EHC provides claims administration and risk management services through Employers Alliance. Eastern Re also participates through quota share reinsurance agreements in programs covering underground storage tanks, non-hazardous waste haulers and sprinkler contractors, all of which are underwritten by a large primary insurer. Quota share reinsurance means reinsurance wherein the insurer cedes an agreed-upon fixed percentage of liabilities, premiums and losses for each policy covered and shares all premiums and losses accordingly with the reinsurer. EHC manages these operations through four business segments: workers’ compensation insurance, specialty reinsurance, segregated portfolio cell reinsurance, and corporate/third party administration.

In EHC’s workers’ compensation segment, it provides workers’ compensation insurance coverage to small and medium size businesses in rural and suburban Pennsylvania. EHC’s workers’ compensation products include guaranteed cost policies, loss sensitive dividend plans, large deductible policies, retrospectively-rated policies and alternative market policies. EHC markets its products primarily through a carefully selected network of 40 independent producers in Pennsylvania. For the years ended December 31, 2004, 2003, 2002, 2001 and 2000, the U.S. GAAP combined ratio of EHC’s domestic insurance companies, Eastern Alliance and Allied Eastern, were 92.9%, 110.7%, 95.4%, 93.6% and 106.2%, respectively. In June 2005, A.M. Best affirmed the “B++” (Very Good) rating of EHC’s domestic insurance companies. The outlook for the rating is positive.

In EHC’s specialty reinsurance segment, EHC assumes premiums from an unaffiliated insurance company related primarily to two programs. The first program provides coverage to underground storage tank owners for third party off-site bodily injury and property damage claims as well as clean-up coverage and first party on-site claims. The second program provides commercial automobile liability coverage for non-hazardous waste haulers. Eastern Re is not rated by A.M. Best.

In its segregated portfolio cell business segment, EHC offers alternative markets products for individual customers and trade associations whereby premiums from the workers’ compensation segment, in exchange for a ceding commission, are ceded 100% to the segregated portfolio cell reinsurance segment within Eastern Re. Through a dividend participation interest in Eastern Re, a segregated portfolio dividend participant may participate in loss experience and investment income. The workers’ compensation insurance, specialty reinsurance and corporate third party administration segments provide services to the segregated portfolio cell reinsurance segment. The fees paid by the segregated portfolio cell reinsurance segment for these services are included in the revenue of the segment providing the service. The segregated portfolio cell reinsurance segment records the fees associated with these services as ceding expense, which is included in its underwriting expenses. The difference between total revenue for the segregated portfolio cell reinsurance segment for each period and the sum of losses and loss adjustment expenses, underwriting expenses, policyholder dividend expenses and other expenses is accrued as a segregated portfolio dividend expense. As a result, the segregated portfolio cell reinsurance segment reports no net income.

In the corporate/third party administration segment, EHC provides claims adjusting and risk management services. EHC receives a fee but does not bear any underwriting risk for these services. Also in this segment, EHC owns a 10% interest in a segregated portfolio cell based in Bermuda that writes coverage for sprinkler contractors.

As of September 30, 2005, on a consolidated basis, EHC had total assets of $193.6 million and total shareholders’ equity of $52.1 million.

Marketplace Conditions and Trends

The property and casualty insurance industry is affected by recurring industry cycles known as “hard” and “soft” markets. Since EHC began operations in 1997 and continuing into 2001, EHC operated in a soft market cycle, which is generally considered an adverse industry cycle in the property and casualty insurance industry. A soft cycle is characterized by intense competition resulting in lower pricing and increased commissions paid to distribution sources in order to compete for business. EHC believes that a hard market began in 2001. A hard market, generally considered a beneficial industry trend, is characterized by reduced competition that results in higher pricing and lower commissions paid to acquire business. The hard market conditions significantly intensified after the September 11, 2001 terrorist attacks.

The shift in the property and casualty industry cycles to a hard market led to increased pricing in EHC workers’ compensation products as evidenced by compounded renewal rate increases of 13.9%, 17.6%, 14.4% and 7.8% for the years ended December 31, 2001, 2002, 2003 and 2004, respectively. These price increases had a favorable impact on EHC’s results of operations in its workers’ compensation products as reflected in our declining loss ratios. During the first nine months of 2005 pricing has remained stable in EHC’s target market. EHC does not believe that the accident period loss and loss adjustment expense ratio of 63.0% experienced by EHC during the first nine months of 2005 is sustainable in the workers’ compensation segment on a consistent basis.

Although 2001 signified the beginning of the hard market, it also was the beginning of an economic downturn. The economic downturn increased unemployment, which generally has a negative impact on workers’ compensation loss results. The two components of a workers’ compensation claim are medical and indemnity. The medical component of a claim is the amount paid to treat work-related injuries, while the indemnity portion of a claim is the amount of lost time wages that are paid to an employee as a result of work absenteeism related to an injury that was sustained while operating in the scope of employment. In a favorable economy, an employer may have a better chance of offering an injured worker modified duty, relieving the workers’ compensation insurer of some or all indemnity exposure. If an employer is unable to take an injured employee back to work or offer modified duty positions, the indemnity portion of the workers’

compensation claim will result in an increased expense to the insurer. In 2002, EHC began experiencing adverse development in its reserves for loss and loss adjustment expenses related to prior accident years because its estimates did not fully take into account difficulties in getting injured employees back to work due to the economic downturn. An accident year means the annual calendar accounting period in which loss events occurred, regardless of when the losses are actually reported, booked or paid. EHC began a large scale return to work campaign to educate employees, producers, insureds and others regarding the benefits of a return to work program. In 2003, the claims department of EHC began recording higher base case reserves to incorporate future potential return-to-work issues, which resulted in further adverse development. EHC experienced adverse development on prior accident year’s loss and loss adjustment expense estimates that resulted in charges to EHC’s income before taxes of $4.3 million in 2003 and $3.1 million in 2002 in its workers’ compensation insurance segment.

Principal Revenue and Expense Items

EHC derives its revenue primarily from premiums earned, including assumed premiums earned, net investment income and net realized gains (losses) from investments.

Gross and net premiums written. Gross premiums written is the sum of both direct premiums and assumed premiums before the effect of ceded reinsurance. Net premiums written is the difference between gross premiums written and premiums ceded or paid to reinsurers (ceded premiums written). In the specialty reinsurance segment, assumed premiums are premiums that are received from another company under a reinsurance agreement, which are reported to EHC directly from the broker on a quarterly basis, eliminating reporting delays regarding premiums. In the segregated portfolio cell reinsurance segment, assumed premiums are derived from insurance contracts written by Eastern Alliance and Allied Eastern and ceded to Eastern Re.

Premiums earned. Premiums earned are the earned portion of EHC’s net premiums written. Gross premiums written in the workers’ compensation segment include all premiums billed by an insurance company during a specified policy period. Premiums are earned over the term of the related policies. At the end of each accounting period, the portion of the premiums that are not yet earned are included in unearned premiums and are realized as revenue in subsequent periods over the remaining term of the policy. EHC’s policies typically have a term of twelve months. Thus, for example, for a policy that is written on July 1, 2005, one-half of the premiums would be earned in 2005 and the other half would be earned in 2006. Workers’ compensation premiums are determined based upon the payroll of the insured, the applicable premium rates and, where applicable, an experience based modification factor. An audit of the policyholders’ records is conducted after policy expiration, to make a final determination of applicable premiums. Included with premiums earned is an estimate for earned but unbilled final audit premiums. EHC can estimate earned but unbilled premiums because it keeps track, by policy, of how much additional premium is billed in final audit invoices as a percentage to estimate the probable additional amount that it has earned but not yet billed as of the balance sheet date.

Net investment income and realized gains and losses on investments. EHC invests its surplus and the funds supporting its insurance liabilities (including unearned premiums and unpaid loss and loss adjustment expenses) in cash, cash equivalents, common stock and fixed income securities. Investment income includes interest earned on invested assets. Realized gains and losses on invested assets are reported separately from net investment income. EHC recognizes realized gains when invested assets are sold for an amount greater than their cost or amortized cost (in the case of fixed maturity securities) and recognizes realized losses when investment securities are written down as a result of an other than temporary impairment or sold for an amount less than their amortized cost.

Other. There are other revenue items that EHC recognizes on a segmental basis that are eliminated in consolidation. Such items consist primarily of fees paid by the segregated portfolio cell reinsurance segment to other segments within the consolidated group. The segregated portfolio cell reinsurance segment recognizes an expense for such items (included as part of its ceding commission) and a corresponding revenue item is recognized by the segment providing the service. For segment reporting purposes, such revenue items primarily include fronting fees paid by the segregated portfolio cell reinsurance segment to Eastern Alliance and Allied Eastern, claims administration and risk management fees paid by the segregated portfolio cell reinsurance segment to Employers Alliance and “cell rental fees” paid by the segregated portfolio cell reinsurance segment to Eastern Re. For segment reporting purposes, such fees are recognized ratably over the period in which the service is provided, which generally corresponds to the earned portion of net premiums written for the underlying policies.

EHC’s expenses consist primarily of:

Loss and loss adjustment expenses. Loss and loss adjustment expenses represent the largest expense item and include: (1) claim payments made, (2) estimates for future claim payments and changes in those estimates for prior periods, and (3) costs associated with investigating, defending and adjusting claims.

Acquisition and other underwriting expenses. In the workers’ compensation segment, expenses incurred to underwrite risks are referred to as underwriting, acquisition and issuance expenses. Underwriting expenses consist of commission expenses, premium taxes and fees and other underwriting expenses incurred in acquiring, writing and administering EHC’s business and required payments to the Pennsylvania Security Fund. The security fund assesses insurers doing business in Pennsylvania for the purpose of providing funds to cover obligations to policyholders of insolvent insurance companies. In the specialty reinsurance and segregated portfolio cell reinsurance segments, underwriting, acquisition and insurance expenses consist of ceding commissions earned under the respective reinsurance agreements. Ceding commissions received by EAIG are netted against other underwriting expenses.

Other expenses. Other expenses consist of general administrative expenses such as salaries, rent, office supplies, depreciation and all other operating expenses not otherwise classified separately, and payments to bureaus and assessments of statistical agencies for policy service and administration items such as rating manuals, rating plans and experience data.

Interest expense. Included in other expenses is interest expense incurred relating primarily to EHC’s May 2003 offering of $8.0 million of junior subordinated debt.

Income taxes. EHC’s United States subsidiaries pay federal, state and local income taxes and other taxes. EHC and Eastern Re have received an undertaking from the Cayman Islands government exempting them from all local income, profits and capital gains taxes until April 15, 2017 and October 4, 2006, respectively.

Key Financial Measures

EHC evaluates its insurance operations by monitoring certain key measures of growth and profitability. EHC measures growth by monitoring changes in gross premiums written and net premiums written. EHC measures underwriting profitability by examining loss, underwriting expense and combined ratios. On a segmental basis, EHC measures a segment’s operating results by examining net income and return on average equity.

Loss ratio. The loss ratio is the ratio (expressed as a percentage) of loss and loss adjustment expenses incurred to premiums earned and measures the underwriting profitability of a company’s insurance business. EHC measures the loss ratio on an accident year and calendar year loss basis to measure underwriting profitability. An accident year loss ratio measures losses and loss adjustment expenses for insured events occurring in a particular year, regardless of when they are reported, as a percentage of premiums earned during that year. A calendar year loss ratio measures losses and loss adjustment expense for insured events occurring during a particular year and the change in loss reserves from prior accident years as a percentage of premiums earned during the calendar year.

Expense ratio. The expense ratio is the ratio (expressed as a percentage) equal to the sum of the acquisition and other underwriting expenses, other expenses and merger related expenses to net premiums earned, and measures EHC’s operational efficiency in producing, underwriting and administering its insurance business.

Combined ratio. Combined ratio is the sum of the loss ratio and the expense ratio and measures EHC’s overall underwriting profit. If the combined ratio is below 100%, EHC is making an underwriting profit. If EHC’s combined ratio is at or above 100%, it is not profitable without investment income and may not be profitable if investment income is insufficient.

Net premiums written to statutory surplus ratio. The net premiums written to statutory surplus ratio represents the ratio of net premiums written, after reinsurance assumed and ceded, to statutory surplus. This ratio measures EHC’s exposure to pricing errors in its current book of business. The higher the ratio, the greater the impact on surplus should pricing prove inadequate.

Net income and return on average equity. EHC uses net income to measure its profits and return on average equity to measure its effectiveness in utilizing shareholders’ equity to generate net income. In determining return on average equity for a given year, net income is divided by the average of the beginning and ending shareholders’ equity for that year.

Critical Accounting Policies and Estimates

The preparation of financial statements in accordance with U.S. GAAP requires both the use of estimates and judgment relative to the application of appropriate accounting policies. EHC is required to make estimates and assumptions in certain circumstances that affect amounts reported in the consolidated financial statements and related footnotes. EHC evaluates these estimates and assumptions on an on-going basis based on historical developments, market conditions, industry trends and other information that is believed to be reasonable under the circumstances. There can be no assurance that actual results will conform to the estimates and assumptions and that reported results of operation will not be materially adversely affected by the need to make accounting adjustments to reflect changes in these estimates and assumptions from time to time. EHC believes the following policies are the most sensitive to estimates and judgments.

Loss reserve estimation. The adequacy of loss reserve estimates are inherently uncertain because the ultimate amount that EHC may pay under many of the claims incurred as of the balance sheet date will not be known for many years. The impact of loss reserve developments on the results of operations in each of the three years ended December 31, 2004, is discussed in “Business of EHC – Loss Reserves.” EHC establishes reserves for unpaid losses and loss adjustment expenses, which are estimates of future payments of reported and unreported claims for losses and related expenses. Establishing reserves for property and casualty claims continues to be a complex and imprecise process, requiring the use of informed estimates and judgments. EHC’s estimates and judgments may be revised as additional experience and other data becomes available and are reviewed, as new or improved methodologies are developed, or as current laws change. Any such revisions could result in future changes in estimates of losses or reinsurance recoverables and would be reflected in EHC’s results of operations in the period in which the estimates are changed.

On a quarterly basis, EHC prepares actuarial analyses to assess the reasonableness of the recorded reserves for losses and loss adjustment expenses. These actuarial analyses incorporate various methodologies including paid loss development, incurred loss development and a combination of other actuarial methodologies that incorporate characteristics of incurred and paid methodologies combined with a review of EHC’s exposure base. The recorded amount in each accident year is then compared to the results of these methodologies with consideration being given to the age of the accident year. As accident years mature, the various methodologies generally produce consistent loss estimates. For more recent accident years, the methodologies produce results that are not as consistent. Accordingly, more emphasis is placed on supplementing the methodologies in more recent accident years with trends in exposure base, medical inflation, and general inflation, severity, and claim counts, among other things. Estimating the ultimate claims liability is necessarily a complex and judgmental process inasmuch as the amounts are based on management’s informed estimates and judgments using data currently available. As additional experience and data become available regarding claim payments and reporting patterns, legislative developments, regulatory trends on benefit levels for both medical and indemnity payments, and economic conditions, the estimates are revised accordingly. If ultimate losses, net of reinsurance, prove to differ substantially from the amounts recorded at September 30, 2005, the related adjustments could have a material adverse effect on EHC’s financial condition, results of operations or liquidity.

With respect to the specialty reinsurance segment, numerous internal and external factors will affect the ultimate settlements of future claims including, but not necessarily limited to: changes in the cost of environmental remediation, impacts of relevant federal or state legislation, changes in technology and the resulting impact on costs, and reliance on ceding companies to handle claims and remit proper loss information in a timely manner. Reserving for assumed reinsurance requires evaluating loss information received from the ceding company. Assumed reinsurance means insurance risks acquired from a ceding company. On a quarterly basis, Eastern Re receives a statement from the ceding company which includes loss settlement activity for the period with corresponding reserves as established by the ceding company. The claim information received from the ceding company is compiled into loss development triangles. Generally accepted actuarial methodologies, supplemented by judgment where appropriate, are used to develop the appropriate incurred but not reported (“IBNR”) reserves for Eastern Re. Each quarter EHC compares its actual reported losses for the quarter and cumulatively since the most recently completed reserve study to expected reported losses for the respective period, which may result in additional reserving actions. This information is used as a tool in the judgmental process by which management assesses the overall adequacy of the reserve for loss and loss adjustment expenses at Eastern Re. The evaluation of the reserve for unpaid losses and loss adjustment expenses related to EHC’s specialty reinsurance programs requires that loss development be estimated over an extended period of time. Because the primary insurer under this program changed in 1999 and the claims management philosophy of the two primary insurers differed, historical loss data for years prior to 1999 is not very useful. Therefore, reliance has been placed on industry loss development patterns, judgmentally adjusted to reflect considerations particular to the exposure. The reliance on external benchmarks, while necessary, creates an additional element of uncertainty.

Investments. Unrealized investment gains or losses on investments carried at fair value, net of applicable income taxes, are reflected directly in shareholders’ equity as a component of comprehensive income and, accordingly, have no effect on net income. When, in the opinion of management, a decline in the fair value of an investment below its cost or amortized cost is considered to be “other-than-temporary,” such investment is written-down to its fair value. The amount written-down is recorded in earnings as a realized loss on investments. Generally, the determination of other-than-temporary impairment includes, in addition to other relevant factors, a presumption that if the market value is below cost by a significant amount for a period of time, a write-down is necessary. Notwithstanding this presumption, the determination of other-than-temporary impairment requires judgment about future prospects for an investment and is therefore a matter of inherent uncertainty. In the nine months ended September 30, 2005 and 2004 and the years ended December 31, 2004, 2003 and 2002, EHC recorded the following pre-tax charges to earnings for declines in investment securities that were determined to be other than temporary (in thousands):

	Nine Months Ended September 30,		Year Ended December 31,
	2005	2004	2004	2003	2002
Fixed income securities	$234	$0	$92	0	$53
Equity securities	0	0	94	0	390

Total	$234	$0	$186	0	$443

Adverse investment market conditions, or poor operating results of underlying investments, could result in impairment charges in the future. EHC generally applies the following standards in determining whether the decline in fair value of an investment is other than temporary:

Equities. If an equity security has a market value below 80% of cost and remains below 80% of cost for more than three months, a review of the financial condition and prospects of the company is performed to determine if the decline in market value is other than temporary. A specific determination is made for any such security. Other equity securities in an unrealized loss position not meeting these quantitative thresholds are evaluated considering, among other things, the magnitude and reasons for the decline and the prospects for the fair value of the securities to recover in the near term. If the decline in market value is judged to be other than temporary, then the cost basis of the security is written down to realizable value and the amount of the write down accounted for as a realized loss. Realizable value is defined as the quoted market price of the security.

Fixed income securities. A fixed income security generally is written down if EHC is unable to hold or otherwise intends to sell a security with an unrealized loss, or if it is probable that it will be unable to collect all amounts due according to the contracted terms of a debt security not impaired at acquisition. A fixed maturity security review for collectibility is done if any of the following situations occur:

•	A review of the financial condition and prospects of the issuer indicates that the security should be evaluated;

•	Moody’s or Standard & Poor’s rate the security below investment grade; or

•	The security has a market value below 80% of amortized cost due to deterioration in credit quality.

Deferred policy acquisition costs. Certain direct policy acquisition costs consisting of commissions, premium taxes, fronting fees and certain other direct underwriting costs are deferred and amortized as the underlying policy premiums are earned. At September 30, 2005, and at December 31, 2004 and 2003, deferred policy acquisition costs and the related unearned premium reserves were as follows (in thousands):

	September 30,	December 31,
	2005	2004	2003
Workers’ compensation segment
Deferred policy acquisition costs	$864	$943	$1,026
Unearned premium reserves	$22,712	$16,392	$16,742
Specialty reinsurance segment
Deferred policy acquisition costs	$2,274	$2,078	$1,898
Unearned premium reserves	$7,336	$6,655	$5,929
Segregated portfolio cell reinsurance segment
Deferred policy acquisition costs	$3,488	$2,040	$1,429
Unearned premium reserves	$12,741	$7,526	$5,227

Deferred income taxes. The temporary differences between the tax and book bases of assets and liabilities are recorded as deferred income taxes. At September 30, 2005, and at December 31, 2004, and 2003, EHC recorded net deferred tax assets of $2.6 million, $2.2 million and $1.7 million, respectively, including deferred tax assets of $3.2 million, $3.1 million and $2.4 million, respectively, primarily attributable to the fact that the Internal Revenue Code requires property and casualty insurance companies to discount the tax deduction for loss reserves in a manner that is different than the discounting utilized by EHC for financial reporting purposes. Management expects that the net deferred tax asset is fully recoverable. If this assumption were to change, any amount of the net deferred tax asset that EHC could not expect to recover would be provided for as an allowance and would be reflected as an increase in income tax expense in the period in which it was established.

Reinsurance. Amounts recoverable from property and casualty reinsurers are estimated in a manner consistent with the claim liability associated with the reinsured policy. Amounts paid for reinsurance contracts are expensed over the contract period during which insured events are covered by the reinsurance contracts. Reinsurance balances recoverable on paid and unpaid loss and loss adjustment expenses are reported separately as assets, instead of being netted with the appropriate liabilities, because reinsurance does not relieve EHC of its legal liability to its policyholders. Reinsurance balances recoverable are subject to credit risk associated with the particular reinsurer. Additionally, the same uncertainties associated with estimating unpaid loss and loss adjustment expenses affect the estimates for the ceded portion of these liabilities. EHC continually monitors the financial condition of its reinsurers.

Results of Operations

The tables below summarize certain operating and key measures EHC uses to monitor and evaluate its operations.

Consolidated Results

The major components of consolidated operating revenues and net income are as follows (in thousands):

	Nine Months Ended September 30,		Years Ended December 31,
	2005	2004	2004	2003	2002
Operating revenues:
Net premiums written	$72,747	$63,536	$75,242	$62,430	$46,890
Net premiums earned	$61,107	$52,859	$72,846	$55,437	$39,541
Net investment income	3,232	2,141	3,081	2,195	1,371
Net realized investment gains (losses)	154	825	711	885	(468)
Equity in earnings of limited partnerships	10	27	71	62	(182)
Other revenues	484	478	635	737	876

Total operating revenues	$64,987	$56,330	$77,344	$59,316	$41,138

For the nine months ended September 30, 2005 and 2004. Consolidated operating revenues increased to $65.0 million for the nine months ended September 30, 2005, compared to $56.3 million for the same period in 2004, primarily reflecting higher net premiums earned and increased investment income offset by a decrease in net realized gains from $825,000 for the nine months ended September 30, 2004 to $154,000 for the same period in 2005. Other revenues consist of fee-based revenue for claims administration and risk management services offered through EHC’s corporate/third party administration segment to unrelated third parties.

For the years ended December 31, 2004, 2003 and 2002. Consolidated operating revenues increased to $77.3 million for the year ended December 31, 2004, compared to $59.3 million for the same period in 2003, primarily reflecting higher net premiums earned and increased investment income. Other revenues consist of fee-based revenue for claims administration and risk management services offered through EHC’s corporate/third party administration segment to unrelated third parties.

Consolidated operating revenues increased to $59.3 million for the year ended December 31, 2003, compared to $41.1 million for the same period in 2002, primarily reflecting higher net premiums earned and increased investment income. Furthermore, EHC recognized net realized gains of $885,000 for the year ended December 31, 2003, compared to net realized losses of $468,000 in 2002. The net realized gains were driven by the interest rate environment in 2003 and the sale of certain securities that were in an unrealized gain position. In 2002, EHC recognized other-than-temporary declines in the market value of EHC’s equity and fixed income portfolios of $390,000 and $53,000, respectively.

Components of net income (loss) are as follows (in thousands):

	Nine Months Ended September 30,		Years Ended December 31,
	2005	2004	2004	2003	2002
Workers’ compensation insurance	$8,528	$1,890	$3,896	$(462)	$1,332
Specialty reinsurance	3,432	2,967	3,333	3,400	997
Segregated portfolio cell reinsurance (1)	—	—	—	—	—
Corporate/third-party administration	(761)	(642)	(797)	(1,235)	(806)

Net income	$11,199	$4,215	$6,432	$1,703	$1,523

(1)	The workers’ compensation insurance, specialty reinsurance and corporate third party administration segments provide services to the segregated portfolio cell reinsurance segment. The fees paid by the segregated portfolio cell reinsurance segment for these services are included in the revenue of the segment providing the service. The segregated portfolio cell reinsurance segment records the fees associated with these services as ceding expense, which is included in its underwriting expenses. The difference between total revenue for the segregated portfolio cell reinsurance segment for each period and the sum of losses and loss adjustment expenses, underwriting expenses, policyholder dividend expenses and other expenses is accrued as a segregated portfolio dividend expense. As a result, the segregated portfolio cell reinsurance segment has no net income for any period presented in this table.

For the nine months ended September 30, 2005 and 2004. EHC recorded consolidated net income of $11.2 million for the nine months ended September 30, 2005, compared to consolidated net income of $4.2 million for the same period in 2004. The increase in consolidated net income is due to an increase in net income in the workers’ compensation insurance and specialty reinsurance segments partially offset by an increase in the net loss in the corporate/third-party administration segment. The net loss in the corporate/third-party administration segment increased from $642,000 for the nine months ended September 30, 2004 to $761,000 for the same period in 2005 primarily due to merger related expenses of $648,000 recognized in 2005 partially offset by an increase in third-party administration net income from $47,000 for the nine months ended September 30, 2004 to $185,000 for the nine months ended September 30, 2005 and an increase in EHC’s segregated portfolio dividend participation income for the segregated portfolio cells in which EHC is a dividend participant. EHC’s segregated portfolio dividend participation income was $430,000 for the nine months ended September 30, 2005 compared to $5,000 for the same period in 2004.

For the years ended December 31, 2004, 2003 and 2002. EHC recorded consolidated net income of $6.4 million for the year ended December 31, 2004, compared to consolidated net income of $1.7 million for the same period in 2003. The increase in consolidated net income is due to an increase in net income in the workers’ compensation insurance segment and a decrease in net loss in the corporate/third-party administration segment. The net loss in the corporate/third-party administration segment decreased from $1.2 million for the year ended December 31, 2003 to $797,000 for the same period in 2004 primarily due to an increase in EHC’s segregated portfolio dividend participation income for the segregated portfolio cells in which EHC is a dividend participant, partially offset by a decrease in other revenue from third-party administration services from $737,000 in 2003 to $635,000 in 2004. EHC’s segregated portfolio dividend participation income was $112,000 for the year ended December 31, 2004 compared to a segregated portfolio dividend participation loss of $305,000 for the same period in 2003.

EHC recorded consolidated net income of $1.7 million for the year ended December 31, 2003, compared to consolidated net income of $1.5 million for 2002. The increase in consolidated net income in 2003 compared to 2002 is due to an increase in net income in the specialty reinsurance segment, offset by a net loss in the workers’ compensation segment and an increase in net loss in the corporate/third-party administration segment. The net loss in the corporate/third-party administration segment increased from $806,000 for the year ended December 31, 2002 to $1.2 million for the same period in 2003 primarily due to a decrease in other revenue from third-party administration services from $876,000 in 2002 to $737,000 in 2003 and an increase in EHC’s segregated portfolio dividend participation loss from $70,000 for the year ended December 31, 2002 to $305,000 for the same period in 2003.

Workers’ Compensation Insurance

The workers’ compensation segment consists of the operating results of Eastern Alliance and Allied Eastern. Summarized financial results of the workers’ compensation segment are as follows (in thousands):

	Nine Months Ended September 30,		Years Ended December 31,
	2005	2004	2004	2003	2002
Revenue:
Direct premiums written	$68,519	$61,002	$69,525	$57,671	$43,096
Reinsurance premiums assumed	319	353	370	318	251
Ceded premiums written	31,609	28,360	30,997	22,447	15,809

Net premiums written	37,229	32,995	38,898	35,542	27,538
Change in unearned premiums	(6,320)	(4,136)	350	(4,325)	(3,902)

Net premiums earned	30,909	28,859	39,248	31,217	23,636
Net investment income	2,052	1,462	2,083	1,486	1,002
Net realized investment gains (losses)	333	705	673	889	(340)

Total revenue	$33,294	$31,026	$42,004	$33,592	$24,298

Expenses:
Loss and loss adjustment expenses	$15,473	$22,799	$30,221	$28,484	$18,268
Acquisition and other underwriting expenses	790	1,408	853	1,694	551
Other expenses	4,132	3,957	5,220	4,216	3,369
Policyholder dividend expense	176	237	174	169	362

Total expenses	20,571	$28,401	$36,468	$34,563	$22,550

Income (loss) before income taxes	12,723	2,625	5,536	(971)	1,748
Income taxes (benefit)	4,195	735	1,640	(509)	416

Net income (loss)	$8,528	$1,890	$3,896	$(462)	$1,332

Net Income

Net income for the nine months ended September 30, 2005 and 2004. Net income for the workers’ compensation segment increased to $8.5 million for the nine months ended September 30, 2005, compared to $1.9 million for the same period in 2004 as a result of a decrease in the accident period loss and loss adjustment expense ratio from 79.0% in 2004 to 63.0% in 2005, compounded renewal rate increases of 7.8% in 2004 contributing to the increase in 2005 earned premiums, favorable loss and loss adjustment expense reserve development recorded in 2005 on prior accident years in the amount of $4.0 million, and 11.0% year-over-year growth in alternative markets business writings contributing to increased fee based revenues. EHC does not believe that the favorable accident period loss and loss adjustment expense ratio of 63.0% experienced by EHC during the first nine months of 2005 is sustainable in the workers’ compensation business on a consistent basis, and if this ratio increases in future periods our net income may decline.

Net income for the years ended December 31, 2004, 2003 and 2002. Net income for the workers’ compensation business segment was $3.9 million for the year ended December 31, 2004, compared to a net loss of $462,000 for 2003. The increase in net income from 2003 to 2004 is a result of a decrease in the calendar year loss and loss adjustment expense ratio from 91.2% in 2003 to 77.0% in 2004, compounded renewal rate increases of 7.8% in 2004 and 14.4% in 2003 contributing to increases in earned premiums, 50.4% year-over-year growth in alternative markets business writings contributing to increased fronting fees, and the continued market acceptance of guaranteed cost policies versus policyholder dividend policies.

The workers’ compensation segment experienced a net loss of $462,000 for the year ended December 31, 2003, compared to net income of $1.3 million for 2002 as a result of an increase in the calendar year loss ratio from 77.3% in 2002 to 91.2% in 2003 and the recognition of ceding commission revenue of $636,000 on a formerly in-force reinsurance agreement in 2002 whereas there was no ceding commission revenue under the 2003 in-force reinsurance agreement. The higher reported loss ratio in 2003 was partially offset by compounded renewal rate increases of 14.4% in 2003 and 17.6% in 2002 contributing to increases in earned premiums, strong alternative markets business writings in 2003 contributing to increased fee based revenues, the continued market acceptance of guaranteed cost policies versus policyholder dividend policies, and net realized gains of $889,000 in 2003 compared to a net realized loss in 2002 of $340,000.

Premiums

Premiums for the nine months ended September 30, 2005 and 2004. Direct premiums written for the nine months ended September 30, 2005, were $68.5 million, compared to $61.0 million for 2004. The increase relates to a $2.7 million increase in alternative markets production in 2005 compared to 2004, which is ceded 100% to the segregated portfolio cell reinsurance segment, and strong writings in traditional business in 2005 compared to 2004. Direct premiums written in alternative markets were $26.8 million for the nine months ended September 30, 2005, compared to $24.1 million for the same period in 2004, an increase of 11.0%. The increase in alternative markets direct premiums written during 2005 relates to growth in existing accounts.

Net premiums written for the nine months ended September 30, 2005, increased by $4.2 million to $37.2 million compared to $33.0 million for the nine months ended September 30, 2004. The increase in net premiums written of 12.8% solely reflects increases in traditional production, because alternative markets business is ceded 100% to the segregated portfolio cell reinsurance segment. Direct premiums written after cession of the alternative markets premiums to the segregated portfolio cell reinsurance segment were $41.7 million for the nine months ended September 30, 2005, compared to $36.9 million in 2004, an increase of 13.0%.

Premiums for the years ended December 31, 2004, 2003 and 2002. Direct premiums written for the year ended December 31, 2004, were $69.5 million, compared to $57.7 million for 2003. The majority of the increase relates to strong production in alternative markets programs in 2004, which is ceded 100% to the segregated portfolio cell reinsurance segment and renewal rate increases of 7.8% in 2004. Direct premiums written in alternative markets were $26.0 million for the year ended December 31, 2004, compared to $17.3 million for the same period in 2003, an increase of 50.3%. The majority of the increase in alternative markets direct premiums written during 2004 related to the addition of three new programs and growth in existing accounts.

Net premiums written for the year ended December 31, 2004, increased by $3.4 million to $38.9 million compared to $35.5 million for the year ended December 31, 2003. The increase in net premiums written of 9.6% reflected increases in traditional production, because alternative markets business was ceded 100% to the segregated portfolio cell reinsurance segment. Direct premiums written after cession of the alternative markets premiums to the segregated portfolio cell reinsurance segment were $43.5 million for the year ended December 31, 2004, compared to $40.4 million in 2003, an increase of 7.7%. The increase in net premiums written of 9.6% compared to direct premiums written after alternative market cessions of 7.7% was primarily due to more favorable terms with EHC’s unaffiliated reinsurers.

Direct premiums written for the year ended December 31, 2003, were $57.7 million, compared to $43.1 million for 2002. The majority of the increase relates to strong production in alternative markets programs, which is ceded 100% to the segregated portfolio cell reinsurance segment, and traditional business in 2003. Direct premiums written in alternative markets and traditional business were $17.3 million and $40.4 million, respectively, for the year ended December 31, 2003, which were increases of 41.8% and 30.7%, respectively, over the same period in the prior year. A significant portion of the traditional workers’ compensation direct premiums written increase relates to a $4.1 million new business program account written effective July 1, 2003, for a group of insureds in Lancaster County, Pennsylvania. Overall renewal rate increases were 14.4% in 2003, compared to 17.6% in 2002.

Net premiums written for the year ended December 31, 2003, increased by $8.0 million to $35.5 million, compared to $27.5 million for the year ended December 31, 2002. The increase in net premiums written of 29.1% reflects increases in traditional business production, because alternative markets business is ceded 100% to the segregated portfolio cell reinsurance segment.

Losses and Expenses

The workers’ compensation ratios and reserves for losses and loss adjustment expenses were as follows:

	Nine Months Ended September 30,		Years Ended December 31,
	2005	2004	2004	2003	2002
Loss and LAE ratio	50.1%	79.0%	77.0%	91.2%	77.3%
Expense ratio	15.9%	18.6%	15.5%	18.9%	16.6%
Policyholders’ dividend ratio	0.6%	0.8%	0.4%	0.5%	1.5%

Combined ratio	66.6%	98.4%	92.9%	110.6%	95.4%

Losses and expenses for the nine months ended September 30, 2005 and 2004. The accident period loss and loss adjustment expense ratio was 63.0% in 2005, compared to 79.0% in 2004. The calendar period loss and loss adjustment expense ratio was 50.1% in 2005, compared to 79.0% in 2004. The decrease in the calendar year loss and loss adjustment expense ratio from 2004 to 2005 relates to EHC recording favorable loss and loss adjustment expense reserve development in 2005 on prior accident years in the amount of $4.0 million and a decrease in the current accident period loss development factors used to estimate EHC’s loss and loss adjustment expenses in 2005 compared to 2004, the continued decrease in claim frequency, and a slight decrease in severity related claims in 2005. The favorable development on prior accident years and the decrease in current accident period loss development factors from 2004 to 2005 relates primarily to significant claim settlements during the first nine months of 2005 for amounts at, or less than, previously established case and IBNR reserves. IBNR reserves represent a reserve for future loss development on claims in excess of the reserves for open claims as well as reserves for estimated losses and LAE that have been incurred but not yet reported to the insurer. This decrease had the effect of lowering loss development factors as of September 30, 2005. EHC utilizes loss development factors in a variety of actuarial methodologies to estimate its reserves for losses and loss adjustment expense in the current accident period and to monitor its recorded ultimate loss and loss adjustment expenses in prior accident periods. For the nine months ended September 30, 2005, EHC closed 230, or 50.1%, of the 456 open lost time claims as of December 31, 2004. In the aggregate, the claims were closed at amounts lower than the provision established for claims incurred but not reported. There was no loss development recorded for the nine months ended September 30, 2004. Further contributing to the decrease in the current period actuarial indications was a decrease in claim frequency in 2005 compared to 2004. For accident year 2005, there were 216 open lost time claims as of September 30, 2005 compared to 2004 accident year open lost time claims of 295. Management of EHC believes that the realization of the benefits of its return-to-work controls implemented in 2003 coupled with an improved economy in its underwriting territories during 2004 and 2005 enabled it to record loss and adjustment expenses of less than the amount reserved for claim settlements. For the nine months ended September 30, 2005, there were two large claims that produced a net retention to EHC of $900,000 or 2.9 points of the 2005 loss ratio, compared to two similar claims in 2004 that produced a net combined retention of $800,000 or 2.8 points of the 2004 loss ratio.

Acquisition and other underwriting expenses decreased from $1.4 million in 2004 to $790,000 in 2005 primarily due to the Security Fund of Pennsylvania determining that there would not be an assessment in 2005, resulting in a reduction in the accrual for the Security Fund assessment in the amount of $695,000 and increases in fee-based revenue from alternative market direct written premiums from 2004 to 2005, slightly offset by increases in commissions and premium taxes/assessments related to the increase in direct written premiums during 2005. Fee based revenue from alternative markets direct written premiums is netted against underwriting expenses. Other expenses increased from $4.0 million in 2004 to $4.1 million in 2005, an increase of $100,000 or 2.5%. The decrease in the expense ratio to 15.9% in 2005 from 18.6% in 2004 reflects these expense movements and an increased earned premiums base of 7.1%.

Policyholder dividends incurred decreased $61,000 to $176,000 for the nine months ended September 30, 2005, compared to $237,000 for the same period in 2004. The decrease in policyholder dividends incurred from 2004 to 2005 relates to the incurrence of additional losses on dividend participating policies in 2005, decreasing the amount of dividend that is ultimately payable. Dividends represent payments to customers who purchased participating policies that produced favorable loss ratios. In 2005, 95.7% of all policies were written on a guaranteed cost basis, compared to 95.5% in 2004.

Losses and expenses for the years ended December 31, 2004, 2003 and 2002. The calendar year loss and loss adjustment expense ratio was 77.0% in 2004, compared to 91.2% in 2003. The decrease in the calendar year loss and loss adjustment expense ratio from 2003 to 2004 relates to adverse loss development on accident years 2002 and prior, recorded in 2003, in the amount of approximately $4.3 million compared to no adverse development in 2004, and a decrease in severity-related claims in 2004 compared to 2003. The adverse development in 2003 was the result of more difficult than anticipated return-to-work issues associated with injured workers attributable to the post September 11, 2001 economic downturn. As a result, in 2003 EHC began recording higher base case reserves to incorporate future potential return-to-work issues. For the year ended December 31, 2004, there were two large claims that produced a net combined retention to EHC of $800,000, compared to four similar claims in 2003 that produced a net combined retention of $1.5 million.

The calendar year loss and loss adjustment expense ratio increased to 91.2% in 2003, compared to 77.3% for the same period in 2002. The primary reason for the increase in the loss and loss adjustment expense ratio is due to the recording of adverse development in loss and loss adjustment expense of $4.3 million in 2003 compared to $3.1 million in 2002, the recording of higher base case reserves in 2003 to incorporate future potential return-to-work issues, and an increase in severity-related claims in 2003 compared to 2002. The adverse development in 2003 was the result of more difficult than anticipated return-to-work issues as described in the preceding paragraph. In 2003, EHC had four large claims that produced a net combined retention of $1.5 million, compared to 2002 severity-related claims that produced a net combined retention of $950,000.

Acquisition and other underwriting expenses decreased from $1.7 million in 2003 to $853,000 in 2004. This decrease was primarily due to the Security Fund of Pennsylvania determining that there would not be an assessment in 2004, resulting in a reduction in the accrual for the Security Fund assessment in the amount of $570,000 and growth in fronting fee revenue from alternative markets direct written premiums, which is netted against acquisition and other underwriting expenses, partially offset by increased producers’ commissions and premium taxes associated with increases in direct premiums written. Other expenses increased from $4.2 million in 2003 to $5.2 million in 2004, an increase of $1.0 million, or 23.8%. The primary reason for the increase is direct premiums written growth of 20.6%, which required increased staffing and the incurrence of other costs associated with production increases. The decrease in the expense ratio to 15.5% in 2004 from 18.9% in 2003 reflects these expense movements and an increased earned premiums base of 25.7%.

Policyholder dividends incurred increased $5,000 to $174,000 for the year ended December 31, 2004, compared to $169,000 for the same period in 2003. Dividends represent premiums returned to customers who purchased participating policies that produced favorable loss ratios. In 2004, 95.7% of all policies were written on a guaranteed cost basis, compared to 95.3% in 2003.

Acquisition and other underwriting expenses increased from $551,000 in 2002 to $1.7 million in 2003 primarily due to increases in commissions and premium taxes/assessments related to the increase in direct premiums written during 2003, the recognition of a $636,000 ceding commission on a three-year reinsurance agreement in 2002 that was no longer available in 2003 and the fact that EHC did not receive a 2002 Security Fund assessment, which further lowered 2002 expenses by approximately $270,000, offset by the increase in fee-based revenue from alternative market direct premiums written from 2002 to 2003. Other expenses increased from $3.4 million in 2003 to $4.2 million in 2004, an increase of $0.8 million, or 23.5%. The primary reason for the increase is direct premiums written growth of 33.8%, which required increased staffing and the incurrence of other internal costs associated with production increases. The increase in the expense ratio in 2003 to 18.9% compared to 16.6% in 2002 reflects these expense movements and an increased earned premiums base of 32.1%.

Policyholder dividends incurred decreased $193,000 to $169,000 for the year ended December 31, 2003, compared to $362,000 for 2002. The decrease in policyholder dividends incurred is due to the increase in the base case reserves as previously described that resulted in higher loss ratios on dividend policies, excluding some policies from dividend eligibility, and the fact that more policies were written on a guaranteed cost basis. In 2003, 95.3% of all policies were written on a guaranteed cost basis, compared to 85.2% for the same period in 2002.

Net Investment Income

Net investment income for the nine months ended September 30, 2005 and 2004. Net investment income increased for the nine months ended September 30, 2005, by $590,000 or 40.4%, to $2.1 million compared to $1.5 million for 2004. The primary reason for the increase was an increase in the size of the invested asset base due to positive cash flow resulting from increased net premiums written.

Net investment income for the years ended December 31, 2004, 2003 and 2002. Net investment income increased for the year ended December 31, 2004, by $597,000, or 40.2%, to $2.1 million compared to $1.5 million for 2003. Net investment income increased for the year ended December 31, 2003, by $484,000, or 48.3%, to $1.5 million compared to $1.0 million for the same period in 2002. The primary reason for each increase was an increase in the size of the investable asset base due to positive cash flow resulting from increased net premiums written.

Net Realized Gains

Net realized gains for the nine months ended September 30, 2005 and 2004. For the nine months ended September 30, 2005, and 2004, net realized gains were $333,000 and $705,000, respectively. The decrease in net realized gains were driven by the more favorable interest rate environment in the first half of 2004 and EHC’s ability to sell certain securities that were in an unrealized gain position.

Net realized gains for the years ended December 31, 2004, 2003 and 2002. For the years ended December 31, 2004, and 2003, net realized gains were $673,000 and $889,000, respectively. For the year ended December 31, 2002, net realized losses were $340,000. The net realized gains were driven by the interest rate environment in 2004 and 2003 and EHC’s ability to sell certain securities that were in an unrealized gain position. In 2004 and 2002, EHC recognized other-than-temporary declines in the market value of its investment portfolios in its workers’ compensation insurance segment of $105,000 and $331,000, respectively.

Tax Expense

Tax expense for the nine months ended September 30, 2005 and 2004. The increase in income tax expense from $735,000 at September 30, 2004, to $4.2 million at September 30, 2005, was primarily due to the increase in pre-tax income. The effective tax rate for the nine months ended September 30, 2005 was 33.0%. The primary difference between the statutory tax rate of 34% and the effective tax rate relates to tax exempt income from EHC’s municipal fixed income portfolio.

Tax expense for the years ended December 31, 2004, 2003 and 2002. The increase in income tax expense from a $509,000 tax benefit at December 31, 2003, to a $1.6 million tax expense at December 31, 2004, was primarily due to the increase in pre-tax income. The effective tax rate for the year ended December 31, 2004 was 29.6%. The primary difference between the statutory tax rate of 34.0% and the effective tax rate relates to tax exempt income from EHC’s municipal fixed income portfolio. The decrease in income tax expense from $416,000 at December 31, 2002, to a $509,000 benefit at December 31, 2003, is primarily due to the pre-tax income position in 2002 compared to a pre-tax loss position in 2003.

Specialty Reinsurance

The specialty reinsurance business segment consists primarily of the core operating results of Eastern Re. Summarized financial results of the specialty reinsurance segment are as follows (in thousands):

	Nine Months Ended September 30,		Years Ended December 31,
	2005	2004	2004	2003	2002
Revenue:
Reinsurance premiums assumed	$11,714	$9,167	$13,263	$11,471	$8,431
Change in unearned premiums	(680)	(55)	(727)	(1,464)	(1,030)

Net premiums earned	$11,034	$9,112	$12,536	$10,007	$7,401
Net investment income	695	384	530	406	303
Net realized investment gains (losses)	(190)	120	36	106	(10)
Equity in earning (losses) of limited partnerships	10	27	71	62	(182)
Other revenue	770	571	631	484	418

Total revenue	$12,319	$10,214	$13,804	$11,065	$7,930

Expenses:
Loss and loss adjustment expenses	$5,050	$3,942	$6,042	$4,017	$4,127
Acquisition and other underwriting expenses	3,435	2,902	3,984	3,242	2,404
Other expenses	402	403	445	406	402

Total expenses	$8,887	$7,247	$10,471	$7,665	$6,933

Net income	$3,432	$2,967	$3,333	$3,400	$997

Net Income

Net income for the nine months ended September 30, 2005 and 2004. Net income for the specialty reinsurance segment increased to $3.4 million for the nine months ended September 30, 2005, compared to $3.0 million for 2004 due to an increase in earned premiums of 21.1%, an increase in investment income of $311,000 or 81.0% partially offset by an increase in the calendar year loss and loss adjustment expense ratio in 2005 compared to 2004.

Net income for the years ended December 31, 2004, 2003 and 2002. The specialty reinsurance segment’s net income remained consistent at $3.3 million for the year ended December 31, 2004 compared to $3.4 million for the same period in 2003. Increases in earned premiums of 25.3%, in investment income of 30.5% and in fee based revenue from alternative markets fronting programs (included as “other revenue”), were offset by an increase in loss and loss adjustment expense in 2004 compared to 2003.

Net income for the specialty reinsurance segment increased to $3.4 million for the year ended December 31, 2003, compared to $997,000 for 2002 due to an increase in earned premiums of 35.2%, an increase in investment income of 34.0%, increases in fee based revenue from alternative market programs and a decrease in the calendar year loss and loss adjustment expenses in 2003 compared to 2002.

Premiums

Reinsurance premiums assumed are generated in the specialty reinsurance business segment by Eastern Re’s participation in quota share reinsurance agreements with a large primary insurer, pursuant to which the specialty reinsurance segment assumes premiums from such insurer in an amount equal to Eastern Re’s quota share participation percentage. The two programs in the specialty reinsurance segment under participation with such insurer are EnviroGuard and a non-hazardous waste service liability product. AmPro is the managing general agency that handles the production, underwriting, policy administration and claims of these programs. Lawrence W. Bitner, a director of Eastern Holdings and EHC, manages this program business for AmPro. The EnviroGuard program provides coverage to underground storage tank owners, as required by the Environmental Protection Agency, for third-party off-site bodily injury and property damage claims as well as clean-up coverage and first party on-site claims. Both AmPro and the primary insurer produce premiums for the EnviroGuard program. The second program is sponsored by the Environmental Industry Association (“EIA”), and offers an automobile liability program for companies engaged in non-hazardous waste service activity. AmPro produces all of the premiums for this program. Eastern Re’s participation percentages under the quota share reinsurance agreements with such insurer were as follows:

	Nine Months Ended September 30,			Years Ended December 31,
	2005	2004		2004		2003		2002
EnviroGuard	25%	30%/25%	(1)	30%/25%	(1)	30%		30%
EIA liability	25%	20%/25%	(1)	20%/25%	(1)	10%/20%	(2)	10%

(1)	Effective July 1, 2004, Eastern Re’s participation percentages under the quota share reinsurance agreement for EnviroGuard was reduced from 30% to 25% and was increased from 20% to 25% for the EIA liability products.

(2)	Effective July 1, 2003, the EIA liability quota share participation was increased from 10% to 20%.

The quota share percentages result from negotiations with the primary insurer for each contract year.

Reinsurance premiums assumed by line of business were as follows (in thousands):

	Nine Months Ended September 30,		Years Ended December 31,
	2005	2004	2004	2003	2002
EnviroGuard	$8,223	$6,431	$9,404	$8,210	$6,853
EIA liability	3,491	2,736	3,859	3,261	1,578
Total gross written premiums	$11,714	$9,167	$13,263	$11,471	$8,431

Premiums for the nine months ended September 30, 2005 and 2004. Reinsurance premiums assumed increased to $11.7 million for the nine months ended September 30, 2005, compared to $9.2 million for the nine months ended September 30, 2004. Strong cessions in the underground storage tank product, partially offset by a decrease in the quota share percentage from 2004 to 2005 and an increase in the quota share participation percentage for the EIA liability product for the same period, contributed to the overall increase in gross production.

Premiums for the years ended December 31, 2004, 2003 and 2002. Reinsurance premiums assumed increased to $13.3 million for the year ended December 31, 2004, compared to $11.5 million for the year ended December 31, 2003. Strong writings in the underground storage tank product and an increase in the quota share participation percentage for the EIA liability product effective July 1, 2004, contributed to the overall increase in gross production, slightly offset by a reduction in the quota share percentage for the underground storage tank product effective July 1, 2004.

Reinsurance premiums assumed increased to $11.5 million for the year ended December 31, 2003, compared to $8.4 million for the year ended December 31, 2002. Strong writings in the underground storage tank product contributed to the overall increase in gross production together with an increase in EHC’s quota share percentage related to the EIA liability product effective July 1, 2003.

Losses and Expenses

EHC’s specialty reinsurance ratios were as follows:

	Nine Months Ended September 30,		Years Ended December 31,
	2005	2004	2004	2003	2002
Loss and LAE ratio	45.8%	43.3%	48.2%	40.1%	55.8%
Expense ratio	34.8%	36.3%	35.3%	36.5%	37.9%

Combined ratio	80.6%	79.6%	83.5%	76.6%	93.7%

Losses and expenses for the nine months ended September 30, 2005 and 2004. The calendar year loss and loss expense ratio increased to 45.8% in 2005, compared to 43.3% in 2004 primarily due to the unfavorable development in 2005 of a single prior accident year claim in the amount of $644,431, partially offset by more favorable accident period reported loss experience on the remaining claims in 2005 compared to 2004. The increase in the reserve for loss and loss adjustment expense on the single prior accident year claim was established by the primary insurer as a result of an unfavorable court decision in 2005 related to a petition filed by an insured.

As part of its quota share reinsurance agreement with the primary insurer, Eastern Re pays the primary insurer a ceding commission based on assumed premiums, which is included with acquisition and other underwriting expenses. For the nine months ended September 30, 2005, the ceding commission paid to the primary insurer was 30.5% compared to ceding commissions of 32.5% for the six months ended June 30, 2004 and 30.5% for the three months ended September 30, 2004. Other expenses of $402,000 and $403,000 were incurred for the nine months ended September 30, 2005 and 2004, respectively. Other expenses consist primarily of accounting, banking, management services and legal fees.

Losses and expenses for the years ended December 31, 2004, 2003 and 2002. The calendar year loss and loss expense ratio increased to 48.2% in 2004, compared to 40.1% in 2003 primarily due to adverse development of $765,000 in 2004 compared to $520,000 in 2003 and higher reported claims from the ceding company in 2004 compared to 2003. The unfavorable prior year development was the result of changes in estimates as losses emerged at a higher rate than had been originally anticipated when the reserves were estimated. The calendar year loss and loss expense ratio decreased to 40.1% in 2003, compared to 55.8% in 2002, primarily due to a decrease in adverse development from $1.8 million in 2002 to $520,000 in 2003. The unfavorable prior year development in 2002 was primarily related to a significant number of late reported claims by the ceding company.

As part of its quota share reinsurance agreement with the primary insurer, Eastern Re pays the primary insurer a ceding commission based on assumed premiums, which is included with acquisition and other underwriting expenses. For the years ended December 31, 2004, 2003 and 2002, the ceding commissions paid to the primary insurer ranged from 30.5% to 32.5%. Other expenses of $445,000 were incurred for the year ended December 31, 2004, compared to $406,000 for the same period in 2003. Other expenses for the year ended December 31, 2002 were $402,000. Other expenses consist primarily of accounting, banking, management services and legal fees.

Net Investment Income

Net investment income for the nine months ended September 30, 2005 and 2004. Net investment income was $695,000 for the nine months ended September 30, 2005, compared to $384,000 in 2004. The increase in investment income is due primarily to EHC securing an uncollateralized letter of credit facility in the third quarter of 2004 enabling it to provide letters of credit as required by the primary insurer without encumbering its invested assets. Prior to this arrangement, EHC was required to maintain the majority of its investments in low yielding cash equivalents to satisfy lien requirements of lending institutions compared to the high quality fixed income portfolio with a longer duration and higher yields that EHC holds after implementation of the facility. Also, increases in assumed premium produced favorable cash flow from operations, which increased the total assets invested.

Net investment income for the years ended December 31, 2004, 2003 and 2002. Net investment income was $530,000 for the year ended December 31, 2004, compared to $406,000 in 2003 and $303,000 in 2002. The increase in investment income in each period is due to an increase in the invested asset base due to positive cash flow resulting from increases in assumed premiums.

Segregated Portfolio Cell Reinsurance

Summarized financial results of the segregated portfolio cell reinsurance business segment are as follows (dollars in thousands).

	Nine Months Ended September 30,		Years Ended December 31,
	2005	2004	2004	2003	2002
Revenue:
Reinsurance premiums assumed	$26,804	$24,144	$26,021	$17,304	$12,193
Ceded premiums written	3,000	2,770	2,940	1,887	1,272

Net premiums written	23,804	21,374	23,081	15,417	10,921
Change in unearned premiums	(4,640)	(6,486)	(2,019)	(1,204)	(2,417)

Net premiums earned	19,164	14,888	21,062	14,213	8,504
Net investment income	347	141	241	128	52

Total revenue	$19,511	$15,029	$21,303	$14,341	$8,556

Expenses:
Loss and loss adjustment expenses	$12,390	$9,770	$13,548	$9,835	$5,110
Acquisition and other underwriting expenses	6,092	4,733	6,762	4,687	2,914
Other expenses	236	183	240	205	122
Dividend expense	14	(1)	(6)	(20)	51
Segregated portfolio dividend expense (1)	779	344	759	(366)	359

Total expenses	$19,511	$15,029	$21,303	$14,341	$8,556

Net income (1)	$0	$0	$0	$0	$0

(1)	The workers’ compensation insurance, specialty reinsurance and corporate third-party administration segments provide services to the segregated portfolio cell reinsurance segment. The fees paid by the segregated portfolio cell reinsurance segment for these services are included in the revenue of the segment providing the service. The segregated portfolio cell reinsurance segment records the fees associated with these services as ceding expense, which is included in its underwriting expenses. The difference between total revenue for the segregated portfolio cell reinsurance segment for each period and the sum of losses and loss adjustment expenses, underwriting expenses, policyholder dividend expenses and other expenses is accrued as a segregated portfolio dividend expense. As a result, the segregated portfolio cell reinsurance segment has no net income for any period presented in this table.

Premiums

Premiums for the nine months ended September 30, 2005 and 2004. Reinsurance premiums assumed for the nine months ended September 30, 2005, increased by $2.7 million to $26.8 million, compared to $24.1 million for 2004. The increase over the prior period was due to strong renewals on existing accounts. There were no new programs added in the first nine months of 2005.

Net premiums written for the nine months ended September 30,2005, increased by $2.4 million to $23.8 million, compared to $21.4 million for the nine months ended September 30, 2004. The increase in net premiums written of 11.2% was commensurate with the increases in reinsurance premiums assumed of 11.2%

Premiums for the years ended December 31, 2004, 3003 and 2002. Reinsurance premiums assumed for the year ended December 31, 2004, increased by $8.7 million to $26.0 million, compared to $17.3 million for 2003. The increase over the prior period was due to strong renewals on existing accounts and the addition of three new programs in 2004. Additionally, renewal rate increases of 6.1% contributed to the overall increase in reinsurance premiums assumed.

Net premiums written for the year ended December 31, 2004, increased by $7.7 million to $23.1 million, compared to $15.4 million for the year ended December 31, 2003. The increase in net premiums written of 49.7% was commensurate with the increase in reinsurance premiums assumed of 50.4%.

Reinsurance premiums assumed for the year ended December 31, 2003, increased by $5.1 million to $17.3 million, compared to $12.2 million for 2002. The increase over the prior period was due to strong renewal retention on existing accounts, organic new business growth, and the addition of one new program in 2003. Additionally, renewal rate increases of 10.7% contributed to the overall increase in reinsurance premiums assumed.

Net premiums written for the year ended December 31, 2003, increased by $4.5 million, to $15.4 million, compared to $10.9 million for the year ended December 31, 2002. The increase in net premiums written of 41.2% was commensurate with the increase in reinsurance premiums assumed of 41.9%.

Losses and Expenses

EHC’s segregated portfolio cell reinsurance segment underwriting ratios were as follows:

	Nine Months Ended September 30,		Years Ended December 31,
	2005	2004	2004	2003	2002
Loss and LAE ratio	64.7%	65.6%	64.3%	69.2%	60.1%
Expense ratio	33.1%	33.0%	33.2%	34.3%	36.3%

U.S. GAAP combined ratio (1)	97.8%	98.6%	97.5%	103.5%	96.4%

(1)	The sum of the loss and loss adjustment expense ratio and the expense ratio.

Losses and expenses for the nine months ended September 30, 2005 and 2004. The calendar year loss and loss adjustment expense ratio was 64.7% in 2005 compared to 65.6% in 2004. The calendar year loss ratio remained consistent from 2004 to 2005 primarily due to an increase in severity related claims in 2005 compared to 2004 offset by a decrease in the current accident period actuarial indications for reasons discussed in the workers’ compensation insurance segment. For the nine months ended September 30, 2005, there were two large claims that produced a net combined retention to EHC of $600,000, compared with no large claims for the same period in 2004.

Acquisition and other underwriting expenses increased from $4.7 million in 2004 to $6.1 million in 2005 primarily due to increases in assumed premiums written. Acquisition and other underwriting expenses consist of the ceding commissions due under the reinsurance agreements with Eastern Alliance and/or Allied Eastern. Other expenses consist primarily of accounting, banking and legal fees. The expense ratios of 33.1% and 33.0% for the nine months ended September 30, 2005 and 2004, respectively, are consistent with the contractual ceding commissions for those periods.

Segregated portfolio dividend expense was $779,000 and $344,000 for the nine months ended September 30, 2005 and 2004, respectively. The segregated portfolio dividend expense represents the change in accrual for the dividend that may be payable to the segregated portfolio dividend participants.

Losses and expenses for the years ended December 31, 2004, 2003 and 2002. The calendar year loss and loss adjustment expense ratio was 64.3% in 2004 compared to 69.2% in 2003. The decrease in the calendar year loss ratio from 2003 to 2004 primarily relates to a decrease in adverse development in 2004 versus 2003 of 35.6%. The unfavorable prior year development of $1.0 million and $1.6 million for the years ended December 31, 2004 and 2003, respectively, related to the segregated portfolio cell reinsurance business was the result of return-to-work issues with injured workers due to economic conditions and actual development exceeding expectations based on the industry development factors used in prior years. The unfavorable prior year development on the segregated portfolio cell reinsurance business is collateralized by letters of credit provided by the segregated portfolio cells’ dividend participants.

Acquisition and other underwriting expenses increased from $4.7 million in 2003 to $6.8 million in 2004 primarily due to increases in assumed premiums written. Acquisition and other underwriting expenses consist entirely of the ceding commissions due under the reinsurance agreements with Eastern Alliance and/or Allied Eastern. Other expenses consist primarily of accounting, banking, and legal fees. The expense ratios of 33.2% and 34.3% in 2004 and 2003, respectively, are consistent with the contractual ceding commissions for those periods.

The calendar year loss and loss adjustment expense ratio was 69.2% in 2003 compared to 60.1% in 2002. The increase in the calendar year loss ratio from 2002 to 2003 was indicative of the base case reserve strengthening noted in the workers’ compensation insurance segment above.

Total underwriting expenses increased from $2.9 million in 2002 to $4.7 million in 2003 primarily due to increases in assumed premiums written. The expense ratios of 34.3% and 36.3% are consistent with the contractual ceding commissions for those periods.

Segregated portfolio dividend expense increased from a negative $366,000 for the year ended December 31, 2003 to $759,000 for the same period in 2004. The segregated portfolio dividend expense represents the change in accrual for the dividend that may be payable to the segregated portfolio dividend participants. Accordingly, the negative $366,000 segregated portfolio dividend expense in 2003 was equal to the aggregate net loss for the segregated portfolio cell reinsurance segment for the year ended December 31, 2003 and the segregated portfolio dividend expense of $759,000 for 2004 was equal to the aggregate net income for the segregated portfolio cell reinsurance segment for the year ended December 31, 2004.

Segregated portfolio dividend expense decreased from $359,000 for the year ended December 31, 2002 to a negative $366,000 for the same period in 2003.

Corporate/Third-Party Administration

The corporate/third party administration segment includes the accounts of EHC, Eastern Services, Global Alliance, Employers Alliance and certain elimination entries required to reconcile the segment data to the consolidated statement of operations. In addition to claims administration and risk management services to the Eastern Alliance Insurance Group, the corporate/third-party administration segment participates in third-party contracts. Business generated by the workers’

compensation insurance and segregated portfolio cell reinsurance segments accounted for approximately 79.5% and 74.8%, respectively, of its total revenue for the nine months ended September 30, 2005 and 2004. Business generated by the workers’ compensation insurance and segregated portfolio cell reinsurance segments accounted for approximately 75.3% and 67.5%, respectively, of its total revenue for the years ended December 31, 2004 and 2003. The remaining third party administration business is included in “other revenue” in the consolidated statement of operations included herein.

Financial Position

As of September 30, 2005 and December 31, 2004. At September 30, 2005, total assets were $193.6 million compared with $153.6 million at December 31, 2004. The $40.0 million increase was primarily due to the increase in the cash and invested asset base of $22.8 million and an increase in premiums receivable of $9.5 million resulting from the strong premium growth in the workers’ compensation, specialty reinsurance, and segregated portfolio cell reinsurance segments.

At September 30, 2005, total liabilities were $141.5 million, compared with $111.9 million at December 31, 2004. The $29.6 million increase was primarily due to the growth in reserves for losses and loss adjustment expenses and unearned premiums. The reserve for unpaid losses and loss adjustment expenses was $74.6 million at September 30, 2005, compared with $63.1 million at December 31, 2004. The unearned premium reserves were $42.8 million at September 30, 2005, compared with $30.6 million at December 31, 2004. These increases were due to the premium growth experienced during 2005.

Total shareholders’ equity increased to $52.1 million at September 30, 2005, from $41.7 million as of December 31, 2004, an increase of $10.4 million or 24.9%. The increase in shareholders’ equity reflects net income of $11.2 million for the nine months ended September 30, 2005.

As of December 31, 2004 and December 31, 2003. At December 31, 2004, total assets were $153.6 million compared with $130.1 million at December 31, 2003. The $23.5 million increase was primarily due to the increase in the cash and invested asset base of $26.3 million resulting from the strong premium growth in the workers’ compensation and segregated portfolio cell reinsurance segments.

At December 31, 2004, total liabilities were $111.9 million, compared with $94.7 million at December 31, 2003. The $17.2 million increase was primarily due to the growth in reserves for losses and loss adjustment expenses and unearned premiums. The reserve for unpaid losses and loss adjustment expenses was $63.1 million at December 31, 2004, compared with $45.1 million at December 31, 2003. The unearned premium reserves were $30.6 million at December 31, 2004, compared with $27.9 million at December 31, 2003. These increases were due to the premium growth experienced during 2004.

Total shareholders’ equity increased to $41.7 million at December 31, 2004, from $35.4 million as of December 31, 2003, an increase of $6.3 million or 17.8%. Most of the increase in shareholders’ equity was net income of $6.4 million for the year ended December 31, 2004.

Liquidity and Capital Resources

Liquidity is a measure of an entity’s ability to secure sufficient cash to meet its contractual obligations and operating needs. EHC’s principal sources of funds are underwriting operations, investment income and proceeds from sales and maturities of investments. EHC’s primary use of funds is to pay claims and operating expenses and to purchase investments.

EHC’s investment portfolio is structured so that investments mature periodically over time in reasonable relation to current expectations of future claim payments. EHC’s investment portfolio as of December 31, 2004, had an effective duration of 4.3 years with individual maturities extending in excess of 15 years. Currently, claim payments are made from positive cash flow from operations, but EHC also invests excess cash in securities with appropriate maturity dates matched against anticipated future claim payments. As these securities mature, EHC intends to invest any excess funds with appropriate durations to match expected future claim payments.

EHC and its subsidiaries also have lines of credit available to provide additional liquidity if needed. EHC has a $2.3 million line of credit, Employers Alliance has a $50,000 line of credit and Eastern Re has a $20 million letter of credit facility if needed to secure obligations to reinsurers.

On May 15, 2003, Global Alliance Statutory Trust I, a business trust subsidiary formed by Global Alliance, issued $8.0 million of fixed/floating rate trust preferred securities. These securities have a thirty-year maturity, with a provision that allows the trust, at the direction of Global Alliance, to call these securities at par after five years from the date of issuance. Cash distributions will be paid quarterly in arrears at a rate of 7.35% for a period of five years and will float thereafter at 410 basis points over the three-month London Inter-Bank Offer Rate. EHC guarantees all obligations of the trust with respect to distributions and payments of these securities. Proceeds from the sale of these securities by the trust were used to acquire $8.0 million of fixed/floating rate junior subordinated debt issued by Global Alliance. This debt has the same terms with respect to maturity, payments, and distributions as the fixed/floating rate trust preferred securities issued by the trust.

EHC’s ability to manage liquidity results, in part, from the purchase of reinsurance to protect EHC against severe claims and catastrophic events. Effective May 1, 2005, the reinsurance program provides EHC with 100% reinsurance protection for each loss occurrence in excess of $500,000, up to $40 million. See “Business of EHC – Reinsurance.” Given industry trends, EHC believes it is sufficiently capitalized to retain the first $500,000 of each loss occurrence.

Our domestic insurance subsidiaries’ ability to pay dividends to EHC is limited by the insurance laws and regulations of Pennsylvania. The maximum dividend that the domestic insurance entities may pay without prior approval from the Department is limited to the greater of 10% of statutory surplus or 100% of statutory net income for the most recently filed annual statement. The maximum amount of dividend that may be paid by EHC’s domestic insurance subsidiaries in 2005 without regulatory approval is $3.6 million. Eastern Re must receive approval from the Cayman Islands Monetary Authority before it can pay any dividend to EHC.

Cash Flows

The primary sources of cash flows in EHC are net premiums written, investment income, and proceeds from the sale or maturity of investments. EHC’s reconciliation of net income to cash provided from operations is generally influenced by the collection of premiums in advance of paid losses. The major components of cash flow are as follows for the nine months ended September 30, 2005 and 2004 and for the years ended December 31, 2004, 2003, and 2002 (in thousands):

	September 30,		December 31,
	2005	2004	2004	2003	2002
Cash flow provided by operating activities	$23,519	$18,288	$26,536	$22,736	$13,050
Cash flow used in investing activities	(32,988)	(15,041)	(19,024)	(26,020)	(20,708)
Cash flow (used in) provided by financing activities	(365)	(372)	(468)	7,515	16,878

Cash flows for the nine months ended September 30, 2005 and 2004. Net cash provided by operating activities was $23.5 million for the nine months ended September 30, 2005, a 28.6% increase from $18.3 million for 2004. The increase in net cash provided by operations in 2005 resulted from an increase in cash collected from premiums produced in the workers’ compensation, specialty reinsurance and segregated portfolio cell reinsurance business segments, improved profitability by the workers’ compensation segment and increased consolidated investment income from a larger investment portfolio.

Net cash used in investing activities was $33.0 million for the nine months ended September 30, 2005, compared to $15.0 million in 2004. The increase in net cash used in investing activities related to EHC investing more of its cash in fixed income investments in the workers’ compensation segment and the ability to invest more cash equivalents in fixed income investments in the specialty reinsurance segment due to the securing of the uncollateralized letter of credit facility described in “–Net Investment Income.”

Cash flow used in financing activities in 2005 and 2004 related to the repayment of a bank line of credit in the amount of $365,000 and $372,000, respectively.

Cash flows for the years ended December 31, 2004, 2003 and 2002. Net cash provided by operating activities was $26.5 million for the year ended December 31, 2004, a 16.7% increase from $22.7 million for 2003, which was a 74.6% increase from $13.0 million for 2002. The increase in net cash provided by operations in 2004 resulted from an increase in cash collected from premiums produced in the workers’ compensation and segregated portfolio cell reinsurance business segments, improved profitability by the workers’ compensation segment and increased consolidated investment income from a larger investment portfolio. Operating cash flow increased in 2003 compared to 2002 due to an increase in cash collected from premiums produced in the workers’ compensation and segregated portfolio cell reinsurance business segments.

Net cash used in investing activities was $19.0 million for the year ended December 31, 2004, compared to $26.0 million in 2003 and $20.7 million in 2002.

Cash flow from financing activities in 2004 related primarily to the repayment of a loan in the amount of $575,000. Cash flow from financing activities in 2003 consisted primarily of proceeds from a trust preferred security offering of $8.0 million and the repayment of a loan payable in the amount of $516,000. In 2002, EHC issued Series A and B preferred stock in the amount of

$18.2 million, net of direct offering expenses, borrowed $887,000 under its line of credit facility and repaid loans in the amount of $2.2 million.

Contractual Commitments

The following table summarizes information about contractual obligations and commercial commitments. The minimum payments under these agreements as of December 31, 2004 were as follows (in thousands):

		Payments Due By Period
	Total	Less than 1 year	1-3 years	4-5 years	After 5 years
Long term debt obligations:
Line of credit facility	$887	$887
Junior subordinated debentures (1)	24,688	588	$1,764	$1,176	$21,160

Total long term debt obligations	$25,575	$1,475	$1,764	$1,176	$21,160
Real estate lease obligation	4,470	348	1,045	697	2,380
Operating lease obligations	61	18	43	—	—
Loss reserves	65,825	29,417	33,013	1,670	1,725

Total contractual obligations	$95,931	$31,258	$35,865	$3,543	$25,265

(1)	Amounts include interest payments associated with the debt issued to related party trust using applicable interest rates as of December 31, 2004. In connection with the adoption of FIN 46R, EHC does not consolidate the trust established in connection with the issuance of its trust preferred securities. As a result, EHC reports as a component of long-term debt the junior subordinated debenture that its subsidiary, Global Alliance Holdings, Ltd., pays to the trust. For a discussion of the circumstances in which EHC’s subordinated debt may be subject to acceleration, please see “Liquidity and Capital Resources.”

The loss reserves payments due by period in the table above are based upon the loss and loss expense reserves estimates as of December 31, 2004, and actuarial estimates of expected payout patterns by line of business. As a result, our calculation of loss reserve payments due by period is subject to the same uncertainties associated with determining the level of reserves and to the additional uncertainties arising from the difficulty of predicting when claims (including claims that have not yet been reported to us) will be paid. For a discussion of our reserving process, see “Business of EHC – Loss Reserves.” Actual payments of loss and loss adjustment expenses by period will vary, perhaps materially, from the above table to the extent that current estimates of loss reserves vary from actual ultimate claims amounts and as a result of variations between expected and actual payout patterns.

Off-Balance Sheet Arrangements

EHC has no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on EHC’s financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

Quantitative and Qualitative Disclosures About Market Risk

Market risk is the potential economic loss principally arising from adverse changes in the fair value of financial instruments. The major components of market risk affecting EHC are credit risk, interest rate risk, and equity risk.

Credit Risk. Credit risk is the potential economic loss principally arising from adverse changes in the financial condition of a specific debt issuer. EHC addresses this risk by investing primarily in fixed-income securities which are rated “A” or higher by Standard & Poor’s. EHC also independently, and through EHC’s outside investment manager, monitors the financial condition of all of the issuers of fixed-income securities in the portfolio. To limit EHC’s exposure to risk, EHC employs diversification rules that limit the credit exposure to any single issuer or business sector.

Interest Rate Risk. EHC had fixed-income investments with a fair value of $80.5 million at December 31, 2004, that are subject to interest rate risk. EHC manages the exposure to interest rate risk through an asset/liability matching and capital management process. In the management of this risk, the characteristics of duration, credit and variability of cash flows are critical elements. These risks are assessed regularly and balanced within the context of EHC’s liability and capital position.

The table below summarizes EHC’s interest rate risk. It illustrates the sensitivity of the fair value of fixed-income investments to selected hypothetical changes in interest rates on EHC’s $80.5 million fixed income portfolio at December 31, 2004. The selected scenarios are not predictions of future events, but rather illustrate the effect that such events may have on the fair value of EHC’s fixed-income portfolio and shareholders’ equity.

(dollars in thousands)
Hypothetical Change in Interest Rates	Estimated Change in Fair Value	Fair Value	Hypothetical Percentage Increase (Decrease) in Shareholders’ Equity
200 basis point increase	$(7,577)	$72,945	-18.2%
100 basis point increase	(3,768)	76,754	-9.0%
50 basis increase	(1,876)	78,646	-4.5%
No change	—	80,522	—
50 basis point decrease	1,852	82,374	4.4%
100 basis point decrease	3,672	84,194	8.8%
200 basis point decrease	7,207	87,729	17.3%

Equity Risk. Equity risk is the risk that EHC may incur economic loss due to adverse changes in equity prices. EHC’s exposure to changes in equity prices primarily results from its holdings of exchange traded funds and other equities. EHC’s portfolio of equity securities is carried on the balance sheet at fair value. Since only a small percentage of EHC’s assets are invested in equity securities, EHC does not believe that its exposure to equity price risk is significant.

Impact of Inflation

Inflation rates may impact EHC’s financial condition and operating results in several ways. Fluctuations in rates of inflation influence interest rates, which in turn affect the market value of the investment portfolio and yields on new investments. Inflation also affects the portion of losses and loss reserves that relates to hospital and medical expenses and property claims and loss adjustment expenses, but not the portion of losses and loss reserves that relates to workers’ compensation indemnity payments for lost wages, which are fixed by statute. Adjustments for inflationary effects are included as part of the continual review of loss reserve estimates. Increased costs are considered in setting premium rates, and this is particularly important in the health care area where hospital and medical inflation rates have exceeded general inflation rates. Operating expenses, including payrolls, are affected to a certain degree by the inflation rate.

Recent Accounting Pronouncements

In December 2004, the FASB issued statement No. 123-R, “Share-Based Payment” (“SFAS No. 123-R”). This statement requires companies to measure the cost of employee services received in exchange for an award of equity instruments by estimating the fair value of the award, which is then recognized as an expense over the vesting period of the award. Starting in the fourth quarter of 2002, EHC has been expensing the fair value of all stock options granted since January 1, 2002 under the prospective method. EHC will adopt SFAS No. 123-R using the modified prospective method. Under this method, all employee stock option grants outstanding at the date of adoption will be expensed over the stock option vesting period based on the fair value at the date the options were granted. SFAS No. 123-R is effective as of the beginning of the first interim or annual reporting period that begins after December 15, 2005. The adoption of SFAS No. 123-R is not expected to have a material adverse impact on EHC’s results of operations.

In March 2004, the Emerging Issues Task Force (“EITF”) reached a consensus regarding EITF 03-1, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments”. EITF 03-1 provides guidance for evaluating whether an investment is other-than-temporarily impaired. EHC has already applied the disclosure provisions of EITF 03-1 to its consolidated financial statements. In September 2004, the FASB issued Staff Position (“FSP”) EITF 03-1-1 which delayed the effective date of the application of the recognition and measurement provisions of EITF 03-1. The FASB is expected to issue another FSP which will provide additional implementation guidance on the recognition and measurement provisions of EITF 03-1. EHC will assess whether this guidance will have a material impact on its financial condition or results of operations once the new guidance is released.

One Time Charges

In 2002 EHC’s board of directors approved a stock option plan for employees and directors of EHC and its operating subsidiaries. The plan provides for awards of non-qualified common stock options of EHC upon attaining certain predetermined performance criteria as detailed in the plan. Generally, options are granted at a predetermined book value per share, expire in ten years from the date of grant, and have a five-year vesting period. There are 1,713 shares available under the plan. The plan contains provisions that allow for the acceleration of grants and immediate vesting of all options upon the successful completion of certain transactions. EHC’s board of directors has determined that the merger constitutes such a transaction. Immediately prior to the closing of the merger, all 1,713 shares will be granted to employees and directors of EHC, all options will be 100% vested, and EHC will recognize compensation of approximately $1.2 million for the difference between the fair market value of the options on the closing date and the predetermined exercise price to be paid by employees and directors of EHC.

Business of Eastern Holdings

We were incorporated under Pennsylvania law in March 2005 to acquire all of Educators’ capital stock in the conversion and to facilitate the acquisition of EHC. Prior to completion of the conversion, we will not have engaged in any operations. After completion of the conversion and the merger, our primary assets will be the outstanding capital stock of Educators and EHC and a portion of the net proceeds from the sale of our common stock in the conversion offering. After the conversion, we will be subject to regulation by the Department.

Our executive offices are located at 25 Race Avenue, Lancaster, Pennsylvania and our telephone number is (717) 396-7095.

Business of Educators

Overview

Educators Mutual Life Insurance Company, or Educators, is a Pennsylvania-domiciled mutual life and health insurance company that offers group benefits products. Originally founded in 1910 to offer disability income products to public school teachers in central Pennsylvania, Educators now offers group dental, disability and term life insurance products. Educators’ target policyholder base is primarily composed of small to medium size employers generally with 300 employees or less.

Educators actively markets its group benefits products primarily in the Mid-Atlantic, Southeast and Midwest regions of the continental United States, and is licensed to do business in 41 states and the District of Columbia. Educators offers its products through independent insurance agents, general agencies and brokers, collectively referred to herein as producers. For the year ended December 31, 2004, none of Educators’ independent producers represented 5% or more of its direct premiums written.

Prior to the completion of this offering and the merger with EHC, Educators will be managed by a group of executives led by President and Chief Executive Officer Alex T. Schneebacher, Jr. Mr. Schneebacher has served as President and Chief Executive Officer of Educators since 1990. Following the completion of this offering and the merger, our management, which will be largely composed of former EHC management, will assume responsibility for all Educators’ operations. You should read the information about our management provided in this document in the section titled “Management.”

Educators operates out of executive offices located at 202 North Prince Street, Lancaster, Pennsylvania. Its telephone number is (717) 397-2751, and its website address is www.emlife.com. The information on the website is not part of this prospectus.

Business Strategy

Educators, like many insurance companies, exited the group medical business during the past five years. As a result of such exits, competition has intensified in the group benefits markets as former group medical writers focus on the group benefits market. Educators’ strategy is to offer small to medium size companies products priced within their range and specifically tailored to their needs. While many of Educators’ competitors periodically lower their rates in an attempt to attract business, Educators generally seeks to differentiate itself through the quality of its customer service and the flexibility of its product designs. As a consequence, lower rates than ours are often available in the marketplace, but it has been our experience that brokers ignore such fluctuations as they build long tem relationships with carriers and clients, instead focusing on service and flexibility.

Educators is licensed in 41 states and the District of Columbia, but currently markets its products in only 15 states and the District of Columbia. In the future, Educators intends to concentrate on a core market of 10 states and the District of Columbia.

Following the completion of this offering and the merger with EHC, Educators’ strategy and business decisions will be controlled by our new management. You should read “Risk Factors – Risk Factors Relating to our Business – We may have difficulty integrating the operations of Educators and EHC and may incur substantial costs in connection with the integration” and “– Our return on equity may suffer if we cannot improve results and premium volume in our group benefits business” for more information about the risks related to Educators’ business prospects, and our own.

Segments

Prior to the sale of IBSi, Educators managed its operations through two distinct segments: a group benefits segment and a general agency segment. Through its group benefits segment, Educators underwrites group dental, short and long-term disability, and term life insurance. The general agency segment included the results of operations of IBSi, a general agent and formerly a wholly-owned subsidiary of Educators. IBSi marketed medical and group benefits products of various carriers, including group benefits products offered by Educators, through a network of independent producers.

On October 31, 2005, Educators sold IBSi to two IBSi employees and an outside investor. As a result, Educators reorganized its distribution model. While Educators continues to design and sell its group benefits products, it no longer primarily relies on IBSi to market its products. You should read the information under the heading “– General Agency Segment (IBSi),” in this section, for a more detailed description of the sale of IBSi and how Educators has revised the distribution of its group benefits products following the sale of IBSi.

Until 2002, Educators operated a third business segment that provided group medical insurance. In 2002, this segment was placed into run-off, which was substantially complete as of December 31, 2004.

As of September 30, 2005, Educators had total assets of approximately $111.3 million and total reserves of $44.0 million. For the nine months ended September 30, 2005 and the year ended December 31, 2004, Educators had total revenues of $33.4 million and $45.0 million, and a consolidated net loss of $502,000 and net income of $1.8 million, respectively. The following table sets forth direct premiums written for each of Educators’ product lines for the periods indicated:

	Nine Months Ended September 30,		Years Ended December 31,
	2005	2004	2004	2003	2002
	(in thousands)
Direct premiums written by product line:
Dental	$17,971	$18,322	$24,291	$22,347	$17,037
Short Term Disability	4,975	4,419	6,017	5,029	4,631
Long Term Disability	3,296	3,109	4,198	3,886	3,843
Term Life	4,775	4,676	6,253	6,570	6,955
Medical (in run-off)	—	19	20	6,062	65,657
Other	5	7	11	17	16

Total	$31,022	$30,552	$40,790	$43,911	$98,139

Group Benefits Segment

Educators underwrites group benefits insurance products. These products primarily consist of dental, short and long-term disability, and term life, and may be structured (depending on customer requirements) as employer-paid or employee-paid programs, or some combination thereof. In typical plans, employers pay or supplement premium payments on behalf of their employees. Some Educators plans allow for voluntary participation by employees of Educators’ policyholders; in such cases, participating employees are solely responsible for paying their own premiums. Educators offers these products to employers through independent insurance producers, as well as through direct strategic alliances with general agencies and their producers.

Educators currently markets its group benefits products in 15 states and the District of Columbia, spread across the Mid-Atlantic, Southeast and Midwest regions of the continental United States. In the year ended December 31, 2004, Educators’ largest premium volumes were generated in Pennsylvania (33%), North Carolina (30%), Maryland (9%), South Carolina (8%) and Michigan (7%). In the future, Educators intends to actively market its group benefits products to a core market of 10 states and the District of Columbia, spread across the Mid-Atlantic, Southeast and Midwest regions of the continental United States.

Since 2002, Educators has been unable to develop the necessary premium volume to fully cover the fixed costs of its group benefits business. As a consequence, over that period, the results of Educators’ group benefits business have suffered. You should read “Risk Factors – Risk Factors Relating to our Business – Our return on equity may suffer if we cannot improve results and premium volume in our group benefits business” for more information about risks relating to Educators’ group benefits business.

General Agency Segment (IBSi)

IBSi, founded in 1999 under the name Integrated Benefits Solutions, Inc., was initially conceived as an Internet-based distribution company. Few producers, however, were willing to utilize IBSi’s Internet-based distribution technology and instead opted for more traditional interaction with Educators marketing personnel. As a result, Educators ultimately determined that IBSi would be best operated as an independent marketing organization on a traditional general agency model, and reorganized IBSi accordingly in 2002.

On October 31, 2005, Educators sold IBSi to two IBSi employees and an outside investor.

As a general agency, IBSi marketed the medical and group benefits products of 40 carriers, including the group benefits products offered by Educators, through a network of approximately 3,500 independent producers and received a marketing fee. IBSi provided enrollment assistance, carrier rate negotiation and sales presentation support, along with commission accounting and renewal assistance, to these producers. IBSi was licensed to do business in 20 states and the District of Columbia. In the year ended December 31, 2004, IBSi generated 90% of its marketing fee income from sales in Pennsylvania (56.9%), North Carolina (20.3%), Maryland (8.3%) and South Carolina (4.1%).

In the year ended December 31, 2004, IBSi produced premiums totaling approximately $25 million. In the nine months ended September 30, 2005, IBSi produced premiums totaling approximately $32.9 million.

Prior to the sale, Educators provided, among other things, accounting, human resources, compliance and information technology assistance to IBSi, on a time and materials basis, pursuant to an inter-company administrative services agreement. As described below, Educators continues to provide some of the same services to IBSi.

Material Terms of the Sale of IBSi. Pursuant to the terms of the agreement of sale, Educators will continue to pay IBSi a marketing fee on the Educators insurance policies that were sold by IBSi in North Carolina, South Carolina, Virginia and Georgia prior to October 31, 2005. In the year ended December 31, 2004, these states, respectively, accounted for 30.6%, 7.8%, 6.0% and 0.5% of Educators’ premium produced by IBSi (measured on the basis of premium volume). In all other states, marketing fees due IBSi on sales of Educators’ insurance policies prior to October 31, 2005 will cease as of that date. IBSi will continue to receive marketing fees on sales of insurance policies issued by other carriers in all territories. The buyers have entered into non-compete agreements designed to protect Educators’ customer relationships and proprietary data.

Pursuant to the terms of the agreement of sale, IBSi is prohibited from marketing Educators’ products in Pennsylvania and Maryland. Instead, Educators will market its insurance products in those states through its own network of independent producers. In North Carolina, South Carolina and Virginia, IBSi will remain the exclusive distributor of Educators’ products through December 31, 2006. In all other states, IBSi may continue to offer Educators’ insurance products on a non-exclusive basis.

Through the period ending December 31, 2007, Educators is prohibited from distributing its insurance products through twenty agency producers designated by IBSi other than through its relationship with IBSi as general agent. If IBSi sells more than $3.0 million in new Educators business (measured by premium volume) in North Carolina, South Carolina and Virginia during the six-month period ending June 30, 2007 and more than $6.0 million in new Educators business in North Carolina, South Carolina and Virginia in the year ended December 31, 2007, then Educators will be prohibited from distributing its insurance products through IBSi’s twenty designated agency producers during 2008, other than through a relationship with IBSi as general agent. After December 31, 2008, Educators may distribute its insurance products through the twenty designated agency producers on a direct basis (without the involvement of IBSi).

Educators will continue to provide IBSi with certain licensing and technical services necessary for the operation of IBSi’s business, pursuant to a service agreement. The service agreement has a term of six months and is terminable by IBSi on not less than 30 days’ prior notice.

At the closing of the transaction, the purchasers paid Educators $300,000 in cash in consideration of the sale.

Post-Sale Distribution Strategy. By directly controlling the sales and marketing of its group benefits products in all states (except for the three mentioned above), Educators believes that it will be able to align its group benefits sales and marketing strategies with those of EHC. Educators will initially attempt to expand group benefits product sales to businesses with over 50 employees through EHC’s 40 agencies, most of which have established group benefits business. Educators will also attempt to market group benefits products to EHC’s alternative markets customers.

To initiate the process of accessing each other’s distribution networks, Educators and EHC have entered into a distribution agreement under which Educators will introduce EHC and its affiliates’ insurance products to Educators’ producers and EHC will introduce Educators and its insurance products to EHC and its affiliates’ producers.

Going forward, Educators believes that the newly independent IBSi will be an effective producer of Educators’ group benefits business among those smaller agencies which specialize in marketing to businesses with generally less than 50 employees in the Southeastern United States.

Former Agency (IBSi) Operations. Prior to the sale of IBSi, Educators conducted its agency operations almost solely through IBSi. As a matter of practice, Educators has exclusively marketed its products through IBSi in the District of Columbia and eight of the states in which it operates (Pennsylvania, Maryland, Delaware, Virginia, West Virginia, North Carolina, South Carolina and New Jersey), two of which (Pennsylvania and North Carolina) are Educators’ largest states for premium revenue. Exclusivity arrangements between Educators and IBSi were informal, and were not pursuant to written contracts.

Since its inception and subsequent reorganization as a general agency, IBSi struggled to successfully implement its various business models, and underwent a series of reorganizations. Despite the fact that management did not expect IBSi to be profitable in 2005, its sale and the related reorganization of Educators’ business operations pose substantial risks to Educators. See “Risk Factors – Risk Factors Relating to Our Business – The sale of IBSi may adversely affect Educators’ relationship with its producers and thereby adversely affect our financial results” for more information about the risks that the sale of IBSi poses to Educators’ business.

Group Medical Segment

Educators’ group medical business was not profitable from 1997 through 2001. In late 2001, Capital Blue Cross and Pennsylvania Blue Shield announced plans to dissolve their working partnership, creating two independent organizations with significant resources and market power, both of which appeared poised to become strong competitors for group medical coverage market share in central Pennsylvania. At the same time, costs stemming from regulations and benefit mandates for the group medical business grew substantially, as did the cost of technology upgrades and implementation, including upgrades mandated by the requirements of the Health Insurance Portability and Accountability Act of 1996, or HIPAA. Educators devoted increasing amounts of organizational resources to its group medical segment, even as it faced the challenges stemming from increased competition. The combination of higher operating costs and increased competition in one of Educators’ core markets hindered the ability of the group medical segment to return to profitability. Based on these considerations and significant additional analysis, Educators management decided to exit the group medical business. As of March 1, 2002, Educators ceased issuing new group medical insurance policies. On September 1, 2002, Educators ceased renewing existing group medical insurance policies.

The exit from the group medical business positively affected Educators’ results of operations for the years ended December 31, 2004 and 2003, because the run-off of the group medical claim reserves was more favorable than anticipated. As a result of the favorable run-off of claims, Educators released group medical claim reserves totaling $1.6 million and $5.0 million, respectively in 2004 and 2003. Educators’ management believes that substantially all of the liabilities associated with the group medical business have been satisfied as of December 31, 2004.

Products

Educators offers four primary products: dental insurance, short term disability insurance, long term disability insurance, and term life insurance.

Dental Insurance. Educators offers employer sponsored fee for service and managed care dental plans through its producers, including voluntary plans. Multiple variations of these products are available which offer different degrees of coverage, affordability and flexibility. Managed care dental plans are accessed through two unaffiliated dental Preferred Provider Organizations, or PPOs, one of which operates in the greater Philadelphia, Pennsylvania market (including Philadelphia’s Pennsylvania suburbs and Southern New Jersey) and the other in the greater Washington, D.C. market (including Washington’s Maryland and Virginia suburbs). Direct premiums written in the dental line totaled $24.3 million, $22.3 million, and $17.0 million for the years ended December 31, 2004, 2003, and 2002.

Short Term Disability Insurance. Short term disability products are designed to provide income to a claimant during the claimant’s recovery from non work-related injury or illness. Educators offers standard short term disability plans, as well as voluntary short term disability plans. These short term disability plans pay flat amounts (weekly benefits of up to $1,500 for standard plans, and of up to $500 for voluntary plans) or a percentage of weekly earnings (50% or 70% for standard plans, and 60% or 66 2/3% for voluntary plans). Multiple variations of these products offer a variety of choices for benefit provisions and a partial disability benefit, as well as full maternity benefits. All short term disability plans, regardless of variety, provide for total or partial disability that relate to a preset amount, and W-2 preparation services, as well as initial two-year rate guarantees and “seamless” short and long term disability claim management that eliminates initial application requirements when a short term disability period ends and a long term disability claim results. Direct premiums written in the short term disability line totaled $6.0 million, $5.0 million, and $4.6 million for the years ended December 31, 2004, 2003, and 2002.

Long Term Disability Insurance. Long term disability products are designed to replace a portion of a claimant’s income in the event of disability, due to injury or illness, that keeps the claimant out of work over a predefined, extended period of time. Educators offers employer-sponsored, long term disability plans. These include plans that award preset amounts (from $6,000 to $10,000, depending on group size) or a preset percentage (50 to 70%) of an individual claimant’s monthly earnings. A variety of long-term disability options are available that affect pricing and degree of coverage: options include disability duration requirements, pre-existing condition standards, cost of living adjustment benefits (for groups with 10 or more insured persons), and benefit duration and integration options. All long term disability plans include rehabilitation case management services, work incentives, a partial disability provision, survivor benefits and W-2 preparation services, as well as initial two-year rate guarantees (a three-year option is available for groups with 10 or more lives) and seamless integration of short and long-term disability claim management, when necessary. Direct premiums written in the long term disability line totaled $4.2 million, $3.9 million, and $3.8 million for the years ended December 31, 2004, 2003, and 2002.

Term Life Insurance. Term life insurance products, which may include coverage in the event of accidental death or dismemberment, provide a specified benefit amount to claimant-designated parties in the event of claimant death or dismemberment. Educators offers term life products, available in a wide variety of plans, with different degrees of coverage, affordability and flexibility.

These term life plans pay flat amounts (ranging from $10,000 to $100,000 per claimant) or a multiple of salary (up to $300,000 per claimant, depending on group size). Plans designed for groups with 10 or more insured persons automatically include enhanced degrees of coverage that are optional for smaller groups. Supplemental life benefits are offered to groups of 25 or more insured persons, and provide an additional life benefit of up to $200,000. This life benefit is limited so that the combined base and supplemental life awards will not exceed four times the claimant’s annual salary. Spousal coverage is currently available for supplemental insureds that provides an additional 50% of a claimant’s supplemental life amount. Retiree life benefits are available to groups of 51 or more insured persons. Direct premiums written in the term life insurance line totaled $6.3 million, $6.6 million, and $7.0 million for the years ended December 31, 2004, 2003, and 2002.

As required by law, Educators offers individual conversion policies for terminated term life coverage. Such coverage is outsourced to Reassure America Life Insurance Company, a division of Swiss Re Life and Health America, Inc. (Swiss Re). Educators does not retain any risk on individual conversion policies.

Marketing and Distribution

Historically, Educators marketed its insurance products almost exclusively through IBSi. In the year ended December 31, 2004, IBSi accounted for approximately 95% of Educators’ business, with IBSi’s top three producers accounting for approximately 16% of IBSi business. Following the sale of IBSi, Educators markets all of its products through direct arrangements with unaffiliated general agencies and other producers, including IBSi. In addition to marketing and producing the full range of Educators products, all of these producers may represent multiple other, unaffiliated carriers.

As larger insurance carriers devote considerable resources marketing to large urban centers, Educators attempts to avoid direct competition with such carriers by focusing its marketing efforts on companies in smaller, non-metropolitan markets of up to 250,000 people. Educators bases its marketing approach on relationships with general agencies and producers primarily located in the Mid-Atlantic, Southeast and Midwest regions of the continental United States. For the nine months ended September 30, 2005, approximately 33.6% and 31.3% of Educators’ direct premiums written were concentrated in Pennsylvania and North Carolina, respectively. Other states with direct premiums written in excess of 5% were Maryland (8.6%), South Carolina (6.8%), Virginia (6.1%) and Michigan (5.9%).

Educators does not conduct any business with distributors or policyholders outside the United States.

Educators continually seeks to establish new relationships with unaffiliated general agencies. As part of this approach, Educators advertises to the producer community and mails targeted publications to producers in geographic markets that fit within its business strategy. Educators has begun the process of establishing direct marketing agreements with approximately 1,600 producers.

Educators provides sales, technical and educational training to its producers. Through its website, Educators provides its producers with online access to enrollment forms, product information, and online rate information for smaller groups (of less than 10 people). These marketing efforts are further supported by the Educators’ claims and administrative philosophy, which emphasizes prompt and efficient service, and is designed to foster a positive experience for producers and insured alike.

Educators provides its producers with competitive compensation packages consisting of multiple commission levels, varying by product line and level of premium produced. As cost savings to Educators result when multiple product types are sold to a single group, Educators offers incentive bonuses to its producers that reward such sales.

When Educators enters into direct arrangements with an unaffiliated general agency, it negotiates a marketing arrangement and pays the general agent based on premiums generated by producers managed by the general agent. In such instances, the marketing fee amount is typically a percentage of the premium volume generated by the general agent’s producers in exchange for access to its producers.

It has been Educators’ experience that producers typically exert a high influence in the decision-making process for smaller employers, which rely to great extent on the producers with whom they have working relationships for advice as to both necessary scope of insurance coverage and carrier selection. As such, Educators believes that developing and maintaining relationships with producers and adhering to the criteria important to them is crucial to success in the small to medium size market niche upon which Educators focuses. Educators attempts to design its products and tailor its pricing to appeal to producers in such markets.

Underwriting, Risk Assessment and Pricing

Educators’ underwriting operations are centralized in its home office in Lancaster. Underwriting controls are exercised through M. Christine Gimber, Vice President of Insurance Operations, and through our Director of Underwriting. Underwriting authority is delegated to a staff of six professional underwriters, with an average of 12 years of group underwriting experience, aided by seven support staff. Each professional underwriter in the group has expertise in Educators’ various product offerings and held underwriting positions with other insurance companies before joining Educators.

The underwriting department oversees all Educators’ risk management operations. Educators takes a conservative approach to risk management and relies on the collective expertise of its underwriting staff, actuarial staff and executive management to implement this approach. As a consequence of its conservative risk management philosophy, Educators only offers its products to prospective customers that fall within its low to moderate risk classification. In addition, in-house underwriting guidelines require that each potential customer group fall within an acceptable industry class and have adequate levels of employee participation in order to be extended coverage. Thus, while Educators markets to a broad range of industries, some industries (such as detective agencies, guard services and automobile parking) are not eligible for any degree of coverage, under any circumstances.

To limit its overall exposure, Educators does not offer high-end life benefits (benefits of over $500,000 of coverage per claimant) or high-end disability benefits (benefits of over $10,000 per month of coverage per claimant), or offer coverage to businesses in industries that present higher than average catastrophic exposure, or to businesses with a significantly higher frequency of claims than average.

Educators’ risk selection process as it relates to prospective clients begins with inquiries from independent insurance brokers to the Educators underwriting department. The underwriting staff employs a comprehensive set of underwriting guidelines based upon underwriting principles common to the insurance industry to assess risks relating to each prospective account. The guidelines review such factors as:

•	the industry in which the prospective client is involved;

•	the number of employees to be insured, and the location(s) of such employees;

•	the age of the company, and the length of time it has been in its core business;

•	the ratio of full-time to part-time employees;

•	the degree of family/dependant coverage requested;

•	the spread of risk between all classes of insured employees, and whether the requested coverage benefits the entire group to be insured, rather than a select group;

•	whether or not the industry typically experiences high turnover of employees;

•	economic trends faced by the industry;

•	if the prospective client has changed carriers in the past few years;

•	the coverage requested compared to any coverage currently in place; and

•	the current premium level and the renewal offer with any incumbent carrier.

After such factors are considered, census information, including gender, date of birth and (for some prospective clients) salaries and occupations, along with the requested level of coverage, is entered into Educators’ rate calculation system. The analytical model may be adjusted to account for assessed risks not otherwise covered by customary analysis.

Once Educators determines that a particular risk or prospective client satisfies its underwriting guidelines, it designs a plan and rate structure proposal based on the risk profile of the prospective client and formulated to meet the prospective client’s needs while minimizing the likelihoods of anti-selection and over-insurance. Premium rates are established for such plans, which may vary based on the size of the group and actuarially developed averages that take into account overall plan design, demographics, industry classification, and overall performance of Educators’ block of business. Underwriting discretion is then used to adjust rates for risks with sub-standard or better than average risk profiles.

Underwriting Staff

The primary functions of the Educators underwriting staff are divided into three categories:

•	pre-sale risk selection and pricing;

•	new business acceptance process; and

•	renewal and continuing policyholder maintenance.

Educators’ underwriters are all fully trained and familiar with the group benefits products that Educators offers, and oversee business retention efforts in addition to risk selection.

Each underwriter is fully apprised of applicable underwriting guidelines, as well as Educators’ pricing expectations and targeted loss ratios, and works within assigned limits. Underwriting authority is delegated based on the individual underwriter’s experience and capabilities. All of Educators’ underwriters have the authority to underwrite policies for small groups (of up to 9 people) and medium size groups (of between 10 and 100 people), within certain underwriting parameters. A pair of senior underwriters evaluate larger cases. Exceptions to established in-house guidelines must be approved by the Director of Underwriting, who also reviews and must approve all prospective customer groups of 300 people or more. Prospective customer groups of 500 or more people are also reviewed by the Vice President of Insurance Operations. Other risk management controls include:

•	Management review of approximately one in every five quotes for prospective new business;

•	Systemic controls limiting benefit levels in accordance with fixed underwriting parameters;

•	Review of monthly adjustments to actuarially developed base rates (as more fully described in “Pricing,” below);

•	Peer review by underwriters, actuaries and the Vice President of Insurance Operations on all renewals;

•	Quarterly review of pricing levels by executive management; and

•	Turn-key risk management and support from an outside disability reinsurance manager, as described more fully below.

Renewals. Educators typically adjusts premium rates for its one-year term insurance policies annually, on a plan’s anniversary. Once the renewal rates are determined, each group can choose to renew its coverage at the quoted rates, or opt to terminate coverage. At their inception, term life and disability products have two-year rate guarantees. For renewals, each product type is assigned a targeted loss ratio, with renewal rates based upon each group’s claim history and current rate. As part of its efforts to retain profitable business, Educators assesses lower premium increases to groups with favorable claim histories and to groups with rates sufficient (or more than sufficient) to cover anticipated claim losses.

Renewal strategy varies with group size. For small groups, renewal rates are based on the entire block of business in the same size category, with equal renewal increases applied to all groups in the category. All other groups are renewed on a case-specific basis. Preliminary rates are established for each renewing group based on a pre-set (and periodically updated) formula that takes into consideration experience (loss ratio), credibility (the extent to which the past experience can be used to predict future experience), and a comparison of the premium rate being charged against the actuarially developed rate for that group.

In the year ended December 31, 2004, retention levels were 87% for short term disability products, 85% for long term disability products, 80% for term life products, and 73% for dental products.

Pricing. The actuarial department establishes a target range of prices for potential policyholders based upon the group’s demographics and expressed preferences as to plan options. The underwriting staff then sets a rate from within the actuarial range, based upon its assessment as to the level of risk that the potential customer presents.

Actuarial pricing levels are based upon data derived from Educators’ prior experience (as measured by gauging the effect of claim frequency and amounts in relation to premiums) and industry-wide experience, as gathered over a three-year period, and are periodically reassessed. In the dental business line, national and regional rating trends are analyzed on a quarterly basis, with rates typically adjusted each quarter for inflation in dental charges, by procedure. In the term life and short term disability lines, loss ratio trends are analyzed annually, with rates adjusted as necessary. Educators’ long term disability reinsurer, which assumes 80% of Educators’ risk for this product (50% prior to July 1, 2005), developed and maintains Educators’ rate manual for this product.

Claims Management

Educators has a well developed process in place for identifying, tracking and resolving potential claims. The responsibilities of Educators’ claims staff include investigating, processing and paying claims. Educators has established authority levels for all individuals involved in the settlement of claims, and outsources selected claim management responsibilities when it believes that it can do so efficiently without compromising the quality of its claim management operations. Educators outsources the printing and mailing of benefit statements and benefits checks to most of its customers.

Educators’ claims staff is experienced in the markets in which Educators competes. As of September 30, 2005, Educators had a total of nine full-time employees in its claims department, including eight claims supervisors, examiners and technicians and two support-level staff members. Educators’ claims managers and examiners average fourteen years of experience in the insurance industry.

In addition to managing reported claims and conferring with ceding companies on certain claims matters, Educators’ claims department conducts periodic self-audits of specific claims and its overall claims procedures.

Long Term Disability Claims. Since July 1, 2005, pursuant to an arrangement (described under “Reinsurance,” below) with Fortis Benefits Insurance Company, Educators has outsourced long term disability claims processing to Disability Reinsurance Management Services, Inc. (Disability RMS), a Fortis affiliate, which Educators believes has greater expertise and resources to apply to such claims. The arrangement reduces Educators’ claim processing costs and improves the overall efficiency of its claims operation. Educators retains its authority over underwriting, billing and administration of long term disability products under this arrangement.

Short Term Disability Claims. Educators has a dedicated, experienced staff of claim examiners responsible for the timely payment of short term disability claims. Claims are reviewed by Educators’ claim examiners within 3 to 5 business days of their receipt. Lump sum payment benefits are offered for maternity claims, and Educators is in the process of offering direct deposit as an option for short term disability claimants. The short term disability claims review process may be supplemented by outside physicians who conduct independent medical examinations and provide peer review services to determine if claims are medically accurate. Following such a medical examination, Educators’ claim examiners make the ultimate decision as to whether or not a claimant is disabled by measuring the results of the medical examination against the appropriate provisions in the disability insurance policy. The manager of Educators’ short term disability claims department reviews a small, randomly chosen sample of processed claims every week to determine the accuracy level of the short term claims review process.

Term Life and AD&D Claims. The manager of the life & disability claim department, who has 11 years of experience in the industry, is responsible for the timely and accurate payment of term life and AD&D claims. The claims review process for term life claims requires sufficient proof of death in order to release the death benefit proceeds and to determine whether or not accidental death benefits are also warranted. Additional verification is required when death benefits are based upon a multiple of the decedent’s salary. Whenever death proceeds from an individual claimant’s policy exceed reinsurance limits, Educators’ reinsurer participates in the benefit determination. On average, term life and AD&D claims are processed within a week of receiving the claim.

Dental Claims. Educators’ dental claims department is comprised of experienced representatives who function within designated areas of expertise. Educators utilizes an independent dental peer review firm for claims outside of its employees’ areas of clinical expertise and to assist with benefit determination appeals. Educators’ claim examiners are able to review claimant x-rays and provider treatment notes online, reducing the time and expense associated with manual claims processing. In addition, Educators’ administrative software provides automated batch processing for basic claims, which allows examiners to devote greater attention to complex claims. Quality technicians are utilized to assess the accuracy of benefit determinations, with all examiners and analysts randomly audited on claims that exceed a set dollar amount. On average, dental claims are processed within two weeks of receipt by Educators.

Reinsurance

Educators purchases reinsurance to reduce its net liability on individual risks, protect against possible catastrophes and stabilize its underwriting results. Reinsurance involves an insurance company transferring, or “ceding,” a portion of its exposure on a risk to another insurer (referred to as the “reinsurer”). The reinsurer assumes the exposure in return for a portion of the policy premium. The cost and limits of reinsurance the ceding insurer purchases can vary from year to year, based upon the availability of quality reinsurance at an acceptable price and on desirable terms.

Regardless of type, reinsurance does not legally discharge the ceding insurer from primary liability for the full amount due under the reinsured policies. However, the assuming reinsurer is obligated to indemnify the ceding company to the extent of the coverage ceded. Educators’

reinsurance arrangements are placed with non-affiliated reinsurers, and term life and AD&D reinsurance arrangements have traditionally been annually renegotiated.

Reinsurance of Long Term Disability Products. On July 1, 2005, Educators began a transitional process of shifting its reinsurance risk retention from 50% of the risk of the first $6,000 of monthly coverage, to 20% of the first $6,000 of monthly coverage. Educators retains 20% of the risk on all new and renewal business sold on and after July 1, 2005. Educators’ management believes that the shift in the reinsurance risk retention will mitigate the effects of individual claims on Educators’ underwriting results.

Prior to July 1, 2005, Educators reinsured its long term disability products on a quota share basis, with Educators retaining 50% of the risk of the first $6,000 of each insured individual’s monthly coverage. Coverage in excess of that level was ceded to Fortis Benefits Insurance Company. Under both arrangements, policies issued to groups that meet predefined criteria are accepted for reinsurance on an automatic basis, with groups falling outside the predefined parameters being reinsured on a facultative (individual) basis.

Either Educators or Fortis may terminate the reinsurance arrangement with 90 days advance written notice. Educators has the option of recapturing reinsured liability for one year following such a termination, meaning that the reinsurer will have no remaining liability on claims incurred as of the recapture date.

Educators ceded a portion of its long term disability claims to Swiss Re and to Combined Insurance Company of America, pursuant to arrangements that were terminated on December 31, 1996. As of December 31, 2004, Educators had reinsurance recoverables totaling $554,000 related to these arrangements.

Reinsurance of Term Life Products. Educators reinsures a portion of its exposure stemming from its term life product, including AD&D coverage. For term life coverage, Educators retains the first $100,000 of exposure on any covered individual, with amounts above that level ceded to Swiss Re. For AD&D coverage, Educators retains the first $50,000 of exposure on any covered individual, with amounts above that level ceded to Swiss Re.

Educators pays a flat monthly rate per thousand of reinsured face amounts for its ceded life and AD&D insurance. This monthly rate is analyzed and adjusted by Swiss Re on an annual basis, and the cost is included in the premium charged by Educators to its policyholders through annual price adjustments. Term life policies are automatically reinsured, except in instances involving large amounts ($100 million or more per insured group) of coverage, or when group coverage does not comply with the underwriting guidelines provided by Swiss Re. To date, no group has reached this maximum limit. Either Educators or Swiss Re may terminate the reinsurance arrangement with 90 days advance written notice, and Educators has the option under the basic life arrangement of recapturing the reinsured liability for one year following the termination date.

Reinsurance of Group Medical Insurance. Educators formerly reinsured its group medical business for catastrophic losses through an arrangement with London Life Reinsurance Company. The arrangement, which terminated in 2002, provided coverage for claim amounts in excess of $250,000 on any one life due to catastrophic illness or injury. Additional adjustments relating to claims associated with the run-off of Educators’ group medical business impacted results of operations in the year ended December 31, 2004. The adjustments included claim reimbursements that Educators recovered from its reinsurer, along with approximately $284,000 of released reserves. Educators expects few claims in this area from this point forward.

No Reinsurance of Short Term Disability and Dental Products. Educators does not reinsure its exposure under its short term disability and dental products, relying instead on internal risk management and portfolio management processes to control related exposures. However, Educators periodically monitors the reinsurance market and, if the purchase of short term or dental reinsurance were to prove financially attractive, would consider entering into such transactions.

Other Reinsurance Arrangements and Considerations. Educators has a block of active disability claims that it has completely ceded to The Hartford Life and Accident Insurance Company. These claims arose out of long term disability policies that Educators formerly offered to selected professional associations. The largest of these policies terminated in April 1997, and all but two of the remaining active claims pursuant to such policies were acquired by The Hartford in 1999. The Hartford manages and pays all such claims without any involvement from Educators and provides any financial information to Educators required for Educators’ financial reporting purposes, as necessary. For more information on Educators’ reinsurance arrangement with The Hartford see “Risk Factors – Risk Factors Relating to Our Business – If our reinsurers do not pay our claims in a timely manner, we may incur losses.”

The following table sets forth the reinsurance recoverables, by reinsurer, for the year ended December 31, 2004 (dollars in thousands):

Carrier	Reinsurance Recoverable	Rating		Percentage of Equity	Percentage of Reinsurance Recoverable
Hartford Life and Accident Insurance Company	$16,139	A+		25.8%	68%
Union Security Insurance Company (1)	6,940	A		11.1%	29%
Swiss Re Life and Health America, Inc.	647	A+	(2)	1.0%	3%
United Teacher Associates Insurance Company	41	A-		0.1%	—
Combined Insurance Company of America	28	A	(2)	—	—

Total	$23,795				100%

Formerly, Fortis Benefits Insurance Company

Swiss Re Life and Health America, Inc. and Combined Insurance Company of America have been put on a negative outlook by A.M. Best.

Unpaid Claims, Claim Adjustment Expenses and Claims Payable

Educators is required by applicable insurance laws and regulations to maintain reserves for unpaid claims, claim adjustment expenses and claims payable, and establishes such reserves in accordance with U.S. GAAP.

The reserve for unpaid claims and claim adjustment expenses includes an estimate of future amounts for reported and incurred but not reported (IBNR) claims related to Educators long-term disability, short-term disability, and term life products, as well as an estimate of the costs associated with investigating, processing, and paying the related claims. The reserve for term life claims includes an amount for unpaid death benefits and an amount for life premium waiver reserves. Life premium waiver reserves represent the present value of future premium payments under those term life policies for which the premiums have been waived due to the insured’s disability.

The reserve for claims payable includes an estimate of future amounts for reported and IBNR claims related to Educators’ dental and group medical products, as well as an estimate of the costs associated with processing outstanding claims. As of December 31, 2004, the run-off of the group medical business was substantially complete with only $245,000 in claims payable related to open claims.

Educators estimates its reserve for unpaid claims and claims payable on a quarterly basis, based on claim data available at that time. Educators’ reserve for claim adjustment expenses is calculated as a percentage of the unpaid claims and claims payable, based on historical costs to settle such claims. Estimating the reserve for unpaid claims, claim adjustment expenses and claims payable is an inherently uncertain process.

Educators utilizes a number of methodologies, explained below, to estimate its reserve for unpaid claims and claims payable. These methods include the lag factor development, loss ratio, and tabular reserve methods.

Lag Factor Development Method. The lag factor development method is used to estimate the reserve for insurance products that are “short-tail” by nature, in which claims related to the products are settled shortly after they are reported by the insured. The method uses historical paid claims data to estimate the reserve for claims in the course of settlement (reported claims) and IBNR claims. The method involves the use of a claim model, or a loss triangle, in which paid claims data is aggregated into categories based on the dates on which the claims in question were incurred and paid. Data in the loss triangle is reviewed to evaluate historical claim payment patterns. A point estimate is then determined based on the historical claim payment patterns.

Loss Ratio Method. The loss ratio method involves the use of historical loss ratios to estimate the reserve for unpaid claims and claims payable. Under the loss ratio method, the reserve is determined by multiplying the selected loss ratio, which is based on historical loss ratio trends, by the amount of net earned premium or the in-force premium at the valuation date.

Tabular Reserve Method. The tabular reserve method is used to estimate the reserve for insurance products that are longer tail by nature and for which the claim payment patterns are relatively predictable. Under the tabular reserve method, the reserve for reported but unpaid claims is estimated using industry-standard valuation tables (for long-term disability claims, Educators uses the 1987 Commissioners Group Disability Table; for life premium waiver claims, Educators uses the 1970 Intercompany Group Life Disability Table). These tables incorporate expected death and recovery rate assumptions (based on an insured’s age and length of disability) that impact the reserve for unpaid claims.

The reserve for unpaid claims, claim adjustment expenses and claims payable consisted of the following amounts as of September 30, 2005 and December 31, 2004 (in thousands):

	September 30, 2005	December 31, 2004
Unpaid Claims and Claim Adjustment Expenses:
Long-term Disability Tabular Reserve	$31,738	$31,701
Long-term Disability IBNR Reserve	2,346	2,100

Total Long-term Disability Reserves	$34,084	$33,801
Short-term Disability Reserve	$1,298	$1,122
Term Life Premium Waiver Tabular Reserve	$4,282	$3,840
Term Life Premium Waiver IBNR Reserve	943	943

Total Term Life Premium Waiver Reserves	$5,225	$4,783
Term Life Reported Claim Reserve	$54	$247
Term Life IBNR Claim Reserve	808	826

Total Term Life Claim Reserves	$862	$1,073

Total Unpaid Claims and Claim Adjustment Expenses	$41,469	$40,779

Claims Payable:
Dental Claims Payable	$2,268	$2,376
Medical Claims Payable	245	245

Total Claims Payable	$2,513	$2,621

Total Unpaid Claims and Claims Payable	$43,982	$43,400

Long-Term Disability Reserves

The long-term disability tabular reserve represents Educators’ estimate of future amounts due on reported long-term disability claims. Educators establishes a reserve at the time a long-term disability claim is reported using the 1987 Commissioners Group Disability Table. The reserve established represents the present value of expected future claim payments based on the terms of the underlying long-term disability insurance contract. With the exception of the discount rate, the assumptions that impact the reserve amount, such as recovery and mortality rates, are embedded in the table; as such, minimal subjectivity is required on the part of Educators’ management in establishing the long-term disability tabular reserves. In establishing the discount rate, Educators’ management evaluates the current interest rate environment at the end of each year and, if necessary, adjusts the interest rate for the following year based on the expected rate of return on new investments.

The long-term disability IBNR reserve represents Educators’ estimate of unreported long-term disability claims and is determined by applying a loss ratio to Educators’ in-force long-term disability premium, resulting in the development of a point estimate. Due to the small size of Educators’ long-term disability book of business, the loss experience related to IBNR claims can be very volatile. Therefore, Educators’ recorded reserve represents the point estimate plus an amount, equal to 10% of the point estimate, for adverse development. The following table presents the impact of a 20% increase or decrease to Educators’ recorded long-term disability reserve as of September 30, 2005.

	20% Decrease	Recorded Reserve	20% Increase
		(in thousands)
Long-Term Disability IBNR Reserve	$1,877	$2,346	$2,815

The resulting range derived from this analysis would have increased or decreased unpaid claims by $469,000 or decreased unpaid claims by $117,000. The increase/decrease would have reduced/increased net income and equity by $310,000. A change in our reserve for unpaid claims would not have an immediate impact on our liquidity, but would affect cash flow in our future periods as losses are paid.

Short-Term Disability Reserve

The short-term disability reserve represents Educators’ estimate of future amounts due on in-process and IBNR short-term disability claims. The short-term disability reserve is determined using the lag factor development method, which results in the calculation of a point estimate. The inherent limitation of the lag factor development method is that the more recent incurral periods are relatively immature and the historical claim payment patterns may not be representative of the most recent claim experience. Educators takes this into consideration in its reserving process and, therefore, the recorded short-term disability reserve represents the point estimate plus an amount for adverse development, equal to 15% of the point estimate. The following table presents the impact of a 10% increase or decrease to Educators’ recorded short-term disability reserve as of September 30, 2005.

	10% Decrease	Recorded Reserve	10% Increase
		(in thousands)
Short-Term Disability IBNR Reserve	$1,168	$1,298	$1,428

The resulting range derived from this analysis would have increased or decreased unpaid claims by $130,000. The increase/decrease would have reduced/increased net income and equity by $86,000. A change in our reserve for unpaid claims would not have an immediate impact on our liquidity, but would affect cash flow in our future periods as losses are paid.

Term Life Premium Waiver Reserves

The term life premium waiver tabular reserve represents Educators’ estimate of the present value of future premiums to be waived under term life contracts for which the insured has reported a disability. Educators establishes a reserve at the time the insured’s disability is reported using the 1970 Intercompany Group Life Disability Table. The assumptions that impact the reserve amount are embedded in the table; as such, minimal subjectivity is required on the part of Educators’ management in establishing the premium waiver tabular reserves.

The term life premium waiver IBNR reserve represents Educators’ estimate of unreported premium waiver claims. Educators utilizes the lag factor development method to estimate the number of unreported premium waiver claims and then applies the number of estimated outstanding claims to an estimated average claim amount, resulting in the development of a point estimate. The following table presents the impact of a 10% increase or decrease to Educators’ recorded premium waiver reserve as of September 30, 2005.

	10% Decrease	Recorded Reserve	10% Increase
		(in thousands)
Premium Waiver IBNR Reserve	$849	$943	$1,037

The resulting range derived from this analysis would have increased or decreased unpaid claims by $94,000. The increase/decrease would have reduced/increased net income and equity by $62,000. A change in our reserve for unpaid claims would not have an immediate impact on our liquidity, but would affect cash flow in our future periods as losses are paid.

Term Life Claim Reserves

The term life reported claim reserve represents Educators’ liability for reported but unpaid death benefits. The reserve is based on the death benefit of the underlying term life insurance contract.

The term life IBNR claim reserve represents Educators’ estimate of future amounts to be paid under existing term life insurance contracts for insured deaths that have occurred but not yet been reported. Educators estimates the term life IBNR claim reserve by applying a reserve factor to current in-force premium, resulting in the development of a point estimate. The reserve factor is based on past experience and is periodically evaluated against actual results for reasonableness. The following table presents the impact of a 10% increase or decrease in Educators’ recorded term life claim reserves as of September 30, 2005.

	10% Decrease	Recorded Reserve	10% Increase
		(in thousands)
Term Life IBNR Reserve	$727	$808	$889

The resulting range derived from this analysis would have increased or decreased unpaid claims by $81,000. The increase/decrease would have reduced/increased net income and equity by $53,000. A change in our reserve for unpaid claims would not have an immediate impact on our liquidity, but would affect cash flow in our future periods as losses are paid.

Dental Claims Payable

The reserve for dental claims payable represents Educators’ estimate of future amounts due on in-process and IBNR dental claims. Educators estimates the reserve for dental claims payable using a combination of the lag factor development method and the loss ratio method, which results in the development of a point estimate. The loss ratio method is applied to the last three months (or most recent quarter), based on recent loss ratio trends. Educators’ reserving methodology takes into consideration the immaturity of the most recent quarter’s paid claim runout. Therefore, the recorded reserve for dental claims payable represents a point estimate plus an amount for adverse development, equal to 10% of the point estimate. The following table presents the impact of a 10% increase or decrease to Educators’ recorded dental claims payable as of September 30, 2005.

	10% Decrease	Recorded Reserve	10% Increase
		(in thousands)
Dental Claims Payable	$2,041	$2,268	$2,495

The resulting range derived from this analysis would have increased or decreased claims payable by $227,000. The increase/decrease would have reduced/increased net income and equity by $150,000. A change in our reserve for claims payable would not have an immediate impact on our liquidity, but would affect cash flow in our future periods as losses are paid.

Claims Payable. The following table provides a reconciliation of the reserve for claims payable for the years ended December 31, 2004, 2003 and 2002 (in thousands):

	2004	2003	2002
Claims payable, beginning of year	$4,365	$14,548	$19,483
Reinsurance recoverable	—	157	202

Net claim payable	$4,365	$14,391	$19,281
Incurred related to:
Current year	$17,971	$19,312	$71,227
Prior year	(1,960)	(2,485)	(4,562)

Total incurred	$16,011	$16,827	$66,665
Paid related to:
Current year	$16,228	$19,664	$60,770
Prior year	1,527	7,189	10,785

Total paid	$17,755	$26,853	$71,555
Net claims payable	$2,621	$4,365	$14,391
Reinsurance recoverable	—	—	157

Claims payable end of year	$2,621	$4,365	$14,548

The estimation process for determining the reserve for claims payable invariably necessitates adjustments each year for claims incurred (but not paid) in preceding years. For the years ended December 31, 2004, 2003, and 2002, Educators reduced its prior year claims payable by $2.0 million, $2.5 million and $4.6 million, respectively. Negative amounts reported for claims incurred related to prior years are a result of claims being settled for amounts less than originally estimated (favorable development). Positive amounts reported for claims incurred related to prior years would result from claims being settled for amounts greater than originally estimated (unfavorable development). The estimation process did not result in any unfavorable development in the years ended December 31, 2004, 2003, and 2002. The current year claims incurred amount includes the change in Educators’ reserve for extended benefits under its group medical line of business. The reserve for extended benefits represented management’s estimate of its liability for claims to be incurred under group medical insurance contracts that had been terminated but for which Educators was still liable for claims associated with large dollar cases. The change in the extended benefits reserve included in the current year claims incurred amount for the years ended December 31, 2004, 2003, and 2002 totaled $(314,000), $(1.4) million and $3,000, respectively. The change in the extended benefits reserve from 2002 to 2003 of $(1.4) million reflects the decrease in Educators’ claim liability from the run-off of the group medical business and resulted in total current year claims paid exceeding total current year claims incurred for the year ended December 31, 2003.

Educators’ group medical line of business experienced $1.1 million, $1.8 million and $3.8 million in favorable development for the years ended December 31, 2004, 2003 and 2002, respectively. The reserve for claims payable for the year ended December 31, 2002 was based on medical claim trends in Educators’ existing block of business at that time. The favorable development for the year ended December 31, 2003 reflected the voluntary termination of a large number of insured groups with higher-than-average loss ratios prior to the end of their current policy period. The early termination by these groups resulted in claims experience that was move favorable than anticipated when the reserves were established at December 31, 2002. The favorable development for the year ended December 31, 2004 reflected the run-off of substantially all of the remaining claim reserves as all group medical policies had expired by December 31, 2003. Favorable development for the year ended December 31, 2002 reflected lower medical cost trends than those projected, based on information available at the time the reserve was established.

Educators’ dental line of business experienced $847,000, $695,000, and $682,000 in favorable development for the years ended December 31, 2004, 2003 and 2002, respectively. Educators experienced considerable growth in its dental line from 2001 to 2003, specifically in North Carolina and Michigan. Concurrent with this premium growth, Educators experienced an increase in claim frequency and a related increase in the dental loss ratio. The favorable development primarily reflects lower claims experience than anticipated at the time the liability was established.

Loss Development. The following table sets forth the development of Educators’ reserves for claims payable from 1994 through 2004. The top line of the table shows the reserves at the balance sheet date, including IBNR reserves. The upper portion of the table shows the cumulative amounts subsequently paid as of successive years with respect to the reserves. The lower portion of the table shows re-estimated reserves based on data as of the end of each succeeding year. As more information becomes known about the frequency and severity of claims for individual years, the estimates for such years change. Redundancies (deficiencies) exist when the re-estimated reserve at each December 31 is less (greater) than the prior reserve estimate. “Cumulative redundancy (deficiency),” as depicted in the table for any particular calendar year, represents the aggregate change in the initial estimates over all succeeding calendar years.

	Year Ended December 31,
	1994	1995	1996	1997	1998	1999	2000	2001	2002	2003	2004
	(in thousands)
Liability for unpaid losses and LAE net of reinsurance recoverable	$16,678	$14,775	$14,754	$21,105	$20,222	$20,013	$20,393	$19,281	$14,391	$4,365	$2,621
Cumulative amount of liability paid through:
One year later	6,503	6,647	8,535	12,408	11,504	13,771	14,784	10,785	7,189	1,527
Two years later	6,225	6,666	8,573	12,480	12,101	13,975	14,928	11,158	7,350
Three years later	6,225	6,666	8,573	12,480	12,101	13,975	14,928	11,158
Four years later	6,225	6,666	8,573	12,480	12,101	13,975	14,928
Five years later	6,225	6,666	8,573	12,480	12,101	13,975
Six years later	6,225	6,666	8,573	12,480	12,101
Seven years later	6,225	6,666	8,573	12,480
Eight years later	6,225	6,666	8,573
Nine years later	6,225	6,666
Ten years later	6,225
Liability estimated as of:
One year later	6,672	6,768	8,726	12,620	11,634	14,073	15,175	11,036	8,342	1,786
Two years later	6,231	6,675	8,581	12,490	12,111	13,985	14,934	11,158	7,350
Three years later	6,225	6,666	8,573	12,480	12,101	13,975	14,928	11,158
Four years later	6,225	6,666	8,573	12,480	12,101	13,975	14,928
Five years later	6,225	6,666	8,573	12,480	12,101	13,975
Six years later	6,225	6,666	8,573	12,480	12,101
Seven years later	6,225	6,666	8,573	12,480
Eight years later	6,225	6,666	8,573
Nine years later	6,225	6,666
Ten years later	6,225
Cumulative total redundancy (deficiency)	10,453	8,109	6,181	8,625	8,121	6,038	5,465	8,123	7,041	2,579
Gross liability - end of year	16,754	14,889	14,933	21,289	20,427	20,228	20,611	19,483	14,548	4,365	2,621
Reinsurance recoverables	76	114	179	184	205	215	218	202	157	0

Net liability - end of year	$16,678	$14,775	$14,754	$21,105	$20,222	$20,013	$20,393	$19,281	$14,391	$4,365	$2,621

Gross reestimated liability - latest	$6,436	$6,832	$8,766	$13,156	$12,246	$14,347	$15,269	$11,849	$7,963	$1,758
Reestimated reinsurance recoverables - latest	211	166	193	676	145	372	341	691	613	(28)

Net reestimated liability - latest	$6,225	$6,666	$8,573	$12,480	$12,101	$13,975	$14,928	$11,158	$7,350	$1,786

Gross cumulative redundancy (deficiency)	$10,318	$8,057	$6,167	$8,133	$8,181	$5,881	$5,342	$7,634	$6,585	$2,607

Investments

Investments by insurance companies must comply with the regulations of the state in which the company is domiciled. The Department has issued regulations with respect to insurance companies domiciled in Pennsylvania that prescribe the type, quality and concentration of investments that are permitted. These regulations permit investments within specified limits and subject to certain qualifications. Permissible investments include federal, state and municipal obligations, corporate bonds, preferred and common stock, and interests in limited partnerships.

Educators’ investment policy guidelines have been developed within this regulatory context. Educators’ primary investment objective is the maximization of return on invested assets while securing the safety of principal. In order to meet this objective, Educators’ investment strategy includes:

•	diversification through investment in companies operating in various industry sectors,

•	maintaining an adequate liquidity position to meet its operating needs,

•	investment in high quality investments, and

•	maintaining appropriate duration levels to match its maturing liabilities.

Educators’ non-convertible fixed income portfolio is managed by an investment advisor that charges Educators a variable fee based on the total market value of assets under management. Educators’ convertible bond portfolio is managed by a separate investment advisor that charges Educators a fixed percentage of the total market value of assets under management, plus an annual incentive fee when the portfolio return exceeds a predetermined threshold.

For the year ended December 31, 2004, Educators’ cash and invested assets totaled $85.2 million. All of Educators’ fixed income investments are considered to be “available for sale.” Available for sale securities are reported at estimated fair value, with changes in estimated fair value (unrealized gains and losses) reported as a component of accumulated other comprehensive income.

Educators evaluates the return of its non-convertible and convertible fixed income portfolios against certain benchmark indices, which Educators believes most closely resembles its investment portfolios. Educators’ non-convertible portfolio is evaluated against the Lehman U.S. Credit 1-5 Year Index and the Lehman Intermediate Government/Credit Index. The convertible portfolio is evaluated against the Merrill Lynch Investment Grade Convertible Index. The following table provides a comparison of Educators’ returns, gross of investment management fees, to the respective index for the nine months ended September 30, 2005:

Non-convertible portfolio:
Educators	1.52%
Lehman U.S. Credit 1-5 Year	0.87%
Lehman Intermediate Government/Credit Index	1.06%
Convertible portfolio:
Educators	1.06%
Merrill Lynch	0.31%

Equity call options represent the estimated fair value of stock options in Educators’ convertible bond portfolio. Convertible bonds are considered an “embedded derivative” instrument and, in accordance with U.S. GAAP, the estimated fair value of the embedded stock option must be bifurcated from the fixed income portion of the convertible bond and reported separately on the consolidated balance sheet. Changes in the estimated fair value of the equity call options are reported in the consolidated statements of operations and comprehensive income (loss) as realized gains or losses.

Other invested assets consist of investments in limited partnerships, which are reported in Educators’ consolidated financial statements using the equity method. Mortgage loans are carried at their outstanding principal balance. For the year ended December 31, 2004, there were no mortgage loans in foreclosure and all amounts were considered collectible. Educators is not investing in new mortgage loans and the mortgage loan portfolio continues to decline as the loans are paid in full or refinanced.

The following table summarizes, by type, the cost or amortized cost and estimated fair value of Educators’ fixed income investments, redeemable preferred stock and equity call options as of September 30, 2005, December 31, 2004, and December 31, 2003 (in thousands):

			At December 31,
	At September 30, 2005		2004		2003
	Cost or Amortized Cost	Estimated Fair Value	Cost or Amortized Cost	Estimated Fair Value	Cost or Amortized Cost	Estimated Fair Value
U.S. Treasuries and government agencies	$6,796	$7,189	$6,790	$7,269	$7,902	$8,460
States, municipalities, and political subdivisions	1,003	1,033	1,502	1,569	1,495	1,591
Foreign governments	487	483	485	484	—	—
Corporate	58,939	60,245	57,193	60,357	51,242	56,730
Mortgage-backed	1,465	1,453	479	483	—	—

Total fixed income securities	68,690	70,403	66,449	70,161	60,639	66,781
Redeemable preferred stock	209	228	209	229	127	139
Equity call options	1,084	1,318	884	1,473	686	1,058

Total investments	$69,983	$71,949	$67,542	$71,863	$61,452	$67,978

The following table summarizes Educators’ fixed income investments, by contractual maturity, at amortized cost and estimated fair value as of December 31, 2004 (in thousands):

	Amortized Cost	Estimated Fair Value
Due in one year or less	$8,495	$8,925
Due after one year through five years	44,311	46,650
Due after five years through ten years	11,744	12,820
Due after ten years	2,513	2,985
Mortgage-backed securities	479	483

Total*	$67,542	$71,863

*	This table includes Educators’ convertible bond portfolio, by contractual maturity, without giving effect to the bifurcation of the equity call options. Therefore, the amortized cost and estimated fair value of convertible bonds is representative of the entire bond.

The following table summarizes the distribution of Educators’ fixed income portfolio as a percentage of total estimated fair value based on credit ratings assigned by Standard & Poor’s at September 30, 2005 (in thousands):

Rating	Estimated Fair Value	Percent of Total
AAA	$5,683	7.9%
AA+/AA/AA-	8,668	12.0%
A+/A/A-	33,112	46.0%
BBB+/BBB/BBB-	10,109	14.1%
Below Investment Grade	2,454	3.4%
Not Rated	11,923	16.6%

Total	$71,949	100.0%

In accordance with U.S. GAAP, Educators evaluates its investments for “other than temporary” impairment on a quarterly basis. Educators has adopted an impairment policy that requires any equity securities whose estimated fair value has been less than or equal to 80% of its amortized cost for a maximum of six months to be impaired with the loss being recorded in the consolidated statements of operations. Equity securities may be impaired when the 80%/6-month criteria has been met. For fixed income securities, Educators evaluates whether or not the decrease in the estimated fair value is due to credit issues of the issuer or the result of changes in the interest rate environment. For those fixed income securities with credit issues, the security is deemed impaired on a basis consistent with equity securities. In assessing credit issues, Educators considers the following factors:

•	A recent deterioration in the financial condition of the issuer or negative outlook with respect to future performance;

•	A downgrade in the issuer’s Standard & Poor’s or Moody’s rating;

•	A decline in the industry in which the issuer operates; and

•	Other factors that may impact the issuer’s financial condition or results of operations.

In the event it is determined that the fixed income investment is “other than temporarily” impaired based on the above factors, the loss is recorded in the consolidated statements of operations. For those fixed income investments that are in an unrealized loss position due to changes in interest rates, Educators evaluates its ability to hold the investment to maturity. This evaluation takes into consideration the time to maturity, the ability to liquidate other assets in the event cash is needed, and current and historical operating cash flows. If Educators determines it has the ability to hold the investment to maturity, it will not record an impairment charge.

The following table summarizes the estimated fair value and unrealized losses on fixed income investments determined to be temporarily impaired for the year ended December 31, 2004 (in thousands):

	Less than 12 Months		12 Months or More		Total
	Estimated Fair Value	Unrealized Losses	Estimated Fair Value	Unrealized Losses	Estimated Fair Value	Unrealized Losses
U.S. Treasuries and government agencies	$2,526	$(20)	$495	$(5)	$3,021	$(25)
Foreign governments	484	(1)	—	—	484	(1)
Corporate	10,687	(96)	—	—	10,687	(96)

Total*	$13,697	$(117)	$495	$(5)	$14,192	$(122)

Other Investments. As of September 30, 2005, other investments include an investment in a hedge fund limited partnership totaling $2.1 million and an investment in a real estate limited partnership totaling $104,000. The hedge fund limited partnership is managed by J.P. Morgan Alternative Asset Management, Inc., which is an affiliate of J.P. Morgan Chase & Company.

A.M. Best Rating

A. M. Best rates insurance companies based upon financial factors of concern to policyholders. The current “B++” (Very Good) rating assigned to Educators by A.M. Best was reaffirmed in June 2005. This rating is the fifth highest out of 16 rating classifications. According to its guidelines, A.M. Best assigns “B++” ratings to companies that have, on balance, very good financial strength, operating performance and market profile. Companies rated “B++” are considered by A.M. Best to have “a good ability to meet their ongoing obligations to policyholders.”

In evaluating a company’s financial and operating performance, A.M. Best reviews the company’s profitability, leverage and liquidity, its book of business, the adequacy and soundness of its reinsurance, the quality and estimated market value of its assets, the adequacy of its reserves and surplus, its capital structure, the experience and competence of its management, and its marketing presence. A.M. Best ratings are intended to provide an independent opinion of an insurer’s ability to meet its obligations to its policyholders and is not an evaluation directed at investors.

2003 Downgrade. In April of 2003, A.M. Best downgraded Educators’ financial strength rating from “A-” (Excellent) to “B++” (Very Good). This downgrade materially and adversely affected Educators’ ability to retain its in-force insurance business and compete for new business sales.

Ratings are an important consideration for insurance agents and brokers when deciding on which insurers to represent and with which insurers to place a client’s business. Agents and brokers may be prohibited by the terms of their own professional liability coverage from representing or placing coverage with an insurance carrier that is rated lower than “A-” by A.M. Best. See “Risk Factors – Risk Factors Relating to Our Business – A reduction in our A.M. Best Rating or our inability to increase our A.M. Best rating could affect our ability to write new business or renew our existing business” for more information about the implications and ongoing consequences of the 2003 downgrade.

London Life Coinsurance Agreement

In order to mitigate the impact of the April 2003 downgrade of Educators’ financial strength rating by A.M. Best, Educators entered into a coinsurance agreement with London Life Reinsurance Company effective October 1, 2003 and a stop loss reinsurance agreement with London Life International Reinsurance Corporation (an affiliate of London Life Reinsurance Company). Under the coinsurance agreement, London Life has reinsured all of Educators’ liability on claims under policies written or renewed by Educators on or after October 1, 2003. London Life, in turn, is reinsured for any liability under the coinsurance agreement by London Life International. Educators, in turn, reinsures London Life International against any loss on this business pursuant to the stop loss reinsurance agreement. The transaction is purposely circular so that all risk of loss on Educators’ policies covered under the arrangement will remain with Educators so long as Educators remains solvent. If, however, Educators were to become insolvent, then London Life would be required to pay Educators the full amount of the reinsured benefit costs under the coinsurance agreement, but London Life International would have only a subordinated claim as a general creditor for reimbursement under the stop loss reinsurance agreement. The reinsurance facility thus operates as a stand-by guaranty and is designed to ensure that, in the event of Educators’ insolvency, London Life will pay to Educators an amount equal to the total claims owed by Educators to its policyholders and certificate holders. Notwithstanding this arrangement, if Educators were to become insolvent, depending on the extent of its liabilities, there can be no assurance that the payment by London Life will be sufficient to allow Educators to satisfy the claims of its policyholders and certificate-holders.

London Life receives a quarterly fee of the greater of $15,000 or 25% of the product of 0.0012 and the annualized premium of the in-force policies of Educators that are subject to this arrangement. Educators also must maintain on deposit in a trust account for London Life’s benefit assets having a value equal to no less than 105% of statutory claims reserves on the reinsured business. As of September 30, 2005, the trust account held assets with a market value totaling $10.6 million. Educators can terminate the coinsurance agreement at any time and immediately recapture the reinsured business and the assets in the trust. London Life can terminate the coinsurance agreement on ninety (90) days’ prior notice to Educators. However, if Educators’ A.M. Best’s rating falls below “B,” its surplus falls below a level specified in the coinsurance agreement or it is the subject of regulatory action, London Life can terminate the coinsurance agreement immediately. In any event, the coinsurance agreement would remain in effect for insurance policies sold or renewed by Educators prior to the termination date, but only until the earlier of the policy termination date or the next renewal date.

With a few exceptions, the arrangement with London Life has been generally effective in preserving Educators’ in-force block of business. However, the arrangement has not been generally effective in enabling Educators to compete for new sales. In order to effectively compete for new business, Educators believes that it will have to secure an upgrade of its current A.M. Best rating to a rating of no less than “A-” (Excellent). There can be no assurance that Educators will be able to secure such a ratings upgrade in the foreseeable future.

Competition

Educators competes against hundreds of other insurers, including a number of financial services companies which are not considered members of the insurance industry. Educators’ competitors vary by product and geographic area, as the group benefits market has relatively low barriers to entry. In term life, Educators’ key competitors include Aetna, Inc., Wellpoint, Inc., Assurant, Inc., Jefferson Pilot Life Insurance Company, Guardian Life Insurance Company and Metropolitan Life Insurance Company. In dental, key competitors include Aetna, Inc., Assurant, Inc., Guardian Life Insurance Company and Metropolitan Life Insurance Company. In voluntary products, key competitors include Assurant, Inc., Guardian Life Insurance Company, The Hartford Life Insurance Company and Sun Life Insurance Company.

Many of Educators’ competitors have well-established national reputations and substantially greater financial resources and market share than Educators. The continuing ability of Educators to compete successfully in its principal markets is contingent upon a number of factors, many of which are outside its control. These factors include market and competitive conditions.

Group benefits products are relatively inexpensive to develop and market, and as such are offered by hundreds of insurance carriers. In addition, as a result of considerable medical market consolidation, group benefits product lines have become significantly more price competitive. In response to such competition, many carriers have adopted price-based competition strategies, offering insurance at lower premium rates through the use of salaried personnel or other distribution methods, rather than through independent producers paid on a commission basis (as is the case with Educators). These carriers often offer prospective clients substantially discounted initial rates, often at a loss to the carrier, in the hope that clients that accept services at the initial discount rate will continue to purchase coverage from the carrier after subsequent price increases.

Educators seeks to differentiate itself from its competitors by emphasizing those of its competitive strengths (including producer relationships, customer service, creative benefit provisions, flexible product design, ease of use and security) which its experience indicates are particularly important to the small and medium size businesses that constitute its market niche. In addition to price, competition in those lines of insurance which Educators offers is based on the quality of a carrier’s offerings, quality and speed of service, its distribution systems and technical expertise. Educators has traditionally emphasized its advantages in each of these areas.

Legal Proceedings

Neither Educators nor any of its subsidiaries is currently aware of any pending or threatened material litigation. In the normal course of business, Educators may become involved in various claims and legal proceedings.

Neither Educators nor any of its subsidiaries is currently subject to, nor aware of any, regulatory actions by any governmental authorities. For a full description of regulatory considerations relating to Educators’ business, you should read the information in this document under the heading “Regulation.”

Properties

Educators currently conducts its business from offices at 202 North Prince Street in Lancaster, Pennsylvania, at which it leases property of approximately 51,000 square feet, of which it currently utilizes approximately 20,000 square feet. The lease, which expires on June 30, 2008, may be renewed for one year periods as of its expiration at the option of the parties thereto. The lease may be also be terminated by the lessor with two years’ advance notice. Educators has retained a commercial realtor to sublease the property in connection with a contemplated move to new offices.

Technology

All Educators technology systems are hosted in a physically secure computer room located at Educators’ home offices in Lancaster, Pennsylvania. The computer room employs environmental controls, fire protection and a secured power supply. Educators’ management anticipates that these protections will be upgraded following completion of the conversion and the merger and is currently reviewing the costs and necessary scope of such an upgrade.

In 1997, Educators purchased a comprehensive benefit administration and claim adjudication management system from a nationally recognized third-party provider. The system provides HIPAA-compliant support for dental, life, disability and other insurance products. The system runs on an IBM iSeries platform, which has historically been a very stable platform for important applications.

Educators continues to provide information technology support to IBSi through an inter-company administrative services agreement, as previously described.

Employees

As of September 30, 2005, Educators had 68 full-time or full-time equivalent employees, and IBSi had 17 full-time or full-time equivalent employees. None of these employees is represented by a union or subject to collective bargaining agreements. Educators believes its relationship with its employees to be good.

Business of EHC

EHC is a Cayman Islands holding company incorporated in 1997. EHC’s principal subsidiaries are Global Alliance, doing business as Eastern Alliance Insurance Group, and Eastern Re, a Cayman Islands insurance company. Global has three operating subsidiaries – Eastern Alliance, Allied Eastern, and Employers Alliance. Eastern Alliance and Allied Eastern are Pennsylvania stock property and casualty insurance companies; Employers Alliance, a Pennsylvania corporation, is a third party claims administrator. Through these entities, EHC operates in four business segments: workers’ compensation insurance, specialty reinsurance, segregated portfolio cell business and corporate/third party administration.

EHC provides a broad range of workers’ compensation products through Eastern Alliance and Allied Eastern, some of which are reinsured by Eastern Re. EHC also provides claims administration and risk management services through Employers Alliance. Through quota share reinsurance agreements at Eastern Re, EHC also participates in the reinsurance of underground storage tanks and non-hazardous waste haulers, all of which are underwritten by a large primary insurer. EHC’s primary market is small to medium size Pennsylvania employers generally with 300 employees or less for whom service, in addition to price, is frequently a key determinant in the choice of insurer.

At September 30, 2005, EHC had total consolidated assets of $193.6 million and shareholders’ equity of $52.1 million. For the year ended December 31, 2004, EHC had gross premiums written of $83.2 million and consolidated net income of $6.4 million. Of the $83.2 million in gross premiums written in 2004, $43.9 million was in the workers’ compensation segment, $13.3 million was in the specialty reinsurance segment, and $26.0 million was in the segregated portfolio cell segment.

EHC’s headquarters is located at Genesis Building, 5th Floor, Grand Cayman, Cayman Islands, B.W.I., and its telephone number is (345) 949-7966.

History

Eastern Re was originally formed in 1987 in the Cayman Islands and was capitalized with $2.2 million. For a number of years it wrote, on a claims made basis, general liability and asbestos liability insurance for contractors engaged in asbestos abatement and removal projects. In the early 1990s, Eastern Re began to reinsure pollution liability exposures for underground and above ground storage tank risks. The trade name for this product is EnviroGuard. This product continues to be a significant segment of EHC’s business.

EHC was formed in 1997 as a Cayman Islands holding company for both Eastern Alliance and Eastern Re. In 1997, Eastern Alliance was formed as a Pennsylvania insurance company for the purpose of writing traditional workers’ compensation insurance and issued its first policy in December of that year. Eastern Re elected to become a segregated portfolio cell company in 1998, which permitted EHC to offer this alternative markets product to the Pennsylvania workers’ compensation market.

Prior to completion of the conversion and the merger, EHC will become a domestic Pennsylvania business corporation. Since the formation of EHC in 1997, EHC has raised approximately $29.7 million in additional capital, acquired Employers Alliance and formed Allied Eastern to provide more rate flexibility in the workers’ compensation market.

Overview of Business Segments

The following discussion provides information regarding EHC and each of its business segments.

Workers’ Compensation Insurance. Workers’ compensation insurance is underwritten through Eastern Alliance and Allied Eastern. Collectively, Eastern Alliance and Allied Eastern are called the Eastern Alliance Insurance Group or EAIG. Both Eastern Alliance and Allied Eastern provide insurance coverage to small and medium size Pennsylvania employers generally with 300 employees or less, primarily in rural and suburban Pennsylvania. EAIG offers a complete line of workers’ compensation products to the Pennsylvania marketplace. Products include guaranteed cost and loss sensitive plans, including policyholder dividend policies, retrospectively-rated policies and large deductible policies. For the year ended December 31, 2004, EAIG had direct premiums written of $69.5 million. Because all of the premiums, losses and expenses generated by each company are shared through a pooling arrangement, EAIG can be viewed as a single entity for economic and segment reporting purposes. The underwriting capacity of EHC’s insurance company subsidiaries, which is the amount of insurance coverage that they are permitted to issue, is currently constrained by their statutory surplus.

Pennsylvania law permits each insurance company to have only one rate filing for workers’ compensation insurance. Accordingly, Eastern Alliance and Allied Eastern have made separate rate filings with the Department to allow EAIG to underwrite different risks. Eastern Alliance has lower filed rates; therefore workers’ compensation business that has a lower hazard risk profile, such as clerical or office workers, is generally underwritten by Eastern Alliance. Allied Eastern has higher filed rates, and it underwrites higher hazard exposures, such as contractors. Of the $69.5 million in direct premiums written for the year ended December 31, 2004, $37.2 million was underwritten by Eastern Alliance and $32.3 million was underwritten by Allied Eastern.

Specialty Reinsurance. Eastern Re participates as a 25% reinsurer in quota share reinsurance treaties with a large primary insurer in the underground storage tank insurance program referred to as “EnviroGuard” and a program that provides insurance coverage for companies engaged in the transportation of non-hazardous waste. The EnviroGuard program provides coverage to underground tank owners for third party off-site bodily injury and property damage claims as well as clean-up coverage and first party on-site claims. The non-hazardous waste product provides automobile liability, physical damage and certain other coverages for companies engaged in the transportation of non-hazardous waste. For the year ended December 31, 2004, Eastern Re had direct assumed premiums of $13.3 million.

Segregated Portfolio Cell Reinsurance Business. EHC also uses Eastern Re to deliver a variety of alternative market workers’ compensation solutions to individual companies, groups and associations through the creation of segregated portfolio cells. Eastern Re, a segregated portfolio company under Cayman Islands law, is a reinsurance company that operates as a single legal entity with segregated pools of assets, or segregated portfolio cells, that function as insurance companies within an insurance company. The pool of assets and associates liabilities of each segregated portfolio cell are solely for the benefit of the segregated portfolio dividend participants, and the pool of assets of one segregated portfolio cell are statutorily protected from the creditors of the others.

this permits EHC to provide customers with a turn-key alternative markets solution that includes program design, fronting, claims adjusting, risk management, segregated cell rental, investment and segregated portfolio management services. The segregated portfolio cell structure provides dividend participants the opportunity to share in both underwriting profit and investment income derived from the insurance programs of Eastern Re. Upon termination of the respective agreements with the dividend participants and after settlement of the ultimate liabilities due under the various programs, the dividend participants may receive a dividend payment from Eastern Re for the remaining underwriting profit, if any.

Workers’ compensation insurance coverage is underwritten by EAIG through its alternative markets business unit and ceded 100% to Eastern Re. For this fronting service, EAIG receives fronting fees equal to a percentage of direct premiums written in the respective programs. Eastern Re rents the segregated portfolio cell facilities to customers and receives a segregated portfolio rental fee, which is also based on a percentage of direct premiums written. Employers Alliance receives fees for claims processing and risk management services. Outstanding loss reserves and unearned premiums are collateralized by letters of credit provided by the segregated portfolio dividend participants. For the year ended December 31, 2004, the segregated portfolio cell reinsurance business segment had premiums of $26.0 million and generated fee revenue to other EHC subsidiaries of $3.9 million. The segregated portfolio cells and dividend participants have provided EAIG with $24.0 million of irrevocable, unconditional letters of credit to secure unfunded liabilities as of December 31, 2004.

Corporate Third Party Administration. The corporate segment includes the operations of EHC, Eastern Services, Global Alliance and Employers Alliance. EHC, Eastern Services and Global Alliance function primarily as coordinating and servicing units for EHC’s operating subsidiaries in general management, accounting and taxes, auditing, investment accounting, marketing and insurance risk management, borrowing activities, general corporate expenses not allocated to the business segments, and interest expense on junior subordinated debt. Claims administration and risk management services for self-insured workers’ compensation customers and property/casualty plans are provided through Employers Alliance. Employers Alliance was originally incorporated in Lancaster in 1983 and purchased by EHC in 2000. It has 29 self-insured clients including a Fortune 500 company, municipal governments, hospital groups and Eastern Re’s segregated portfolio cells. For the year ended December 31, 2004, Employers Alliance had fee-based revenues of $2.6 million, including related business. In the corporate/third party administration segment, EHC provides claims adjusting and risk management services. EHC receives a fee but does not bear any underwriting risk for these services. Also in this segment, EHC owns a 10% interest in a segregated portfolio cell based in Bermuda that writes coverage for sprinkler contractors.

Worker’s Compensation Insurance Segment

Operating Strategy

Eastern Alliance was organized in 1997 and focuses on servicing small to medium size Pennsylvania employers generally with 300 employees or less. At December 31, 2004, EHC had 2,789 traditional policies and 1,174 alternative markets policies in force with an average annual premium of $16,976.

EAIG is committed to individual account underwriting within the small business sector and to selecting quality accounts that are broadly diverse in terms of risk classification, hazard level and location. Accounts are managed within two business units: the select unit comprises accounts under $20,000 in annual premium, and the custom unit services policies over $20,000. A third business unit manages the underwriting for the alternative markets (ultimately ceded to the segregated portfolio cell reinsurance segment) business that is more fully discussed below. See “– Segregated Portfolio Cell Reinsurance Segment.”

Products

All states require employers to provide workers’ compensation benefits to their employees for injuries and occupational diseases arising out of employment, regardless of whether such injuries or disease result from the employer’s or the employee’s negligence. Employers may either insure their workers’ compensation obligations or, subject to regulatory approval, self-insure their liabilities. Workers’ compensation statutes require that a policy cover three types of benefits: medical expenses, disability benefits and death benefits. EAIG offers a complete line of workers’ compensation products to small and medium size employers generally with 300 employees or less. Programs include guaranteed cost, policyholder dividend, retrospective rated, large deductible and alternative market products.

•	Guaranteed cost products charge a fixed premium based upon rate filings filed with and approved by the Department. The premium does not increase or decrease based upon loss experience during the policy period. At December 31, 2004, 58% of EAIG’s premium volume was derived from guaranteed cost products.

•	Policyholder dividend plans charge a fixed premium based upon rate filings approved by the Department, but the customer may receive a dividend based upon favorable loss experience during the policy period. EAIG generally restricts policyholder dividend plans to accounts with minimum annual premiums in excess of $20,000. At December 31, 2004, 4% of EAIG’s premium volume was derived from policyholder dividend plans.

•	Retrospectively rated policies were first offered by EAIG in late 2003. Retrospectively rated policies charge an initial premium that is subject to adjustment after the policy period expires based upon the insured’s actual loss experience incurred during the policy period, subject to a minimum and maximum premium. Under these types of policies, an annual premium adjustment is calculated based on actual losses incurred, subject to the minimum and maximum provision within the plan. These policies are typically subject to annual adjustment until claims are closed. EAIG generally offers retrospectively rated policies to employers with minimum annual premiums in excess of $150,000. At December 31, 2004, 1% of EAIG’s direct written premium volume was derived from retrospectively rated policies.

•

Large deductible policies were first offered by EAIG in 2004. Under these policies, EAIG generally receives a lower premium; however, the insured retains a greater share of the underwriting risk than under guaranteed cost or dividend paying products, which reduces the risk to EAIG and encourages loss control by the insured. The customer is contractually obligated to pay its own losses up to the amount of the deductible for each occurrence. The deductibles under these policies generally range from $250,000 to $300,000. EAIG generally offers large deductible policies to employers with annual premiums of $500,000 or higher. At December 31, 2004, less than 1% of EAIG’s direct written premium volume was derived from large deductible products.

•	Alternative market products are offered to individual customers and trade associations. As more fully discussed below under “– Segregated Portfolio Cell Reinsurance Segment”, EAIG will issue a policy to an insured and cede 100% of the premium volume, less a ceding commission, to Eastern Re. A dividend participant of the segregated portfolio cell has a dividend participation interest through which it can participate in loss experience and investment income. At December 31, 2004, 36% of EAIG’s premium volume was derived from alternative market products.

•	Commercial umbrella products were first offered by EAIG in 2004, as part of a product diversification strategy. Commercial umbrella coverage provides catastrophic protection in excess of an insured’s commercial automobile, general liability and employers liability coverages subject to the limits of the policy. EAIG competes in the marketplace by relying on local underwriting expertise, strong reinsurance relationships and a focus on an individual account underwriting strategy. This initiative presents EAIG with the opportunity to cross sell this product to a significant portion of its workers’ compensation policy base. In 2004, EAIG wrote $259,810 of commercial umbrella direct written premiums.

The following table sets forth the direct premiums written, net premiums earned, net loss ratio, expense ratio and combined ratio of EHC’s workers’ compensation products (including its alternative markets products) on a consolidated basis for the following periods (dollars in thousands):

	Nine Months Ended September 30,		Years Ended December 31,
	2005	2004	2004	2003	2002
Direct premiums written	$68,519	$61,002	$69,525	$57,671	$43,096
Net premiums earned	$50,073	$43,747	$60,310	$45,430	$32,140
Net loss ratio	55.6%	74.4%	72.6%	84.3%	72.7%
Expense ratio	22.5%	23.5%	21.7%	23.8%	21.6%
Policyholder dividend ratio	0.4%	0.5%	0.3%	0.3%	1.3%
Combined ratio	78.5%	98.4%	94.6%	108.4%	95.6%

Marketing

EHC distributes its workers’ compensation products and services in Pennsylvania through a network of carefully chosen independent insurance producers. EAIG’s producers are located in 39 of Pennsylvania’s 67 counties. EAIG has its greatest representation and largest premium volume in central Pennsylvania. After completion of the conversion and the merger, Eastern Holdings intends to distribute EHC’s workers’ compensation and other products through Educators’ network of independent producers. To initiate that process, Educators and EHC have entered into a distribution agreement whereby Educators has agreed to introduce EHC and its affiliates’ insurance products to Educators’ producers and EHC has agreed to introduce Educators and its insurance products to EHC and its affiliates’ producers.

Producers are compensated through a fixed base commission plan with an opportunity for profit sharing depending on the producer’s premium written and loss experience. Producers must meet premium thresholds before they are eligible to participate in any profit sharing, but once the threshold is achieved, profit sharing is dependent upon loss experience.

All current producers of EHC have made a financial investment in EHC and will receive Eastern Holdings common stock as a result of the merger. EHC strongly believes that this financial commitment by the producers to EHC has helped to align the interests of EHC and its producers, which has been an important factor contributing to EHC’s success. After the conversion and merger, new producers will continue to be encouraged to invest in Eastern Holdings.

EHC proactively manages its valued relationships with producers through a detailed producer management process. The process is driven by regular interaction and strong relationships between the senior management of EHC and the principals of each producer. The primary components of the producer management process are:

•	EHC carefully selects which producers to appoint through a process that assesses financial results, market potential, business philosophy and reputation of the producer and its staff. Senior management of EHC approves all producer appointments following extensive meetings with the producer’s principals. Following the agreement to appoint, EAIG’s Vice President of Marketing and other key personnel conduct a formal orientation process focusing on EHC’s products and services, dedicated service team and the joint business objectives of EHC and the producer.

•	EHC’s senior management team conducts annual business planning meetings with the producer’s principals to mutually agree upon the producer’s financial goals for the following year. EHC requires a written plan for achieving such goals. Senior management and the underwriting staff conduct regular visits to monitor results and build relationships.

•	EHC has established an Agency Advisory Council to promote an active dialogue between EHC and its producer group. The Agency Advisory Council is comprised of six experienced insurance agency professionals. The Council meets twice each year to discuss such topics as market conditions, customer service, products, competition and areas of opportunity. In addition to the Agency Advisory Council, EHC has established a Select Business Focus Group with its producers. This group meets twice a year to concentrate on issues that impact small workers’ compensation clients (under $20,000 in annual premium).

•	Producer management reports are distributed on a monthly basis, providing the producer with the data necessary to manage its relationship with EHC.

EHC attempts to optimize the franchise value of an EHC appointment for its 40 producers by limiting the number of appointments in identified marketing territories. As a result of this producer management strategy, in 2004 the average direct premiums written per agency contract was $1.8 million.

EHC’s ten largest producers in its workers’ compensation insurance segment accounted for 60.9% and 59.5% of its direct premiums written for the years ended December 31, 2004 and 2003, respectively. EHC’s largest producer, The Alliance of Central PA, Inc., is the largest independent producer for EHC’s workers’ compensation insurance segment and accounted for 25.6% and 26.0%

of its direct premiums written for the years ended December 31, 2004 and 2003, respectively. No other producer accounted for more than 10% of EHC’s workers’ compensation insurance segment direct premiums written in 2004 or 2003. If premium volume produced by several of EHC’s large producers were to decrease significantly, EHC’s business would be adversely affected.

Underwriting and Risk Management

EHC is committed to an individual account underwriting strategy that is focused on selecting quality accounts. The goal of EHC’s underwriting professionals is to select a diverse book of business with respect to risk classification, hazard level and geographic location. EHC expects to remain a rural underwriter focusing on territories, accounts and producers that produce acceptable underwriting margins. EHC believes delivery of quality service to its producer business partners continues to be the dominant attribute of its underwriting culture.

EHC’s underwriting operation is organized to support its strategic business units, including its traditional products sold through the select and custom business units and its alternative markets business unit. EHC’s President, Michael L. Boguski, serves as the Chief Underwriting Officer, responsible for strategy, controls, underwriting authorities and the monitoring of results. The underwriting organization employs thirty professionals with an average of twelve years of experience in the industry.

The rural profile of EAIG’s traditional business (excluding alternative markets) is represented by the following tables. EAIG focuses on rural Pennsylvania because it believes the market has attractive demographics. The first table segments the business geographically, as of December 31, 2004, showing the top ten Pennsylvania counties by amount of direct premiums written (dollars in thousands).

County	Direct Premiums Written (1)	Percentage
Lancaster	$9,454	22.2%
York	4,503	10.6%
Berks	2,898	6.8%
Lehigh	2,521	5.9%
Allegheny	1,958	4.6%
Cumberland	1,864	4.4%
Schuylkill	1,259	3.0%
Indiana	1,103	2.6%
Lebanon	838	2.0%
Adams	762	1.8%
Other	15,515	36.1%

Total	$42,675	100%

(1)	Excludes premiums resulting from payroll audits.

The following table segments EAIG’s traditional business by class code, as of December 31, 2004, showing the top ten class codes. EAIG’s underwriting strategy is focused on accounts with strong return to work and safety programs and low to middle hazard levels such as clerical office, light manufacturing, auto dealers and the service industry. EAIG writes workers’ compensation in a total of 234 class codes with an average exposure base of $8.2 million. A class code’s exposure base refers to the dollar amount of aggregate payroll of insured employers in the specified class code. (dollars in thousands).

Description	Percentage	Exposure
Clerical Office	21.6%	$411,220
Doctors/dentists	7.3%	140,020
Hospital	5.4%	102,986
Salesmen – Outside	5.4%	102,259
Auto Dealers	4.9%	93,533
Restaurant	3.9%	74,404
Nursing Homes – Skilled	3.4%	65,609
Auto Salesman	3.3%	62,416
Colleges/Schools	2.9%	55,339
Bank	2.5%	47,241

The following table profiles EAIG’s traditional business by premium band as of December 31, 2004, showing direct premiums written and the number of policies in each band. As of December 31, 2004, EAIG’s average traditional premium was $15,282 and its average new premium in 2004 was $21,196.

(Dollars in thousands)

Premium Band	Direct Premiums Written (1)	Policies
$0 - $4,999	$2,908	1,528
$5,000 - $19,999	6,949	732
$20,000 - $49,999	7,956	297
$50,000 - $99,999	7,097	130
$100,000 +	17,765	102

Total	$42,675	2,789

(1)	Excludes premiums resulting from payroll audits

EHC’s underwriting staff also is responsible for monitoring and controlling credit risk in all of its strategic business units. EHC is exposed to credit risk because it is dependent upon receipt of premium payments by its insureds, which sometimes are paid in installments over the life of a policy. The underwriters attempt to reduce credit risk through proactive financial underwriting of insureds, and by offering conservative billing installments and securing the appropriate collateral for alternative market and large deductible programs.

In 2004, EHC successfully implemented a web-based underwriting system to better serve its producer base. EHC’s web-based system is designed to permit producers to submit policies directly to EAIG through the Internet. A producer can receive a pricing indication and refer the policy to EHC’s underwriting staff for approval. Since deploying the system in the second quarter of 2004, approximately forty percent of submissions have been received via the Internet.

Within the underwriting operation, EAIG operates a risk management unit consisting of eight risk management professionals with an average of thirteen years of experience in the industry. The risk management unit delivers loss consulting services to EHC’s staff, producers and customers. The objective of the risk management operation is to protect EHC from catastrophic loss, reduce claims frequency and provide value added consulting services to insureds. EHC has expanded consulting services to include health and wellness, which supports injury prevention and mitigates claim expense. These services are provided at no additional cost to the insured and are services that differentiate EAIG from its competitors. The risk management unit also provides risk pre-screening in support of the underwriting selection process.

Claims

EAIG’s claims are handled through a third party administration contract with EHC’s wholly-owned subsidiary, Employers Alliance. Employers Alliance also holds third party claims administration contracts with other clients, including a Fortune 500 company as well as governmental units and health care organizations.

Employers Alliance focuses on early intervention and aggressive disability management, utilizing the professional services of medical case managers to supplement the expertise of in-house claims professionals when appropriate. EHC believes that effective claim management requires consistent execution of the following elements:

•	Prompt and thorough investigation;

•	Fair and timely determination of coverage and compensability;

•	Honest and frequent communication with all pertinent parties;

•	Equitable resolution of claims;

•	Timely delivery of payments; and

•	Reasonable reserving practices.

EHC believes in thorough education of its clients and their employees regarding the workers’ compensation law and workplace safety. EHC utilizes frequent communication with all parties as a means to maintain control of claims and minimize the influence of factors that increase costs such as attorney involvement and “doctor shopping.” EHC provides assistance and support to its clients in the implementation of physician panels and return to work programs.

EHC believes it is appropriate and desirable to utilize compromise and release agreements to economically resolve serious or difficult claims in order to limit its exposure and prevent unfavorable loss development. EHC utilizes strategic vendor relationships rather than in-house staff for services such as legal representation, private investigation, vocational rehabilitation and medical case management.

Managed care initiatives have been implemented with strategic vendors to reduce claim costs. Managed care services include: preferred provider networks; physical therapy networks; a prescription drug program; and subrogation recovery. Subrogation is a legal principle that enables an insurance company, after paying a claim under a policy, to recover the amount paid on the claim from the person legally responsible for the loss covered by the policy.

The claims unit responsible for providing service to EAIG is comprised of a supervisor with 13 years of workers’ compensation claims experience, seven claim representatives with a combined total of over 77 years of claims experience, three claim analysts and one claim administrator. Each claim representative is assigned to a specific group of producers and their policyholders in order to facilitate teamwork and effective communication. In addition, this structure allows the team to develop extensive knowledge of specific geographic areas and customer operations.

In an effort to ensure aggressive management and quality outcomes on each claim, EHC closely monitors the pending caseloads and volume of new claim assignments for each claim representative. EHC’s strategy is to maintain maximum caseloads of 125 open claims and an average of ten to twelve new claims per week for each claim representative.

Losses under workers’ compensation policies principally include payments for medical expenses and lost wages resulting from lost time at work by an injured employee. Medical expenses generally are incurred and paid more quickly than indemnity claims for lost wages, which can be ongoing and are the most likely to result in adverse development in future periods. EHC attempts to aggressively achieve final resolution of, and close claims from prior accident years. The table below shows the claims received by EAIG and closed and open claims by accident year as of December 31, 2004.

Traditional Business

(Exclusive of Alternative Markets)

Open Claims (1)

Accident Year	Total Claims	Open	Closed	% Closed
1998	65	0	65	100.0%
1999	207	4	203	98.1%
2000	394	11	383	97.2%
2001	598	26	572	95.7%
2002	690	41	649	94.1%
2003	693	109	584	84.3%
2004	753	286	467	62.0%

	3,400	477	2,923	86.0%

(1)	Excludes claims for medical expenses only because such claims are opened and closed in a short period of time. Includes reinsured claims.

Reinsurance

EHC’s insurance companies reinsure a portion of their exposure and pay to the reinsurers a portion of the premiums received on all policies reinsured. For the contract year that commenced May 1, 2005, the largest exposure that EHC retains on any one individual workers’ compensation loss occurrence in its traditional business is $500,000. This represents an increase in EHC’s retention of $100,000 from the prior contract year. Loss occurrences in excess of $500,000 are covered on an excess-of-loss basis up to a maximum of $39.5 million. EHC’s workers’ compensation reinsurance treaty has been with underwriting members of Lloyds and two global reinsurers, Alea London Limited and Aspen Insurance UK Limited, since 1999.

Umbrella liability losses are reinsured under a separate treaty on a 90% quota share basis up to $2.0 million and a 100% quota share basis in excess of $2.0 million up to a $5.0 million limit. The commercial umbrella product line is reinsured by American Re-Insurance Company. For EHC’s fiscal year ended December 31, 2004, its insurance companies ceded to unaffiliated reinsurers $5.0 million of written premiums, compared to $5.1 million of written premiums for the year ended December 31, 2003. Limits in excess of $5.0 million are 100% reinsured on a facultative basis. For more information see “Reinsurance.”

Specialty Reinsurance Segment

Products

The specialty reinsurance segment does not directly underwrite any products. Rather, Eastern Re participates as a 25% reinsurer in treaties with a large primary insurer in the EnviroGuard underground storage tank insurance program and a program that provides automobile insurance coverage for companies engaged in the transportation of non-hazardous waste. The EnviroGuard program provides coverage to underground tank owners for third party off-site bodily injury and property damage claims as well as clean-up coverage and first party on-site claims. The non-hazardous waste transportation product provides automobile liability, physical damage and certain other coverages for companies engaged in the transportation of non-hazardous waste. Eastern Re’s specialty reinsurance products are primarily marketed and distributed by a producer, AmPro. Lawrence Bitner, a director of EHC and Eastern Holdings, is an employee of AmPro and manages a significant portion of its program business. From time to time, Mr. Bitner offers EHC the ability to participate as a reinsurer in other programs developed by AmPro. Each program is evaluated on a case by case basis and is approved by the board of directors of Eastern Re, with Mr. Bitner abstaining. For the year ended December 31, 2004, Eastern Re had direct assumed premiums of $13.3 million. EHC’s access to this revenue stream is dependent upon its relationship with Mr. Bitner. In addition, under the terms of the reinsurance agreement with the primary insurer, the merger gives the primary insurer the right to terminate the reinsurance agreement. The primary insurer has agreed to forebear from exercising this termination right but has not waived its right to do so. See “Risk Factors.”

Marketing

Eastern Re does not engage in any marketing with respect to the specialty reinsurance segment. All marketing efforts are undertaken by AmPro, which develops programs for presentation to a large primary insurer and other insurers. Eastern Re’s board of directors considers analyses of historical loss information in determining whether to participate in each program.

Underwriting and Risk Management

Eastern Re does not underwrite individual risks in the specialty reinsurance segment. Rather, Eastern Re examines specific program business and determines whether to enter into the reinsurance agreement with the primary insurer. Underwriting consultants engaged by Eastern Re conduct annual underwriting audits of this program business.

Claims

Neither Eastern Re nor any of its affiliates actively manages claims in the specialty reinsurance segment. Claims management is performed by the primary insurer. When the primary insurer sustains a loss, it invoices Eastern Re for its pro rata share of the loss. Eastern Re’s claims administration is limited to verification that the claim is a covered claim under the reinsurance contract between Eastern Re and the primary insurer.

Reinsurance

Eastern Re acts as a reinsurer in the specialty reinsurance segment. None of the risks assumed by Eastern Re in this segment are further reinsured.

Segregated Portfolio Cell Reinsurance Segment

Products

EHC provides a variety of services to employers who self-insure their workers’ compensation exposure, including program design, fronting, claims adjusting, investment management, and cell rental programs. The market for self-insured or “captive” insurance is called the alternative markets, and these programs are referred to as alternative market programs or products. Insurance coverage is underwritten by Eastern Alliance and Allied Eastern and ceded 100% to Eastern Re. Eastern Re currently provides segregated portfolio cell rental facilities and Eastern Alliance and Allied Eastern provide fronting services to eleven programs. Upon termination of the respective agreements and after settlement of the ultimate liabilities due under the various programs, the segregated portfolio dividend participants may receive a segregated portfolio participation dividend payment from Eastern Re for the remaining profit, if any, under the segregated portfolio cell programs. Outstanding loss reserves and unearned premiums under the segregated portfolio cell programs are collateralized by letters of credit provided by the segregated portfolio dividend participants and the segregated portfolio cell. In addition, the segregated portfolio dividend participant also posts a letter of credit to cover any losses up to the aggregate reinsurance attachment point purchased directly by Eastern Re.

Eleven programs are currently insured under reinsurance contracts between Eastern Alliance or Allied Eastern as the fronting company and Eastern Re. The following table describes the program sponsor, the direct premiums written and number of policies for each segregated portfolio cell. Where the sponsor is an insurance agency, the agency uses the cell for the benefit of certain of its similarly situated clients (dollars in thousands):

Program	2004 Direct Premiums Written	Number of Active, In- Force Policies in 2004
Builder/contractor trade group	$6,479	528
Insurance agency sponsor	3,032	224
Insurance agency sponsor	2,994	24
Rehabilitation facilities trade group	2,634	15
Long term care facilities operator	2,106	1
Forestry products trade group	1,941	136
Insurance agency sponsor	1,742	53
Insurance agency sponsor	1,688	106
Preferred automotive dealership program	1,216	26
Central Pennsylvania coalition of preferred businesses	1,144	5
Insurance agency sponsor	1,045	56

Total	$26,021	1,174

With 1,174 total in-force policies in alternative markets programs, the average premium size is $22,164 compared to an overall average premium size of $16,976 for EAIG.

Marketing

The distribution of policies that may be submitted to Eastern Re for consideration for reinsurance is substantially the same as that of EAIG’s traditional policies. EHC’s independent producers market the products to potential customer groups within EHC’s geographic target markets. Working in conjunction with its producers, EHC determines whether a given risk is appropriate for the traditional or alternative market. For additional information on marketing generally see “Business of EHC – Workers’ Compensation Insurance Segment – Marketing.”

Underwriting and Risk Management

Underwriting and risk management services for the alternative markets business is substantially the same as the underwriting for traditional business, although a separate alternative markets unit has been formed for the delivery of services on a group program basis. The independent producers’ knowledge of EHC’s product offerings is an important component in the offering of different product proposals to customers, including the alternative markets option. After successful completion of the underwriting process, if the risk is deemed to be an appropriate candidate for the alternative market, the risk is submitted to Eastern Re for consideration of intercompany reinsurance between Eastern Alliance and/or Allied Eastern and Eastern Re. In general, a pool of risks such as a trade group or for similarly situated customers of an agency are most appropriate for submission to the alternative markets. If a pool of risks is accepted by Eastern Re, reinsurance agreements and dividend participant agreements are executed, external reinsurance is bound and a segregated cell is established and sent for approval by the Cayman Islands Monetary Authority. The cost and a profit margin (collectively expressed as a percentage of direct written premium) for the underwriting of the policies for an alternative markets customer is included as part of the ceding commission in the reinsurance agreement between Eastern Alliance and/or Allied Eastern and Eastern Re. Furthermore, a fee is paid to Eastern Re for the rental of the segregated portfolio cell and for the maintenance of books and records. This fee is included as part of the ceding commission in the reinsurance agreement between Eastern Alliance and/or Allied Eastern and Eastern Re.

Claims

Claims administration and risk management for the alternative market programs are performed by Employers Alliance, a wholly-owned subsidiary of EHC. A fee is paid from Eastern Re to Employers Alliance for claims adjusting and risk management services. This fee also is included as part of the ceding commission in the reinsurance agreement between Eastern Alliance and/or Allied Eastern and Eastern Re.

Reinsurance

Intercompany Reinsurance Structure. Intercompany reinsurance agreements are the mechanisms by which premiums paid by alternative markets customers are ceded from Eastern Alliance and/or Allied Eastern to Eastern Re. Each Eastern Re segregated portfolio cell has the following reinsurance agreements between Eastern Re and Eastern Alliance and/or Allied Eastern:

•

100% Quota Share Reinsurance Agreements – Under this reinsurance agreement, Allied Eastern or Eastern Alliance cedes all premiums received from the specific customer to Eastern Re and receives a ceding commission in return. Consistent with any policy issued by EAIG, the underlying risks within the program will dictate which fronting company (Eastern Alliance or Allied Eastern) writes the policy. As with any reinsurance arrangement, the ultimate liability for the payment of claims resides with the fronting company. The ceding commission paid by Eastern Re to Allied Eastern or Eastern Alliance as part of the reinsurance agreement averages 38.5%. The ceding commission consists of charges customary to such arrangements including fronting fees, external reinsurance, producer’s commission, premium taxes and assessments, claims administration and risk management services and segregated portfolio cell rental fees. In addition, the ceding commission compensates Eastern Alliance or Allied Eastern for the risk assumed under the aggregate excess reinsurance agreement described directly below.

•	Aggregate Excess Reinsurance Agreements – An aggregate excess reinsurance agreement exists between Eastern Alliance and/or Allied Eastern and Eastern Re whereby Eastern Alliance and/or Allied Eastern assume 100% of aggregate losses over an aggregate attachment point (expressed as a percentage of direct written premium), with a maximum loss limit of $100,000. The attachment points for the aggregate excess reinsurance agreements average 89.0% of direct written premium. For example, in the case of a portfolio cell with $1.0 million in assumed premium and an 89.0% attachment point, Eastern Re pays the first $890,000 in net losses and loss adjustment expenses, Eastern Alliance or Allied Eastern pays the next $100,000 in net losses and loss adjustment expenses and the external aggregate reinsurer (as described below) pays net losses and loss adjustment expenses beyond the initial $990,000 covered by Eastern Re and Eastern Alliance or Allied Eastern. These aggregate excess reinsurance agreements effectively align the interests of Eastern Alliance and/or Allied Eastern and Eastern Re with the external reinsurers.

External Reinsurance. Eastern Re purchases external reinsurance coverage directly from Lloyd’s of London. Eastern Re purchases per occurrence coverage to cover severity of claims and aggregate reinsurance coverage to cover frequency of claims on its segregated portfolio cell business.

Per Occurrence Reinsurance Agreements. Per occurrence reinsurance agreements cover Eastern Re for a catastrophic claim resulting from one event with respect to its segregated portfolio cell business. The specific retentions for per occurrence coverage for segregated portfolios within Eastern Re range from $250,000 to $350,000 but each per occurrence coverage has a $40.0 million limit. For example, in the case of a segregated portfolio cell with a $300,000 retention that has a $3.0 million claim relating to the death of a covered employee, the segregated portfolio cell would cover the first $300,000 of the claim with the third party reinsurer paying the remaining $2.7 million of the claims.

Aggregate Reinsurance Coverage. Aggregate reinsurance agreements cover the segregated portfolio cells for losses and loss adjustment expenses beyond the $100,000 aggregate coverage provided by Eastern Alliance or Allied Eastern. The need for this coverage would arise in the event of a series of losses as opposed to a single, catastrophic event. Aggregate reinsurance coverage purchased through Lloyd’s has ultimate loss limits of $1.0 million or $2.0 million, depending on the underlying risks. This external reinsurance combined with the aggregate coverage provided by Eastern Alliance or Allied Eastern provides aggregate loss limits for each segregated portfolio within Eastern Re ranging from $1.1 million to $2.1 million.

In addition to the reinsurance coverage on the segregated portfolio cell business, the dividend participants of each segregated portfolio cell provides a letter of credit for the most recent program year that is equal to the difference between the loss fund (amount of funds available to pay losses after deduction of ceding commission) and the aggregate attachment point of the reinsurance. This is sometimes called the GAP or unfunded liability. As an example, if a program has $1.0 million of assumed premiums, a 40% ceding commission and a 90% aggregate attachment point, the letter of credit amount is $300,000 calculated as follows:

Aggregate attachment point ($1,000,000 x .90)	$900,000
Loss fund ($1,000,000 – ($1,000,000 x .40)	$600,000
GAP	$300,000

Allocation of Premium

The alternative markets business involves services from several companies within EHC, which are paid for out of the ceding commission. External costs are also paid out of the ceding commission. The flow of premium dollars is as follows:

•	100% of the premium written is ceded to Eastern Re from Eastern Alliance and/or Allied Eastern.

•	In exchange for ceding the premium, Eastern Alliance and/or Allied Eastern are paid a ceding commission by Eastern Re equal to a percentage of the premium written, which averages 38.5%.

•	The ceded commission is then typically allocated as follows:

Fee Description	Fee Recipient
Fronting fee	Eastern Alliance and/or Allied Eastern
Producers’ commission	Independent producer
Reinsurance	Third party reinsurer (Lloyds)
Cell rental fee	Eastern Re
Claims handling fee	Employers Alliance
Risk management fee	Employers Alliance
Premium and excise taxes	State and offshore taxing authorities

•	The difference between the premium and the ceding commission is deposited in Eastern Re’s Cayman Island bank account to create the loss fund.

Payment of a Segregated Portfolio Dividend

The agreement between Eastern Re and the segregated portfolio dividend participants determines how a dividend is calculated and when and how a dividend may be paid. The payment of a dividend is subject to certain restrictions. The agreement further specifies that any proposed dividend is subject to the approval of the board of directors of Eastern Re and the Cayman Islands Monetary Authority.

Reinsurance

EHC’s insurance companies reinsure a portion of their exposure and pay to the reinsurers a portion of the premiums received on all policies reinsured. Insurance policies written by EHC’s companies are reinsured with other insurance companies principally to:

•	reduce net liability on individual risks;

•	mitigate the effect of individual loss occurrences (including catastrophic losses);

•	stabilize underwriting results;

•	decrease leverage; and

•	increase its insurance companies’ underwriting capacity.

Reinsurance can be facultative reinsurance or treaty reinsurance. Under facultative reinsurance, each policy or portion of a risk is reinsured individually. Under treaty reinsurance, an agreed-upon portion of a class of business is automatically reinsured. Reinsurance also can be classified as quota share reinsurance, pro-rata insurance or excess-of-loss reinsurance. Under quota share reinsurance and pro-rata insurance, the ceding company cedes a percentage of its insurance liability to the reinsurer in exchange for a like percentage of premiums less a ceding commission. The ceding company in turn recovers from the reinsurer the reinsurer’s share of all losses and loss adjustment expenses incurred on those risks. Under excess reinsurance, an insurer limits its liability to all or a particular portion of the amount in excess of a predetermined deductible or retention. Regardless of type, reinsurance does not legally discharge the ceding insurer from primary liability for the full amount due under the reinsured policies. However, the assuming reinsurer is obligated to reimburse the ceding company to the extent of the coverage ceded.

EHC determines the amount and scope of reinsurance coverage to purchase each year based on a number of factors. These factors include the evaluation of the risks accepted, consultations with reinsurance representatives and a review of market conditions, including the availability and pricing of reinsurance. EHC’s reinsurance treaty is placed with non-affiliated reinsurers, and is generally renegotiated annually based upon a May 1 to April 30 contract year. EHC’s reinsurance treaty covers both its traditional workers’ compensation business and its segregated portfolio cell business. Terrorism insurance is included within the treaty. For a more detailed discussion of the application of EHC’s reinsurance treaty in its segregated portfolio cell segment, see “Segregated Portfolio Cell Reinsurance Segment.”

The following table sets forth the recoverable from reinsurers as of December 31, 2004 (dollars in thousands):

Name	Reinsurance Recoverable	A.M. Best Rating		Percentage of Shareholders’ Equity	Percentage of Reinsurance Recoverable
Lloyd’s of London	$3,028	A		7.3%	63.7%
St. Paul Reinsurance Company Ltd.	56	NR-3	(1)	0.1%	1.2%
Alea London Ltd.	746	B++	(2)	1.8%	15.7%
Aspen Insurance UK Ltd.	825	A		2.0%	17.4%
Fairfield Insurance Company	95	A+		0.2%	2.0%

	$4,750			11.4%	100.0%

(1)	Rating assigned to companies that are not rated by A.M. Best.

(2)	Alea London Ltd. has been put on negative outlook by A.M. Best.

According to A.M. Best, companies with a rating of “B++” or better “have a very good ability to meet their ongoing obligations to policyholders.” EHC monitors the solvency of reinsurers through regular review of their financial statements and, if available, their A.M. Best ratings. EHC has experienced no difficulty collecting amounts due from reinsurers; however, the insolvency or inability of any reinsurer to meet its obligations could have a material adverse effect on EHC’s financial condition and results of operations.

Loss Reserves

EHC’s reserves for loss and loss adjustment expense as of September 30, 2005 (in thousands) are summarized below:

	Workers’ Compensation Insurance	Segregated Portfolio Cell Reinsurance	Specialty Reinsurance	TOTAL
Case reserves	$14,757	$7,617	$6,762	$29,136
Case incurred development, IBNR and ULAE reserves	23,833	12,068	7,226	43,127
Amount of Discount	(2,088)	(937)	—	(3,025)

Net reserves	36,502	18,748	13,988	69,238
Reinsurance recoverables	3,698	1,659	—	5,357

Reserves for unpaid losses and loss adjustment expenses	$40,200	$20,407	$13,988	$74,595

In its workers’ compensation insurance and segregated portfolio cell reinsurance segments, EHC records reserves for estimated losses under insurance policies and for loss adjustment expenses related to the investigation and settlement of policy claims. EHC’s reserves for loss and loss adjustment expenses represent the estimated cost of reported and unreported loss and loss adjustment expenses incurred and unpaid at a given point in time. In establishing its workers’ compensation reserves, EHC uses loss discounting, which involves recognizing the time value of money and offsetting estimates of future payments by future expected investment income. For claims reported in the workers’ compensation insurance and segregated portfolio cell reinsurance segments, claims are administered by EHC’s wholly-owned third party administrator, Employers Alliance.

When a claim is reported, EHC’s claims adjusters immediately establish a case reserve, which consists of anticipated medical costs, indemnity costs and certain defense and cost containment adjustment expenses that EHC refers to as allocated loss adjustment expenses, or ALAE. At any point in time, the amount paid on a claim, plus the case reserve for future amounts to be paid, represents the claims adjuster’s estimate at that time of the total cost of the claim, or the case incurred amount. The case reserve for each reported claim is based upon various factors, including:

•	type of loss;

•	severity of the injury or damage;

•	age and occupation of the injured employee;

•	estimated length of temporary disability;

•	anticipated permanent disability;

•	expected medical procedures, costs and duration;

•	knowledge of the circumstances surrounding the claim;

•	insurance policy provisions, including coverage, related to the claim;

•	jurisdiction of the occurrence; and

•	other benefits defined by applicable statute.

The case incurred amount can vary over time due to changes in expectations with respect to medical treatment and outcome, length and degree of disability, employment availability and wage levels and judicial determinations. As changes occur, the case incurred amount is adjusted. The initial estimate of the case incurred amount can vary significantly from the amount ultimately paid, especially in circumstances involving severe injuries with comprehensive medical treatment. Changes in case incurred amounts, or case incurred development, is an important component of EHC’s historical claim data.

In addition to case reserves, EHC establishes loss and ALAE reserves on an aggregate basis for case incurred development and claims that have been incurred but not reported, or IBNR. Case incurred development and IBNR reserves are primarily intended to provide for aggregate changes in preexisting case incurred amounts and, secondarily, as the unpaid cost of IBNR claims for which an initial case reserve has not been established.

The third component of EHC’s reserves for loss and loss adjustment expenses is unallocated loss adjustment expense, or ULAE reserve. EHC’s ULAE reserve is established for the costs of future unallocated loss adjustment expenses for known and unknown claims. EHC’s ULAE reserve covers primarily the estimated cost of administering claims.

In estimating case incurred development and IBNR reserves, EHC performs most of its detail analysis on a net of reinsurance basis, and then considers expected recoveries in arriving at its recorded amounts for unpaid losses and loss expenses. To estimate such reserves, EHC relies primarily on the analysis of claims in its 8-year workers’ compensation insurance history. Using standard actuarial methods, EHC estimates reserves based on historical patterns of case development, payment patterns, mix of business, premium rates charged, case reserving adequacy, operational changes, adjustment philosophy and severity and duration trends. However, the number of variables and judgments involved in establishing reserve estimates, combined with some random variation in loss development patterns, results in uncertainty regarding projected ultimate losses. As a result, EHC’s ultimate liability for loss and loss adjustment expenses may be more or less than its reserve estimate.

To estimate reserves, EHC stratifies its data using variations of the following different categorization of claims:

•	All loss and LAE data developed together;

•	Lost time claims developed independently;

•	Medical only claims developed independently;

•	The indemnity portion of lost time claims developed independently;

•	The medical portion of an indemnity claim and medical only claims developed together; and

•	Loss adjustment expenses developed independently.

The combination of the different data stratifications and standard actuarial methods, including the following, produce different actuarial indications for EHC to evaluate:

•	Incurred Loss Development Method. The Incurred (case incurred) Loss Development Method relies on the assumption that, at any given state of maturity, ultimate losses can be predicted by multiplying cumulative reported losses (paid losses plus case reserves) by a cumulative development factor. The validity of the results of this method depends on the stability of claim reporting and settlement rates, as well as the consistency of case reserve levels. Case reserves do not have to be adequately stated for this method to be effective; they only need to have a fairly consistent level of adequacy at all stages of maturity. “Age-to-age” loss development factors (“LDFs”) are calculated to measure the relative development of an accident year from one maturity point to the next.

•

Paid Loss Development Method. The Paid Loss Development method is mechanically identical to the Incurred Loss Development method described above. The paid method does not rely on case reserves or claim reporting patterns in making projections. The validity of the results from using a loss development approach can be affected by many conditions, such as internal claim department processing changes, legal changes or variations in a company’s mix of business from one year to the next. Also, since the percentage of losses paid for immature years is often low, development factors are more volatile. A small variation in the number of claims paid can have a leveraging effect that can lead to significant changes in estimated ultimate liability for loss and loss adjustment expenses. Therefore, ultimate values for immature accident years are often based on alternative estimation techniques.

•	Bornhuetter-Ferguson Methodology. The Bornhuetter-Ferguson expected loss projection method based on reported loss data relies on the assumption that remaining unreported losses are a function of the total expected ultimate losses rather than a function of the currently reported losses. The expected ultimate losses in this analysis are based on historical results, adjusted for known pricing changes and inflationary tends. The expected ultimate losses are multiplied by the unreported percentage to produce expected unreported losses. The unreported percentage is calculated as one minus the reciprocal of the selected cumulative incurred LDFs. Finally, the unreported losses are added to the current reported losses to produce ultimate losses. The Bornhuetter-Ferguson method is most useful as an alternative to other models for immature accident years. For these immature accident years, the amounts reported or paid may be small and unstable and therefore not predictive of future development. Therefore, future development is assumed to follow an expected pattern that is supported by more stable historical data or by emerging trends. This method is also useful when changing reporting patterns distort historical development of losses.

•	The Bornhuetter-Ferguson Method can also be applied with paid losses.

In estimating ULAE reserves, EHC reviews past adjustment expenses in relation to paid claims and estimated future costs based on expected claims activity and duration. The sum of EHC’s net loss and ALAE reserve, and ULAE reserves is its total net reserve for loss and loss adjustment expenses.

In determining management’s best estimate, EHC considers the various estimates produced by the actuarial methods. Considering the results of the methods, the inherent strengths and weakness of each method as described above, as well as other statistical information such as ultimate loss ratios, ultimate loss to exposure ratios and average ultimate claim values, EHC determines and records its best estimate of unpaid losses and ALAE.

As of September 30, 2005, EHC’s best estimate of its ultimate liability for loss and loss adjustment expenses, net of amounts recoverable from reinsurers, for its workers’ compensation insurance segment was $36.5 million. This amount was determined based on methods which were viewed to be better predictors than other methods. EHC’s recorded amounts, net of reinsurance, for its workers’ compensation insurance segment are compared below to the low and high end of the range of results produced by EHC’s actuarial methods. The reserve range represents the impact on ultimate loss indications of applying different actuarial methodologies and from using different claim data points for developing losses. For example, in the reserve range for the workers’ compensation segment immediately below, the ultimate loss indications that comprise the low end of the range rely more heavily on incurred claims data while the high end of the range relies more heavily on paid claims data. EHC’s aggregate reserve range, net of reinsurance, for its workers’ compensation segment follows:

Reserve Range
Recorded	Low End	High End
$36.5 million	$29.8 million	$37.0 million

The resulting range derived from this analysis would have increased net reserves by $500,000 or decreased net reserves by $6.7 million, at September 30, 2005. The increase would have reduced net income and shareholders’ equity by $330,000. The decrease would have increased net income and stockholders’ equity by $4.4 million. A change in net loss and loss adjustment expense reserve would not have an immediate impact on liquidity, but would affect cash flow in future periods as the losses are paid.

The estimates above rely on substantial judgment. There is inherent uncertainty in estimating reserves for loss and loss adjustment expenses. It is possible that the actual loss and loss adjustment expenses incurred may vary significantly from EHC’s estimates.

EHC estimates and records reserves for its segregated portfolio cell reinsurance segment in the same manner as for its workers’ compensation segment. EHC’s aggregate reserve range, net of reinsurance, for its segregated portfolio cell reinsurance segment follows:

Reserve Range
Recorded	Low End	High End
$18.8 million	$17.7 million	$20.4 million

The difference between total revenue for the segregated portfolio cell reinsurance segment for each period and the sum of losses and loss adjustment expenses, underwriting expenses, policyholder dividend expenses and other expenses is accrued as a segregated portfolio dividend expense. Accordingly, any change in the reserve for losses and loss adjustment expense is recorded to the segregated portfolio dividend payable / receivable account and would have no impact on EHC’s net income or shareholders’ equity.

In its specialty reinsurance segment, EHC categorizes unpaid losses and loss expenses into two types of reserves: reported outstanding loss reserves, or case reserves, and IBNR reserves. Case reserves represent unpaid losses reported by EHC’s cedants and recorded by EHC. Similar to the workers’ compensation insurance and segregated portfolio cell reinsurance segments, IBNR reserves represent a provision for claims that have been incurred but not yet reported, as well as future loss development on losses already reported, in excess of the case reserves. EHC updates its estimates for each of the aforementioned categories on a quarterly basis using information received from its cedants.

EHC analyzes its ultimate losses and loss adjustment expenses for specialty reinsurance after consideration of the loss experience on each treaty for every underwriting year on a quarterly basis. The methodologies that EHC employs include, but may not be limited to, paid loss development methods and incurred loss development methods similar to those described in the workers’ compensation insurance and segregated portfolio cell reinsurance segments above.

In applying these methods, EHC evaluates loss development trends by underwriting year to determine various assumptions that are required as inputs in the actuarial methodologies it employs. These typically involve the analysis of historical loss development trends by underwriting year. In addition, EHC utilizes external or internal benchmark sources of information for which it does not have sufficient loss development data to calculate credible trends. The evaluation of the reserve for unpaid losses and loss adjustment expense related to the specialty reinsurance segment requires that loss development be estimated over an extended period of time.

For its specialty reinsurance segment, EHC relies on information provided by ceding companies as it regards premiums and reported claims, and then uses that data as a key input to estimate unpaid losses and loss expenses. Since EHC relies on claims information reported by ceding companies, the estimation of unpaid losses and loss expenses for specialty reinsurance includes certain risks and uncertainties that do not exist with its other segments, and include, but are not necessarily limited to, the following:

•	The reported claims information could be inaccurate, and/or could be subject to significant reporting lags. Such potential inaccuracies or reporting lags would increase the risk of reserve estimation error.

•	A significant amount of time can lapse between the assumption of risk, occurrence of a loss event, the reporting of the event to an insurance company, often referred to as the primary company or cedant, the subsequent reporting to the reinsurance company, referred to as the reinsurer, and the ultimate payment of the claim on the loss event by the reinsurer.

•	Because the primary insurer under these programs changed in 1999, historical loss data is insufficiently developed. Therefore, reliance has been placed on industry loss development patterns adjusted, based on EHC’s judgment, to reflect considerations particular to the exposure. The reliance on external benchmarks, while necessary, creates an additional element of uncertainty.

EHC mitigates the above risk by performing periodic claims reviews of the ceding companies’ claims detailed reports to ensure reported claims information appears to be reasonably accurate and timely.

As of September 30, 2005, EHC’s best estimate of its ultimate liability for unpaid loss and loss expense for its specialty reinsurance segment was $14.0 million. This amount was determined based on methods which were viewed to be better predictors than other methods. EHC’s recorded amounts, net of reinsurance, for its specialty reinsurance segment are compared below to the low and high end of the range of results produced by EHC’s actuarial methods:

Reserve Range
Recorded	Low End	High End
$14.0 million	$12.2 million	$14.2 million

The resulting range derived from this analysis would have increased net reserves by $200,000 or decreased net reserves by $1.8 million, at September 30, 2005. The increase would have reduced net income and shareholders’ equity by $200,000 and the decrease would have increased net income and stockholders’ equity by $1.8 million. A change in net loss and loss adjustment expense reserve would not have an immediate impact on liquidity, but would affect cash flow in future periods as the losses are paid.

While management believes that the assumptions underlying the amounts recorded for unpaid losses and loss adjustment expense reserves as of September 30, 2005 are reasonable, the ultimate net liability may differ materially from the amount provided.

EHC’s reserves and other key claims data at the periods indicated are as follows (dollars in thousands):

	At December 31,
	2004	2003	2002
Case reserves	$27,449	$22,201	$11,875
IBNR reserves	35,526	23,328	15,828
Discount	(2,680)	(2,472)	(2,816)

Net reserves	60,295	43,057	24,887
Reinsurance recoverables	2,849	2,084	1,366

Reserves for unpaid losses and loss adjustment expenses	$63,144	$45,141	$26,253

Open lost time claims – workers’ compensation insurance segment (1)	456	489	509

Exposure base – workers’ compensation insurance segment (2)	$1,911,000	$1,965,000	$1,690,000

(1)	Lost time claims represent claims that have an indemnity component in addition to a medical component.

(2)	Exposure base represents the aggregate dollar amount of payroll of insureds.

The following tables are a reconciliation of activity in the reserves for losses and loss adjustment expenses, on a consolidated basis (in thousands):

	Years Ended December 31,
	2004	2003	2002
Reserves for unpaid losses and LAE, beginning of year	$45,141	$26,253	$14,418
Less: Reinsurance recoverable on unpaid losses and LAE	2,084	1,366	188

Net balance at beginning of year	43,057	24,887	14,230

Incurred related to workers’ compensation insurance:
Current year, gross of discount	30,145	23,945	16,108
Current year discount	(974)	(964)	(1,388)
Prior years, gross of discount	—	4,307	3,071
Accretion of prior years discount	1,050	1,196	477

Net incurred workers’ compensation losses during the current year	30,221	28,484	18,268

Incurred related to specialty reinsurance:
Current year	5,277	3,497	2,294
Prior year	765	520	1,833

Net incurred specialty reinsurance losses during the current year	6,042	4,017	4,127

Incurred related to segregated portfolio cell reinsurance:
Current year, gross of discount	12,801	8,119	3,520
Current year discount	(453)	(302)	(174)
Prior years, gross of discount	1,030	1,599	1,707
Accretion of prior years discount	170	419	57

Net incurred segregated portfolio cell reinsurance losses during the current year	13,548	9,835	5,110

Net incurred losses during the current year	49,811	42,336	27,505

Paid related to:
Current year	12,564	9,465	6,271
Prior year	20,009	14,701	10,577

Net claim payments during the year	32,573	24,166	16,848

Net reserves for unpaid losses and LAE, end of year	60,295	43,057	24,887
Reinsurance recoverable on unpaid losses and LAE	2,849	2,084	1,366

Reserves for unpaid losses and LAE, end of year	$63,144	$45,141	$26,253

Accounting for the workers’ compensation insurance, specialty reinsurance and segregated portfolio cell reinsurance segments requires EHC to estimate the liability for the expected ultimate cost of unpaid losses and loss adjustment expenses (“loss reserves”) as of the balance sheet date. The adequacy of loss reserves is inherently uncertain and represents a significant risk to the business. EHC attempts to mitigate the uncertainty of loss reserves by continually reviewing loss cost trends, attempting to set its premium rates to adequately cover anticipated costs and by professionally managing its claims servicing organization. Additionally, EHC attempts to minimize the estimation risk by employing actuarial techniques on a quarterly basis. Judgment is required in actuarial estimation to ascertain the relevance of historical payment and claim settlement patterns under current facts and circumstances. No assurance can be given as to whether the ultimate liability for unpaid losses will be more or less than EHC’s current estimates. Numerous internal and external factors will affect the ultimate settlements of future claims including, but not necessarily limited to: changes in the cost of remediation, impacts of relevant federal or state legislation, changes in technology and the resulting impact on costs, and reliance on ceding companies to handle claims and remit proper loss information in a timely manner. The evaluation of the reserve for unpaid losses and LAE related to Eastern Re’s specialty reinsurance programs requires that loss development be estimated over an extended period of time. Because the primary insurer under these programs changed in 1999, historical loss data is insufficiently developed. Therefore, reliance has been placed on industry loss development patterns adjusted, based on EHC’s judgment, to reflect considerations particular to the exposure. The reliance on external benchmarks, while necessary, creates an additional element of uncertainty. While management believes that the assumptions underlying the amounts recorded for unpaid losses and LAE reserves as of December 31, 2004 are reasonable, the ultimate net liability may differ materially from the amount provided.

The amount by which estimated losses, measured subsequently by reference to payments and additional estimates, differ from those originally reported for a period is known as “development.” Development is unfavorable when losses ultimately settle for more than the levels at which they were reserved or subsequent estimates indicate a basis for reserve increases on open claims. Development is favorable when losses ultimately settle for less than the amount reserved or subsequent estimates indicate a basis for reducing loss reserves on open claims. Favorable or unfavorable developments of loss reserves are reflected in EHC’s results of operations in the period the changes are made.

The analysis in the following table presents the development of EHC’s balance sheet liabilities for unpaid losses and LAE. The first line in the table shows the liability for unpaid losses and LAE, net of reinsurance, as estimated at the end of each calendar year. The first section below that line shows the cumulative actual payments of loss and LAE, net of reinsurance, that relate to each year-end liability as they were paid at the end of subsequent annual periods. The next section shows revised estimates of the original unpaid amounts, net of reinsurance, that are based on the subsequent payments and re-estimates of the remaining unpaid liabilities. The next line shows the favorable or adverse developments of the original estimates, net of reinsurance. Loss reserve development in this table is cumulative, the estimated favorable or adverse development for a particular year represents the cumulative amount by which all previous liabilities are currently estimated to have been over- or under-estimated. The “cumulative redundancy/(deficiency)” is as of December 31, 2004, which represents the difference between the latest reestimated liability and the amounts as originally estimated. A redundancy means the original estimate was higher than the current estimate; a deficiency means that the current estimate is higher than the original estimate.

	Consolidated Reserve Development
	1995	1996	1997	1998	1999	2000	2001	2002	2003	2004
	(In thousands)
Liability for unpaid losses and LAE, net of reinsurance recoverables	$582	$918	$1,631	$2,537	$4,626	$7,966	$14,232	$24,890	$43,056	$60,298
Cumulative amount of liability paid through:
One year later	—	140	250	709	2,800	5,149	10,494	14,757	20,600	—
Two years later	6	367	549	1,434	3,972	9,855	17,350	25,690	—	—
Three years later	117	628	836	1,913	5,215	13,008	21,982	—	—	—
Four years later	296	822	1,008	2,183	6,398	14,472	—	—	—	—
Five years later	414	927	1,170	2,504	7,049	—	—	—	—	—
Six years later	481	1,069	1,417	2,746	—	—	—	—	—	—
Seven years later	587	1,175	1,625	—	—	—	—	—	—	—
Eight years later	644	1,260	—	—	—	—	—	—	—	—
Nine years later	677	—	—	—	—	—	—	—	—	—
Ten years later	—	—	—	—	—	—	—	—	—	—
Liability estimated as of:
One year later	568	1,271	2,050	3,063	6,890	12,179	21,108	32,926	46,075	—
Two years later	690	1,668	2,576	4,100	8,211	15,190	24,945	36,505	—	—
Three years later	937	2,166	3,117	4,392	8,039	16,652	27,566	—	—	—
Four years later	1,248	2,535	3,363	4,488	8,440	17,978	—	—	—	—
Five years later	1,420	2,684	3,250	4,145	9,371	—	—	—	—	—
Six years later	1,497	2,603	2,761	4,426	—	—	—	—	—	—
Seven years later	1,234	2,091	3,002	—	—	—	—	—	—	—
Eight years later	1,056	2,307	—	—	—	—	—	—	—	—
Nine years later	1,232	—	—	—	—	—	—	—	—	—
Ten years later	—	—	—	—	—	—	—	—	—	—
Cumulative total redundancy (deficiency)	(650)	(1,388)	(1,372)	(1,889)	(4,475)	(10,012)	(13,333)	(11,615)	(3,019)	—
Gross liability - end of year	582	918	1,631	2,537	4,626	8,497	14,420	26,254	45,141	63,144
Reinsurance recoverables	—	—	—	—	—	531	188	1,366	2,084	2,849

Net Liability - end of year	$582	$918	$1,631	$2,537	$4,626	$7,966	$14,232	$24,888	$43,057	$60,295

Gross estimated liability - latest	1,497	2,603	2,761	4,426	9,376	19,336	28,922	38,430	48,295	—
Reestimated reinsurance recoverables - latest	—	—	—	—	5	1,358	1,356	1,925	2,220	—

Net reestimated liability - latest	$1,497	$2,603	$2,761	$4,426	$9,371	$17,978	$27,566	$36,505	$46,075	$—

Gross cumulative redundancy (deficiency)	$(650)	$(1,388)	$(1,372)	$(1,889)	$(4,750)	$(10,839)	$(14,501)	$(12,174)	$(3,156)	$—

The accounting policies used to estimate the liabilities in the preceding table are described in Note 2 to the Consolidated Financial Statements included herein.

On a quarterly basis, actuarial analyses are prepared to assess the reasonableness of the recorded reserves for losses and loss adjustment expenses. These actuarial analyses incorporate various methodologies including paid loss development, incurred loss development and a combination of both methodologies in conjunction with other actuarial methodologies that incorporate characteristics of incurred and paid methodologies combined with exposure base. The recorded amount in each accident year is then compared to the results of the methodologies with consideration being given to the age of the accident year. For more mature accident years, all of the methodologies produce very similar loss estimates. For more recent accident years, the methodologies produce results that are not as consistent. Accordingly, more emphasis is placed on supplementing the methodologies in more recent accident years with trends in exposure base, medical inflation, general inflation, severity and claim counts, among other things.

Adverse development for the years ended December 31, 2003, 2002 and 2001 was $4.3 million, $3.1 million, and $3.0 million, respectively. This development related to an increase in estimated incurred losses and LAE on EHC’s workers’ compensation line of business related to accident years 2002, 2001, 2000 and 1999. The unfavorable prior year development resulted from more difficult than anticipated return-to-work issues with injured workers due to recent economic conditions and actual development exceeding expectations that were based upon industry development factors used in prior years. Furthermore, the accretion of the discount on prior accident years contributed to the unfavorable development.

EHC’s results of operations included an increase in estimated incurred losses and LAE on its specialty reinsurance line of business related to prior accident years of $765,000 and $520,000 for the years ended December 31, 2004 and 2003, respectively. The unfavorable prior year development was the result of changes in estimates as losses emerged at a higher rate than had been originally anticipated when the reserves were estimated. EHC’s 2002 results of operations included an increase in estimated incurred losses and LAE of $1.8 million resulting from late reported claims reported to Eastern Re from the ceding company related to accident years 1999, 2000 and 2001.

The unfavorable prior year development of $1.0 million, $1.6 million, and $1.7 million for the years ended December 31, 2004, 2003 and 2002, respectively, related to the segregated portfolio cell reinsurance segment. The unfavorable development was the result of more difficult than anticipated return-to-work issues with injured workers due to recent economic conditions and actual development exceeding expectation of the industry development factors used in prior years. Furthermore, the accretion of the discount on prior accident years contributed to the unfavorable development. The unfavorable prior year development on the segregated portfolio cell reinsurance business is collateralized by letters of credit provided by the segregated portfolio dividend participants, and therefore had no financial impact on EHC.

A.M. Best Rating

A.M. Best rates insurance companies based on factors of concern to policyholders. In June 2005, A.M. Best affirmed the “B++” rating of EHC’s domestic insurance companies, Eastern Alliance and Allied Eastern, and indicated a positive ratings outlook. Eastern Re is not rated. A “B++” (Very Good) rating is the fifth highest out of 16 rating classifications. According to the A.M. Best guidelines, A.M. Best assigns “B++” ratings to companies that have, on balance, very good financial strength, operating performance and market profile. Companies rated “B++” are considered by A.M. Best to have “a good ability to meet their ongoing obligations to policyholders.” In evaluating a company’s financial and operating performance, A.M. Best reviews:

•	the company’s profitability, leverage and liquidity;

•	its book of business;

•	the adequacy and soundness of its reinsurance;

•	the quality and estimated market value of its assets;

•	the adequacy of its reserves and surplus;

•	its capital structure;

•	the experience and competence of its management; and

•	its marketing presence.

The ratings assigned by A.M. Best to EHC’s insurance subsidiaries are subject to periodic review and may be upgraded or downgraded by A.M. Best as a result of changes in the views of the rating agency or positive or adverse developments in EHC’s subsidiaries’ financial conditions or results of operations due to underwriting or investment results or other factors. A.M. Best ratings are intended to provide an independent opinion of an insurer’s ability to meet its obligations to policyholders and is not an evaluation directed at investors. Upon completion of the conversion and the merger, we expect to initiate discussions with A.M. Best regarding EHC’s subsidiaries’ ratings, including the impact of the merger, this offering and our business strategy on these ratings. As a result, the ratings assigned to EHC’s insurance subsidiaries by A.M. Best may change at any time.

Competition

The property and casualty insurance market is highly competitive. EHC’s insurance companies compete with stock insurance companies, mutual companies, local cooperatives and other underwriting organizations. EHC considers its principal competitors to be Pennsylvania’s State Workers’ Insurance Fund, PMA Capital Insurance Group, Erie Insurance Group, Guard Insurance Group, Penn National Insurance Company, Selective Insurance Group, Cincinnati Insurance Company, and Lackawanna Insurance Group. Certain of these competitors have higher A.M. Best ratings and substantially greater financial, technical and operating resources than EHC’s insurance companies. EHC’s ability to compete successfully in its principal markets is dependent upon a number of factors, many of which are outside its control. Many of EHC’s business segments are subject to significant price competition. Some companies may offer insurance at lower premium rates through the use of salaried personnel or other distribution methods, rather than through independent producers paid on a commission basis (as EHC’s insurance companies do). In addition to price, competition in EHC’s lines of insurance is based on quality of the products, quality and speed of service, financial strength, ratings, distribution systems and technical expertise.

Investments

On a consolidated basis, all of EHC’s investments in fixed income and equity securities are considered to be “available for sale.” Available for sale securities are reported at estimated fair value with the change in unrealized gain (loss) credited or charged directly to accumulated other comprehensive income (loss), net of applicable income taxes. Estimated fair value represents the quoted market price of the security provided by either independent pricing services, or when such prices are not available, by reference to producer or underwriter bid indications.

EHC maintains investments in limited partnerships, which are principally comprised of non-registered investment companies investing solely in publicly traded securities. These investments are accounted for under the equity method, which management believes approximates fair value. Changes in the value of EHC’s interest in limited partnership investments are included in equity in gains (losses) of limited partnerships in the accompanying consolidated statements of operations and comprehensive income.

The estimated fair value of all investments is subject to various market fluctuations, which include changes in equity markets, interest rate environment and general economic conditions.

Net investment income includes interest and dividend income together with amortization of market premiums and accretion of discounts and is net of investment management and custody fees. Realized gains or losses on investments are determined on the specific identification method. EHC periodically evaluates its investments for other-than-temporary impairment. At the time an investment is determined to be other-than-temporarily impaired, EHC records a realized loss in the consolidated statements of operations and comprehensive income. Any subsequent increase in the investment’s market value would be reported as an unrealized gain.

An important component of EHC’s consolidated operating results has been the return on invested assets. EHC’s investment objectives are (i) to maximize current yield, (ii) to maintain safety of capital through a balance of high quality, diversified investments that minimize risk, (iii) to maintain adequate liquidity for EHC’s insurance operations, (iv) to meet regulatory requirements, and (v) to increase surplus through appreciation. See the section of this prospectus entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of EHC” under the subsections entitled “Quantitative and Qualitative Disclosures about Market Risk” and “Liquidity and Capital Resources.”

EHC evaluates the return on its fixed income and common stock portfolios against certain benchmark indices, which EHC believes most closely resemble its investment portfolios. EHC’s fixed income portfolio is evaluated against the Lehman Intermediate Aggregate Index. The common stock portfolio is evaluated against the S&P 500 Index. The following table provides a comparison of EHC’s returns for its workers’ compensation insurance and specialty reinsurance segments, gross of investment management fees, to the respective index for the nine months ended September 30, 2005:

Fixed income portfolio
EHC	2.17%
Lehman Intermediate Aggregate	1.45%
Common stock portfolio:
EHC	4.92%
SP 500	2.76%

EHC’s board of directors formulated an investment policy that requires investments be made in a portfolio consisting of bonds, common stock and short-term money market instruments.

The following table sets forth consolidated information concerning EHC’s fixed income investments (in thousands).

	At September 30, 2005		At December 31,
			2004		2003
	Amortized Cost	Estimated Fair Market Value	Amortized Cost	Estimated Fair Market Value	Amortized Cost	Estimated Fair Market Value
U.S. Government agencies	$12,841	$12,713	$8,846	$8,729	$9,435	$9,383
State, municipalities and political subdivisions	31,933	31,804	23,449	23,742	17,694	18,101
Corporate securities	26,442	26,160	17,748	17,865	11,645	12,010
Mortgage-backed securities	24,486	24,152	14,642	14,670	12,274	12,301
Collateralized mortgage obligations	16,462	16,246	15,528	15,516	10,327	10,368

Total fixed income investments	$112,163	$111,074	$80,213	$80,522	$61,375	$62,163

Mortgage-backed securities consist principally of securities issued by U.S. government agencies and other non-government backed structured securities and carry an “AAA” or better credit quality rating by the major credit rating agencies. The remainder of the mortgage exposure consists of CMOs (“Collateralized Mortgage Obligations”), the majority of which provide a planned structure for principal and interest payments and carry an “AAA” rating by the major credit rating agencies. Premiums and discounts arising from the purchase of CMOs are treated as yield adjustments over their estimated lives.

The following table shows the market values of the various categories as a percentage of the total market value of EHC’s fixed income portfolio for its workers’ compensation insurance and specialty reinsurance segments represented by each category as of the dates shown below.

	At September 30, 2005	At December 31,
		2004	2003	2002
Cash equivalents	4%	3%	5%	10%
U.S. Government agencies	9%	10%	13%	24%
State, municipalities and political subdivisions	30%	36%	33%	24%
Corporate securities	21%	14%	11%	22%
Mortgage-backed securities	21%	23%	23%	7%
Collateralized mortgage obligations	15%	14%	15%	13%

Total fixed income investments	100%	100%	100%	100%

The following table sets forth consolidated information concerning EHC’s equity securities (in thousands).

	At September 30, 2005		At December 31,
			2004		2003
	Amortized Cost	Estimated Fair Market Value	Amortized Cost	Estimated Fair Market Value	Amortized Cost	Estimated Fair Market Value
Common stock	$6,043	$6,481	$4,194	$4,426	$3,659	$3,700

The average credit rating for EHC’s fixed income portfolio for its workers’ compensation insurance and specialty reinsurance segments, using ratings assigned by Standard and Poor’s, was “AAA” at September 30, 2005. The following table shows the ratings distribution of EHC’s fixed income portfolio as a percentage of the total market value of the fixed income portfolio as of September 30, 2005.

Percentage of Total Market Value
“AAA”	75%
“AA”	16%
“A”	8%
“BBB”	1%

Total	100%

Fixed income securities at December 31, 2004, by contractual maturity, are shown below. Expected maturities could differ from contractual maturities because borrowers may have the right to call or prepay obligations, with or without call or prepayment penalties (in thousands).

	Amortized Cost	Estimated Fair Value
Less than one year	$4,598	$4,611
One through five years	17,645	17,647
Five through ten years	10,165	10,287
Greater than ten years	17,502	17,662
Mortgage-backed and asset-backed securities	30,303	30,315

Total fixed income securities	$80,213	$80,522

The gross unrealized losses and estimated fair value of investments classified as available-for-sale securities by investment category and length of time an individual security is in a continuous unrealized loss position at December 31, 2004 were as follows (in thousands):

	Less Than 12 Months		12 Months or More		Total
	Estimated Fair Value	Unrealized Losses	Estimated Fair Value	Unrealized Losses	Estimated Fair Value	Unrealized Losses
U.S. Government agencies	$4,341	$(53)	$2,053	$(70)	$6,394	$(123)
State, municipalities and political subdivisions	6,389	(54)	—	—	6,389	(54)
Corporate securities	6,587	(46)	—	—	6,587	(46)
Mortgage-backed securities	1,087	(9)	2,491	(63)	3,578	(72)
Collateralized mortgage obligations	2,393	(26)	2,260	(50)	4,653	(76)

Total temporarily impaired securities	$20,797	$(188)	$6,804	$(183)	$27,601	$(371)

EHC’s investment portfolio is managed by General Re – New England Asset Management, Inc., a registered investment advisory firm focused exclusively on managing investment grade fixed income and equity portfolios for insurance companies. EHC pays General Re – New England Asset Management, Inc. a variable fee based on assets under management. EHC’s Finance Committee meets periodically and reviews portfolio performance for compliance with EHC’s established guidelines.

Technology

EHC’s technology strategy utilizes vendor supplied components combined with in-house integration in order to gain operational efficiencies and effectiveness. EHC recently redesigned certain business processes and implemented improvements in order to improve management’s access to real-time claim, underwriting and financial data, and to create a web-based platform for quoting and capturing policy submissions directly from EHC’s producers. EHC’s technology strategy has several key components:

•	Policy Administration - Central to EHC’s overall infrastructure is its policy administration system. The policy administration system is a Windows-based client server product provided by AGO Insurance Systems, Inc. The main system components consist of policy rating and issuance, billing and receivable services and policy and statistical reporting.

•	Management Analysis and Reporting Software - EHC deployed web-based software in May 2005, which provides the ability to query and analyze real-time underwriting, claim and financial data. Management uses this data on a real-time basis to analyze underwriting trends that help to assess the quality of the book of business and to review claim statistics, including frequency, severity, claim counts, and medical costs, among other things. This development was performed in-house utilizing EHC’s data warehouse and third party software.

•	Eaport - In July 2004, EHC deployed the Eaport product to its workers’ compensation producers. Eaport was developed by Agencyport Insurance Services, Inc. and is designed to allow producers to submit policies directly via the Internet. Eaport is designed to reduce EHC’s expenses associated with processing business by reducing underwriter involvement in policy submissions. The system enables EHC to control the growth of its underwriting staff, and makes it easier for producers to do business with EHC by allowing them to receive policy pricing indications and send submission information electronically.

•	Company Website - EHC’s website was recently redesigned to deliver production information and news for its producers. In addition, EHC developed a risk management area on its website that allows producers and insureds to access and download safety program information. The development of the risk management website area allows EHC’s risk management personnel to disseminate safety information quickly and also provides a self service area for insureds.

EHC believes that its technology strategy, including the recent improvements, will contribute to increased premium revenues by making it easier for its insurance companies and producers to exchange information. EHC’s technology initiatives also are designed to lower its underwriting expense ratio.

Employees

As of December 31, 2004, EHC had 71 full time employees. None of EHC’s employees is represented by a union. EHC considers its relationship with its employees to be good.

Description of Property

EHC’s headquarters are located in the Cayman Islands. EHC’s domestic insurance subsidiaries conduct business from offices at 25 Race Avenue, Lancaster, Pennsylvania. EAIG leases approximately 25,800 square feet of office space at this location under a 15-year lease entered into in February 2002. The monthly lease payments are subject to an annual increase based upon the consumer price index for the first five years and are subject to negotiation thereafter based on market conditions. Additional space is available in the building for expansion, and Educators plans to move its offices to this building after the merger is effective. EHC owns a 5% limited partnership interest in the partnership that owns the building.

Legal Proceedings

EHC is not presently involved in any legal proceedings of a material nature. From time-to-time, EHC and its subsidiaries are parties to routine litigation incidental to their business, primarily claims for benefits under insurance policies issued by Eastern Alliance and Allied Eastern.

Neither EHC nor its subsidiaries nor any of their properties is subject to any material legal proceedings, nor are any such proceedings known to be contemplated by any governmental authorities.

Management

Directors and Executive Officers

Directors

Our board of directors is divided into three classes, each of which contains approximately one-third of the board. Our directors will be elected by our shareholders for staggered three-year terms, or until their successors are elected and qualified. One class of directors, consisting of Messrs. Burke, King, and Stevens, has a term of office expiring at the first annual meeting of shareholders, a second class, consisting of Messrs. Bitner, Eckert, Shirk, and Snyder, has a term of office expiring at the second annual meeting of shareholders and a third class, consisting of Messrs. McAlaine, Penwell, Vetterlein, and Zech has a term of office expiring at the third annual meeting of shareholders.

The following table sets forth certain information regarding our current directors, each of whom is also a director of Educators or EHC. Ages are reflected as of November 15, 2005.

Name	Age	Principal Occupation During the Past Five Years/Public Directorships	Year Term Expires
Lawrence W. Bitner	57	President of Americana Program Underwriters, Inc., an independent insurance producer, since 1999.	2007

Paul R. Burke	43	Co-founder of Northaven Management, Inc., a private investment firm focused on the financial services industry. Mr. Burke has served as an officer, a director and shareholder of Northaven Management, Inc. since 1995.	2006

Bruce M. Eckert	61	Chairman and Chief Executive Officer of EHC and its subsidiaries since 1987.	2007

Ronald L. King	61	Business consultant and Chairman Emeritus of Specialty Products & Insulation Co. (a building products distribution company) since 2004. Prior thereto, Mr. King was Chairman, President and Chief Executive Officer of Specialty Products & Insulation Co. from 1993 to 2004.	2006

Robert M. McAlaine	68	Chairman of Educators since 2004, and a director since 1987. Prior thereto, Mr. McAlaine was Managing Partner of iNetVenture Partners, a technology consulting firm that he co-founded in 2000. From 1980 to 1999, Mr. McAlaine was Chairman, President and Chief Executive Officer of Namico, Inc., a manufacturer of institutional and industrial cleaning products.	2008

Scott C. Penwell	52	Shareholder in the law firm of Stevens & Lee P.C. since 2004. Prior thereto, Mr. Penwell was a partner in the law firm of Duane Morris LLP from 1989 to 2003.	2008

John O. Shirk	62	Partner in the law firm of Barley Snyder LLC since 1974. Director of Fulton Financial Corporation.	2007

W. Lloyd Snyder III	61	President of Snyder & Company, an investment banking firm, since 2000. Chairman, Huff Paper Co., a redistributor of food service and janitorial products.	2007

Richard Stevens III	73	Founder and owner of rs3associates, a technology consulting firm, since 1973. Director of KNBT Bancorp, Inc.	2006

Charles H. Vetterlein, Jr.	45	President of Plymouth Meeting office of Hilb, Rogal and Hobbs, an insurance brokerage firm, since 1996.	2008

James L. Zech	48	Partner in Northaven Management, Inc. since October 1, 2005. Prior thereto, Mr. Zech was President of High Ridge Capital, LLC, a private equity firm, since 1995.	2008

Executive Officers

The following individuals currently serve as executive officers of Eastern Holdings, EHC, EHC’s subsidiaries or Educators, but do not serve on our board of directors. Ages are as of November 15, 2005.

Name	Age	Principal Occupation During the Past Five Years/Public Directorships
Michael L. Boguski	42	President and Chief Operating Officer of EHC’s subsidiaries since 1999

Kevin M. Shook	36	Treasurer and Chief Financial Officer of EHC since 2001. Prior thereto, Mr. Shook was a certified public accountant with PricewaterhouseCoopers LLP.

Robert A. Gilpin	37	Vice President of Marketing and Alternative Markets of EHC’s subsidiaries since 1998.

Suzanne M. Emmet	43	Vice President of Claims of EHC’s subsidiaries since 1997.

M. Christine Gimber	44	Vice President of Insurance Services of Educators since 2000. Prior thereto, Ms. Gimber was the Vice President of Human Resources of Educators.

In accordance with our bylaws, our executive officers are elected annually and hold office until their respective successors have been elected and qualified or until death, resignation or removal by the board of directors.

Committees of the Board of Directors

Our board of directors has established various committees, including an audit committee, a compensation/human resources committee, an executive committee, a finance/investment committee, and a nominating/governance committee. These committees will operate in accordance with written charters, which are reviewed on an annual basis by each committee.

The Audit Committee. The audit committee is currently comprised of Messrs. Burke (Chairman), Snyder, and Stevens, each of whom is independent in the judgment of the board of directors and as defined by the regulations of The Nasdaq Stock Market. Mr. Burke has been designated the audit committee financial expert. The committee is responsible, among other things, for the appointment, compensation, oversight, and termination of our independent auditors and the approval of non-audit services proposed to be performed. The committee also assists the board in providing oversight over the integrity of our financial statements, internal controls and our compliance with applicable legal and regulatory requirements.

The Compensation/Human Resources Committee. The compensation/human resources committee is currently comprised of Messrs. King, Stevens, Vetterlein, and Zech (Chairman), each of whom is independent in the judgment of the board of directors and as defined by the regulations of

The Nasdaq Stock Market. The committee is responsible for reviewing and making recommendations regarding our compensation system, including recommendations concerning stock-based compensation and other employee benefits.

The Executive Committee. The executive committee serves as a resource for management to seek guidance on issues between regularly scheduled meetings or with respect to matters that generally do not warrant calling a special board meeting. In addition, from time to time, the executive committee may be asked to study strategic issues in greater depth than may be practical for the board as a whole. The executive committee is currently comprised of Messrs. Bitner, Eckert, McAlaine (Chairman), and Shirk.

The Finance/Investment Committee. The finance/investment committee is currently comprised of Messrs. McAlaine, Penwell, Snyder (Chairman), and Zech. This Committee is responsible for overseeing our investment policy and monitoring interest rates, liquidity and market risk.

The Nominating/Governance Committee. The nominating/governance committee is currently comprised of Messrs. Burke, King, Shirk (Chairman), and Vetterlein, each of whom is independent in the judgment of the board of directors and as defined by the regulations of The Nasdaq Stock Market. The committee is responsible for nominating individuals to stand for election as directors at the Annual Meeting of Shareholders, assisting the board in the event of any vacancy on the board by identifying and recommending to the board qualified individuals to fill such vacancy, and recommending to the board, on an annual basis, nominees for each board committee. The nominating/governance committee will consider nominees recommended by shareholders and, in considering such candidates, the committee will apply the same criteria it applies in connection with committee-recommended candidates. Shareholders may nominate persons for election as directors in accordance with the procedures set forth in Section 1.3 of Eastern Holdings’ bylaws. Notification of such nomination, containing the required information, must be mailed to the Chairperson of the Board not less than 90 days nor more than 120 days prior to any meeting of shareholders called for the election of directors.

Director Compensation

The non-executive Chairman of Eastern Holdings will receive a retainer of $40,000 per year, and all other directors will receive a retainer of $18,000 per year. Directors also will be paid $1,500 per meeting for attendance at board meetings or $1,250 for attendance by telephone, and $1,000 per meeting for attendance at committee meetings or $750 for attendance by telephone. The Chairman of the audit committee will receive an additional $7,500 per year in compensation and all other members of the audit committee will receive an additional $2,500 per year. Chairmen of all other board committees will receive an additional $4,000 per year. Such fees are subject to periodic adjustment by our board of directors. Directors are eligible for participation in the stock compensation plan if it is approved by our shareholders.

Executive Compensation

All of our executive officers are also executive officers of either Educators or EHC and do not receive any additional compensation for their service as our officers. The table below sets forth the compensation of our Chief Executive Officer and the four other most highly compensated executive officers, based upon their compensation at either Educators or EHC, as applicable, for the year ended December 31, 2004.

Summary Compensation Table

Name and Principal Position	Annual Compensation					Long-Term Compensation
	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)		Restricted Stock Awards ($)	Securities Underlying Options (#)	All Other Compensation ($)
Bruce M. Eckert, Chief Executive Officer	2004	$264,600	$46,000	$130,200	(1)(2)	—	30	—
Michael L. Boguski, President	2004	208,280	55,000	9,000	(2)	—	30	$6,852	(3)
Kevin M. Shook, Chief Financial Officer	2004	131,544	25,000	—		—	13	4,320	(3)
Robert A. Gilpin, Vice President of Marketing and Alternative Markets	2004	118,038	15,000	6,600	(2)	—	10	3,765	(3)
M. Christine Gimber	2004	119,000	8,000	—		—	—	—
Suzanne M. Emmet, Vice President of Claims	2004	116,845	15,000	—		—	10	4,180	(3)

(1)	Includes $121,200 paid to Mr. Eckert for consulting services.

(2)	Includes a $9,000 automobile allowance paid to both Mr. Eckert and Mr. Boguski and a $6,600 automobile allowance paid to Mr. Gilpin.

(3)	Constitutes the matching contributions made by EHC to the EHC 401(k) plan on behalf of Mr. Boguski, Mr. Shook, Mr. Gilpin and Ms. Emmet.

New Stock Benefit Plans

Employee Stock Ownership Plan. We intend to implement an ESOP in connection with the conversion offering. Our board of directors intends to adopt the ESOP, and at the completion of the conversion offering, ratify the loan to the ESOP. Employees who are at least 21 years old with at least one year of employment with us or any of our subsidiaries are eligible to participate in the ESOP on its effective date. New employees will be required to meet the age and service requirements described above in order to participate in the ESOP. As part of the offering, the ESOP trust intends to borrow funds from us and use those funds to purchase a number of shares equal to 10% of the common stock sold in the offering. Collateral for the loan will be the common stock purchased by the ESOP. The loan will be repaid principally from our discretionary contributions to the ESOP over a period of 10 years. The loan documents will provide that the loan may be repaid over a shorter period, without penalty for prepayments. We anticipate that the interest rate for the loan will be a floating rate equal to the prime rate. Shares purchased by the ESOP will be held in a suspense account for allocation among participants as the loan is repaid.

Contributions to the ESOP and shares released from the suspense account in an amount proportional to the repayment of the ESOP loan will be allocated among ESOP participants on the basis of compensation in the year of allocation. Benefits under the plan will become vested at the rate of 20% per year, starting upon completion of two years of credited service, and will be fully vested upon completion of six years of credited service. A participant’s interest in his or her account under the ESOP will also fully vest in the event of termination of service due to such participant’s early or normal retirement, death, disability, or upon a change in control (as defined in the ESOP). Vested benefits will be payable in the form of common stock and/or cash. Our contributions to the ESOP are discretionary, subject to the loan terms and tax law limits. Therefore, benefits payable under the ESOP cannot be estimated. Pursuant to SOP 93-6, we will be required to record compensation expense each year in an amount equal to the fair market value of the shares released from the suspense account. In the event of a change in control, the ESOP will terminate.

Under the ESOP, the trustee must vote all allocated shares held in the ESOP in accordance with the instructions of the participating employees, and unallocated shares will be voted in the same ratio on any matter as those allocated shares for which instructions are given.

U.S. GAAP requires that any third party borrowing by the ESOP be reflected as a liability on our statement of financial condition. Since the ESOP is borrowing from us, such obligation is not treated as a liability, but will be excluded from stockholders’ equity. Total stockholders’ equity would neither increase nor decrease, but per share stockholders’ equity and per share net earnings would decrease as the newly issued shares are allocated to the ESOP participants.

The ESOP will be subject to the requirements of ERISA, and the regulations of the IRS and the Department of Labor thereunder.

Stock Compensation Plan. Following completion of the conversion and the merger, Eastern Holdings intends to adopt a stock compensation plan, which will be designed to attract and retain qualified personnel in key positions, provide directors, officers and key employees with a proprietary interest in Eastern Holdings as an incentive to contribute to its success and reward key employees for outstanding performance. The stock compensation plan will provide for the grant of incentive stock options intended to comply with the requirements of Section 422 of the Internal Revenue Code, non-incentive or compensatory stock options and restricted stock awards. Options and awards may be granted to Eastern Holdings’ directors, officers and key employees as well as those of Educators and EHC. The stock compensation plan will be administered and interpreted by the compensation/human resources committee. Unless terminated earlier, the stock compensation plan shall continue in effect for a period of 10 years from the date the stock option plan is adopted by the board of directors.

Under the stock compensation plan, the compensation/human resources committee will determine which directors, officers and key employees will be granted options and awards, whether options will be incentive or compensatory options, the number of shares subject to each option and award, the vesting period of each option or award, the exercise price of each option, whether options may be exercised by delivering other shares of common stock and when such options become exercisable. The per share exercise price of an incentive stock option must be at least equal to the fair market value of a share of common stock on the date the option is granted, or 110% of fair market value in the case of incentive stock options granted to employees who are 10% shareholders.

At a meeting of Eastern Holdings’ shareholders after the conversion and the merger, Eastern Holdings intends to present the stock compensation plan to shareholders for their approval and to reserve an amount equal to 14% of the shares of common stock sold in the conversion offering, not including the shares issued in the merger, which would be between 773,500 shares and 1,046,500 shares based on the minimum and the maximum of the offering range, respectively, for issuance under the stock compensation plan. Options to purchase shares of common stock in an amount equal to 10% of the number of shares of common stock sold in the conversion offering may be granted under the plan. Each stock option or portion thereof will be exercisable at any time on or after it vests and will be exercisable until 10 years after its date of grant or for periods of up to five years following the death, disability or other termination of the optionee’s employment or service as a director. However, failure to exercise incentive stock options within three months after the date on which the optionee’s employment terminates may result in the loss of incentive stock option treatment for federal income tax purposes.

At the time an option is granted pursuant to the stock compensation plan, the recipient will not be required to make any payment in consideration for such grant. With respect to incentive or compensatory stock options, the optionee will be required to pay the applicable exercise price at the time of exercise in order to receive the underlying shares of common stock. The shares reserved for issuance under the stock compensation plan may be authorized but unissued shares, treasury shares, or shares purchased by Eastern Holdings on the open market. In the event of a stock split, reverse stock split or stock dividend, the number of shares of common stock under the stock compensation plan, the number of shares to which any option relates and the exercise price per share under any option will be adjusted to reflect such increase or decrease in the total number of shares of common stock outstanding. If Eastern Holdings declares a special cash dividend or return of capital after it implements the stock compensation plan in an amount per share that exceeds 10% of the fair market value of a share of common stock as of the date of declaration, the per share exercise price of all previously granted options that remain unexercised as of the date of such declaration will, subject to certain limitations, be proportionately adjusted to give effect to the special cash dividend or return of capital as of the date of payment of such special cash dividend or return of capital.

Under the Internal Revenue Code, the federal income tax treatment of incentive stock options and compensatory stock options is different. A holder of incentive stock options who meets certain holding period requirements will not recognize income at the time the option is granted or at the time the option is exercised, and a federal income tax deduction generally will not be available to Eastern Holdings at any time as a result of such grant or exercise. With respect to compensatory stock options, the difference between the fair market value on the date of exercise and the option exercise price generally will be treated as compensation income to the option holder upon exercise, and Eastern Holdings will be entitled to a deduction in the amount of income so recognized by the optionee.

Restricted stock awards may be granted under the plan in an aggregate amount equal to 4% of the number of shares of common stock sold in the conversion offering. Vesting of restricted stock awards will be provided in the grant adopted by the compensation/human resources committee. For accounting purposes, compensation expense in the amount of the fair market value of the common stock at the date of the grant to the recipient will be recognized pro rata over the period during which the shares are payable. A recipient will be entitled to all voting and other shareholder rights, except that the shares while restricted, may not be sold, pledged or otherwise disposed of prior to vesting. Under the terms of the stock compensation plan, recipients of awards will be entitled to vote the underlying shares. If a recipient’s employment is terminated as a result of death or disability, all restrictions will expire and all allocated shares will become unrestricted.

Agreements with Executive Officers

In connection with entering into the merger agreement, EHC entered into employment agreements with Bruce M. Eckert, Michael L. Boguski, Kevin M. Shook, Suzanne M. Emmet, and Robert A. Gilpin. The employment agreements specify the executive’s position and duties, term of employment, compensation, benefits, and termination rights.

Bruce M. Eckert. Mr. Eckert’s agreement is dated March 17, 2005, and has an initial term of three years and, unless terminated as set forth therein, is automatically extended each day for an additional day until Mr. Eckert’s 65th birthday, except that notice of nonextension may be given to Mr. Eckert at any time, in which case the agreement will expire at the end of its then current term. No such notice has been given.

The agreement provides a base salary of $391,800.00, which if increased by action of the board of directors becomes the new base salary provided thereafter by the agreement. In addition, the agreement provides, among other things, a right to participate in any bonus plan, stock option and other equity compensation plans approved by the board of directors. Mr. Eckert is also entitled to participate in any other employee benefit plans provided by EHC. In addition, Mr. Eckert is entitled to vacation days and an automobile allowance and is entitled to participate in a supplemental retirement plan to be established by EHC.

Mr. Eckert’s agreement provides that if his employment is terminated without “cause”, as defined therein, or if he terminates his employment for “good reason,” as defined therein, he is entitled to severance benefits under the agreement. The term “cause” means any of the following: (i) the executive’s conviction of or plea of guilty or nolo contendere to a felony, a crime of falsehood, or a crime involving moral turpitude, or the actual incarceration of the executive for a period of ten consecutive days or more; (ii) the executive’s willful refusal to follow the good faith instructions of the Board, with respect to the company’s operations, and the failure to cure such refusal within ten days after written notice is given, unless it is apparent under the circumstances that the executive is unable to cure such refusal within such period (in which case termination shall be immediate); (iii) the executive’s intentional violation of the provisions of the employment agreement, after written notice is given to him by the Board, and the failure to cure such violation within ten days of such written notice, unless it is apparent under the circumstances that the executive is unable to cure such violation within such period (in which case termination shall be immediate); (iv) material dishonesty of the executive in the performance of his duties; or (v) any intentional and material violation of a written policy of the company that has a material and adverse effect on the company. The term “good reason” includes any reduction in his title or a material adverse change in his responsibilities or authority which are inconsistent with, or the assignment of duties and responsibilities inconsistent with, Mr. Eckert’s position and duties as Chief Executive Officer, a reduction in Mr. Eckert’s salary, except for a reduction in salary for all similarly situated executives of EHC, a reassignment that requires Mr. Eckert to move his principal residence more than 100 miles from EHC’s principal executive offices, any failure to provide Mr. Eckert with the benefits provided under the agreement or any material reduction in such benefits, unless such failure or reduction applies to all similarly situated plan participants, any notice of nonextension of the agreement is given to Mr. Eckert by EHC, or any material breach of the agreement by EHC. If any such termination occurs, Mr. Eckert will be paid an amount equal to three times the sum of (i) his highest annual base salary under the agreement, and (ii) the average of his annual bonuses with respect to the three calendar years immediately preceding his termination. Such amount will be payable in 36 equal monthly installments. In addition, Mr. Eckert will be entitled to the lesser of (i) 22.5% of his highest annual base salary under the agreement, or (ii) 36 months of tax-effected employee benefits substantially similar to those Mr. Eckert enjoyed over the twelve-month period immediately preceding his termination. He is also entitled to any accrued compensation and any benefits to which he may be entitled under the terms of any plans or programs of EHC in which he is a participant. If the payments and benefits under the agreement, when aggregated with other amounts received from EHC, are such that Mr. Eckert becomes subject to excise tax on excess parachute payments under Sections 4999 and 280G of the Internal Revenue Code, he is entitled to receive such additional payments as are necessary to neutralize the effect on him of such excise tax and any related incremental income taxes he may be required to pay by reason of the receipt of additional amounts under the agreement.

If Mr. Eckert’s employment terminates by reason of his death and his wife survives him, she is entitled to receive his base annual salary for a period of one year. If Mr. Eckert’s employment terminates by reason of his disability, he will be entitled to continuation of his base annual salary, less amounts payable under any disability plan of EHC, until the earliest of (i) his return to employment, (ii) his attainment of age 65, or (iii) his death.

The agreement contains provisions restricting Mr. Eckert’s right to compete with EHC during the three years after the termination of his employment.

Michael L. Boguski. Mr. Boguski’s agreement is substantially identical to Mr. Eckert’s agreement except for the following: (1) Mr. Boguski’s agreement has an initial term of three years and, unless terminated as set forth therein, is automatically extended each day for an additional day until Mr. Boguski’s 62nd birthday; (2) unless the termination of Mr. Boguski’s employment occurs after a “change of control,” as defined therein, in the event that Mr. Boguski is gainfully employed during the last twelve months of such period, any compensation paid to Mr. Boguski during such twelve month period by his employer will reduce the amounts payable to Mr. Boguski under the agreement on a dollar-for-dollar basis; and (3) the agreement contains provisions restricting Mr. Boguski’s right to compete with EHC during the two years after the termination of his employment. Mr. Boguski’s base salary is $225,000.00.

Kevin M. Shook. Mr. Shook’s agreement is substantially identical to Mr. Eckert’s agreement except for the following: (1) Mr. Shook’s agreement has an initial term of two years and, and unless terminated as set forth therein, is automatically extended each day for an additional day until Mr. Shook’s 63rd birthday; (2) Mr. Shook is not entitled to participate in a supplemental retirement plan to be established by EHC; (3) if Mr. Shook’s employment is terminated without “cause,” as defined therein, or if he terminates his employment for “good reason,” as defined therein, Mr. Shook will be paid an amount equal to two times the sum of (i) his highest annual base salary under the agreement, and (ii) the average of his annual bonuses with respect to the three calendar years immediately preceding his termination. Such amount will be payable in 24 equal monthly installments. In addition, Mr. Shook will be entitled to the lesser of (i) 22.5% of his highest annual base salary under the agreement, or (ii) twenty-four months of tax-effected employee benefits substantially similar to those Mr. Shook enjoyed over the twelve-month period immediately preceding his termination; (4) unless the termination of Mr. Shook’s employment occurs after a “change of control,” as defined therein, in the event that Mr. Shook is gainfully employed during the last twelve months of such period, any compensation paid to Mr. Shook during such twelve month period by his employer will reduce the amounts payable to Mr. Shook under the agreement on a dollar-for-dollar basis; and (5) the agreement contains provisions restricting Mr. Shook’s right to compete with EHC for one year after the termination of his employment. Mr. Shook’s base salary is $150,535.00.

Suzanne M. Emmet. Ms. Emmet’s agreement is substantially identical to Mr. Eckert’s agreement except for the following: (1) Ms. Emmet’s agreement has an initial term of one year and, unless terminated as set forth therein, is automatically extended each day for an additional day until Ms. Emmet’s 64th birthday; (2) if Ms. Emmet’s employment is terminated without “cause,” as defined therein, or if she terminates her employment for “good reason,” as defined therein, Ms. Emmet will be paid an amount equal to the sum of (i) her highest annual base salary under the agreement, and (ii) the average of her annual bonuses with respect to the three calendar years immediately preceding her termination. Such amount will be payable in twelve equal monthly installments; and (3) the agreement does not contain a provision offsetting amounts paid to Ms. Emmet by another employer. Ms. Emmet’s base salary is $119,000.00.

Robert A. Gilpin. Mr. Gilpin’s agreement is identical to Ms. Emmet’s agreement. Mr. Gilpin’s base salary is $122,000.00.

Certain Relationships and Related Transactions

Set forth below is a description of certain relationships and transactions between Educators and EHC and certain of their respective directors and officers. All transactions were on terms as favorable as could have been obtained from unaffiliated third parties.

Lawrence W. Bitner. Mr. Bitner is a member of the board of directors of both Eastern Holdings and EHC, is an employee of AmPro and is responsible for managing the AmPro program business that Eastern Re reinsures. This business constitutes a majority of the business of EHC’s specialty reinsurance segment, and absent EHC’s relationship with Mr. Bitner, it is unlikely that EHC would obtain this business. Although EHC does not pay any compensation to Mr. Bitner in connection with this business, Mr. Bitner receives a commission from the primary insurer for these programs, and Mr. Bitner has advised EHC that these commissions are customary in amount.

Lawrence W. Bitner and Bruce M. Eckert. Mr. Bitner and Mr. Eckert, Chief Executive Officer of both Eastern Holdings and EHC, are investors in Alliance Impairment Management, Inc., which provides claims administration services to EHC’s insurance company subsidiaries. For the nine months ended September 30, 2005 and the year ended December 31, 2004, EHC’s insurance companies paid $991,033 and $1.1 million, respectively, to Alliance Impairment Management, Inc. for claims administration services. EHC believes that the fees paid to Alliance Impairment Management, Inc. are on market terms and conditions and are no less favorable to EHC than it could negotiate with any unrelated party providing similar services.

Scott C. Penwell. Mr. Penwell is a director of both Eastern Holdings and EHC and is a shareholder in the law firm of Stevens & Lee, P.C., which provides legal services to both Eastern Holdings and EHC. For the nine months ended September 30, 2005 and the year ended December 31, 2004, EHC paid Stevens & Lee $940,777 and $64,377, respectively.

John O. Shirk. Mr. Shirk is a director of both Eastern Holdings and Educators and is a principal in the law firm of Barley Snyder LLC, a law firm that has provided legal services to both Eastern Holdings and Educators. For the nine months ended September 30, 2005 and the year ended December 31, 2004, Educators paid Barley Snyder LLC $108,961 and $96,592, respectively.

Charles H. Vetterlein, Jr. Mr. Vetterlein is a director of both Eastern Holdings and Educators, and is a principal of Hilb Rogal and Hobbs, an insurance brokerage firm that obtains directors’ and officers’ liability insurance for Educators. Mr. Vetterlein’s firm receives a commission from the insurance company issuing such policy in connection with such services, but neither Mr. Vetterlein or the office he manages will receive any portion of this commission.

James L. Zech. High Ridge II, a venture capital firm that invested in EHC, receives an annual monitoring fee of $100,000 from EHC, which will terminate upon completion of the merger. Mr. Zech, a principal in such firm, is a director of both Eastern Holdings and EHC.

Proposed Management Purchases

The following table sets forth, individually and as a group, for each of Eastern Holdings’, EHC’s and Educators’ directors and executive officers, and their associates, the proposed purchases of Eastern Holdings common stock, assuming sufficient shares are available to satisfy their subscriptions. The amounts include shares that may be purchased through individual retirement accounts. Amounts reflected also include merger shares that may be acquired in connection with the completion of the merger due to ownership by such persons of EHC capital stock with respect to those directors or executive officers and their associates who are shareholders of EHC.

Name	Amount ($)	Number of Shares	Number of Merger Shares (1)	Total Number of Shares	Percent (2)
Educators Directors:
Ronald L. King	$150,000	15,000	—	15,000	0.15%
Robert M. McAlaine	1,000,000	100,000	—	100,000	0.98%
Alex T. Schneebacher, Jr.	100,000	10,000	—	10,000	0.10%
John O. Shirk	125,000	12,500	—	12,500	0.12%
W. Lloyd Snyder III	750,000	75,000	—	75,000	0.74%
Richard Stevens III	100,000	10,000	—	10,000	0.10%
Charles H. Vetterlein, Jr.	100,000	10,000	—	10,000	0.10%
Educators Executive Officers:
Kimberly A. Rankin	$10,000	1,000	—	1,000	0.01%
Brent L. Shirk	2,500	250	—	250	0.00%
Scott A. Humpert	5,000	500	—	500	0.00%
M. Christine Gimber	5,000	500	—	500	0.00%
EHC Directors:
Lawrence W. Bitner	$500,000	50,000	254,798	304,798	3.00%
Paul R. Burke	100,000	10,000	824,626	834,626	8.20%
Bruce M. Eckert	250,000	25,000	93,696	118,696	1.17%
Scott C. Penwell	250,000	25,000	51,211	76,211	0.75%
James L. Zech	100,000	10,000	824,626	834,626	8.20%
EHC Executive Officers:
Michael L. Boguski	$10,000	1,000	63,410	64,410	0.63%
Kevin M. Shook	10,000	1,000	17,630	18,630	0.18%
Suzanne M. Emmet	10,000	1,000	19,880	20,880	0.21%
Robert A. Gilpin	10,000	1,000	20,819	21,819	0.21%

All Directors and Executive Officers as a Group (20 persons)	$3,587,500	358,750	2,170,696	2,529,446	24.86%

(1)	Assumes that approximately 3,675,765 shares are issued to shareholders of EHC in the merger.

(2)	Assumes that 6,500,000 shares are issued in the offering, including the shares purchased by the ESOP.

The current directors and executive officers of Educators and EHC and their associates, as a group, intend to subscribe for an aggregate of 358,750 shares of common stock. Purchases by management will be counted in determining whether subscriptions have been received for at least the minimum offering amount. When taken together with the 2,170,696 shares of common stock that EHC directors and executive officers will receive in the merger, this could result in the management group owning 24.9% of our outstanding shares, assuming 6,500,000 shares are sold in the conversion offering and all management subscriptions are filled. In addition, all former EHC shareholders will own 39.6% of our outstanding shares, assuming 6,500,000 shares are sold in the conversion offering and all EHC management subscriptions are filled. This percentage ownership interest will increase if former EHC shareholders other than EHC management also purchase shares of common stock in the conversion offering.

Regulation

The following description summarizes certain laws relating to the regulation of Eastern Holdings and its insurance subsidiaries after the proposed conversion and merger. This description does not purport to be complete and is qualified in its entirety by reference to the complete text of the applicable laws and regulations.

Management of Educators and EHC believe that they and their respective subsidiaries are in compliance in all material respects with all of the laws and regulations described below. Failure to comply with such laws and regulations could result in a wide range of administrative actions, including restrictions on the ability of our insurance company subsidiaries to issue insurance policies or place an insurance company under regulatory control. These administrative actions could have a material adverse effect on our results of operations and the value of our common stock. See “Risk Factors – Risk Factors Relating to our Business – If we fail to comply with insurance industry regulations, or if those regulations become more burdensome, we may not be able to operate profitably.”

General

Insurance companies are subject to supervision and regulation in the jurisdictions in which they do business. Insurance authorities in each jurisdiction have broad administrative powers to administer statutes and regulations with respect to all aspects of the insurance business, including:

•	approval of policy forms and premium rates;

•	mandating certain insurance benefits;

•	standards of solvency, including establishing statutory and risk-based capital requirements for statutory surplus;

•	classifying assets as admissible for purposes of determining statutory surplus;

•	licensing of insurers and their producers;

•	regulating unfair trade and claim practices, including through the imposition of restrictions on marketing and sales practices, distribution arrangements and payment of inducements;

•	restrictions on the nature, quality and concentration of investments;

•	assessments by guaranty and other associations;

•	restrictions on the ability of insurance companies to pay dividends;

•	restrictions on transactions between insurance companies and their affiliates;

•	restrictions on acquisitions and dispositions of insurance companies;

•	restrictions on the size of risks insurable under a single policy;

•	requiring deposits for the benefit of policyholders;

•	requiring certain methods of accounting;

•	periodic examinations of insurance company operations and finances;

•	claims practices;

•	prescribing the form and content of records of financial condition required to be filed; and

•	requiring reserves for unearned premiums, losses and other purposes.

State insurance laws and regulations require insurance companies to file financial statements with insurance departments everywhere they do business, and the operations of insurance companies are subject to examination by those departments at any time. Educators and EHC prepare statutory financial statements in accordance with accounting practices and procedures prescribed or permitted by these departments.

Pennsylvania

Educators, as a Pennsylvania-chartered insurance company, is subject to extensive regulation and examination by the Department. EHC’s insurance subsidiaries, Eastern Alliance and Allied Eastern, are also subject to regulation and examination by the Department.

Examinations. Examinations are conducted by the Department every three to five years. The Department’s last examination of Educators was as of December 31, 2001. Its last examination of Eastern Alliance was as of December 31, 2001, and its last examination of Allied Eastern was as of April 22, 2002. These examinations did not result in any adjustments to the financial position of Educators, Eastern Alliance or Allied Eastern. In addition, there were no substantive qualitative matters indicated in the examination reports that had a material adverse impact on the operations of Educators or EHC.

Risk-Based Capital Requirements. Pennsylvania imposes the NAIC risk-based capital requirements that require insurance companies to calculate and report information under a risk-based formula. These risk-based capital requirements attempt to measure statutory capital and surplus needs based on the risks in a company’s mix of products and investment portfolio. Under the formula, a company first determines its “authorized control level” risk-based capital. This authorized control level takes into account (i) the risk with respect to the insurer’s assets; (ii) the risk of adverse insurance experience with respect to the insurer’s liabilities and obligations; (iii) the interest rate risk with respect to the insurer’s business; and (iv) all other business and other relevant risks as are set forth in the risk-based capital instructions. A company’s “total adjusted capital” is the sum of statutory capital and surplus and such other items as the risk-based capital instructions may provide. The formula is designed to allow state insurance regulators to identify weakly capitalized companies.

The requirements provide for four different levels of regulatory attention. The “company action level” is triggered if a company’s total adjusted capital is less than 2.0 times its authorized control level but greater than or equal to 1.5 times its authorized control level. At the company action level, the company must submit a comprehensive plan to the regulatory authority that discusses proposed corrective actions to improve the capital position. The “regulatory action level” is triggered if a company’s total adjusted capital is less than 1.5 times but greater than or equal to 1.0 times its authorized control level. At the regulatory action level, the regulatory authority will perform a special examination of the company and issue an order specifying corrective actions that must be followed. The “authorized control level” is triggered if a company’s total adjusted capital is less than 1.0 times but greater than or equal to 0.7 times its authorized control level; at this level the regulatory authority may take any action it deems necessary, including placing the company under regulatory control. The “mandatory control level” is triggered if a company’s total adjusted capital is less than 0.7 times its authorized control level; at this level the regulatory authority is mandated to place the company under its control. The capital levels of Educators, Eastern Alliance and Allied Eastern have never triggered any of these regulatory capital levels. We cannot assure you, however, that the capital requirements applicable to the business of our insurance companies will not increase in the future or that we will be in compliance.

IRIS Ratios. The NAIC Insurance Regulatory Information System, or IRIS is part of a collection of analytical tools designed to provide state insurance regulators with an integrated approach to screening and analyzing the financial condition of insurance companies operating in their respective states. IRIS is intended to assist state insurance regulators in targeting resources to those insurers in greatest need of regulatory attention. IRIS consists of two phases: statistical and analytical. In the statistical phase, the NAIC database generates key financial ratio results based on financial information obtained from insurers’ annual statutory statements. The analytical phase is a review of insurers’ annual statements, financial ratios and other automated solvency tools. The primary goal of the analytical phase is to identify companies that appear to require immediate regulatory attention. A ratio result falling outside the usual range of IRIS ratios is not considered a failing result; rather, unusual values are viewed as part of the regulatory early monitoring system. Furthermore, in some years, financially sound companies may have several ratios that temporarily deviate from the usual ranges.

As of December 31, 2004, Eastern Alliance, a domestic insurance subsidiary of EHC, had two IRIS ratios outside the usual range, as set forth in the following table:

Ratio	Usual Range	Actual Results	Reasons for Unusual Results
Investment Yield	4.5% to 10.0%	3.2%	Low current yields for quality investments

Two Year Reserve Development to Surplus	Less than 20.0%	22.0%	Adverse loss reserve development recorded in 2003 on prior accident years

As of December 31, 2004, Allied Eastern, a domestic insurance subsidiary of EHC, had two IRIS ratios outside the usual range, as set forth in the following table:

Ratio	Usual Range	Actual Results	Reasons for Unusual Results
Gross Written Premiums to Policyholders’ Surplus	Less than 900%	911%	Intercompany reinsurance pooling arrangement

Investment Yield	4.5% to 10.0%	3.2%	Low current yields for quality investments

EHC’s Investment Yield results are attributable to low investment yields due to the current interest rate environment. EHC’s Two Year Reserve Development to Surplus Ratio is attributable to adverse development on its reserves for loss and loss adjustment expenses due to more difficult than anticipated return-to-work issues with injured workers as a result of weak economic conditions in 2001 and 2002. With respect to Allied Eastern’s unusual result for the gross written premiums to policyholders’ surplus ratio, Allied Eastern and Eastern Alliance are parties to an intercompany reinsurance pooling arrangement whereby traditional direct written premiums are prorated 87% for Eastern Alliance and 13% for Allied Eastern, which also approximates each entity’s policyholders’ surplus as compared to the total of the two companies. On a direct basis, before application of the intercompany reinsurance pooling arrangement, Allied Eastern wrote 45.4% of the direct premiums written subject to the intercompany reinsurance pooling arrangement but only had approximately 13% of the total combined policyholders’ surplus, causing the unusual result. EHC provided its regulators with an explanation of these unusual results and does not expect any material regulatory action.

As of December 31, 2004, Educators had no IRIS ratios outside the usual range.

Dividends. Insurance companies are restricted by the insurance laws of their respective jurisdictions of domicile regarding the amount of dividends or other distributions they may pay without notice to or the prior approval of the state regulatory authority.

Pennsylvania law sets the maximum amount of dividends that may be paid by Educators, Eastern Alliance and Allied Eastern during any twelve-month period after notice to, but without prior approval of, the Department. With respect to each insurance company, this amount cannot exceed the greater of 10% of the company’s statutory surplus as reported on the most recent annual statement filed with the Department, or the company’s net income for the period covered by such annual statement. The amount available for payment of dividends by Educators to Eastern Holdings in 2005 without the prior approval of the Department would be approximately $5.6 million. The amount available for payment of dividends by EHC’s domestic insurance subsidiaries in 2005 without the prior approval of the Department would be approximately $3.6 million.

Market Conduct Regulation. State insurance laws and regulations include numerous provisions governing trade practices and the marketplace activities of insurers, including provisions governing the form and content of disclosure to consumers, illustrations, advertising, sales practices and complaint handling. State regulatory authorities generally enforce these provisions through periodic market conduct examinations. To our knowledge, Educators, Eastern Alliance and Allied Eastern are currently in compliance with these provisions.

Regulation of Eastern Holdings

Upon completion of the conversion, Eastern Holdings will register as an insurance holding company under the Insurance Holding Company Act amendments to the Pennsylvania Insurance Code of 1921, as amended, and Eastern Holdings will be subject to regulation and supervision by the Department. Eastern Holdings will also be required to annually file a report of its operations with, and will be subject to examination by, the Department.

Each insurance company in a holding company system is required to register with the insurance supervisory agency of its state of domicile and furnish certain information. This includes information concerning the operations of companies within the holding company system that may materially affect the operations, management or financial condition of the insurers within the system. Pursuant to these laws, the respective insurance departments may examine insurance companies and their holding companies at any time, require disclosure of material transactions by insurance companies and their holding companies and require prior notice or approval of certain transactions, such as “extraordinary dividends” distributed by insurance companies.

All transactions within the holding company system affecting insurance companies and their holding companies must be fair and equitable. Notice of certain material transactions between insurance companies and any person or entity in their holding company system will be required to be given to the applicable insurance commissioner. In some states, certain transactions cannot be completed without the prior approval of the insurance commissioner.

Approval of the state insurance commissioner is required prior to any transaction affecting the control of an insurer domiciled in that state. In Pennsylvania, the acquisition of 10% or more of the outstanding capital stock of an insurer or its holding company is presumed to be a change in control. Pennsylvania law also prohibits any person from (i) making a tender offer for, or a request or invitation for tenders of, or seeking to acquire or acquiring any voting security of a Pennsylvania insurer if, after the acquisition, the person would be in control of the insurer, or (ii) effecting or attempting to effect an acquisition of control of or merger with a Pennsylvania insurer, unless the offer, request, invitation, acquisition, effectuation or attempt has received the prior approval of the Department.

Under Pennsylvania law, from the time a plan of conversion is adopted by the board of directors of a mutual insurance company until the effective date of the plan of conversion, any offer to acquire, announcement of an offer to acquire or acquisition of 10% or more of a class of voting security of the converting company is prohibited. Any offer, announcement or acquisition would constitute a violation of the Pennsylvania Mutual-to-Stock Conversion Act as well as the Pennsylvania holding company law described above.

Restrictions on Dividends. Eastern Holdings’ ability to declare and pay dividends will depend in part on dividends received from Educators and EHC. The Pennsylvania Insurance Code regulates the distribution of dividends by insurance companies and states, in part, that dividends cannot exceed the greater of 10% of the company’s statutory surplus as reported on the most recent annual statement filed with the Department or the company’s net income for the period covered by such annual statement.

Federal Securities Laws

We have filed with the SEC a registration statement under the Securities Act of 1933, of which this prospectus is a part, for the registration of our common stock to be issued in the conversion offering. In connection with the completion of the conversion offering, we intend to register our common stock with the SEC under Section 12(g) of the Securities Exchange Act of 1934. Eastern Holdings will then be subject to the proxy and tender offer rules, insider trading reporting requirements and restrictions, periodic reporting requirements, and certain other requirements under the Securities Exchange Act of 1934.

As a company with a class of stock registered under the Securities Exchange Act of 1934, Eastern Holdings will be subject to the Sarbanes-Oxley Act of 2002, which implemented legislative reforms intended to address corporate and accounting fraud. Among other reforms, the Sarbanes-Oxley Act requires chief executive officers and chief financial officers, or their equivalent, to certify to the accuracy of periodic reports filed with the SEC, subject to civil and criminal penalties if they knowingly or willfully violate this certification requirement. The Sarbanes-Oxley Act also increases the oversight of and codifies certain requirements relating to audit committees of public companies and how they interact with the company’s auditors. Audit committee members must be independent and are barred from accepting consulting, advisory or other compensatory fees from the company. In addition, companies must disclose whether at least one member of the committee is a “financial expert,” as such term is defined by the SEC, and if not, why not. Pursuant to the Sarbanes-Oxley Act, the SEC has adopted rules requiring inclusion of an internal control report and assessment by management in the annual report to shareholders. The Sarbanes-Oxley Act requires the auditor that issues the audit report to attest to and report on management’s assessment of the company’s internal controls. We expect that this provision will first become applicable to us in 2007. We also expect that costs incurred to permit us to report on our internal controls will be significant in 2006, although we have not yet quantified this cost.

Other Statutes

Insurance Guaranty Funds. Many states have guaranty fund laws under which insurers doing business in the state can be assessed to fund policyholder liabilities of insolvent insurance companies. Pennsylvania and the other states in which our insurance companies do business, have such laws. Under these laws, an insurer is subject to assessment depending upon its market share in the state of a given line of business. Educators, Eastern Alliance and Allied Eastern establish reserves relating to insurance companies that are subject to insolvency proceedings when they are notified of assessments by the guaranty associations. We cannot predict the amount and timing of any future assessments under these laws.

Gramm-Leach-Bliley Act. The Gramm-Leach-Bliley Act facilitates affiliations among banks, securities firms and insurance companies. The ability of banks and securities firms to affiliate with insurers may increase the number, size and financial strength of our potential competitors.

As mandated by the Gramm-Leach-Bliley Act, states continue to promulgate and refine laws and regulations that require financial institutions, including insurance companies, to take steps to protect the privacy of certain consumer and customer information relating to products or services primarily for personal, family or household purposes. A recent NAIC initiative that affected the insurance industry was the adoption in 2000 of the Privacy of Consumer Financial and Health Information Model Regulation, which assisted states in promulgating regulations to comply with the Gramm-Leach-Bliley Act. In 2002, to further facilitate the implementation of the Gramm-Leach-Bliley Act, the NAIC adopted the Standards for Safeguarding Customer Information Model Regulation. Several states have now adopted similar provisions regarding the safeguarding of customer information. Educators and EHC have implemented procedures to comply with the Gramm-Leach-Bliley Act’s privacy requirements.

OFAC. The Treasury Department’s Office of Foreign Asset Control, or “OFAC,” maintains a list of Specifically Designated Nationals and Blocked Persons, or the “SDN List”. The SDN List identifies persons and entities that the government believes are associated with terrorists, rogue nations or drug traffickers. OFAC’s regulations prohibit insurers, among others, from doing business with persons or entities on the SDN List. If the insurer finds and confirms a match with the SDN List, the insurer must take steps to block or reject the transaction, notify the affected person and file a report with OFAC. The focus on insurers’ responsibilities with respect to the SDN List has increased significantly since September 11, 2001.

NASDAQ Governance Rules

Because Eastern Holdings’ common stock will be listed for quotation on The Nasdaq National Market, Eastern Holdings will be subject to Nasdaq’s corporate governance rules. These rules require that a majority of the members of the board of directors be independent and that the independent directors meet separately without the other directors at least twice a year in regularly scheduled sessions. In addition, the audit, nominating and compensation committees must be comprised solely of independent directors and the audit committee must have at least three members.

The standards of independence for audit committee members are more strict than those applied to determine whether a director is “independent.” The audit committee must have a written charter that specifies the scope of the audit committees’ responsibilities and the means by which it will perform its responsibilities. The audit committee must approve all related party transactions.

Eastern Holdings must have a formal written charter or board resolution that addresses the process by which persons nominated for election as directors are selected.

The Nasdaq’s corporate governance rules also require Eastern Holdings to adopt and maintain a code of conduct that complies with the requirement under the Sarbanes-Oxley Act that a company have a “code of ethics”, and this code of conduct must be publicly available. Finally, except for certain broad-based plans, the adoption and amendment of all stock or equity based compensation plans must be approved by Eastern Holdings’ shareholders.

Cayman Islands Regulation

Eastern Re is organized and licensed as a Cayman Islands unrestricted Class B insurance company and is subject to regulation by the Cayman Islands Monetary Authority. Applicable laws and regulations govern the types of policies that Eastern Re can insure or reinsure, the amount of capital that it must maintain and the way it can be invested, and the payment of dividends without approval by the Monetary Authority.

Taxation

Federal Taxation

General. Eastern Holdings, Educators and EHC will be subject to federal income taxation in the same general manner as other corporations with some exceptions listed below. The following discussion of federal, state and local income taxation is only intended to summarize certain pertinent income tax matters and is not a comprehensive description of the tax rules that will be applicable to Eastern Holdings, Educators and EHC. Educators’ federal and state income tax returns for taxable years through December 31, 2000, have been closed for purposes of examination by the Internal Revenue Service or the Pennsylvania Department of Revenue. Eastern Holdings, a newly formed corporation, will file its first federal and state income tax returns at the end of its first taxable year, December 31, 2005. EHC, a Cayman Islands corporation, is not subject to United States federal or state income taxation.

After completion of the conversion and the merger, Eastern Holdings will file a consolidated federal income tax return with Educators and EHC. Accordingly, it is anticipated that any cash distributions made by Eastern Holdings to its shareholders would be treated as cash dividends and not as a non-taxable return of capital to shareholders for federal and state tax purposes.

Method of Accounting. For federal income tax purposes, Educators and EHC’s domestic subsidiaries report income and expenses on the accrual method of accounting and file their federal income tax returns on a calendar year basis.

Alternative Minimum Tax. The Internal Revenue Code imposes an alternative minimum tax at a rate of 20% on a base of regular taxable income plus certain tax preferences. The alternative minimum tax is payable to the extent such alternative minimum tax income is in excess of an exemption amount. Net operating losses can offset no more than 90% of alternative minimum taxable income. Certain payments of alternative minimum tax may be used as credits against regular tax liabilities in future years. Educators has been subject to the alternative minimum tax in the past and has $518,000 in alternative minimum tax credits at September 30, 2005 available to offset future regular tax obligations.

Net Operating Loss Carryovers. For net operating losses in tax years beginning before August 6, 1997, Educators may carry back net operating losses to the three year period preceding the loss year and then forward to fifteen years following the loss years. For net operating losses in years beginning after August 5, 1997, net operating losses can be carried back to the two year period preceding the loss year and forward to the 20 years following the loss year. At September 30, 2005, Educators had no net operating loss carry forwards for federal income tax purposes.

Corporate Dividends-Received Deduction. Eastern Holdings will be able to exclude from its income 100% of dividends received from Educators or EHC as a member of the same affiliated group of corporations.

State and Local Taxation

Pennsylvania Taxation. Eastern Holdings will be subject to the Pennsylvania Corporate Net Income Tax and the Capital Stock and Franchise Tax. In addition to Eastern Holdings, the following subsidiaries of EHC and Educators are subject to the Pennsylvania Corporate Net Income Tax,

Capital Stock and Franchise Tax: Global Alliance Holdings, Ltd., Eastern Services Corporation, Employers Alliance, Inc., EML Holdings, LLC and IBSi, LLC. The Corporate Net Income Tax rate for 2005 is 9.99% and is imposed on unconsolidated taxable income for federal purposes with certain adjustments. In general, the Capital Stock and Franchise Tax is a tax imposed on a corporation’s capital stock value at a statutorily defined rate, such value being determined in accordance with a fixed formula based upon average net income and net worth.

Cayman Islands Taxation

EHC and Eastern Re have received an undertaking from the Cayman Islands government exempting them from all local income, profits and capital gains taxes until April 15, 2017 and October 4, 2006, respectively. Although Eastern Re will remain a Cayman Islands corporation after the conversion and merger, it will be controlled indirectly by Eastern Holdings, which is a Pennsylvania corporation. As a result, under applicable federal income tax laws and regulations, Eastern Re will be deemed a controlled foreign corporation and its income will be subject to United States federal income tax prospectively.

DESCRIPTION OF EASTERN HOLDINGS CAPITAL STOCK

General

The following description of our capital stock and related matters is qualified by reference to our articles of incorporation and bylaws, which are exhibits to the registration statement of which this proxy statement/prospectus is a part, and which have been filed with the Commission.

Eastern Holdings’ articles of incorporation provide for the authority to issue up to 20,000,000 shares of common stock and 5,000,000 shares of preferred stock. Eastern Holdings currently expects to issue up to 8,305,556 shares of common stock in the conversion offering and 3,675,765 shares in the merger. Each share of Eastern Holdings common stock will have the same relative rights as, and will be identical in all respects with, each other share of Eastern Holdings common stock.

Common Stock

Dividends. Eastern Holdings can pay dividends if, as and when declared by its board of directors, subject to compliance with limitations that are imposed by applicable law. See “Dividends.” The holders of Eastern Holdings common stock will be entitled to receive such dividends as may be declared by Eastern Holdings’ board of directors out of funds legally available for the payment of dividends. If Eastern Holdings issues preferred stock, the holders of such preferred stock may have a priority over the holders of the common stock with respect to dividends.

Voting Rights. Upon completion of the conversion, the holders of Eastern Holdings common stock will possess exclusive voting rights in Eastern Holdings. They will elect Eastern Holdings’ board of directors and act on such other matters as are required to be presented to them under Pennsylvania law or Eastern Holdings’ articles of incorporation or as are otherwise presented to them by the board of directors. Except as discussed in “– Restrictions on Acquisitions of Eastern Holdings and Related Anti-Takeover Provisions – Limitations on Acquisitions of Voting Stock and Voting Rights,” each holder of common stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors. If Eastern Holdings issues preferred stock, holders of the preferred stock may also possess voting rights.

Liquidation. In the event of any liquidation, dissolution or winding up of Eastern Holdings, the holders of the then-outstanding shares of Eastern Holdings common stock would be entitled to receive, after payment or provision for payment of all of its debts and liabilities, all of Eastern Holdings’ assets available for distribution. If preferred stock is issued, the holders may have a priority over the holders of Eastern Holdings common stock in the event of liquidation or dissolution.

Preemptive Rights. Holders of Eastern Holdings common stock will not be entitled to preemptive rights with respect to any shares that may be issued in the future. Eastern Holdings common stock is not subject to redemption.

Preferred Stock

None of the shares of Eastern Holdings’ authorized preferred stock will be issued in the conversion. Such stock may be issued with such preferences and designations as the board of directors may from time to time determine. The board of directors can, without shareholder approval, issue preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of the holders of Eastern Holdings common stock and may assist management in impeding an unfriendly takeover or attempted change in control.

COMPARISON OF SHAREHOLDER RIGHTS

If we complete the transaction, shareholders of EHC who receive shares of Eastern Holdings common stock for their shares of EHC common stock will automatically become shareholders of Eastern Holdings, and their rights as shareholders will be determined by the Pennsylvania Business Corporation Law of 1988, and by Eastern Holdings’ articles of incorporation and bylaws. The following is a summary of material differences between the rights of holders of Eastern Holdings common stock and the rights of holders of EHC common stock. These differences arise from various provisions of the Pennsylvania Business Corporation Law of 1988, the articles of incorporation and bylaws of Eastern Holdings, the Cayman Islands Companies Law and the memorandum and articles of association of EHC.

The following summary is not a complete statement of all differences affecting the rights of EHC shareholders who become Eastern Holdings shareholders, but rather summarizes the more significant differences and certain important similarities. We qualify this discussion in its entirety by reference to the respective articles of incorporation and bylaws of Eastern Holdings and the memorandum and articles of association of EHC and applicable laws and regulations.

Directors

Election

Eastern Holdings’ articles of incorporation provide that the board of directors will consist of not less than five nor more than 15 directors and that the number of directors and their classification will be set by the board of directors. Eastern Holdings’ directors have been divided into three classes, and each class serves a three-year term. Eastern Holdings’ board of directors currently consists of eleven members. Eastern Holdings shareholders are entitled to one vote for each share owned in the election of directors. Cumulative voting is not permitted in the election of directors.

The articles of association of EHC provide for a board of directors consisting of one class of directors consisting of not less than one nor more than seven directors, all of which are elected annually. EHC’s board of directors currently consists of five members. The articles of association of EHC provide that Bruce M. Eckert, Scott C. Penwell, and Lawrence Bitner shall be directors for so long as they are willing and able to serve or until such provision is changed by a special resolution [adopted by EHC’s shareholders]. EHC’s shareholders are entitled to one vote for each share owned in the election of directors.

Removal

Under Eastern Holdings’ articles of incorporation, Eastern Holdings directors may be removed from office without cause by the affirmative vote of a majority of outstanding voting shares. EHC’s articles of association provide that a director may be removed from office by shareholders upon the affirmative vote of not less than a majority of the total votes cast by shareholders at a duly constituted meeting of shareholders.

Nomination

Shareholders of Eastern Holdings are required to submit to Eastern Holdings, in writing and in advance, any nomination of a candidate for election as a director. Eastern Holdings’ bylaws provide that such nominations generally must be submitted not more than 120 days, and not less than 90 days, prior to a scheduled meeting for the election of directors (unless less than 21 days’ notice of the meeting is given to shareholders, in which case such nominations must be submitted within seven days following the mailing of the notice to shareholders).

[EHC’s articles of association provide that any person may be appointed to be a director by a simple majority of all votes cast at a shareholders’ meeting. Nominations for election as a director of EHC may be made by the board of directors.]

Limited Liability

Eastern Holdings’ directors are not personally liable to Eastern Holdings for any action taken or any failure to take any action unless the director breached or failed to perform the duties of his or her office as set forth under Pennsylvania law and such breach or failure constitutes self-dealing, willful misconduct or recklessness. Eastern Holdings’ directors, however, are not protected from criminal liability for their actions, nor are Eastern Holdings’ directors protected from liability with respect to the payment of federal, state or local taxes.

EHC’s directors and officers are not personally liable for any loss or damage to EHC in the execution of the duties of his office provided that such director acts in good faith in a manner reasonably believed by him to be in the best interests of EHC and provided further that his actions did not involve willful default, fraud or dishonesty.

Indemnification

The bylaws of Eastern Holdings and EHC each provide for indemnification of directors, officers and agents for certain litigation related liabilities and expenses. Directors, officers, employees and agents of Eastern Holdings are entitled to indemnification in both third party actions and derivative actions unless there is a court finding that the act or failure to act giving rise to the claim for indemnification constitutes willful misconduct or recklessness. Directors and officers of EHC are entitled to indemnification against actions, expenses, and liabilities incurred in the execution of the duties of his office, including any liability incurred in defending any proceedings, in which judgment is given in his favor or in which he is acquitted.

Shareholders’ Meetings

The authority to call a special meeting of Eastern Holdings shareholders is solely granted to and vested in the Eastern Holdings board of directors.

Shareholders of Eastern Holdings are required to submit to Eastern Holdings, in writing and in advance, any matter desired to be placed on the agenda of an annual meeting of shareholders. Such proposal generally must be submitted not more than 150 days and not less than 90 days prior to the meeting (or seven days if less than 21 days’ notice of the annual meeting is given to shareholders).

Special meetings of EHC shareholders, called “extraordinary general meetings,” may be called by its board of directors pursuant to a resolution approved by the affirmative vote of a majority of the directors after a quorum is present. If, at any time, there are not sufficient directors capable of acting to form a quorum, any director or any one shareholder of EHC may convene an extraordinary general meeting in the same manner as nearly as possible as that in which meetings may be convened by the directors. In addition, the directors shall, upon requisition in writing of one or more shareholders holding in the aggregate not less than one-tenth of such paid-up capital of EHC as at the date of the requisition carries the right of voting at general meetings, convene an extraordinary general meeting. Any such requisition must express the object of the meeting proposed to be called and must be left at the registered office of EHC. If the directors do not proceed to convene a general meeting within twenty-one days from the date of such requisition, any of the shareholders requesting the meeting, or any other shareholder or shareholders holding in the aggregate not less than one-tenth of such paid-up capital of EHC, may convene an extraordinary general meeting to be held at the registered office of EHC or at some convenient place within the Cayman Islands at such time, subject to EHC’s articles as to notice, as the persons convening the meeting fix.

Inspection Rights

The Pennsylvania Business Corporation Law of 1988 provides that shareholders of Eastern Holdings have the right, for any proper purpose, to examine during usual business hours the share register, books or records of account and records of the proceedings of the shareholders and directors, and to make copies or extracts of such documents. Any shareholder desiring to make such an inspection must provide a written demand to do so under oath and must state the reason for the inspection.

[The Cayman Islands Company Law does [not] provide shareholders of EHC with the right to examine the books or records of EHC.]

Required Shareholder Votes

General

Subject to the voting rights of any series of Eastern Holdings and EHC preferred stock then outstanding, the holders of Eastern Holdings and EHC common stock possess exclusive voting rights of their respective companies. Each holder of Eastern Holdings common stock and each holder of EHC common stock is entitled to one vote for each share owned of record. There are no cumulative voting rights in the election of directors of Eastern Holdings or EHC. For general corporate action of the shareholders of Eastern Holdings and EHC, the affirmative vote of a majority of the votes cast, in person or by proxy, at a shareholders’ meeting is required for approval.

Certain Restrictions on Voting Rights

As provided in Eastern Holdings’ articles of incorporation, for a period of three years after the conversion offering, record holders of Eastern Holdings common stock who beneficially own more than 10% of the issued and outstanding shares of Eastern Holdings common stock are not entitled to any vote with respect to the shares held in excess of the 10% limit. A person or entity is deemed to beneficially own shares owned by an affiliate of, as well as persons acting in concert with, such person or entity. Eastern Holdings’ articles of incorporation authorize the board of directors to make all determinations necessary to implement and apply the 10% limit, including determining the number of voting shares of which any person is the beneficial owner.

As provided in EHC’s articles of association, record holders of EHC voting common and preferred stock who beneficially own more than 9.5% of the outstanding shares of EHC voting common and preferred stock are not entitled to any vote with respect to the shares held in excess of the 9.5% limit. A person or entity is deemed to beneficially own shares owned by an affiliate of, as well as persons acting in concert with, such person or entity. EHC’s articles of association authorize the board of directors to make all determinations necessary to implement and apply the 9.5% limit, including determining the number of voting shares of which any person is the beneficial owner. The board of directors of EHC is not aware of any person who beneficially owns shares of EHC voting common and preferred stock in excess of the 9.5% limit.

Fundamental Changes

Eastern Holdings’ articles of incorporation require that during the first three years after the completion of the conversion and the merger, a plan of merger, consolidation, share exchange, division, conversion or asset transfer (in respect of a sale, lease, exchange or other disposition of all, or substantially all, the assets of Eastern Holdings other than in the usual and regular course of business) must be approved by the affirmative vote of shareholders entitled to cast at least 66 2/3 of the votes which all shareholders are entitled to cast, except that shareholder approval of any such transaction that is approved in advance by at least 66  2/3% of the members of Eastern Holdings’ board of directors requires only the affirmative vote of a majority of the votes cast by shareholders. Thereafter, such transactions must be approved by only the affirmative vote of a majority of the votes cast by shareholders if the transaction is approved in advance by a majority of the members of the board of directors.

EHC’s articles of association require that in order to approve any merger, consolidation, share exchange, asset transfer or other similar transaction, the affirmative vote of a majority of the votes cast, in person or by proxy, at a meeting of shareholders is required to approve such a transaction and 75% of the votes cast, in person or by proxy, by the voting preferred shareholders is required to approve such a transaction.

Amendment of Articles of Incorporation

Eastern Holdings’ articles of incorporation contain various provisions that require a super-majority vote of shareholders to amend or repeal particular sections of such articles. Amendment or repeal of the provisions of Eastern Holdings’ articles of incorporation relating to the absence of cumulative voting, the classification of directors, the percentage of votes required to approve fundamental changes (such as mergers, consolidations or dissolution), the requirement of holding meetings for shareholder action, the amendment of bylaws generally, the restriction on voting shares in excess of the 10% limit, and the consideration of non-economic factors by Eastern Holdings’ board of directors if evaluating a merger or tender offer, all require:

•	the affirmative vote of 80% of the shares entitled to vote; or

•	the affirmative vote of 80% of the members of Eastern Holdings’ board of directors and the affirmative vote of shareholders entitled to cast at least a majority of votes which all shareholders are entitled to cast.

Generally, EHC’s articles of association provide that any amendment to the memorandum and articles of association must be approved by the affirmative vote of 66 2/3% of the voting common and preferred shares cast and by the affirmative vote of 75% of the outstanding voting preferred shares.

Amendment of Bylaws

The authority to amend or repeal Eastern Holdings’ bylaws is vested in Eastern Holdings’ board of directors, subject always to the power of the shareholders of Eastern Holdings to change such action by the affirmative vote of shareholders holding at least two-thirds of the voting power (except that any amendment to the provisions regarding limits on directors’ liability or indemnification of directors and officers that increases the exposure to liability or decreases the right to indemnification shall require the affirmative vote of two-thirds of the board of directors or shareholders holding 80% of the votes that all shareholders are entitled to cast).

EHC, as a Cayman islands corporation, has no bylaws.

Antitakeover Provisions

Eastern Holdings is subject to some, but not all, of various provisions of the Pennsylvania Business Corporation Law of 1988 which are triggered, in general, if any person or group acquires, or discloses an intent to acquire, 20% or more of the voting power of a covered corporation, other than pursuant to a registered firm commitment underwriting or, in certain cases, pursuant to the approving vote of the board of directors. The relevant provisions are contained in Subchapters 25E-H of the Pennsylvania Business Corporation Law of 1988.

Subchapter 25E of the Pennsylvania Business Corporation Law of 1988 (relating to control transactions) provides that if any person or group acquires 20% or more of the voting power of a covered corporation, the remaining shareholders may demand from such person or group the fair value of their shares, including a proportionate amount of any control premium.

Subchapter 25F of the Pennsylvania Business Corporation Law of 1988 (relating to business combinations) delays for five years and imposes conditions upon “business combinations” between an “interested shareholder” and the corporation. The term “business combination” is defined broadly to include various transactions utilizing a corporation’s assets for purchase price amortization or refinancing purposes. For this purpose, an “interested shareholder” is defined generally as the beneficial owner of at least 20% of a corporation’s voting shares.

Subchapter 25G of the Pennsylvania Business Corporation Law of 1988 (relating to control share acquisitions) prevents a person who has acquired 20% or more of the voting power of a covered corporation from voting such shares unless the “disinterested” shareholders approve such voting rights. Failure to obtain such approval exposes the owner to the risk of a forced sale of the shares to the issuer. Even if shareholder approval is obtained, the corporation is also subject to Subchapters 25I and J of the Pennsylvania Business Corporation Law of 1988. Subchapter 25I provides for a minimum severance payment to certain employees terminated within two years of the approval. Subchapter 25J prohibits the abrogation of certain labor contracts prior to their stated date of expiration.

Subchapter 25H of the Pennsylvania Business Corporation Law of 1988 (relating to disgorgement) applies in the event that (i) any person or group publicly discloses that the person or group may acquire control of the corporation or (ii) a person or group acquires (or publicly discloses an offer or intent to acquire) 20% or more of the voting power of the corporation and, in either case, sells shares within 18 months thereafter. Any profits from sales of equity securities of the corporation by the person or group during the 18-month period belong to the corporation if the securities that were sold were acquired during the 18-month period or within 24 months prior thereto. Subchapters 25E-H of the Pennsylvania Business Corporation Law of 1988 contain a wide variety of transactional and status exemptions, exclusions and safe harbors.

In addition, the fiduciary duty standards applicable to the board of directors of Eastern Holdings under the Pennsylvania Business Corporation Law of 1988, and certain provisions of Eastern Holdings’ articles of incorporation and bylaws may have the effect of deterring or discouraging, among other things, a nonnegotiated tender or exchange offer for Eastern Holdings stock, a proxy contest for control of Eastern Holdings, the assumption of control of Eastern Holdings by a holder of a large block of Eastern Holdings’ stock and the removal of Eastern Holdings’ management. See “COMPARISON OF SHAREHOLDER RIGHTS —Antitakeover Provisions” on page 243.

LEGAL MATTERS

Certain legal matters will be passed upon for Eastern Holdings and Educators by Morgan Lewis & Bockius, LLP, Philadelphia, Pennsylvania, counsel to Eastern Holdings and Educators. Certain legal matters will be passed upon for EHC and Eastern Holdings by Stevens & Lee, Valley Forge and Lancaster, Pennsylvania, counsel to EHC and Eastern Holdings.

EXPERTS

The consolidated financial statements of Educators as of December 31, 2004, and 2003, and for each of the years in the three-year period ended December 31, 2004, have been included herein in reliance upon the report of Beard Miller Company LLP, registered public accounting firm, appearing elsewhere herein and upon the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of EHC as of December 31, 2004 and 2003, and for each of the years in the three-year period ended December 31, 2004, have been included herein in reliance upon the report of PricewaterhouseCoopers LLP, registered public accounting firm, appearing elsewhere herein, given upon the authority of such firm as experts in accounting and auditing.

Griffin Financial Group, LLC has consented to the publication in this document of the summary of its report to EHC setting forth its opinion as to the fairness of the terms of the merger, from a financial point of view, to EHC and its shareholders.

ADDITIONAL INFORMATION

Eastern Holdings has filed with the SEC a Registration Statement on Form S-4 under the Securities Act of 1933 with respect to the shares of its common stock offered in this document. As permitted by the rules and regulations of the SEC, this proxy statement/prospectus does not contain all the information set forth in the Registration Statement. Such information can be examined without charge at the public reference facilities of the SEC located at 100 F Street, N.E., Washington, D.C. 20549, and copies of such material can be obtained from the SEC at prescribed rates. The public may obtain more information on the operations of the public reference room by calling 1-800-SEC-0330. The Registration Statement also is available through the SEC’s world wide web site on the internet at http://www.sec.gov. The statements contained in this proxy statement/prospectus as to the contents of any contract or other document filed as an exhibit to the Registration Statement are, of necessity, brief descriptions thereof and are not necessarily complete.

In connection with the conversion, Eastern Holdings will register its common stock with the Commission under Section 12(g) of the Securities Exchange Act of 1934, and, upon such registration, Eastern Holdings and the holders of its stock will become subject to the proxy solicitation rules, reporting requirements and restrictions on stock purchases and sales by directors, officers and greater than 10% shareholders, the annual and periodic reporting requirements and certain other requirements of the Securities Exchange Act of 1934.

OTHER MATTERS

As of the date of this document, the board of directors of EHC knows of no matters which will be presented for consideration at the special meeting other than matters described in this document. However, if any other matters shall come before the special meeting or any adjournments, the forms of proxy will confer discretionary authority to the individuals named as proxies to vote the shares represented by the proxy on any such matters.

Annex A

AGREEMENT AND PLAN OF REORGANIZATION

BY AND AMONG

EASTERN HOLDING COMPANY, LTD

LANCASTER HOLDINGS OF PENNSYLVANIA, INC.

AND

EDUCATORS MUTUAL LIFE INSURANCE COMPANY

DATED AS OF MARCH 17, 2005

i

(continued)

ii

(continued)

Exhibits
Exhibit A	Plan of Conversion

Exhibit B	Plan of Merger

Exhibit C	Articles of Incorporation and Bylaws of HoldCo

Exhibit D	Form of Affiliate Letter

iii

AGREEMENT AND PLAN OF REORGANIZATION

This AGREEMENT AND PLAN OF REORGANIZATION is dated as of March 17, 2005, by and among EASTERN HOLDING COMPANY, LTD, a Cayman Islands corporation (“EHC”), LANCASTER HOLDINGS OF PENNSYLVANIA, INC., a Pennsylvania corporation (“HoldCo”), and EDUCATORS MUTUAL LIFE INSURANCE COMPANY, a Pennsylvania mutual life insurance company (“EML”). (Any capitalized term used and not immediately defined is defined in Section 9.12 of this Agreement).

WHEREAS, EML desires to convert from a mutual form to a stock form insurance company to enhance its strategic and financial flexibility and increase its competitive position in a manner that furthers the interest of its Members;

WHEREAS, the Board of Directors of EML has adopted a Plan of Conversion (as amended or supplemented from time to time, the “Plan of Conversion”) attached hereto as Exhibit A, pursuant to which EML shall convert from a mutual insurance company to a stock insurance company pursuant to the Insurance Company Mutual-to-Stock Conversion Act, 40 P.S. Section 911-A, et seq. (the “Act”), and simultaneously sell all of its authorized shares to HoldCo, and as a result become a wholly owned subsidiary of HoldCo (the “Conversion”);

WHEREAS, HoldCo shall offer to sell a fixed number of shares of its common stock to Eligible Members and others pursuant to and in accordance with a subscription rights offering, and may offer to sell any remaining unsold stock to the public in a community offering as described in the Plan of Conversion;

WHEREAS, simultaneously with the Conversion and subject thereto, EHC will become a Pennsylvania corporation and merge (the “Merger”) with and into a newly formed and wholly owned subsidiary of HoldCo (“NewSub”) pursuant to the Plan of Merger attached hereto as Exhibit B (the “Plan of Merger”) and EHC Stockholders will receive HoldCo Common Stock and cash in exchange for their shares of EHC Common Stock;

WHEREAS, HoldCo will use part of the net proceeds from the sale of its stock in the Conversion to purchase all of the authorized shares of stock of EML and to pay the cash portion of the consideration to be paid to EHC Stockholders in the Merger;

WHEREAS, a special meeting of EML’s Eligible Members will be held to approve the Plan of Conversion and the transactions contemplated by the Plan of Conversion and this Agreement (the “Contemplated Transactions”);

WHEREAS, a special meeting of the EHC Stockholders will be held to approve this Agreement and the Plan of Merger; and

WHEREAS, HoldCo, EML and EHC intend (a) the conversion of EML from a mutual form to a stock form insurance company and the acquisition by HoldCo of all of the authorized shares of capital stock of EML to qualify as a reorganization within the meaning of section 368(a) of the Code, (b) the Merger to qualify as a reorganization within the meaning of section 368(a) of the Code and this Agreement to constitute a plan of reorganization with respect thereto, and (c) the domestication of EHC pursuant to Section 1.3(b) hereof to qualify as a reorganization within the meaning of section 368(a) of the Code.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto hereby agree as follows:

ARTICLE I

THE CONVERSION AND THE MERGER

Section 1.1 The Conversion of EML and the Issuance of EML Shares to HoldCo.

(a) Upon the terms and subject to the conditions of the Plan of Conversion and this Agreement, on the Effective Date, EML shall issue to HoldCo 1,000 shares of EML’s common stock, $1.00 par value per share, which shall constitute all of the authorized shares of capital stock of EML, and HoldCo shall contribute to EML such percentage of the net proceeds of the Offerings as required by the Pennsylvania Department of Insurance (the “Department”).

(b) Subject to the satisfaction of the conditions contained in the Plan of Conversion and this Agreement, HoldCo and EHC shall cause the Articles of Amendment of EML to be filed with the Pennsylvania Department of State on or prior to the Effective Date.

Section 1.2 Closing. The closing of the transactions contemplated by the Plan of Conversion and this Agreement (the “Closing”) shall take place (a) at the offices of Stevens & Lee, P.C. 25 North Queen Street, Suite 602, Lancaster, Pennsylvania 17603, at 10:00 a.m., Eastern Standard time, on the third Business Day following the date on which the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) shall have been satisfied or waived in accordance with this Agreement, or (b) at such other place and time and/or on such other date as EML, HoldCo and EHC may agree in writing (the “Closing Date”).

Section 1.3 The Merger.

(a) Closing. Subject to the satisfaction of the conditions contained in this Agreement and the Plan of Merger, the closing of the Merger will take place on the Closing Date. On the Closing Date, HoldCo, NewSub and EHC shall cause the Articles of Merger to be duly executed and filed with the Pennsylvania Department of State.

(b) Domestication. On or before the Closing Date, EHC shall file articles of domestication in the office of the Secretary of State of the Commonwealth of Pennsylvania pursuant to Section 4161 of the Pennsylvania Business Corporation Law of 1988, as amended (the “PBCL”) and thereby become a domestic business corporation under the applicable laws of the Commonwealth of Pennsylvania.

(c) The Merger. Subject to the terms and conditions of this Agreement, and after the domestication transaction contemplated by Section 1.3(b), on the Effective Date: EHC shall merge with and into NewSub; the separate corporate existence of EHC shall cease; NewSub shall be the surviving corporation in the Merger; and all of the property (real, personal and mixed), rights, powers, privileges, franchises, and duties and obligations of EHC shall be taken and deemed to be transferred to and vested in NewSub, as the surviving corporation in the Merger, without further act or deed; all debts, liabilities, obligations, restrictions, disabilities and duties of each of EHC and NewSub shall thereafter be the responsibility of NewSub; all in accordance with the applicable laws of the Commonwealth of Pennsylvania.

(d) Change to Structure. Subject to and except as otherwise prohibited by applicable law, the parties may at any time change the method of effecting the acquisition of EHC (including without limitation, by providing for a contribution of all of the outstanding shares of EHC Capital Stock to HoldCo by the EHC Stockholders in exchange for the Merger Consideration) if and to the extent reasonably requested by either party and consented to by the other party (such consent not to be unreasonably withheld); provided, however, that no such change shall (i) alter or change the amount or kind of Merger Consideration, (ii) adversely affect the federal income tax treatment of either party pursuant to this Agreement, or (iii) materially impede or delay completion of the transactions contemplated by this Agreement.

(e) HoldCo’s Articles of Incorporation and Bylaws. On and after the Effective Date, the articles of incorporation and bylaws of HoldCo, as in effect immediately prior to the date of this Agreement and in the form attached hereto as Exhibit C, shall automatically be and remain the articles of incorporation and bylaws of HoldCo, until thereafter altered, amended or repealed.

(f) Board of Directors and Officers of HoldCo and EML.

(i) On and after the date of this Agreement, the Board of Directors of HoldCo shall consist of Lawrence W. Bitner, Paul R. Burke, Bruce M. Eckert, Ronald L. King, Robert M. McAlaine (Chairman), Scott C. Penwell, John O. Shirk, W. Lloyd Snyder, III, Richard Stevens, III, Charles H. Vetterlein, and James L. Zech; provided, however, that in the event that any of such persons is unable or unwilling to serve as a director of HoldCo at any time prior to the Closing Date, then (x) if such person is a member of the Board of Directors of EML, EML may designate a replacement for such person, and (y) if such person is a member of the Board of Directors of EHC, EHC may designate a replacement for such person.

(ii) On or before the filing of the Registration Statement, the Board of Directors of HoldCo shall appoint the following persons as officers of HoldCo to the following offices:

Chief Executive Officer:	Bruce M. Eckert

President and Chief Operating Officer:	Michael L. Boguski

Chief Financial Officer and Treasurer:	Kevin M. Shook

(g) The Merger Consideration. (i) At the Effective Time, by virtue of the Merger and without any action on the part of HoldCo, EHC, NewSub or the holders of EHC Capital Stock, each issued and outstanding share of EHC Capital Stock shall be converted into the right to receive an amount (the “Per Share Purchase Price”) equal to the quotient obtained by dividing

(A) the product of (i) the adjusted consolidated stockholders’ equity of EHC as of the close of business on September 30, 2005 (the “Adjusted EHC Stockholders’ Equity”), and (ii) 1.28 (the product of (i) and (ii) is hereinafter called the “Aggregate Purchase Price”), by (B) the sum of (1) the aggregate number of shares of EHC Capital Stock outstanding immediately prior to the Effective Time (each such share an “Outstanding Share”), and (2) the aggregate number of shares represented by warrants to acquire shares of EHC Common Stock (the “EHC Warrants”) outstanding on the date hereof (the “Warrant Share Number”). For purposes of this Agreement, Adjusted EHC Stockholders’ Equity shall be EHC’s consolidated stockholders’ equity, as determined in accordance with U.S. GAAP applied consistently with prior accounting practices used by EHC (including without limitation SFAS No. 115 and SFAS No. 150), plus an amount equal to the proceeds that would be received if all outstanding warrants and all options to acquire EHC capital stock permitted to be granted under the EHC Stock Option Plan were exercised as of September 30, 2005; provided, however, that in determining Adjusted EHC Stockholders’ Equity, any increase in EHC’s consolidated stockholders’ equity as a result of the application of SFAS No. 115 shall not result in a cumulative SFAS No. 115 unrealized gain in excess of $1,536,935 (on a pretax basis) at September 30, 2005 and any decrease in EHC’s consolidated stockholders’ equity as a result of the application of SFAS No. 115 shall not result in a cumulative SFAS No. 115 unrealized loss greater than $963,065 (on a pretax basis) at September 30, 2005. In determining the tax applied to any increase or decrease in EHC’s consolidated stockholders’ equity as a result of the application of SFAS No. 115, the maximum statutory effective rate applicable to the jurisdiction in which the respective legal entity is domiciled shall be used. In applying the preceding two sentences in those circumstances in which the aggregate change in market value as a result of the application of SFAS No. 115, on a pretax basis, would exceed the applicable limit ($1,536,935 or $963,065), the amount of the change in market value attributable to each EHC Insurance Subsidiary to be included in determining Adjusted EHC Stockholders’ Equity shall be the change in market value at such EHC Insurance Subsidiary multiplied by a fraction, the numerator of which is the applicable limit and the denominator of which is the aggregate change in market value.

On or before October 21, 2005, EHC shall deliver to EML (x) a consolidated balance sheet of EHC as of September 30, 2005 and consolidated statements of income and other comprehensive income of EHC for the nine months ended September 30, 2005, prepared in accordance with U.S. GAAP applied consistently with prior accounting practices used by EHC, (y) a calculation of Adjusted EHC Stockholders’ Equity as of September 30, 2005, and (z) such supporting information as EML may reasonably require.

Absent material error, the calculation of Adjusted EHC Stockholders’ Equity shall be binding on EML, HoldCo, EHC and all other persons. If EML does not object to the calculation of Adjusted EHC Stockholders’ Equity on or before October 28, 2005, the calculation of Adjusted EHC Stockholders’ Equity shall be final and binding on all persons for all purposes. If EML timely and reasonably objects to the calculation of Adjusted EHC Stockholders’ Equity on the ground that the calculation is incorrect or that EML has not received sufficient information to review the calculation of Adjusted EHC Stockholders’ Equity, then EML and EHC will act in good faith and use commercially reasonable efforts to resolve any differences within the next three (3) days. If EML and EHC are unable to reach an agreement on the calculation of Adjusted EHC Stockholders’ Equity, then EML and EHC shall engage a nationally recognized certified public accounting firm (independent of each of the parties hereto)

to calculate Adjusted EHC Stockholders’ Equity, which calculation shall be completed on or before November 7, 2005 and such calculation shall be final and binding on EHC, EML, HoldCo and all other persons.

In the event that the Closing is not held on or before December 31, 2005, then EHC shall declare a special dividend payable to its stockholders of record as of the close of business on the Business Day immediately preceding the Closing Date equal to the positive change, if any, in EHC’s consolidated stockholders’ equity, as determined in accordance with U.S. GAAP, from November 1, 2005 to the end of the calendar month preceding the Closing Date. Such special dividend shall be paid by HoldCo within thirty (30) days after the Closing Date.

Notwithstanding the foregoing, (1) in the event that the Closing is not held on or before March 31, 2006, then EHC shall declare a special dividend, in lieu of and not in addition to the dividend referred to in the preceding paragraph, payable to its stockholders of record as of the close of business on the Business Day immediately preceding the Closing Date equal to the positive change, if any, in EHC’s consolidated stockholders’ equity, as determined in accordance with U.S. GAAP, from February 1, 2006 to the end of the calendar month preceding the Closing Date, and (2) the date of determination of the Adjusted EHC Stockholders’ Equity in connection with determining the Aggregate Purchase Price will be December 31, 2005 instead of September 30, 2005.

(ii) Each option to acquire EHC Common Stock that remains outstanding as of the Effective Time shall be cancelled as of the Effective Time and the holder thereof shall not be entitled to any consideration with respect thereto. Each share of EHC Common Stock outstanding immediately prior to the Effective Time that was issued upon the exercise of an option to acquire EHC Common Stock during the period between the date hereof (each, an “Option Share”) and the Effective Time shall be converted into (x) the right to receive cash in an amount equal to the per share exercise price of the option pursuant to which such share of EHC Common Stock was issued, and (y) such number of EHC common stock share equivalents as is equal to the quotient obtained by dividing (1) the Per Share Purchase Price minus such exercise price, by (2) the Per Share Purchase Price (each, an “Original Share Equivalent”). Each Outstanding Share that is not an Option Share is referred to herein as an “Original Share.”

(iii) Each Original Share and Original Share Equivalent shall be converted into the right to receive the Per Share Purchase Price in cash and HoldCo Common Stock as follows:

(A) each Original Share and Original Share Equivalent shall be converted into the right to receive that amount of cash as shall equal the quotient obtained by dividing (i) 49% of the Aggregate Purchase Price, minus the sum of (1) the aggregate cash payable under Section 1.3(g)(ii), plus (2) the number of shares of EHC Capital Stock with respect to which dissenters’ rights have been asserted and perfected multiplied by $10.00, plus (3) the cash paid in lieu of fractional shares pursuant to Section 1.3(g)(v), by (ii) the sum of the Original Shares plus the Original Share Equivalents (the “Original Share Number”); and

(B) each Original Share and Original Share Equivalent shall be converted into the right to receive that number of shares of HoldCo Common Stock as shall equal the quotient obtained by dividing (i) 51% of the Aggregate Purchase Price, minus the product of the

Warrant Share Number and the Per Share Purchase Price, by (ii) the Original Share Number multiplied by $10.00.

(iv) Adjustments to Stock and Cash Consideration. Notwithstanding anything herein to the contrary, the total stock consideration shall be increased and the total cash consideration shall be decreased if, but only to the extent, necessary to secure the tax opinions or tax rulings required by Section 7.1(k). For this purpose, the parties agree that the sum of (i) the total cash consideration component of the Aggregate Purchase Price plus (ii) the amount of any dividend to be paid to shareholders of EHC pursuant to Section 1.3(g)(i) hereof, shall not exceed the “Maximum Cash Percentage,” which, for this purpose, shall mean 59% of the sum of (x) the Aggregate Purchase Price plus (xi) the amount of any dividend to be paid to shareholders of EHC pursuant to Section 1.3(g)(i) hereof. In the event that the parties determine that the sum of (Y) the total cash consideration component of the Aggregate Purchaser Price plus (Z) the amount of any dividend to be paid to shareholders of EHC pursuant to Section 1.3(g)(i) hereof will exceed the Maximum Cash Percentage, the total cash consideration component of the Merger Consideration shall be decreased and the total stock consideration shall be increased to the extent necessary to achieve compliance with the Maximum Cash Percentage.

(v) Cash in Lieu of Fractional Shares. Notwithstanding anything herein to the contrary, no fraction of a whole share of HoldCo Common Stock and no scrip or certificate therefor shall be issued in connection with the Merger. Any EHC Stockholder who would otherwise be entitled to receive a fraction of a share of HoldCo Common Stock shall receive, in lieu thereof, cash in an amount equal to such fraction multiplied by $10.00.

(h) Warrants. At the Effective Time the warrant to acquire 300 shares of EHC Common Stock (the “EHC Warrant”) held by Lawrence W. Bitner shall cease to represent a right to acquire shares of EHC Common Stock, and shall be converted automatically into a warrant to purchase shares of HoldCo Common Stock. HoldCo shall assume such EHC Warrant. The number of shares of HoldCo Common Stock subject to such EHC Warrant shall be equal to the number of shares of EHC Common Stock subject to such EHC Warrant immediately prior to the Effective Time multiplied by a fraction the numerator of which is the Per Share Purchase Price and the denominator of which is $10.00 (the “Warrant Exchange Ratio”), provided that any fractional shares of HoldCo Common Stock resulting from such multiplication shall be rounded down to the nearest share, and (D) the per share exercise price under each such EHC Warrant shall be adjusted by dividing the per share exercise price under each such EHC Warrant by the Warrant Exchange Ratio, provided that such exercise price shall be rounded up to the nearest cent.

(i) Surrender of EHC Stock Certificates.

(i) Exchange Fund. At or prior to the Effective Time, HoldCo shall deposit with the Exchange Agent, in trust for the benefit of EHC Stockholders, sufficient cash and stock certificates representing shares of HoldCo Common Stock to make all payments and deliveries to EHC Stockholders pursuant to this Section 1.3. Any cash and stock certificates for HoldCo Common Stock deposited with the Exchange Agent shall hereinafter be referred to as the “Exchange Fund.”

(ii) Exchange Procedures. As soon as reasonably practicable after the Effective Time (and in any case no later than fifteen (15) days thereafter), HoldCo shall cause the Exchange Agent to mail to each record holder of EHC Capital Stock immediately prior to the Effective Time, a letter of transmittal that shall specify that delivery of the certificates representing shares of EHC Capital Stock (“EHC Certificates”) shall be made, and risk of loss and title to the EHC Certificates shall pass, only upon delivery of the EHC Certificates to the Exchange Agent, and which letter shall be in customary form and have such other provisions as HoldCo may reasonably specify and instructions for effecting the surrender of such EHC Certificates in exchange for the cash and shares of HoldCo Common Stock into which such shares of EHC stock have been converted. Upon surrender of an EHC Certificate to the Exchange Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, such EHC Certificate shall be cancelled and the holder of such EHC Certificate shall be entitled to receive within fifteen (15) days in exchange therefor with respect to the number of shares of EHC Capital Stock previously represented by such EHC Certificate (A) a certificate representing the whole number of shares of HoldCo Common Stock that such holder has the right to receive pursuant to Section 1.3(g), and (B) a check in an amount equal to the cash that such holder has the right to receive pursuant to Section 1.3(g). No interest will be paid or will accrue on any cash payment pursuant to Section 1.3(g). In the event of a transfer of ownership of EHC Capital Stock that is not registered in the transfer records of EHC, a certificate representing, in the aggregate, the proper number of shares of HoldCo Common Stock and a check in the proper amount pursuant to Section 1.3(g) may be issued with respect to such EHC Capital Stock to such a transferee if the EHC Certificate formerly representing such shares of EHC Capital Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

(iii) Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made with respect to shares of HoldCo Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered EHC Certificate with respect to the shares of HoldCo Common Stock that such EHC Certificate holder may be entitled to receive upon surrender of such EHC Certificate until such holder shall surrender such EHC Certificate in accordance with Section 1.3(i)(ii). Subject to the effect of applicable laws, following surrender of any such EHC Certificate, there shall be paid to such holder of shares of HoldCo Common Stock issuable in exchange therefor, without interest, (A) promptly after the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of HoldCo Common Stock and (B) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of HoldCo Common Stock.

(iv) No Further Ownership Rights. All shares of HoldCo Common Stock issued and cash paid upon conversion of shares of EHC Capital Stock in accordance with the terms of this Agreement shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to the shares of EHC Capital Stock.

(v) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of EHC Certificates for twelve (12) months after the Effective Date shall be delivered to HoldCo or otherwise on the instructions of HoldCo, and any holders of the EHC Certificates who have not previously complied with this Section 1.3(i) shall thereafter look only to HoldCo for the Merger Consideration with respect to the shares of EHC Capital Stock formerly represented thereby to which such holders are entitled pursuant to Section 1.3(g), any cash in lieu of fractional shares of HoldCo Common Stock to which such holders are entitled pursuant to Section 1.3(g)(v), and any dividends or distributions with respect to shares of HoldCo Common Stock to which such holders may be entitled pursuant to Section 1.3(i)(iii).

(vi) No Liability. None of HoldCo, EHC, any of their respective Affiliates or the Exchange Agent shall be liable to any Person in respect of any Merger Consideration from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(vii) Investment of the Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund as reasonably directed by HoldCo; provided that such investments shall be in obligations of or guaranteed by the United States of America and backed by a full faith and credit of the United States of America. Any interest and other income resulting from such investments shall be payable to HoldCo and not to the EHC Stockholders.

(viii) Lost Certificates. If any EHC Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such EHC Certificate to be lost, stolen or destroyed and, if required by the Exchange Agent or HoldCo, the posting by such Person of a bond in such reasonable amount as HoldCo may direct as indemnity against any claim that may be made against it with respect to such EHC Certificate, the Exchange Agent will deliver or cause to be delivered in exchange for such lost, stolen, or destroyed EHC Certificate the applicable Merger Consideration with respect to the shares of EHC Capital Stock represented thereby and any cash in lieu of fractional shares of HoldCo Common Stock to which the holders thereof are entitled pursuant to Section 1.3(g)(v), and any dividends or other distributions on shares of HoldCo Common Stock to which the holders thereof may be entitled pursuant to Section 1.3(i)(iii).

(ix) Withholding Rights. HoldCo shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any EHC Stockholder such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provisions of state, local or foreign tax law. To the extent that amounts are so withheld by HoldCo, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of EHC Capital Stock in respect of which such deduction and withholding was made by HoldCo.

(x) Stock Transfer Books. At the Effective Time, the stock transfer books of EHC with respect to EHC Capital Stock issued and outstanding prior to the Effective Time shall be closed and, thereafter, there shall be no further registration of transfers on the records of EHC of shares of EHC Capital Stock issued and outstanding prior to the Effective Time. From and after the Effective Time, the holders of EHC Certificates shall cease to have any rights with respect to such shares of EHC Capital Stock formerly represented thereby, except as otherwise provided herein or by law. On or after the Effective Time, any EHC Certificates presented to the Exchange Agent or HoldCo for any reason shall be exchanged for the applicable Merger Consideration with respect to the shares of EHC Capital Stock formerly represented thereby, any cash in lieu of fractional shares of HoldCo Common Stock to which the holders thereof are entitled pursuant to Section 1.3(g)(v), and any dividends or other distributions on shares of HoldCo Common Stock to which the holders thereof may be entitled pursuant to Section 1.3(i)(iii).

(j) NewSub’s Articles and Bylaws. Pursuant to and in accordance with the Plan of Merger, on and after the Effective Date, the articles of incorporation and bylaws of NewSub, as in effect immediately prior to the Merger, shall automatically be and remain the articles of incorporation and bylaws of NewSub, as the surviving corporation of the Merger, until thereafter altered, amended or repealed.

Section 1.4 Registration Statement; Prospectus and Special Meeting of Members.

(a) Registration Statement. HoldCo shall prepare and, after providing EML and EHC with a reasonable opportunity to review and comment, promptly file with the SEC a registration statement on Form S-1 (the “Registration Statement”) for the purpose of registering HoldCo Common Stock under the Securities Act and shall use reasonable best efforts to obtain and furnish the information required to be included by the SEC in the Registration Statement, which shall include the prospectus with respect to the Offerings and the Merger. EML and EHC shall each furnish HoldCo with all information concerning itself and shall take such other action as HoldCo may reasonably request in connection with such Registration Statement and the issuance of HoldCo Common Stock. HoldCo, after consultation with EML and EHC, shall respond as promptly as practicable to any comments made by the SEC with respect to the Registration Statement (copies of which HoldCo shall provide to EML and EHC), and shall use reasonable best efforts to have the Registration Statement declared effective by the SEC.

(b) Prospectus. The prospectus that is a part of the Registration Statement shall include the information required with respect to the Plan of Conversion and the Merger and may contain information with respect to and be used by EML as a proxy statement with respect to the EML Special Meeting. EHC may also use such prospectus as part of its proxy statement for its second special meeting of stockholders as provided in Section 1.5 hereof. HoldCo shall use reasonable best efforts to obtain and furnish the information required to be included by state and federal law, including the Act, and to submit the prospectus to the Department (such prospectus is referred to herein as the “Prospectus”).

(c) Special Meeting of Members. EML, acting through its Board of Directors and subject to Section 6.3, shall duly call, send notice of, convene and hold a special meeting of its Eligible Members (the “EML Special Meeting”), as soon as practicable after the later of (a) the date of the approval of the Plan of Conversion by the Insurance Commissioner of the Commonwealth of Pennsylvania (the “Insurance Commissioner”), and (b) the date upon which the Registration Statement is declared effective, whichever is applicable, for the purpose of voting upon a single proposal to adopt: (i) the Plan of Conversion and the transactions contemplated by the Plan of Conversion, including this Agreement, and (ii) the Amended Articles of Incorporation. EML shall mail the Prospectus to its Eligible Members and shall include in the Prospectus the recommendation of the Board of Directors of EML that Eligible Members vote to adopt the Plan of Conversion, including this Agreement, and the Amended Articles of Incorporation. The Prospectus may constitute a proxy statement for adoption of the Plan of Conversion and the Amended Articles of Incorporation.

(d) Further Actions. EML and HoldCo shall take any reasonable action required to be taken under applicable securities laws in connection with the issuance of HoldCo Common Stock, and EML shall furnish all information concerning EML and the Eligible Members as may be reasonably requested by HoldCo in connection with such action.

Section 1.5 EHC Stockholders Meetings. As soon as practicable after the date of this Agreement, EHC shall convene a special meeting of the stockholders of EHC to vote on and approve the redomestication of EHC as a Pennsylvania corporation effective as of the Closing Date. At the earliest practicable time after the Registration Statement has been declared effective, EHC shall convene a special meeting of the stockholders of EHC to vote on and adopt the Plan of Merger. In connection with such meeting, EHC will cause the Prospectus to be mailed to all stockholders of EHC. HoldCo shall include in the Prospectus a recommendation of the Board of Directors of EHC that EHC Stockholders vote to adopt and approve the Plan of Merger. Section 1906 of the PBCL shall apply to this Agreement and the Plan of Merger with respect to the adoption thereof by the EHC Stockholders. EHC agrees to provide for such class voting on the adoption of this Agreement and the Plan of Merger by the EHC Stockholders as is required by Section 1906 of the PBCL.

Section 1.6 No False or Misleading Statements.

(a) Each of EHC and EML agrees that the information provided and to be provided by EHC or EML, as the case may be, specifically for use in the Registration Statement and the Prospectus, shall not, with respect to the information supplied by such party:

(i) in the case of the Registration Statement, on the date the Registration Statement becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading; and

(ii) in the case of the Prospectus, (w) on the date on which the Prospectus is mailed to the Eligible Members of EML, (x) on the date of the EML Special Meeting, (y) on the date on which the Prospectus is mailed to stockholders of EHC, and (z) on the date of the second special meeting of stockholders of EHC, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) If at any time prior to the applicable dates referred to in Section 1.6(a) any information relating to EHC or EML, or any of their respective affiliates, officers or directors,

that should be set forth in an amendment or supplement to the Prospectus or the Registration Statement so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, is discovered by EHC or EML, the party that discovers such information shall promptly notify the other party and, to the extent required by Applicable Law, an appropriate amendment or supplement describing such information shall be promptly prepared and, if applicable, filed with the SEC and disseminated to the Eligible Members or the stockholders of EHC, as the case may be.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF EHC

Except as otherwise disclosed to EML in the EHC Disclosure Schedule (the “EHC Disclosure Schedule”) delivered to EML by EHC prior to the execution of this Agreement (with specific reference to the representations and warranties contained in this Article II to which the information in such schedule relates), EHC represents and warrants to EML, as follows:

Section 2.1 Organization. As of the date hereof and prior to its domestication as a Pennsylvania corporation as described in Section 1.3(b), EHC is and will be a Cayman Islands corporation duly organized, validly existing and in good standing under the laws of the Cayman Islands with the corporate power and authority and all governmental approvals necessary to own, lease and operate its properties and to carry on its business as it is now being conducted. EHC is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not individually or in the aggregate have or be reasonably likely to result in an EHC Material Adverse Effect. The copies of EHC’s Constituent Documents that have been delivered to EML are complete and correct and in full force and effect.

Section 2.2 Capitalization of EHC. As of the date hereof, the authorized capital stock of EHC consists of 12,000 shares of EHC Class A Common Shares, 6,000 shares of EHC Class B Common Shares, 3,250 shares of EHC Series A Voting Preferred Shares, and 4,750 shares of EHC Series B Non-Voting Preferred Shares. As of the date hereof there are 4,410 shares of EHC Class A Common Shares, no shares of EHC Class B Common Shares, 2,868 shares of EHC Series A Voting Preferred Shares, and 3,902 shares of EHC Series B Non-Voting Preferred Shares issued and outstanding. All of the issued and outstanding shares of EHC Capital Stock are validly issued, fully paid and nonassessable and free of preemptive rights. Except as set forth in Section 2.2 of the EHC Disclosure Schedule, as of the date of this Agreement there are no outstanding options, warrants, subscriptions, calls, rights, convertible securities or other agreements or commitments obligating EHC to issue, transfer, sell, redeem, repurchase or otherwise acquire any shares of its capital stock and all outstanding options have been or will be granted with an exercise price that is not less than the fair market value of the underlying stock to which the option relates as of the date of grant. Prior to the Effective Time, all of the outstanding EHC Series A Voting Preferred Shares and EHC Series B Nonvoting Preferred Shares will have been converted to EHC Class A Common Shares or EHC Class B Nonvoting Common Shares.

Section 2.3 EHC Subsidiaries.

(a) Each EHC Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has the corporate power and authority and all government approvals necessary to own, lease and operate its properties and to carry on its business as now being conducted. Each EHC Subsidiary is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not individually or in the aggregate have or be reasonably likely to result in an EHC Material Adverse Effect. Section 2.3(a) of the EHC Disclosure Schedule sets forth the name of each of the subsidiaries of EHC (the “EHC Subsidiaries”) and the state or jurisdiction of its incorporation.

(b) Section 2.3(b) of the EHC Disclosure Schedule sets forth the name of each of the EHC Subsidiaries that is as of the date hereof an insurance company (collectively, the “EHC Insurance Subsidiaries”). Each of the EHC Insurance Subsidiaries is (i) duly licensed or authorized as an insurance company in its jurisdiction of incorporation, and (ii) duly licensed or authorized to carry on an insurance business in each other jurisdiction where it is required to be so licensed or authorized, except, in each case, where such failure to be licensed or authorized would not individually or in the aggregate have or be reasonably likely to result in an EHC Material Adverse Effect. Each of EHC and the EHC Insurance Subsidiaries has made all required filings under applicable insurance holding company statutes except where the failure to file would not individually or in the aggregate have or be reasonably likely to result in an EHC Material Adverse Effect.

(c) Except as set forth in Section 2.3(c) of the EHC Disclosure Schedule, EHC is, directly or indirectly, the record and beneficial owner of all of the outstanding shares of each of the EHC Subsidiaries, there are no proxies with respect to any such shares or equity interests, and no equity securities of any EHC Subsidiary are or may become required to be issued by reason of any options, warrants, subscriptions, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable or exercisable for, shares or other equity interests of any EHC Subsidiary, and there are no contracts, commitments, understandings or arrangements by which EHC or any EHC Subsidiary is or may be bound to issue, redeem, purchase or sell shares or other equity interests of any EHC Subsidiary or securities convertible into or exchangeable or exercisable for any such shares or equity interests. All of such shares or equity interests so owned by EHC are validly issued, fully paid and nonassessable and are owned by it free and clear of Encumbrances.

Section 2.4 Authority Relative to this Agreement. EHC has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution, delivery and performance of this Agreement by EHC and the consummation by EHC of the transactions contemplated hereby have been duly authorized by the Board of Directors of EHC at a duly called meeting, and except for the adoption and approval of the Plan of Merger by the EHC Stockholders no other corporate proceedings on the part of EHC are necessary to authorize this Agreement or the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by EHC and (assuming this Agreement constitutes a valid and binding obligation of EML and HoldCo) constitutes a valid and binding agreement of EHC, enforceable against EHC in accordance with its terms.

Section 2.5 Consents and Approvals; No Violations.

(a) Except (i) for (A) applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), state laws relating to takeovers, state securities or blue sky laws, state insurance laws and the regulations promulgated thereunder and (B) the filing of appropriate documents with, and approval of, the insurance regulatory authorities in the Commonwealth of Pennsylvania and the Cayman Islands and any other relevant jurisdiction (the requirements in clauses (A) and (B), collectively, the “Governmental Requirements”), or (ii) where the failure to make any filing with, or to obtain any permit, authorization, consent or approval of, any court or tribunal or administrative, governmental or regulatory body, agency, commission, board, legislature, instrumentality, division, department, public body or other authority (each, a “Government Entity”) would not (1) prevent or delay the consummation of the transactions contemplated by this Agreement, (2) prevent EHC from performing its obligations under this Agreement, or (3) individually or in the aggregate have or be reasonably likely to result in an EHC Material Adverse Effect, no filing with, and no permit, authorization, consent or approval of, any Government Entity is necessary for the execution, delivery and performance of this Agreement by EHC and the consummation of the transactions contemplated hereby.

(b) Except as disclosed in Section 2.5 of the EHC Disclosure Schedule, no consent or approval of any other party (other than any Government Entity) is required to be obtained by EHC for the execution, delivery or performance of this Agreement or the performance by EHC of the transactions contemplated hereby, except where the failure to obtain any such consent or approval would not (1) prevent or delay the consummation of the transactions contemplated by this Agreement, (2) prevent EHC from performing its obligations under this Agreement, or (3) individually or in the aggregate, be reasonably likely to result in an EHC Material Adverse Effect.

(c) Neither the execution, delivery or performance of this Agreement by EHC nor the consummation by EHC of the transactions contemplated hereby, nor compliance by EHC with any of the provisions hereof, will:

(i) conflict with or result in any breach of any provisions of the Constituent Documents of EHC or any of the EHC Subsidiaries;

(ii) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, acceleration, vesting, payment, exercise, suspension or revocation) under, any of the terms, conditions, or provisions of any note, bond, mortgage, deed of trust, security interest, indenture, license, contract, agreement, plan or other instrument or obligation to which EHC or any of the EHC Subsidiaries is a party or by which any of them or any of their properties or assets is bound;

(iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to EHC, any EHC Subsidiary or any of their properties or assets;

(iv) result in the creation or imposition of any Encumbrance on any asset of EHC or any EHC Subsidiary; or

(v) cause the suspension or revocation of any permit, license, governmental authorization, consent or approval necessary for EHC or any of the EHC Subsidiaries to conduct its business as currently conducted, except in the case of clauses (ii), (iii), (iv) and (v) for violations, breaches, defaults, terminations, cancellations, accelerations, vestings, exercises, creations, impositions, suspensions or revocations that would not individually or in the aggregate have an EHC Material Adverse Effect.

Section 2.6 EHC Financial Statements.

(a) EHC has delivered to EML complete and correct copies of the EHC Financial Statements. The EHC Financial Statements have been derived from the accounting books and records of EHC and the EHC Subsidiaries and have been prepared in accordance with U.S. GAAP, applied on a consistent basis throughout the periods presented, subject, in the case of interim unaudited EHC Financial Statements, only to normal recurring year-end adjustments and the absence of footnotes. The consolidated balance sheets included in the EHC Financial Statements present fairly in all material respects the consolidated financial position of EHC and the EHC Subsidiaries as at the respective dates thereof, and the consolidated statements of income, consolidated statements of stockholders’ equity, and consolidated statements of cash flows included in such EHC Financial Statements present fairly in all material respects the consolidated results of operations, stockholders’ equity and cash flows of EHC and the EHC Subsidiaries for the respective periods indicated.

(b) The term “EHC Financial Statements” means the unaudited consolidated financial statements of EHC and the EHC Subsidiaries as at and for the nine-month period ended September 30, 2004, and the audited consolidated financial statements of EHC and the EHC Subsidiaries as at and for the years ended December 31, 2003, December 31, 2002 and December 31, 2001, together with reports on such year-end statements by the independent auditors of EHC, including in each case a consolidated balance sheet, a consolidated statement of income, a consolidated statement of stockholders’ equity and a consolidated statement of cash flows, and accompanying notes.

Section 2.7 Statutory Financial Statements. EHC has provided to EML copies of (i) the Annual Statements, together with all exhibits and schedules thereto, of Eastern Alliance Insurance Co. (“Eastern Alliance”) and Allied Eastern Indemnity Co. (“Allied Eastern”) as filed with the Department for the years ended December 31, 2003, December 31, 2002 and December 31, 2001, and (ii) the audited financial statements of Eastern Re Ltd, SPC (“Eastern Re”) for the years ended December 31, 2003, 2002, and 2001, respectively, together with all exhibits and schedules thereto (collectively, the “EHC Annual Statutory Statements”), and (iii) the quarterly statements for the quarters ended March 31, June 30, and September 30, 2004, respectively, together with all exhibits and schedules thereto (collectively, the “EHC Quarterly Statutory Statements”) (all EHC Annual Statutory Statements and all EHC Quarterly Statutory Statements, together with all exhibits and schedules thereto, referred to in this Section 2.7 are hereinafter referred to as the “EHC Statutory Financial Statements”). The EHC Statutory Financial Statements have been prepared in accordance with the applicable accounting practices prescribed or permitted by the Department and the Cayman Monetary Authority for purposes of financial reporting (“Statutory Accounting Practices”), and such accounting practices have been applied on a basis consistent with such Statutory Accounting Practices throughout the periods involved, except as expressly set forth in the notes, exhibits or schedules thereto, and the EHC Statutory Financial Statements present fairly in all material respects the financial position and the results of operations for the respective EHC Insurance Subsidiaries as of the dates and for the periods therein in accordance with applicable Statutory Accounting Practices. The financial statements contained in the EHC Annual Statutory Statements for the years ended December 31, 2003, 2002, and 2001 have been audited by PricewaterhouseCoopers LLP, the independent auditors of EHC, and EHC has made available to EML true and complete copies of all audit opinions related thereto. EHC has made available to EML true and complete copies of all examination reports of insurance departments and any insurance regulatory agencies since January 1, 2001 relating to the EHC Insurance Subsidiaries. EHC has delivered to EML true and complete copies of the EHC Annual Statutory Statements and the EHC Quarterly Statutory Statements.

Section 2.8 Absence of Certain Changes. Since September 30, 2004, there has been no event or condition that has had (or is reasonably likely to result in) an EHC Material Adverse Effect, and except as set forth in Section 2.8 of the EHC Disclosure Schedule, EHC and the EHC Subsidiaries have in all material respects conducted their businesses in the ordinary course consistent with past practice and have not taken any action which, if taken after the date hereof, would violate Section 5.1.

Section 2.9 Litigation. Except as set forth in Section 2.9 of the EHC Disclosure Schedule and except for insurance claims litigation arising in the ordinary course of business for which reserves have been established, there is no suit, action, proceeding or investigation (whether at law or equity, before or by any Government Entity or before any arbitrator) pending or, to the Best Knowledge of EHC, threatened against or affecting EHC or any of the EHC Subsidiaries, the outcome of which would individually or in the aggregate have or be reasonably likely to result in an EHC Material Adverse Effect, nor is there any judgment, decree, injunction, rule or order of any Government Entity or arbitrator outstanding against EHC or any of the EHC Subsidiaries that would individually or in the aggregate have or be reasonably likely to result in an EHC Material Adverse Effect.

Section 2.10 Absence of Undisclosed Liabilities. Except as set forth in Section 2.10 of the EHC Disclosure Schedule, EHC and the EHC Subsidiaries do not have any liabilities or obligations, contingent or otherwise, except (a) liabilities and obligations in the respective amounts reflected on or reserved against in EHC’s consolidated balance sheet of September 30, 2004 included in the EHC Financial Statements, and (b) liabilities and obligations incurred in the ordinary course of business consistent with past practice since that date which would not be prohibited by this Agreement.

Section 2.11 Taxes. Except as set forth in Section 2.11 of the EHC Disclosure Schedule:

(a) EHC and the EHC Subsidiaries have duly and timely filed (or there has been filed on their behalf) with the appropriate Government Entity all material Tax Returns required to be filed by them (determined after giving effect to any applicable extensions), all such Tax Returns are correct and complete in all material respects, all Taxes shown on such Tax Returns have been timely paid, all material Taxes otherwise due have been timely paid, and all current material Taxes not yet due and payable have been properly provided for in accordance with U.S. GAAP.

(b) No federal, state, local or foreign audits, actions, or administrative or court proceedings are pending or have been threatened in writing with regard to any Taxes or Tax Returns of EHC or the EHC Subsidiaries wherein an adverse determination or ruling in any one such action or proceeding or in one or more of such actions and proceedings in the aggregate would have or are reasonably likely to result in an EHC Material Adverse Effect.

(c) The income Tax Returns of EHC and the EHC Subsidiaries have never been examined by the IRS or any other taxing authority.

(d) There are no unresolved questions or claims regarding EHC’s or any EHC Subsidiary’s Tax liability that are reasonably likely, individually or in the aggregate, to result in an EHC Material Adverse Effect. None of EHC or the EHC Subsidiaries is subject to a waiver of any statute of limitations in respect of material Taxes or any extension of time with respect to a material Tax assessment or deficiency. None of EHC or the EHC Subsidiaries has agreed to or is required to make by reason of a change in accounting method any adjustment under Section 481(a) of the Code. None of EHC or the EHC Subsidiaries has been a distributing corporation or a controlled corporation within the meaning of Section 355 of the Code. None of the EHC Subsidiaries is a US real property holding corporation within the meaning of Section 897 of the Code. None of EHC or any of the EHC Subsidiaries has ever been a controlled foreign corporation within the meaning of Section 957 of the Code.

None of EHC or the EHC Subsidiaries has taken or agreed to take any action, or failed to take any action, that, to their knowledge, is reasonably likely to prevent either the domestication pursuant to Section 1.3(b) hereof or the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. Except as disclosed in Section 2.22 of the EHC Disclosure Schedule, none of EHC or any of the EHC Subsidiaries is a party to any tax sharing or allocation agreement.

(e) “Taxes” means all federal, state, local and foreign taxes, and other assessments of a similar nature (whether imposed directly or through withholding), including any interest, additions to tax, or penalties applicable thereto and any liability for such as a result of being a member of an affiliated, combined, consolidated, or similar group, a transferee or successor, by contract or otherwise. “Tax Returns” means all returns, declarations, statements, reports, schedules, forms and information returns and any amendments to any of the foregoing relating to Taxes.

Section 2.12 Title to Property. Except as set forth in Section 2.12 of the EHC Disclosure Schedule, EHC and the EHC Subsidiaries (a) have good and valid title to all of their respective properties, assets and other rights that do not constitute real property, free and clear of all Encumbrances, except for EHC Permitted Encumbrances, and (b) own, have valid leasehold interests in or valid contractual rights to use, all of the assets, tangible and intangible, used by, or necessary for the conduct of, their respective business except where the failure to own such assets or have such valid leasehold interests or such valid contractual rights would not, individually or in the aggregate, have or be reasonably likely to result in an EHC Material Adverse Effect. Neither EHC nor any of the EHC Subsidiaries owns any real property.

Section 2.13 Insurance Practices; Permits and Insurance Licenses.

(a) The EHC Insurance Subsidiaries have all requisite power and authority to carry on their insurance business pursuant to and to the extent of the certificate of authority issued under the laws of the jurisdictions in which they are authorized to issue insurance. The EHC Insurance Subsidiaries are not required to be licensed in any other jurisdiction. The certificates of authority of the EHC Insurance Subsidiaries have not been revoked, restricted, suspended, limited, or modified; to the Best Knowledge of EHC, there is no basis for a proceeding for revocation, restriction, suspension, limitation or modification; nor are any of the EHC Insurance Subsidiaries operating under any formal or informal agreement or understanding with any Government Entity to restrict its authority to do business, or requires such company to take, or refrain from taking, any action. Except as disclosed in EHC Disclosure Schedule 2.13(a), neither EHC nor any EHC Subsidiary has issued any surplus note or similar instrument.

(b) Except as otherwise would not individually or in the aggregate have or be reasonably likely to result in an EHC Material Adverse Effect, all policies, binders, slips, certificates, and other agreements of insurance, whether individual or group, in effect as of the date hereof (including all applications, supplements, endorsements, riders and ancillary agreements in connection therewith) that are or have been issued by EHC Insurance Subsidiaries (the “EHC Insurance Contracts”) and any and all marketing materials, are, to the extent required under applicable law, on forms approved by applicable insurance regulatory authorities or have been filed and not objected to by such authorities within the period provided for objection (the “Forms”). The Forms comply in all material respects with the insurance statutes, regulations and rules applicable thereto and, as to premium rates established by the EHC Insurance Subsidiaries that are required to be filed with or approved by insurance regulatory authorities, the rates have been so filed or approved, the premiums charged conform thereto in all material respects, and such premiums comply in all material respects with the insurance statutes, regulations and rules applicable thereto.

(c) The business of EHC and each of the EHC Subsidiaries is being conducted in compliance, in all material respects, with all Applicable Laws, including all insurance laws, ordinances, rules, regulations, decrees and orders of any Government Entity, and all material notices, reports, documents and other information required to be filed thereunder within the last three years were properly filed and were in compliance in all material respects with such laws, except where failure to have so filed or to be in such compliance would not, individually or in the aggregate, have or be reasonably likely to result in an EHC Material Adverse Effect.

(d) EHC and the EHC Insurance Subsidiaries have all permits and insurance licenses the use and exercise of which are necessary for the conduct of its business as now conducted, other than such permits and insurance licenses the absence of which would not, individually or in the aggregate, have or be reasonably likely to result in an EHC Material Adverse Effect. The business of EHC and each of the EHC Insurance Subsidiaries has been and is being conducted in compliance, in all material respects, with all such permits and insurance licenses. All such permits and insurance licenses are in full force and effect, and there is no proceeding or investigation pending or, to the Best Knowledge of EHC, threatened which would reasonably be likely to lead to the revocation, amendment, failure to renew, limitation, suspension or restriction of any such permit or insurance license.

(e) Except where failure to do so would not individually or in the aggregate be reasonably likely to result in an EHC Material Adverse Effect, EHC and the EHC Insurance Subsidiaries have marketed, sold and issued insurance products in compliance with all Applicable Laws, all applicable orders and directives of insurance regulatory authorities, and all market conduct recommendations resulting from market conduct examinations of insurance regulatory authorities in Pennsylvania including, without limitation, compliance with all Applicable Laws relating to the underwriting, marketing, sale and issuance of, or refusal to sell, any insurance product to insureds or potential insureds of any race, color, creed or national origin.

Section 2.14 Regulatory Filings. EHC has made available for inspection by EML complete copies of all material registrations, filings and submissions made since January 1, 2002 by EHC and any EHC Subsidiary with any Government Entity and any reports of examinations issued since January 1, 2002 by any such Government Entity that relate to EHC or any of the EHC Subsidiaries. EHC and the EHC Subsidiaries have filed all reports, statements, documents, registrations, filings or submissions required to be filed by any of them with any Government Entity, except where the failure to file, in the aggregate, would not have or be reasonably likely to result in an EHC Material Adverse Effect. To the Best Knowledge of EHC, all such reports, statements, documents, registrations, filings and submissions were in all material respects true, complete and accurate when filed. This Section 2.14 does not apply to Taxes, which are covered exclusively by Section 2.11.

Section 2.15 Investments.

(a) The EHC Financial Statements and EHC Statutory Financial Statements set forth by category all securities, mortgages and other investments (collectively, the “EHC Investments”) owned by EHC or the EHC Insurance Subsidiaries as of December 31, 2003, together with the cost basis, book or amortized value, as the case may be, as of December 31, 2003, and the changes in the EHC Investments from January 1, 2004 through September 30, 2004. All transactions in EHC Investments by EHC or the EHC Insurance Subsidiaries from September 30, 2004 to the date hereof have complied in all material respects (i) with the Investment Policy of EHC, and (ii) with all Applicable Laws.

(b) Except as set forth in the EHC Financial Statements and EHC Statutory Financial Statements, either EHC or the EHC Insurance Subsidiaries have good and marketable title to the EHC Investments reflected in the EHC Financial Statements and EHC Statutory Financial

Statements or acquired in the ordinary course of business since September 30, 2004 other than with respect to those EHC Investments that have been disposed of in the ordinary course of business or as contemplated by this Agreement or redeemed in accordance with their terms since such date and other than with respect to statutory deposits that are subject to certain restrictions on transfer.

(c) A complete list of all investments owned, directly or indirectly, by EHC or any EHC Subsidiary as of September 30, 2004 that are in default, in bankruptcy, nonperforming, restructured, or foreclosed, or that are included on any “watch list” are set forth in Section 2.15 of the EHC Disclosure Schedule, and there have been no changes since that date that would have or be reasonably likely to result in an EHC Material Adverse Effect.

(d) Except as set forth in the EHC Financial Statements or the EHC Statutory Financial Statements, there are no Encumbrances on any of the EHC Investments, other than EHC Permitted Encumbrances and special deposits reflected in the EHC Statutory Financial Statements.

Section 2.16 Reserves. The aggregate reserves of EHC as recorded in the EHC Financial Statements and the EHC Statutory Financial Statements have been determined in accordance with generally accepted actuarial principles consistently applied (except as set forth therein). The insurance reserving practices and polices of EHC have not changed, in any material respect, since December 31, 2003, and the results of the application of such practices and policies are reflected in the EHC Financial Statements and the EHC Statutory Financial Statements. All reserves of EHC set forth in the EHC Financial Statements and the EHC Statutory Financial Statements are fairly stated in accordance with sound actuarial principles and meet the requirements of the insurance laws of each EHC Subsidiary’s respective domiciliary jurisdiction, except where the failure to so state such reserves or meet such requirements would not have or be reasonably likely to result in an EHC Material Adverse Effect.

Section 2.17 Information in Registration Statement and Prospectus.

(a) None of the information supplied by EHC for inclusion in the Prospectus will (1) on the date mailed to Eligible Members, (2) on the date mailed to stockholders of EHC, (3) at the date of the EML Special Meeting, and (4) at the date of the second special meeting of stockholders of EHC, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(b) The information supplied by EHC in writing for inclusion in the Registration Statement (or any amendment thereof or supplement thereto), at the date it becomes effective and at the time of EML Special Meeting and the second special meeting of EHC Stockholders, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 2.18 Brokers. Other than Griffin Financial Group, LLC, no person is entitled to any brokerage, financial advisory, finder’s or similar fee or commission payable by EHC in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of EHC. EHC has disclosed to EML the fees payable to Griffin Financial Group, LLC in connection with the Contemplated Transactions. Except as provided in Section 9.6, fees payable to Griffin Financial Group, LLC prior to the Closing of the Merger are the sole responsibility of EHC.

Section 2.19 Employee Benefit Plans; ERISA.

(a) Section 2.19 of the EHC Disclosure Schedule sets forth a list that is complete and accurate in all material respects of each bonus, deferred compensation, incentive compensation, stock purchase, stock option, equity-based award, severance or termination pay, hospitalization or other medical, accident, disability, life or other insurance, supplemental unemployment benefits, fringe and other welfare benefit, profit-sharing, pension, or retirement plan, program, agreement or arrangement (collectively, “Benefit Plans”), and each other employee benefit plan, program, agreement or arrangement, that is sponsored, maintained or contributed to or required to be contributed to by EHC or the EHC Subsidiaries or by any trade or business, whether or not incorporated, that together with EHC, would or would have been at any date of determination occurring within the preceding five years, deemed a “single employer” within the meaning of Section 4001 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or considered as being members of a controlled group of corporations, under common control, or members of an affiliated service group within the meaning of Subsections 414(b) or (c) of the Code or Section 4001(a)(14) of ERISA, in each case for the benefit of any employee or terminated employee of EHC or any of the EHC Subsidiaries (the “EHC Plans”). No EHC Plan is a “multiemployer pension plan,” as defined in Section 3(37) of ERISA, nor is any EHC Plan a plan described in Section 4063 of ERISA.

(b) With respect to each EHC Plan listed in Section 2.19 of the EHC Disclosure Schedule, to the extent applicable, EHC has heretofore made available or has caused to be made available, or will make available or cause to be made available prior to the Closing, to EML true and complete copies of the following documents:

(i) a copy of each written EHC Plan;

(ii) a copy of the most recent annual report on Form 5500 and actuarial report, if required under ERISA;

(iii) a copy of the most recent summary plan description required under ERISA with respect thereto;

(iv) if the EHC Plan is funded through a trust or any third party funding vehicle, a copy of the trust or other funding agreement and the latest financial statements thereof; and

(v) the most recent determination letter received from the Internal Revenue Service with respect to each EHC Plan intended to qualify under Section 401 of the Code.

(c) Each EHC Plan intended to be qualified under Section 401(a) of the Code, and the trust (if any) forming a part thereof, has received a favorable determination letter from the

Internal Revenue Service as to its qualification under the Code and to the effect that each such trust is exempt from taxation under Section 501(a) of the Code, and nothing has occurred with respect to such EHC Plan since the date of such determination letter that could reasonably be expected to result in an EHC Material Adverse Effect.

(d) No material liability under Title IV of ERISA has been incurred by EHC or, to the Best Knowledge of EHC, any ERISA Affiliate, that has not been satisfied in full, and to the Best Knowledge of EHC, no condition exists that presents a material risk to EHC or any ERISA Affiliate of incurring a material liability under such Title.

(e) No EHC Plan or any trust established thereunder that is subject to Section 302 of ERISA and Section 412 of the Code has incurred any “accumulated funding deficiency” (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of each EHC Plan ended prior to the Closing Date. To the Best Knowledge of EHC, all contributions required to be made with respect thereto (whether pursuant to the terms of any EHC Plan or otherwise) on or prior to the Closing Date have been timely made or will be timely made prior to the Closing Date.

(f) Neither EHC, nor, to the Best Knowledge of EHC, any ERISA Affiliate, has engaged in a transaction in connection with which EHC or the ERISA Affiliate could be subject to penalties under the excise tax or joint and several liability provisions of the Code relating to employee benefit plans that would, individually or taken together with any amounts arising as a result of noncompliance with any of the other paragraphs of this Section 2.19, have or be reasonably likely to result in an EHC Material Adverse Effect.

(g) To the Best Knowledge of EHC, each EHC Plan has been operated and administered in all material respects in accordance with its terms and Applicable Law, including ERISA and the Code, except where such noncompliance, individually, or taken together with any amounts arising as a result of noncompliance with any of the other paragraphs of this Section 2.19, would not have or be reasonably likely to result in an EHC Material Adverse Effect.

(h) Except as set forth in Section 2.19(h) of the EHC Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not (x) entitle any current or former employee, director or officer of EHC or any of the EHC Subsidiaries to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement, or (y) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee, director or officer.

(i) There are no pending or, to the Best Knowledge of EHC, threatened or anticipated actions, suits or claims by or on behalf of any EHC Plan, by any employee or beneficiary covered under any EHC Plan, or otherwise involving any such EHC Plan (other than routine claims for benefits) that would, individually, or taken together with any amounts arising as a result of noncompliance with any of the other paragraphs of this Section 2.19 have or be reasonably likely to result in an EHC Material Adverse Effect.

(j) Except for retiree medical benefits (which program has been disclosed to EML), no EHC Plan provides benefits, including death or medical benefits (whether or not insured), with respect to current or former employees after retirement or other termination of service other than (i) coverage mandated by Applicable Law, (ii) death benefits or retirement benefits under any “employee pension plan,” as that term is defined in Section 3(2) of ERISA, (iii) deferred compensation benefits accrued as liabilities on the books of EHC, or (iv) benefits, the full cost of which is borne by the current or former employee (or his or her beneficiary).

Section 2.20 Labor Relations; Employees. None of the employees of EHC or any of the EHC Subsidiaries are represented by any labor organization and, to the Best Knowledge of EHC, no union claims to represent these employees have been made. To the Best Knowledge of EHC, there have been no union organizing activities with respect to employees of EHC or any of the EHC Subsidiaries within the past five years. To the Best Knowledge of EHC, neither EHC nor any of the EHC Subsidiaries is or has been engaged in any unfair labor practices as defined in the National Labor Relations Act or similar Applicable Law, ordinance or regulation, nor is there pending any unfair labor practice charge.

Section 2.21 Intellectual Property Rights.

(a) EHC and the EHC Subsidiaries own, free of Encumbrances other than EHC Permitted Encumbrances, or has a valid and binding license to use, all Intellectual Property material to the conduct of the business of EHC or such EHC Subsidiary taken as a whole.

(b) Except for defaults and infringements which would not, individually or in the aggregate, have or be reasonably likely to result in an EHC Material Adverse Effect, (i) neither EHC nor any of the EHC Subsidiaries is in default (or with the giving of notice or lapse of time or both, would be in default) under any license to use such Intellectual Property, and (ii) to the Best Knowledge of EHC, (A) all Intellectual Property material to the conduct of the businesses of EHC or any of the EHC Subsidiaries taken as a whole and owned by EHC or such EHC Subsidiary is not being infringed by any third party, and (B) neither EHC nor any of the EHC Subsidiaries is infringing any Intellectual Property of any third party.

(c) There is no pending or, to the Best Knowledge of EHC, threatened significant claim or dispute regarding the ownership of, or use by, EHC or any EHC Subsidiary of any Intellectual Property, and to the Best Knowledge of EHC, consummation of the transactions contemplated hereby will not result in the loss of use of any Intellectual Property material to the business of EHC or any of the EHC Subsidiaries.

(d) For purposes of this Agreement, “Intellectual Property” means patents and patent rights, trademarks and trademark rights, trade names and trade name rights, service marks and service mark rights, service names and service name rights, copyrights and copyright rights and other proprietary intellectual property rights and all pending applications for and registrations of any of the foregoing, and computer and network software programs and trade secrets and trade secret rights.

Section 2.22 Contracts.

(a) Section 2.22 of the EHC Disclosure Schedule sets forth a list of each contract (collectively, the “EHC Contracts”) to which EHC or any of the EHC Subsidiaries is a party or by which it is bound which:

(i) contains obligations in excess of $25,000 or is otherwise material to the current business of EHC taken as a whole;

(ii) is a reinsurance or retrocession contract which requires the payment of premiums by EHC of amounts in excess of $25,000 per year;

(iii) contains covenants limiting the freedom of EHC or any of the EHC Subsidiaries to engage in any line of business in any geographic area or to compete with any person or entity or restricting the ability of EHC or any of the EHC Subsidiaries to acquire equity securities of any person or entity; or

(iv) is an employment or severance contract applicable to any employee of EHC or any of the EHC Subsidiaries, including contracts to employ executive officers and other contracts with officers or directors of EHC or any of the EHC Subsidiaries, other than agent contracts with insurance agents and any such contract which by its terms is terminable by EHC on not more than 60 days’ notice without material liability.

(b) With respect to each of the EHC Contracts:

(i) such contract is (assuming due power and authority of, and due execution and delivery by, the other party or parties thereto) valid and binding upon EHC and, to the Best Knowledge of EHC, each other party thereto and is in full force and effect;

(ii) there is no material default or claim of material default thereunder by EHC, or the Best Knowledge of EHC, by any other party thereto, and no event has occurred which, with the passage of time or the giving of notice (or both), would constitute a material default thereunder by EHC, or to the Best Knowledge of EHC, by any other party thereto, or would permit material modification, acceleration or termination thereof; and

(iii) the consummation of the transactions contemplated by this Agreement will not give rise to a right of the other party or parties thereto to terminate such contract or impose liability under the terms thereof on EHC or any of the EHC Subsidiaries.

Section 2.23 Environmental Laws and Regulations.

(a) EHC and the EHC Subsidiaries and their respective properties and operations are in compliance with all Applicable Laws relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) (collectively, “Environmental Laws”), which compliance includes, but is not limited to, the possession by EHC and the EHC Subsidiaries of all permits and other authorizations of Governmental Entities required under applicable Environmental Laws, and compliance with the terms and conditions thereof, except for non-compliance which, individually or in the aggregate, has not had, and is not reasonably likely to result in, an EHC Material Adverse Effect.

(b) EHC has not received written notice of, or is the subject of, any actions, causes of action, claims, investigations, demands or notices by any Person asserting personal injury,

property damages or the obligation of EHC or any of the EHC Subsidiaries to conduct investigations or clean-up activities under any Environmental Laws or alleging liability under or non-compliance with any Environmental Laws (collectively, “Environmental Claims”) which, individually or in the aggregate, has had, or is reasonably likely to result in, an EHC Material Adverse Effect.

(c) To the Best Knowledge of EHC, there are no facts, circumstances or conditions in connection with the operation of its business or any currently or formerly owned properties or any investment properties or any other properties that have led to or are reasonably likely to lead to any Environmental Claims or impositions of any institutional or engineering controls or restrictions on the use or development of properties in the future which, individually or in the aggregate, has had, or is reasonably likely to result in, an EHC Material Adverse Effect.

Section 2.24 Insurance Coverage. EHC and each of the EHC Subsidiaries maintains insurance coverage reasonably adequate for the operation of the businesses of EHC and the EHC Subsidiaries taken as a whole. The insurance maintained by EHC and the EHC Subsidiaries insures against risks to the extent and in the manner reasonably deemed appropriate and sufficient by EHC, and the coverage provided thereunder will not be materially and adversely affected by the contemplated transactions.

Section 2.25 Rating. As of the date of this Agreement, Eastern Alliance and Allied Eastern have been given a “B++” insurer financial strength rating by A. M. Best Co. (“Best’s”). As of the date of this Agreement, to the Best Knowledge of EHC, there exists no reason (other than the public announcement of this Agreement and the transactions contemplated hereby) why Best’s would lower its rating or put Eastern Alliance or Allied Eastern on a “watch” list to determine whether to lower their ratings.

Section 2.26 Investigation by EHC. EHC has conducted its own independent review and analysis of the businesses, assets, financial condition and operations of EML and acknowledges that EHC has been provided access to certain officers and certain books and records of EML for this purpose. EHC agrees, to the fullest extent permitted by law, that EML, or any of its respective directors, officers, employees, affiliates, agents or representatives shall not have any liability or responsibility whatsoever to EHC on any basis (including in contract or tort, under federal or state securities laws or otherwise) based upon any information provided or made available, or statements made, to EHC prior to the execution of the Agreement, except that the foregoing limitation shall not apply to EML to the extent EML makes the specific representations and warranties set forth in Article III of this Agreement and in the EML Disclosure Schedule, but always subject to the limitations and restrictions contained herein and therein.

Section 2.27 Compliance with Privacy Laws and Policies. EHC and the EHC Subsidiaries are in material compliance with (i) the terms of their privacy policies as such exist on the date of this Agreement, true and correct copies of which have been provided to EML, and (ii) all Applicable Laws concerning the protection of confidential personal information received from individual policyholders, except in each case for any noncompliance that, individually or in the aggregate, has not had and is not reasonably likely to result in, an EHC Material Adverse Effect.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF EML

Except as otherwise disclosed to EHC in the EML Disclosure Schedule (the “EML Disclosure Schedule”) delivered to EHC by EML prior to the execution of the Agreement (with specific reference to the representations and warranties contained in this Article III to which the information in such schedule relates), EML represents and warrants to EHC as follows:

Section 3.1 Organization. EML is a mutual insurance company duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania, and has all requisite corporate power and authority and all governmental approvals necessary to own, lease and operate its properties and to carry on its business as it is now being conducted. EML is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not individually or in the aggregate have or be reasonably likely to result in an EML Material Adverse Effect. The copies of EML’s Constituent Documents which have been made available for EHC inspection are complete and correct and in full force and effect.

Section 3.2 Capitalization of EML. As a result of EML’s conversion from mutual to stock form and pursuant to the Plan of Conversion and the Amended Articles of Incorporation to be filed with the Pennsylvania Department of State, at the Effective Time the authorized capital stock of EML will consist of 1,000 issued, authorized and outstanding shares of common stock. At the Effective Time, all of the issued and outstanding shares of common stock of EML will be validly issued, fully paid and nonassessable and free of preemptive rights. There are no shares of common stock of EML issued or outstanding or any options, warrants, subscriptions, calls, rights, convertible securities or other agreements or commitments obligating EML to issue, transfer, sell, redeem, repurchase or otherwise acquire any shares of its common stock.

Section 3.3 EML Subsidiaries.

(a) Each EML Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has the corporate power and authority and all government approvals necessary to own, lease and operate its properties and to carry on its business as now being conducted. Each EML Subsidiary is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not individually or in the aggregate have or be reasonably likely to result in an EML Material Adverse Effect. Section 3.3(a) of EML Disclosure Schedule sets forth the name of each of the subsidiaries of EML (the “EML Subsidiaries”) and the state or jurisdiction of its incorporation.

(b) Section 3.3(b) of the EML Disclosure Schedule sets forth the name of each of the EML Subsidiaries that is as of the date hereof an insurance company (collectively, the “EML Insurance Subsidiaries”). Each of the EML Insurance Subsidiaries is (i) duly licensed or authorized as an insurance company in its jurisdiction of incorporation and (ii) duly licensed or authorized to carry on an insurance business in each other jurisdiction where it is required to be so licensed or authorized, except, in each case, where such failure to be licensed or authorized would not individually or in the aggregate have or be reasonably likely to result in an EML Material Adverse Effect. Each of EML and the EML Insurance Subsidiaries has made all required filings under applicable insurance holding company statutes except where the failure to file would not individually or in the aggregate have or be reasonably likely to result in an EML Material Adverse Effect.

(c) EML is, directly or indirectly, the record and beneficial owner of all of the outstanding shares of each of EML Subsidiaries, there are no proxies with respect to any such shares or equity interests, and no equity securities of any EML Subsidiary are or may become required to be issued by reason of any options, warrants, subscriptions, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable or exercisable for, shares or other equity interests of any EML Subsidiary, and there are no contracts, commitments, understandings or arrangements by which EML or any EML Subsidiary is or may be bound to issue, redeem, purchase or sell additional shares or other equity interests of any EML Subsidiary or securities convertible into or exchangeable or exercisable for any such shares or equity interests. All of such shares or equity interests so owned by EML are validly issued, fully paid and nonassessable and are owned by it free and clear of Encumbrances.

Section 3.4 Authority Relative to this Agreement. EML has the corporate power and the authority to enter into this Agreement and, subject to obtaining Eligible Member approval, to carry out its obligations hereunder, and EML has the authority, assuming the Governmental Requirements are duly satisfied, to adopt the Plan of Conversion and to carry out its obligations thereunder. The execution, delivery and performance of this Agreement by EML and the consummation by EML of the transactions contemplated hereby have been duly authorized by EML’s Board of Directors, and no other corporate proceedings on the part of EML, other than obtaining the Eligible Member approval and adoption pursuant to Section 1.4(c), are necessary to authorize this Agreement and the transactions contemplated hereby. Subject to the foregoing, this Agreement has been duly and validly executed and delivered by EML and (assuming this Agreement constitutes a valid and binding obligation of EHC) constitutes a valid and binding agreement of EML, enforceable against EML in accordance with its terms.

Section 3.5 Consents and Approvals; No Violations.

(a) Except (i) for the Governmental Requirements or (ii) where the failure to make any filing with, or to obtain any permit, authorization, consent or approval of, any Government Entity would not (1) prevent or delay the consummation of the transactions contemplated by this Agreement, (2) prevent EML from performing its obligations under this Agreement, or (3) individually or in the aggregate have or be reasonably likely to result in an EML Material Adverse Effect, or have a material adverse effect on the ability of EML following the Closing Date, to conduct its business as presently conducted, no filing with, and no permit, authorization, consent or approval of, any Government Entity is necessary for the execution, delivery and performance of this Agreement and the Plan of Conversion by EML and the consummation by EML of the transactions contemplated hereby and thereby.

(b) Except as disclosed in Section 3.5(b) of the EML Disclosure Schedule, no consent or approval of any other party (other than any Government Entity) is required to be obtained by EML for the execution, delivery or performance of this Agreement or the Plan of Conversion or the performance by EML of the transactions contemplated hereby or thereby, except where the failure to obtain any such consent or approval would not (i) prevent or delay the consummation of the transactions contemplated by this Agreement, (ii) prevent EML from performing its obligations under this Agreement or the Plan of Conversion, or (iii) individually or in the aggregate, be reasonably likely to result in an EML Material Adverse Effect.

(c) Neither the execution, delivery or performance of this Agreement or the Plan of Conversion by EML, nor the consummation by EML of the transactions contemplated hereby or thereby, nor compliance by EML with any of the provisions hereof or thereof, will:

(i) conflict with or result in any breach of any provisions of the Constituent Documents of EML or any of the EML Subsidiaries;

(ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, vesting, payment, exercise, acceleration, suspension or revocation) under, any of the terms, conditions or provisions of any note, bond, mortgage, deed of trust, security interest, indenture, license, contract, agreement, plan or other instrument or obligation to which EML or any of the EML Subsidiaries is a party or by which any of them or any of their properties or assets may be bound;

(iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to EML, any of the EML Subsidiaries or any of their properties or assets;

(iv) result in the creation or imposition of any Encumbrance on any asset of EML or any of the EML Subsidiaries; or

(v) cause the suspension or revocation of any permit, license, governmental authorization, consent or approval necessary for EML or any of the EML Subsidiaries to conduct their respective business as currently conducted, except in the case of clauses (ii), (iii), (iv) and (v) for violations, breaches, defaults, terminations, cancellations, accelerations, creations, impositions, suspensions or revocations which would not individually or in the aggregate have or be reasonably likely to result in an EML Material Adverse Effect.

(d) Except for the vote in respect of the Plan of Conversion, this Agreement, and the Amended Articles of Incorporation to be taken at the EML Special Meeting, no vote of any member or holder of any other interest of EML (equity or otherwise), is required by law, the Constituent Documents of EML or otherwise in order for EML to consummate the transactions contemplated by this Agreement.

Section 3.6 EML Financial Statements.

(a) EML has delivered to EHC complete and correct copies of EML Financial Statements. EML Financial Statements have been derived from the accounting books and records of EML and have been prepared on a basis consistent with U.S. GAAP, subject, in the case of interim unaudited EML Financial Statements, only to normal recurring year-end adjustments. The EML Financial Statements have not been audited and do not include a statement of cash flows or the required footnote disclosures. The consolidated balance sheets included in the EML Financial Statements present fairly in all material respects the consolidated financial position of EML as at the respective dates thereof, and the consolidated statements of income and consolidated statements of equity included in such EML Financial Statements present fairly in all material respects the consolidated results of operations and consolidated equity of EML for the respective periods indicated.

(b) The term “EML Financial Statements” means the unaudited consolidated financial statements of EML as at and for the nine-month period ended September 30, 2004 and the unaudited consolidated financial statements of EML as at and for the years ended December 31, 2003, December 31, 2002 and December 31, 2001, including in each case a consolidated balance sheet, a consolidated statement of income, and a consolidated statement of equity.

Section 3.7 Statutory Financial Statements. The Annual Statements and Quarterly Statements of EML as filed with the Department for the years ended December 31, 2003, December 31, 2002 and December 31, 2001, respectively, together with all exhibits and schedules thereto (collectively, the “EML Annual Statutory Statements”) and for the quarters ended March 31, June 30, and September 30, 2004 (collectively, the “EML Quarterly Statutory Statements”) (all EML Annual Statutory Statements and all EML Quarterly Statutory Statements, together with all exhibits and schedules thereto, referred to in this Section 3.7 are hereinafter referred to as the “EML Statutory Financial Statements”) have been prepared in accordance with the accounting practices prescribed or permitted by Statutory Accounting Practices, and such accounting practices have been applied on a consistent basis throughout the periods involved, except as expressly set forth in the notes, exhibits or schedules thereto, and the EML Statutory Financial Statements present fairly in all material respects the financial position and the results of operations for EML as of the dates and for the periods therein in accordance with applicable Statutory Accounting Practices. The financial statements contained in the EML Annual Statutory Statements have been audited by the independent auditors of EML, and EML has made available to EHC true and complete copies of all audit opinions related thereto. EML has made available to EHC true and complete copies of all examination reports of the Department and any insurance regulatory agencies since January 1, 2001, relating to EML and EML Insurance Subsidiaries. EML has delivered to EHC true and complete copies of the EML Statutory Financial Statements.

Section 3.8 Absence of Certain Changes. Since September 30, 2004, there has been no event or condition that has had (or is reasonably likely to result in) an EML Material Adverse Effect, and, except as set forth in Section 3.8 of the EML Disclosure Schedule, EML and the EML Subsidiaries have in all material respects conducted their respective businesses in the ordinary course consistent with past practice and have not taken any action which, if taken after the date hereof, would violate Section 5.1.

Section 3.9 Litigation. Except as set forth in Section 3.9 of the EML Disclosure Schedule and except for insurance claims litigation arising in the ordinary course of business for which adequate reserves have been established, there is no suit, action, proceeding or investigation (whether at law or equity, before or by any Government Entity or before any arbitrator) pending or, to the Best Knowledge of EML, threatened against or affecting EML or any EML Subsidiary, the outcome of which would individually or in the aggregate have or be reasonably likely to result in an EML Material Adverse Effect, nor is there any judgment, decree, injunction, rule or order of any Government Entity or arbitrator outstanding against EML or any EML Subsidiary that would individually or in the aggregate have or be reasonably likely to result in an EML Material Adverse Effect.

Section 3.10 Absence of Undisclosed Liabilities. Except as set forth in Section 3.10 of the EML Disclosure Schedule, neither EML nor any EML Subsidiary has any liabilities or obligations, contingent or otherwise, except (a) liabilities and obligations in the respective amounts reflected on or reserved against in EML’s consolidated balance sheet of September 30, 2004 included in EML Financial Statements, and (b) liabilities and obligations incurred in the ordinary course of business consistent with past practice since that date which would not be prohibited by this Agreement.

Section 3.11 Taxes. Except as set forth in Section 3.11 of the EML Disclosure Schedule:

(a) EML and each of the EML Subsidiaries have duly and timely filed (or there has been filed on their behalf) with the appropriate Government Entities all material Tax Returns required to be filed (determined after giving effect to any applicable extensions), all such Tax Returns are correct in all material respects, all Taxes shown on such Tax Returns have been timely paid, all material Taxes otherwise due have been timely paid, and all current material Taxes not yet due and payable have been properly provided for in accordance with U.S. GAAP.

(b) No federal, state, local or foreign audits, actions or administrative or court proceedings are pending or have been threatened in writing with regard to any Taxes or Tax Returns of EML or the EML Subsidiaries wherein an adverse determination or ruling in any one such action or proceeding or in one or more of such actions and proceedings in the aggregate would have or are reasonably likely to result in an EML Material Adverse Effect.

(c) The federal income Tax Returns of EML have been examined by the IRS (or the applicable statutes of limitation for the assessment of federal income Taxes for such periods have expired) for all periods through and including December 31, 2000, and no material deficiencies were asserted as a result of such examinations that have not been resolved and fully paid or provided for in accordance with U.S. GAAP (or there has been paid or provision has been made on their behalf).

(d) There are no unresolved questions or claims concerning EML’s Tax liability that are reasonably likely, individually or in the aggregate, to result in an EML Material Adverse Effect. None of EML or the EML Subsidiaries is subject to a waiver of any statute of limitations in respect of material Taxes or any extension of time with respect to a material Tax assessment or deficiency. None of EML or the EML Subsidiaries has agreed to or is required to make by reason of a change in accounting method any adjustment under Section 481(a) of the Code. None of EML or the EML Subsidiaries has been a distributing corporation or a controlled corporation within the meaning of Section 355 of the Code. None of the EML Subsidiaries is a US real property holding corporation within the meaning of Section 897 of the Code.

None of EML or the EML Subsidiaries has taken or agreed to take any action, or failed to take any action, that, to their knowledge, is reasonably likely to prevent either the Conversion or the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

Section 3.12 Title to Property. Except as set forth in Section 3.12 of the EML Disclosure Schedule, EML and the EML Subsidiaries (a) have good and valid title to all of their respective properties, assets and other rights that would not constitute real property, free and clear of all Encumbrances, except for Permitted Encumbrances, and (b) own, have valid leasehold interests in or valid contractual rights to use, all of the assets, tangible and intangible, used by, or necessary for the conduct of, their respective businesses, except where the failure to own such assets or have such valid leasehold interests or such valid contractual rights would not, individually or in the aggregate, have or be reasonably likely to result in an EML Material Adverse Effect. Neither EML nor any of the EML Subsidiaries owns any real property.

Section 3.13 Insurance Practices; Permits and Insurance Licenses.

(a) Except as otherwise would not individually or in the aggregate have or be reasonably likely to result in an EML Material Adverse Effect, all policies, binders, slips, certificates, and other agreements of insurance, whether individual or group, in effect as of the date hereof (including all applications, supplements, endorsements, riders and ancillary agreements in connection therewith) that are or have been issued by EML (the “EML Insurance Contracts”) and any and all marketing materials, are, to the extent required under applicable law, on Forms. The Forms comply in all material respects with the insurance statutes, regulations and rules applicable thereto and, as to premium rates established by EML that are required to be filed with or approved by insurance regulatory authorities, the rates have been so filed or approved, the premiums charged conform thereto in all material respects, and such premiums comply in all material respects with the insurance statutes, regulations and rules applicable thereto.

(b) The business of EML and the EML Subsidiaries is being conducted in compliance in all material respects with all Applicable Laws including all insurance laws, ordinances, rules, regulations, decrees and orders of any Government Entity, and all material notices, reports, documents and other information required to be filed thereunder within the last three years were properly filed and were in compliance in all material respects with such laws, except where failure to have so filed or to be in such compliance would not, individually or in the aggregate, have or be reasonably likely to result in an EML Material Adverse Effect.

(c) EML and the EML Insurance Subsidiaries have all permits and insurance licenses the use and exercise of which are necessary for the conduct of their respective businesses as now conducted, other than such permits and insurance licenses the absence of which would not, individually or in the aggregate, have or are reasonably likely to result in an EML Material

Adverse Effect. The business of EML and the EML Insurance Subsidiaries has been and is being conducted in compliance, in all material respects, with all such permits and insurance licenses. All such permits and insurance licenses are in full force and effect, and there is no proceeding or, to the Best Knowledge of EML, investigation pending or threatened that would reasonably be expected to lead to the revocation, amendment, failure to renew, limitation, suspension or restriction of any such permit or insurance license. Neither EML nor any EML Subsidiary has issued any surplus note or similar instrument.

(d) Except as set fourth in Section 3.13(d) of the EML Disclosure Schedule, all insurance policies issued by EML or the EML Insurance Subsidiaries as now in force are, to the extent required under applicable law, on forms approved by applicable insurance regulatory authorities or that have been filed and not objected to by such authorities within the period provided for objection. Any premium rates required to be filed with or approved by insurance regulatory authorities have been so filed with or approved and the premiums charged by EML or EML Insurance Subsidiaries conform thereto.

(e) Except where failure to do so would not individually or in the aggregate be reasonably likely to result in an EML Material Adverse Effect, EML and the EML Insurance Subsidiaries have marketed, sold and issued insurance products in compliance with all Applicable Laws, all applicable orders and directives of insurance regulatory authorities, and all market conduct recommendations resulting from market conduct examinations of insurance regulatory authorities in Pennsylvania including, without limitation, compliance with all Applicable Laws relating to the underwriting, marketing, sale and issuance of, or refusal to sell, any insurance product to insureds or potential insureds of any race, color, creed or national origin.

Section 3.14 Ratings. As of the date hereof, EML has been given a “B++” insurer financial rating by Best’s. As of the date of this Agreement and to the Best Knowledge of EML, Best’s has not announced that it has under surveillance or review its rating of the financial strength or claims-paying ability of EML, and there exists no reason (other than the public announcement of this Agreement and the transactions contemplated hereby) why Best’s would lower its rating or put EML on a “watch” list to determine whether to lower its rating.

Section 3.15 Regulatory Filings. EML has made available for inspection by EHC complete copies of all material registrations, filings and submissions made since January 1, 2002 by EML and any EML Subsidiary with any Government Entity and any reports of examinations issued since January 1, 2002 by any such Government Entity that relate to EML or any of the EML Subsidiaries. EML and the EML Subsidiaries have filed all reports, statements, documents, registrations, filings or submissions required to be filed by it with any Government Entity, except where the failure to file, in the aggregate, would not have or be reasonably likely to result in an EML Material Adverse Effect. To the Best Knowledge of EML, all such reports, statements, documents, registrations, filings or submissions were in all material respects true, complete and accurate when filed. This Section 3.15 does not apply to Taxes, which are covered exclusively by Section 3.11.

Section 3.16 Investments.

(a) The EML Statutory Financial Statements set forth by category all securities, mortgages and other investments (collectively, the “EML Investments”) owned by EML as of December 31, 2003, together with the cost basis, book or amortized value, as the case may be, as of December 31, 2003, and the changes in EML Investments from January 1, 2004 through September 30, 2004. All transactions in EML Investments by EML from September 30, 2004 to the date hereof have complied in all material respects (i) with the Investment Policy of EML, and (ii) with all Applicable Laws.

(b) Except as set forth in EML Statutory Financial Statements, EML has good and marketable title to EML Investments listed in EML Statutory Financial Statements or acquired in the ordinary course of business since September 30, 2004 other than with respect to those EML Investments that have been disposed of in the ordinary course of business or as contemplated by this Agreement or redeemed in accordance with their terms since such date and other than with respect to statutory deposits which are subject to certain restrictions on transfer.

(c) A complete list of all investments owned, directly or indirectly, by EML as of September 30, 2004 that are in default, in bankruptcy, nonperforming, restructured, or foreclosed, or that are included on any “watch list” are set forth in Section 3.16(c) of EML’s Disclosure Schedule, and there have been no changes since that date that would have or be reasonably likely to result in an EML Material Adverse Effect.

(d) Except as set forth in EML Statutory Financial Statements, there are no Encumbrances on any of EML Investments, other than Permitted Encumbrances and special deposits reflected in EML Statutory Financial Statements.

Section 3.17 Reserves. The aggregate reserves of EML as recorded in the EML Financial Statements and EML Statutory Financial Statements have been determined in accordance with generally accepted actuarial principles consistently applied (except as set forth therein). The insurance reserving practices and polices of EML have not changed, in any material respect, since December 31, 2003, and the results of the application of such practices and policies are reflected in the EML Financial Statements and EML Statutory Financial Statements. All reserves of EML set forth in the EML Financial Statements and EML Statutory Financial Statements are fairly stated in accordance with sound actuarial principles and meet the requirements of the insurance laws of the Commonwealth of Pennsylvania, except where the failure to so state such reserves or meet such requirements would not have or be reasonably likely to result in an EML Material Adverse Effect.

Section 3.18 Information in Prospectus and Registration Statement.

(a) The Prospectus (or any amendment thereof or supplement thereto), (1) at the date mailed to Eligible Members, (2) at the date mailed to EHC shareholders, and (3) at the time of the EML Special Meeting, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by EML with respect to statements made therein based on information supplied by EHC in writing for inclusion in the Prospectus. The Prospectus will comply as to form in all material respects with all Applicable Laws.

(b) None of the information supplied by EML for inclusion in the Registration Statement, at the date it becomes effective and at the time of EML Special Meeting, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

Section 3.19 Brokers. Except for Keefe Bruyette & Woods, Inc., no person is entitled to any brokerage, financial advisory, finder’s or similar fee or commission payable by EML in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of EML. EML has disclosed to EHC the fees payable to Keefe Bruyette & Woods, Inc. in connection with the Contemplated Transactions. Except as provided in Section 9.6, fees payable to Keefe Bruyette & Woods, Inc. prior to the Closing of the Merger are the sole responsibility of EML.

Section 3.20 Employee Benefit Plans; ERISA.

(a) Section 3.19(a) of EML Disclosure Schedule sets forth a list that is complete and accurate in all material respects of each Benefit Plan, and each other employee benefit plan, program, agreement or arrangement, that is sponsored, maintained or contributed to or required to be contributed to by EML or any of the EML Subsidiaries or by any trade or business, whether or not incorporated, that, together with EML, would or would have been at any date of determination occurring within the preceding five years, deemed a “single employer” within the meaning of Section 4001 of ERISA, or considered as being members of a controlled group of corporations, under common control, or members of an affiliated service group within the meaning of Subsections 414(b) or (c) of the Code or Section 4001(a)(14) of ERISA (each such trade, business or member an “ERISA Affiliate”), in each case for the benefit of any employee or terminated employee of EML or any of the EML Subsidiaries (the “EML Plans”). No EML Plan is a “multiemployer pension plan,” as defined in Section 3(37) of ERISA, nor is any EML Plan a plan described in Section 4063(a) of ERISA.

(b) With respect to each EML Plan listed in Section 3.19(a) of the EML Disclosure Schedule, to the extent applicable, EML has heretofore made available or has caused to be made available, or will make available or cause to be made available prior to the Closing, to EHC true and complete copies of the following documents:

(i) a copy of each written EML Plan;

(ii) a copy of the most recent annual report on Form 5500 and actuarial report, if required under ERISA;

(iii) a copy of the most recent summary plan description required under ERISA with respect thereto;

(iv) if the EML Plan is funded through a trust or any third party funding vehicle, a copy of the trust or other funding agreement and the latest financial statements thereof; and

(v) the most recent determination letter received from the Internal Revenue Service with respect to each EML Plan intended to qualify under Section 401 of the Code.

(c) Each EML Plan intended to be qualified under Section 401(a) of the Code, and the trust (if any) forming a part thereof, has received a favorable determination letter from the Internal Revenue Service as to its qualification under the Code and to the effect that each such trust is exempt from taxation under Section 501(a) of the Code, and nothing has occurred with respect to such Plan since the date of such determination letter that could reasonably be expected to result in an EML Material Adverse Effect.

(d) No material liability under Title IV of ERISA has been incurred by EML or, to the Best Knowledge of EML, any ERISA Affiliate, that has not been satisfied in full, and to the Best Knowledge of EML, no condition exists that presents a material risk to EML or any ERISA Affiliate of incurring a material liability under such Title.

(e) No ERISA Plan or any trust established thereunder that is subject to Section 302 of ERISA and Section 412 of the Code has incurred any “accumulated funding deficiency” (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of each ERISA Plan ended prior to the Closing Date. To the Best Knowledge of EML, all contributions required to be made with respect thereto (whether pursuant to the terms of any ERISA Plan or otherwise) on or prior to the Closing Date have been timely made or will be timely made prior to the Closing Date.

(f) Neither EML, nor, to the Best Knowledge of EML, any ERISA Affiliate, has engaged in a transaction in connection with which EML or the ERISA Affiliate could be subject to penalties under the excise tax or joint and several liability provisions of the Code relating to employee benefit plans that would, individually, or taken together with any amounts arising as a result of noncompliance with any of the other paragraphs of this Section 3.20, have or be reasonably likely to result in an EML Material Adverse Effect.

(g) To the Best Knowledge of EML, each Plan has been operated and administered in all material respects in accordance with its terms and Applicable Law, including ERISA and the Code, except where such noncompliance, individually, or taken together with any amounts arising as a result of noncompliance with any of the other paragraphs of this Section 3.20, would not have or be reasonably likely to result in an EML Material Adverse Effect.

(h) Except as set forth in Section 3.20(h) of the EML Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not (x) entitle any current or former employee, director or officer of EML or any of the EML Subsidiaries to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement or (y) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee, director or officer.

(i) There are no pending or, to the Best Knowledge of EML, threatened or anticipated actions, suits or claims by or on behalf of any EML Plan, by any employee or beneficiary covered under any EML Plan, or otherwise involving any such EML Plan (other than routine claims for benefits) that would, individually, or taken together with any amounts arising as a result of noncompliance with any of the other paragraphs of this Section 3.20, have or be reasonably likely to result in an EML Material Adverse Effect.

(j) No EML Plan provides benefits, including death or medical benefits (whether or not insured), with respect to current or former employees after retirement or other termination of service other than (i) coverage mandated by Applicable Law, (ii) death benefits or retirement benefits under any “employee pension plan,” as that term is defined in Section 3(2) of ERISA, (iii) deferred compensation benefits accrued as liabilities on the books of EML, or (iv) benefits, the full cost of which is borne by the current or former employee (or his or her beneficiary).

Section 3.21 Labor Relations; Employees. None of the employees of EML or any of the EML Subsidiaries are represented by any labor organization and, to the Best Knowledge of EML, no union claims to represent these employees have been made. To the Best Knowledge of EML, there have been no union organizing activities with respect to employees of EML or any of the EML Subsidiaries within the past five years. To the Best Knowledge of EML, neither EML nor any of the EML Subsidiaries is or has been engaged in any unfair labor practices as defined in the National Labor Relations Act or similar Applicable Law, ordinance or regulation, nor is there pending any unfair labor practice charge.

Section 3.22 Intellectual Property Rights.

(a) EML and the EML Subsidiaries own, free of Encumbrances other than EML Permitted Encumbrances, or has a valid and binding license to use, all Intellectual Property material to the conduct of the business of EML or such EML Subsidiary taken as a whole.

(b) Except for defaults and infringements which would not, individually or in the aggregate, have or be reasonably likely to result in an EML Material Adverse Effect, (i) neither EML nor any of the EML Subsidiaries is in default (or with the giving of notice or lapse of time or both, would be in default) under any license to use such Intellectual Property, and (ii) to the Best Knowledge of EML, (A) all Intellectual Property material to the conduct of the businesses of EML or any of the EML Subsidiaries taken as a whole and owned by EML or such EML Subsidiary is not being infringed by any third party, and (B) neither EML nor any of the EML Subsidiaries is infringing any Intellectual Property of any third party.

(c) There is no pending or, to the Best Knowledge of EML, threatened significant claim or dispute regarding the ownership of, or use by, EML or any EML Subsidiary of any Intellectual Property, and to the Best Knowledge of EML, consummation of the transactions contemplated hereby will not result in the loss of use of any Intellectual Property material to business of EML or any of EML Subsidiaries.

Section 3.23 Contracts.

(a) Section 3.23 of the EML Disclosure Schedule sets forth a list of each contract (collectively, the “EML Contracts”) to which EML or any of the EML Subsidiaries is a party or by which it is bound which:

(i) contains obligations in excess of $25,000 or is otherwise material to the current business of EML taken as a whole; or

(ii) is a reinsurance or retrocession contract which requires the payment of premiums by EML of amounts in excess of $25,000 per year; or

(iii) contains covenants limiting the freedom of EML or any of the EML Subsidiaries to engage in any line of business in any geographic area or to compete with any person or entity or restricting the ability of EML or any of the EML Subsidiaries to acquire equity securities of any person or entity; or

(iv) is an employment or severance contract applicable to any employee of EML or any of the EML Subsidiaries, including contracts to employ executive officers and other contracts with officers or directors of EML or any of EML the Subsidiaries, other than agent contracts with insurance agents and any such contract which by its terms is terminable by EML on not more than 60 days’ notice without material liability.

(b) With respect to each of EML Contracts:

(i) such contract is (assuming due power and authority of, and due execution and delivery by, the other party or parties thereto) valid and binding upon EML and, to the Best Knowledge of EML, each other party thereto and is in full force and effect;

(ii) there is no material default or claim of material default thereunder by EML, or the Best Knowledge of EML, by any other party thereto, and no event has occurred which, with the passage of time or the giving of notice (or both), would constitute a material default thereunder by EML, or to the Best Knowledge of EML, by any other party thereto, or would permit material modification, acceleration or termination thereof; and

(iii) the consummation of the transactions contemplated by this Agreement will not give rise to a right of the other party or parties thereto to terminate such contract or impose liability under the terms thereof on EML or any of the EML Subsidiaries.

Section 3.24 Environmental Laws and Regulations.

(a) EML and the EML Subsidiaries and their respective properties and operations are in compliance with all Environmental Laws, which compliance includes, but is not limited to, the possession by EML and the EML Subsidiaries of all permits and other authorizations of Governmental Entities required under applicable Environmental Laws, and compliance with the terms and conditions thereof, except for non-compliance which, individually or in the aggregate, has not had, and is not reasonably likely to result in, an EML Material Adverse Effect.

(b) EML has not received written notice of, or is the subject of, any Environmental Claims that, individually or in the aggregate, has had, or is reasonably likely to result in, an EML Material Adverse Effect.

(c) To the Best Knowledge of EML, there are no facts, circumstances or conditions in connection with the operation of its business or any currently or formerly owned properties or any investment properties or any other properties that have led to or are reasonably likely to lead to any Environmental Claims or impositions of any institutional or engineering controls or restrictions on the use or development of properties in the future which, individually or in the aggregate, has had, or is reasonably likely to result in, an EML Material Adverse Effect.

Section 3.25 Insurance Coverage. EML and each of the EML Subsidiaries maintains insurance coverage reasonably adequate for the operation of the businesses of EML and the EML Subsidiaries taken as a whole. The insurance maintained by EML and the EML Subsidiaries insures against risks to the extent and in the manner reasonably deemed appropriate and sufficient by EML, and the coverage provided thereunder will not be materially and adversely affected by the contemplated transactions.

Section 3.26 Compliance with Privacy Laws and Policies. EML is in material compliance with (i) the terms of EML’s own privacy policy as it exists on the date of this Agreement, a true and correct copy of which has been provided to EHC, and (ii) all Applicable Laws concerning the protection of confidential personal information received from individual policyholders, except in each case for any non-compliance that, individually or in the aggregate, has not had or is not reasonably likely to result in, an EML Material Adverse Effect.

Section 3.27 Investigation by EML. EML has conducted its own independent review and analysis of the businesses, assets, financial condition, and operations of EHC and the EHC Subsidiaries and acknowledges that EML has been provided access to certain officers and certain books and records of EHC and the EHC Subsidiaries for this purpose. EML agrees, to the fullest extent permitted by law, that none of EHC, the EHC Subsidiaries or any of their respective directors, officers, employees, affiliates, agents or representatives shall have any liability or responsibility whatsoever to EML on any basis (including in contract or tort, under federal or state securities laws or otherwise) based upon any information provided or made available, or statements made, to EML prior to the execution of this Agreement, except that the foregoing limitation shall not apply to EHC to the extent EHC makes the specific representations and warranties set forth in Article II of this Agreement and in the EHC Disclosure Schedules, but always subject to the limitations and restrictions contained herein and therein.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF HOLDCO

HoldCo represents and warrants to EHC and EML, as follows:

Section 4.1 Organization. HoldCo is a Pennsylvania corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania with the corporate power and authority and all governmental approvals necessary to own, lease and operate its properties and to carry on its business as it is now being conducted. HoldCo is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not individually or in the aggregate have or be reasonably likely to result in a HoldCo Material Adverse Effect. The copies of HoldCo’s Constituent Documents that have been delivered to EHC and EML are complete and correct and in full force and effect.

Section 4.2 Capitalization. As of the date hereof, the authorized capital stock of HoldCo consists of 20,000,000 shares of common stock, without par value (the “HoldCo Common Stock”), of which no shares are issued and outstanding, and 5,000,000 shares of preferred stock, of which no shares are outstanding. When issued pursuant to the Plan of Conversion and the Merger, all of the issued and outstanding shares of HoldCo Common Stock will be validly issued, fully paid and nonassessable and free of preemptive rights. As of the date of this Agreement, except for the shares of HoldCo Common Stock to be issued pursuant to the terms of the Plan of Conversion and shares of HoldCo Common Stock and warrants to acquire HoldCo Common Stock to be issued pursuant to the Merger, there are no outstanding options, warrants, subscriptions, calls, rights, convertible securities or other agreements or commitments obligating HoldCo to issue, transfer, sell, redeem, repurchase or otherwise acquire any shares of its capital stock.

Section 4.3 Business; Subsidiaries. As of the date hereof and as of the Closing Date, HoldCo will have no Subsidiaries (other than EML and the EML Subsidiaries), no significant assets or liabilities, and will not be engaged in any business.

Section 4.4 Authority Relative to this Agreement. HoldCo has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution, delivery and performance of this Agreement by HoldCo and the consummation by HoldCo of the transactions contemplated hereby have been duly authorized by the Board of Directors of HoldCo, and no other corporate proceedings on the part of HoldCo are necessary to authorize this Agreement or the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by HoldCo and (assuming this Agreement constitutes a valid and binding obligation of EML and EHC) constitutes a valid and binding agreement of HoldCo, enforceable against HoldCo in accordance with its terms.

ARTICLE V

CONDUCT OF BUSINESS PENDING THE CLOSING

Section 5.1 Conduct of Business by EML and EHC Pending the Closing. From the date hereof until the Closing Date, unless (i) all of the parties hereto shall otherwise consent in writing, (ii) set forth in Section 5.1 of the EML Disclosure Schedule or Section 5.1 of the EHC Disclosure Schedule as expressly permitted, or (iii) expressly permitted by or required pursuant to this Agreement, EML, EHC, and their respective Subsidiaries shall conduct their respective businesses in the ordinary course consistent with past practice and in compliance in all material respects with all Applicable Laws, and shall, to the extent consistent therewith, use commercially reasonable efforts to (i) preserve intact their respective business organizations and goodwill and relationships with third parties (including relationships with policyholders, insureds, agents, underwriters and brokers), (ii) keep available the services of their respective current key employees, and (iii) maintain their respective current rights and franchises, subject to the terms of this Agreement. In addition to, and without limiting the generality of the foregoing, except as set forth in Section 5.1 of the EHC Disclosure Schedule or Section 5.1 of the EML Disclosure Schedule or as otherwise expressly permitted by or required pursuant to this Agreement, from the date hereof until the Closing Date, without the prior written consent of all of the parties hereto, none of EML, EHC, or any of their respective Subsidiaries shall:

(a) other than the domestication of EHC, adopt or propose any change in its Constituent Documents (other than the amendment to the Articles of Incorporation adopted in connection with the Conversion);

(b) except as provided in Section 1.3(g), declare, set aside or pay any dividend or other distribution;

(c) declare or approve any stock split, reverse stock split, or stock dividend or otherwise engage in any recapitalization;

(d) except in connection with (x) the grant and exercise of any stock option or warrant permitted to be granted under the EHC Stock Option Plan or (y) the conversion of any shares of preferred stock outstanding on the date of this Agreement into shares of common stock in accordance with the terms of such preferred stock, issue any share of capital stock or any option, warrant, subscription right, or other right to purchase capital stock or any security convertible into or exchangeable for capital stock, or (ii) purchase, redeem or otherwise acquire any shares of capital stock or any options, warrants, subscription rights or other rights to purchase capital stock or any security convertible into or exchangeable for capital stock;

(e) (i) merge or consolidate with any other Person, (ii) acquire a material amount of the assets or equity of any other Person, (iii) other than in the ordinary course of business, make or commit to make any capital expenditure, (iv) make any capital expenditure having a cost that exceeds $100,000, or (v) enter into, modify or amend a lease of property, except for modifications or amendments that are not materially adverse;

(f) sell, lease, license, subject to an Encumbrance other than a Permitted Encumbrance, or otherwise surrender, relinquish or dispose of (i) any real property owned, or (ii) any assets or property except, (x) with respect to clause (ii), pursuant to existing written contracts or commitments (the terms of which have been disclosed in writing to the other parties hereto prior to the date hereof), or (y) with respect to clauses (i) and (ii), in the ordinary course of business consistent with past practice;

(g) (i) enter into or amend any employment agreement with any employee except in a manner previously disclosed in writing to the other parties hereto, (ii) except as permitted by clause (i), adopt, enter into, terminate or amend any Benefit Plan, (iii) increase in any manner the compensation, bonus or fringe or other benefits of, or pay any bonus of any kind or amount whatsoever to, any current or former director, officer, employee or consultant, except in the ordinary course of business consistent with past practice; (iv) pay any benefit or amount not required under any Benefit Plan, (y) grant or pay any severance or termination pay or increase in any manner the severance or termination pay of any current or former director, officer, employee or consultant of the party, or (vi) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or Benefit Plan;

(h) change any method of accounting or accounting practice, except for any such required change in U.S. GAAP or the applicable Statutory Accounting Practices as agreed by such party’s independent auditors;

(i) take any action or fail to take any action that would reasonably be expected to cause the Contemplated Transactions, including without limitation the domestication pursuant to Section 1.3(b), the Conversion and the Merger, to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code;

(j) pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), in each case, other than (i) settlement of policy claims or other payments, discharges, settlements or satisfactions in the ordinary course of business consistent with past practice, (ii) settlements of litigation (other than claims litigation) that individually do not exceed $25,000 or, in the aggregate, $100,000, or (iii) payment of indebtedness, debt securities, guarantees, loans, advances and capital contributions made in the ordinary course of business consistent with past practices and in accordance with scheduled amortization or repayment schedules;

(k) other than in the ordinary course of business consistent with past practices, (i) make or rescind any material express or deemed election relating to Taxes, (ii) settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, which, individually or in the aggregate, exceeds $50,000, (iii) make a request for a written ruling of a taxing authority relating to material Taxes, other than any request for a determination concerning qualified status of any ERISA plan intended to be qualified under Code Section 401(a) and a request for a determination concerning the domestication pursuant to Section 1.3(b), the Merger or the Conversion, (iv) enter into a written and legally binding agreement with a taxing authority relating to material Taxes, or (v) change in any material respect any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of its federal income tax returns for the taxable year ending December 31, 2003;

(l) other than in the ordinary course of business consistent with past practice, modify or amend in any material respect or terminate any material contract or enter into any new agreement which would have been considered a material contract if it were entered into at or prior to the date hereof;

(m) abandon, modify, waive, terminate or otherwise change any of its insurance licenses, except (i) as may be required in order to comply with Applicable Law, or (ii) such modifications or waivers of insurance licenses as would not, individually or in the aggregate, restrict the business or operations of such party in any material respect;

(n) take any actions or omit to take any actions that would cause any of its representations and warranties herein to become untrue in any material respect or that would cause or reasonably be expected to cause an EML Material Adverse Effect or an EHC Material Adverse Effect;

(o) terminate, cancel or amend any insurance coverage maintained by it with respect to any material assets that is not replaced by a comparable amount of insurance coverage;

(p) take any action that is not expressly permitted by or provided for in this Agreement that would reasonably be expected to result in a reduction of the insurer financial strength ratings of such party by A.M. Best;

(q) make any material change in its underwriting, claims management, pricing or reserving practices;

(r) issue or assume any indebtedness in an amount in excess of $200,000;

(s) guarantee or act as a surety for, or agree to guarantee or act as a surety for, the obligations of another person; provided, however, that (x) EML may guarantee and act as a surety for the obligations of the EML Subsidiaries and vice versa, (y) EHC may guarantee and act as a surety for the obligations of the EHC Subsidiaries and vice versa, and (z) any party may endorse negotiable instruments for collection in the ordinary course of its respective business;

(t) except for an amendment to the EHC Stock Option Plan to provide for the granting and full vesting of all EHC Stock Options permitted to be granted under such plan, amend any Benefit Plan; and

(u) agree or commit to do any of the foregoing or permit any Subsidiary to do any of the foregoing;

Section 5.2 Conduct of Business by HoldCo Pending the Closing. From the date hereof until the Closing Date, unless EML and EHC shall otherwise consent in writing, or as otherwise contemplated by this Agreement, HoldCo shall not:

(a) conduct any business or enter into any oral or written contracts, agreements or obligations of any nature; or

(b) amend its Articles of Incorporation or Bylaws.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.1 Access and Information. EML and EHC shall each afford to the other and to the other’s financial advisors, legal counsel, accountants, consultants, financing sources, and other authorized representatives access during normal business hours throughout the period prior to the Closing Date to all of its books, records, properties, plants and personnel and, during such period, each shall furnish as promptly as practicable to the other (a) a copy of each report, schedule and other document filed or received by it pursuant to the requirements of federal securities laws, and (b) all other information as such other party reasonably may request, provided that neither party shall disclose to the other any competitively sensitive or privileged information and no investigation pursuant to this Section 6.1 shall affect any representations or warranties made herein or the conditions to the obligations of the respective parties to consummate the contemplated transactions. EML and EHC agree to schedule and convene meetings of officers, producers and employees at reasonable intervals to discuss EML and EHC business developments, status of efforts related to the closing of the Conversion and the Merger and other matters of mutual interest. Each party shall continue to abide by the terms of the confidentiality agreement between EHC and EML, dated August 23, 2004, (the “Confidentiality Agreement”).

Section 6.2 Acquisition Proposals.

(a) EML shall not, nor shall EML permit any of the EML Subsidiaries to, nor shall EML authorize or permit any officer, director or employee of, or any investment banker, attorney, accountant or other advisor or representative (collectively, “Representatives”) of, EML or any of the EML Subsidiaries to, directly or indirectly, (a) solicit, initiate or encourage the submission of any EML Acquisition Proposal or (b) enter into, continue or participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or agree to or endorse, or take any other action to facilitate any EML Acquisition Proposal or any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any EML Acquisition Proposal; provided, however, that nothing contained in this Section 6.2 shall prohibit the Board of Directors of EML from, at any time prior to obtaining approval of the Conversion and this Agreement by EML’s Members, furnishing information to, or entering into discussions or negotiations with, any person or entity that makes an unsolicited bona fide EML Acquisition Proposal if, (A) the Board of Directors of EML received the EML Acquisition Proposal following the date on which the Contemplated Transactions are publicly announced, (B) the Board of Directors of EML determines in good faith, after consultation with outside counsel, that failure to do so would be inconsistent with its fiduciary duties under Applicable Law, and (C) prior to taking such action, EML (x) provides reasonable notice to EHC to the effect that it is taking such action, and (y) receives from such person or entity an executed confidentiality agreement having terms no less favorable (in the aggregate and except as to standstill provisions) to EML than the terms of the Confidentiality Agreement dated August 23, 2004, between EML and EHC. Notwithstanding anything in this Agreement to the contrary, EML shall as promptly as practicable advise EHC orally and in writing of the receipt by it (or any of the other entities or persons referred to above) after the date hereof of any EML Acquisition Proposal, or any inquiry which could reasonably be expected to lead to any EML Acquisition Proposal, the material terms and conditions of such EML Acquisition Proposal or inquiry, and the identity of the person making any such EML Acquisition Proposal or inquiry. EML will keep EHC fully informed of the status and details of any such EML Acquisition Proposal. The term “EML Acquisition Proposal” as used herein means any offer or proposal (i) for a merger, consolidation or other business combination involving EML or any of the EML Subsidiaries, (ii) to acquire in any manner a substantial equity interest in, or a substantial portion of the business or assets of, EML or any of the EML Subsidiaries, (iii) with respect to any recapitalization or restructuring of EML or any of the EML Subsidiaries, or (iv) with respect to any other transaction similar to any of the foregoing with respect to EML or any of the EML

Subsidiaries, other than the Merger contemplated by this Agreement. Immediately after the execution and delivery of this Agreement, EML will cease and terminate any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any possible EML Acquisition Proposal.

(b) EHC shall not, nor shall it permit any of the EHC Subsidiaries to, nor shall it authorize or permit any Representative of EHC or any of the EHC Subsidiaries to, directly or indirectly, (a) solicit, initiate or encourage the submission of any EHC Acquisition Proposal or (b) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or agree to or endorse, or take any other action to facilitate any EHC Acquisition Proposal or any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any EHC Acquisition Proposal; provided, however, that nothing contained in this Section 6.2 shall prohibit the Board of Directors of EHC from, at any time prior to obtaining EHC stockholder approval of the Plan of Merger and this Agreement, furnishing information to, or entering into discussions or negotiations with, any person or entity that makes an unsolicited bona fide EHC Acquisition Proposal if, (A) the Board of Directors of EHC received the EHC Acquisition Proposal following the date on which a copy of this Agreement is made publicly available, (B) the Board of Directors of EHC determines in good faith, after consultation with outside counsel, that failure to do so would be inconsistent with its fiduciary duties under Applicable Law, and (C) prior to taking such action, EHC (x) provides reasonable notice to EML to the effect that it is taking such action, and (y) receives from such person or entity an executed confidentiality agreement having terms no less favorable (in the aggregate and except as to standstill provisions) to EHC than the terms of the Confidentiality Agreement dated August 23, 2004, between EHC and EML. Notwithstanding anything in this Agreement to the contrary, EHC shall as promptly as practicable advise EML orally and in writing of the receipt by it (or any of the other entities or persons referred to above) after the date hereof of any EHC Acquisition Proposal, or any inquiry which could reasonably be expected to lead to any EHC Acquisition Proposal, the material terms and conditions of such EHC Acquisition Proposal or inquiry, and the identity of the person making any such EHC Acquisition Proposal or inquiry. EHC will keep EML fully informed of the status and details of any such EHC Acquisition Proposal. The term “EHC Acquisition Proposal” as used herein means any offer or proposal (i) for a merger, consolidation or other business combination involving EHC, (ii) to acquire in any manner a substantial equity interest in, or a substantial portion of the business or assets of, EHC, (iii) with respect to any recapitalization or restructuring of EHC, or (iv) with respect to any other transaction similar to any of the foregoing with respect to EHC, other than the transactions contemplated by this Agreement. Immediately after the execution and delivery of this Agreement, EHC will cease and terminate any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any possible EHC Acquisition Proposal.

Section 6.3 Fiduciary Duties.

(a) The Board of Directors of EML shall not (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to EHC, the approval or recommendation by such Board of Directors of the Plan of Conversion, the Plan of Merger, this Agreement or any of the Contemplated Transactions, (ii) approve or recommend, or propose to approve or recommend, any EML Acquisition Proposal, or (iii) enter into any agreement with respect to any EML

Acquisition Proposal (other than a confidentiality agreement as required by Section 6.2(a)), unless prior to obtaining approval of the Conversion and this Agreement by EML’s Members, EML receives an EML Acquisition Proposal and (w) the Board of Directors determines in good faith that such EML Acquisition Proposal is a Superior Proposal, (x) EML provides at least five Business Days’ notice to EHC of EML’s intention to take one of the actions described in clauses (i) through (iii) above, (y) if requested by EHC, negotiates in good faith with EHC regarding any proposed amendments to this Agreement offered by EHC during this period, and (z) after taking into account such proposed amendments, the Board of Directors of EML determines in good faith that such EML Acquisition Proposal continues to be a Superior Proposal. Notwithstanding anything contained in this Agreement to the contrary, any action by the Board of Directors permitted by this Section 6.3 shall not constitute a breach of this Agreement by EML. The term “Superior Proposal” as used in this Section 6.3(a) means any bona fide EML Acquisition Proposal made by any third party that the Board of Directors of EML determines in good faith (x) following consultation with its independent financial advisors, is more favorable to EML (including consideration of its constituencies and other pertinent factors) than the Merger, (y) has commitments for any necessary financing (or for which, in the good faith judgment of the Board of Directors, following consultation with its independent financial advisors, any necessary financing is reasonably capable of being obtained by such third party), and (z) constitutes a transaction that is reasonably likely to be consummated on the terms set forth in the proposal, taking into account all legal, financial, regulatory and other aspects of the proposal.

(b) The Board of Directors of EHC shall not (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to EML, the approval or recommendation by such Board of Directors of the Plan of Merger or this Agreement, (ii) approve or recommend, or propose to approve or recommend, any EHC Acquisition Proposal, or (iii) enter into any agreement with respect to any EHC Acquisition Proposal (other than a confidentiality agreement as required by Section 6.2(b)), unless EHC, at any time prior to obtaining EHC stockholder approval of the Plan of Merger and this Agreement, receives an EHC Acquisition Proposal and (w) the Board of Directors determines in good faith that such EHC Acquisition Proposal is a Superior Proposal, (x) EHC provides at least five Business Days’ notice to EML of EHC’s intention to take one of the actions described in clauses (i) through (iii) above, (c) if requested by EML, EHC negotiates in good faith with EML regarding any proposed amendments to this Agreement offered by EML during this period, and (z) after taking into account such proposed amendments, the Board of Directors of EHC determines in good faith that such EHC Acquisition Proposal continues to be a Superior Proposal. Notwithstanding anything contained in this Agreement to the contrary, any action by the Board of Directors permitted by this Section 6.3 shall not constitute a breach of this Agreement by EHC. The term “Superior Proposal” as used in this Section 6.3(b) means any bona fide EHC Acquisition Proposal made by any third party that the Board of Directors of EHC determines in good faith (x) following consultation with its independent financial advisors, is more favorable to EHC (including consideration of its constituencies and other pertinent factors) than the Merger, (y) has commitments for any necessary financing (or for which, in the good faith judgment of the Board of Directors, following consultation with its independent financial advisors, any necessary financing is reasonably capable of being obtained by such third party), and (z) constitutes a transaction that is reasonably likely to be consummated on the terms set forth in the proposal, taking into account all legal, financial, regulatory and other aspects of the proposal.

(c) In the event that (i) this Agreement is terminated pursuant to Section 8.4(b)(ii) or Section 8.3(b)(iii), or (ii) (A) if an EML Acquisition Proposal shall have been made to EML or any person shall have publicly announced an intention (whether or not conditional) to make an EML Acquisition Proposal, (B) thereafter this Agreement is terminated pursuant to Section 8.2(c) and (C) within 12 months following such termination, EML enters into an agreement to consummate, or consummates, the transaction contemplated by any EML Acquisition Proposal, then EML shall pay to EHC a fee of Two Million Dollars ($2,000,000) in United States currency by a wire transfer of immediately available funds to a bank account designated in writing by EHC within ten (10) days following (x) in the case of a payment required by clause (i) above, the date of termination of this Agreement, and (y) in the case of a payment required by clause (ii) above, the date of the first to occur of the events referred to in clause (ii)(C).

(d) In the event that (i) this Agreement is terminated pursuant to Section 8.3(b)(ii) or Section 8.4(b)(iii) or (ii) (A) if an EHC Acquisition Proposal shall have been made to EHC or any person shall have publicly announced an intention (whether or not conditional) to make an EHC Acquisition Proposal, (B) thereafter this Agreement is terminated pursuant to Section 8.2(c) and (C) within 12 months following such termination, EHC enters into an agreement to consummate, or consummates, the transaction contemplated by any EHC Acquisition Proposal, then EHC shall pay to EML a fee of Two Million Dollars ($2,000,000) in United States currency by a wire transfer of immediately available funds to a bank account designated in writing by EML within ten (10) days following (x) in the case of a payment required by clause (i) above, the date of termination of this Agreement, and (y) in the case of a payment required by clause (ii) above, the date of the first to occur of the events referred to in clause (ii)(C).

Section 6.4 Filings; Other Action.

(a) Subject to the terms and conditions herein provided, as promptly as practicable, HoldCo, EML and EHC shall: (i) make all filings and submissions under the HSR Act and all filings required by the insurance regulatory authorities in Pennsylvania, and any other relevant jurisdiction that may be required to be made in connection with this Agreement and the Contemplated Transactions, (ii) use reasonable best efforts to cooperate with each other in (A) determining which filings are required to be made prior to the Closing Date, and which material consents, approvals, permits, notices or authorizations are required to be obtained prior to the Closing Date from Government Entities, in connection with the execution and delivery of this Agreement and related agreements and the consummation of the Contemplated Transactions and (B) timely making all such filings and timely seeking all such consents, approvals, permits, notices or authorizations, and (iii) use reasonable best efforts to take, or cause to be taken, all other action and do, or cause to be done, all other things necessary or appropriate to consummate the Contemplated Transactions as soon as practicable. In connection with the foregoing, EML will provide EHC, and EHC will provide EML, with copies of material correspondence, filings or communications (or memoranda setting forth the substance thereof) between such party or any of its representatives, on the one hand, and any Government Entity or members of their respective staffs, on the other hand, with respect to this Agreement or related agreements and the Contemplated Transactions.

(b) EHC will cooperate with EML with respect to all matters coming before the Department in connection with this Agreement, the Plan of Conversion and the Contemplated Transactions.

Section 6.5 Public Announcements; Public Disclosures; Privacy Laws.

(a) Until the Closing Date, EHC, on the one hand, and EML, on the other hand, agree that they will not issue any press release or otherwise make any public statement, make any public filing or any submission to any rating agency or respond to any press inquiry in each case with respect to this Agreement or the transactions contemplated hereby without the prior approval of the other party (which approval will not to be unreasonably withheld), except as may be required by Applicable Law or by obligations pursuant to any listing agreement with any national securities exchange.

(b) Each of EHC and EML will use its reasonable best efforts to ensure that the consummation of the transactions contemplated by this Agreement and the performance by the parties of their obligations under this Agreement will not result in any breach of (i) any Applicable Law concerning the protection of confidential personal information received from individual policyholders, or (ii) the respective privacy policies of EML and EHC.

Section 6.6 Stock Exchange Listing. HoldCo shall (i) as promptly as practicable prepare and submit to the NASDAQ a listing application covering HoldCo Common Stock to be issued in connection with the Contemplated Transactions, and (ii) use its reasonable best efforts to obtain, prior to the Closing Date, approval for the listing of such HoldCo Common Stock on the NASDAQ, subject to official notice of issuance.

Section 6.7 Company Indemnification Provisions.

(a) Commencing on the Closing Date and continuing for a period of not less than six years after the Closing Date, to the extent required or permitted under Applicable Law, HoldCo shall indemnify and defend all persons who prior to the Effective Date served as directors or officers of EML, EHC or any of their respective subsidiaries (collectively, the “Indemnified Parties”) from and against any and all losses, claims, damages, demands, lawsuits, expenses or liabilities (collectively, “Losses”) that arise out, result from, or are otherwise attributable to an Indemnified Party’s status or service as an officer or director of EML, EHC, or any of their respective subsidiaries; provided, however, indemnification shall not be provided for Losses if or to the extent that (i) indemnification is prohibited by law; (ii) the Indemnified Parties would not have been entitled to indemnification for the Loss from either EHC or EML if the Loss had been incurred and reported in the period prior to the Effective Date; or (iii) the Loss arises out of intentional misconduct, knowing dishonesty or fraud on the part of the Indemnified Party.

(i) Prior to the Closing Date, each of EML and EHC shall purchase reporting tail coverage under their current policies of directors’ and officers’ liability insurance (“D&O Insurance”), which reporting tail coverage shall take effect on the Closing Date and shall have a reporting tail period of not less than six years.

(b) If HoldCo or any of its or their successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then and in each such case, proper provisions shall be made so that the successors and assigns of HoldCo or the surviving corporation, as the case may be, shall assume all of the obligations set forth in this Section 6.7.

(c) The provisions of this Section 6.7 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives.

Section 6.8 Tax Matters. EML and EHC and their affiliates shall each reasonably cooperate in connection with obtaining the private letter rulings or opinions of counsel described in Section 7.1(k), including providing to counsel such representations as are reasonably required by counsel to enable them to render such opinions or obtain such rulings.

Section 6.9 Reorganization. Absent a change in the method of effecting one or more of the Contemplated Transactions, the parties intend (a) the conversion of EML from a mutual form to a stock form insurance company and the acquisition by HoldCo of all of the outstanding shares of EML to qualify as a reorganization within the meaning of section 368(a) of the Code, (b) the Merger to qualify as a reorganization within the meaning of section 368(a) of the Code and this Agreement to constitute a plan of reorganization with respect thereto, and (c) the domestication pursuant to Section 1.3(b) hereof to qualify as a reorganization within the meaning of section 368(a) of the Code. Each party and its affiliates shall use all reasonable best efforts to achieve such tax consequences; neither party shall or shall permit any of its affiliates to take any action or fail to take any action that would reasonably be expected to adversely affect, impede or prevent the achievement of such tax consequences; and neither the parties nor their affiliates will take or assert any position that is inconsistent with their mutual intent to achieve such tax consequences.

Section 6.10 Additional Matters. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under Applicable Laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using all reasonable best efforts to obtain all necessary waivers, consents and approvals in connection with the Governmental Requirements and any other third party consents and to effect all necessary registrations and filings. In case at any time after the Closing Date any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and/or directors of EHC, HoldCo and EML shall take all such necessary action.

Section 6.11 Employee Matters.

(a) HoldCo shall recognize, or cause to be recognized, for all purposes (other than the accrual of benefits) under any employee benefit plan, program or arrangement of HoldCo as in effect from time to time, the service and earnings with EML or EHC of each Employee who has been continuously employed by HoldCo or any of its Affiliates since the Closing Date to the same extent recognized under any comparable plan or program maintained by EML or EHC immediately prior to the Closing Date.

(b) HoldCo shall assume the obligations of EML and EHC under the employment agreements and change in control agreements listed on EML Disclosure Schedule 3.23(a) or EHC Disclosure Schedule 2.22(a).

(c) Between the date of this Agreement and the Closing Date, EML shall not amend the EML Plans and EHC shall not amend the EHC Plans without the consent of the other parties to this Agreement, which consent shall not be unreasonably withheld or delayed.

Section 6.12 Shareholder Letter Agreements. Within 30 days after the date of this Agreement, (i) each member of the Board of Directors of EHC , (ii) the Northhaven Parties, and (iii) the High Ridge Parties shall execute and deliver to EML a letter agreement pursuant to which each such person agrees to vote all shares of EHC Capital Stock owned by such person in favor of (a) redomestication of EHC as a Pennsylvania corporation, and (b) adoption and approval of the Plan of Merger. The letter agreement shall also confirm the agreement and undertaking of the Northhaven Parties and the High Ridge Parties to convert the EHC Series A Voting Preferred Shares and the EHC Series B Nonvoting Preferred Shares they own into EHC Class A Common Shares and/or EHC Class B Nonvoting Common Shares prior to the Closing Date in accordance with the terms of such shares.

Section 6.13 HoldCo Common Stock Matters. EML, EHC, and HoldCo shall cooperate (a) in satisfying the applicable underwriting arrangements with respect to the Offerings, including without limitation preparation and delivery of due diligence materials, legal opinions and accountants’ comfort letters, (b) arranging for the registration of HoldCo Common Stock under the Exchange Act, and (c) addressing the applicable requirements of the Sarbanes-Oxley Act of 2002 (“SOX”) and the corporate governance requirements of NASDAQ.

Section 6.14 Conversion of EHC Preferred Shares. On or prior to the Effective Date, EHC shall have caused all issued and outstanding EHC Series A Voting Preferred Shares and all issued and outstanding EHC Series B Nonvoting Preferred Shares (together, the “EHC Preferred Shares”) to be converted into EHC Class A Common Shares or EHC Class B Nonvoting Common Shares. As redomesticated, EHC shall have only EHC Class A Common Shares and EHC Class B Nonvoting Common Shares authorized, issued and outstanding, and shall not have any other class of common equity or preferred stock or other class of equity security outstanding. Effective upon the conversion of the Preferred Shares, EHC shall cause the Investment Agreement by and between EHC, the Northhaven Parties, and the High Ridge Parties, dated February 22, 2002, and the Registration Rights Agreement by and between EHC, the Northhaven Parties, and the High Ridge Parties, dated April 4, 2002, to be terminated and cancelled by agreement of the parties thereto, and without liability or obligation to EHC.

Section 6.15 Affiliates. As soon as practicable after the date hereof, EHC shall deliver to HoldCo a letter identifying all persons who at the time this Agreement is submitted for adoption by the stockholders of EHC may be deemed to be “affiliates” of EHC for purposes of Rule 145 under the Securities Act. EHC shall use its reasonable best efforts to cause each such person to deliver to HoldCo at least 30 days prior to the Closing Date a written agreement substantially in the form attached as Exhibit D hereto.

Section 6.16 HoldCo Shareholder Meeting. The parties acknowledge that a special meeting of the shareholders of HoldCo may be required in order to have the HoldCo shareholders vote upon approval of the Merger. The parties shall cooperate on a best efforts basis in determining whether such a vote is required and, if so, in the scheduling of the special meeting. The parties further stipulate and agree that if a vote of HoldCo shareholders is determined to be required, such shareholder approval shall be a condition to the closing under this Agreement.

Section 6.17 EHC Stock Option Plan. EHC shall (a) take all actions necessary to cause the EHC Stock Option Plan to be amended to (i) grant all stock options permitted to be granted under such plan and (ii) provide for the immediate full vesting of all options granted under such plan and (b) thereafter grant all such stock options pursuant to the amended terms of the EHC Stock Option Plan. EHC shall not reduce the exercise price of any options under such plan, which is $2,846.82 per share, or amend the EHC Stock Option Plan to increase the number shares for which options may be granted under such plan, which is 1,713.

ARTICLE VII

CONDITIONS TO CONSUMMATION OF THE CLOSING

Section 7.1 Conditions to Each Party’s Obligation to Effect the Closing. The respective obligations of each party to effect the Closing shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

(a) Any waiting period (and any extension thereof) applicable to the consummation of the transactions contemplated under this Agreement under the HSR Act shall have expired or been terminated, and no action shall have been instituted by the Department of Justice or Federal Trade Commission challenging or seeking to enjoin the consummation of this transaction, which action shall have not been withdrawn or terminated;

(b) No statute, rule, regulation, executive order, decree, ruling or preliminary or permanent injunction shall have been enacted, entered, promulgated or enforced by any federal or state court or Government Entity having jurisdiction which prohibits, restrains or enjoins consummation of the Conversion or the contemplated transactions;

(c) Each of EML and EHC shall have obtained the third party consents and approvals (other than consents and approvals required by Governmental Requirements), in form reasonably satisfactory to them, listed in Section 2.5 of the EHC Disclosure Schedule or in Section 3.5 of EML Disclosure Schedule and, in each case, indicated therein as being a condition to the Closing;

(d) Each of EML and EHC shall have made such filings, and obtained such permits, authorizations, consents, or approvals (including the consent of the Insurance Commissioner approving the Conversion and the Merger under Pennsylvania law) required by Governmental Requirements to consummate the Contemplated Transactions, in form reasonably satisfactory to them, and the appropriate forms shall have been executed, filed and approved as required by the corporate and insurance laws and regulations of the applicable jurisdictions, including the

Commonwealth of Pennsylvania, which permits, authorizations, consents, and approvals may be subject only to (i) conditions customarily imposed by insurance regulatory authorities in demutualization transactions, and (ii) conditions with respect to the Plan of Conversion or the Merger that do not impose terms that are materially inconsistent with any material terms contained in the Plan of Conversion and this Agreement in a manner that adversely affects the economic value to EHC or EML of the Conversion and the Merger, or would not reasonably be expected to have an EML Material Adverse Effect or an EHC Material Adverse Effect (after giving effect to the consummation of the Conversion);

(e) The appraised value of EML shall have been confirmed by the Appraiser as of the last day of the Subscription Offering or the last day of the Community Offering, whichever is later, and an aggregate dollar amount of HoldCo Common Stock falling within the Valuation Range shall have been offered and sold in accordance with the Plan of Conversion;

(f) The Plan of Conversion, this Agreement, and the Amended Articles of Incorporation shall have been approved and adopted by the requisite vote of the Eligible Members in accordance with Applicable Law;

(g) The Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order;

(h) HoldCo Common Stock issuable to subscribers pursuant to the Plan of Conversion and issuable to EHC Stockholders pursuant to this Agreement shall have been authorized for listing on the NASDAQ upon official notice of issuance thereof;

(i) Each of the conditions set forth in the Plan of Conversion shall have been satisfied or waived;

(j) The number of shares of EHC Common Stock that are the subject of dissenters rights under Applicable Laws shall not exceed 10% of all shares of EHC Common Stock issued and outstanding immediately prior to the Effective Date;

(k) EML, EHC, and HoldCo shall have received either:

(1) (A) a private letter ruling from the IRS (the “PLR”) in which the IRS shall have ruled, in form and substance reasonably satisfactory to EML and EHC, that (a) the occurrence of the Merger immediately after EHC becomes a Pennsylvania corporation in the domestication transaction pursuant to Section 1.3(b) hereof (the “Domestication Transaction”) shall not disqualify (i) the Domestication Transaction from qualifying for federal income purposes as a reorganization within the meaning of section 368(a)(1)(F) of the Code or (ii) the Merger from qualifying for federal income tax purposes as a reorganization within the meaning of section 368(a) of the Code, and (b) for federal income tax purposes (i) the Conversion will be a reorganization within the meaning of section 368(a) of the Code and (ii) the Merger will not disqualify the Conversion from qualifying as a reorganization within the meaning of section 368(a) of the Code, and (B) opinions of counsel from Stevens & Lee, PC, and Morgan, Lewis & Bockius, LLP, dated as of the Closing Date, to the effect that, on the basis of the PLR and certain facts, customary representations and assumptions set forth in or referred to in such opinions or the PLR that are consistent with the facts existing at the Closing Date, for federal income tax purposes (i) the Domestication Transaction will be a reorganization within the meaning of Section 368(a)(1)(F) of the Code, and (ii) the Merger will be a reorganization within the meaning of Section 368(a) of the Code; or

(2) opinions of counsel from Stevens & Lee, PC, and Morgan, Lewis & Bockius, LLP, to the effect that, on the basis of certain facts, customary representations and assumptions set forth in or referred to in such opinions that are consistent with the facts existing at the Closing Date, (A) the occurrence of the Merger immediately after the Domestication Transaction shall not disqualify (i) the Domestication Transaction from qualifying for federal income purposes as a reorganization within the meaning of section 368(a)(1)(F) of the Code or (ii) the Merger from qualifying for federal income tax purposes as a reorganization within the meaning of section 368(a) of the Code, (B) for federal income tax purposes (i) the Conversion will be a reorganization within the meaning of Section 368(a) of the Code, and (ii) the Merger will not disqualify the Conversion from qualifying as a reorganization within the meaning of section 368(a) of the Code, (C) the Domestication Transaction will be a reorganization within the meaning of Section 368(a)(1)(F) of the Code, and (D) the Merger will be a reorganization within the meaning of Section 368(a) of the Code;

provided that the condition contained in this Section 7.1(k) may only be waived by both EML and EHC;

(l) The registration of the HoldCo Common Stock under Section 12 of the Exchange Act shall be effective;

(m) The Offerings and the Conversion shall have been effected prior to or simultaneously with the Merger, and the net proceeds of the Offerings shall have been released to HoldCo from escrow in accordance with the Plan of Conversion; and

(n) The Plan of Merger and this Agreement shall have been approved and adopted by the requisite vote of EHC Stockholders, including any class vote of EHC Stockholders as is required by Section 1906 of the PBCL.

Section 7.2 Conditions to Obligation of EML to Effect the Closing. The obligation of EML to effect the Closing shall be subject to the satisfaction or waiver by EML at or prior to the Closing Date of the following additional conditions:

(a) No EHC Material Adverse Effect shall have occurred between the date of this Agreement and the Closing Date.

(b) Subject to the requirements of Statement of Auditing Standards No. 72 of the American Institute of Certified Public Accountants (“SAS 72”), PricewaterhouseCoopers LLP, or any other regionally recognized certified public accounting firm selected by EHC, shall have furnished to HoldCo an “agreed upon procedures letter”, dated the Effective Date, in form and substance reasonably satisfactory the Keefe Bruyette & Woods, Inc., or such other investment banking firm as may be acting as the investment banker for the Conversion, to the effect that:

(i) In such accounting firm’s opinion, the consolidated financial statements of EHC examined by such firm and included in the Registration Statement comply as to form in all material respects with the applicable accounting requirements of the Securities Act and the published rules and regulations promulgated thereunder; and

(ii) On the basis of limited procedures, not constituting an audit, including limited review of the unaudited financial statements of EHC contained in the Registration Statement, a limited review of the latest available unaudited consolidated interim financial statements of EHC, inspection of the minute books of EHC and the EHC Subsidiaries since December 31, 2004, inquiries of officials of EHC and the EHC Subsidiaries responsible for financial and accounting matters and such other inquiries and procedures as may be specified in such letter, nothing came to such firm’s attention that caused them to believe that:

(1) Any unaudited financial statements of EHC included in the Registration Statement are not in conformity with U.S. GAAP applied on a basis substantially consistent with that of the audited financial statements covered by such firm’s report included in the Registration Statement;

(2) As of a specified date not more than five days prior to the date of delivery of such letter, there have been any changes in the consolidated shareholders’ equity of EHC as compared with the amounts shown in the most recent interim balance sheet of EHC included in the Registration Statement, except in each case for such changes, increases or decreases (x) which the Registration Statement discloses have occurred or may occur, (y) are attributable to the results of operations of EHC and the EHC Subsidiaries since the date of such interim balance sheet, or (z) are immaterial; and

(3) For the period from the date of the most recent interim financial statements of EHC included in the Registration Statement to such specified date, there were any decreases in the consolidated net income or consolidated net income per share amounts of EHC as compared with the comparable period of the preceding fiscal year, except in each case for decreases (x) that the Registration Statement discloses have occurred or may occur, or (y) which are immaterial.

(c) EHC shall have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Closing Date; the representations and warranties of EHC contained in this Agreement shall be true and correct in all respects (but without regard to any qualifications as to materiality or EHC Material Adverse Effect contained in any specific representation or warranty) as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date except (i) for changes specifically permitted by the terms of this Agreement, (ii) that the accuracy of representations and warranties that by their terms speak as of the date of this Agreement or some other date will be determined as of such date, and (iii) where any such failure of the representations and warranties in the aggregate to be true and correct in all respects would not have an EHC Material Adverse Effect; and EML shall have received a certificate of the Chief Executive Officer or the Chief Financial Officer of EHC as to the satisfaction of this condition.

Section 7.3 Conditions to Obligations of EHC to Effect the Closing. The obligations of EHC to effect the Closing shall be subject to the satisfaction or waiver by EHC at or prior to the Closing Date of the following additional conditions:

(a) No EML Material Adverse Effect shall have occurred between the date of this Agreement and the Closing Date.

(b) Subject to the requirements of SAS 72, Beard Miller & Company LLP, or any other regionally recognized certified public accounting firm selected by EML, shall have furnished to EHC an “agreed upon procedures letter”, dated the Effective Date, in form and substance reasonably satisfactory the Keefe Bruyette & Woods, Inc., or such other investment banking firm as may be acting as the investment banker for the Conversion, to the effect that:

(i) In such accounting firm’s opinion, the consolidated financial statements of EML examined by such firm and included in the Registration Statement comply as to form in all material respects with the applicable accounting requirements of the Securities Act and the published rules and regulations promulgated thereunder; and

(ii) On the basis of limited procedures, not constituting an audit, including limited review of the unaudited financial statements of EML contained in the Registration Statement, a limited review of the latest available unaudited consolidated interim financial statements of EML, inspection of the minute books of EML and the EML Subsidiaries since December 31, 2004, inquiries of officials of EML and the EML Subsidiaries responsible for financial and accounting matters and such other inquiries and procedures as may be specified in such letter, nothing came to such firm’s attention that caused them to believe that:

(1) Any unaudited financial statements of EML included in the Registration Statement are not in conformity with U.S. GAAP applied on a basis substantially consistent with that of the audited financial statements covered by such firm’s report included in the Registration Statement;

(2) As of a specified date not more than five days prior to the date of delivery of such letter, there have been any changes in the consolidated shareholders’ equity of EML as compared with the amounts shown in the most recent interim balance sheet of EML included in the Registration Statement, except in each case for such changes, increases or decreases (x) which the Registration Statement discloses have occurred or may occur, (y) are attributable to the results of operations of EML and the EML Subsidiaries since the date of such interim balance sheet, or (z) are immaterial; and

(3) For the period from the date of the most recent interim financial statements of EML included in the Registration Statement to such specified date, there were any decreases in the consolidated net income or consolidated net income per share amounts of EML as compared with the comparable period of the preceding fiscal year, except in each case for decreases (x) that the Registration Statement discloses have occurred or may occur, or (y) which are immaterial.

(c) EML shall have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Closing Date; the representations and warranties of EML contained in this Agreement shall be true and correct in all respects (but without regard to any qualifications as to materiality or EML Material Adverse Effect contained in any specific representation or warranty) as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date except (i) for changes specifically permitted by the terms of this Agreement, (ii) that the accuracy of representations and warranties that by their terms speak as of the date of this Agreement or some other date will be determined as of such date, and (iii) where any such failure of the representations and warranties in the aggregate to be true and correct in all respects would not have an EML Material Adverse Effect; and EHC shall have received a certificate of the Chief Executive Officer or the Chief Financial Officer of EML as to the satisfaction of this condition.

(d) The Merger and the Domestication Transaction shall have been approved by the Cayman Islands Monetary Authority as required under all Applicable Laws.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.1 Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Closing Date by mutual written agreement of EHC, HoldCo, and EML.

Section 8.2 Termination by Either EHC or EML. This Agreement may be terminated and the Conversion and the Merger may be abandoned by action of the Board of Directors of either EHC or EML if:

(a) The Plan of Conversion shall fail to receive the requisite approval of the appropriate Government Entities, or the Plan of Conversion, this Agreement and the Amended Articles of Incorporation shall fail to receive the requisite vote for approval and adoption by the Eligible Members;

(b) The Plan of Merger and this Agreement shall fail to receive the requisite approval of the appropriate Government Entities or shall fail to receive the requisite vote for approval and adoption by EHC stockholders entitled to vote thereon;

(c) The Closing shall not have been consummated before June 30, 2006; provided that the party seeking to terminate this Agreement pursuant to this Section 8.2(c) shall not have failed to perform the covenants, agreements and conditions to be performed by it which has been the cause of, or resulted in, the failure of the Closing Date to occur by such date; or

(d) A United States federal or state court of competent jurisdiction or United States federal or state governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable; provided that the party seeking to terminate this Agreement pursuant to this Section 8.2 shall have used all reasonable best efforts to remove such injunction, order or decree.

Section 8.3 Termination by EML. This Agreement may be terminated and the Conversion and the Merger may be abandoned by action of EML in the following circumstances:

(a) If EHC materially breaches any of its representations, warranties, covenants or agreements contained in this Agreement, which if not cured would cause the conditions set forth in Section 7.2(c) not to be satisfied, and such breach is incapable of being cured or shall not have been cured within 45 days after written notice thereof shall have been received by EHC, provided, that EML shall not have taken any action that would cause it to be in material violation of any of its representations, warranties or covenants set forth in this Agreement.

(b) If (i) EHC notifies EML that EHC intends to enter into discussions or negotiations with, or furnish information to, a person or entity that makes an EHC Acquisition Proposal as permitted under Section 6.2(b), (ii) EHC takes any of the actions described in clauses (i) through (iii) of Section 6.3(b), or (iii) EML enters into an agreement (other than a confidentiality agreement) with respect to an EML Acquisition Proposal in accordance with and as permitted by Section 6.3(a).

Section 8.4 Termination by EHC. This Agreement may be terminated and the Merger may be abandoned by action of EHC in the following circumstances:

(a) If EML materially breaches any of its representations, warranties, covenants or agreements contained in this Agreement, which if not cured would cause the conditions set forth in Section 7.3(c) not to be satisfied, and such breach is incapable of being cured or shall not have been cured within 45 days after written notice thereof shall have been received by EML, provided, that EHC shall not have taken any action that would cause it to be in material violation of any of its representations, warranties or covenants set forth in this Agreement.

(b) If (i) EML notifies EHC that EML intends to enter into discussions or negotiations with, or furnish information to, a person or entity that makes an EML Acquisition Proposal as permitted by Section 6.2(a), (ii) EML takes any of the actions described in clauses (i) through (iii) of Section 6.3(a), or (iii) EHC enters into an agreement (other than a confidentiality agreement) with respect to an EHC Acquisition Proposal in accordance with and as permitted by Section 6.3(b).

Section 8.5 Effect of Termination and Abandonment. In the event of termination of the Agreement and the abandonment of the Conversion pursuant to this Article VIII, written notice thereof shall as promptly as practicable be given to the other parties to this Agreement and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned, without further action by any of the parties hereto. If this Agreement is terminated as provided herein: (a) there shall be no liability or obligation on the part of EHC, HoldCo, EML or their respective officers and directors, and all obligations of the parties shall terminate, except for (i) the obligations of the parties pursuant to this Section 8.5, and the provisions of Section 2.18, Section 3.19, Section 6.5, and, (ii) the obligations of the parties set forth in the Letter of Intent dated January 12, 2005 between EHC and EML, and (iii) any liabilities for any breach by the parties of the terms and conditions of this Agreement; and (b) all filings, applications and other submissions made pursuant to the transactions contemplated by this Agreement shall, to the extent practicable, be withdrawn from the agency or person to which made.

ARTICLE IX

GENERAL PROVISIONS

Section 9.1 Survival of Representations, Warranties and Agreements. No representations or warranties in this Agreement or in any instrument delivered pursuant to this Agreement, shall survive beyond the Closing Date except for Section 2.26 and Section 3.27 and as otherwise set forth in Section 8.4. This Section 9.1 shall not limit any covenant or agreement set forth in this Agreement, which covenants and agreements shall survive the Closing Date.

Section 9.2 Notices. All notices, claims, demands and other communications hereunder shall be in writing and shall be deemed given upon (a) one Business Day after confirmation of receipt of a facsimile transmission, (b) confirmed delivery by an overnight commercial carrier or when delivered by hand or (c) the expiration of five Business Days after the day when mailed by registered or certified mail (postage prepaid, return receipt requested), addressed to the respective parties at the following addresses (or such other address for a party as shall be specified by like notice):

(a)	If to HoldCo or EML, to:

Educators Mutual Insurance Company
202 North Prince Street
Lancaster, PA 17608 - 3149
Telecopy:	(717) 391 - 5700
Telephone:	(717) 393 - 7014
Attention:	Alex T. Schneebacher, President

With a copy to:

Barley, Snyder, Senft & Cohen, LLC
126 East King Street
Lancaster, PA 17602
Telecopy:	(717) 299 - 1519
Telephone:	(717) 291 - 4660
Attention:	Paul G. Mattaini, Esquire

and

Morgan, Lewis & Bockius, LLP
1701 Market Street
Philadelphia, PA 19103
Telecopy:	(877) 432 - 9652
Telephone:	(215) 963 - 5751
Attention:	David L. Harbaugh, Esquire

(b)	If to EHC, to:

Eastern Holding Company, Ltd.
25 Race Avenue
Lancaster, PA 17608
Telecopy:	(717) 239 - 1640
Telephone:	(717) 399 - 3781
Attention:	Bruce M. Eckert Chairman and CEO

with a copy to:

Stevens & Lee
620 Freedom Business Center
King of Prussia, PA 19406
Telecopy:	(610) 371-7974
Telephone:	(610) 205-6028
Attention:	Jeffrey P. Waldron

Section 9.3 Descriptive Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.4 Entire Agreement; Assignment. This Agreement (including the Exhibits, EML Disclosure Schedule, EHC Disclosure Schedule, and other documents and instruments referred to herein), when duly approved and adopted by all requisite parties, the Plan of Merger and the Plan of Conversion constitute the entire agreement and supersede all other prior agreements and understandings (other than those contained in the Confidentiality Agreement, which is hereby incorporated by reference herein), both written and oral, among the parties or any of them, with respect to the subject matter hereof, including any transaction between or among the parties hereto. This Agreement shall not be assigned by operation of law or otherwise, except that HoldCo may assign all of its rights and obligations hereunder to any direct wholly-owned subsidiary of HoldCo for all purposes hereof; provided, however, that no such assignment shall be made if such assignment would have an EML Material Adverse Effect, an EHC Material Adverse Effect, a material adverse effect on EHC’s shareholders, or a material adverse effect on EML’s Members or adversely affect the likelihood that the transaction contemplated hereby would be consummated.

Section 9.5 Governing Law; Consent to Jurisdiction.

(a) This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

(b) By execution and delivery of this Agreement, each of the parties hereto accepts and consents to the exclusive jurisdiction of the courts of the Commonwealth of Pennsylvania sitting in the County of Lancaster and the federal courts sitting in the Middle District of Pennsylvania, for itself and in respect of its property, and waives in respect of both itself and its property any defense it may have as to or based on sovereign immunity, jurisdiction, improper venue or inconvenient forum. Each of the parties hereto irrevocably consents to the service of any process or other papers by the use of any of the methods and to the addresses set for the giving of notices pursuant to this Agreement. Nothing herein shall affect the right of any party hereto to serve such process or papers in any other manner permitted by law.

Section 9.6 Expenses. Whether or not the Conversion is consummated, one-half of all costs and expenses incurred in connection with this Agreement, the Plan of Conversion, the Merger and the Contemplated Transactions shall be borne and paid by EML and one-half shall be borne and paid by EHC in a manner that satisfies the requirements of Rev. Rul. 73-54, 1973-1 C.B. 187. Notwithstanding the foregoing sentence, in the event that the Plan of Conversion fails to receive the requisite vote for approval and adoption by the Eligible Members, then EML shall pay one-half (1/2) of all costs and expenses (including without limitation any attorneys’ fees and expenses and any reasonable fees and expenses of Griffin Financial Group, LLC) incurred by EHC in connection with the Plan of Conversion, this Agreement and the Contemplated Transactions. If the Plan of Merger fails to receive the requisite vote for approval and adoption by the EHC shareholders entitled to vote thereon, then EHC shall pay one-half (1/2) of all costs and expenses (including without limitation all attorneys’ fees and expenses and any reasonable fees and expenses of Keefe Bruyette & Woods, Inc.) incurred by EML in connection with the Plan of Conversion, this Agreement and the Contemplated Transactions.

Section 9.7 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 9.8 Waiver. At any time prior to the Closing Date, the parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

Section 9.9 Counterparts; Effectiveness. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement. This Agreement shall become effective when each party hereto shall have received counterparts thereof signed and delivered (by telecopy or otherwise) by all of the other parties hereto.

Section 9.10 Severability; Validity; Parties in Interest. If any provision of this Agreement, or the application thereof to any person or circumstance is held invalid or unenforceable, the remainder of this Agreement, and the application of such provision to other persons or circumstances, shall not be affected thereby, and to such end, the provisions of this Agreement are agreed to be severable. Nothing in this Agreement, express or implied, is intended to confer upon any person not a party to this Agreement any rights or remedies of any nature whatsoever under or by reason of this Agreement.

Section 9.11 Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 9.12 Definitions.

(a) Terms Generally. The words “hereby”, “herein”, “hereof”, “hereunder” and words of similar import refer to this Agreement as a whole (including any Exhibits hereto and Disclosure Schedules delivered herewith) and not merely to the specific section, paragraph or clause in which such word appears. All references herein to Sections, Exhibits and Disclosure Schedules shall be deemed references to Sections of, Exhibits to, and Disclosure Schedules with this Agreement unless the context shall otherwise require. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The definitions given for terms in this Section 9.12 and elsewhere in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. Except as otherwise expressly provided herein, all references to “dollars” or “$” shall be deemed references to the lawful money of the United States of America.

(b) Certain Terms. Whenever used in this Agreement (including in the Schedules), the following terms shall have the respective meanings given to them below or in the Sections indicated below:

Agreement: This Agreement and Plan of Reorganization as it may be amended from time to time.

Amended Articles of Incorporation: the amended and restated articles of incorporation to be filed with the articles of conversion with the Pennsylvania Department of State to authorize EML to operate as a Pennsylvania stock insurance company.

Applicable Law: any applicable order, law, regulation, rule, ordinance, writ, injunction, directive, judgment, decree, principle of common law, constitution or treaty enacted, promulgated, issued, enforced or entered by any Governmental Entity applicable to the parties hereto, or any of their respective Subsidiaries, properties or assets as the case may be.

Articles of Merger: The articles of merger to be filed with the Pennsylvania Secretary of State with respect to the Merger.

Best Knowledge of EML: the actual knowledge of the EML officers and directors listed on Schedule 9.12(a).

Best Knowledge of EHC: the actual knowledge of the EHC officers and directors listed on Schedule 9.12(b).

Business Day: any day other than a Saturday, Sunday or a day on which banking institutions in Pennsylvania are permitted or obligated by law to be closed for regular banking business.

Code: The Internal Revenue Code of 1986, as amended, together with all regulations promulgated thereunder.

Constituent Documents: with respect to any entity, the Certificate or Articles of Incorporation and Bylaws of such entity, or any similar charter or other organizational documents of such entity.

Effective Date: The date on which the Merger is effective as provided in the Articles of Merger.

Effective Time: The time on the Effective Date that the Merger is effective as provided in the Articles of Merger.

EHC Affiliate: EHC or any of its subsidiaries and affiliates.

EHC Capital Stock: all authorized share of capital stock of EHC, of whatever class or series.

EHC Material Adverse Effect: a material adverse effect on the business, assets, liabilities, results of operations, financial condition or prospects of EHC and the EHC Subsidiaries, taken as a whole; provided, however, that none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, an EHC Material Adverse Effect: (A) any change relating to the United States economy or securities markets in general or (B) any adverse change, effect, event, occurrence, state of facts or development reasonably attributable to conditions affecting the industry in which EHC participates (other than as may arise or result from regulatory action by a Governmental Entity), so long as the effects do not disproportionately impact EHC.

EHC Permitted Encumbrances: (i) Encumbrances reflected in the EHC Financial Statements or in the EHC Disclosure Schedule, (ii) Encumbrances for Taxes (x) not yet due and payable, or (y) which are being contested in good faith by appropriate proceedings, (iii) Encumbrances incurred in the ordinary course of business and (iv) Encumbrances that do not materially interfere with the current use of the assets of the business conducted by the EHC or that do not impose material costs, liabilities or obligations on EHC.

EHC Stock Option Plan: the Management Stock Option Plan of Eastern, as amended.

EHC Stockholder: any holder of EHC Capital Stock, as of any applicable date.

Eligible Member : a Person who qualifies as an Eligible Member under the Plan of Conversion.

EML Material Adverse Effect: a material adverse effect on the business, assets, liabilities, results of operations, financial condition or prospects of EML and the EML Subsidiaries, taken as a whole; provided, however, that none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, an EML Material Adverse Effect: (A) any change relating to the United States economy or securities markets in general or (B) any adverse change, effect, event, occurrence, state of facts or development reasonably attributable to conditions affecting the industry in which EML participates (other than as may arise or result from regulatory action by a Governmental Entity), so long as the effects do not disproportionately impact EML.

EML Permitted Encumbrances: (i) Encumbrances reflected in EML Financial Statements or in EML Disclosure Schedule, (ii) Encumbrances for Taxes (x) not yet due and payable, or (y) which are being contested in good faith by appropriate proceedings, (iii) Encumbrances incurred in the ordinary course of business and (iv) Encumbrances that do not materially interfere with the current use of the assets of the business conducted by EML or that do not impose material costs, liabilities or obligations on EML.

Employee: an individual who was an employee of EML or EHC immediately prior to the Closing Date.

Encumbrance: any mortgage, pledge, deed of trust, hypothecation, right of others, claim, security interest, encumbrance, burden, title retention agreement, license, occupancy agreement, easement, covenant, condition, encroachment, voting trust agreement, interest, option, right of first offer, negotiation or refusal, proxy, lien, lien with respect to Taxes, charge or other restrictions or limitations of any nature whatsoever, including such Encumbrances as may arise under any written or oral contract, agreement, instrument, obligation, offer, commitment, arrangement or understanding.

ESOP: the employee stock ownership plan to be organized and which will purchase HoldCo Common Stock pursuant to the Plan of Conversion.

High Ridge Parties: High Ridge II

IRS: Internal Revenue Service.

Member: a Person who qualifies as an Eligible Member under the Plan.

Merger Consideration: The cash and shares of HoldCo Common Stock to be issued in exchange for shares of EHC Capital Stock pursuant to the terms of the Merger as described in Section 1.3(g) of this Agreement.

NASD: National Association of Securities Dealers, Inc.

NASDAQ: National Association of Securities Dealers Automated Quotation System.

Northhaven Parties: collectively, Northaven Partners, L.P., Northaven Partners II, L.P., Northaven Partners III, L.P., and Northaven Offshore, Ltd.

Offerings: Collectively, the Subscription Offering and the Community Offering, as defined and described in the Plan of Conversion.

Person: any natural person, firm, partnership, association, corporation, company, trust, business trust, Government Entity, limited liability company or other entity.

Subsidiary: with respect to any Person, any entity, whether a corporation, limited liability company, partnership or otherwise, of which such person controls at least a majority of the voting power.

Successor Employer: any employer which acquires assets, stock or operations from any Affiliate, either directly or indirectly, and continues the existing operations in whole or in part.

Trading Day: any day on which the NYSE/NASDAQ is open for trading.

U.S. GAAP: United States generally accepted accounting principles.

(c) Additional Terms. The following terms are defined in the corresponding Sections of this Agreement:

Term	Section Reference
Amended Articles of Incorporation	Section 1.1
Applicable Law	Section 9.12(b)
Articles of Merger	Section 9.12(b)
Best Knowledge of EML	Section 9.12(b)
Best Knowledge of EHC	Section 9.12(b)
Best’s	Section 2.25
Business Day	Section 9.12(b)
Closing	Section 1.2
Closing Date	Section 1.2
Effective Date	Section 9.12(b)
Effective Time	Section 9.12(b)
EML Acquisition Proposal	Section 6.2(a)
EML	First Paragraph
EML Annual Statutory Statements	Section 3.7
EML Contracts	Section 3.23(a)
EML Disclosure Schedule	Article II
EML Financial Statements	Section 3.6(b)
EML Insurance Contracts	Section 3.13(a)
EML Insurance Subsidiaries	Section 3.3(B)
EML Investments	Section 3.16(a)
EML Material Adverse Effect	Section 9.12(b)
EML Material Subsidiaries	Section 3.3(a)
EML Permitted Encumbrances	Section 9.12(b)

Term	Section Reference
EML Plans	Section 3.20(a)
EML Quarterly Statutory Statements	Section 3.7
EML Privacy Policy	Section 3.26
EML Special Meeting	Section 1.4(c)
EML Statutory Financial Statements	Section 3.7
EML Subsidiaries	Section 3.3(a)
Confidentiality Agreement	Section 6.1
Contemplated Transactions	Recitals
Constituent Documents	Section 9.12(b)
Conversion	Recitals
Current Premiums	Section 6.7(b)
Department	Section 1.1(a)
D&O Insurance	Section 6.7(b)
Eligible Policyholder	Section 9.12(b)
Employee	Section 9.12(b)
Environmental Claims	Section 2.23(b)
Environmental Laws	Section 2.23(b)
ERISA	Section 2.5(a)
ERISA Affiliate	Section 3.20(a)
Exchange Fund	Section 1.3(i)
Exchange Act	Section 2.5(a)
Forms	Section 2.13
Government Entity	Section 2.5(a)
Governmental Requirements	Section 2.5(a)
HoldCo	First Paragraph
HoldCo Common Stock	Section 4.2
HSR Act	Section 2.5(a)
Indemnified Parties	Section 6.7
Prospectus	Section 1.4(b)
Act	Recitals
Insurance Commissioner	Section 1.4(c)
Intellectual Property	Section 2.21
IRS	Section 9.12(b)
Member	Section 9.12(b)
Moody’s	Section 5.2(b)
Merger	Recitals
NASD	Section 9.12(b)
Participants	Recitals
PBCL	Section 1.3(b)
Person	Section 9.12(b)
Plan of Conversion	Recitals
Plan of Merger	Recitals
Plans	Section 3.20(a)
Registration Statement	Section 1.4(a)
EHC	First Paragraph

Term	Section Reference
EHC Acquisition Proposal	Section 6.2(b)
EHC Affiliate	Section 9.12(b)
EHC Annual Statutory Statements	Section 2.7
EHC Certificates	Section 1.3(g)
EHC Contracts	Section 2.22
EHC Capital Stock	Section 9.12(b)
EHC Disclosure Schedule	Article II
EHC Financial Statements	Section 2.6(b)
EHC Investments	Section 2.15(a)
EHC Insurance Contracts	Section 2.13(b)
EHC Insurance Subsidiaries	Section 2.3(b)
EHC Material Adverse Effect	Section 9.12(b)
EHC Permitted Encumbrances	Section 9.12(b)
EHC Stock Option	Section 1.3(h)
EHC Material Subsidiaries	Section 2.3(a)
EHC Plans	Section 2.19(a)
Prospectus	Section 1.4(b)
EHC Quarterly Statutory Statements	Section 2.7
EHC Statutory Financial Statements	Section 2.7
EHC Subsidiaries	Section 2.3(a)
Conversion	Recitals
Statutory Accounting Practices	Section 2.7
Subsidiary	Section 9.12(b)
Successor Employer	Section 9.12(b)
Tax	Section 2.11(e)
Tax Return	Section 2.11(e)
U.S. GAAP	Section 9.12(b)

IN WITNESS WHEREOF, EHC, HoldCo and EML have caused this Agreement to be executed on March 17, 2005.

EASTERN HOLDING COMPANY, LTD

By:	/s/ BRUCE M. ECKERT
Name:	Bruce M. Eckert
Title:	Chairman and Chief Executive Officer

LANCASTER HOLDINGS OF PENNSYLVANIA, INC.

By:	/s/ BRUCE M. ECKERT
Name:	Bruce M. Eckert
Title:	Chief Executive Officer

EDUCATORS MUTUAL LIFE INSURANCE COMPANY

By:	/s/ ALEX T. SCHNEEBACHER
Name:	Alex T. Schneebacher
Title:	President

Annex B

607 Washington Street

P.O. Box 1497

Reading, PA 19603

PHONE	(610) 478-2102
EMAIL	egh@go2griffin.com
FAX	(610) 371-7377

March 17, 2005

Eastern Holding Company, Ltd.

Genesis Building, 5th Floor

Grand Cayman, Cayman Islands, B.W.I.

Members of the Board:

Eastern Insurance Holdings, Inc. (“EIH”) and Eastern Holding Company, Ltd. (“EHC”) have entered into an Agreement and Plan of Merger, dated as of March 17, 2005 (the “Merger Agreement”), which provides, among other things, for the merger of EHC with and into a subsidiary of EIH (the “Transaction”). Pursuant to the terms of the Merger Agreement, upon completion of the Transaction, each share of capital stock of EHC issued and outstanding immediately prior to the completion of the Transaction (the “EHC Capital Stock”) will be converted into the right to receive (i) 239 shares of EIH common stock, (“EIH Common Stock”), and (ii) $2,297.17 in cash without interest (collectively, the “Merger Consideration”), subject to the procedures set forth in the Merger Agreement. If the Transaction is not completed by March 31, 2006, the Merger Consideration shall be adjusted to 1.28 times the fully diluted book value of EHC at December 31, 2005. The terms and conditions of the Transaction are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the Merger Consideration proposed to be paid for each share of EHC Capital Stock in the Transaction is fair from a financial point of view to EHC.

For purposes of providing the opinion set forth herein, we have:

(i)	reviewed certain publicly available financial statements and other information of EIH and EHC, respectively, which we believe to be relevant;

(ii)	reviewed certain internal financial statements and other financial and operating data concerning each of EIH and EHC;

(iii)	discussed the past and current operations, financial condition and the prospects of each of EIH and EHC with senior executives of EIH and

Eastern Holding Company, Ltd.

March 17, 2005

EHC, respectively, including with respect to EIH (x) the potential impact on EIH of the Transaction, including potential cost savings, synergies and other strategic, financial and operational benefits which management of EIH expects to realize from the combination of EIH and EHC, and (y) the forcasted impact of the proposed Transaction on the future financial performance of EIH;

(iv)	participated in discussions and negotiations between EIH and EHC;

(v)	reviewed a draft of the Merger Agreement;

(vi)	considered the competitive environment for insurance companies; and

(vii)	performed comparable company, selected reference transaction, pro forma merger, and discounted dividend analyses.

In connection with our review of EHC, EIH and the proposed Transaction, we have assumed and relied upon, the accuracy and completeness of the information reviewed by us for the purposes of this opinion, without independent verification. We have also relied upon assurances from management of EHC and EIH that they are not aware of any facts and circumstances that may cause the information reviewed by us to contain a misstatement or omission of a fact material to our opinion. With respect to financial and operating forecasts and profit plans, including the synergies, cost savings and other strategic, financial and operational benefits to be realized in connection with the completion of the Transaction, we have assumed that such financial and operating forecasts reflect the best available estimates and judgments of the future financial performance of EIH, after giving effect to the Transaction and are based on reasonable assumptions, estimates and judgments of management. We have also relied upon the advice EHC and EIH have each received from their respective legal counsel, tax advisors, and independent public accountants as to all legal, tax and accounting matters relating to the Transaction, including without limitation, that the Transaction will be treated as a tax-free reorganization for federal income tax purposes. We have assumed that the Transaction will be completed in accordance with the terms of the Merger Agreement and all laws and regulations applicable to EHC and EIH and that in the course of obtaining the necessary regulatory approvals or other approvals of the Transaction, no restrictions will be imposed that may have a material adverse effect on the future results of operation or financial condition of EIH, EHC or the combined entity, as the case may be, or on the contemplated benefits of the Transaction. We have not made any independent valuation or appraisal of either of EHC or EIH or their respective assets or liabilities (including any hedge, swap, foreign exchange, derivative or off-balance sheet assets or liabilities), nor have we been furnished with any such appraisals and we have not made any review of EIH’s or EHC’s loss reserves. In addition, we did not conduct a physical

Eastern Holding Company, Ltd.

March 17, 2005

inspection of any of the properties or facilities of EIH or EHC. We are not expressing an opinion as to what the value of EIH common stock will actually be when issued or the price at which EIH common stock will trade at any time or whether EIH will realize the intended specific strategic and operational objectives and benefits of the Transaction. This opinion is based upon market, economic and other conditions as they exist on, and could be evaluated, as a practical matter, as of the date hereof. We have assumed, in all respects material to our analyses, that all of the representations and warranties contained in the Merger Agreement and all related agreements were true and correct, that each party to such agreements would perform all of the covenants required to be performed by such party under such agreements and that the conditions precedent in the Merger Agreement have not been nor will be waived. We also have assumed that there has been no material change in EIH’s or EHC’s assets, financial condition, results of operations, business or prospects since the date of the last financial statements made available to us. Our opinion does not address the relative merits of the Transaction as compared to any other business strategy which might exist for EHC, nor does it address the underlying business decision of EHC to engage in the Transaction.

We have served as financial advisor to the Board of Directors of EHC in connection with this Transaction and will receive a fee for our services, a part of which is contingent upon the closing of the Transaction.

This letter is directed to the Board of Directors of EHC solely in connection with its evaluation of the Transaction and speaks as of the date hereof and we assume no obligation to update this opinion for any purpose. Our opinion is directed only to the fairness, from a financial point of view, of the Merger Consideration to be paid by EIH in the Transaction. This opinion does not constitute a recommendation to any shareholder of EHC as to how such shareholder should vote as to the Transaction. It may not be used for any other purpose without our prior written consent, except that this opinion may be included as an Annex to the Proxy Statement/Prospectus of EHC and EIH and may be referred to therein.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to EHC.

Very truly yours,

Annex C

Eastern Holding Company,

Ltd. and Subsidiaries

Quarterly Report

As of and for the Nine Months Ended September 30, 2005

Eastern Holding Company, Ltd. and Subsidiaries

September 30, 2005

Eastern Holding Company, Ltd. and Subsidiaries

Consolidated Balance Sheets

As of September 30, 2005 and December 31, 2004

(in thousands, except share data)

	(Unaudited) September 30, 2005	December 31, 2004
Assets:
Investments:
Fixed income securities, available for sale, at estimated fair value (amortized cost: 2005 - $112,163; 2004 - $80,213)	$111,074	$80,522
Equity securities, available for sale, at estimated fair value (cost: 2005 - $6,043; 2004 - $4,194)	6,481	4,426
Investments in limited partnerships	431	422
Other invested assets	604	620

Total investments	118,590	85,990

Cash and cash equivalents	25,277	35,111
Accrued investment income	1,064	810
Premiums receivable	27,260	17,780
Deferred acquisition costs	6,626	5,061
Prepaid reinsurance	1,427	845
Federal income tax receivable	—	264
Reinsurance recoverable on losses and loss adjustment expenses	7,397	3,226
Deferred income taxes	2,576	2,241
Goodwill	779	779
Other assets	2,586	1,452

Total assets	$193,582	$153,559

Liabilities:
Reserves for unpaid losses and loss adjustment expenses	$74,595	$63,144
Unearned premium reserves	42,789	30,573
Accounts payable and accrued expenses	10,847	7,437
Dividends payable	2,431	1,697
Loans payable	522	887
Federal income tax payable	2,096	—
Junior subordinated debentures	8,007	8,007
Other liabilities	221	126

Total liabilities	141,508	111,871

Shareholders’ Equity:
Series A preferred stock, par value $.01; authorized shares – 3,250; Issued and outstanding – 2,868	—	—
Series B preferred stock par value $.01; authorized shares – 4,750; Issued and outstanding – 3,902	—	—
Common capital stock, par value $.01; authorized shares – 18,000; Issued and outstanding – 4,410	—	—
Additional paid-in capital	28,468	28,468
Retained earnings	24,418	13,219
Accumulated other comprehensive (loss) income, net of tax	(812)	1

Total shareholders’ equity	52,074	41,688

Total liabilities and shareholders’ equity	$193,582	$153,559

Eastern Holding Company, Ltd. and Subsidiaries

Consolidated Statements of Operations and Comprehensive Income

For the nine months ended September 30, 2005 and 2004

(in thousands, except share data)

	(Unaudited) 2005	(Unaudited) 2004
Revenue:
Net premiums written	$72,747	$63,536
Change in net unearned premium	(11,640)	(10,677)

Net premiums earned	61,107	52,859

Net investment income	3,232	2,141
Net realized investment gains (losses)	154	825
Equity in gains of limited partnerships	10	27
Other revenue	484	478

Total revenue	64,987	56,330

Expenses:
Losses and loss adjustment expenses incurred	32,913	36,511
Acquisition and other underwriting expenses	8,175	7,857
Policyholder dividends	176	237
Segregated portfolio dividend expense	363	338
Operating expenses	7,354	6,541
Merger related expenses	648	—

Total expenses	49,629	51,484

Income before income taxes	15,358	4,846

Income tax expense	4,159	631

Net income	11,199	4,215

Other comprehensive (loss) income:
Unrealized holding gains arising during period, net of taxes	(855)	126
Less: Reclassification adjustment for gains included in net income, net of taxes (2005: $112; 2004: $239)	(42)	(586)

Other comprehensive loss income	(813)	(460)

Comprehensive income	$10,386	$3,755

Income per share:

Basic	$2,539.46	$955.78

Diluted	$836.18	$315.49

Eastern Holding Company, Ltd. and Subsidiaries

Consolidated Statements of Changes in Shareholders’ Equity

For the nine months ended September 30, 2005 and 2004

(in thousands)

(Unaudited)

	Series A Preferred Stock	Series B Preferred Stock	Common Capital Stock	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss), Net of Tax	Total
Balance, January 1, 2004	$—	$—	$—	$28,362	$6,787	$212	$35,361

Net income					4,215		4,215

Stock issuances	—			51			51

Other comprehensive loss, net of tax						(460)	(460)

Balance, September 30, 2004	—	—	—	28,413	11,002	(248)	39,167

Balance, January 1, 2005	$—	$—	$—	$28,468	$13,219	$1	$41,688

Net income					11,199		11,199

Other comprehensive loss, net of tax						(813)	(813)

Balance, September 30, 2005	$—	$—	$—	$28,468	$24,418	$(812)	$52,074

Eastern Holding Company, Ltd. and Subsidiaries

Consolidated Statements of Cash Flows

For the nine months ended September 30, 2005 and 2004

(in thousands)

	(Unaudited) 2005	(Unaudited) 2004
Cash flows from operating activities:
Net income	$11,199	$4,215
Adjustments to reconcile net income to net cash provided by operating activities:
Net realized gains on investments	(154)	(825)
Equity in gains of limited partnerships	(10)	(27)
Benefit for deferred income taxes	(596)	(682)
Changes in operating assets and liabilities:
Premiums receivable	(9,480)	(6,459)
Reinsurance recoverable on paid and unpaid losses and loss adjustment expenses	(4,172)	109
Deferred acquisition costs	(1,565)	(1,400)
Prepaid reinsurance	(582)	(860)
Accrued investment income	(253)	35
Reserves for unpaid losses and loss adjustment expenses	11,451	11,654
Accounts payable and accrued expenses	5,733	677
Unearned premium reserves	12,216	11,538
Dividends payable	735	345
Other assets	(1,134)	(308)
Other liabilities	131	276

Net cash provided by operating activities	23,519	18,288

Cash flows from investing activities:
Proceeds from sale or maturity of fixed income securities	18,986	15,980
Proceeds from sale of equity securities	545	2,704
Purchase of fixed income securities	(49,959)	(30,854)
Purchase of equity securities	(2,560)	(2,871)

Net cash used in investing activities	(32,988)	(15,041)

Cash flows from financing activities:
Proceeds from issuance of preferred stock	—	51
Repayment of loans payable	(365)	(423)

Net cash used in financing activities	(365)	(372)

Net (decrease) increase in cash and cash equivalents	(9,834)	2,875

Cash and cash equivalents, beginning of year	35,111	28,067

Cash and cash equivalents, end of year	$25,277	$30,942

Cash paid during the period for:

Interest	$479	$494

Income taxes	$2,683	$1,119

Eastern Holding Company, Ltd. and Subsidiaries

Condensed Notes to Consolidated Financial Statements (Unaudited)

For the nine months ended September 30, 2005

1.	General

The accompanying interim unaudited consolidated financial statements include the accounts of Eastern Holding Company, Ltd. (“Eastern Holding”) and its wholly-owned subsidiaries (collectively, “the Company”), Global Alliance Holdings, Ltd. (“Global Alliance”), Global Alliance Statutory Trust I (“Trust I”), Eastern Services Corporation, Eastern Alliance Insurance Company (“Eastern Alliance”), Allied Eastern Indemnity Company (“Allied Eastern”), Eastern Re Ltd., S.P.C. (“Eastern Re”) and Employers Alliance, Inc. (“Employers Alliance”).

Eastern Holding is a holding company incorporated as an exempt company under the Companies Law of the Cayman Islands on March 19, 1997 and commenced operations on July 15, 1997. The Company has received an undertaking from the Cayman Islands Government exempting it from all local income, profits and capital gains taxes until April 15, 2017. No such taxes are levied in the Cayman Islands at the present time.

The Company, through its subsidiaries, operates in four distinct segments: primary workers’ compensation insurance, specialty reinsurance, segregated portfolio cell reinsurance, and third party administrative services.

Workers’ Compensation Insurance

Workers’ compensation insurance is underwritten through Eastern Alliance and Allied Eastern, both Pennsylvania domiciled insurance companies, which provide workers’ compensation insurance coverage to small and medium sized businesses in rural and suburban Pennsylvania.

Specialty Reinsurance

Specialty reinsurance is underwritten through Eastern Re, a Cayman domiciled reinsurer. Eastern Re participates in reinsurance treaties with an unaffiliated insurance company related primarily to an underground storage tank program and a non-hazardous waste transportation product.

Segregated Portfolio Cell Reinsurance

The Company provides a variety of services to self-insured workers’ compensation plans including program design, fronting, claims adjusting, investment management and cell rental services at Eastern Re. The primary insurance coverage for the segregated portfolio cell program is underwritten by Eastern Alliance and Allied Eastern and ceded 100 percent to Eastern Re.

Corporate/Third Party Administration

Employers Alliance provides claims adjusting and risk management services for self-insured workers’ compensation and property and casualty plans.

These segments are more fully described in Note 4.

Eastern Holding Company, Ltd. and Subsidiaries

Condensed Notes to Consolidated Financial Statements (Unaudited)

For the nine months ended September 30, 2005

2.	Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). All significant intercompany accounts and transactions have been eliminated in consolidation.

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The Company’s most significant estimates include reserves for unpaid losses and loss adjustment expenses, current and deferred income taxes, earned but unbilled premium, deferred acquisition costs and return premium under reinsurance contract. Actual results may differ from these estimates.

Cash and Cash Equivalents

Cash and cash equivalents include short-term investments due to mature within three months at the date of issue.

Investments

The Company’s investments in fixed income and equity securities are considered to be “available for sale.” Available for sale securities are reported at estimated fair value with the change in unrealized gain (loss) credited or charged directly to accumulated other comprehensive income (loss), net of applicable income taxes. Estimated fair value represents the quoted market price of the security provided by either independent pricing services.

The Company maintains investments in limited partnerships, which are principally comprised of non-registered investment companies investing solely in publicly traded securities. These investments are accounted for under the equity method, which management believes approximates fair value. Changes in the value of the Company’s interest in limited partnership investments are included in equity in gains (losses) of limited partnerships in the accompanying consolidated statements of operations and comprehensive income.

Other invested assets consist of equity securities which are comprised of securities of a company in the banking industry whose securities are traded on the Over-the-Counter Bulletin Board on a limited basis. Quoted market values are readily available for these securities. These investments are recorded in the accompanying consolidate balance sheets at estimated fair value.

The estimated fair value of all investments is subject to various market fluctuations, which include changes in equity markets, interest rate environment and general economic conditions.

Net investment income includes interest and dividend income together with amortization of market premiums and accretion of discounts and is net of investment management and custodian fees. Realized gains or losses on investments are determined on the specific identification method. The Company periodically evaluates its investments for other-than-temporary impairment. At the time an investment is determined to be other-than-temporarily impaired, the Company records a realized loss in the consolidated statements of operations and comprehensive income. Any subsequent increase in the investment’s market value would be reported as an unrealized gain.

Eastern Holding Company, Ltd. and Subsidiaries

Condensed Notes to Consolidated Financial Statements (Unaudited)

For the nine months ended September 30, 2005

Premiums

Premiums, including estimates of additional premiums resulting from audits of insureds’ records, are generally recognized as written upon inception of the policy. Premiums written are primarily earned on a daily pro rata basis over the terms of the policies to which they relate. Accordingly, unearned premiums represent the portion of premiums written which is applicable to the unexpired portion of the policies in force. Workers’ compensation premiums are determined based upon the payroll of the insured, the applicable premium rates and, where applicable, an experience based modification factor. An audit of the policyholders’ records is conducted after policy expiration, to make a final determination of applicable premiums. Included with premiums earned is an estimate for earned but unbilled final audit premiums. The Company can estimate earned but unbilled premiums because it keeps track, by policy, of how much additional premium is billed in final audit invoices as a percentage to estimate the probable additional amount that it has earned but not yet billed as of the balance sheet date. Included as a component of net premiums earned in the accompanying consolidated statements of operations and comprehensive income is an estimated accrual for earned, but unbilled premium at September 30, 2005 and 2004 of approximately $900,000 for additional premium resulting from audits of insureds’ records.

Reinsurance premiums assumed are estimated based on information provided by ceding companies. The information used in establishing these estimates is reviewed and subsequent adjustments are recorded in the period in which they are reported. These premiums are earned over the terms of the related reinsurance contracts.

Policy Acquisition Costs

Policy acquisition costs consist of commissions and premium taxes that vary with and are primarily related to the production of premium. Acquisition costs are deferred and amortized over the period in which the related premiums are earned. Deferred policy acquisition costs are limited to the estimated amounts recoverable after providing for losses and loss adjustment expenses that are expected to be incurred based upon historical and current experience. Anticipated investment income is considered in determining recoverability.

Reserves for Unpaid Losses and Loss Adjustment Expenses

A liability is established for the estimated unpaid losses and loss adjustment expenses (“LAE”) of the Company under the terms of, and with respect to, its policies and agreements and includes amounts determined on the basis of claims adjusters’ evaluations and an amount based on past experience for losses incurred but not reported. The methods of determining such estimates and establishing the resulting reserves are reviewed continuously and any adjustments resulting therefrom, including the effects of discounting, are reflected in current operations. Future developments may result in losses and LAE significantly greater or less than the amount provided. Although considerable variability is inherent in such estimates, management believes that the reserves for unpaid losses and LAE are reasonable.

The Company discounts its liability for unpaid losses and LAE for workers’ compensation claims on a non-tabular basis, using a discount rate of 4%. The discount rate used is based upon Pennsylvania Workers’ Compensation payout patterns for similar blocks of business.

Eastern Holding Company, Ltd. and Subsidiaries

Condensed Notes to Consolidated Financial Statements (Unaudited)

For the nine months ended September 30, 2005

Reinsurance

In the ordinary course of business, the Company assumes and cedes reinsurance with other insurance companies. These arrangements provide greater diversification of business and minimize the net loss potential arising from large risks. Ceded reinsurance contracts do not relieve the Company of its obligation to its insureds. The Company has certain reinsurance contracts that provide for return premium based on the actual loss experience of the written and reinsured business. The Company estimates the amounts to be recorded for return premium based on the terms set forth in the reinsurance agreements and the expected loss experience.

The reinsurance recoverable for unpaid losses and LAE includes the balances due from reinsurance companies for unpaid losses and LAE that are expected to be recovered from reinsurers, based on contracts in force.

The Company performs credit reviews of its reinsurers focusing on, among other things, financial capacity, stability, trends and commitment to the reinsurance business. The Company believes that the amounts receivable from its reinsurers are fully collectible.

Dividends to Policyholders

Eastern Alliance and Allied Eastern issue certain workers’ compensation insurance policies with dividend payment features. These policyholders share in the operating results of their respective policies in the form of dividends. Dividends to policyholders are accrued during the period in which the related premiums are earned and are determined based on the terms of the individual policies. Included in the accompanying consolidated balance sheets as of September 30, 2005 and 2004 are accrued policyholder dividends of $368,000 and $587,000, respectively, related to workers’ compensation insurance policies with dividend payment features. In addition, accrued policyholder dividends include amounts due to segregated portfolio dividend participants of $2,063,000 and $809,000 as of September 30, 2005 and 2004, respectively.

Goodwill

All goodwill recognized in the Company’s consolidated balance sheet has been assigned to the workers’ compensation insurance business segment. Goodwill in each reporting unit is tested for impairment at least annually. Management has determined that goodwill is not impaired as of September 30, 2005.

Assessments

Eastern Alliance and Allied Eastern are subject to state guaranty fund assessments in the Commonwealth of Pennsylvania, which provide for the payment of covered claims or to meet other insurance obligations from insurance company insolvencies. The Company’s assessments consist primarily of charges from the Workers’ Compensation Security Fund of Pennsylvania (“Security Fund”). The Security Fund serves as a guaranty fund to provide claim payments for those workers entitled to workers’ compensation benefits when the insurance company originally providing the benefits was placed into liquidation by a court in their state of domicile. Contributions to the Security Fund are established on an actuarial basis to provide an amount sufficient to pay the outstanding and anticipated claims in a timely manner, to meet the costs of the Pennsylvania Insurance Department to administer the fund and to maintain a minimum balance in the fund of $500 million. If the Security Fund determines that the balance in the Security Fund is less than $500 million based on the actuarial

Eastern Holding Company, Ltd. and Subsidiaries

Condensed Notes to Consolidated Financial Statements (Unaudited)

For the nine months ended September 30, 2005

study, then an assessment equal to one percent of direct written premium is made to all companies licensed to write workers’ compensation in Pennsylvania. Eastern Alliance and Allied Eastern recognize a liability and the related expenses for the assessments when premiums covered under the Security Fund are written; when an assessment from the Security Fund has been imposed or it is probable that an assessment will be imposed; and the amount of the assessment is reasonably estimable.

Concentration of Credit Risk

Financial instruments, which potentially expose the Company to concentrations of credit risk, consist primarily of cash and short-term investments, premiums receivable, investments and amounts recoverable from reinsurers.

The investment portfolio is managed following standards of diversification. Specific provisions limit the allowable holdings of a single issue and issuers. The Company believes that there are no significant concentrations of credit risk associated with its investments.

Income Taxes

Deferred tax assets and liabilities result from temporary differences between the amounts recorded in the consolidated financial statements and the tax basis of the Company’s assets and liabilities. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in operations in the period that includes the enactment date. A valuation allowance against deferred tax assets is recorded if it is more likely than not, that all or some portion of the benefits related to deferred tax assets will not be realized.

Eastern Alliance and Allied Eastern are not subject to state income taxes; rather, they are subject to premium taxes which are based on a percentage of their net premiums written. Employers Alliance is subject to Pennsylvania state income tax.

Stock Based Compensation

The Company accounts for stock-based compensation to employees and directors, using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (“APB 25”) and its related interpretations. Under APB 25, compensation cost for stock based awards is measured as the excess, if any, of the estimated fair value of the underlying stock on the grant date over the employees exercise price of the stock options. FASB 123 requires the proforma disclosure of net income using the fair value method, and provides that the Company may account for the stock-based compensation under APB 25.

Cash Flow Information

Purchases and sales or maturities of short-term investments are recorded net for purposes of the statements of cash flows and are included with fixed maturities.

Other Revenues

Other revenues primarily include service revenues related to claims handling and risk management services provided by Employers Alliance. Claims handling and risk management service revenue is earned over the term of the related contracts in proportion to the actual services rendered.

Eastern Holding Company, Ltd. and Subsidiaries

Condensed Notes to Consolidated Financial Statements (Unaudited)

For the nine months ended September 30, 2005

Comprehensive Income

Comprehensive income includes all changes in total shareholders’ equity during the reporting period. Other comprehensive income includes those revenues, expenses, gains and losses that are included in comprehensive income, but not net income.

Junior Subordinated Debentures

On July 1, 2004, the Company adopted SFAS No. 150 (“SFAS 150”), Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. SFAS 150 establishes standards for classifying and measuring certain financial instruments with characteristics of both liabilities and equity. The Company’s junior subordinated debentures are classified as a liability on the consolidated balance sheets and the related distributions are recorded as interest expense on the consolidated statements of operations, which is in accordance with SFAS 150. Therefore, the adoption of SFAS 150 had no effect on the Company’s financial statements.

In December 2003, the FASB issued a revision to FASB Interpretation No. 46 (“FIN 46R”), Consolidation of Variable Interest Entities, which is effective no later than the end of the first reporting period that ends after December 15, 2003 for variable interest entities considered special-purpose entities. The Company adopted FIN 46R in the fourth quarter of 2003. As a result, the Company is not permitted to consolidate the Company’s business trust subsidiaries, which in aggregate issued $8.0 million of fixed/floating rate capital securities (“Trust Preferred Securities”). The sole assets of the Company’s business trust subsidiaries are junior subordinated debentures issued by the Company, which have the same terms with respect to maturity, payments and distribution as the Trust Preferred Securities. Previously, the Company classified the Trust Preferred Securities as “company obligated mandatorily redeemable preferred securities of subsidiary trusts holding solely junior subordinated debentures” on its balance sheets. The impact of adopting FIN 46R was to increase junior subordinated debentures and reduce company obligated mandatorily redeemable preferred securities of subsidiary trusts holding solely junior subordinated debentures by $8.0 million at December 31, 2003.

Reclassifications

Certain 2004 amounts have been reclassified to conform to the 2005 consolidated financial statement presentation.

3.	Commitments and Contingencies

Real Estate Lease

On February 8, 2002, the Company entered into a 15 year, non-cancelable lease for office space in Lancaster, Pennsylvania. The Company occupied the building on November 1, 2002, at which time lease payments of approximately $29,000 per month commenced. The monthly lease payment is fixed for a period of 5 years. Monthly lease payments for years 6 through 15 will be negotiated at the end of year 5 and will be based on current market conditions at that time.

Line of Credit

The Company maintains a $2.5 million uncollateralized line of credit facility for general corporate purposes at Global Alliance. At September 30, 2005, the available line under this facility was $2.0 million.

Eastern Holding Company, Ltd. and Subsidiaries

Condensed Notes to Consolidated Financial Statements (Unaudited)

For the nine months ended September 30, 2005

Legal Proceedings

The Company is subject to legal proceedings and claims that arise in the ordinary course of its business and have not been finally adjudicated. Although there can be no assurance as to the ultimate disposition of these matters, it is the opinion of the Company’s management, based upon the information available at this time, that the expected outcome of these matters, individually or in the aggregate, will not have a material adverse effect on the results of operations or financial condition of the Company.

Other

During 1997, the Company issued 500 stock options to a related party broker. The options are exercisable at a price of $1,000 per share. The options are non-forfeitable and were fully vested at the date of grant. The Company estimated the fair value of such options to be $1.1 million at the date of grant. The Company recorded compensation expense of $565,000 at the date of grant. As of September 30, 2005, all 500 options remain outstanding.

4.	Segment information

The Company’s operations are organized into the following segments:

Workers’ Compensation Insurance

Workers’ compensation insurance is underwritten through Eastern Alliance and Allied Eastern, both Pennsylvania domiciled insurance companies, which provide insurance coverage to small and medium-sized businesses in rural and suburban Pennsylvania. Eastern Alliance and Allied Eastern offer a complete line of workers’ compensation products to the Pennsylvania small business market. Programs include guaranteed cost and loss sensitive dividend plans. Under the guaranteed cost program, the prospective workers’ compensation policy premium is determined at the beginning of the policy period based on estimated payroll. The loss sensitive dividend plan offers the opportunity of returning a portion of the policyholder’s premium in the form of a dividend based upon loss experience. Eastern Alliance and Allied Eastern distribute their products and services through a statewide network of independent agents. Fronting fees earned by Eastern Alliance and Allied Eastern on the segregated portfolio cell reinsurance business are reported in the Workers’ Compensation Insurance segment.

Specialty Reinsurance

Through its Cayman domiciled reinsurer, Eastern Re, the Company participates in reinsurance treaties with an unaffiliated insurance company related to an underground storage tank insurance program referred to as “EnviroGuard” and a non-hazardous waste transportation product. The EnviroGuard program provides coverage to underground tank owners for third party off-site bodily injury and property damage claims as well as clean-up coverage and first party on-site claims. The EnviroGuard product is distributed by a broker located in Pennsylvania. The broker is a member of the Company’s Board of Directors.

Segregated Portfolio Cell Reinsurance

The Company provides a variety of services to self-insured workers’ compensation plans including program design, fronting, claims adjusting, investment management, and cell rental programs at

Eastern Holding Company, Ltd. and Subsidiaries

Condensed Notes to Consolidated Financial Statements (Unaudited)

For the nine months ended September 30, 2005

Eastern Re. Insurance coverage is underwritten by Eastern Alliance and Allied Eastern and ceded 100 percent to Eastern Re. The cell rental structure provides the segregated portfolio dividend participant the opportunity to retain control of both underwriting profit and investment income derived from the insurance programs. Eastern Re currently provides cell rental facilities and Eastern Alliance and Allied Eastern provide fronting services to 11 customers. Upon termination of the respective agreements with the customers and after settlement of the ultimate liabilities due under the various programs, the segregated portfolio dividend participants may receive a profit participation dividend payment from Eastern Re for the remaining underwriting profit, if any, under the cell rental programs. Fronting fees earned by Eastern Alliance and Allied Eastern on the segregated portfolio cell reinsurance business are reported in the Workers’ Compensation Insurance segment. Outstanding loss reserves and unearned premiums under the cell segregated portfolio programs are collateralized by letters of credit provided by the segregated portfolio dividend participants.

Corporate/Third Party Administration

The corporate segment includes the operations of Eastern Holding, Eastern Services and Global Alliance and certain eliminations required to reconcile the segment data to the consolidated statement of operations. Claims adjusting and risk management services for self-insured workers’ compensation and property/casualty plans are provided through Employers Alliance.

Eastern Holding Company, Ltd. and Subsidiaries

Condensed Notes to Consolidated Financial Statements (Unaudited)

For the nine months ended September 30, 2005

The following table summarizes the operations by segment for the nine months ended September 30, 2005:

in thousands 2005	Workers’ Compensation Insurance	Specialty Reinsurance	Segregated Portfolio Cell Reinsurance	Corporate/TPA	Total
Revenue:
Net premiums written	$37,229	—	—	—	$37,229
Reinsurance premiums written	—	$11,714	$23,804	—	35,518
Change in net unearned premium	(6,320)	(680)	(4,640)	—	(11,640)

Net premiums earned	30,909	11,034	19,164	—	61,107

Net investment income	2,052	695	333	$152	3,232
Net realized investment gains (losses)	333	(190)	14	(3)	154
Equity in gains of limited partnerships	—	10	—		10
Other revenue	—	770	—	(286)	484

Total revenue	33,294	12,319	19,511	(137)	64,987

Expenses:
Losses and loss adjustment expenses incurred	15,473	5,050	12,390	—	32,913
Acquisition and other underwriting expenses	790	3,435	6,092	(2,142)	8,175
Dividends	176	—	793	(430)	539
Other expenses	4,132	402	236	3,232	8,002

Total expenses	20,571	8,887	19,511	660	49,629

Income (loss) before taxes	12,723	3,432	—	(797)	15,358

Income tax expense (benefit)	4,195	—	—	(36)	4,159

Net income (loss)	$8,528	$3,432	$—	$(761)	$11,199

Total assets	$116,267	$36,547	$39,009	$1,759	$193,582

Eastern Holding Company, Ltd. and Subsidiaries

Condensed Notes to Consolidated Financial Statements (Unaudited)

For the nine months ended September 30, 2005

The following table summarizes the operations by segment for the nine months ended September 30, 2004:

in thousands 2004	Workers’ Compensation Insurance	Specialty Reinsurance	Segregated Portfolio Cell Reinsurance	Corporate/TPA	Total
Revenue:
Net premiums written	$32,995				$32,995
Reinsurance premiums written	—	$9,167	$21,374		30,541
Change in net unearned premium	(4,136)	(55)	(6,486)		(10,677)

Net premiums earned	28,859	9,112	14,888		52,859

Net investment income	1,462	384	141	$154	2,141
Net realized investment gains (losses)	705	120	—		825
Equity in gains (losses) of limited partnerships	—	27	—		27
Other revenue	—	571	—	(93)	478

Total revenue	31,026	10,214	15,029	61	56,330

Expenses:
Losses and loss adjustment expenses incurred	22,799	3,942	9,770		36,511
Acquisition and other underwriting expenses	1,408	2,902	4,733	(1,186)	7,857
Dividends	237	—	344	(6)	575
Other expenses	3,957	403	182	1,999	6,541

Total expenses	28,401	7,247	15,029	807	51,484

Income (loss) before taxes	2,625	2,967	—	(746)	4,846

Income tax expense (benefit)	735	—	—	(104)	631

Net income (loss)	$1,890	$2,967	$—	$(642)	$4,215

Total assets	$90,844	$27,461	$30,514	$6,248	$155,067

5.	Stock Offerings

On April 9, 2002, the Company issued 1,368 shares of Series A Preferred Shares and 3,902 shares of Series B Preferred Shares to two private investors (the investors) for an aggregate price of approximately $15.0 million. On May 1, 2002, the Company issued 1,425 shares of Series A Preferred Shares as a result of a subscription offering to certain existing and new investors. Total proceeds from the offering were $4.1 million. Direct expenses associated with both offerings totaled approximately $950,000 and were recorded as a direct reduction of offering proceeds in the accompanying consolidated statement of changes in shareholders’ equity.

Eastern Holding Company, Ltd. and Subsidiaries

Condensed Notes to Consolidated Financial Statements (Unaudited)

For the nine months ended September 30, 2005

Series A Preferred Shares

Each Share is initially convertible into one share of the Company’s Series A Common Shares either at the holder’s option, subject to certain restrictions, or at the Company’s option upon a firm-commitment underwritten public offering. The conversion ratio for one Share into Series A Common Shares is subject to customary anti-dilution adjustments. Further, in the event the book value of one share of Series A Common Shares is less than a Target Book Value, as defined in the Investment Agreement, then the conversion rate is adjusted so that the holders of the Shares shall receive that number of shares of Series A Common Shares for each Series A Preferred Share as would have an aggregate book value equal to the Target Book value; provided, however, that in no event will the conversion ratio ever exceed 1.30 by reason of such Target Book Value adjustment.

Series B Preferred Shares

The Series B Preferred Shares have, and are treated as one class with respect to, all of the rights, preferences and privileges of the Series A Preferred Shares except with respect to voting rights and conversion rights. With respect to conversion rights, the Series B Shares are convertible into shares of the Company’s Series B Common Shares.

6.	Junior Subordinated Debentures

On May 15, 2003, Trust I, a business trust subsidiary formed by Global Alliance, issued $8.0 million of fixed/floating rate trust preferred securities “Trust Preferred Securities”. These securities have a thirty-year maturity, with a provision that allows the Company to call these securities at par after five years from the date of issuance. Cash distributions will be paid quarterly in arrears at a rate of 7.35% for a period of five years and will float thereafter at 410 basis points over three-month London Interbank Offered Rates. The Company guarantees all obligations of the Trust I with respect to distributions and payments of these securities.

Proceeds from the sale of these securities by the Trust I were used to acquire $8.0 million of Floating/Fixed Rate Junior Subordinated Deferrable Interest Rate Debentures issued by the Company. These debentures have the same terms with respect to maturity, payments, and distributions, as the fixed/floating rate trust preferred securities issued by the Trust I. The intended use of the proceeds from these debentures is to support growth in the Company’s insurance operations.

On July 1, 2004, the Company adopted SFAS No. 150 (“SFAS 150”), Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. SFAS 150 establishes standards for classifying and measuring certain financial instruments with characteristics of both liabilities and equity. The Company’s junior subordinated debentures are classified as a liability on the consolidated balance sheets and the related distributions are recorded as interest expense on the consolidated statements of operations, which is in accordance with SFAS 150. Therefore, the adoption of SFAS 150 had no effect on the Company’s financial statements.

In December 2003, the FASB issued a revision to FASB Interpretation No. 46 (“FIN 46R”), Consolidation of Variable Interest Entities, which is effective no later than the end of the first reporting period that ends after December 15, 2003 for variable interest entities considered special-purpose entities. The Company adopted FIN 46R in the fourth quarter of 2003. As a result, the

Eastern Holding Company, Ltd. and Subsidiaries

Condensed Notes to Consolidated Financial Statements (Unaudited)

For the nine months ended September 30, 2005

Company is not permitted to consolidate the Company’s business trust subsidiaries, which in aggregate issued $8.0 million of fixed/floating rate capital securities (“Trust Preferred Securities”). The sole assets of the Company’s business trust subsidiaries are junior subordinated debentures issued by the Company, which have the same terms with respect to maturity, payments and distribution as the Trust Preferred Securities. Previously, the Company classified the Trust Preferred Securities as “company obligated mandatorily redeemable preferred securities of subsidiary trusts holding solely junior subordinated debentures” on its balance sheets. The impact of adopting FIN 46R was to increase junior subordinated debentures and reduce company obligated mandatorily redeemable preferred securities of subsidiary trusts holding solely junior subordinated debentures by $8.0 million at December 31, 2003.

7.	Income Per Share

Shares used as the denominator of the basic and diluted earnings per share were computed as follows:

	2005	2004
Basic shares	4,410	4,410
Dilutive effect of:
Preferred stock	6,770	6,737
Stock options	1,713	1,713
Stock warrants	500	500

Total diluted shares	13,393	13,360

8.	Definitive Agreement

On March 17, 2005, Eastern Holding and Educators Mutual Life Insurance Company (“Educators Mutual”) entered into a definitive agreement and the adoption by Educators Mutual of a related plan of mutual to stock conversion. Under the agreement and the plan, Educators Mutual will convert from mutual to stock form and become a wholly-owned subsidiary of a newly formed holding company. Immediately upon closing, the holding company will exchange cash and holding company common stock for the outstanding shares of stock of Eastern.

The conversion of Educators Mutual and the acquisition of Eastern Holding and its subsidiaries by the holding company are subject to the prior written approval of the Pennsylvania Insurance Department (the “Department”). Any approval of the plan of conversion by the Department does not constitute or imply endorsement of the mutual to stock conversion by the Pennsylvania Insurance Commissioner or the Department.

The plan also must be approved by the affirmative vote of at least two-thirds of the votes cast at a special meeting of the eligible members of Educators Mutual. As defined in the plan, an eligible member of Educators Mutual is the owner of any policy in force on the date of the adoption of the plan, and any certificate holder (i.e., insured) under such policies. Educators Mutual adopted the plan on March 17, 2005.

Eastern Holding Company, Ltd. and Subsidiaries

Condensed Notes to Consolidated Financial Statements (Unaudited)

For the nine months ended September 30, 2005

All holders of Educators Mutual policies issued and in force on March 17, 2005, and certificate holders under those policies are eligible members and will have the first right to purchase holding company common stock in a subscription offering. Shares not subscribed for in the subscription offering will be offered to the general public in a community offering conducted concurrently with the subscription offering, with preference given to residents of Lancaster County, Pennsylvania.

The aggregate purchase price of holding company common stock to be sold in the subscription and community offerings will be based upon an independent appraisal of Educators Mutual. The appraisal will reflect the estimated consolidated pro forma market value of Educators Mutual as a subsidiary of the holding company. A preliminary appraisal will be part of the application filed with the Department. This appraisal will be updated prior to the offering to reflect more current financial information.

Completion of the conversion also is conditioned upon the simultaneous acquisition of Eastern Holding and its subsidiaries by the holding company. Pursuant to the agreement dated March 17, 2005, Eastern Holding and its subsidiaries will merge with a subsidiary of the holding company and thereby become a wholly owned subsidiary of the holding company. Eastern Holding shareholders will receive a per share purchase price in cash and holding company common stock equal to 1.28 times Eastern Holding’s fully diluted September 30, 2005 book value, subject to a limited adjustment to reflect any extraordinary fluctuation in the value of Eastern Holding’s investment portfolio at that date. The parties expect to close the transaction in late 2005 or early 2006, and the agreement contains a mechanism for adjusting the price if closing is delayed. The holding company stock issued in the merger will be valued at the price per share at which the shares are offered in the subscription offering. The parties intend to apply for listing of the holding company common stock on the NASDAQ stock market.

Eastern Holding Company,

Ltd. and Subsidiaries

Consolidated Financial Statements

December 31, 2004, 2003 and 2002

Eastern Holding Company, Ltd. and Subsidiaries

Index

December 31, 2004, 2003 and 2002

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders of

Eastern Holding Company, Ltd. and Subsidiaries

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations and comprehensive income, changes in shareholders’ equity and cash flows present fairly, in all material respects, the financial position of Eastern Holding Company, Ltd. and Subsidiaries (the ”Company”) at December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

Philadelphia, Pennsylvania

February 28, 2005, except for

Note 17, which is dated

March 17, 2005

Eastern Holding Company, Ltd. and Subsidiaries

Consolidated Balance Sheets

December 31, 2004 and 2003

(in thousands, except share data)

	2004	2003
Assets:
Investments:
Fixed income securities, available for sale, at estimated fair value (amortized cost: 2004 - $80,213; 2003 - $61,375)	$80,522	$62,163
Equity securities, available for sale, at estimated fair value (cost: 2004 - $4,194; 2003 - $3,659)	4,426	3,700
Investments in limited partnerships	422	350
Other invested assets	620	508

Total investments	85,990	66,721

Cash and cash equivalents	35,111	28,067
Accrued investment income	810	613
Premiums receivable	17,780	21,865
Deferred acquisition costs	5,061	4,353
Prepaid reinsurance	845	565
Federal income tax receivable	264	1,340
Reinsurance recoverable on unpaid losses and loss adjustment expenses	2,850	2,084
Reinsurance recoverable on paid losses and loss adjustment expenses	376	288
Deferred income taxes	2,241	1,710
Goodwill	779	779
Other assets	1,452	1,700

Total assets	$153,559	$130,085

Liabilities:
Reserves for unpaid losses and loss adjustment expenses	$63,144	$45,141
Unearned premium reserves	30,573	27,898
Accounts payable and accrued expenses	7,437	10,697
Dividends payable	1,697	1,052
Loans payable	887	1,462
Junior subordinated debentures	8,007	8,007
Other liabilities	126	467

Total liabilities	111,871	94,724

Shareholders’ Equity:
Series A preferred stock, par value $.01; authorized shares – 3,250; Issued and outstanding – 2,868
Series B preferred stock par value $.01; authorized shares – 4,750; Issued and outstanding – 3,902
Common capital stock, par value $.01; authorized shares – 18,000; Issued and outstanding – 4,410
Additional paid-in capital	28,468	28,362
Retained earnings	13,219	6,787
Accumulated other comprehensive income, net of tax	1	212

Total shareholders’ equity	41,688	35,361

Total liabilities and shareholders’ equity	$153,559	$130,085

The accompanying notes are an integral part of the consolidated financial statements.

Eastern Holding Company, Ltd. and Subsidiaries

Consolidated Statements of Operations and Comprehensive Income

Years Ended December 31, 2004, 2003 and 2002

(in thousands, except per share data)

	2004	2003	2002
Revenue:
Net premiums written	$75,242	$62,430	$46,890
Change in net unearned premium	(2,396)	(6,993)	(7,349)

Net premiums earned	72,846	55,437	39,541

Net investment income	3,081	2,195	1,371
Net realized investment gains (losses)	711	885	(468)
Equity in gains (losses) of limited partnerships	71	62	(182)
Other revenue	635	737	876

Total revenue	77,344	59,316	41,138

Expenses:
Losses and loss adjustment expenses incurred	49,811	42,336	27,505
Acquisition and other underwriting expenses	10,104	8,449	5,100
Policyholder dividends	174	169	362
Segregated portfolio dividend expense	641	(81)	480
Operating expenses	7,997	6,944	5,747
Interest expense	656	456	117

Total expenses	69,383	58,273	39,311

Income before income taxes	7,961	1,043	1,827

Income tax expense (benefit)	1,529	(660)	304

Net income	6,432	1,703	1,523

Other comprehensive (loss) income:
Unrealized holding gains arising during period, net of taxes (2004: $164, 2003: $221, 2002: $113)	270	661	313
Less: Reclassification adjustment for (gains) losses included in net income, net of taxes (2004: $229, 2003: $265, 2002: $(115)	(481)	(620)	353

Other comprehensive (loss) income	(211)	41	666

Comprehensive income	$6,221	$1,744	$2,189

Income per share:
Basic	$1,458.50	$386.17	$345.35

Diluted	$481.14	$127.67	$137.82

The accompanying notes are an integral part of the consolidated financial statements.

Eastern Holding Company, Ltd. and Subsidiaries

Consolidated Statements of Changes in Shareholders’ Equity

Years Ended December 31, 2004, 2003 and 2002

(in thousands)

	Series A Preferred Stock	Series B Preferred Stock	Common Capital Stock	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss), Net of Tax	Total
Balance, January 1, 2002	$—	$—	$—	$10,157	$5,824	$(495)	$15,486

Net income	—	—	—	—	1,523	—	1,523

Stock issuances	—	—	—	18,181	—	—	18,181

Divestiture of private equity securities	—	—	—	—	(2,263)	—	(2,263)

Other comprehensive income, net of tax	—	—	—	—	—	666	666

Balance, December 31, 2002	$—	$—	$—	$28,338	$5,084	$171	$33,593

Net income	—	—	—	—	1,703	—	1,703

Stock issuances	—	—	—	24	—	—	24

Other comprehensive income, net of tax	—	—	—	—	—	41	41

Balance, December 31, 2003	—	—	—	28,362	6,787	212	35,361

Net income	—	—	—	—	6,432	—	6,432

Stock issuances	—	—	—	106	—	—	106

Other comprehensive income, net of tax	—	—	—	—	—	(211)	(211)

Balance, December 31, 2004	$—	$—	$—	$28,468	$13,219	$1	$41,688

The accompanying notes are an integral part of the consolidated financial statements.

Eastern Holding Company, Ltd. and Subsidiaries

Consolidated Statements of Cash Flows

Years Ended December 31, 2004, 2003 and 2002

(in thousands)

	2004	2003	2002
Cash flows from operating activities:
Net income	$6,432	$1,703	$1,523
Adjustments to reconcile net income to net cash provided by operating activities:
Net realized (gains) losses on investments	(711)	(885)	468
Equity in (gains) losses of limited partnerships	(71)	(62)	182
Benefit for deferred income taxes	(466)	(746)	(141)
Changes in operating assets and liabilities:
Premiums receivable	1,363	(5,867)	(4,593)
Reinsurance recoverable on paid and unpaid losses and loss adjustment expenses	(854)	(711)	(1,472)
Deferred acquisition costs	(708)	(958)	(1,356)
Prepaid reinsurance	(280)	(166)	(184)
Accrued investment income	(197)	(200)	(166)
Reserves for unpaid losses and loss adjustment expenses	18,004	18,887	11,835
Accounts payable and accrued expenses	(1,103)	5,998	616
Unearned premium reserves	2,675	7,159	7,423
Dividends payable	645	(375)	(60)
Federal income taxes receivable	1,358	(996)	(927)
Other assets	247	(406)	(79)
Other liabilities	202	361	(19)

Net cash provided by operating activities	26,536	22,736	13,050

Cash flows from investing activities:
Proceeds from sale or maturity of fixed income securities	20,157	25,220	4,945
Proceeds from sale of equity securities	2,704	1,079	—
Proceeds from sale of investments in limited partnerships	—	1,188	—
Purchase of fixed income securities	(38,879)	(51,021)	(25,653)
Purchase of equity securities	(3,006)	(2,486)	—

Net cash used in investing activities	(19,024)	(26,020)	(20,708)

Cash flows from financing activities:
Proceeds from trust preferred security offering	—	8,007	—
Proceeds from issuance of preferred stock	107	24	18,181
Proceeds from borrowing under line of credit	—	—	887
Repayment of loans payable	(575)	(516)	(2,190)

Net cash (used in) provided by financing activities	(468)	7,515	16,878

Net increase in cash and cash equivalents	7,044	4,229	9,220

Cash and cash equivalents, beginning of year	28,067	23,838	14,617

Cash and cash equivalents, end of year	$35,111	$28,067	$23,837

Supplemental disclosure of non-cash operating/financing activities:

Cash paid during the period for income taxes	$1,541	$1,180	$835

Cash paid during the period for interest	$655	$533	$126

The accompanying notes are an integral part of the consolidated financial statements.

Eastern Holding Company, Ltd. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2004, 2003 and 2002

1.	General

The accompanying consolidated financial statements include the accounts of Eastern Holding Company, Ltd. (“Eastern Holding”) and its wholly-owned subsidiaries (collectively, “the Company”), Eastern Services Corporation (“Eastern Services”), Global Alliance Holdings, Ltd. (“Global Alliance”), Global Alliance Statutory Trust I (“Trust I”), Eastern Alliance Insurance Company (“Eastern Alliance”), Allied Eastern Indemnity Company (“Allied Eastern”), Eastern Re Ltd. S.P.C. (“Eastern Re”), which includes the operations of its specialty reinsurance and segregated portfolio cell reinsurance, and Employers Alliance, Inc. (“Employers Alliance”).

Eastern Holding is a holding company incorporated as an exempt company under the Companies Law of the Cayman Islands. The Company has received an undertaking from the Cayman Islands Government exempting it from all local income, profits and capital gains taxes until April 15, 2017. No such taxes are levied in the Cayman Islands at the present time.

During January 2002, Global Alliance, a United States holding company, was formed. The common stock of Eastern Alliance and Employers Alliance was contributed to Global Alliance by Eastern Holding in exchange for the all of the common stock of Global Alliance.

On January 14, 2002, Allied Eastern was incorporated in the Commonwealth of Pennsylvania as a stock property and casualty company. Allied Eastern is a wholly-owned subsidiary of Global Alliance. On May 16, 2002, Allied Eastern received its Certificate of Authority from the Insurance Department of the Commonwealth of Pennsylvania.

The Company, through its subsidiaries, operates in four distinct segments: primary workers’ compensation insurance, specialty reinsurance, segregated portfolio cell reinsurance, and third party administrative services.

Workers’ Compensation Insurance

Workers’ compensation insurance is underwritten through Eastern Alliance and Allied Eastern, both Pennsylvania domiciled insurance companies, which provides workers’ compensation insurance coverage to small and medium sized businesses in rural and suburban Pennsylvania.

Specialty Reinsurance

Specialty reinsurance is underwritten through Eastern Re, a Cayman domiciled reinsurer. Eastern Re participates in reinsurance treaties with an unaffiliated insurance company related to an underground storage tank program and a non-hazardous waste transportation product.

Segregated Portfolio Cell Reinsurance

The Company provides a variety of services to self-insured workers’ compensation plans including program design, fronting, claims adjusting, investment management and cell rental services at Eastern Re. The primary insurance coverage for the segregated portfolio cell program is underwritten by Eastern Alliance and Allied Eastern and ceded 100% to Eastern Re.

Eastern Holding Company, Ltd. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2004, 2003 and 2002

Corporate/Third Party Administration

Employers Alliance provides claims adjusting and risk management services for self-insured workers’ compensation and property and casualty plans.

These segments are more fully described in Note 13.

2.	Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). All significant intercompany accounts and transactions have been eliminated in consolidation.

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The Company’s most significant estimates include reserves for unpaid losses and loss adjustment expenses, current and deferred income taxes, earned but unbilled premium, deferred acquisition costs and return premium under reinsurance contract. Actual results may differ from these estimates.

Cash and Cash Equivalents

Cash and cash equivalents include short-term investments due to mature within three months at the date of issue.

Investments

The Company’s investments in fixed income and equity securities are considered to be “available for sale.” Available for sale securities are reported at estimated fair value with the change in unrealized gain (loss) credited or charged directly to accumulated other comprehensive income (loss), net of applicable income taxes. Estimated fair value represents the quoted market price of the security provided by either independent pricing services.

The Company maintains investments in limited partnerships, which are principally comprised of non-registered investment companies investing solely in publicly traded securities. These investments are accounted for under the equity method, which management believes approximates fair value. Changes in the value of the Company’s interest in limited partnership investments are included in equity in gains (losses) of limited partnerships in the accompanying consolidated statements of operations and comprehensive income.

Other invested assets consist of equity securities which are comprised of securities of a company in the banking industry whose securities are traded on the Over-the-Counter Bulletin Board on a limited basis. Quoted market values are readily available for these securities. These investments are recorded in the accompanying consolidate balance sheets at estimated fair value.

The estimated fair value of all investments is subject to various market fluctuations, which include changes in equity markets, interest rate environment and general economic conditions.

Eastern Holding Company, Ltd. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2004, 2003 and 2002

Net investment income includes interest and dividend income together with amortization of market premiums and accretion of discounts and is net of investment management and custodian fees. Realized gains or losses on investments are determined on the specific identification method. The Company periodically evaluates its investments for other-than-temporary impairment. At the time an investment is determined to be other-than-temporarily impaired, the Company records a realized loss in the consolidated statements of operations and comprehensive income. Any subsequent increase in the investment’s market value would be reported as an unrealized gain.

Premiums

Premiums, including estimates of additional premiums resulting from audits of insureds’ records, are generally recognized as written upon inception of the policy. Premiums written are primarily earned on a daily pro rata basis over the terms of the policies to which they relate. Accordingly, unearned premiums represent the portion of premiums written which is applicable to the unexpired portion of the policies in force. Workers’ compensation premiums are determined based upon the payroll of the insured, the applicable premium rates and, where applicable, an experience based modification factor. An audit of the policyholders’ records is conducted after policy expiration, to make a final determination of applicable premiums. Included with premiums earned is an estimate for earned but unbilled final audit premiums. The Company can estimate earned but unbilled premiums because it keeps track, by policy, of how much additional premium is billed in final audit invoices as a percentage to estimate the probable additional amount that it has earned but not yet billed as of the balance sheet date. Included as a component of net premiums earned in the accompanying consolidated statements of operations and comprehensive income is an estimated accrual for earned, but unbilled premium at December 31, 2004, 2003 and 2002 of approximately $900,000, $900,000 and $1.3 million, respectively, for additional premium resulting from audits of insureds’ records.

Reinsurance premiums assumed are estimated based on information provided by ceding companies. The information used in establishing these estimates is reviewed and subsequent adjustments are recorded in the period in which they are reported. These premiums are earned over the terms of the related reinsurance contracts.

Policy Acquisition Costs

Policy acquisition costs consist of commissions and premium taxes that vary with and are primarily related to the production of premium. Acquisition costs are deferred and amortized over the period in which the related premiums are earned. Deferred policy acquisition costs are limited to the estimated amounts recoverable after providing for losses and loss adjustment expenses that are expected to be incurred based upon historical and current experience. Anticipated investment income is considered in determining recoverability.

Eastern Holding Company, Ltd. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2004, 2003 and 2002

Reserves for Unpaid Losses and Loss Adjustment Expenses

A liability is established for the estimated unpaid losses and loss adjustment expenses (“LAE”) of the Company under the terms of, and with respect to, its policies and agreements and includes amounts determined on the basis of claims adjusters’ evaluations and an amount based on past experience for losses incurred but not reported. The methods of determining such estimates and establishing the resulting reserves are reviewed continuously and any adjustments resulting therefrom, including the effects of discounting, are reflected in current operations. Future developments may result in losses and LAE significantly greater or less than the amount provided. Although considerable variability is inherent in such estimates, management believes that the reserves for unpaid losses and LAE are reasonable.

The Company discounts its liability for unpaid losses and LAE for workers’ compensation claims on a non-tabular basis, using a discount rate of 4%. The discount rate used is based upon Pennsylvania Workers’ Compensation payout patterns for similar blocks of business. The reserves for unpaid losses and LAE have been reduced for the effects of discounting by approximately $1.9 million and $2.0 million at December 31, 2004 and 2003, respectively.

Reinsurance

In the ordinary course of business, the Company assumes and cedes reinsurance with other insurance companies. These arrangements provide greater diversification of business and minimize the net loss potential arising from large risks. Ceded reinsurance contracts do not relieve the Company of its obligation to its insureds. The Company has certain reinsurance contracts that provide for return premium based on the actual loss experience of the written and reinsured business. The Company estimates the amounts to be recorded for return premium based on the terms set forth in the reinsurance agreements and the expected loss experience.

The reinsurance recoverable for unpaid losses and LAE includes the balances due from reinsurance companies for unpaid losses and LAE that are expected to be recovered from reinsurers, based on contracts in force.

The Company performs credit reviews of its reinsurers focusing on, among other things, financial capacity, stability, trends and commitment to the reinsurance business. The Company believes that the amounts receivable from its reinsurers are fully collectible.

Dividends to Policyholders

Eastern Alliance and Allied Eastern issue certain workers’ compensation insurance policies with dividend payment features. These policyholders share in the operating results of their respective policies in the form of dividends. Dividends to policyholders are accrued during the period in which the related premiums are earned and are determined based on the terms of the individual policies. Included in the accompanying consolidated balance sheets as of December 31, 2004 and 2003 are accrued policyholder dividends of $509,000 and $565,000, respectively, related to workers’ compensation insurance policies with dividend payment features. In addition, accrued policyholder dividends include amounts due to segregated portfolio dividend participants of $1,187,000 and $487,000 as of December 31, 2004 and 2003, respectively (Note 13).

Eastern Holding Company, Ltd. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2004, 2003 and 2002

Goodwill

All goodwill recognized in the Company’s consolidated balance sheet has been assigned to the workers’ compensation insurance business segment. Goodwill in each reporting unit is tested for impairment at least annually. Management has determined that goodwill is not impaired as of December 31, 2004.

Assessments

Eastern Alliance and Allied Eastern are subject to state guaranty fund assessments in the Commonwealth of Pennsylvania, which provide for the payment of covered claims or to meet other insurance obligations from insurance company insolvencies. The Company’s assessments consist primarily of charges from the Workers’ Compensation Security Fund of Pennsylvania (“Security Fund”). The Security Fund serves as a guaranty fund to provide claim payments for those workers entitled to workers’ compensation benefits when the insurance company originally providing the benefits was placed into liquidation by a court in their state of domicile. Contributions to the Security Fund are established on an actuarial basis to provide an amount sufficient to pay the outstanding and anticipated claims in a timely manner, to meet the costs of the Pennsylvania Insurance Department to administer the fund and to maintain a minimum balance in the fund of $500 million. If the Security Fund determines that the balance in the Security Fund is less than $500 million based on the actuarial study, then an assessment equal to one percent of direct written premium is made to all companies licensed to write workers’ compensation in Pennsylvania. Eastern Alliance and Allied Eastern recognize a liability and the related expenses for the assessments when premiums covered under the Security Fund are written; when an assessment from the Security Fund has been imposed or it is probable that an assessment will be imposed; and the amount of the assessment is reasonably estimable.

Concentration of Credit Risk

Financial instruments, which potentially expose the Company to concentrations of credit risk, consist primarily of cash and short-term investments, premiums receivable, investments and amounts recoverable from reinsurers.

The investment portfolio is managed following standards of diversification. Specific provisions limit the allowable holdings of a single issue and issuers. The Company believes that there are no significant concentrations of credit risk associated with its investments.

Income Taxes

Deferred tax assets and liabilities result from temporary differences between the amounts recorded in the consolidated financial statements and the tax basis of the Company’s assets and liabilities. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in operations in the period that includes the enactment date. A valuation allowance against deferred tax assets is recorded if it is more likely than not, that all or some portion of the benefits related to deferred tax assets will not be realized.

Eastern Alliance and Allied Eastern are not subject to state income taxes; rather, they are subject to premium taxes which are based on a percentage of their net premiums written. Employers Alliance is subject to Pennsylvania state income tax.

Eastern Holding Company, Ltd. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2004, 2003 and 2002

Stock Based Compensation

The Company accounts for stock-based compensation to employees and directors, using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (“APB 25”) and its related interpretations. Under APB 25, compensation cost for stock based awards is measured as the excess, if any, of the estimated fair value of the underlying stock on the grant date over the employees exercise price of the stock options. FASB 123 requires the proforma disclosure of net income using the fair value method, and provides that the Company may account for the stock-based compensation under APB 25. The following is a reconciliation of the Company’s reported net income and the proforma impact if the Company had accounted for its stock-based compensation using the fair value method prescribed by FASB 123 for the years ended December 31:

(in thousands)	2004	2003	2002
Net income as reported	$6,432	$1,703	$1,523
Proforma impact of FASB 123 – compensation expense	137	175	226

Proforma net income	$6,295	$1,528	$1,297

Proforma income per share:
Basic	$1,427.44	$346.49	$294.10

Diluted	$470.90	$114.54	$117.36

Cash Flow Information

Purchases and sales or maturities of short-term investments are recorded net for purposes of the statements of cash flows and are included with fixed maturities.

Other Revenues

Other revenues primarily include service revenues related to claims handling and risk management services provided by Employers Alliance. Claims handling and risk management service revenue is earned over the term of the related contracts in proportion to the actual services rendered.

Comprehensive Income

Comprehensive income includes all changes in total shareholders’ equity during the reporting period. Other comprehensive income includes those revenues, expenses, gains and losses that are included in comprehensive income, but not net income.

Junior Subordinated Debentures

On July 1, 2004, the Company adopted SFAS No. 150 (“SFAS 150”), Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. SFAS 150 establishes standards for classifying and measuring certain financial instruments with characteristics of both liabilities and equity. The Company’s junior subordinated debentures are classified as a liability on

Eastern Holding Company, Ltd. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2004, 2003 and 2002

the consolidated balance sheets and the related distributions are recorded as interest expense on the consolidated statements of operations, which is in accordance with SFAS 150. Therefore, the adoption of SFAS 150 had no effect on the Company’s financial statements.

In December 2003, the FASB issued a revision to FASB Interpretation No. 46 (“FIN 46R”), Consolidation of Variable Interest Entities, which is effective no later than the end of the first reporting period that ends after December 15, 2003 for variable interest entities considered special-purpose entities. The Company adopted FIN 46R in the fourth quarter of 2003. As a result, the Company is not permitted to consolidate the Company’s business trust subsidiaries, which in aggregate issued $8.0 million of fixed/floating rate capital securities (“Trust Preferred Securities”). The sole assets of the Company’s business trust subsidiaries are junior subordinated debentures issued by the Company, which have the same terms with respect to maturity, payments and distribution as the Trust Preferred Securities. Previously, the Company classified the Trust Preferred Securities as “company obligated mandatorily redeemable preferred securities of subsidiary trusts holding solely junior subordinated debentures” on its balance sheets. The impact of adopting FIN 46R was to increase junior subordinated debentures and reduce company obligated mandatorily redeemable preferred securities of subsidiary trusts holding solely junior subordinated debentures by $8.0 million at December 31, 2003.

Reclassifications

Certain 2003 and 2002 amounts have been reclassified to conform to the 2004 consolidated financial statement presentation.

3.	Statutory Information

Accounting Principles

Eastern Alliance and Allied Eastern prepare statutory financial statements in accordance with accounting practices prescribed or permitted by the Insurance Department of the Commonwealth of Pennsylvania (“Insurance Department”). The Commonwealth of Pennsylvania requires that insurance companies domiciled in Pennsylvania prepare their statutory financial statements in accordance with the National Association of Insurance Commissioners’ (NAIC) Accounting Practices and Procedures Manual, subject to any deviations prescribed or permitted by the Commonwealth of Pennsylvania insurance commissioner. Permitted statutory accounting practices encompass all accounting practices that are not prescribed; such practices differ from state to state, may differ from company to company within a state, and may change in the future.

Eastern Holding Company, Ltd. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2004, 2003 and 2002

Financial Information

The statutory financial information for Eastern Alliance and Allied Eastern determined in accordance with practices prescribed or permitted by the Insurance Department was as follows at December 31:

	2004		2003		2002
(in thousands)	Statutory Surplus	Statutory Net Income	Statutory Surplus	Statutory Net Income (Loss)	Statutory Surplus	Statutory Net Income
Eastern Alliance	$24,850	$2,973	$21,550	$(2,230)	$21,190	$802
Allied Eastern	4,226	622	3,630	426	3,124	59

Total	$29,076	$3,595	$25,180	$(1,804)	$24,314	$861

Dividend Restriction

Eastern Alliance and Allied Eastern are subject to various regulatory restrictions, which limit the maximum amount of annual shareholder dividends to be paid. The maximum dividend which Eastern Alliance and Allied Eastern may pay to Global Alliance without prior approval from the Insurance Department is limited to the greater of 10% of statutory surplus or 100% of statutory net income for the most recently filed annual statement. The maximum dividend that may be paid in 2005 without prior approval is $2,973,000 and $622,000 for Eastern Alliance and Allied Eastern, respectively.

Risk-Based Capital

Risk-based capital is designed to measure the acceptable amount of capital an insurer should have based on the inherent risks of the insurer’s business. Insurers failing to meet adequate capital levels may be subject to insurance department scrutiny and ultimately rehabilitation or liquidation. Based on established standards, Eastern Alliance and Allied Eastern maintained surplus in excess of minimum prescribed risk-based capital requirements at December 31, 2004.

Minimum Net Worth – Eastern Re

Eastern Re holds an unrestricted Class “B” insurance license, subject to the provisions of the Cayman Islands Insurance Law, and is required to maintain a minimum net worth of $120,000. As of December 31, 2004, Eastern Re met the minimum net worth requirements.

Eastern Holding Company, Ltd. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2004, 2003 and 2002

4.	Investments

Fixed Income Securities

The estimated fair value and amortized cost of fixed income securities are as follows:

(in thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
At December 31, 2004

U.S. Government agencies	$8,846	$6	$(123)	$8,729
State, municipalities and political subdivisions	23,449	347	(54)	23,742
Corporate securities	17,748	162	(45)	17,865
Mortgage-backed securities	14,642	100	(72)	14,670
Collateralized mortgage obligations	15,528	65	(77)	15,516

Total bonds	$80,213	$680	$(371)	$80,522

(in thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
At December 31, 2003

U.S. Government agencies	$9,435	$22	$(74)	$9,383
State, municipalities and political subdivisions	17,694	414	(7)	18,101
Corporate securities	11,645	418	(53)	12,010
Mortgage-backed securities	12,274	98	(71)	12,301
Collateralized mortgage obligations	10,327	87	(46)	10,368

Total bonds	$61,375	$1,039	$(251)	$62,163

Mortgage-backed securities consist principally of securities issued by U.S. government agencies and other non-government backed structured securities and carry an “AAA” credit quality rating by the major credit rating agencies. The remainder of the mortgage exposure consists of CMOs (“Collateralized Mortgage Obligations”), the majority of which provide a planned structure for principal and interest payments and carry an “AAA” rating by the major credit rating agencies. Premiums and discounts arising from the purchase of CMOs are treated as yield adjustments over their estimated lives.

Fixed income securities at December 31, 2004, by contractual maturity, are shown below. Expected maturities could differ from contractual maturities because borrowers may have the right to call or prepay obligations, with or without call or prepayment penalties.

Eastern Holding Company, Ltd. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2004, 2003 and 2002

(in thousands)	Amortized Cost	Estimated Fair Value
Less than one year	$4,598	$4,611
One through five years	17,645	17,647
Five through ten years	10,165	10,287
Greater than ten years	17,502	17,662
Mortgage-backed and asset-backed securities	30,303	30,315

Total fixed income securities	$80,213	$80,522

Equity Securities

The estimated fair value and cost of equity securities at are as follows:

(in thousands)	Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
At December 31, 2004

Equity securities	$4,194	$232	$—	$4,426

(in thousands)
At December 31, 2003

Equity securities	$3,659	$242	$(200)	$3,700

The gross unrealized losses and estimated fair value of investments classified as available-for-sale securities by investment category and length of time an individual security is in a continuous unrealized loss position at December 31, 2004 are as follows:

	Less than 12 months		12 months or more		Total
(in thousands)	Estimated Fair Value	Unrealized Losses	Estimated Fair Value	Unrealized Losses	Estimated Fair Value	Unrealized Losses
U.S. Government agencies	$4,341	$(53)	$2,053	$(70)	$6,394	$(123)
State, municipalities and political subdivisions	6,389	(54)	—	—	6,389	(54)
Corporate securities	6,587	(46)	—	—	6,587	(46)
Mortgage-backed securities	1,087	(9)	2,491	(63)	3,578	(72)
Collateralized mortgage obligations	2,393	(26)	2,260	(50)	4,653	(76)

Total temporarily impaired securities	$20,797	$(188)	$6,804	$(183)	$27,601	$(371)

Eastern Holding Company, Ltd. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2004, 2003 and 2002

At December 31, 2004, the Company held investments in bonds with gross unrealized losses of $371,000. Management has evaluated the unrealized losses in the investments in bonds and determined that they are primarily due to a fluctuation in interest rates and not attributable to credit risk factors. For fixed maturities, losses in market value are viewed as temporary if the bond can be held to maturity and it is the Company’s intent to hold the bonds until they mature.

The net realized gains (losses) on investments and the change in net unrealized gains (losses) on investments for the years ended December 31, 2004 and 2003 is as follows:

Net Realized Gain (Loss) on Investments

(in thousands)	2004	2003	2002
Fixed income securities:
Gross realized gains	$570	$835	$159
Gross realized losses	(93)	(179)	(113)

Net realized gain (loss)	477	656	46

Equity securities:
Gross realized gains	328	268	92
Gross realized losses	(94)	(39)	(390)

Net realized gain (loss)	234	229	(298)

Other invested assets:
Gross realized losses	—	—	(216)

Net realized loss	—	—	(216)

Total net realized gain (loss) on investments	$711	$885	$(468)

The Company periodically evaluates its investments for other-than-temporary impairment. At the time an investment is determined to be other-than-temporarily impaired, the Company records a realized loss in the consolidated statements of operations and comprehensive income. Any subsequent increase in the investment’s market value would be reported as an unrealized gain. For the years ended December 31, the Company recorded the following net realized investment losses for declines in investments that were determined to be other-than-temporary:

(in thousands)	2004	2003	2002
Fixed income securities	$92	$—	$53
Equity securities	94	—	390

Total	$186	$—	$443

Eastern Holding Company, Ltd. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2004, 2003 and 2002

Change in Net Unrealized Gain (Loss) on Investments

The change in net unrealized gain (loss) on investments for the years ended December 31 is as follows:

(in thousands)	2004	2003	2002
Fixed income securities	$(479)	$(430)	$829
Equity securities	191	392	(118)
Other invested assets	12	87	182
Deferred income taxes	65	(8)	(227)

Change in net unrealized gain (loss) on investments, net of tax	$(211)	$41	$666

Net Investment Income

Net investment income for the years ended December 31 was derived from the following sources:

(in thousands)	2004	2003	2002
Fixed income securities	$2,724	$1,950	$1,163
Equity securities	67	42	15
Short-term investments	531	359	310

Gross investment income	3,322	2,351	1,488
Investment expenses	(241)	(156)	(117)

Net investment income	$3,081	$2,195	$1,371

Securities on Deposit

Fixed income securities with an estimated fair value of $2,333,000 and $2,305,000 at December 31, 2004 and 2003, respectively, were on deposit with various regulatory authorities to comply with various Pennsylvania requirements.

Eastern Holding Company, Ltd. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2004, 2003 and 2002

5.	Reserves for Unpaid Losses and Loss Adjustment Expenses

The reconciliation of activity in reserves for unpaid losses and loss adjustment expenses (“LAE”) for the years ended December 31 is as follows:

(in thousands)	2004	2003	2002
Reserves for unpaid losses and LAE, beginning of year	$45,141	$26,253	$14,418
Less: Reinsurance recoverable on unpaid losses and LAE	2,084	1,366	188

Net reserves for unpaid losses and LAE at beginning of year	43,057	24,887	14,230

Incurred related to workers’ compensation insurance:
Current year, gross of discount	30,145	23,945	16,108
Current year discount	(974)	(964)	(1,388)
Prior years, gross of discount	—	4,307	3,071
Accretion of prior years discount	1,050	1,196	477

Net incurred workers’ compensation losses during the current year	30,221	28,484	18,268

Incurred related to specialty reinsurance:
Current year	5,277	3,497	2,294
Prior year	765	520	1,833

Net incurred specialty reinsurance losses during the current year	6,042	4,017	4,127

Incurred related to segregated portfolio cell reinsurance:
Current year, gross of discount	12,801	8,119	3,520
Current year discount	(453)	(302)	(174)
Prior years, gross of discount	1,030	1,599	1,707
Accretion of prior years discount	170	419	57

Net incurred segregated portfolio cell reinsurance losses during the current year	13,548	9,835	5,110

Net incurred losses during the current year	49,811	42,336	27,505

Paid related to:
Current year	12,564	9,465	6,271
Prior year	20,009	14,701	10,577

Net claim payments during the year	32,573	24,166	16,848

Net reserves for unpaid losses and LAE, end of year	60,295	43,057	24,887
Plus: Reinsurance recoverable on unpaid losses and LAE	2,849	2,084	1,366

Reserves for unpaid losses and LAE, end of year	$63,144	$45,141	$26,253

Eastern Holding Company, Ltd. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2004, 2003 and 2002

Adverse development for the years ended December 31, 2003 and 2002 were $4.3 million and $3.1 million, respectively, and related to an increase in estimated incurred losses and LAE on the Company’s workers’ compensation line of business related to accident years 2002, 2001, 2000 and 1999. The unfavorable prior year development resulted from more difficult than anticipated return-to-work issues with injured workers due to recent economic conditions and actual development exceeding expectations that were based upon industry development factors used in prior years. Furthermore, the accretion of the discount on prior accident years contributed to the unfavorable development.

The Company’s results of operations included an increase in estimated incurred losses and LAE on its specialty reinsurance line of business related to prior accident years of $765,000 and $520,000 for the years ended December 31, 2004 and 2003, respectively. The unfavorable prior year development was the result of changes in estimates as losses emerged at a higher rate than had been originally anticipated when the reserves were estimated. The Company’s 2002 results of operations included an increase in estimated incurred losses and LAE of $1.8 million resulting from late reported claims reported to Eastern Re from the ceding company related to accident years 1999, 2000 and 2001.

The unfavorable prior year development of $1.0 million, $1.6 million, and $1.7 million for the years ended December 31, 2004, 2003 and 2002, respectively, related to the segregated portfolio cell business was the result of more difficult than anticipated return-to-work issues with injured workers due to recent economic conditions and actual development exceeding expectation of the industry development factors used in prior years. Furthermore, the accretion of the discount on prior accident years contributed to the unfavorable development. The unfavorable prior year development on the segregated portfolio cell business is collateralized by letters of credit provided by the segregated portfolio dividend participants, and therefore had no financial impact on the Company.

The evaluation of the reserve for unpaid losses and LAE related to Eastern Re’s Specialty Reinsurance programs requires that loss development be estimated over an extended period of time without the benefit of credible, historical development patterns. In addition, numerous internal and external factors will affect the ultimate settlements of future claims including, but not necessarily limited to: changes in the cost of remediation, impacts of relevant federal or state legislation, changes in technology and the resulting impact on costs, and reliance on ceding companies to handle claims and remit proper loss information in a timely manner. As the historical loss development data lacks credibility, reliance has been placed on loss development patterns based on industry development patterns judgmentally adjusted to reflect considerations particular to the exposure. The reliance on external benchmarks, while necessary, creates an additional element of uncertainty. While management believes that the amounts recorded for unpaid losses and LAE reserves as of December 31, 2004 are adequate, the ultimate net liability may differ materially from the amount provided.

Management believes that its reserves for unpaid losses and LAE are fairly stated at December 31, 2004. However, estimating the ultimate claims liability is necessarily a complex and judgmental process inasmuch as the amounts are based on management’s informed estimates and judgments using data currently available. As additional experience and data become available regarding claims payment and reporting patterns, legislative developments, regulatory trends on benefit levels for both medical and indemnity payments, and economic conditions, the estimates are revised accordingly. If

Eastern Holding Company, Ltd. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2004, 2003 and 2002

the Company’s ultimate losses, net of reinsurance, prove to differ substantially from the amounts recorded at December 31, 2004, the related adjustments could have a material adverse effect on the Company’s financial condition, results of operations or liquidity.

6.	Reinsurance

The Company purchases reinsurance to manage various exposures including catastrophe risks. Although reinsurance agreements contractually obligate the Company’s reinsurers to reimburse the Company for the agreed upon portion of its gross paid losses, they do not discharge the primary liability of the Company. The amount for net premiums written and net premiums earned in the consolidated statements of operations and comprehensive income are net of reinsurance. Direct, assumed and ceded amounts for these items for the years ended December 31 are as follows:

	2004		2003		2002
(in thousands)	Written	Earned	Written	Earned	Written	Earned
Direct premiums	$69,894	$67,946	$57,989	$52,294	$43,347	$36,738
Assumed premiums	13,263	12,536	11,471	10,007	8,431	7,401
Ceded premiums	(7,915)	(7,636)	(7,030)	(6,864)	(4,888)	(4,598)

Net premiums	$75,242	$72,846	$62,430	$55,437	$46,890	$39,541

The components of losses and loss adjustment expenses for the years ended December 31 are as follows:

(in thousands)	2004	2003	2002
Direct losses and loss adjustment expenses	$45,063	$40,223	$19,414
Assumed losses and loss adjustment expenses	6,042	4,017	9,237
Ceded losses and loss adjustment expenses	(1,294)	(1,904)	(1,146)

	$49,811	$42,336	$27,505

The Company has a reinsurance contract on workers’ compensation business underwritten by Eastern Alliance and Allied Eastern that provides for the return of ceded premium based on the actual loss experience of the produced and reinsured business. Included in the accompanying consolidated balance sheets for the years ended December 31, 2004 and 2003 is a return premium accrual of approximately $1.6 million and $500,000, respectively, representing management’s best estimate of the amount of return premium due to Eastern Alliance and Allied Eastern based on terms set forth in the reinsurance contract.

7.	Commitments and Contingencies

Lease Commitments

In February 2002, the Company entered into a 15 year, non-cancelable lease for office space in Lancaster, PA, with a related party. The Company occupied the building on November 1, 2002, at which time lease payments of approximately $29,025 per month commenced. The monthly lease payment is fixed for a period of five years. Monthly lease payments for years 6 through 15 will be

Eastern Holding Company, Ltd. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2004, 2003 and 2002

negotiated at the end of year five and will be based on current market conditions at that time. Total rent expense with respect to this lease for the years ended December 31, 2004, 2003 and 2002, was approximately $348,000, $348,000 and $58,050, respectively.

Legal Proceedings

The Company is subject to legal proceedings and claims that arise in the ordinary course of its business and have not been finally adjudicated. Although there can be no assurance as to the ultimate disposition of these matters, it is the opinion of the Company’s management, based upon the information available at this time, that the expected outcome of these matters, individually or in the aggregate, will not have a material adverse effect on the results of operations or financial condition of the Company.

Other

The Company has issued 500 stock options to a related party broker. The options are exercisable at a price of $1,000 per share. The options are non-forfeitable and were fully vested at the date of grant. The Company estimated the fair value of such options to be $565,000 at the date of grant. The Company recorded compensation expense of $565,000 at the date of grant. As of December 31, 2004, all 500 options remain outstanding.

8.	Loans Payable

The Company had a 3 year unsecured loan from a local bank in the amount of $1.5 million. The loan had an interest rate of 6.5 percent per year with principal and interest payments due quarterly. Eleven installments of $139,000 were due quarterly with the final payment consisting of any remaining principal and interest. Interest expense of $17,000, $48,000 and $86,000 was recorded in the accompanying consolidated statements of operations and comprehensive income for the years ended December 31, 2004, 2003 and 2002, respectively. As of December 31, 2004 and 2003, $0 and $538,000 was outstanding under the loan, respectively.

In January 2002, the Company obtained an uncollateralized line of credit from a local bank in the amount of $2.5 million. The line of credit bears interest at a rate of LIBOR plus 220 basis points. Interest payments are due monthly. Interest expense of $32,000, $29,000 and $32,000 was recorded in the accompanying consolidated statements of operations and comprehensive income for the years ended December 31, 2004, 2003 and 2002, respectively. As of December 31, 2004 and 2003, $887,000 was outstanding under the line of credit.

9.	Notes Receivable

The Company entered into a loan agreement with an affiliate. The loan, which was due from the affiliate, for the initial principal sum of $200,000, was a non-interest bearing, collateralized by the affiliate’s shares in the Company, and due March 29, 2005. The outstanding balance of the loan was $0 and $114,000 as of December 31, 2004 and 2003, respectively, and is included in other assets in the accompanying consolidated balance sheets.

Eastern Holding Company, Ltd. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2004, 2003 and 2002

10.	Federal Income Tax

Eastern Holding and Eastern Re have received an undertaking from the Cayman Islands Government exempting them from all local income, profits and capital gains taxes until April 15, 2017 and October 14, 2006, respectively. No such taxes are levied in the Cayman Islands at the present time. The Company intends to conduct its activities so as not to be subject to taxation in other jurisdictions. As of result of the above matters, the Company has not recorded a tax liability or expense in the accompanying consolidated financial statements related to Eastern Holding or Eastern Re. There can be no assurance that there will not be changes in the applicable laws, regulations or treaties, which might require the Company to change the way it operates or become subject to taxation in other jurisdictions in the future.

Global Alliance, Eastern Alliance, Allied Eastern, and Employers Alliance are subject to income taxes imposed by United States authorities and file United States federal income tax returns. In addition, Employers Alliance and Global Alliance are subject to Pennsylvania state income taxes. The Company is not subject to taxation other than as stated above.

The provision for federal income taxes for Global Alliance, Eastern Alliance, Allied Eastern, and Employers Alliance for the years ended December 31 is as follows:

(in thousands)	2004	2003	2002
Expected income tax expense (benefit)	$1,729	$(481)	$487
Tax return adjustment	43	(52)	(13)
Business meals and entertainment	13	8	4
Tax exempt income	(244)	(127)	(52)
Rehabilitation tax credits	—	—	(117)
Other	(12)	(8)	(5)

Provision for federal income taxes	$1,529	$(660)	$304

The provision for federal income taxes is based upon the results of operations of the U.S.-based companies, adjusted primarily for the effect of tax-exempt income.

Eastern Holding Company, Ltd. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2004, 2003 and 2002

The components of the net deferred tax asset as of December 31 are as follows:

(in thousands)	2004	2003
Deferred tax assets:
Reserves for losses and loss adjustment expenses	$1,268	$811
Unearned premium reserves	1,159	1,138
Policyholder dividends	143	164
Net operating loss carryforward	403	260
Other than temporary declines in securities	36	—
Allowance for doubtful accounts	51	51

Total deferred tax assets	3,060	2,424

Deferred tax liabilities:
Deferred policy acquisition costs	321	349
Rehabilitation tax credits	60	60
Net unrealized gain on investments	211	276
Other	227	29

Total deferred tax liabilities	819	714

Net deferred tax asset	$2,241	$1,710

At December 31, 2004, the Company had a net operating loss (“NOL”) carry forward of $1.2 million, which will expire in years 2022 through 2024. The NOL carry forward, which produces a gross deferred tax asset of $403,000, will be applied to reduce taxable income of the Company

The net deferred tax asset has not been reduced by a valuation allowance because management believes that, while it is not assured, it is more likely than not that Global Alliance, Eastern Alliance, Allied Eastern, and Employers Alliance will generate sufficient future taxable income to utilize these net future tax deductions. The amount of the deferred tax asset considered realizable, however, could be materially reduced in the near term if estimates of future taxable income in the years in which the differences are expected to reverse are decreased.

The components of federal income tax expense (benefit) for Global Alliance, Eastern Alliance, Allied Eastern, and Employers Alliance for the years ended December 31 are as follows:

(in thousands)	2004	2003	2002
Current federal income tax expense	$1,995	$170	$496
Deferred federal income tax benefit	(466)	(830)	(192)

Federal income tax expense (benefit)	$1,529	$(660)	$304

11.	Employee Benefit Plans

The Company has a 401(k) savings plan covering individuals employed for over 1,000 hours per year. The Company matches 100% of the first 3% of salary contributed to the plan. The Company’s savings plan expenses were $51,000, $45,000 and $36,000 for the years ended December 31, 2004, 2003 and 2002, respectively.

Eastern Holding Company, Ltd. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2004, 2003 and 2002

On April 9, 2002, the Board of Directors of the Company approved a stock option plan (“Plan”) for employees and directors of the Company and its operating subsidiaries. The Plan provides for awards of non-qualified common stock options of the Company based on the attainment of certain predetermined book value per share performance metrics as detailed in the Plan. Generally, options are granted at a predetermined book value per share, expire ten years from the grant date, and have a five-year vesting period. Total shares available under the Plan are 1,713 and are equally allocated to three tranches. The first tranche of 571 shares was granted to employees, directors, and consultants contemporaneously with the April 9, 2002, closing of the Series A and Series B preferred stock offering (Note 14). 114 shares of the second tranche were granted to employees, directors and consultants on December 31, 2004 and March 31, 2003, respectively. The following is a summary of the stock activity in the Plan for years ended December 31:

	2004
	Share Under Option	Weighted Average Exercise Price
Outstanding at beginning of year	685	$2,891.54
Granted	114	$3,604.10
Exercised	—	—

Outstanding at end of year	799	$2,993.21

Exercisable at year end	346	$2,873.48

Weighted average fair value of options granted during the year	—	$3,604.10

Reserves for future grants	914	—

	2003
	Share Under Option	Weighted Average Exercise Price
Outstanding at beginning of year	571	$2,846,82
Granted	114	$3,115.53
Exercised	—	—

Outstanding at end of year	685	$2,891.54

Exercisable at year end	239	$2,859.19

Weighted average fair value of options granted during the year	—	$3,115.53

Reserves for future grants	1,028	—

Eastern Holding Company, Ltd. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2004, 2003 and 2002

	2002
	Share Under Option	Weighted Average Exercise Price
Outstanding at beginning of year	—	—
Granted	571	$2,846.82
Exercised	—	—

Outstanding at end of year	571	$2,846.82

Exercisable at year end	114	$2,846.82

Weighted average fair value of options granted during the year	—	$2,846.82

Reserves for future grants	1,142	—

The estimated fair value of stock-based compensation to employees is calculated using option pricing models that are developed to estimate the fair value of freely tradable options without vesting restrictions, which differ from the Company’s stock option program. These models also require subjective assumptions including future stock price volatility and expected time to exercise, which greatly affect the calculated value. The estimated fair value of each stock option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions for the years ended December 31:

	2004	2003	2002
Expected volatility	11.19%	17.23%	32.95%
Risk-free interest rate	3.61%	3.51%	3.81%
Weighted average fair value of options at the date of grant	$536.48	$654.21	$1,082.19

The expected life utilized by the Company is graded over the vesting period of the option. For the three years ended December 31, 2004, the expected life utilized by the Company ranged from 2.5 years to 8.5 years.

The 114 options of the second tranche granted on December 31, 2004 have a total compensation cost of $82,000. Such cost will be recognized by the Company over the vesting period. Compensation cost recognized in 2004 related to these options was $0 since vesting began on December 31, 2004.

Eastern Holding Company, Ltd. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2004, 2003 and 2002

12.	Income Per Share

Shares used as the denominator of the basic and diluted earnings per share were computed as follows:

	2004	2003	2002
Basic shares	4,410	4,410	4,410
Dilutive effect of:
Preferred stock	6,745	6,717	4,892
Stock options	1,713	1,713	1,248
Stock warrants	500	500	500

Total diluted shares	13,368	13,340	11,051

13.	Segment Information

Workers’ Compensation Insurance

Workers’ compensation insurance is underwritten through Eastern Alliance and Allied Eastern, both Pennsylvania domiciled insurance companies, which provide insurance coverage to small and medium-sized businesses in rural and suburban Pennsylvania. Eastern Alliance and Allied Eastern offer a complete line of workers’ compensation products to the Pennsylvania small business market. Programs include guaranteed cost and loss sensitive dividend plans. Under the guaranteed cost program, the prospective workers’ compensation policy premium is determined at the beginning of the policy period based on estimated payroll. The loss sensitive dividend plan offers the opportunity of returning a portion of the policyholder’s premium in the form of a dividend based upon loss experience. Eastern Alliance and Allied Eastern distribute their products and services through a statewide network of independent agents. Fronting fees earned by Eastern Alliance and Allied Eastern on the segregated portfolio cell reinsurance business are reported in the Workers’ Compensation Insurance segment.

Specialty Reinsurance

Through its Cayman domiciled reinsurer, Eastern Re, the Company participates in reinsurance treaties with an unaffiliated insurance company related to an underground storage tank insurance program referred to as “EnviroGuard” and a non-hazardous waste transportation product. The EnviroGuard program provides coverage to underground tank owners for third party off-site bodily injury and property damage claims as well as clean-up coverage and first party on-site claims. The EnviroGuard product is distributed by a broker located in Pennsylvania. The broker is a member of the Company’s Board of Directors.

Segregated Portfolio Cell Reinsurance

The Company provides a variety of services to self-insured workers’ compensation plans including program design, fronting, claims adjusting, investment management, and cell rental programs at Eastern Re. Insurance coverage is underwritten by Eastern Alliance and Allied Eastern and ceded 100% to Eastern Re. The cell rental structure provides the segregated portfolio dividend participant the opportunity to retain control of both underwriting profit and investment income derived from the insurance programs. Eastern Re currently provides cell rental facilities and Eastern Alliance and Allied Eastern provide fronting services to 11 customers. Upon termination of the respective agreements with the

Eastern Holding Company, Ltd. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2004, 2003 and 2002

customers and after settlement of the ultimate liabilities due under the various programs, the segregated portfolio dividend participants may receive a profit participation dividend payment from Eastern Re for the remaining underwriting profit, if any, under the cell rental programs. Fronting fees earned by Eastern Alliance and Allied Eastern on the segregated portfolio cell reinsurance business are reported in the Workers’ Compensation Insurance segment. Outstanding loss reserves and unearned premiums under the cell segregated portfolio programs are collateralized by letters of credit provided by the segregated portfolio dividend participants.

Corporate/Third Party Administration

Claims adjusting and risk management services for self-insured workers’ compensation and property/casualty plans are provided through Employers Alliance. The corporate/third party administration (“TPA”) segment includes the operations of Eastern Holding, Eastern Services, Global Alliance and Employers Alliance and certain eliminations required to reconcile the segment data to the consolidated statements of operations and comprehensive income.

The following tables summarize the operations by segment for the years ended December 31:

(in thousands) 2004	Workers’ Compensation Insurance	Specialty Reinsurance	Segregated Portfolio Cell Reinsurance	Corporate/TPA	Total
Revenue:
Net premiums written	$38,898	—	—	—	$38,898
Reinsurance premiums written		$13,263	$23,081	—	36,344
Change in net unearned premium	350	(727)	(2,019)	—	(2,396)

Net premiums earned	39,248	12,536	21,062	—	72,846

Net investment income and realized gains	2,756	566	241	229	3,792
Equity in gains of limited partnerships	—	71	—		71
Other revenue	—	631	—	4	635

Total revenue	42,004	13,804	21,303	233	77,344

Expenses:
Losses and loss adjustment expenses incurred	30,221	6,042	13,548	—	49,811
Acquisition and other underwriting expenses	853	3,984	6,762	(1,495)	10,104
Dividends	174	—	753	(112)	815
Operating and interest expenses	5,220	445	240	2,748	8,653

Total expenses	36,468	10,471	21,303	1,141	69,383

Income (loss) before taxes	5,536	3,333	—	(908)	7,961

Income tax expense (benefit)	1,640	—		(111)	1,529

Net income (loss)	$3,896	$3,333	$—	$(797)	$6,432

Total assets	$100,260	$28,673	$27,106	$(2,480)	$153,559

Eastern Holding Company, Ltd. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2004, 2003 and 2002

(in thousands) 2003	Workers’ Compensation Insurance	Specialty Reinsurance	Segregated Portfolio Cell Reinsurance	Corporate/TPA	Total
Revenue:
Net premiums written	$35,542	—	—	—	$35,542
Reinsurance premiums written	—	$11,471	$15,417	—	26,888
Change in net unearned premium	(4,325)	(1,464)	(1,204)	—	(6,993)

Net premiums earned	31,217	10,007	14,213	—	55,437

Net investment income and realized gains	2,375	512	128	$65	3,080
Equity in gains of limited partnerships	—	62	—	—	62
Other revenue	—	484	—	253	737

Total revenue	33,592	11,065	14,341	318	59,316

Expenses:
Losses and loss adjustment expenses incurred	28,484	4,017	9,835	—	42,336
Acquisition and other underwriting expenses	1,694	3,242	4,687	(1,173)	8,449
Dividends	169	—	(386)	305	88
Operating and interest expenses	4,216	406	205	2,573	7,400

Total expenses	34,563	7,665	14,341	1,704	58,273

Income (loss) before taxes	(971)	3,400	—	(1,386)	1,043

Income tax benefit	(509)	—	—	(151)	(660)

Net income (loss)	$(462)	$3,400	$—	$(1,235)	$1,703

Total assets	$84,414	$25,153	$16,564	$3,954	$130,085

Eastern Holding Company, Ltd. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2004, 2003 and 2002

(in thousands) 2002	Workers’ Compensation Insurance	Specialty Reinsurance	Segregated Portfolio Cell Reinsurance	Corporate/TPA	Total
Revenue:
Net premiums written	$27,538	—	—	—	$27,538
Reinsurance premiums written	—	$8,431	$10,921	—	19,352
Change in net unearned premium	(3,902)	(1,030)	(2,417)	—	(7,349)

Net premiums earned	23,636	7,401	8,504	—	39,541

Net investment income and realized gains (losses)	662	293	52	$(104)	903
Equity in losses of limited partnerships	—	(182)	—	—	(182)
Other revenue	—	418	—	458	876

Total revenue	24,298	7,930	8,556	354	41,138

Expenses:
Losses and loss adjustment expenses incurred	18,268	4,127	5,110	—	27,505
Acquisition and other underwriting expenses	551	2,404	2,914	(769)	5,100
Dividends	362	—	410	70	842
Operating and interest expenses	3,369	402	122	1,971	5,864

Total expenses	22,550	6,933	8,556	1,272	39,311

Income (loss) before taxes	1,748	997	—	(918)	1,827

Income tax expense	416	—	—	(112)	304

Net income (loss)	$1,332	$997	$—	$(806)	$1,523

Total assets	$62,652	$18,089	$10,726	$(2,365)	$89,102

14.	Stock Offering

On April 9, 2002, the Company issued 1,368 shares of Series A Preferred Shares and 3,902 shares of Series B Preferred Shares to two private investors (the investors) for an aggregate price of approximately $15,000,000. On May 1, 2002, the Company issued 1,425 shares of Series A Preferred Shares as a result of a subscription offering to certain existing and new investors. Total proceeds from the offering were $4,061,000. Direct expenses associated with both offerings totaled approximately $950,000 and were recorded as a direct reduction of offering proceeds in the accompanying consolidated statement of changes in shareholders’ equity.

Eastern Holding Company, Ltd. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2004, 2003 and 2002

Series A Preferred Shares

Each Share is initially convertible into one share of the Company’s Series A Common Shares either at the holder’s option, subject to certain restrictions, or at the Company’s option upon a firm-commitment underwritten public offering. The conversion ratio for one Share into Series A Common Shares is subject to customary anti-dilution adjustments. Further, in the event the book value of one share of Series A Common Shares is less than a Target Book Value, as defined in the Investment Agreement, then the conversion rate is adjusted so that the holders of the Shares shall receive that number of shares of Series A Common Shares for each Series A Preferred Share as would have an aggregate book value equal to the Target Book value; provided, however, that in no event will the conversion ratio ever exceed 1.30 by reason of such Target Book Value adjustment.

Series B Preferred Shares

The Series B Preferred Shares have, and are treated as one class with respect to, all of the rights, preferences and privileges of the Series A Preferred Shares except with respect to voting rights and conversion rights. With respect to conversion rights, the Series B Shares are convertible into shares of the Company’s Series B Common Shares.

15.	Junior Subordinated Debentures

On May 15, 2003, Trust I, a business trust subsidiary formed by Global Alliance, issued $8 million of fixed/floating rate trust preferred securities “Trust Preferred Securities”. These securities have a thirty-year maturity, with a provision that allows the Company to call these securities at par after five years from the date of issuance. Cash distributions will be paid quarterly in arrears at a rate of 7.35% for a period of five years and will float thereafter at 410 basis points over three-month London Interbank Offered Rates. The Company guarantees all obligations of the Trust I with respect to distributions and payments of these securities.

Proceeds from the sale of these securities by the Trust I were used to acquire $8 million of Floating/Fixed Rate Junior Subordinated Deferrable Interest Rate Debentures issued by the Company. These debentures have the same terms with respect to maturity, payments, and distributions, as the fixed/floating rate trust preferred securities issued by the Trust I. The intended use of the proceeds from these debentures is to support growth in the Company’s insurance operations.

16.	Related Party Transactions

A director of the Company and Eastern Re is also a director and shareholder of the broker that binds the majority of the business for the specialty reinsurance segment.

17.	Definitive Agreement

On March 17, 2005, Eastern Holding and Educators Mutual Life Insurance Company (“Educators Mutual”) entered into a definitive agreement and the adoption by Educators Mutual of a related plan of mutual to stock conversion. Under the agreement and the plan, Educators Mutual will convert from mutual to stock form and become a wholly-owned subsidiary of a newly formed holding company. Immediately upon closing, the newly formed holding company will exchange cash and common stock for the outstanding shares of stock of Eastern Holding.

Eastern Holding Company, Ltd. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2004, 2003 and 2002

The conversion of Educators Mutual and the acquisition of Eastern Holding and its subsidiaries by the holding company are subject to the prior written approval of the Pennsylvania Insurance Department (the “Department”).

The plan also must be approved by the affirmative vote of at least two-thirds of the votes cast at a special meeting of the eligible members of Educators Mutual. As defined in the plan, an eligible member of Educators Mutual is the owner of any policy in force on the date of the adoption of the plan, and any certificate holder (i.e., insured) under such policies. Educators Mutual adopted the plan on March 17, 2005.

All holders of Educators Mutual policies issued and in force on March 17, 2005, and certificate holders under those policies are eligible members and will have the first right to purchase holding company common stock in a subscription offering. Shares not subscribed for in the subscription offering will be offered to the general public in a community offering conducted concurrently with the subscription offering.

The aggregate purchase price of holding company common stock to be sold in the subscription and community offerings will be based upon an independent appraisal of Educators Mutual.

Completion of the conversion also is conditioned upon the simultaneous acquisition of Eastern Holding and its subsidiaries by the newly formed holding company. Pursuant to the agreement dated March 17, 2005, Eastern Holding and its subsidiaries will merge with a subsidiary of the holding company and thereby become a wholly owned subsidiary of the newly formed holding company. Eastern Holding shareholders will receive a per share purchase price in cash and holding company common stock equal to 1.28 times Eastern Holding’s fully diluted September 30, 2005 book value, subject to a limited adjustment to reflect any extraordinary fluctuation in the value of Eastern Holding’s investment portfolio at that date. The parties expect to close the transaction in early 2006, and the agreement contains a mechanism for adjusting the price if closing is delayed.

Eastern Holding Company, Ltd. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2004, 2003 and 2002

18.	Quarterly Financial Data (Unaudited)

(in thousands)	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
2004
Income Statement Data:
Total revenues	$16,876	$17,292	$18,691	$19,987

Income before income taxes	1,495	1,736	1,616	3,114

Net income	1,308	1,464	1,443	2,217

(in thousands)

2003
Income Statement Data:
Total revenues	$12,229	$13,501	$14,201	$15,506

Income (loss) before income taxes	1,232	1,487	949	(2,625)

Net income (loss)	1,129	1,193	920	(1,539)

Annex D

Educators Mutual Life Insurance Company and Subsidiary

Consolidated Financial Statements

As of and for the Nine Months Ended September 30, 2005 and 2004

E ducators Mutual Life Insurance Company and Subsidiary

Index

As of and for the Nine Months Ended September 30, 2005

Educators Mutual Life Insurance Company and Subsidiary

Consolidated Balance Sheets

September 30, 2005 and December 31, 2004

(expressed in United States Dollars)

	(Unaudited) September 30 2005	December 31 2004
ASSETS
Investments:
Fixed income securities, at estimated fair value (amortized cost, $68,114,261; $66,449,245)	$69,905,575	$70,161,428
Redeemable preferred stock, at estimated fair value (cost, $208,916)	227,709	228,949
Short-term investments, at cost	498,077	—
Equity call options, at estimated fair value (cost, $1,084,046; $883,522)	1,317,963	1,473,043
Mortgage loans on real estate	53,774	160,972
Other invested assets	2,250,535	2,183,688

Total investments	74,253,633	74,208,080
Cash and cash equivalents	7,928,071	10,959,645
Accrued investment income	924,250	1,021,417
Premiums receivable	65,273	53,810
Reinsurance recoverable on paid and unpaid claims and claim adjustment expenses	24,518,180	23,794,844
Property and equipment, net	352,525	549,543
Deferred income taxes, net	1,067,334	486,649
Other assets	2,193,988	614,666

Total assets	$111,303,254	$111,688,654

LIABILITIES
Unpaid claims and claim adjustment expenses	$41,469,090	$40,779,017
Claims payable	2,513,248	2,621,248
Unearned premium	99,215	97,899
Advance premium	1,285,216	1,133,085
Reinsurance balances payable	183,615	171,635
Accounts payable and accrued expenses	1,533,025	910,525
Benefit plan liabilities	2,173,927	2,125,013
Federal income taxes payable	245,555	58,238
Other liabilities	1,081,898	1,251,442

Total liabilities	50,584,789	49,148,102
EQUITY
Retained earnings	59,575,332	60,077,288
Accumulated other comprehensive income, net	1,143,133	2,463,264

Total equity	60,718,465	62,540,552

Total liabilities and equity	$111,303,254	$111,688,654

Educators Mutual Life Insurance Company and Subsidiary

Consolidated Statements of Operations

For the Nine Months Ended September 30, 2005 and 2004

(expressed in United States Dollars)

	(Unaudited) 2005	(Unaudited) 2004
REVENUE
Net premiums earned	$29,342,494	$29,360,061
Net investment income	2,816,101	2,749,159
Net realized investment gains	336,028	695,487
Other revenue	873,345	693,840

Total revenue	33,367,968	33,498,547

EXPENSES
Claims incurred	20,805,108	18,969,672
General insurance expenses	5,944,185	6,112,258
Commissions and related expenses	3,464,006	3,543,646
Other expenses	2,549,310	2,677,378
Conversion/merger expenses	820,616	—

Total expenses	33,583,225	31,302,954

(Loss) income before income taxes	(215,257)	2,195,593
Income tax expense	286,699	751,314

Net (loss) income	(501,956)	1,444,279

Other comprehensive loss:
Unrealized holding losses arising during period, net of tax	(863,654)	(713,491)
Less: Reclassification adjustment for gains included in net (loss) income, net of tax of $235,155 and $245,988	(456,477)	(477,505)

Other comprehensive loss	(1,320,131)	(1,190,996)

Comprehensive loss (income)	$(1,822,287)	$253,283

Educators Mutual Life Insurance Company and Subsidiary

Consolidated Statements of Changes in Equity

For the Nine Months Ended September 30, 2005 and 2004

(expressed in United States Dollars)

(Unaudited)

	Retained Earnings	Accumulated Other Comprehensive Income, Net	Total
Balance, January 1, 2004	$58,293,618	$4,061,473	$62,355,091
Net income	1,444,279		1,444,279
Other comprehensive loss, net of tax		(1,190,996)	(1,190,996)

	59,737,897	2,870,477	62,608,374

Balance, January 1, 2005	60,077,288	2,463,264	62,540,552
Net loss	(501,956)		(501,956)
Other comprehensive loss, net of tax		(1,320,131)	(1,320,131)

Balance, September 30, 2005	$59,575,332	$1,143,133	$60,718,465

Educators Mutual Life Insurance Company and Subsidiary

Consolidated Statements of Cash Flows

For the Nine Months Ended September 30, 2005 and 2004

(expressed in United States Dollars)

	(Unaudited) 2005	(Unaudited) 2004
Cash flows from operating activities:
Net (loss) income	$(501,956)	$1,444,279
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	171,025	342,434
Amortization of bond premium/discount	131,507	113,020
Gain on sale of investments	(691,632)	(723,493)
Unrealized loss on equity call options	355,604	28,006
Equity in income of limited partnerships	(66,847)	(631)
Loss on disposal of property and equipment	27,677	25,320
Recognition of deferred gain on sale of building	(86,794)	(86,794)
Deferred tax provision	99,382	597,077
Changes in assets and liabilities:
Accrued investment income	97,167	232,830
Premiums receivable	(11,463)	6,395
Reinsurance recoverable on unpaid claims and claim adjustment expenses	(723,336)	(194,999)
Other assets	(1,579,322)	371,277
Unpaid claims, claim adjustment expenses and claims payable	582,073	(1,423,471)
Unearned and advance premium	153,447	246,074
Reinsurance balances payable	11,980	(325,499)
Accounts payable and accrued expenses	622,500	341,366
Benefit plan liabilities	48,914	(7,812)
Federal income taxes recoverable/payable	187,317	100,058
Other liabilities	(82,750)	36,268

Net cash used in operating activities	(1,255,507)	1,121,705

Cash flows from investing activities:
Purchase of investments	(11,517,544)	(15,087,383)
Proceeds from sale of fixed income securities	5,213,989	6,409,012
Proceeds from maturities/calls of fixed income securities	4,421,975	9,177,470
Principal payments received on mortgage loans	107,198	89,073
Purchase of property and equipment	(1,685)	(24,776)

Net cash (used in) provided by investing activities	(1,776,067)	563,396

Net (decrease) increase in cash and cash equivalents	(3,031,574)	1,685,101
Cash and cash equivalents, beginning of period	10,959,645	16,862,441

Cash and cash equivalents, end of period	$7,928,071	$18,547,542

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$—	$54,179

Educators Mutual Life Insurance Company and Subsidiary

Condensed Notes to Consolidated Financial Statements

For the Nine Months Ended September 30, 2005 and 2004

(expressed in United States Dollars)

1.	Nature of Operations

Educators Mutual Life Insurance Company (“Educators”) is a mutual life and health insurance company domiciled in the Commonwealth of Pennsylvania (the “Commonwealth”). The accompanying interim unaudited consolidated financial statements include the accounts of Educators, its wholly-owned downstream holding company, EML Holdings, LLC (“EML Holdings”) and its wholly-owned subsidiary, IBSi, LLC (“IBSi”), collectively referred to as the “Company”. EML Holdings has no assets other than its investment in IBSi. IBSi is an insurance general agency providing marketing and administrative services to Educators and other unaffiliated insurance carriers.

The Company provides dental, short and long-term disability, and term life insurance products to employer groups and is licensed to write business in 41 jurisdictions within the United States. The Company is currently actively writing business in 16 jurisdictions, primarily in the Mid-Atlantic, Southeast, and Midwest regions of the United States.

The Company previously provided group medical insurance to employer groups, however, the group medical insurance line of business was placed into run-off in 2002. The Company ceased writing new business effective March 1, 2002 and renewal business effective September 1, 2002. As of December 31, 2004, the run-off of the group medical business was primarily complete, with outstanding claim reserves totaling $245,248.

2.	Significant Accounting Policies

Basis of Presentation

The unaudited consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. All inter-company transactions and related account balances have been eliminated from the consolidated financial statements. It is management’s opinion that the unaudited consolidated financial statements, including normal recurring accruals, considered necessary for a fair presentation.

Use of Estimates

The preparation of the unaudited consolidated financial statements requires management to make estimates and assumptions that affect the amount of reported assets and liabilities and disclosures of contingent assets and liabilities as of the date of the unaudited consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. The most significant estimates in the unaudited consolidated financial statements include the valuation of deferred income taxes, the liability for unpaid claims and claim adjustment expenses and claims payable, and benefit plan liabilities. Actual results could differ from these estimates.

Premiums Earned

The majority of the Company’s insurance policies are billed on a monthly basis with premiums being earned in the month in which the coverage is provided. Unearned premiums represent those premiums that have been received by the Company but for which the coverage period has not expired. Advance premiums represent those premiums that have been received by the Company in advance of the coverage period. Premiums receivable represent only those premiums that have been billed to policyholders for coverage periods through the balance sheet date.

Educators Mutual Life Insurance Company and Subsidiary

Condensed Notes to Consolidated Financial Statements

For the Nine Months Ended September 30, 2005 and 2004

(expressed in United States Dollars)

2.	Significant Accounting Policies, cont.

Other Revenue

Other revenue consists of sales and marketing fees earned by IBSi under contracts with unaffiliated insurance carriers. Sales and marketing fees are generally recognized as revenue in the period in which the insurance policy is effective. IBSi also earns bonus revenue for meeting agreed-upon production levels with certain external carriers. Bonus revenue is estimated and accrued in the period in which the agreed-upon production levels are met.

Policy Acquisition Costs

The Company’s group insurance policies are cancelable and are not guaranteed renewable. In addition, the Company’s insurance policies provide coverage on a month-to-month basis with most policies’ coverage effective on the first of each month. As a result, most of the Company’s premiums are earned at the balance sheet date. Based on the nature of the Company’s group insurance policies, costs related to the acquisition of new and renewal business are expensed as incurred.

Cash and Cash Equivalents

The Company considers all investments with original maturity dates of three months or less to be cash equivalents for purposes of the consolidated statements of cash flows. The carrying amount of cash equivalents and short-term investments approximates their fair value.

Investments

The Company’s investments in fixed income securities and redeemable preferred stock are classified as available-for-sale and are carried at estimated fair value, with unrealized gains and losses reported in accumulated other comprehensive income, net of tax. Fixed income securities include publicly traded and private placement bonds, including convertible bonds. The estimated fair value of publicly traded bonds and redeemable preferred stock is determined based on quoted market prices obtained through an independent pricing service or independent broker. The estimated fair value of private placement bonds is determined using valuation models, taking into consideration the securities’ coupon rate, maturity date, and other pertinent features.

Premiums or discounts are amortized using the effective interest method. Realized gains or losses are based on amortized cost and are computed using the specific identification method. The Company monitors its fixed income securities and redeemable preferred stock for unrealized losses that appear to be other than temporary. The Company performs a detailed review of these securities to determine the underlying cause of the unrealized loss and whether the security is impaired. At the time a security is determined to be other than temporarily impaired, the Company reduces the book value of the security to the current estimated fair value and records a realized loss in the consolidated statements of operations and comprehensive income (loss). Any subsequent increase in the security’s estimated fair value would be reported as an unrealized gain.

Educators Mutual Life Insurance Company and Subsidiary

Condensed Notes to Consolidated Financial Statements

For the Nine Months Ended September 30, 2005 and 2004

(expressed in United States Dollars)

2.	Significant Accounting Policies, cont.

Investments, cont.

Equity call options represent the estimated fair value of the stock options embedded in the Company’s convertible bond portfolio. The estimated fair value of the fixed income portion of the convertible bond is included in fixed income securities. The estimated fair value of equity call options is determined by deducting the theoretical bond value (which is determined using spread information on non-convertible issues from the same issuer) from the estimated fair value of the convertible bond (which is determined based on quoted market prices obtained through an independent pricing service). The equity call option is considered an embedded derivative and changes in the estimated fair value of the options are reported as realized gains or losses in the consolidated statements of operations and comprehensive income (loss).

Mortgage loans on real estate are carried at their unpaid principal balance.

Other invested assets consist of investments in two limited partnerships and are reported in the consolidated financial statements using the equity method. Changes in the value of the Company’s proportionate share of its limited partnership investments are included in net investment income in the consolidated statements of operations and comprehensive income (loss).

Unpaid Claims, Claim Adjustment Expenses and Claims Payable

The liability for unpaid claims and claim adjustment expenses consists of reported but unpaid long-term disability, short-term disability and group life claims (including premium waiver claim reserves), as well as an estimate of incurred but not reported (IBNR) claims.

The liability for reported but unpaid long-term disability claims is calculated using the 1987 Commissioners Group Disability Table. The long-term disability claim reserves are discounted based on the expected rate of return of the Company’s fixed income portfolio in the year that the claim was incurred. The discount rate for claims incurred in 2005 and 2004 was 4.25% and 3.09%, respectively. The liability for IBNR claims is estimated based on historical patterns of claims incurred as a percent of in-force premium at the balance sheet date.

The liability for unpaid short-term disability claims is estimated using statistical claim development models, taking into consideration historical claim severity and frequency patterns and changes in benefit structures that may impact the amount at which claims are ultimately settled. For the most recent incurral months, which usually consist of the last three months, the liability is estimated by applying a loss ratio to current in-force or earned premium.

The liability for reported but unpaid group life claims represent those claims reported to the Company as of the balance sheet date for which payment has not yet been made. Group life IBNR claims are estimated based on historical patterns of claims incurred as a percent of in-force premium at the balance sheet date.

The liability for life premium waiver claim reserves represents the present value of future premium payments under those group life insurance policies for which premium has been waived due to the insured’s disability. The liability for life premium waiver reserves is calculated using the 1970 Intercompany Group Life Disability Table. The liability for premium waiver reserves is discounted using a rate of 3%, which is built into the valuation table.

Educators Mutual Life Insurance Company and Subsidiary

Condensed Notes to Consolidated Financial Statements

For the Nine Months Ended September 30, 2005 and 2004

(expressed in United States Dollars)

2.	Significant Accounting Policies, cont.

Unpaid Claims, Claim Adjustment Expenses and Claims Payable, cont.

The liability for claims payable consists of an estimate of reported but unpaid dental and medical claims and IBNR claims. The liability for claims payable is estimated using statistical claim development models, taking into consideration historical claim severity and frequency patterns and changes in benefit structures that may impact the amount at which claims are ultimately settled. For the most recent incurral months, which usually consist of the last three months, the liability is estimated by applying a loss ratio to current in-force or earned premium. The liability for claims payable includes an estimate of administrative costs to process unreported claims.

Management believes that its liability for unpaid claims and claim adjustment expenses and claims payable is adequate at September 30, 2005. However, estimating the ultimate liability is necessarily a complex and judgmental process inasmuch as the amounts are based on management’s informed estimates and judgments using data currently available. If the Company’s ultimate losses, net of reinsurance, prove to differ substantially from the amounts recorded at September 30, 2005, the related adjustments could have a material adverse effect on the Company’s financial condition, results of operations or liquidity.

Reinsurance

Premiums and claims under the Company’s reinsurance contracts are accounted for on a basis consistent with those used in accounting for the underlying policies reinsured and the terms of the reinsurance contracts. Reinsurance recoverables are reported at their net realizable value.

Income Taxes

The Company is subject to federal income taxes. Educators, EML Holdings and IBSi file a consolidated federal income tax return. Educators is not subject to state income tax; rather, Educators is subject to state premium tax in the jurisdictions in which it writes business. EML Holdings and IBSi are subject to the Pennsylvania corporate net income tax, as well as state income taxes in other jurisdictions in which they do business.

Deferred tax assets and liabilities are determined based on differences between the financial reporting and tax basis of assets and liabilities and are measured using enacted tax rates and laws that are expected to be in effect when the difference is reversed. A valuation allowance is recorded against gross deferred tax assets if it is more likely than not, that all or some portion of the benefits related to the deferred tax assets will not be realized.

Property and Equipment

Property and equipment, including expenditures for significant improvements and purchased software, is carried at cost less accumulated depreciation and amortization. Maintenance, repairs and minor improvements are expensed as incurred. When property and equipment is retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is included in operations. Depreciation is computed under the straight-line method. The estimated useful lives of property and equipment range from 3-7 years.

Educators Mutual Life Insurance Company and Subsidiary

Condensed Notes to Consolidated Financial Statements

For the Nine Months Ended September 30, 2005 and 2004

(expressed in United States Dollars)

2.	Significant Accounting Policies, cont.

Property and equipment, cont.

Property, equipment and software are reviewed for impairment whenever changes in circumstances indicate that the carrying value of such assets may not be recoverable. Impairment losses are recognized to the extent the carrying amount of the asset exceeds the undiscounted cash flows expected to result from the use of the asset and its eventual disposal. There were no impairments recorded in the nine months ended September 30, 2005 or 2004.

Concentrations of Credit Risk

Financial instruments, which potentially expose the Company to concentrations of credit risk, consist primarily of cash and cash equivalents, investments, and amounts recoverable from reinsurers.

The Company’s investment policy limits the amount of securities that can be held in any one issuer or any one industry. Therefore, the Company believes that there are no significant concentrations of credit risk related to its investment portfolio.

Comprehensive Income (Loss)

Comprehensive income (loss) includes all changes in equity during the reporting period. Other comprehensive income (loss) includes those revenues, expenses, gains and losses that are included in comprehensive income (loss), but not net income (loss) and relate solely to unrealized gains and losses on investments.

Cash Flow Information

Purchases and sales or maturities of short-term investments are recorded net for purposes of the consolidated statements of cash flows and are included with fixed income securities.

3.	Benefit Plans

The Company sponsors a non-contributory defined benefit pension plan (the “pension plan”) covering substantially all of its employees. On May 18, 2005, the Company’s Board of Directors approved the freezing of the pension plan effective December 31, 2005. The Company also sponsors a defined benefit postretirement plan (the “postretirement plan”), which provides certain health care and life insurance benefits for retired employees. Current employees may become eligible for these benefits if they reach retirement age while working for the Company and meet certain years of service levels prior to January 1, 2015. Life insurance benefits are set at 100% of an employee’s annual salary at the time of retirement, up to a maximum of $175,000, and are reduced to $10,000 by age 70.

The Company does not obtain an actuarial valuation for its pension plan or postretirement plan on an interim basis.

For the nine months ended September 30, 2005 and 2004, the Company recognized net periodic benefit cost of $323,625 and $304,263 related to the pension plan, respectively, and $190,195 and $(7,812) related to the postretirement plan, respectively.

Educators Mutual Life Insurance Company and Subsidiary

Condensed Notes to Consolidated Financial Statements

For the Nine Months Ended September 30, 2005 and 2004

(expressed in United States Dollars)

3.	Benefit Plans, cont.

The assumptions used in the measurement of the Company’s net periodic benefit cost for the pension plan and the postretirement plan are shown in the following table:

	Pension Plan Nine Months Ended September 30,		Postretirement Plan Nine Months Ended September 30,
	2005	2004	2005	2004
Weighted average discount rate	5.75%	6.00%	5.75%	6.00%
Expected long-term rate of return on plan assets	6.50%	6.50%	N/A	N/A
Rate of increase in compensation levels	4.50%	5.00%	4.50%	5.00%

4.	Segment Information

The Company’s operations are organized into the following segments: group benefits insurance, general agency operations (IBSi), group medical insurance, and corporate/other. The group medical insurance segment has been in run-off since March 2002. The assets of the group benefits insurance and group medical insurance segments, which include the assets of Educators, are not separately identifiable and, therefore, are not allocated or reviewed on a segment basis. The assets of IBSi are separately identifiable and, therefore, are allocated to the general agency operations segment.

Group Benefits Insurance

The group benefits insurance segment consists of the operating results of Educators’ group benefits products, including dental, short and long-term disability, term life and accidental death and dismemberment. Educators’ group benefit products are sold through IBSi and unaffiliated direct general agencies, primarily in the Mid-Atlantic, Southeast, and Midwest regions of the United States.

Group Medical Insurance

The Company’s group medical insurance segment was placed into run-off in 2002. The Company ceased writing new policies in March 2002 and ceased renewing policies in September 2002.

General Agency Operations

The general agency operations segment consists of the operating results of IBSi. IBSi provides marketing and administrative services to group benefit and medical insurance carriers, primarily in the Mid-Atlantic and Southeast regions of the United States. IBSi contracts with insurance carriers to market their products through IBSi’s network of insurance brokers and producers. IBSi earns sales and marketing fee income based on a predetermined percentage of premiums sold with each insurance carrier. IBSi’s total assets were $5,631,489 and $5,187,510 at September 30, 2005 and December 31, 2004, respectively.

Corporate/Other

The corporate/other segment consists of corporate-related expenses and certain eliminations required to reconcile the segment data to the consolidated statements of operations.

Educators Mutual Life Insurance Company and Subsidiary

Condensed Notes to Consolidated Financial Statements

For the Nine Months Ended September 30, 2005 and 2004

(expressed in United States Dollars)

4.	Segment Information, cont.

	September 30, 2005
	Group Benefits Insurance	Group Medical Insurance	General Agency Operations	Corporate / Other	Total
Revenue:
Net premiums earned	29,342,518	(24)	—	—	29,342,494
Net investment income	2,607,008	32,771	109,475	66,847	2,816,101
Net realized investment gains	331,856	4,172	—	—	336,028
Other revenue	—	—	1,959,272	(1,085,927)	873,345

Total revenue	32,281,382	36,919	2,068,747	(1,019,080)	33,367,968

Expenses:
Claims incurred	20,811,240	(6,132)	—	—	20,805,108
General insurance expenses	5,797,741	16,876	—	129,568	5,944,185
Commissions and related expenses	4,550,038	(105)	—	(1,085,927)	3,464,006
Other expenses	—	—	2,000,943	548,367	2,549,310
Conversion/merger expenses	—	—	—	820,616	820,616

Total expenses	31,159,019	10,639	2,000,943	412,624	33,583,225

Income (loss) before income taxes	1,122,363	26,280	67,804	(1,431,704)	(215,257)
Income tax expense (benefit)	10,662	250	44,035	231,752	286,699

Net income (loss)	1,111,701	26,030	23,769	(1,663,456)	(501,956)

Educators Mutual Life Insurance Company and Subsidiary

Condensed Notes to Consolidated Financial Statements

For the Nine Months Ended September 30, 2005 and 2004

(expressed in United States Dollars)

4.	Segment Information, cont.

	September 30, 2004
	Group Benefits Insurance	Group Medical Insurance	General Agency Operations	Corporate / Other	Total
Revenue:
Net premiums earned	29,055,655	304,406	—	—	29,360,061
Net investment income	2,657,701	50,742	40,085	631	2,749,159
Net realized investment gains	682,457	13,030	—	—	695,487
Other revenue	—	—	1,676,467	(982,627)	693,840

Total revenue	32,395,813	368,178	1,716,552	(981,996)	33,498,547

Expenses:
Claims incurred	20,407,486	(1,437,814)	—	—	18,969,672
General insurance expenses	5,875,021	101,533	—	135,704	6,112,258
Commissions and related expenses	4,526,140	133	—	(982,627)	3,543,646
Other expenses	—	—	2,498,445	178,933	2,677,378
Conversion/merger expenses	—	—	—	—	—

Total expenses	30,808,647	(1,336,148)	2,498,445	(667,990)	31,302,954

Income (loss) before income taxes	1,587,166	1,704,326	(781,893)	(314,006)	2,195,593
Income tax expense (benefit)	654,706	703,034	(262,613)	(343,813)	751,314

Net income (loss)	932,460	1,001,292	(519,280)	29,807	1,444,279

5.	Demutualization and Merger with Eastern Holding Company, Ltd.

On March 17, 2005, the Company’s Board of Directors approved an Agreement and Plan of Reorganization (the “Agreement”). Under the terms of the Agreement, the Company will convert from a mutual insurance company to a stock insurance company and become a wholly-owned subsidiary of a newly formed holding company, Eastern Insurance Holdings, Inc. (“EIHI”). Simultaneously with the conversion, EIHI will acquire Eastern Holding Company, Ltd. (“Eastern”) through an exchange of cash and EIHI common stock for 100% of the outstanding capital stock of Eastern. As part of the conversion, EIHI will offer its shares of common stock to eligible members through a subscription offering. Any shares of common stock remaining after the subscription offering will be offered in a community offering. Eligible members are those persons that owned a group insurance policy issued by the Company that was in-force on March 17, 2005 as well as certificate holders (i.e., insured persons) covered under those policies. The plan of conversion from a mutual to a stock company must be filed with and approved by the Pennsylvania Insurance Department. Additionally, the plan of conversion must be approved by an “affirmative vote” of at least two-thirds of the votes cast at a special meeting of the Company’s eligible members.

Educators Mutual Life Insurance Company and Subsidiary

Condensed Notes to Consolidated Financial Statements

For the Nine Months Ended September 30, 2005 and 2004

(expressed in United States Dollars)

6.	Subsequent Event – Sale of IBSi Interest

On October 31, 2005, Educators entered into a Membership Purchase Agreement (the “Agreement”) for the sale of its interest in IBSi to IBSi’s Vice President of Sales, an IBSi Regional Sales Director, and an unaffiliated third party (collectively referred to as the “purchasers”). The sale was completed through a cash purchase of $300,000, subject to certain purchase price adjustments. Prior to the sale, all inter-company balances between Educators and IBSi were settled, and any remaining assets and liabilities of IBSi, excluding certain furniture and equipment, became the property of Educators. Educators does not expect to recognize a material gain or loss as a result of the sale. Under the terms of the Agreement, the purchasers received certain furniture and equipment owned by IBSi, totaling $5,158, and have the exclusive right to market Educators’ group benefits products in North and South Carolina and Virginia from October 31, 2005 through December 31, 2006. Educators may market its group benefits products directly to independent producers in the aforementioned states beginning on January 1, 2007; however, Educators is prohibited from marketing its products through IBSi’s top twenty producers in 2007, and in 2008, subject to IBSi meeting certain production goals. IBSi also has the right to market Educators’ products in other states in which IBSi operates, with the exception of Pennsylvania and Maryland. Educators’ will market and sell its group benefits products through independent brokers and producers in Pennsylvania and Maryland. As of September 30, 2005, IBSi’s assets and liabilities were as follows:

Assets
Cash and cash equivalents	$5,364,785
Other assets	266,704

Total assets	$5,631,489

Liabilities
Accounts payable and accrued expenses	570,470
Amounts due to Educators, net	422,483

Total liabilities	$992,953

Educators Mutual Life Insurance Company and Subsidiaries

Index

As of and for the Three Years Ended December 31, 2004

Report of Independent Registered Public Accounting Firm

Board of Directors

Educators Mutual Life Insurance Company

We have audited the accompanying consolidated balance sheets of Educators Mutual Life Insurance Company and subsidiaries (the Company) as of December 31, 2004 and 2003 and the related consolidated statements of operations and comprehensive income (loss), changes in equity, and cash flows for each of the three years in the period ended December 31, 2004. The consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Educators Mutual Life Insurance Company and subsidiaries as of December 31, 2004 and 2003 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2004 in conformity with accounting principles generally accepted in the United States of America.

/s/ Beard Miller Company LLP

Harrisburg, Pennsylvania

September 28, 2005

Educators Mutual Life Insurance Company and Subsidiaries

Consolidated Balance Sheets

December 31, 2004 and 2003

(expressed in United States Dollars)

	2004	2003
ASSETS
Investments:
Fixed income securities, at estimated fair value (amortized cost, $66,449,245; $60,638,668)	$70,161,428	$66,780,847
Redeemable preferred stock, at estimated fair value (cost, $208,916; $127,499)	228,949	139,065
Equity call options, at estimated fair value (cost, $883,522; $686,113)	1,473,043	1,058,318
Mortgage loans on real estate	160,972	292,810
Other invested assets	2,183,688	119,006

Total investments	74,208,080	68,390,046
Cash and cash equivalents	10,959,645	16,862,442
Accrued investment income	1,021,417	1,173,292
Premiums receivable	53,810	79,912
Reinsurance recoverable on paid and unpaid claims and claim adjustment expenses	23,794,844	24,837,701
Property and equipment, net	549,543	1,078,084
Federal income taxes recoverable	—	110,089
Deferred income taxes, net	486,649	452,499
Other assets	614,666	869,520

Total assets	$111,688,654	$113,853,585

LIABILITIES
Unpaid claims and claim adjustment expenses	$40,779,017	$41,661,544
Claims payable	2,621,248	4,364,906
Unearned premium	97,899	87,531
Advance premium	1,133,085	938,609
Reinsurance balances payable	171,635	484,615
Accounts payable and accrued expenses	910,525	988,351
Benefit plan liabilities	2,125,013	2,135,429
Federal income taxes payable	58,238	—
Other liabilities	1,251,442	837,509

Total liabilities	49,148,102	51,498,494
EQUITY
Retained earnings	60,077,288	58,293,618
Accumulated other comprehensive income, net	2,463,264	4,061,473

Total equity	62,540,552	62,355,091

Total liabilities and equity	$111,688,654	$113,853,585

The accompanying notes are an integral part of the consolidated financial statements.

Educators Mutual Life Insurance Company and Subsidiaries

Consolidated Statements of Operations and Comprehensive Income (Loss)

For the Three Years Ended December 31, 2004

(expressed in United States Dollars)

	2004	2003	2002
REVENUE
Net premiums earned	$39,057,117	$41,714,210	$94,875,141
Net investment income	3,724,100	4,360,910	5,645,383
Net realized investment gains	1,271,074	662,039	461,180
Other revenue	945,716	978,094	229,868

Total revenue	44,998,007	47,715,253	101,211,572

EXPENSES
Claims incurred	25,931,951	25,379,060	75,898,955
General insurance expenses	7,975,187	9,453,204	13,131,341
Commissions and related expenses	4,635,946	4,695,971	7,892,250
Other expenses	3,659,577	6,040,962	7,580,187

Total expenses	42,202,661	45,569,197	104,502,733

Income (loss) before income taxes	2,795,346	2,146,056	(3,291,161)
Income tax expense (benefit)	1,011,676	709,271	(1,061,292)

Net income (loss)	1,783,670	1,436,785	(2,229,869)

Other comprehensive income (loss):
Unrealized holding (losses) gains on investments arising during period, net of tax	(902,729)	(180,180)	1,639,715
Less: Reclassification adjustment for gains included in net income (loss), net of tax of $358,278, $28,493, and $145,296	(695,480)	(55,309)	(282,046)

Other comprehensive (loss) income	(1,598,209)	(235,489)	1,357,669

Comprehensive income (loss)	$185,461	$1,201,296	$(872,200)

The accompanying notes are an integral part of the consolidated financial statements

Educators Mutual Life Insurance Company and Subsidiaries

Consolidated Statements of Changes in Equity

For the Three Years Ended December 31, 2004

(expressed in United States Dollars)

	Retained Earnings	Accumulated Other Comprehensive Income, Net	Total
Balance, January 1, 2002	$59,086,702	$2,939,293	$62,025,995
Net loss	(2,229,869)	—	(2,229,869)
Other comprehensive income, net of tax	—	1,357,669	1,357,669

Balance, December 31, 2002	56,856,833	4,296,962	61,153,795
Net income	1,436,785	—	1,436,785
Other comprehensive loss, net of tax	—	(235,489)	(235,489)

Balance, December 31, 2003	58,293,618	4,061,473	62,355,091
Net income	1,783,670	—	1,783,670
Other comprehensive loss, net of tax	—	(1,598,209)	(1,598,209)

Balance, December 31, 2004	$60,077,288	$2,463,264	$62,540,552

The accompanying notes are an integral part of the consolidated financial statements.

Educators Mutual Life Insurance Company and Subsidiaries

Consolidated Statements of Cash flows

For the Three Years Ended December 31, 2004

(expressed in United States Dollars)

	2004	2003	2002
Cash flows from operating activities:
Net income (loss)	$1,783,670	$1,436,785	$(2,229,869)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	448,079	753,762	777,622
Amortization of bond premium/discount	147,515	125,366	102,649
Gain on sale of investments	(1,053,758)	(510,183)	(1,408,434)
Other than temporary investment impairments	—	426,382	981,092
Unrealized gain on equity call options	(217,316)	(578,238)	(33,838)
Equity in (income) loss of limited partnerships	(65,275)	13,044	10,937
Loss on disposal of property and equipment	26,804	23,930	2,716
Loss on impairment of property and equipment and software	81,193	925,200	—
Recognition of deferred gain on sale of building	(115,725)	(115,725)	(115,725)
Deferred tax provision (benefit)	789,170	657,441	(926,376)
Changes in assets and liabilities:
Accrued investment income	151,875	225,587	265,924
Premiums receivable	26,102	180,046	108,766
Reinsurance recoverable on paid and unpaid claims and claim adjustment expenses	1,042,857	39,357	1,016,178
Other assets	254,854	(124,250)	1,554,426
Claims payable and unpaid claims and claim adjustment expenses	(2,626,185)	(9,112,106)	(6,140,132)
Unearned and advance premium	204,844	(879,771)	(2,004,595)
Reinsurance balances payable	(312,980)	(34,893)	79,995
Accounts payable and accrued expenses	(77,826)	(99,304)	(90,335)
Benefit plan liabilities	(10,416)	(248,635)	363,425
Federal income taxes recoverable/payable	168,327	(500,457)	(372,997)
Other liabilities	529,658	12,619	(130,333)

Net cash provided by (used in) operating activities	1,175,467	(7,384,043)	(8,188,904)

Cash flows from investing activities:
Purchase of investments	(27,113,215)	(4,768,781)	(9,114,268)
Proceeds from sale of fixed income securities	9,029,922	4,411,424	10,337,292
Proceeds from maturities/calls of fixed income securities	10,900,726	10,347,774	9,706,421
Principal payments received on mortgage loans	131,838	1,331,578	580,025
Purchase of property and equipment	(27,535)	(325,876)	(136,693)

Net cash (used in) provided by investing activities	(7,078,264)	10,996,119	11,372,777

Net (decrease) increase in cash and cash equivalents	(5,902,797)	3,612,076	3,183,873
Cash and cash equivalents, beginning of year	16,862,442	13,250,366	10,066,493

Cash and cash equivalents, end of year	$10,959,645	$16,862,442	$13,250,366

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$278,000	$552,287	$238,081

The accompanying notes are an integral part of the consolidated financial statements.

Educators Mutual Life Insurance Company and Subsidiaries

Notes to Consolidated Financial Statements

For the Three Years Ended December 31, 2004

(expressed in United States Dollars)

1.	Nature of Operations

Educators Mutual Life Insurance Company (“Educators”) is a mutual life and health insurance company domiciled in the Commonwealth of Pennsylvania (the “Commonwealth”). The accompanying consolidated financial statements include the accounts of Educators, its wholly-owned downstream holding company, EML Holdings, LLC (“EML Holdings”) and its wholly-owned subsidiary, IBSi, LLC (“IBSi”), and Educators Health Partners, Inc (“EHP”), collectively referred to as the “Company”. EML Holdings has no assets other than its investment in IBSi. IBSi is an insurance general agency providing marketing and administrative services to Educators and other unaffiliated insurance carriers.

The assets of EHP were sold to an unrelated third party in June 2003, resulting in a loss of $11,743. Prior to the sale of EHP’s assets, EHP was Educators’ preferred provider network, which contracted with physicians and hospitals to provide medical services to policyholders insured under Educators’ group medical insurance policies, as well as to self-insured employer groups. Prior to the sale, the operations of EHP were not material to the consolidated entity.

The Company provides dental, short and long-term disability, and term life products to employer groups and is licensed to write business in 41 jurisdictions within the United States. The Company is currently actively writing business in 16 jurisdictions, primarily in the Mid-Atlantic, Southeast, and Midwest regions of the United States. For the year ended December 31, 2004, approximately 33% and 30% of the Company’s direct written premiums were produced in Pennsylvania and North Carolina, respectively. For the years ended December 31, 2003 and 2002, approximately 41%, 23%, and 12% and approximately 69%, 7%, and 13% of the Company’s direct written premiums were produced in Pennsylvania, North Carolina, and Maryland, respectively.

The Company previously provided group medical insurance to employer groups, however, the group medical insurance line of business was placed into run-off in 2002. The Company ceased writing new business effective March 1, 2002 and renewal business effective September 1, 2002. As of December 31, 2004, the run-off of the group medical business was primarily complete, with outstanding claim reserves totaling $245,248.

2.	Significant Accounting Policies

Basis of Presentation

The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. All inter-company transactions and related account balances have been eliminated from the consolidated financial statements.

Educators Mutual Life Insurance Company and Subsidiaries

Notes to Consolidated Financial Statements

For the Three Years Ended December 31, 2004

(expressed in United States Dollars)

2.	Significant Accounting Policies, cont.

Use of Estimates

The preparation of the consolidated financial statements requires management to make estimates and assumptions that affect the amount of reported assets and liabilities and disclosures of contingent assets and liabilities as of the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. The most significant estimates in the consolidated financial statements include other than temporary impairment of investments, the valuation of deferred income taxes, the liability for unpaid claims and claim adjustment expenses and claims payable, and benefit plan liabilities. Actual results could differ from these estimates.

Premiums Earned

The majority of the Company’s insurance policies are billed on a monthly basis with premiums being earned in the month in which the coverage is provided. Unearned premiums represent those premiums that have been received by the Company but for which the coverage period has not expired. Advance premiums represent those premiums that have been received by the Company in advance of the coverage period. Premiums receivable represent only those premiums that have been billed to policyholders for coverage periods through the balance sheet date.

Other Revenue

Other revenue consists primarily of sales and marketing fees earned by IBSi under contracts with unaffiliated insurance carriers. Sales and marketing fees are generally recognized as revenue in the period in which the insurance policy is effective. IBSi also earns bonus revenue for meeting agreed-upon production levels with certain external carriers. Bonus revenue is estimated and accrued in the period in which the agreed-upon production levels are met. For the years ended December 31, 2003 and 2002, other revenue also includes network access fees totaling $87,165 and $233,048 earned by EHP.

Policy Acquisition Costs

The Company’s group insurance policies are cancelable and are not guaranteed renewable. In addition, the Company’s insurance policies provide coverage on a month-to-month basis with most policies’ coverage effective on the first of each month. As a result, most of the Company’s premiums are earned at the balance sheet date. Based on the nature of the Company’s group insurance policies, costs related to the acquisition of new and renewal business are expensed as incurred.

Cash and Cash Equivalents

The Company considers all investments with original maturity dates of three months or less to be cash equivalents for purposes of the consolidated statements of cash flows. The carrying amount of cash equivalents approximates their fair value.

Educators Mutual Life Insurance Company and Subsidiaries

Notes to Consolidated Financial Statements

For the Three Years Ended December 31, 2004

(expressed in United States Dollars)

2.	Significant Accounting Policies, cont.

Investments

The Company’s investments in fixed income securities and redeemable preferred stock are classified as available-for-sale and are carried at estimated fair value, with unrealized gains and losses reported in accumulated other comprehensive income, net of tax. Fixed income securities include publicly traded and private placement bonds, including convertible bonds. The estimated fair value of publicly traded bonds and redeemable preferred stock is determined based on quoted market prices obtained through an independent pricing service or independent broker. The estimated fair value of private placement bonds is determined using valuation models, taking into consideration the securities’ coupon rate, maturity date, and other pertinent features.

Premiums or discounts are amortized using the effective interest method. Realized gains or losses are based on amortized cost and are computed using the specific identification method. The Company monitors its fixed income securities and redeemable preferred stock for unrealized losses that appear to be other than temporary. The Company performs a detailed review of these securities to determine the underlying cause of the unrealized loss and whether the security is impaired. At the time a security is determined to be other than temporarily impaired, the Company reduces the book value of the security to the current estimated fair value and records a realized loss in the consolidated statements of operations and comprehensive income (loss). Any subsequent increase in the security’s estimated fair value would be reported as an unrealized gain.

Equity call options represent the estimated fair value of the stock options embedded in the Company’s convertible bond portfolio. The estimated fair value of the fixed income portion of the convertible bond is included in fixed income securities. The estimated fair value of equity call options is determined by deducting the theoretical bond value (which is determined using spread information on non-convertible issues from the same issuer) from the estimated fair value of the convertible bond (which is determined based on quoted market prices obtained through an independent pricing service). The equity call option is considered an embedded derivative and changes in the estimated fair value of the options are reported as realized gains or losses in the consolidated statements of operations and comprehensive income (loss).

Mortgage loans on real estate are carried at their unpaid principal balance. The estimated fair value of the Company’s mortgage loans was $167,961 and $307,293 at December 31, 2004 and 2003, respectively. The estimated fair value of mortgage loans is determined using discounted cash flow analyses.

Other invested assets consist of investments in two limited partnerships and are reported in the consolidated financial statements using the equity method. Changes in the value of the Company’s proportionate share of its limited partnership investments are included in net investment income in the consolidated statements of operations and comprehensive income (loss).

Educators Mutual Life Insurance Company and Subsidiaries

Notes to Consolidated Financial Statements

For the Three Years Ended December 31, 2004

(expressed in United States Dollars)

2.	Significant Accounting Policies, cont.

Unpaid Claims and Claim Adjustment Expenses and Claims Payable

The liability for unpaid claims and claim adjustment expenses consists of reported but unpaid long-term disability, short-term disability and term life claims (including premium waiver claim reserves), as well as an estimate of incurred but not reported (IBNR) claims.

The liability for reported but unpaid long-term disability claims is calculated using the 1987 Commissioners Group Disability Table. The long-term disability claim reserves are discounted based on the expected rate of return of the Company’s fixed income portfolio in the year that the claim was incurred. The discount rate for claims incurred in 2004, 2003, and 2002 was 3.09%, 4.25%, and 4.60%, respectively. The liability for IBNR claims is estimated based on historical patterns of claims incurred as a percent of in-force premium at the balance sheet date.

The liability for unpaid short-term disability claims is estimated using statistical claim development models, taking into consideration historical claim severity and frequency patterns and changes in benefit structures that may impact the amount at which claims are ultimately settled. For the most recent incurral months, which usually consist of the last three months, the liability is estimated by applying a loss ratio to current in-force or earned premium.

The liability for reported but unpaid term life claims represent those claims reported to the Company as of the balance sheet date for which payment has not yet been made. Group life IBNR claims are estimated based on historical patterns of claims incurred as a percent of in-force premium at the balance sheet date.

The liability for premium waiver claim reserves represents the present value of future premium payments under those group life insurance policies for which premium has been waived due to the insured’s disability. The liability for premium waiver reserves is calculated using the 1970 Intercompany Group Life Disability Table. The liability for premium waiver reserves is discounted using a rate of 3%, which is built into the valuation table.

The liability for claims payable consists of an estimate of reported but unpaid dental and medical claims and IBNR claims. The liability for claims payable is estimated using statistical claim development models, taking into consideration historical claim severity and frequency patterns and changes in benefit structures that may impact the amount at which claims are ultimately settled. For the most recent incurral months, which usually consist of the last three months, the liability is estimated by applying a loss ratio to current in-force or earned premium. The liability for claims payable includes an estimate of administrative costs to process unreported claims.

Management believes that its liability for unpaid claims and claim adjustment expenses and claims payable is adequate at December 31, 2004. However, estimating the ultimate liability is necessarily a complex and judgmental process inasmuch as the amounts are based on management’s informed estimates and judgments using data currently available. If the Company’s ultimate losses, net of reinsurance, prove to differ substantially from the amounts recorded at December 31, 2004, the related adjustments could have a material adverse effect on the Company’s financial condition, results of operations or liquidity.

Educators Mutual Life Insurance Company and Subsidiaries

Notes to Consolidated Financial Statements

For the Three Years Ended December 31, 2004

(expressed in United States Dollars)

2.	Significant Accounting Policies, cont.

Reinsurance

Premiums and claims under the Company’s reinsurance contracts are accounted for on a basis consistent with those used in accounting for the underlying policies reinsured and the terms of the reinsurance contracts. Reinsurance recoverables are reported at their net realizable value. At December 31, 2004 and 2003, the Company had reinsurance recoverables totaling $16,139,391 and $17,497,776, respectively, due from one reinsurer. The reinsurer was rated “A+” by A.M. Best at December 31, 2004.

Income Taxes

The Company is subject to federal income taxes. Educators, EML Holdings, IBSi, and EHP file a consolidated federal income tax return. Educators is not subject to state income tax; rather, Educators is subject to state premium tax in the jurisdictions in which it writes business. EML Holdings, IBSi, and EHP are subject to the Pennsylvania corporate net income tax, as well as state income taxes in other jurisdictions in which they do business.

Deferred tax assets and liabilities are determined based on differences between the financial reporting and tax basis of assets and liabilities and are measured using enacted tax rates and laws that are expected to be in effect when the difference is reversed. A valuation allowance is recorded against gross deferred tax assets if it is more likely than not, that all or some portion of the benefits related to the deferred tax assets will not be realized.

Property and Equipment

Property and equipment, including expenditures for significant improvements and purchased software, is carried at cost less accumulated depreciation and amortization. Maintenance, repairs and minor improvements are expensed as incurred. When property and equipment is retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is included in operations. Depreciation is computed under the straight-line method. The estimated useful lives of property and equipment range from 3-7 years. Accumulated depreciation and amortization totaled $5,349,987 and $5,004,546 at December 31, 2004 and 2003. Depreciation and amortization expense totaled $448,079, $753,762, and $777,622 for the years ended December 31, 2004, 2003, and 2002, respectively.

Property, equipment and software are reviewed for impairment whenever changes in circumstances indicate that the carrying value of such assets may not be recoverable. Impairment losses are recognized to the extent the carrying amount of the asset exceeds the undiscounted cash flows expected to result from the use of the asset and its eventual disposal. The Company recorded an impairment loss related to the write-down of certain property, equipment and software totaling $81,193 and $925,200 in 2004 and 2003, respectively, which is included in other expenses in the consolidated statements of operations and comprehensive income (loss). There were no impairments recorded in 2002.

Educators Mutual Life Insurance Company and Subsidiaries

Notes to Consolidated Financial Statements

For the Three Years Ended December 31, 2004

(expressed in United States Dollars)

2.	Significant Accounting Policies, cont.

Concentrations of Credit Risk

Financial instruments, which potentially expose the Company to concentrations of credit risk, consist primarily of cash and cash equivalents, investments, and amounts recoverable from reinsurers.

The Company’s investment policy limits the amount of securities that can be held in any one issuer or any one industry. Therefore, the Company believes that there are no significant concentrations of credit risk related to its investment portfolio.

Comprehensive Income (Loss)

Comprehensive income (loss) includes all changes in equity during the reporting period. Other comprehensive income (loss) includes those revenues, expenses, gains and losses that are included in comprehensive income (loss), but not net income (loss) and relate solely to unrealized gains and losses on investments.

Cash Flow Information

Purchases and sales or maturities of short-term investments are recorded net for purposes of the consolidated statements of cash flows and are included with fixed income securities.

3.	Statutory Information

Educators prepares statutory-basis financial statements in accordance with accounting practices prescribed or permitted by the Insurance Department of the Commonwealth (the “Insurance Department”). The Commonwealth requires that insurance companies domiciled in the Commonwealth prepare their statutory-basis financial statements in accordance with the National Association of Insurance Commissioners’ (“NAIC”) Accounting Practices and Procedures manual, subject to any deviations prescribed or permitted by the Commonwealth’s insurance commissioner. Permitted statutory accounting practices encompass all accounting practices that are not prescribed; such practices differ from state to state, may differ from company to company within a state, and may change in the future. The Company did not have any permitted practices for the years ended December 31, 2004, 2003, or 2002.

Financial Information

Educators’ statutory-basis net income (loss) was $2,225,494, $3,283,412, and $(2,536,958) for the years ended December 31, 2004, 2003, and 2002, respectively. Educators’ statutory-basis surplus was $56,359,099 and $55,406,545 at December 31, 2004 and 2003, respectively.

Risk-Based Capital

Risk-based capital is designed to measure the acceptable amount of capital an insurer should have based on the inherent risks of the insurer’s business. Insurers failing to meet adequate capital levels may be subject to insurance department scrutiny and ultimately rehabilitation or liquidation. Based on established standards, Educators maintained statutory-basis surplus in excess of minimum prescribed risk-based capital requirements at December 31, 2004.

Educators Mutual Life Insurance Company and Subsidiaries

Notes to Consolidated Financial Statements

For the Three Years Ended December 31, 2004

(expressed in United States Dollars)

4.	Investments

The following tables provide the amortized cost and estimated fair value of the Company’s investments at December 31, 2004 and 2003:

2004	Cost or Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
U.S. Treasuries and government agencies	$6,790,153	$504,090	$(25,299)	$7,268,944
States, municipalities, and political subdivisions	1,502,474	66,089	—	1,568,563
Foreign governments	484,532	—	(433)	484,099
Corporate	57,193,372	3,296,252	(132,437)	60,357,187
Mortgage-backed	478,714	3,921	—	482,635

Total fixed income securities	66,449,245	3,870,352	(158,169)	70,161,428
Redeemable preferred stock	208,916	20,033	—	228,949
Equity call options	883,522	656,145	(66,624)	1,473,043

Total investments	$67,541,683	$4,546,530	$(224,793)	$71,863,420

2003	Cost or Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
U.S. Treasuries and government agencies	$7,901,677	$559,561	$(829)	$8,460,409
States, municipalities, and political subdivisions	1,494,916	95,984	—	1,590,900
Corporate	51,242,075	5,572,339	(84,876)	56,729,538

Total fixed income securities	60,638,668	6,227,884	(85,705)	66,780,847
Redeemable preferred stock	127,499	11,566	—	139,065
Equity call options	686,113	469,718	(97,513)	1,058,318

Total investments	$61,452,280	$6,709,168	$(183,218)	$67,978,230

Certain insurance departments in the states in which the Company is licensed to do business require a deposit in the event the Company would become insolvent. In order to satisfy these requirements, the Company had fixed income securities with an estimated fair value of $3,005,570 and $2,749,799 on deposit with various insurance departments at December 31, 2004 and 2003, respectively.

Educators Mutual Life Insurance Company and Subsidiaries

Notes to Consolidated Financial Statements

For the Three Years Ended December 31, 2004

(expressed in United States Dollars)

4.	Investments, cont.

The amortized cost and estimated fair value of fixed income securities, including the equity call option portion of the Company’s convertible bond portfolio, and redeemable preferred stock, at December 31, 2004, by contractual maturity, are shown below. Expected maturities could differ from contractual maturities because borrowers may have the right to call or prepay obligations, with or without call or prepayment penalties.

	Amortized Cost	Estimated Fair Value
Less than one year	$8,495,310	$8,924,708
One through five years	44,311,022	46,649,984
Five through ten years	11,743,578	12,820,826
Greater than ten years	2,513,059	2,985,267
Mortgage-backed securities	478,714	482,635

Total	$67,541,683	$71,863,420

The gross unrealized losses and estimated fair value of investments classified as available-for-sale securities by investment category and length of time an individual security has been in a continuous unrealized position at December 31, 2004 and 2003 are as follows:

	Less than 12 Months		12 Months or More		Total
2004	Estimated Fair Value	Unrealized Losses	Estimated Fair Value	Unrealized Losses	Estimated Fair Value	Unrealized Losses
U.S. Treasuries and government agencies	$2,526,073	$(19,920)	$495,020	$(5,379)	$3,021,093	$(25,299)
Foreign governments	484,099	(433)	—	—	484,099	(433)
Corporate	10,686,677	(96,075)	—	—	10,686,677	(96,075)

Total investments	$13,696,849	$(116,428)	$495,020	$(5,379)	$14,191,869	$(121,807)

	Less than 12 Months		12 Months or More		Total
2003	Estimated Fair Value	Unrealized Losses	Estimated Fair Value	Unrealized Losses	Estimated Fair Value	Unrealized Losses
U.S. Treasuries and government agencies	$499,688	$(829)	$—	$—	$499,688	$(829)
Corporate	873,076	(45,951)	—	—	873,076	(45,951)

Total investments	$1,372,764	$(46,780)	$—	$—	$1,372,764	$(46,780)

For purposes of the above table, the Company’s convertible bond securities have not been bifurcated between the fixed income component and the equity call option. Management evaluated each convertible bond security for other than temporary impairment in total as the equity call option cannot be sold separately from the convertible bond security. Under this approach, as of December 31, 2004 and 2003, none of the Company’s convertible bond securities were in an unrealized loss position. On a bifurcated basis, the fixed income component, which are included in the corporate category in the investment table on the preceding page, had unrealized losses of $36,362 and $38,925 at December 31, 2004 and 2003, respectively, while the equity call options had unrealized losses of $66,624 and $97,513, respectively.

Educators Mutual Life Insurance Company and Subsidiaries

Notes to Consolidated Financial Statements

For the Three Years Ended December 31, 2004

(expressed in United States Dollars)

4.	Investments, cont.

At December 31, 2004, the Company held 30 investments with gross unrealized losses of $121,807. Management has evaluated the unrealized losses in the investments in fixed income securities and determined that they are primarily due to a fluctuation in interest rates and not attributable to credit risk factors. For investments in fixed income securities, losses in the estimated fair values are viewed as temporary if the security can be held to maturity and it is reasonable to assume that the issuer will be able to service the debt, both as to principal and interest. Management believes that the current carrying value of these investments will be realized and that the Company has the ability and intent to hold them until that time.

Proceeds from the sale of fixed income securities totaled $9,029,922, $4,411,424, and $10,337,292 for the years ended December 31, 2004, 2003, and 2002, respectively. Gross realized gains on the sale of fixed income securities totaled $1,160,610, $657,522, and $1,742,071 for the years ended December 31, 2004, 2003, and 2002, respectively. Gross realized losses on the sale of fixed income securities totaled $106,852, $147,339, and $333,637 for the years ended December 31, 2004, 2003, and 2002, respectively.

For the years ended December 31, 2004, 2003, and 2002, the change in the estimated fair value of equity call options included in net realized investment gains on the consolidated statements of operations and comprehensive income (loss) totaled $217,316, $578,238, and $33,838, respectively.

During 2002, the Company recorded a realized loss totaling $981,092 related to the impairment of certain fixed income securities. There were no impairments of fixed income securities recorded during 2004 or 2003. During 2003, the Company recorded a realized loss totaling $426,382 related to the impairment of common stock.

Net investment income for the years ended December 31, 2004, 2003, and 2002 was as follows:

	2004	2003	2002
Fixed income securities	$3,673,126	$4,291,364	$5,504,003
Short-term investments	221,356	161,908	186,003
Mortgage loans	17,571	86,293	144,606
Equity in income (loss) of limited partnership investments	65,275	(13,044)	(10,937)

Gross investment income	3,977,328	4,526,521	5,823,675
Investment expenses	(253,228)	(165,611)	(178,292)

Net investment income	$3,724,100	$4,360,910	$5,645,383

Educators Mutual Life Insurance Company and Subsidiaries

Notes to Consolidated Financial Statements

For the Three Years Ended December 31, 2004

(expressed in United States Dollars)

5.	Claims Payable

The following table provides a summary of the activity in the liability for claims payable for the years ended December 31, 2004, 2003, and 2002:

	2004	2003	2002
Claims payable, beginning of period	$4,364,906	$14,548,566	$19,482,816
Reinsurance recoverable on unpaid claims	—	157,180	201,953

Net claims payable	4,364,906	14,391,386	19,280,863
Incurred related to:
Current year	17,971,319	19,311,084	71,227,468
Prior year	(1,960,133)	(2,484,504)	(4,561,818)

Total incurred	16,011,186	16,826,580	66,665,650

Paid related to:
Current year	16,228,137	19,664,283	60,770,365
Prior year	1,526,707	7,188,777	10,784,762

Total paid	17,754,844	26,853,060	71,555,127

Net claims payable	2,621,248	4,364,906	14,391,386
Reinsurance recoverable on unpaid claims	—	—	157,180

Claims payable, end of period	$2,621,248	$4,364,906	$14,548,566

The liability for claims payable is estimated using statistical claim development models, taking into consideration historical claim severity and frequency patterns and changes in benefit structures that may impact the amount at which claims are ultimately settled. The estimation process for determining this liability inherently results in adjustments each year for claims incurred (but not paid) in preceding years. For the years ended December 31, 2004, 2003, and 2002, the Company reduced its prior year claims payable by $1,960,133, $2,484,504, and $4,561,818, respectively. Negative amounts reported for claims incurred related to prior years are a result of claims being settled for amounts less than originally estimated (favorable development). Positive amounts reported for claims incurred related to prior years are a result of claims being settled for amounts greater than originally estimated (unfavorable development).

The Company’s group medical line of business experienced favorable development of $1,113,029, $1,789,422, and $3,879,470 in 2004, 2003 and 2002, respectively. The favorable development in 2004 and 2003 reflects the impact of the run-off of the group medical line, as a large number of insured groups with higher than average loss experience terminated their coverage with Educators prior to the end of the current policy period. The 2002 claims payable estimate was based on claim trends in the existing block of business. The termination of the groups with higher loss experience resulted in lower claim trends than those projected by the data available at the time the liability was established. The favorable development in 2002 reflects lower medical cost trends than those projected based on the information available at the time the liability was established.

Educators Mutual Life Insurance Company and Subsidiaries

Notes to Consolidated Financial Statements

For the Three Years Ended December 31, 2004

(expressed in United States Dollars)

5.	Claims Payable, cont.

The Company’s dental line of business experienced favorable development of $847,104, $695,082, and $682,348 in 2004, 2003, and 2002, respectively. The Company experienced considerable growth in its dental line from 2001 to 2003, specifically in North Carolina and Michigan. Concurrent with the premium growth, the Company experienced an increase in claim frequency and a related increase in the dental loss ratio. The favorable development primarily reflects lower claims experience than anticipated at the time the liability was established.

6.	Reinsurance

The Company purchases reinsurance to manage its loss exposures related to its long-term disability, group life, and accidental death and dismemberment lines of business. The Company’s long-term disability reinsurance is provided on a quota share basis and its group life and accidental death and dismemberment reinsurance is provided on an excess of loss basis. Although reinsurance agreements contractually obligate the Company’s reinsurers to reimburse the Company for the agreed upon portion of its gross paid losses, they do not discharge the primary liability of the Company.

The following table provides a summary of the Company’s premiums on a direct, ceded, and net basis for the years ended December 31, 2004, 2003, and 2002:

	2004		2003		2002
	Written	Earned	Written	Earned	Written	Earned
Direct premiums	$40,789,813	$40,779,619	$43,911,424	$43,946,805	$98,138,603	$98,146,844
Ceded premiums	(1,719,805)	(1,722,502)	(2,233,338)	(2,232,595)	(3,276,075)	(3,271,703)

Net premiums	$39,070,008	$39,057,117	$41,678,086	$41,714,210	$94,862,528	$94,875,141

The following table provides a summary of the Company’s losses on a direct, ceded and net basis for the years ended December 31, 2004, 2003, and 2002:

	2004	2003	2002
Direct claims incurred	$26,572,196	$27,190,084	$76,961,866
Ceded claims incurred	(640,245)	(1,811,024)	(1,062,911)

Claims incurred	$25,931,951	$25,379,060	$75,898,955

Educators Mutual Life Insurance Company and Subsidiaries

Notes to Consolidated Financial Statements

For the Three Years Ended December 31, 2004

(expressed in United States Dollars)

6.	Reinsurance, cont.

Effective October 1, 2003, the Company entered into a coinsurance agreement with London Life Reinsurance Company (LLRC), under which the Company cedes 100% of its group insurance business written or renewed on or after the effective date to LLRC. Concurrent upon entering into the coinsurance agreement, LLRC retroceded the business assumed from the Company to its affiliate, London Life International Reinsurance Corporation (LLIRC). Under a stop loss reinsurance agreement with LLIRC, the Company reinsures LLIRC against any net loss on the reinsured business. As a result of the above transactions, the Company retains 100% of the insurance risk on business written and renewed by the Company, on and after the effective date. The Company recognized fees totaling $60,000 and $15,000 for the years ended December 31, 2004 and 2003, respectively, related to these agreements, which are included in general insurance expenses in the consolidated statements of operations and comprehensive income (loss). In addition, the Company is required to maintain a trust deposit equal to 105% of statutory reserves at the end of each calendar quarter. As of December 31, 2004, the Company was required to maintain a trust deposit of at least $8.1 million.

The Company entered into a coinsurance agreement in 1999, under which it ceded an existing block of outstanding claims related to a program that provided long-term disability coverage to certain professional associations. The Company recorded a reinsurance recoverable totaling $16,139,391 and $17,497,776 at December 31, 2004 and 2003, related to this block of ceded claims.

7.	Income Taxes

The components of the income tax provision (benefit) for the years ended December 31, 2004, 2003, and 2002 are as follows:

	2004	2003	2002
Current tax expense (benefit)	$222,506	$51,830	$(134,916)
Deferred tax expense (benefit)	789,170	657,441	(926,376)

Income tax expense (benefit)	$1,011,676	$709,271	$(1,061,292)

In addition to the income tax provision (benefit), the net deferred tax asset increased (decreased) by $823,320, $121,312, and $(699,405) in 2004, 2003, and 2002, respectively, as a result of changes in the unrealized gains and losses on the Company’s fixed income securities. The tax effect of these items is recorded directly to accumulated other comprehensive income, which is a component of equity.

The provision (benefit) for income taxes for the years ended December 31, 2004, 2003, and 2002 is as follows:

	2004	2003	2002
Income tax expense (benefit) at statutory rate	$950,418	$729,659	$(1,118,995)
Interest related to IRS audit	—	(76,184)	—
Other	61,258	55,796	57,703

Income tax expense (benefit)	$1,011,676	$709,271	$(1,061,292)

Educators Mutual Life Insurance Company and Subsidiaries

Notes to Consolidated Financial Statements

For the Three Years Ended December 31, 2004

(expressed in United States Dollars)

	2004	2003
Deferred tax assets:
Other than temporary investment impairments	$227,018	$727,559
Capital loss carry over	206,453	63,956
Benefit plan liabilities	600,156	618,930
Asset impairments	237,317	314,568
Accident and health reserve discounting	137,095	131,833
Deferred gain on sale of office building	136,866	176,212
Federal net operating loss carry forward	—	337,296
State net operating loss carry forward	3,817,984	3,492,097
Alternative minimum tax credits	586,388	538,409
Other	195,592	283,396

Total deferred tax assets before valuation allowance	6,144,869	6,684,256
Valuation allowance	(3,817,984)	(3,492,097)

Total deferred tax assets	2,326,885	3,192,159
Deferred tax liabilities:
Unrealized gain on investments	1,268,954	2,092,274
Depreciation and amortization	283,706	432,663
Unrealized gains on equity call options	200,437	126,550
Market discount	87,139	88,173

Total deferred tax liabilities	1,840,236	2,739,660

Net deferred tax asset	$486,649	$452,499

As of December 31, 2004, IBSi had state net operating loss carryforwards totaling $11,229,366, of which $4,972,675 begins to expire in 2021. A valuation allowance has been recorded against these state net operating loss carryforwards.

The net deferred tax asset has not been reduced by a valuation allowance because management believes that, while it is not assured, it is more likely than not that the Company will generate sufficient future taxable income to utilize these net future tax deductions. The amount of the net deferred tax asset considered realizable, however, could be materially reduced in the near term if estimates of future taxable income in the years in which the differences are expected to reverse are decreased.

8.	Benefit Plans

The Company sponsors a non-contributory defined benefit pension plan (the “pension plan”) covering substantially all of its employees. On May 18, 2005, the Company’s Board of Directors approved the freezing of the pension plan effective December 31, 2005. The Company also sponsors a defined benefit postretirement plan (the “postretirement plan”), which provides certain health care and life insurance benefits for retired employees. Current employees may become eligible for these benefits if they reach retirement age while working for the Company and meet certain years of service levels prior to January 1, 2015.

Educators Mutual Life Insurance Company and Subsidiaries

Notes to Consolidated Financial Statements

For the Three Years Ended December 31, 2004

(expressed in United States Dollars)

8.	Benefit Plans, cont.

Life insurance benefits are set at 100% of an employee’s annual salary at the time of retirement, up to a maximum of $175,000, and are reduced to $10,000 by age 70.

Pension costs are funded to the limits specified by the Employee Retirement Income Security Act of 1974, as amended. From time to time, the Company may contribute additional amounts to the pension plan as it deems appropriate, subject to funding limitations. Based on the funded status of the pension plan at December 31, 2004, the Company is not required to make a contribution in 2005, however, the Company expects to contribute approximately $500,000 to the pension plan.

The Company uses a measurement date of December 31 for its plans.

In May 2004, the Financial Accounting Standards Board (“FASB”) issued FASB Staff Position No. 106-2 (“FAS 106-2”), “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the “Act”)”. FAS 106-2 superceded FAS 106-1, which previously addressed the accounting implications of the Act. FAS 106-2 provides guidance to sponsors of postretirement medical plans in accounting for, and disclosing, the effects of the Act on a plan’s accumulated postretirement benefit obligation and net postretirement benefit cost. The Act provides a federal subsidy for prescription drug benefits to those plans that meet an “actuarial equivalency” test, which compares a plan’s prescription drug benefit to the prescription drug benefits provided under Medicare Part D. FAS 106-2 is effective for non-public entities that sponsor a plans with less than 100 participants for fiscal years beginning after December 31, 2004, therefore, the benefit obligation at December 31, 2004 and net periodic benefit cost for the year ended December 31, 2004 do not include the effects of the Act.

Management has concluded that the prescription drug benefit provided under the Company’s postretirement medical plan meets the actuarial equivalency test under the Act, however, management is continuing to evaluate whether or not to apply to the federal government for the subsidy. The estimated impact of the subsidy on the Company’s 2005 net periodic benefit cost and the postretirement benefit obligation at December 31, 2005 is approximately $63,000 and approximately $346,000, respectively.

Educators Mutual Life Insurance Company and Subsidiaries

Notes to Consolidated Financial Statements

For the Three Years Ended December 31, 2004

(expressed in United States Dollars)

8.	Benefit Plans, cont.

A reconciliation of changes in the benefit obligation, fair value of plan assets and funded status of the pension plan and the postretirement plan at December 31, 2004 and 2003 is as follows:

	Pension Plan		Postretirement Plan
	2004	2003	2004	2003
Change in benefit obligation:
Benefit obligation at beginning of year	$9,778,845	$9,782,800	$2,582,536	$2,539,813
Service cost	393,991	421,719	16,435	14,105
Interest cost	575,099	553,639	149,522	153,025
Actuarial loss (gain)	201,570	(394,391)	364,241	63,497
Benefits paid	(517,570)	(422,777)	(203,352)	(187,904)
Other	58,339	(162,145)	—	—

Benefit obligation at end of year	10,490,274	9,778,845	2,909,382	2,582,536

Change in plan assets:
Fair value of plan assets at beginning of year	8,683,380	7,438,343	—	—
Actual return on plan assets	591,755	817,814	—	—
Employer contributions	535,000	850,000	203,352	187,904
Benefits paid	(517,570)	(422,777)	(203,352)	(187,904)

Fair value of plan assets at end of year	9,292,565	8,683,380	—	—

Funded status:
Funded status	1,197,709	1,095,465	2,909,382	2,582,536
Unrecognized net actuarial gain	(1,348,688)	(1,192,897)	(784,369)	(447,107)
Unrecognized transition obligation	17,710	20,661	—	—
Unrecognized prior service cost	(226,578)	(238,277)	—	—

Accrued (prepaid) benefit plan liabilities (assets)	$(359,847)	$(315,048)	$2,125,013	$2,135,429

During 2004, the Company increased its pension plan benefit obligation by $58,339 as a result of fully vesting plan participants that were terminated by the Company in the 2003 plan year. During 2003, the Company recognized a partial plan curtailment that decreased the pension plan benefit obligation by $162,145.

The accumulated benefit obligation of the pension plan at December 31, 2004 and 2003 was $8,904,518 and $8,152,511, respectively.

Educators Mutual Life Insurance Company and Subsidiaries

Notes to Consolidated Financial Statements

For the Three Years Ended December 31, 2004

(expressed in United States Dollars)

8.	Benefit Plans, cont.

Benefits paid totaled $517,570, $422,777, and $400,993 for the pension plan and $203,352, $187,904, and $249,092 for the postretirement plan for the years ended December 31, 2004, 2003, and 2002, respectively. The estimated future benefits to be paid over the next ten years are as follows:

	Pension Plan	Postretirement Plan
2005	$395,000	$188,376
2006	459,000	196,519
2007	493,000	210,785
2008	541,000	317,923
2009	643,000	220,315
2010-2014	3,839,000	1,109,542

Total	$6,370,000	$2,243,460

The pension plan’s assets were comprised of the following at December 31, 2004 and 2003:

	2004	2003
Equity securities	$3,210,283	$2,796,775
Fixed income securities	5,797,282	5,886,605
Other	285,000	—

Total	$9,292,565	$8,683,380

The primary investment objective of the pension plan is to achieve maximum rates of return commensurate with safety of principal. The pension plan asset allocation is reviewed annually to determine whether the portfolio mix is within an acceptable range of the target allocation. Target asset allocations are based on asset and liability studies with the goal to enhance the expected return of the pension plan portfolio while maintaining acceptable levels of risk. The target asset allocation for the portfolio is 35% equity securities and 65% fixed income securities.

The expected return on pension plan assets is developed using inflation expectations and risk factors to arrive at a long-term nominal expected return for each asset class. The nominal expected return for each asset class is then weighted based on the target asset allocation to develop the expected long-term rate of return on pension plan assets.

The assumptions used in the measurement of the Company’s benefit obligation are shown in the following table:

	Pension Plan		Postretirement Plan
	2004	2003	2004	2003
Weighted average discount rate	5.75%	6.00%	5.75%	6.00%
Expected long-term rate of return on plan assets	6.50%	6.50%	N/A	N/A
Rate of increase in compensation levels	4.50%	5.00%	4.50%	5.00%

Educators Mutual Life Insurance Company and Subsidiaries

Notes to Consolidated Financial Statements

For the Three Years Ended December 31, 2004

(expressed in United States Dollars)

8.	Benefit Plans, cont.

The following table provides the components of net periodic benefit cost for the pension plan and postretirement plan for the years ending December 31, 2004, 2003, and 2002:

	Pension Plan			Postretirement Plan
	2004	2003	2002	2004	2003	2002
Service cost	$393,991	$421,719	$512,308	$16,435	$14,105	$174,263
Interest cost	575,099	553,639	570,142	149,522	153,025	169,714
Expected return on plan assets	(561,258)	(478,489)	(512,770)	—	—	—
Recognized net actuarial gain	15,282	34,505	35,975	26,979	18,519	22,160
Amortization of transition obligation	(2,951)	(2,951)	(2,951)	—	—	—
Amortization of prior service cost	11,699	11,699	15,492	—	—	—
Other	58,339	77,939	—	—	—	—

Net periodic benefit cost	$490,201	$618,061	$618,196	$192,936	$185,649	$366,137

The assumptions used in the measurement of the Company’s net periodic benefit cost for the pension plan and the postretirement plan are shown in the following table:

	Pension Plan			Postretirement Plan
	2004	2003	2002	2004	2003	2002
Weighted average discount rate	6.00%	6.25%	6.50%	6.00%	6.25%	6.50%
Expected long-term rate of return on plan assets	6.50%	6.50%	7.00%	N/A	N/A	N/A
Rate of increase in compensation levels	5.00%	5.00%	5.00%	5.00%	5.00%	5.00%

At December 31, 2004, the assumed healthcare cost trend rate used in the estimate of the postretirement benefit plan liability was 11.00% for those participants under age 65, with the rate decreasing to 5% in 2011 and thereafter. The assumed healthcare cost trend rate used for those participants over age 65 was 10.00%, with the rate decreasing to 4.00% in 2011 and thereafter.

Assumed healthcare cost trend rates have a significant effect on the amounts reported for the postretirement plan. At December 31, 2004, a one-percentage-point change in the assumed healthcare cost trend rates would have the following effect:

	One-Percentage-Point
	Increase	Decrease
Effect on total of service and interest cost components	$17,248	$(14,597)
Effect on postretirement benefit obligation	269,854	(230,958)

Educators Mutual Life Insurance Company and Subsidiaries

Notes to Consolidated Financial Statements

For the Three Years Ended December 31, 2004

(expressed in United States Dollars)

8.	Benefit Plans, cont.

The Company also sponsors a defined contribution plan covering its eligible employees. Employees are eligible to participate in the defined contribution plan at the beginning of the first calendar quarter after the attainment of age 21. Under the provisions of the defined contribution plan, the Company matches 75% of a participant’s contributions up to 4% of their compensation after one year of service. The Company’s contributions to the defined contribution plan for the years ended December 31, 2004, 2003, and 2002 totaled $120,026, $139,369, and $173,835, respectively.

9.	Commitments and Contingencies

Lease Commitments

The Company leases its office building under a multi-year sale-leaseback agreement entered into in June 2001. The term of the lease is seven years, ending on June 30, 2008. Future minimum lease commitments under the remaining term of the lease are as follows at December 31, 2004:

2005	$253,815
2006	253,815
2007	253,815
2008	126,908

$888,353

The Company incurred rent expense of $253,815, $380,530, and $585,338 for the years ended December 31, 2004, 2003, and 2002. As a result of the sale-leaseback transaction, the Company recognized a gain on the sale of the building of $810,073, which is being amortized on a straight-line basis over the life of the lease. For the years ended December 31, 2004, 2003, and 2002, rent expense, which is included in general insurance expenses in the consolidated statements of operations and comprehensive income (loss), was reduced by $115,725 as a result of the amortization of the gain.

Line of Credit

The Company maintains an unsecured line of credit agreement with a commercial bank in the amount of $5,000,000. Borrowings under the line of credit bear interest at the prime rate less 1/2%. There were no outstanding borrowings under the line of credit at December 31, 2004 or 2003.

Legal Proceedings

The Company, from time to time, may be a defendant in legal proceedings relative to the conduct of its insurance business. Management has concluded that the resolution of any such matters will not have a material effect on the Company’s financial condition or results of operations.

Educators Mutual Life Insurance Company and Subsidiaries

Notes to Consolidated Financial Statements

For the Three Years Ended December 31, 2004

(expressed in United States Dollars)

10.	Segment Information

The Company’s operations are organized into the following segments: group benefits insurance, general agency operations (IBSi), group medical insurance, and corporate/other. The group medical insurance segment has been in run-off since March 2002. The assets of the group benefits insurance and group medical insurance segments, which include the assets of Educators, are not separately identifiable and, therefore, are not allocated or reviewed on a segment basis. The assets of IBSi are separately identifiable and, therefore, are allocated to the general agency operations segment.

Group Benefits Insurance

The group benefits insurance segment consists of the operating results of Educators’ group benefits products, including dental, short and long-term disability, term life and accidental death and dismemberment. Educators’ group benefit products are sold through IBSi and unaffiliated direct general agencies, primarily in the Mid-Atlantic, Southeast, and Midwest regions of the United States.

Group Medical Insurance

The Company’s group medical insurance segment was placed into run-off in 2002. The Company ceased writing new policies in March 2002 and ceased renewing policies in September 2002.

General Agency Operations

The general agency operations segment consists of the operating results of IBSi. IBSi provides marketing and administrative services to group benefit and medical insurance carriers, primarily in the Mid-Atlantic and Southeast regions of the United States. IBSi contracts with insurance carriers to market their products through IBSi’s network of insurance brokers and producers. IBSi earns sales and marketing fee income based on a predetermined percentage of premiums sold with each insurance carrier. IBSi’s total assets were $5,187,510, $7,596,783, and $9,002,878, at December 31, 2004, 2003, and 2002, respectively.

Corporate/Other

The corporate/other segment consists of corporate-related expenses and certain eliminations required to reconcile the segment data to the consolidated statements of operations.

Educators Mutual Life Insurance Company and Subsidiaries

Notes to Consolidated Financial Statements

For the Three Years Ended December 31, 2004

(expressed in United States Dollars)

10.	Segment Information, cont.

	2004
	Group Benefits Insurance	Group Medical Insurance	General Agency Operations	Corporate/ Other	Total
Revenue:
Net premiums earned	$38,752,669	$304,448	$—	$—	$39,057,117
Net investment income	3,617,147	45,304	61,649	—	3,724,100
Net realized investment gains	1,255,351	15,723	—	—	1,271,074
Other revenue	—	—	2,230,023	(1,284,307)	945,716

Total revenue	43,625,167	365,475	2,291,672	(1,284,307)	44,998,007

Expenses:
Claims incurred	27,543,064	(1,611,113)	—	—	25,931,951
General insurance expenses	7,573,212	212,689	—	189,286	7,975,187
Commissions and related expenses	5,919,986	267	—	(1,284,307)	4,635,946
Other expenses	—	—	3,404,231	255,346	3,659,577

Total expenses	41,036,262	(1,398,157)	3,404,231	(839,675)	42,202,661

Income (loss) before income taxes	2,588,905	1,763,632	(1,112,559)	(444,632)	2,795,346
Income tax expense (benefit)	914,660	623,091	(369,076)	(156,999)	1,011,676

Net income (loss)	$1,674,245	$1,140,541	$(743,483)	$(287,633)	$1,783,670

	2003
	Group Benefits Insurance	Group Medical Insurance	General Agency Operations	Corporate/ Other	Total
Revenue:
Net premiums earned	$35,601,825	$6,112,385	$—	$—	$41,714,210
Net investment income	3,907,677	394,370	58,863	—	4,360,910
Net realized investment gains	601,350	60,689	—	—	662,039
Other revenue	—	87,165	2,125,641	(1,234,712)	978,094

Total revenue	40,110,852	6,654,609	2,184,504	(1,234,712)	47,715,253

Expenses:
Claims incurred	24,548,238	830,822	—	—	25,379,060
General insurance expenses	6,869,012	2,226,555	—	357,637	9,453,204
Commissions and related expenses	5,445,676	485,007	—	(1,234,712)	4,695,971
Other expenses	—	308,473	5,203,388	529,101	6,040,962

Total expenses	36,862,926	3,850,857	5,203,388	(347,974)	45,569,197

Income (loss) before income taxes	3,247,926	2,803,752	(3,018,884)	(886,738)	2,146,056
Income tax expense (benefit)	1,088,705	939,818	(1,021,889)	(297,363)	709,271

Net income (loss)	$2,159,221	$1,863,934	$(1,996,995)	$(589,375)	$1,436,785

Educators Mutual Life Insurance Company and Subsidiaries

Notes to Consolidated Financial Statements

For the Three Years Ended December 31, 2004

(expressed in United States Dollars)

10.	Segment Information, cont.

	2002
	Group Benefits Insurance	Group Medical Insurance	General Agency Operations	Corporate/ Other	Total
Revenue:
Net premiums earned	$30,221,530	$64,653,611	$—	$—	$94,875,141
Net investment income	3,365,133	2,175,113	105,137	—	5,645,383
Net realized investment gains	280,120	181,060	—	—	461,180
Other revenue	—	233,048	2,475,939	(2,479,119)	229,868

Total revenue	33,866,783	67,242,832	2,581,076	(2,479,119)	101,211,572

Expenses:
Claims incurred	20,622,068	55,276,887	—	—	75,898,955
General insurance expenses	4,233,860	8,538,815	—	358,666	13,131,341
Commissions and related expenses	4,748,011	5,390,469	—	(2,246,230)	7,892,250
Other expenses	—	1,617,591	5,561,312	401,284	7,580,187

Total expenses	29,603,939	70,823,762	5,561,312	(1,486,280)	104,502,733

Income (loss) before income taxes	4,262,844	(3,580,930)	(2,980,236)	(992,839)	(3,291,161)
Income tax expense (benefit)	724,683	(608,758)	(1,008,422)	(168,795)	(1,061,292)

Net income (loss)	$3,538,161	$(2,972,172)	$(1,971,814)	$(824,044)	$(2,229,869)

11.	Quarterly Financial Data (Unaudited)

	Three Months Ended
2004	March 31	June 30	September 30	December 31
Total revenue	$11,448,711	$11,363,593	$10,749,951	$11,435,752
Income from operations	1,787,798	217,889	189,906	599,753
Net income	1,178,619	141,880	123,780	339,391

	Three Months Ended
2003	March 31	June 30	September 30	December 31
Total revenue	$14,432,694	$11,935,361	$10,591,198	$10,756,000
Income (loss) from operations	428,807	926,133	903,757	(112,641)
Net income (loss)	280,222	684,721	593,662	(121,820)

Educators Mutual Life Insurance Company and Subsidiaries

Notes to Consolidated Financial Statements

For the Three Years Ended December 31, 2004

(expressed in United States Dollars)

12.	Subsequent Events

Demutualization and Merger with Eastern Holding Company, Ltd.

On March 17, 2005, the Company’s Board of Directors approved an Agreement and Plan of Reorganization (the “Agreement”). Under the terms of the Agreement, the Company will convert from a mutual insurance company to a stock insurance company and become a wholly-owned subsidiary of a newly formed holding company, Eastern Insurance Holdings, Inc. (“EIHI”). Immediately after the conversion, EIHI will acquire Eastern Holding Company, Ltd. (“Eastern”) through an exchange of cash and EIHI common stock for 100% of the outstanding capital stock of Eastern. As part of the conversion, EIHI will offer its shares of common stock to eligible members through a subscription offering. Any shares of common stock remaining after the subscription offering will be offered in a community offering. Eligible members are those persons that owned a group insurance policy issued by the Company that was in-force on March 17, 2005 as well as certificate holders (i.e., insured persons) covered under those policies. The plan of conversion from a mutual to a stock company must be filed with and approved by the Pennsylvania Insurance Department. Additionally, the plan of conversion must be approved by an “affirmative vote” of at least two-thirds of the votes cast at a special meeting of the Company’s eligible members.

Sale of IBSi Interest

On September 28, 2005, the Company entered into a Letter of Intent (the “LOI”) for the sale of its interest in IBSi to IBSi’s current Vice President of Sales, a current IBSi Regional Sales Director, and an unaffiliated third party (collectively referred to as the “purchasers”). The sale will be consummated through a cash purchase of $300,000 and is expected to close effective October 31, 2005. Prior to the sale, all inter-company balances between Educators and IBSi will be settled, and any remaining assets and liabilities of IBSi, excluding certain furniture and equipment, will become the property or obligation of Educators. The Company does not expect to recognize a material gain or loss as a result of the sale. Under the terms of the LOI, the purchasers will receive certain furniture and equipment currently owned by IBSi and will have the exclusive right to market Educators’ group benefits products in North and South Carolina and Virginia for the twelve-month period immediately following the closing date of the sale. IBSi will also have the right to market Educators’ products in other states in which it operates, with the exception of Pennsylvania and Maryland. Subsequent to the sale, Educators’ will market and sell its group benefits products through independent brokers and producers in Pennsylvania and Maryland. As of December 31, 2004, IBSi’s assets and liabilities were as follows:

Assets
Cash and cash equivalents	$4,593,860
Amounts due from Educators, net	266,702
Other assets	326,948

Total assets	$5,187,510

Liabilities
Accounts payable and accrued expenses	534,012

Total liabilities	$534,012

Annex E

THE PENNSYLVANIA BUSINESS CORPORATION LAW OF 1988, AS AMENDED

Excerpts From Subchapter 19C

Section 1930. Dissenters rights.

(a) General rule. If any shareholder of a domestic business corporation that is to be a party to a merger or consolidation pursuant to a plan of merger or consolidation objects to the plan of merger or consolidation and complies with the provisions of Subchapter D of Chapter 15 (relating to dissenters rights), the shareholder shall be entitled to the rights and remedies of dissenting shareholders therein provided, if any. See also section 1906(c) (relating to dissenters rights upon special treatment).

Subchapter 15D – Dissenters Rights

Section 1571. Application and effect of subchapter.

(a) General rule. Except as otherwise provided in subsection (b), any shareholder (as defined in Section 1572 (relating to definitions)) of a business corporation shall have the right to dissent from, and to obtain payment of the fair value of his shares in the event of, any corporate action, or to otherwise obtain fair value for his shares, only where this part expressly provides that a shareholder shall have the rights and remedies provided in this subchapter. See:

Section 1906(c) (relating to dissenters rights upon special treatment).

Section 1930 (relating to dissenters rights).

Section 1931(d) (relating to dissenters rights in share exchanges).

Section 1932(c) (relating to dissenters rights in asset transfers).

Section 1952(d) (relating to dissenters rights in division).

Section 1962(c) (relating to dissenters rights in conversion).

Section 2104(b) (relating to procedure).

Section 2324 (relating to corporation option where a restriction on transfer of a security is held invalid).

Section 2325(b) (relating to minimum vote requirement).

Section 2704(c) (relating to dissenters rights upon election).

Section 2705(d) (relating to dissenters rights upon renewal of election).

Section 2904(b) (relating to procedure).

Section 2907(a) (relating to proceedings to terminate breach of qualifying conditions).

Section 7104(b)(3) (relating to procedure).

(b) Exceptions.

(1) Except as otherwise provided in paragraph (2), the holders of the shares of any class or series of shares shall not have the right to dissent and obtain payment of the fair value of the shares under this subchapter if, on the record date fixed to determine the shareholders entitled to notice of and to vote at the meeting at which a plan specified in any of section 1930, 1931(d), 1932(c) or 1952(d) is to be voted on, or on the date of the first public announcement that such a plan has been approved by the shareholders by consent without a meeting, the shares are either:

(i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.; or

(ii) held beneficially or of record by more than 2,000 persons.

(2) Paragraph (1) shall not apply to and dissenters rights shall be available without regard to the exception provided in that paragraph in the case of:

(i) (Repealed).

(ii) Shares of any preferred or special class or series unless the articles, the plan or the terms of the transaction entitle all shareholders of the class or series to vote thereon and require for the adoption of the plan or the effectuation of the transaction the affirmative vote of a majority of the votes cast by all shareholders of the class or series.

(iii) Shares entitled to dissenters rights under section 1906(c) (relating to dissenters rights upon special treatment).

(3) The shareholders of a corporation that acquires by purchase, lease, exchange or other disposition all or substantially all of the shares, property or assets of another corporation by the issuance of shares, obligations or otherwise, with or without assuming the liabilities of the other corporation and with or without the intervention of another corporation or other person, shall not be entitled to the rights and remedies of dissenting shareholders provided in this subchapter regardless of the fact, if it be the case, that the acquisition was accomplished by the issuance of voting shares of the corporation to be outstanding immediately after the acquisition sufficient to elect a majority or more of the directors of the corporation.

(c) Grant of optional dissenters rights. The bylaws or a resolution of the board of directors may direct that all or a part of the shareholders shall have dissenters rights in connection with any corporate action or other transaction that would otherwise not entitle such shareholders to dissenters rights.

(d) Notice of dissenters rights. Unless otherwise provided by statute, if a proposed corporate action that would give rise to dissenters rights under this subpart is submitted to a vote at a meeting of shareholders, there shall be included in or enclosed with the notice of meeting:

(1) a statement of the proposed action and a statement that the shareholders have a right to dissent and obtain payment of the fair value of their shares by complying with the terms of this subchapter; and

(2) a copy of this subchapter.

(e) Other statutes. The procedures of this subchapter shall also be applicable to any transaction described in any statute other than this part that makes reference to this subchapter for the purpose of granting dissenters rights.

(f) Certain provisions of articles ineffective. This subchapter may not be relaxed by any provision of the articles.

(g) Computation of beneficial ownership. For purposes of subsection (b)(1)(ii), shares that are held beneficially as joint tenants, tenants by the entireties, tenants in common or in trust by two or more persons, as fiduciaries or otherwise, shall be deemed to be held beneficially by one person.

(h) Cross references. See sections 1105 (relating to restriction on equitable relief), 1904 (relating to de facto transaction doctrine abolished), 1763 (relating to determination of shareholders of record) and 2512 (relating to dissenters rights procedure).

Section 1572. Definitions.

The following words and phrases when used in this subchapter shall have the meanings given to them in this section unless the context clearly indicates otherwise:

“Corporation.” The issuer of the shares held or owned by the dissenter before the corporate action or the successor by merger, consolidation, division, conversion or otherwise of that issuer. A plan of division may designate which one or more of the resulting corporations is the successor corporation for the purposes of this subchapter. The designated successor corporation or corporations in a division shall have sole responsibility for payments to dissenters and other liabilities under this subchapter except as otherwise provided in the plan of division.

“Dissenter.” A shareholder or beneficial owner who is entitled to and does assert dissenters rights under this subchapter and who has performed every act required up to the time involved for the assertion of those rights.

“Fair value.” The fair value of shares immediately before the effectuation of the corporate action to which the dissenter objects taking into account all relevant factors, but excluding any appreciation or depreciation in anticipation of the corporate action.

“Interest.” Interest from the effective date of the corporate action until the date of payment at such rate as is fair and equitable under all of the circumstances, taking into account all relevant factors including the average rate currently paid by the corporation on its principal bank loans.

“Shareholder.” A shareholder as defined in Section 1103 (relating to definitions), or an ultimate beneficial owner of shares, including without limitation a holder of depository receipts, where the beneficial interest owned includes an interest in the assets of the corporation upon dissolution.

Section 1573. Record and beneficial holders and owners.

(a) Record holders of shares. A record holder of shares of a business corporation may assert dissenters rights as to fewer than all of the shares registered in his name only if he dissents with respect to all the shares of the same class or series beneficially owned by any one person and discloses the name and address of the person or persons on whose behalf he dissents. In that event, his rights shall be determined as if the shares as to which he has dissented and his other shares were registered in the names of different shareholders.

(b) Beneficial owners of shares. A beneficial owner of shares of a business corporation who is not the record holder may assert dissenters rights with respect to shares held on his behalf and shall be treated as a dissenting shareholder under the terms of this subchapter if he submits to the corporation not later than the time of the assertion of dissenters rights a written consent of the record holder. A beneficial owner may not dissent with respect to some but less than all shares of the same class or series owned by the owner, whether or not the shares so owned by him are registered in his name.

Section 1574. Notice of intention to dissent.

If the proposed corporate action is submitted to a vote at a meeting of shareholders of a business corporation, any person who wishes to dissent and obtain payment of the fair value of his shares must file with the corporation, prior to the vote, a written notice of intention to demand that he be paid the fair value of his shares if the proposed action is effectuated, must effect no change in the beneficial ownership of his shares from the date of such filing continuously through the effective date of the proposed action and must refrain from voting his shares in approval of such action. A dissenter who fails in any respect shall not acquire any right to payment of the fair value of his shares under this subchapter. Neither a proxy nor a vote against the proposed corporate action shall constitute the written notice required by this section.

Section 1575. Notice to demand payment.

(a) General rule. If the proposed corporate action is approved by the required vote at a meeting of shareholders of a business corporation, the corporation shall mail a further notice to all dissenters who gave due notice of intention to demand payment of the fair value of their shares and who refrained from voting in favor of the proposed action. If the proposed corporate action is to be taken without a vote of shareholders, the corporation shall send to all shareholders who are entitled to dissent and demand payment of the fair value of their shares a notice of the adoption of the plan or other corporate action. In either case, the notice shall:

(1) State where and when a demand for payment must be sent and certificates for certificated shares must be deposited in order to obtain payment.

(2) Inform holders of uncertificated shares to what extent transfer of shares will be restricted from the time that demand for payment is received.

(3) Supply a form for demanding payment that includes a request for certification of the date on which the shareholder, or the person on whose beneficial shareholder dissents, acquired beneficial ownership of the shares.

(4) Be accompanied by a copy of this subchapter.

(b) Time for receipt of demand for payment. The time set for receipt of the demand and deposit of certificated shares shall be not less than 30 days from the mailing of the notice.

Section 1576. Failure to comply with notice to demand payment, etc.

(a) Effect of failure of shareholder to act. A shareholder who fails to timely demand payment, or fails (in the case of certificated shares) to timely deposit certificates, as required by a notice pursuant to section 1575 (relating to notice to demand payment) shall not have any right under this subchapter to receive payment of the fair value of his shares.

(b) Restriction on uncertificated shares. If the shares are not represented by certificates, the business corporation may restrict their transfer from the time of receipt of demand for payment until effectuation of the proposed corporate action or the release of restrictions under the terms of section 1577(a) (relating to failure to effectuate corporate action).

(c) Rights retained by shareholder. The dissenter shall retain all other rights of a shareholder until those rights are modified by effectuation of the proposed corporate action.

Section 1577. Release of restrictions or payment for shares.

(a) Failure to effectuate corporate action. Within 60 days after the date set for demanding payment and depositing certificates, if the business corporation has not effectuated the proposed corporate action, it shall return any certificates that have been deposited and release uncertificated shares from any transfer restrictions imposed by reason of the demand for payment.

(b) Renewal of notice to demand payment. When uncertified shares have been released from transfer restrictions and deposited certificates have been returned, the corporation may at any later time send a new notice conforming to the requirements of section 1575 (relating to notice to demand payment), with like effect.

(c) Payment of fair value of shares. Promptly after effectuation of the proposed corporate action, or upon timely receipt of demand for payment if the corporate action has already been effectuated, the corporation shall either remit to dissenters who have made demand and (if their shares are certificated) have deposited their certificates the amount that the corporation estimates to be the fair value of the shares, or give written notice that no remittance under this section will be made. The remittance or notice shall be accompanied by:

(1) The closing balance sheet and statement of income of the issuer of the shares held or owned by the dissenter for a fiscal year ending not more than 16 months before the date of remittance or notice together with the latest available interim financial statements.

(2) A statement of the corporation’s estimate of the fair value of the shares.

(3) A notice of the right of the dissenter to demand payment or supplemental payment, as the case may be, accompanied by a copy of this subchapter.

(d) Failure to make payment. If the corporation does not remit the amount of its estimate of the fair value of the shares as provided by subsection (c), it shall return any certificates that have been deposited and release uncertificated shares from any transfer restrictions imposed by reason of the demand for payment. The corporation may make a notation on any such certificate or on the records of the corporation relating to any such uncertificated shares that such demand has been made. If shares with respect to which notation has been so made shall be transferred, each new certificate issued therefor or the records relating to any transferred uncertificated shares shall bear a similar notation, together with the name of the original dissenting holder or owner of such shares. A transferee of such shares shall not acquire by such transfer any rights in the corporation other than those which the original dissenter had after making demand for payment of their fair value.

Section 1578. Estimate by dissenter of fair value of shares.

(a) General rule. If the business corporation gives notice of its estimate of the fair value of the shares, without remitting such amount, or remits payment of its estimate of the fair value of a dissenter’s shares as permitted by section 1577(c) (relating to payment of fair value of shares) and the dissenter believes that the amount stated or remitted is less than the fair value of his shares, he may send to the corporation his own estimate of the fair value of the shares, which shall be deemed a demand for payment of the amount or the deficiency.

(b) Effect of failure to file estimate. Where the dissenter does not file his own estimate under subsection (a) within 30 days after the mailing by the corporation of its remittance or notice, the dissenter shall be entitled to no more than the amount stated in the notice or remitted to him by the corporation.

Section 1579. Valuation proceedings generally.

(a) General rule. Within 60 days after the latest of:

(1) effectuation of the proposed corporate action;

(2) timely receipt of any demands for payment under section 1575 (relating to notice to demand payment); or

(3) timely receipt of any estimates pursuant to section 1578 (relating to estimate by dissenter of fair value of shares);

if any demands for payment remain unsettled, the business corporation may file in court an application for relief requesting that the fair value of the shares be determined by the court.

(b) Mandatory joinder of dissenters. All dissenters, wherever residing, whose demands have not been settled shall be made parties to the proceeding as in an action against their shares. A copy of the application shall be served on each such dissenter. If a dissenter is a nonresident, the copy may be served on him in the manner provided or prescribed by or pursuant to 42 Pa. C.S. Ch. 53 (relating to bases of jurisdiction and interstate and international procedure).

(c) Jurisdiction of the court. The jurisdiction of the court shall be plenary and exclusive. The court may appoint an appraiser to receive evidence and recommend a decision on the issue of fair value. The appraiser shall have such power and authority as may be specified in the order of appointment or in any amendment thereof.

(d) Measure of recovery. Each dissenter who is made a party shall be entitled to recover the amount by which the fair value of his shares is found to exceed the amount, if any, previously remitted, plus interest.

(e) Effect of corporation’s failure to file application. If the corporation fails to file an application as provided in subsection (a), any dissenter who made a demand and who has not already settled his claim against the corporation may do so in the name of the corporation at any time within 30 days after the expiration of the 60-day period. If a dissenter does not file an application within the 30-day period, each dissenter entitled to file an application shall be paid the corporation’s estimate of the fair value of the shares and no more, and may bring an action to recover any amount not previously remitted.

Section 1580. Costs and expenses of valuation proceedings.

(a) General rule. The costs and expenses of any proceeding under section 1579 (relating to valuation proceedings generally) including the reasonable compensation and expenses of the appraiser appointed by the court, shall be determined by the court and assessed against the business corporation except that any part of the costs and expenses may be apportioned and assessed as the court deems appropriate against all or some of the dissenters who are parties and whose action in demanding supplemental payment under section 1578 (relating to estimate by dissenter of fair value of shares) the court finds to be dilatory, obdurate, arbitrary, vexatious or in bad faith.

(b) Assessment of counsel fees and expert fees where lack of good faith appears. Fees and expenses of counsel and of experts for the respective parties may be assessed as the court deems appropriate against the corporation and in favor of any or all dissenters if the corporation failed to comply substantially with the requirements of this subchapter and may be assessed against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses arc assessed acted in bad faith or in a dilatory, obdurate, arbitrary or vexatious manner in respect to the rights provided by this subchapter.

(c) Award of fees for benefits to other dissenters. If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and should not be assessed against the corporation, it may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

PART II – INFORMATION NOT REQUIRED IN PROXY STATEMENT/PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

Pennsylvania law provides that a Pennsylvania corporation may indemnify directors, officers, employees and agents of the corporation against liabilities they may incur in such capacities for any action taken or any failure to act, whether or not the corporation would have the power to indemnify the person under any provision of law, unless such action or failure to act is determined by a court to have constituted recklessness or willful misconduct. Pennsylvania law also permits the adoption of a bylaw amendment, approved by shareholders, providing for the elimination of a director’s liability for monetary damages for any action taken or any failure to take any action unless (i) the director has breached or failed to perform the duties of his office and (ii) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

Our bylaws provide for (i) indemnification of our directors, officers, employees and agents and (ii) the elimination of a director’s liability for monetary damages, to the fullest extent permitted by Pennsylvania law unless the director has breached or failed to perform the duties of his or her office under Subchapter B of Chapter 17 of the Pennsylvania Business Corporation Law, and such breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

Directors and officers also are insured against certain liabilities for their actions, as such, by an insurance policy obtained by us.

Item 21.	Exhibits and Financial Statement Schedules.

Exhibit Number	Description
2.1	Plan of Conversion from Mutual to Stock Organization of Educators Mutual Life Insurance Company adopted March 17, 2005, as amended June 9, 2005 and November 17, 2005. (Incorporated by reference from Exhibit 2.1 to the Eastern Insurance Holdings, Inc. Registration Statement No. 333- 128913 on Form S-1).

2.2	Agreement and Plan of Reorganization dated March 17, 2005, between and among Educators Mutual Life Insurance Company, Eastern Insurance Holdings, Inc., and Eastern Holding Company, Ltd. (Included as Annex A hereto).

3.1	Articles of Incorporation of Eastern Insurance Holdings, Inc. (Incorporated by reference from Exhibit 3.1 to the Eastern Insurance Holdings, Inc. Registration Statement No. 333- 128913 on Form S-1).

3.2	Bylaws of Eastern Insurance Holdings, Inc. (Incorporated by reference from Exhibit 3.2 to the Eastern Insurance Holdings, Inc. Registration Statement No. 333- 128913 on Form S-1).

4.1	Form of Stock Certificate of Eastern Insurance Holdings, Inc. (Incorporated by reference from Exhibit 4.1 to the Eastern Insurance Holdings, Inc. Registration Statement No. 333- 128913 on Form S-1).

5.1	Opinion of Stevens & Lee P.C. regarding legality of stock of Eastern Insurance Holdings, Inc. being issued

8.1	Private letter ruling dated December 13, 2005, issued by the Internal Revenue Service. (Incorporated by reference from Exhibit 8.1 to the Eastern Insurance Holdings, Inc. Registration Statement No. 333- 128913 on Form S-1).

10.1	Transition Agreement, dated March 4, 2005, between Educators Insurance Company and Alex T. Schneebacher. (Incorporated by reference from Exhibit 10.1 to the Eastern Insurance Holdings, Inc. Registration Statement No. 333- 128913 on Form S-1).

10.2	Employee Stock Ownership Plan of Eastern Insurance Holdings, Inc. (Incorporated by reference from Exhibit 10.2 to the Eastern Insurance Holdings, Inc. Registration Statement No. 333- 128913 on Form S-1).

10.3	Stock Compensation Plan of Eastern Insurance Holdings, Inc. (Incorporated by reference from Exhibit 10.3 to the Eastern Insurance Holdings, Inc. Registration Statement No. 333- 128913 on Form S-1).

10.4	Employment Agreement, dated March 17, 2005, between Eastern Holding Company, Ltd. and Bruce M. Eckert. (Incorporated by reference from Exhibit 10.4 to the Eastern Insurance Holdings, Inc. Registration Statement No. 333- 128913 on Form S-1).

10.5	Employment Agreement, dated March 17, 2005, between Eastern Holding Company, Ltd. and Michael L. Boguski. (Incorporated by reference from Exhibit 10.5 to the Eastern Insurance Holdings, Inc. Registration Statement No. 333- 128913 on Form S-1).

10.6	Employment Agreement, dated March 17, 2005, between Eastern Holding Company, Ltd. and Kevin M. Shook. (Incorporated by reference from Exhibit 10.6 to the Eastern Insurance Holdings, Inc. Registration Statement No. 333- 128913 on Form S-1).

10.7	Employment Agreement, dated March 17, 2005, between Eastern Holding Company, Ltd. and Robert A. Gilpin. (Incorporated by reference from Exhibit 10.7 to the Eastern Insurance Holdings, Inc. Registration Statement No. 333- 128913 on Form S-1).

10.8	Employment Agreement, dated March 17, 2005, between Eastern Holding Company, Ltd. and Suzanne M. Emmet. (Incorporated by reference from Exhibit 10.8 to the Eastern Insurance Holdings, Inc. Registration Statement No. 333- 128913 on Form S-1).

10.9	Reinsurance Trust Agreement, effective October 1, 2003, among Educators Mutual Life Insurance Company, London Life Reinsurance Company and Wachovia Bank N.A. (Incorporated by reference from Exhibit 10.9 to the Eastern Insurance Holdings, Inc. Registration Statement No. 333- 128913 on Form S-1).

10.10	Coinsurance Agreement, effective October 1, 2003, between Educators Mutual Life Insurance Company and London Life Reinsurance Company. (Incorporated by reference from Exhibit 10.10 to the Eastern Insurance Holdings, Inc. Registration Statement No. 333- 128913 on Form S-1).

10.11	Stop Loss Reinsurance Agreement, dated October 1, 2003, between London Life International Reinsurance Corporation and Educators Mutual Life Insurance Company. (Incorporated by reference from Exhibit 10.11 to the Eastern Insurance Holdings, Inc. Registration Statement No. 333- 128913 on Form S-1).

10.12	Reinsurance Agreement, dated July 1, 1999, between Educators Mutual Life Insurance Company and Hartford Life & Accident Insurance Company. (Incorporated by reference from Exhibit 10.12 to the Eastern Insurance Holdings, Inc. Registration Statement No. 333- 128913 on Form S-1).

10.13	Service Agreement, effective May 1, 2001, between Reassure America Life Insurance Company and Educators Mutual Life Insurance Company. (Incorporated by reference from Exhibit 10.13 to the Eastern Insurance Holdings, Inc. Registration Statement No. 333- 128913 on Form S-1).

10.14	Excess of Loss Reinsurance Agreement, effective January 1, 2002, as amended by addendums with an effective date of February 1, 2004, between Educators Mutual Life Insurance Company and Swiss Re Life and Health America Inc. (Incorporated by reference from Exhibit 10.14 to the Eastern Insurance Holdings, Inc. Registration Statement No. 333- 128913 on Form S-1).

10.15	Group Life Reinsurance Agreement No. 900108, effective July 1, 1995, as amended by addendums with effective dates of July 1, 1995, March 15, 2000, July 1, 2000, July 1, 2001, March 1, 2002, July 1, 2002, and July 1, 2004, between Educators Mutual Life Insurance Company and Connecticut General Life Insurance Company. (Incorporated by reference from Exhibit 10.15 to the Eastern Insurance Holdings, Inc. Registration Statement No. 333- 128913 on Form S-1).

10.16	Agreement for Disability Administrative Services, effective July 1, 2005, between Educators Mutual Life Insurance Company and Disability Reinsurance Management Services, Inc. (Incorporated by reference from Exhibit 10.16 to the Eastern Insurance Holdings, Inc. Registration Statement No. 333- 128913 on Form S-1).

10.17	Quota Share Disability Reinsurance Agreement, effective January 1, 2003, between Educators Mutual Life Insurance Company and Fortis Benefits Insurance Company. (Incorporated by reference from Exhibit 10.17 to the Eastern Insurance Holdings, Inc. Registration Statement No. 333- 128913 on Form S-1).

10.18	Interests and Liabilities Contract to the Workers’ Compensation Reinsurance Agreement, effective May 1, 2005, between Eastern Alliance Insurance Company and/or Allied Eastern Indemnity Company and/or Eastern Re Ltd., S.P.C., and Certain Insurance and Reinsurance Companies (Reinsurers have a 28% participation). (Incorporated by reference from Exhibit 10.18 to the Eastern Insurance Holdings, Inc. Registration Statement No. 333- 128913 on Form S-1).

10.19	Interests and Liabilities Contract to the Workers’ Compensation Reinsurance Agreement, effective May 1, 2005, between Eastern Alliance Insurance Company and/or Allied Eastern Indemnity Company and/or Eastern Re Ltd., S.P.C., and Underwriting Members of Lloyd’s (Reinsurers have participations of 45.50% of part 1, 50.50% of part 2 and 45.50% of part 3). (Incorporated by reference from Exhibit 10.19 to the Eastern Insurance Holdings, Inc. Registration Statement No. 333- 128913 on Form S-1).

10.20	Interests and Liabilities Contract to the Workers’ Compensation Reinsurance Agreement, effective May 1, 2005, between Eastern Re Ltd., S.P.C. and/or Eastern Alliance Insurance Company and/or Allied Eastern Indemnity Company, and Certain Insurance and Reinsurance Companies (Reinsurers have participations of 54.50% of part 1, 49.50% of part 2 and 54.50% of part 3). (Incorporated by reference from Exhibit 10.20 to the Eastern Insurance Holdings, Inc. Registration Statement No. 333- 128913 on Form S-1).

10.21	Interests and Liabilities Contract to the Workers’ Compensation Reinsurance Agreement, effective May 1, 2005, between Eastern Alliance Insurance Company and/or Allied Eastern Indemnity Company and/or Eastern Re Ltd., S.P.C., and Underwriting Members of Lloyd’s (Reinsurers have a participation of 72%). (Incorporated by reference from Exhibit 10.21 to the Eastern Insurance Holdings, Inc. Registration Statement No. 333- 128913 on Form S-1).

10.22	Interests and Liabilities Contract to the Workers’ Compensation Reinsurance Agreement, effective May 1, 2005, between Eastern Alliance Insurance Company and/or Allied Eastern Indemnity Company, and Underwriting Members of Lloyd’s (Reinsurers have participations of 52% of part 1 and 59% of part 2). (Incorporated by reference from Exhibit 10.22 to the Eastern Insurance Holdings, Inc. Registration Statement No. 333- 128913 on Form S-1).

10.23	Interests and Liabilities Contract to the Workers’ Compensation Reinsurance Agreement, effective May 1, 2005, between Eastern Alliance Insurance Company and/or Allied Eastern Indemnity Company and/or Eastern Re Ltd., S.P.C., and Underwriting Members of Lloyd’s (Reinsurers have a participation of 72.25%). (Incorporated by reference from Exhibit 10.23 to the Eastern Insurance Holdings, Inc. Registration Statement No. 333- 128913 on Form S-1).

10.24	Interests and Liabilities Contract to the Workers’ Compensation Reinsurance Agreement, effective May 1, 2005, between Eastern Alliance Insurance Company and/or Allied Eastern Indemnity Company, and Certain Insurance and Reinsurance Companies (Reinsurers have participations of 48% of part 1 and 41% of part 2). (Incorporated by reference from Exhibit 10.24 to the Eastern Insurance Holdings, Inc. Registration Statement No. 333- 128913 on Form S-1).

10.25	Interests and Liabilities Contract to the Workers’ Compensation Reinsurance Agreement, effective May 1, 2005, between Eastern Alliance Insurance Company and/or Allied Eastern Indemnity Company and/or Eastern Re Ltd., S.P.C., and Certain Insurance and Reinsurance Companies (Reinsurers have a 27.75% participation). (Incorporated by reference from Exhibit 10.25 to the Eastern Insurance Holdings, Inc. Registration Statement No. 333- 128913 on Form S-1).

10.26	Officer Retention Agreement dated March 4, 2005, between M. Christine Gimber and Educators Mutual Life Insurance Company. (Incorporated by reference from Exhibit 10.27 to the Eastern Insurance Holdings, Inc. Registration Statement No. 333- 128913 on Form S-1).

21	Subsidiaries of Eastern Insurance Holdings, Inc. (Incorporated by reference from Exhibit 21 to the Eastern Insurance Holdings, Inc. Registration Statement No. 333- 128913 on Form S-1).

23.1	Consent of PricewaterhouseCoopers LLP

23.2	Consent of Beard Miller Company LLP

23.3	Consent of Stevens & Lee P.C. (included in Exhibit 5.1 hereto)

24.1	Power of Attorney (included in signature page)

99.1	Opinion of Griffin Financial Group LLC (included as Annex B to proxy statement/prospectus)

99.2	Form of Proxy for Eastern Holdings Company, Ltd. special meeting of shareholders

(b) Financial Statement Schedules

None Required.

Item 22.	Undertakings.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted against the registrant by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated herein by reference into the proxy statement/prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it become effective.

The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

The registrant undertakes that every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to requirements of the Securities Act of 1933, the registrant has duly caused this registration statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lancaster, Commonwealth of Pennsylvania, on December 21, 2005.

EASTERN INSURANCE HOLDINGS, INC.

By:	/s/ BRUCE M. ECKERT
Bruce M. Eckert, Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Bruce M. Eckert, Robert M. McAlaine, Kevin M. Shook and Jeffrey P. Waldron, and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on December 21, 2005:

Signature

/s/ BRUCE M. ECKERT Bruce M. Eckert	Chief Executive Officer (Principal Executive Officer) and Director	December 21, 2005

/s/ KEVIN M. SHOOK Kevin M. Shook	Treasurer and Chief Financial Officer (Principal Financial and Accounting Officer)	December 21, 2005

/s/ ROBERT M. MCALAINE Robert M. McAlaine	Chairman and Director	December 21, 2005

Lawrence W. Bitner	Director	December 21, 2005

/s/ PAUL R. BURKE	Director	December 21, 2005

Paul R. Burke

/s/ RONALD L. KING	Director	December 21, 2005

Ronald L. King

/s/ SCOTT C. PENWELL	Director	December 21, 2005

Scott C. Penwell

/s/ JOHN O. SHIRK	Director	December 21, 2005

John O. Shirk

/s/ W. LLOYD SNYDER III	Director	December 21, 2005

W. Lloyd Snyder III

/s/ RICHARD STEVENS III	Director	December 21, 2005

Richard Stevens III

/s/ CHARLES H. VETTERLEING, JR.	Director	December 21, 2005

Charles H. Vetterlein, Jr.

/s/ JAMES L. ZECH	Director	December 21, 2005

James L. Zech

EXHIBIT INDEX

Exhibit Number	Description

2.1	Plan of Conversion from Mutual to Stock Organization of Educators Mutual Life Insurance Company adopted March 17, 2005, as amended June 9, 2005. (Incorporated by reference from Exhibit 2.1 to the Eastern Insurance Holdings, Inc. Registration Statement No. 333- 128913 on Form S-1).

2.2	Agreement and Plan of Reorganization dated March 17, 2005, between and among Educators Mutual Life Insurance Company, Eastern Insurance Holdings, Inc., and Eastern Holding Company, Ltd. (Included as Annex A hereto).

3.1	Articles of Incorporation of Eastern Insurance Holdings, Inc. (Incorporated by reference from Exhibit 3.1 to the Eastern Insurance Holdings, Inc. Registration Statement No. 333- 128913 on Form S-1).

3.2	Bylaws of Eastern Insurance Holdings, Inc. (Incorporated by reference from Exhibit 3.2 to the Eastern Insurance Holdings, Inc. Registration Statement No. 333- 128913 on Form S-1).

4.1	Form of Stock Certificate of Eastern Insurance Holdings, Inc. (Incorporated by reference from Exhibit 4.1 to the Eastern Insurance Holdings, Inc. Registration Statement No. 333- 128913 on Form S-1).

5.1	Opinion of Stevens & Lee P.C. regarding legality of stock of Eastern Insurance Holdings, Inc. being issued

8.1	Private letter ruling dated December 13, 2005, issued by the Internal Revenue Service. (Incorporated by reference from Exhibit 8.1 to the Eastern Insurance Holdings, Inc. Registration Statement No. 333- 128913 on Form S-1).

10.1	Transition Agreement, dated March 4, 2005, between Educators Insurance Company and Alex T. Schneebacher. (Incorporated by reference from Exhibit 10.1 to the Eastern Insurance Holdings, Inc. Registration Statement No. 333- 128913 on Form S-1).

10.2	Employee Stock Ownership Plan of Eastern Insurance Holdings, Inc. (Incorporated by reference from Exhibit 10.2 to the Eastern Insurance Holdings, Inc. Registration Statement No. 333- 128913 on Form S-1).

10.3	Stock Compensation Plan of Eastern Insurance Holdings, Inc. (Incorporated by reference from Exhibit 10.3 to the Eastern Insurance Holdings, Inc. Registration Statement No. 333- 128913 on Form S-1).

10.4	Employment Agreement, dated March 17, 2005, between Eastern Holding Company, Ltd. and Bruce M. Eckert. (Incorporated by reference from Exhibit 10.4 to the Eastern Insurance Holdings, Inc. Registration Statement No. 333- 128913 on Form S-1).

10.5	Employment Agreement, dated March 17, 2005, between Eastern Holding Company, Ltd. and Michael L. Boguski. (Incorporated by reference from Exhibit 10.5 to the Eastern Insurance Holdings, Inc. Registration Statement No. 333- 128913 on Form S-1).

10.6	Employment Agreement, dated March 17, 2005, between Eastern Holding Company, Ltd. and Kevin M. Shook. (Incorporated by reference from Exhibit 10.6 to the Eastern Insurance Holdings, Inc. Registration Statement No. 333- 128913 on Form S-1).

10.7	Employment Agreement, dated March 17, 2005, between Eastern Holding Company, Ltd. and Robert A. Gilpin. (Incorporated by reference from Exhibit 10.7 to the Eastern Insurance Holdings, Inc. Registration Statement No. 333- 128913 on Form S-1).

10.8	Employment Agreement, dated March 17, 2005, between Eastern Holding Company, Ltd. and Suzanne M. Emmet. (Incorporated by reference from Exhibit 10.8 to the Eastern Insurance Holdings, Inc. Registration Statement No. 333- 128913 on Form S-1).

10.9	Reinsurance Trust Agreement, effective October 1, 2003, among Educators Mutual Life Insurance Company, London Life Reinsurance Company and Wachovia Bank N.A. (Incorporated by reference from Exhibit 10.9 to the Eastern Insurance Holdings, Inc. Registration Statement No. 333- 128913 on Form S-1).

10.10	Coinsurance Agreement, effective October 1, 2003, between Educators Mutual Life Insurance Company and London Life Reinsurance Company. (Incorporated by reference from Exhibit 10.10 to the Eastern Insurance Holdings, Inc. Registration Statement No. 333- 128913 on Form S-1).

10.11	Stop Loss Reinsurance Agreement, dated October 1, 2003, between London Life International Reinsurance Corporation and Educators Mutual Life Insurance Company. (Incorporated by reference from Exhibit 10.11to the Eastern Insurance Holdings, Inc. Registration Statement No. 333- 128913 on Form S-1).

10.12	Reinsurance Agreement, dated July 1, 1999, between Educators Mutual Life Insurance Company and Hartford Life & Accident Insurance Company. (Incorporated by reference from Exhibit 10.12 to the Eastern Insurance Holdings, Inc. Registration Statement No. 333- 128913 on Form S-1).

10.13	Service Agreement, effective May 1, 2001, between Reassure America Life Insurance Company and Educators Mutual Life Insurance Company. (Incorporated by reference from Exhibit 10.13 to the Eastern Insurance Holdings, Inc. Registration Statement No. 333- 128913 on Form S-1).

10.14	Excess of Loss Reinsurance Agreement, effective January 1, 2002, as amended by addendums with an effective date of February 1, 2004, between Educators Mutual Life Insurance Company and Swiss Re Life and Health America Inc. (Incorporated by reference from Exhibit 10.14 to the Eastern Insurance Holdings, Inc. Registration Statement No. 333- 128913 on Form S-1).

10.15	Group Life Reinsurance Agreement No. 900108, effective July 1, 1995, as amended by addendums with effective dates of July 1, 1995, March 15, 2000, July 1, 2000, July 1, 2001, March 1, 2002, July 1, 2002, and July 1, 2004, between Educators Mutual Life Insurance Company and Connecticut General Life Insurance Company. (Incorporated by reference from Exhibit 10.15 to the Eastern Insurance Holdings, Inc. Registration Statement No. 333- 128913 on Form S-1).

10.16	Agreement for Disability Administrative Services, effective July 1, 2005, between Educators Mutual Life Insurance Company and Disability Reinsurance Management Services, Inc. (Incorporated by reference from Exhibit 10.16 to the Eastern Insurance Holdings, Inc. Registration Statement No. 333- 128913 on Form S-1).

10.17	Quota Share Disability Reinsurance Agreement, effective January 1, 2003, between Educators Mutual Life Insurance Company and Fortis Benefits Insurance Company. (Incorporated by reference from Exhibit 10.17 to the Eastern Insurance Holdings, Inc. Registration Statement No. 333- 128913 on Form S-1).

10.18	Interests and Liabilities Contract to the Workers’ Compensation Reinsurance Agreement, effective May 1, 2005, between Eastern Alliance Insurance Company and/or Allied Eastern Indemnity Company and/or Eastern Re Ltd., S.P.C., and Certain Insurance and Reinsurance Companies (Reinsurers have a 28% participation). (Incorporated by reference from Exhibit 10.18 to the Eastern Insurance Holdings, Inc. Registration Statement No. 333- 128913 on Form S-1).

10.19	Interests and Liabilities Contract to the Workers’ Compensation Reinsurance Agreement, effective May 1, 2005, between Eastern Alliance Insurance Company and/or Allied Eastern Indemnity Company and/or Eastern Re Ltd., S.P.C., and Underwriting Members of Lloyd’s (Reinsurers have participations of 45.50% of part 1, 50.50% of part 2 and 45.50% of part 3). (Incorporated by reference from Exhibit 10.19 to the Eastern Insurance Holdings, Inc. Registration Statement No. 333- 128913 on Form S-1).

10.20	Interests and Liabilities Contract to the Workers’ Compensation Reinsurance Agreement, effective May 1, 2005, between Eastern Re Ltd., S.P.C. and/or Eastern Alliance Insurance Company and/or Allied Eastern Indemnity Company, and Certain Insurance and Reinsurance Companies (Reinsurers have participations of 54.50% of part 1, 49.50% of part 2 and 54.50% of part 3). (Incorporated by reference from Exhibit 10.20 to the Eastern Insurance Holdings, Inc. Registration Statement No. 333- 128913 on Form S-1).

10.21	Interests and Liabilities Contract to the Workers’ Compensation Reinsurance Agreement, effective May 1, 2005, between Eastern Alliance Insurance Company and/or Allied Eastern Indemnity Company and/or Eastern Re Ltd., S.P.C., and Underwriting Members of Lloyd’s (Reinsurers have a participation of 72%). (Incorporated by reference from Exhibit 10.21 to the Eastern Insurance Holdings, Inc. Registration Statement No. 333- 128913 on Form S-1).

10.22	Interests and Liabilities Contract to the Workers’ Compensation Reinsurance Agreement, effective May 1, 2005, between Eastern Alliance Insurance Company and/or Allied Eastern Indemnity Company, and Underwriting Members of Lloyd’s (Reinsurers have participations of 52% of part 1 and 59% of part 2). (Incorporated by reference from Exhibit 10.22 to the Eastern Insurance Holdings, Inc. Registration Statement No. 333- 128913 on Form S-1).

10.23	Interests and Liabilities Contract to the Workers’ Compensation Reinsurance Agreement, effective May 1, 2005, between Eastern Alliance Insurance Company and/or Allied Eastern Indemnity Company and/or Eastern Re Ltd., S.P.C., and Underwriting Members of Lloyd’s (Reinsurers have a participation of 72.25%). (Incorporated by reference from Exhibit 10.23 to the Eastern Insurance Holdings, Inc. Registration Statement No. 333- 128913 on Form S-1).

10.24	Interests and Liabilities Contract to the Workers’ Compensation Reinsurance Agreement, effective May 1, 2005, between Eastern Alliance Insurance Company and/or Allied Eastern Indemnity Company, and Certain Insurance and Reinsurance Companies (Reinsurers have participations of 48% of part 1 and 41% of part 2). (Incorporated by reference from Exhibit 10.24 to the Eastern Insurance Holdings, Inc. Registration Statement No. 333- 128913 on Form S-1).

10.25	Interests and Liabilities Contract to the Workers’ Compensation Reinsurance Agreement, effective May 1, 2005, between Eastern Alliance Insurance Company and/or Allied Eastern Indemnity Company and/or Eastern Re Ltd., S.P.C., and Certain Insurance and Reinsurance Companies (Reinsurers have a 27.75% participation). (Incorporated by reference from Exhibit 10.25 to the Eastern Insurance Holdings, Inc. Registration Statement No. 333- 128913 on Form S-1).

10.26	Officer Retention Agreement dated March 4, 2005, between M. Christine Gimber and Educators Mutual Life Insurance Company. (Incorporated by reference from Exhibit 10.27 to the Eastern Insurance Holdings, Inc. Registration Statement No. 333- 128913 on Form S-1).

21	Subsidiaries of Eastern Insurance Holdings, Inc. (Incorporated by reference from Exhibit 21 to the Eastern Insurance Holdings, Inc. Registration Statement No. 333- 128913 on Form S-1).

23.1	Consent of PricewaterhouseCoopers LLP

23.2	Consent of Beard Miller Company LLP

23.3	Consent of Stevens & Lee P.C. (included in Exhibit 5.1 hereto)

24.1	Power of Attorney (included in signature page)

99.1	Opinion of Griffin Financial Group LLC (included as Annex B to proxy statement/prospectus)

99.2	Form of Proxy for Eastern Holdings Company, Ltd. special meeting of shareholders